As filed with the U.S. Securities and Exchange Commission on September 6, 2012

Registration No. 333-182303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EATON CORPORATION LIMITED

(Exact name of registrant as specified in its charter)

Ireland	3590	98-1059235
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(216) 523-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Moran

Senior Vice President and Secretary

Eaton Corporation

1111 Superior Avenue

Cleveland, OH 44114

(216) 523-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marni J. Lerner, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Mark M. McGuire, Esq. Executive Vice President and General Counsel Eaton Corporation 1111 Superior Avenue Cleveland, Ohio 44114-2584 (216) 523-5000	Bruce M. Taten, Esq. Senior Vice President, General Counsel and Chief Compliance Officer Cooper Industries plc c/o Cooper US, Inc. 600 Travis Street, Suite 5600 Houston, Texas 77002 (713) 209-8400	Daniel A. Neff, Esq. Gregory E. Ostling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger and the acquisition described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non–accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. If you are in any doubt about this transaction, you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted under the Investment Intermediaries Act, 1995 or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2012

PRELIMINARY COPY

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Eaton Corporation to be held on [—], 2012 at [—] local time, at Eaton Center, located at 1111 Superior Avenue, Cleveland, Ohio 44114.

As previously announced, on May 21, 2012, Eaton entered into a transaction agreement with Cooper Industries plc to acquire Cooper through the formation of a new holding company incorporated in Ireland that will be renamed Eaton Corporation plc, which is referred to as New Eaton. The acquisition of Cooper will be effected by means of a “scheme of arrangement” under Irish law, subject to the approval of the Irish High Court. As consideration for the acquisition, Cooper shareholders will receive $39.15 in cash and 0.77479 of a New Eaton ordinary share for each Cooper share.

In connection with the acquisition, Eaton will merge with Turlock Corporation, a wholly owned subsidiary of New Eaton. Each Eaton common share then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Eaton. After giving effect to the acquisition and the merger, Eaton shareholders are expected to own approximately 73% of New Eaton ordinary shares and Cooper shareholders are expected to own approximately 27% of New Eaton ordinary shares. The exchange of Eaton shares for New Eaton ordinary shares and cash in lieu of New Eaton fractional shares will be a taxable transaction to Eaton shareholders. The New Eaton ordinary shares are expected to be listed on the New York Stock Exchange under the symbol “ETN.” Based on the number of Eaton and Cooper shares outstanding as of the record date, the total number of New Eaton ordinary shares that is expected to be issued in connection with the acquisition and the merger is approximately [—].

We urge all Eaton shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page [—] of the accompanying joint proxy statement/prospectus.

Eaton is holding a special meeting of our shareholders to seek your approval to adopt the transaction agreement and approve the merger and certain related proposals. Your proxy is being solicited by the board of directors of Eaton. After careful consideration, our board of directors has unanimously approved the transaction agreement and determined that the terms of the acquisition will further the strategies and goals of Eaton. Our board of directors recommends unanimously that you vote “FOR” the proposal to adopt the transaction agreement and approve the merger and “FOR” the other proposals described in the accompanying joint proxy statement/prospectus. In considering the recommendation of the board of directors of Eaton, you should be aware that certain directors and executive officers of Eaton will have interests in the proposed transaction in addition to interests they might have as shareholders of Eaton. See “The Transaction—Interests of Certain Persons in the Transaction—Eaton.” Your vote is very important. Please vote as soon as possible whether or not you plan to attend the special meeting by following the instructions in the accompanying joint proxy statement/prospectus.

On behalf of the Eaton board of directors, thank you for your consideration and continued support.

Very truly yours,

Alexander M. Cutler Chairman and Chief Executive Officer Eaton Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated [—], 2012, and is first being mailed to shareholders of Eaton on or about [—], 2012.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Eaton from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Eaton at the following address and telephone number:

Eaton

1111 Superior Avenue

Cleveland, Ohio 44114

Attention: Investor Relations

(216) 523-4205

www.eaton.com “Investor Relations” tab

In addition, if you have questions about the transaction or the special meeting, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the contacts listed below. You will not be charged for any of the documents you request.

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017

(888) 55 PROXY (toll free)

(212) 616-2180 (banks and brokers collect)

MacKenzie Partners Inc.

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (call collect)

or

Toll-Free (800) 322-2885

If you would like to request documents, please do so by [—], 2012, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [     ] of the accompanying joint proxy statement/prospectus.

COOPER INDUSTRIES PLC

Unit F10, Maynooth Business Campus,

Maynooth, Ireland

To Our Shareholders:

You are cordially invited to attend two special meetings of the shareholders of Cooper Industries plc, which is referred to as Cooper. The first, the special court-ordered meeting, is to be held on [—], 2012 at [—] local time, at the Chase Tower in the 54th Floor conference room, located at 600 Travis Street, Houston, Texas 77002, and the second, the extraordinary general meeting, referred to as the EGM, is to be held on [—], 2012 at [—] local time, at the same location, or, if later, as soon as possible after the conclusion or adjournment of the special court-ordered meeting.

As previously announced, on May 21, 2012, Cooper entered into a transaction agreement with Eaton Corporation, which is referred to as Eaton, pursuant to which Eaton will acquire Cooper through the formation of a new holding company incorporated in Ireland, which is referred to as New Eaton. The acquisition of Cooper will be effected by means of a “scheme of arrangement” under Irish law.

As consideration for the acquisition, Cooper shareholders will receive $39.15 in cash and 0.77479 of a New Eaton ordinary share for each Cooper share. In connection with the acquisition, Eaton will merge with a wholly owned subsidiary of New Eaton. Each Eaton common share then issued and outstanding will be cancelled and automatically converted into the right to receive one New Eaton ordinary share. Upon completion of the merger and acquisition, based on the number of Eaton and Cooper shares outstanding as of the record date, the former shareholders of Eaton are expected to own approximately 73%, and the former shareholders of Cooper are expected to own approximately 27%, of the outstanding voting shares of New Eaton. The receipt of New Eaton shares and cash for Cooper ordinary shares will be a taxable transaction to Cooper shareholders.

You are being asked to vote on a proposal to approve the scheme at both special meetings, as well as three additional proposals being presented at the EGM that shareholders must approve in order to properly implement the scheme. You are also being asked to vote at the EGM on proposals relating to the creation of “distributable reserves,” which are required under Irish law in order for New Eaton to, among other things, be able to pay dividends in the future, as well as the non-binding advisory approval of specified compensatory arrangements between Cooper and its named executive officers relating to the transaction; however, the acquisition is not conditioned on approval of these proposals. The scheme also is subject to approval by the Irish High Court. More information about the transaction and the proposals is contained in the accompanying joint proxy statement/prospectus. We urge all Cooper shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference therein, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page [    ] of the accompanying joint proxy statement/prospectus.

Your proxy is being solicited by the board of directors of Cooper. After careful consideration, the board of directors of Cooper has unanimously determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the scheme, are fair to and in the best interests of Cooper and its shareholders and that the terms of the scheme are fair and reasonable. The Cooper board recommends unanimously that you vote “FOR” all proposals. In considering the recommendation of the Cooper board, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to the interests they might have as shareholders. Your vote is very important. Please vote as soon as possible, whether or not you plan to attend the special meetings, by following the instructions in the accompanying joint proxy statement/prospectus.

On behalf of the Cooper board of directors, thank you for your consideration and continued support.

Very truly yours,

Kirk Hachigian

Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, the accompanying joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The accompanying joint proxy statement/prospectus is dated [—], 2012, and is first being mailed to shareholders of Cooper on or about [—], 2012.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Cooper from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Cooper at the following address and telephone number:

Cooper

c/o Cooper US, Inc.

600 Travis Street, Suite 5600

Houston, Texas 77002

(713) 209-8400

www.cooperindustries.com “Investors” tab

In addition, if you have questions about the transaction or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the contact listed below. You will not be charged for any of the documents you request.

D.F. King and Co. Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(800) 859-8508 (toll free)

(212) 269-5550 (banks and brokers collect)

If you would like to request documents, please do so by [—], 2012, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [        ] of the accompanying joint proxy statement/prospectus.

EATON CORPORATION

Eaton Center

Cleveland, Ohio 44114

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:	[ ] local time
Date:	[—], 2012
Place:	Eaton Center, located at 1111 Superior Avenue, Cleveland, Ohio 44114.
Purpose:

(1) To adopt the transaction agreement, dated May 21, 2012, as amended by amendment no. 1 to the transaction agreement, dated June 22, 2012, among Eaton Corporation, Cooper Industries plc, Eaton Corporation Limited (formerly known as Abeiron Limited) (referred to in the accompanying joint proxy statement/prospectus as “New Eaton”), Abeiron II Limited (formerly known as Comdell Limited), Turlock B.V., Eaton Inc. and Turlock Corporation, approve the merger and approve the revised articles of association of New Eaton;

(2) To approve the reduction of capital of New Eaton to allow the creation of distributable reserves of New Eaton which are required under Irish law in order to allow New Eaton to make distributions and to pay dividends and repurchase or redeem shares following completion of the transaction;

(3) To consider and vote upon, on a non-binding advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction agreement; and

(4) To approve any motion to adjourn the Eaton special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Eaton special meeting to adopt the transaction agreement and approve the merger, (ii) to provide to Eaton shareholders in advance of the special meeting any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to the Eaton shareholders voting at the special meeting.

The enclosed joint proxy statement/prospectus describes the purpose and business of the special meeting, contains a detailed description of the merger and the transaction agreement and includes a copy of the transaction agreement, as amended, as Annex A and the conditions of the acquisition and the scheme as Annex B. Please read these documents carefully before deciding how to vote.

Record Date:	The record date for the Eaton special meeting has been fixed by the board of directors as the close of business on September 13, 2012. Eaton shareholders of record at that time are entitled to vote at the Eaton special meeting.

More information about the transaction and the proposals is contained in the accompanying joint proxy statement/prospectus. We urge all Eaton shareholders to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page [    ] of the accompanying joint proxy statement/prospectus.

The Eaton board of directors recommends unanimously that Eaton shareholders vote “FOR” the proposal to adopt the transaction agreement and approve the merger, “FOR” the proposal to reduce the capital of New Eaton to allow the creation of distributable reserves, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Eaton and its named executive officers and “FOR” the Eaton adjournment proposal.

By order of the Board of Directors

Thomas E. Moran

Senior Vice President and Secretary

[—], 2012

YOUR VOTE IS IMPORTANT

You may vote your shares by using a toll-free telephone number or electronically over the Internet as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote does not limit your right to vote in person at the special meeting. We strongly encourage you to vote.

COOPER INDUSTRIES PLC

Unit F10, Maynooth Business Campus

Maynooth, Ireland

NOTICE OF COURT MEETING OF SHAREHOLDERS

NOTICE OF COURT MEETING

IN THE HIGH COURT No. 2012/[—] COS

IN THE MATTER OF COOPER INDUSTRIES PLC

– and –

IN THE MATTER OF THE COMPANIES ACTS 1963 to 2012

NOTICE IS HEREBY GIVEN that by an Order dated [—] 2012 made in the above matters, the Irish High Court has directed a meeting (the “Court Meeting”) to be convened of the holders of the Scheme Shares (as defined in the proposed scheme of arrangement) of Cooper Industries plc (“Cooper”) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement pursuant to Section 201 of the Companies Act 1963 proposed to be made between Cooper and the holders of the Scheme Shares (and that such meeting will be held at the Chase Tower in the 54th Floor conference room, located at 600 Travis Street, Houston, Texas 77002, on [—] 2012, at [11:00 a.m.] (local time)), at which place and time all holders of the Scheme Shares entitled to vote thereat are invited to attend.

A copy of the scheme of arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 202 of the Companies Act 1963 are included in the document of which this Notice forms part.

Scheme Shareholders may vote in person at the Court Meeting or they may appoint another person, whether a Member of Cooper or not, as their proxy to attend, speak and vote in their stead. A PINK Form of Proxy for use at the Court Meeting is enclosed with this Notice. Completion and return of a Form of Proxy will not preclude a Scheme Shareholder from attending and voting in person at the Court Meeting, or any adjournment thereof, if that shareholder wishes to do so. Any alteration to the Form of Proxy must be initialed by the person who signs it.

It is requested that Forms of Proxy duly completed and signed, together with any power of attorney, if any, under which it is signed, be lodged with Cooper’s inspector of election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, no later than 11:59 p.m. (Eastern Time in the U.S.) on the day before the Court Meeting but, if forms are not so lodged, they may be handed to the Chairman of the Court Meeting before the start of the Court Meeting and will still be valid.

Scheme Shareholders may also submit a proxy or proxies via the Internet by accessing the inspector of election’s website (www.proxyvote.com) or vote by telephone (+1-800-690-6903) anytime up to 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the Court Meeting.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of Members of Cooper in respect of the joint holding.

Entitlement to attend and vote at the meeting, or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of Members of Cooper as of 11:59 p.m. (Eastern Time in the U.S.) on [—] 2012, which is referred to as the “Voting Record Time.” In each case, changes to the register of Members of Cooper after such time shall be disregarded for the purposes of being entitled to vote.

If the Form of Proxy is properly executed and returned to Cooper’s inspector of election, it will be voted in the manner directed by the shareholder executing it, or if no directions are given, will be voted at the discretion of the Chairman of the Court Meeting or any other person duly appointed as proxy by the shareholder.

In the case of a corporation, the Form of Proxy must be either under its Common Seal or under the hand of an officer or attorney, duly authorized.

By the said Order, the Irish High Court has appointed [—] or, failing him, [—], or, failing him, [—], to act as Chairman of the said meeting and has directed the Chairman to report the result thereof to the Irish High Court.

Subject to the approval of the resolution proposed at the meeting convened by this notice and the requisite resolutions to be proposed at the extraordinary general meeting of Cooper convened for [—] 2012, it is anticipated that the Irish High Court will order that the hearing of the petition to sanction the said scheme of arrangement will take place in the second half of 2012.

Terms shall have the same meaning in this Notice as they have in the joint proxy statement/prospectus accompanying this Notice.

The said scheme of arrangement will be subject to the subsequent sanction of the Irish High Court.

Issued shares and total voting rights

The total number of issued Scheme Shares held by Scheme Shareholders as of the Voting Record Time entitled to vote at the Court Meeting is [—]. The resolution at the Court Meeting shall be decided on a poll. Every holder of a Cooper ordinary share as of the Voting Record Time will have one vote for every Cooper ordinary share carrying voting rights of which he, she or it is the holder. A holder of a Cooper ordinary share as of the Voting Record Time (whether present in person or by proxy) who is entitled to more than one vote need not use all his, her or its votes or cast all his, her or its votes in the same way. To be passed, the resolution requires the approval of a majority in number of the shareholders of record of Cooper ordinary shares as of the Voting Record Time voting on the proposal representing at least 75 percent in value of the Scheme Shares held by such holders voting in person or by proxy.

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE COURT MEETING (WHETHER IN PERSON OR BY PROXY) SO THAT THE IRISH HIGH COURT CAN BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF COOPER SHAREHOLDER OPINION. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR BY INTERNET OR TELEPHONE IN THE MANNER PROVIDED ABOVE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

Dated [—] 2012

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Ireland

Solicitors for Cooper

COOPER INDUSTRIES PLC

Unit F10, Maynooth Business Campus

Maynooth, Ireland

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF COOPER INDUSTRIES PLC

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING (“EGM”) of Cooper Industries Plc (the “Company”) will be held at the Chase Tower in the 54th Floor conference room, located at 600 Travis Street, Houston, Texas 77002, on [—] 2012 at [11:30 a.m.] (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting (as defined in the scheme of arrangement which is included in the document of which this Notice forms part)) for the purpose of considering and, if thought fit, passing the following resolutions of which Resolutions 1, 3, 5, 6 and 7 will be proposed as ordinary resolutions and Resolutions 2 and 4 as special resolutions:

1.	Ordinary Resolution: To approve the Scheme of Arrangement

That, subject to the approval by the requisite majorities of the Scheme of Arrangement (as defined in the document of which this Notice forms part) at the Court Meeting, the Scheme of Arrangement (a copy of which has been produced to this meeting and for the purposes of identification signed by the Chairman thereof) in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court be approved and the directors of Cooper be authorised to take all such action as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.

2.	Special Resolution: Cancellation of Cooper Shares pursuant to the Scheme of Arrangement

That, subject to the passing of Resolution 1 (above) and to the confirmation of the Irish High Court pursuant to Section 72 of the Companies Act 1963, the issued capital of Cooper be reduced by cancelling and extinguishing all the Cancellation Shares (as defined in the Scheme of Arrangement) but without thereby reducing the authorised share capital of Cooper.

3.	Ordinary Resolution: Directors’ authority to allot securities and application of reserves

That, subject to the passing of Resolutions 1 and 2 and in this notice of meeting:

(i)	the directors of Cooper be and are hereby generally authorised pursuant to and in accordance with Section 20 of the Companies (Amendment) Act 1983 to give effect to this resolution and accordingly to effect the allotment of the New Cooper Shares (as defined in the Scheme of Arrangement) referred to in paragraph (ii) below provided that (i) this authority shall expire on 31 December 2013, (ii) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be an amount equal to nominal value of the Cancellation Shares and (iii) this authority shall be without prejudice to any other authority under the said Section 20 previously granted before the date on which this resolution is passed; and

(ii)

forthwith upon the reduction of capital referred to in Resolution 2 above taking effect, the reserve credit arising in the books of account of Cooper as a result of the cancellation of the Cancellation Shares be applied in paying up in full at par such number of New Cooper Shares as shall be equal to the aggregate of the number of Cancellation Shares cancelled pursuant to Resolution 2 above, such new Cooper Shares to be allotted and issued to Eaton Corporation Limited and/or its nominee(s) credited as fully paid up and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.

4.	Special Resolution: Amendment to Articles

That, subject to the Scheme becoming effective, the Articles of Association of Cooper be amended by adding the following new Article 108:

108. Scheme of Arrangement

(a)	In these Articles, the “Scheme” means the scheme of arrangement dated [—] 2012 between the Company and the holders of the Scheme Shares under Section 201 of the Companies Act 1963 in its original form or with or subject to any modification, addition or condition approved or imposed by the Irish High Court and expressions defined in the Scheme and (if not so defined) in the document containing the explanatory statement circulated with the Scheme under Section 202 of the Companies Act 1963 shall have the same meanings in this Article.

(b)	Notwithstanding any other provision of these Articles, if the Company allots and issues any Ordinary Shares (other than to Eaton Corporation public limited company incorporated in Ireland, (company number 512978 (“New Eaton”) or its nominee(s) (holding on bare trust for New Eaton)) on or after the Voting Record Time and prior to 10:00 p.m. (Irish time) on the day before the date on which the Scheme becomes effective (the “Scheme Record Time”), such shares shall be allotted and issued subject to the terms of the Scheme and the holder or holders of those shares shall be bound by the Scheme accordingly.

(c)	Notwithstanding any other provision of these Articles, if any new Ordinary Shares are allotted or issued to any person (a “new member”) (other than under the Scheme or to New Eaton or any subsidiary undertaking of New Eaton or anyone acting on behalf of New Eaton (holding on bare trust for New Eaton) at or after the Scheme Record Time, New Eaton will, provided the Scheme has become effective, have such shares transferred immediately, free of all encumbrances, to New Eaton and/or its nominee(s) (holding on bare trust for New Eaton) in consideration of and conditional on the payment by New Eaton to the new member of the consideration to which the new member would have been entitled under the terms of the Scheme had such shares transferred to New Eaton hereunder been a Scheme Share, such new Cooper Shares to rank pari passu in all respects with all other Cooper Shares for the time being in issue and ranking for any dividends or distributions made, paid or declared thereon following the date on which the transfer of such new Cooper Shares is executed.

(d)	In order to give effect to any such transfer required by this Article 108, the Company may appoint any person to execute and deliver a form of transfer on behalf of, or as attorney for, the new member in favour of New Eaton and/or its nominee(s) (holding on bare trust for New Eaton). Pending the registration of New Eaton as a holder of any share to be transferred under this Article 108, the new member shall not be entitled to exercise any rights attaching to any such share unless so agreed by New Eaton and New Eaton shall be irrevocably empowered to appoint a person nominated by the Directors of New Eaton to act as attorney on behalf of any holder of that share in accordance with any directions New Eaton gives in relation to any dealings with or disposal of that share (or any interest in it), exercising any rights attached to it or receiving any distribution or other benefit accruing or payable in respect of it and any holders of that share must exercise all rights attaching to it in accordance with the directions of New Eaton. The Company shall not be obliged to issue a certificate to the new member for any such share.

5.	Ordinary Resolution: Creation of Distributable Reserves of New Eaton

That the reduction of all of the share premium of New Eaton resulting from the issuance of New Eaton Shares (as defined in the Scheme of Arrangement) pursuant to (i) the Scheme of Arrangement and (ii) a subscription for New Eaton Shares by Eaton Inc. prior to the merger, in order to create distributable reserves of New Eaton be approved.

6.	Ordinary Resolution (non-binding, advisory): Approval of specified compensatory arrangement between Cooper and its named executive officers

That, on a non-binding advisory basis, specified compensatory arrangements between Cooper and its named executive officers relating to the transaction (as more particularly described in the section of the accompanying joint proxy statement/prospectus captioned “Interests of Certain Persons in the Transaction—Cooper”) be approved.

7.	Ordinary Resolution: Adjournment of the EGM

That any motion by the Chairman to adjourn the EGM, or any adjournments thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme, or the other resolutions set out at 2 through 6 above, be approved.

By order of the Board Company Secretary Terrance V. Helz Dated: [—] 2012	Cooper Industries plc Unit F10, Maynooth Business Campus Straffan Road Maynooth Co. Kildare

Notes:

1.	A shareholder of Cooper entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend on the same occasion. A proxy need not be a shareholder of Cooper. Appointment of a proxy will not preclude a Cooper shareholder from attending and voting at the meeting should the shareholder subsequently wish to do so. To be effective, the form of proxy, duly completed and signed together with any power of attorney, if any, under which it is signed must be deposited with Cooper’s inspector of election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, no later than 11:59 p.m. (Eastern Time in the U.S.) on the day before the EGM. Alternatively, shareholders may also submit a proxy or proxies via the Internet by accessing the inspector of election’s website (www.proxyvote.com) or to vote by telephone (+1-800-690-6903) anytime up to 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the EGM.

2.	If the Form of Proxy is properly executed and returned to Cooper’s inspector of election, it will be voted in the manner directed by the shareholder executing it or, if no directions are given, will be voted at the discretion of the Chairman of the EGM or any other person duly appointed as proxy by the shareholder.

3.	In the case of a corporation, the Form of Proxy must be either under its Common Seal or under the hand of an officer or attorney, duly authorised.

4.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members of Cooper in respect of the joint holding.

5.	The completion and return of the Form of Proxy will not preclude a member from attending and voting at the meeting in person.

6.	In accordance with article 17 of Cooper’s articles of association, the board of directors of Cooper has determined that only holders of record of Ordinary Shares of Cooper as of 11:59 p.m. (Eastern Time in the U.S.) on [—], 2012 may vote at the EGM or any adjournment thereof. Changes to the register of Members of Cooper after such time shall be disregarded for the purposes of being entitled to vote.

7.	Terms shall have the same meaning in this Notice as they have in the scheme of arrangement included in the joint proxy statement/prospectus accompanying this Notice.

8.	Any alteration to the Form of Proxy must be initialled by the person who signs it.

9.	Only holders of record of Ordinary Shares of Cooper as of the Voting Record Time are entitled to notice of and to vote at the EGM or any adjournments of the EGM. A person who holds shares “beneficially” will not be the holder of record. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Where persons hold shares beneficially through a bank, broker or other nominee, the nominee may generally vote the shares it holds in accordance with instructions received. Therefore, beneficial holders should follow the instructions provided by their nominee when voting their shares. Persons holding shares beneficially through a nominee who plan to attend the EGM should bring photo identification and proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker holding their shares, confirming their beneficial ownership of such shares as of the Voting Record Time for the EGM. Persons holding shares beneficially through a nominee who plan to vote at the meeting must obtain a legal proxy from the nominee, and should contact their nominee for instructions on how to obtain such a legal proxy. See “The Special Meetings of Cooper’s Shareholders” of the accompanying joint proxy statement/prospectus.

10.	The Scheme is subject to the approval of the Scheme by the requisite shareholder majorities at the Court Meeting, the passing of resolutions 1 through 4 at the EGM and the subsequent sanction by the Irish High Court. The Scheme is not subject to the passing of resolutions 5 through 7 at the EGM.

11.	Cooper shareholders should also refer to the section of the accompanying joint proxy statement/prospectus captioned “The Special Meetings of Cooper’s Shareholders,” which further describes the matters being voted on at the EGM and the ultimate effect of each resolution.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the transaction and the special meetings. These questions and answers only highlight some of the information contained in this joint proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, to understand fully the proposed transactions and the voting procedures for the special meetings. See “Where You Can Find More Information” beginning on page [    ]. Unless otherwise specified, all references in this joint proxy statement/prospectus to “Eaton” refer to Eaton Corporation, an Ohio corporation; all references in this joint proxy statement/prospectus to “Cooper” refer to Cooper Industries plc, a public limited company incorporated in Ireland; all references in this joint proxy statement/prospectus to “New Eaton” refer to Eaton Corporation Limited (formerly known as Abeiron Limited), a private limited company incorporated in Ireland that will be re-registered as a public limited company and renamed Eaton Corporation plc at or prior to the completion of the transaction; as described in this joint proxy statement/prospectus; all references in this joint proxy statement/prospectus to “Abeiron II” refer to Abeiron II Limited (formerly known as Comdell Limited), a private limited company incorporated in Ireland; all references in this joint proxy statement/prospectus to “Turlock” refer to Turlock B.V., a private limited liability company incorporated in the Netherlands; all references in this joint proxy statement/prospectus to “Eaton Sub” refer to Eaton Inc., an Ohio corporation; all references in this joint proxy statement/prospectus to “Merger Sub” refer to Turlock Corporation, an Ohio corporation; unless otherwise indicated or the context requires, all references in this joint proxy statement/prospectus to “we” refer to Eaton and Cooper; all references to the “transaction agreement” refer to the Transaction Agreement, dated May 21, 2012, as amended by Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, by and among Eaton, Cooper, New Eaton, Abeiron II, Turlock, Eaton Sub and Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus; all references to the “conditions appendix” refer to Annex B to this joint proxy statement/prospectus; and all references to the “expenses reimbursement agreement” refer to the Expenses Reimbursement Agreement, dated May 21, 2012, by and between Eaton and Cooper, which is included as Annex C to this joint proxy statement/prospectus. Unless otherwise indicated, all references to “dollars” or “$” in this joint proxy statement/prospectus are references to U.S. dollars. If you are in any doubt about this transaction you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted by the Investment Intermediaries Act 1995, or the European Communities (Markets in Financial Instruments) Regulations (No’s 1 to 3) 2007 (as amended).

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Eaton, Cooper, New Eaton, Abeiron II, Turlock, Eaton Sub and Merger Sub have entered into the transaction agreement, pursuant to which New Eaton will acquire Cooper by means of a “scheme of arrangement,” or “scheme,” which we refer to in this joint proxy statement/prospectus as the “acquisition,” and, simultaneously with and conditioned on the concurrent consummation of the acquisition, Merger Sub will be merged with and into Eaton, which we refer to in this joint proxy statement/prospectus as the “merger,” with Eaton surviving the merger as a wholly owned subsidiary of New Eaton.

Eaton is holding a special meeting of shareholders in order to obtain the shareholder approval necessary to adopt the transaction agreement and approve the merger, as described in this joint proxy statement/prospectus.

Cooper is convening a special court-ordered meeting of its shareholders in order to obtain shareholder approval of the scheme of arrangement. If Cooper obtains the necessary shareholder approval of the scheme of arrangement, at [    ], or, if later, as soon as possible after the conclusion or adjournment of the special court-ordered meeting, Cooper will convene an extraordinary general meeting, or the “EGM,” in order to obtain shareholder approval of the resolutions necessary to implement the scheme of arrangement and related resolutions. The Cooper special court-ordered meeting and the EGM are referred to herein collectively as the Cooper “special meetings.”

We will be unable to complete the merger and the acquisition unless the requisite Eaton and Cooper shareholder approvals are obtained at the respective special meetings. However, as described below, the merger and the acquisition are not conditioned on approval of certain of the matters being presented at the Eaton special meeting and the Cooper EGM.

The acquisition, the merger and the other transactions contemplated to occur at the completion by the transaction agreement are referred to collectively in this joint proxy statement/prospectus as the “transaction.”

We have included in this joint proxy statement/prospectus important information about the merger, the acquisition, the transaction agreement (a copy of which is attached as Annex A), the conditions appendix (a copy of which is attached as Annex B), the expenses reimbursement agreement (a copy of which is attached as Annex C), the Eaton special meeting and the Cooper special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting by granting a proxy or voting your shares by mail, telephone or over the Internet.

Q:	When and where will the Eaton and Cooper special meetings be held?

A:	The Eaton special meeting will be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, on [—], 2012, at [—], local time.

The Cooper special court-ordered meeting will be convened at the Chase Tower in the 54th Floor conference room, located at 600 Travis Street, Houston, Texas 77002, on [—], 2012, at [—], local time.

The Cooper EGM will be convened at the Chase Tower in the 54th Floor conference room, located at 600 Travis Street, Houston, Texas 77002, on [—], 2012, at [—], local time or, if later, as soon as possible after the conclusion or adjournment of the Cooper special court-ordered meeting.

Q:	What will the Eaton shareholders receive as consideration in the transaction?

A:	Upon the effective time of the merger, each Eaton common share issued and outstanding immediately prior to the merger will be cancelled and will automatically be converted into the right to receive one New Eaton ordinary share. The one-for-one exchange ratio is fixed, and, as a result, the number of New Eaton ordinary shares received by the Eaton shareholders in the transaction will not fluctuate up or down based on the market price of the Eaton common shares or the Cooper ordinary shares prior to the transaction. It is expected that the New Eaton ordinary shares will be listed on the NYSE under the symbol “ETN.” Following the consummation of the transaction, the Eaton common shares will be delisted from the NYSE and the Chicago Stock Exchange.

Since Irish law does not recognize fractional shares held of record, New Eaton will not issue any fractions of New Eaton ordinary shares to Eaton shareholders in the transaction. Instead, the total number of New Eaton ordinary shares that any Eaton shareholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Eaton ordinary shares will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Eaton shareholders whose fractional entitlements have been sold.

Q:	What will the Cooper shareholders receive as consideration in the transaction?

A:	Upon the completion of the transaction, the holder of each Cooper ordinary share issued and outstanding immediately prior to completion of the acquisition (other than Eaton or any Eaton affiliate) will obtain the right to receive from New Eaton (i) $39.15 in cash and (ii) 0.77479 of a New Eaton ordinary share, which, collectively, is referred to in this joint proxy statement/prospectus as the “scheme consideration.”

Since Irish law does not recognize fractional shares held of record, New Eaton will not issue any fractions of New Eaton ordinary shares to Cooper shareholders in the transaction. Instead, the total number of New Eaton ordinary shares that any Cooper shareholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Eaton ordinary shares will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Cooper shareholders whose fractional entitlements have been sold.

Following the consummation of the transaction, Cooper ordinary shares will be delisted from the NYSE.

All Cooper treasury shares will be cancelled immediately prior to the scheme becoming effective, and no scheme consideration will be received in respect of such shares.

Q:	What proposals are being voted on at the Eaton special meeting and what shareholder vote is required to adopt those proposals?

A:	(1) Proposal to adopt the transaction agreement and approve the merger: The affirmative vote of holders of two-thirds (2/3) of the Eaton common shares outstanding on the record date.

(2) Proposal to reduce the share premium of New Eaton to allow the creation of distributable reserves: The affirmative vote of holders of a majority of Eaton common shares outstanding on the record date.

(3) Proposal to consider and vote upon, on a non-binding advisory basis, specified compensatory arrangements between Eaton and its named executive officers: The affirmative vote of holders of a majority of Eaton common shares outstanding on the record date. This proposal is advisory and therefore not binding on the Eaton board of directors.

Abstentions, failures to vote and broker non-votes will have the same effect as a vote against proposals 1, 2 and 3.

(4) Proposal to adjourn the Eaton special meeting, or any adjournments thereof, (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the transaction agreement and approve the merger, (ii) to provide to the Eaton shareholders in advance of the special meeting any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to the Eaton shareholders voting at the special meeting, referred to as the “Eaton adjournment proposal”: The affirmative vote of holders of a majority of the Eaton voting shares represented, in person or by proxy, at the special meeting, is required for the approval of the Eaton adjournment proposal.

Abstentions and shares held in “street name” by brokers that are voted on proposals 1, 2 or 3, but not on proposal 4, will have the same effect as a vote against proposal 4.

The merger and the acquisition are not conditioned on approval of proposals 2, 3 or 4 described above.

As of the record date, directors and executive officers of Eaton and their affiliates owned and were entitled to vote [—] Eaton common shares, representing approximately [—]% percent of the Eaton common shares outstanding on that date.

Q:	What proposals are being voted on at the Cooper special meetings and what shareholder vote is required to adopt those proposals?

A:	Cooper Special Court-Ordered Meeting

Cooper shareholders are being asked to vote on a proposal to approve the scheme at both the Cooper special court-ordered meeting and at the Cooper EGM. The vote required for such proposal is different at each of the meetings, however. As set out in full under the section entitled “Part 2—Explanatory Statement—Consents and Meetings,” the approval required at the special court-ordered meeting is a majority in number of the Cooper shareholders of record casting votes on the proposal representing three-fourths (75 percent) or more in value of the Cooper ordinary shares held by such holders, present and voting either in person or by proxy.

Because the vote required to approve the proposal at the Cooper special court-ordered meeting is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on such proposal.

The merger and the acquisition are conditioned on approval of the scheme at the Cooper special court-ordered meeting.

Cooper Extraordinary General Meeting

Set forth below is a table summarizing certain information with respect to the EGM Resolutions:

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of Resolution?
1	Approve the scheme of arrangement and authorize the directors of Cooper to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.	Ordinary	Yes

2	Approve the cancellation of any Cooper ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.	Special	Yes

3	Authorize the directors of Cooper to allot and issue new Cooper shares, fully paid up, to New Eaton in connection with effecting the scheme.	Ordinary	Yes

4	Amend the articles of association of Cooper so that any ordinary shares of Cooper that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration.	Special	Yes

5	Approve the reduction of the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger, in order to create distributable reserves of New Eaton.	Ordinary	No

6	Approve, on a non-binding advisory basis, specified compensatory arrangements between Cooper and its named executive officers relating to the transaction.	Ordinary	No

7	Adjourn the Cooper EGM, or any adjournments thereof, to solicit additional proxies if there are insufficient proxies at the time of the EGM to approve the scheme of arrangement or resolutions 2 through 6. This resolution is referred to as the “Cooper EGM adjournment proposal.”	Ordinary	No

At the Cooper EGM, the requisite approval of each of the EGM resolutions depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, 5, 6 and 7), which requires the approval of the holders of at least a majority of the votes cast by the holders of Cooper ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2 and 4), which requires the approval of the holders of at least 75 percent of the votes cast by the holders of Cooper ordinary shares present and voting, either in person or by proxy.

For all the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the EGM resolutions.

As of the Cooper record date, the Cooper directors and executive officers had the right to vote approximately [—]% of the Cooper ordinary shares then outstanding and entitled to vote at the special court-ordered meeting and the EGM. It is expected that Cooper’s directors and executive officers will vote “FOR” each of the proposals at the special court-ordered meeting and at the EGM.

Q:	Why are there two Cooper special meetings?

A:	Irish law requires that two separate shareholder meetings be held, the special court-ordered meeting and the EGM. Both meetings are necessary to cause the scheme of arrangement to become effective. At the special court-ordered meeting, Cooper shareholders (other than Eaton or any of its affiliates) will be asked to approve the scheme. At the EGM, Cooper shareholders will also be asked to approve related matters. For more detail on these matters, see “The Special Meetings of Cooper’s Shareholders.”

Q:	What constitutes a quorum?

A:	Eaton: The shareholders present in person or by proxy at any meeting of shareholders will constitute a quorum for a meeting, but no action required by law or the Eaton articles of incorporation or regulations to be authorized or taken by the holders of a designated proportion of the shares of a class may be authorized or taken by a lesser proportion. Eaton’s inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Cooper: The holders of Cooper ordinary shares outstanding entitling them to exercise a majority of the voting power of Cooper on the Cooper record date will constitute a quorum for a meeting. Cooper’s inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Q:	Why am I being asked to approve the distributable reserves proposal?

A:	Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which New Eaton will not have immediately following the completion of the transaction. Please see “Creation of Distributable Reserves of New Eaton” beginning on page [ ]. Shareholders of Eaton and Cooper are also being asked at their respective special meetings to approve the creation of distributable reserves of New Eaton (through the reduction of the share premium account of New Eaton), in order to permit New Eaton to be able to pay dividends (and repurchase or redeem shares) after the transaction.

The approval of the distributable reserves proposal is not a condition to the consummation of the transaction. Accordingly, if shareholders of Eaton approve the transaction agreement, and shareholders of Cooper approve the scheme and resolutions 1, 2, 3 and 4 to be proposed at the EGM, but shareholders of Eaton and/or Cooper do not approve the distributable reserves proposal, and the transaction is consummated, New Eaton may not have sufficient distributable reserves to pay dividends (or to repurchase or redeem shares) following the transaction. In addition, the creation of distributable reserves of New Eaton requires the approval of the Irish High Court. Although New Eaton is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. Please see “Risk Factors” beginning on page [    ] and “Creation of Distributable Reserves of New Eaton” beginning on page [    ].

Q:	What are the recommendations of the Eaton and Cooper boards of directors regarding the proposals being put to a vote at their respective special meetings?

A:	The Eaton board of directors has unanimously approved the transaction agreement and determined that the terms of the acquisition will further the strategies and goals of Eaton.

The Eaton board of directors unanimously recommends that Eaton shareholders vote:

•	“FOR” the proposal to adopt the transaction agreement and approve the merger;

•	“FOR” the proposal to reduce the capital of New Eaton to allow the creation of distributable reserves;

•	“FOR” the proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Eaton and its named executive officers; and

•	“FOR” the Eaton adjournment proposal.

See “The Transaction—Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction” beginning on page [    ].

In considering the recommendation of the board of directors of Eaton, you should be aware that certain directors and executive officers of Eaton will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Eaton.”

The Cooper board of directors has unanimously approved the transaction agreement and determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the scheme, are fair to and in the best interests of Cooper and its shareholders and that the terms of the scheme are fair and reasonable.

The Cooper board of directors unanimously recommends that Cooper shareholders vote:

•	“FOR” the scheme of arrangement at the special court-ordered meeting;

•	“FOR” the scheme of arrangement at the EGM;

•	“FOR” the cancellation of any Cooper ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme;

•	“FOR” the authorization of the directors of Cooper to allot and issue new Cooper shares, fully paid up, to New Eaton in connection with effecting the scheme;

•

“FOR” amendment of the articles of association of Cooper so that any ordinary shares of Cooper that are issued at or after 10:00 p.m., Irish time on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration;

•

“FOR” the reduction of the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger, in order to create distributable reserves of New Eaton;

•	“FOR” the approval, on a non-binding, advisory basis of specified compensatory arrangements between Cooper and its named executive officers; and

•	“FOR” the Cooper EGM adjournment proposal.

See “The Transaction—Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction” beginning on page [    ].

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Cooper.”

Q:	When is the transaction expected to be completed?

A:	As of the date of this joint proxy statement/prospectus, the transaction is expected to be completed in the second half of 2012. However, no assurance can be provided as to when or if the transaction will be completed. The required vote of Eaton and Cooper shareholders to adopt the required shareholder proposals at their respective special meetings, as well as the necessary regulatory consents and approvals, must first be obtained and other conditions specified in the conditions appendix must be satisfied or, to the extent applicable, waived.

Q:	Why will the place of incorporation of New Eaton be Ireland?

A:	Eaton decided that New Eaton would be incorporated in Ireland, given:

•

The transaction was not economically feasible without incorporation outside the United States because of material competitive advantages currently enjoyed by Cooper as a result of its non-United States incorporation. Amongst these advantages are greater flexibility and lower cost of cash management, an enhanced ability to grow faster through organic growth and acquisitions, as well as a lower worldwide effective tax rate. Loss of these existing Cooper competitive advantages would have caused a large dis-synergy that would have prevented the acquisition from occurring;

•	Cooper is incorporated in Ireland and, as such, the simplest transaction was to also incorporate New Eaton in Ireland;

•

Incorporating New Eaton in Ireland will result in significantly enhanced global cash management and flexibility and associated financial benefits to the combined enterprise. These benefits include increased global liquidity and free global cash flow among the various entities of the combined enterprise without negative tax effects. In addition, the Irish rules surrounding the taxation of controlled foreign corporations are much more typical of the rules found in most developed countries compared to the rules found in the United States that are competitively adverse. As an example, the Irish rules surrounding controlled foreign corporations allow a number of active inter-company business operations to occur without negative tax effect. Because of these benefits, we expect that New Eaton will be able to operate its businesses more easily and at lower cost, and also will have a lower worldwide effective tax rate than it would have otherwise;

•	Ireland is a beneficial location considering Eaton’s and Cooper’s presence in markets outside the United States, particularly in Europe; and

•

Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the United States, the European Union and many other countries where both Cooper and Eaton have major operations.

Q:	Who is entitled to vote?

A:	Eaton: The board of directors of Eaton has fixed a record date of September 13, 2012 as the Eaton record date. If you were an Eaton shareholder of record as of the close of business on the Eaton record date, you are entitled to receive notice of and to vote at the Eaton special meeting and any adjournments thereof.

Cooper: The board of directors of Cooper has fixed a record date of September 13, 2012 as the Cooper record date. If you were a Cooper shareholder of record as of 11:59 p.m. (Eastern Time in the U.S.) on the Cooper record date, you are entitled to receive notice of and to vote at the Cooper special meetings and any adjournments thereof.

Q:	What if I sell my Eaton common shares before the Eaton special meeting or my Cooper ordinary shares before the Cooper special meetings?

Eaton: The Eaton record date is earlier than the date of the Eaton special meeting and the date that the transaction is expected to be completed. If you transfer your shares after the Eaton record date but before the Eaton special meeting, you will retain your right to vote at the Eaton special meeting, but will have transferred the right to receive New Eaton ordinary shares pursuant to the transaction. In order to receive the New Eaton ordinary shares, you must hold your shares through completion of the transaction.

Cooper: The Cooper record date is also earlier than the date of the Cooper special meetings and the date that the transaction is expected to be completed. If you transfer your shares after the Cooper record date but before the Cooper special meetings, you will retain your right to vote at the Cooper special meetings, but will have transferred the right to receive the scheme consideration. In order to receive the scheme consideration, you must hold your shares through completion of the transaction.

Q:	How do I vote?

A:	Eaton: If you are an Eaton shareholder of record, you may vote your shares at the Eaton special meeting in one of the following ways:

•	by mailing your completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet as instructed on the enclosed proxy card; or

•	by attending the Eaton special meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

Cooper: If you are a Cooper shareholder of record, you may vote your shares at the Cooper special meetings in one of the following ways:

•	by mailing your applicable completed and signed proxy card in the enclosed return envelope;

•	by voting by telephone or over the Internet as instructed on the applicable enclosed proxy card; or

•	by attending the applicable Cooper special meeting and voting in person.

If you are a Cooper shareholder of record, the shares listed on your proxy card will include the following shares, if applicable:

•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”);

•	shares held in custody for your account by Fidelity Management Trust Company, as Trustee of the Apex Tool 401(k) Savings Plan (“Apex Savings Plan”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent.

If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to instruct them on how to vote such shares.

Q:	If I hold Cooper shares through CO-SAV, will the trustee vote my shares for me?

A:	Yes. If you hold Cooper shares through CO-SAV, you should instruct State Street Bank, as trustee of CO-SAV, how to vote your shares by marking the appropriate boxes on the relevant proxy card. Even if you do not provide proper instructions to the trustee of CO-SAV, however, the trustee will still vote your shares held through CO-SAV. If you do not provide proper instructions, then the trustee will vote your shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The trustee will also vote Cooper ordinary shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. Therefore, whether or not you provide instructions to the trustee, your Cooper shares in your CO-SAV account will be treated as “present” at the Cooper special meetings for purposes of determining a quorum.

Q:	If my shares are held in “street name” by my bank, broker or other nominee will my bank, broker or other nominee automatically vote my shares for me?

A:	No. Your bank, broker or other nominee will not vote your shares if you do not provide your bank, broker or other nominee with a signed voting instruction form with respect to your shares, such failure to vote being referred to as a “broker non-vote.” Therefore, you should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides.

Brokers do not have discretionary authority to vote on any of the Eaton proposals or on any of the Cooper proposals.

Please see “The Special Meeting of Eaton’s Shareholders—Voting Shares Held in Street Name” beginning on page [—] and “The Special Meetings of Cooper’s Shareholders—Voting Ordinary Shares Held in Street Name” beginning on page [—].

Q:	How many votes do I have?

A:	Eaton: You are entitled to one vote for each Eaton common share that you owned as of the close of business on the Eaton record date. As of the close of business on the Eaton record date, [—] Eaton common shares were outstanding and entitled to vote at the special meeting.

Cooper: You are entitled to one vote for each Cooper ordinary share that you owned as of the close of business on the Cooper record date. As of 11:59 p.m. (Eastern Time in the U.S.) on the Cooper record date, [—] Cooper ordinary shares were outstanding and entitled to vote at the special court-ordered meeting and at the EGM.

Q:	What if I hold shares in both Eaton and Cooper?

A:	If you are a shareholder of both Eaton and Cooper, you will receive two separate packages of proxy materials. A vote as an Eaton shareholder for the proposal to adopt the transaction agreement will not constitute a vote as a Cooper shareholder for the proposal to approve the scheme of arrangement, or vice versa. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM EATON OR COOPER, OR SUBMIT A SEPARATE PROXY AS BOTH AN EATON AND A COOPER SHAREHOLDER FOR EACH SPECIAL MEETING, OVER THE INTERNET OR BY TELEPHONE.

Q:	Should I send in my stock certificates now?

A:	No. Eaton shareholders should keep their existing stock certificates at this time. After the transaction is completed, you will receive written instructions for exchanging your stock certificates for New Eaton ordinary shares and other consideration, if applicable. All of the Cooper shares are uncertificated.

Q:	What do I need to do now?

A:	If you are entitled to vote at a special meeting of your company’s shareholders, you can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote by proxy before the special meeting. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference, please submit your proxy by telephone or Internet in accordance with the instructions set forth on the relevant enclosed proxy card, or mark, sign and date the relevant proxy card, and return it in the enclosed prepaid envelope as soon as possible so that your shares may be voted at your company’s relevant special meeting. Your proxy card or your telephone or Internet directions will instruct the persons identified as your proxy to vote your shares at your company’s relevant special meeting as directed by you.

If you are a shareholder of record and you sign and send in your proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” each of the proposals.

If you hold your Eaton common shares or Cooper ordinary shares through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your Eaton common shares or Cooper ordinary shares.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:	Yes, you may change your vote at any time before your proxy is voted at the Eaton special meeting or at the Cooper special court-ordered meeting or the Cooper EGM. You can do this in one of four ways:

•	timely deliver a valid later-dated proxy by mail;

•

before the relevant special meeting, provide written notice that you have revoked your proxy to the secretary of Eaton or Cooper, as applicable, so that it is received prior to midnight on the night before the special meeting at the following address:

Eaton Corporation

Eaton Center

1111 Superior Avenue

Cleveland, Ohio 44114

Attention: Thomas E. Moran, Corporate Secretary

Cooper Industries plc

c/o Cooper US, Inc.

600 Travis Street, Suite 5600

Houston, Texas 77002

Attention: Terrance V. Helz, Corporate Secretary

•	submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•

attend the applicable special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the meeting to change your vote.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change your vote or revoke your proxy.

Q:	Who can help answer my questions?

A:	If you have questions about the transaction, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an Eaton shareholder, you should contact The Proxy Advisory Group, LLC, the proxy solicitation agent for Eaton, by mail at 18 East 41st Street, Suite 2000, New York, NY 10017 or by telephone toll free at 888.55.PROXY (banks and brokers may call collect at (212) 616-2180). If you are a Cooper shareholder, you should contact D.F. King & Co., Inc., the proxy solicitation agent for Cooper, by mail at 48 Wall Street, 22nd Floor, New York, NY 10005, by telephone at (800) 859-8508 (toll free) or (212) 269-5550 (collect), or by e-mail at cooper@dfking.com.

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Q:	Where can I find more information about Eaton and Cooper?

A:	You can find more information about Eaton and Cooper from various sources described under “Where You Can Find More Information” beginning on page [ ].

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, you should read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page [    ] of this joint proxy statement/prospectus.

Information about the Companies (Page [    ])

Eaton

Eaton Corporation is an Ohio corporation which is currently listed (ticker symbol “ETN”) on the NYSE and the Chicago Stock Exchange. Eaton is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help its customers effectively manage electrical, hydraulic and mechanical power. With 2011 net sales of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 73,000 employees and sells products to customers in more than 150 countries. Eaton’s principal executive offices are located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, 44114, and its telephone number is (216) 523-5000.

New Eaton

New Eaton is a private limited company incorporated in Ireland (registered number 512978), formed on May 10, 2012 for the purpose of holding Cooper, Eaton, Abeiron II and Turlock as direct or indirect wholly owned subsidiaries following completion of the transaction. To date, New Eaton has not conducted any activities other than those incident to its formation, the execution of the transaction agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction.

On or prior to the completion of the transaction, New Eaton will be re-registered as a public limited company and renamed “Eaton Corporation plc.” Following the consummation of the transaction, Eaton will be an indirect wholly owned subsidiary of New Eaton. Immediately following the transaction, based on the number of Eaton and Cooper shares outstanding as of the record date, the former shareholders of Eaton are expected to own approximately 73% of New Eaton and the remaining approximately 27% of New Eaton is expected to be owned by the former shareholders of Cooper.

At and as of the effective time of the transaction, which is referred to in this joint proxy statement/prospectus as the effective time, it is expected that New Eaton will be a publicly traded company listed on the NYSE under the ticker symbol “ETN.” New Eaton’s principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (216) 523-5000.

Abeiron II

Abeiron II is a private limited liability company incorporated in Ireland and a direct, wholly owned subsidiary of New Eaton, formed on May 17, 2012. To date, Abeiron II has not conducted any activities other than those incident to its formation, the execution of the transaction agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction.

After the completion of the transaction, Abeiron II will operate as an Irish trading company. Abeiron II’s principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (216) 523-5000.

Turlock

Turlock is a private limited liability company incorporated in the Netherlands and a direct wholly owned subsidiary of Abeiron II, formed on January 9, 2008. To date, Turlock has not conducted any activities other than those incident to its formation and to maintain its corporate existence in the Netherlands, the execution of the transaction agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After completion of the transaction, Turlock will serve as one of New Eaton’s major holding companies. Turlock’s principal executive offices are located at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, and its telephone number is (216) 523-5000.

Eaton Sub

Eaton Sub is a company incorporated in Ohio and a direct wholly owned subsidiary of Turlock, formed on June 21, 2012. To date, Eaton Sub has not conducted any activities other than those incident to its formation, the execution of amendment no. 1 to the transaction agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and the execution of the joinder to the bridge credit agreement as a guarantor thereunder. After completion of the transaction, Eaton Sub will serve as the U.S. parent company of the Eaton U.S. group of companies. Eaton Sub’s principal executive offices are located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, 44114, and its telephone number is (216) 523-5000.

Merger Sub

Merger Sub is a company incorporated in Ohio and a direct wholly owned subsidiary of Eaton Sub, formed on May 17, 2012. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the transaction agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and the execution of the bridge credit agreement as the initial borrower thereunder. Merger Sub’s principal executive offices are located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, 44114, and its telephone number is (216) 523-5000.

Cooper

Cooper Industries plc was incorporated under the laws of Ireland on June 4, 2009, and became the successor-registrant to Cooper Industries, Ltd. on September 9, 2009. Cooper Industries, Ltd. was incorporated under the laws of Bermuda on May 22, 2001, and became the successor registrant to Cooper Industries, Inc. on May 22, 2002.

Cooper is a diversified global manufacturer of electrical components and tools, with 2011 revenues of $5.4 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation and evolving business practices, while maintaining the highest ethical standards and meeting customer needs. Cooper has seven operating divisions with leading positions and world-class products and brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long term growth trends including the global infrastructure build out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2011, 62% of total sales were to customers in the industrial and utility end-markets and 40% of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011 and currently has approximately 25,800 employees. Cooper’s principal executive offices are located at Unit F10, Maynooth Business Campus, Maynooth, Ireland, and its telephone number is +353(1) 629-2222.

The Transaction (Page [    ])

On May 21, 2012, Eaton, Cooper, New Eaton, Abeiron II, Turlock and Merger Sub entered into the transaction agreement. On June 22, 2012, Eaton, Cooper, New Eaton, Abeiron II, Turlock, Eaton Sub and Merger Sub entered into amendment no. 1 to the transaction agreement.

Subject to the terms and conditions of the transaction agreement, New Eaton will acquire Cooper by means of a scheme of arrangement, as described in this joint proxy statement/prospectus. A “scheme” or a “scheme of arrangement” is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. The scheme of arrangement will be subject to the subsequent sanction of the Irish High Court. In the context of the acquisition, the scheme involves the cancellation of all of the shares of Cooper which are not already owned by New Eaton or any of its affiliates, and the payment by New Eaton to the applicable shareholders in consideration of that cancellation. New shares of Cooper are then issued directly to New Eaton. At the completion of the transaction, the holder of each Cooper ordinary share (other than those held by Eaton or any of its affiliates) will be entitled to receive (i) $39.15 in cash and (ii) 0.77479 of a New Eaton ordinary share. As a result of the transaction, based on the number of outstanding shares of Eaton and Cooper as of the record dates, Cooper shareholders are expected to hold approximately 27% of the New Eaton ordinary shares after giving effect to the acquisition and the merger.

Simultaneously with and conditioned on the concurrent consummation of the acquisition, Merger Sub will be merged with and into Eaton, with Eaton surviving the merger as a wholly owned, indirect subsidiary of New Eaton. Pursuant to the transaction agreement, each Eaton common share outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive one New Eaton ordinary share. Based on the number of outstanding shares of Eaton and Cooper as of the record date, Eaton shareholders are expected to hold approximately 73% of the New Eaton ordinary shares after giving effect to the acquisition and the merger.

Based on the number of Eaton common shares and Cooper ordinary shares outstanding as of the record date, the total number of New Eaton ordinary shares expected to be issued pursuant to the transaction and delivered to the Eaton and Cooper shareholders (assuming no Eaton or Cooper stock options are exercised and no share awards vest between the record date and the closing of the transaction) will be approximately [—].

Eaton reserves the right, subject to the prior written approval of the Irish Takeover Panel, to effect the acquisition by way of a takeover offer, as an alternative to the scheme, in the circumstances described in and subject to the terms of the transaction agreement. In such event, such takeover offer will be implemented on terms and conditions that are at least as favorable to Cooper shareholders (except for an acceptance condition set at 80 percent of the nominal value of the Cooper shares to which such offer relates and which are not already beneficially owned by Eaton) as those which would apply in relation to the scheme, among other requirements.

Structure of the Transaction (Page [    ])

Upon the completion of the transaction, each of Eaton and Cooper will be wholly owned subsidiaries of New Eaton. The following diagrams illustrate in simplified terms the current structure of Eaton and Cooper and the structure of New Eaton following the consummation of the transaction.

Scheme Consideration to Cooper Shareholders (Page [    ]) and Transaction Consideration to Eaton Shareholders (Page [    ])

As a result of the transaction, (i) the holders of each outstanding Eaton common share will have the right to receive one New Eaton ordinary share and (ii) the holders of each outstanding Cooper ordinary share will have the right to receive (x) $39.15 in cash and (y) 0.77479 of a New Eaton ordinary share.

Since Irish law does not recognize fractional shares held of record, New Eaton will not issue any fractions of New Eaton ordinary shares to Cooper shareholders or Eaton shareholders in this transaction. Instead, the total number of New Eaton ordinary shares that any Cooper or Eaton shareholder would have been entitled to receive will be rounded down to the nearest whole number and all entitlements to fractional New Eaton ordinary shares will be aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Cooper shareholders and Eaton shareholders whose fractional entitlements have been sold.

Treatment of Eaton Stock Options and Other Eaton Equity-Based Awards (Page [    ])

Treatment of Eaton Stock Options

At the effective time of the merger, each outstanding option to purchase a number of Eaton common shares will be converted into the option to purchase, on substantially the same terms and conditions as were applicable to the option to purchase Eaton common shares, the same number of New Eaton ordinary shares.

Treatment of Other Eaton Equity-Based Awards

At the effective time of the merger, each issued and outstanding share of Eaton restricted stock will be converted into the right to receive a share of New Eaton restricted stock, which will be subject to substantially the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Eaton restricted stock in respect of which it was issued. Each other Eaton stock-based award, as a result of the transaction, will be converted into an award based on New Eaton ordinary shares, provided that such a converted stock-based right or award will be subject to substantially the same terms and conditions (including the vesting terms) as were applicable to the Eaton stock-based award in respect of which it was issued.

Assumption of Eaton Equity Plans

Upon the completion of the transaction, New Eaton will assume all Eaton equity plans and will be able to grant stock awards, to the extent permissible by applicable laws and NYSE regulations, under the terms of the Eaton equity plans to issue the reserved but unissued shares of Eaton, except that (i) shares of Eaton covered by such awards will be shares of New Eaton and (ii) all references to a number of Eaton shares will be changed to reference shares of New Eaton.

Treatment of Cooper Stock Options and Other Cooper Equity-Based Awards (Page [    ])

Treatment of Cooper Stock Options

Stock Options Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan. Each award of stock options granted under Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive the consideration per share payable to Cooper shareholders under the scheme with respect to the net number of Cooper ordinary shares subject to the stock option (as determined pursuant to the following formula), less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). The net number of Cooper ordinary shares subject to the stock option will be determined by multiplying (a) the number of Cooper ordinary shares subject to the stock option, by (b) the excess, if any, of the closing price of a Cooper share on the effective date of the scheme or such earlier date on which Cooper shares were last traded over the per share exercise price of the stock option, and dividing by (c) the value of the consideration per share payable to Cooper shareholders under the scheme.

All Other Stock Options. Each award of stock options granted under a plan other than Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive a cash payment equal to (a) the number of Cooper ordinary shares subject to the stock option, multiplied by (b) the excess, if any, of the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded) over the per-share exercise price of the stock option, less any applicable tax withholdings.

Treatment of Other Cooper Equity-Based Awards

Restricted Share Units and Performance Shares Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan. Each award of restricted share units or performance shares granted under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan that is outstanding as of the effective time of the scheme will, in accordance with the terms of the applicable plan, become fully vested and be converted into the right to receive the consideration per share payable to Cooper shareholders, less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). With respect to performance share awards, (a) for any such award granted under Cooper’s Amended and Restated Stock Incentive Plan, the number of Cooper ordinary shares subject thereto will be determined based on target performance levels and (b) for any such award granted under Cooper’s 2011 Omnibus Incentive Compensation Plan, the number of Cooper ordinary shares subject thereto will be determined based on the greater of target and actual performance levels.

Deferred Performance Shares Granted Under Cooper’s Amended and Restated Stock Incentive Plan. Each award of performance shares that has been deferred under Cooper’s Amended and Restated Stock Incentive Plan and that is outstanding as of the effective time of the scheme will, in accordance with the terms of the plan, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded), less any applicable tax withholdings.

Cooper Share Awards Granted Under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan. Each Cooper share award granted under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan or included in a deferral account under such plans that is outstanding as of the effective time of the scheme will, in accordance with the terms of the applicable plan, whether or not then vested, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded), less any applicable tax withholdings.

Dividend Equivalents. All dividend equivalents associated with outstanding Cooper equity-based awards will become payable in the form of consideration (i.e., cash or the consideration payable to Cooper shareholders) that corresponds to the associated Cooper equity-based award.

Comparative Per Share Market Price and Dividend Information (Page [    ])

Eaton common shares are listed on the NYSE and on the Chicago Stock Exchange under the symbol “ETN.” Cooper ordinary shares are listed on the NYSE under the symbol “CBE.” The following table shows the closing prices of Eaton common shares and Cooper ordinary shares as reported on the NYSE on May 18, 2012, the last trading day before the transaction agreement was announced, and on [—], 2012, the last practicable day before the printing of this joint proxy statement/prospectus. This table also shows the equivalent value of the consideration per Cooper ordinary share, which was calculated by adding (i) the cash portion of the consideration to be paid to Cooper shareholders, or $39.15, and (ii) the closing price of Eaton common shares as of the specified date multiplied by the exchange ratio of 0.77479.

	Cooper Ordinary Shares			Eaton Common Shares			Equivalent Value of Transaction Consideration Per Cooper Ordinary Share
May 18, 2012		$55.84			$42.40			$72.00
[—], 2012	$	[—	]	$	[—	]	$	[—	]

Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction (Page [    ])

The board of directors of Eaton has unanimously approved the transaction agreement and determined that the terms of the acquisition will further the strategies and goals of Eaton.

The Eaton board of directors unanimously recommends that Eaton shareholders vote:

•	“FOR” the proposal to adopt the transaction agreement and approve the merger;

•	“FOR” the proposal to reduce the share premium of New Eaton to allow the creation of distributable reserves;

•	“FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Eaton and its named executive officers; and

•

“FOR” the proposal to approve any motion to adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Eaton special meeting to adopt the transaction agreement, (ii) to provide to Eaton shareholders in advance of the Eaton special meeting any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to Eaton shareholders voting at the Eaton special meeting.

The Eaton board of directors considered many factors in making its determination that the terms of the merger and the acquisition are advisable, consistent with, and in furtherance of, the strategies and goals of Eaton and recommending adoption of the transaction agreement by the Eaton shareholders. For a more complete discussion of these factors, see “The Transaction—Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction,” beginning on page [    ] of this joint proxy statement/prospectus.

In considering the recommendation of the board of directors of Eaton, you should be aware that certain directors and executive officers of Eaton will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Eaton.”

Opinions of Eaton’s Financial Advisors (Page [    ])

Citigroup Global Markets Inc., referred to as Citi, and Morgan Stanley & Co. LLC, referred to as Morgan Stanley, each delivered its opinion to Eaton’s board of directors on May 20, 2012 that, as of such date, the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger (taking into account the acquisition), as provided for in the transaction agreement, dated May 21, 2012, was fair, from a financial point of view, to the Eaton shareholders.

The full texts of the written opinions of Citi and Morgan Stanley, dated May 20, 2012, which contain assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken, in connection with the opinions, are attached as Annexes F and E, respectively, to this joint proxy statement/prospectus. The opinions should be read in their entirety. Citi and Morgan Stanley provided their advisory services and opinions for the information and assistance of Eaton’s board of directors in connection with its consideration of the proposed transaction. Neither Citi nor Morgan Stanley has expressed any opinion as to the relative merits of or consideration offered in any other transaction as compared to the transaction. The Citi and Morgan Stanley opinions do not constitute recommendations as to how Eaton shareholders or Cooper shareholders should vote with respect to the proposed transaction and express no opinion as to what the value of New Eaton shares will be when issued or the price at which New Eaton shares will trade at any time.

Pursuant to the terms of their respective engagement letters, Eaton agreed to pay each of Citi and Morgan Stanley a transaction fee of approximately $12 million in connection therewith, contingent upon the closing of the transaction, plus an additional fee of up to $3 million, payable at the sole discretion of Eaton upon the closing of the transaction. In addition, Citi and one or more of its affiliates, and Morgan Stanley and one or more of its affiliates, expect to provide for or arrange a portion of the financing required in connection with the transaction, including acting as joint lead arrangers and joint book managers of the $6.75 billion bridge credit facility, and have been engaged in connection with the refinancing or amendment of certain of Eaton’s existing revolving credit facilities and the underwriting of securities to be issued by Eaton in connection with the transaction. In connection with such financing transactions, each of Citi (or its affiliates) and Morgan Stanley (or its affiliates) have received certain fees and may be entitled to receive additional fees, depending on, among other things, the timing of the closing of the transaction, the amount drawn, if any, on the bridge credit facility, and the amount and type of securities, if any, issued by Eaton in connection with the transaction and the portion of any such securities underwritten by Citi (or its affiliates) and Morgan Stanley (of its affiliates). Each of Citi (or its affiliates) and Morgan Stanley (or its affiliates) expects to receive aggregate fees of approximately $34 million in connection with the transaction (including the related financing).

Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction (Page [    ])

The Cooper board of directors has unanimously approved the transaction agreement and determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the scheme, are fair to and in the best interests of Cooper and its shareholders and that the terms of the scheme are fair and reasonable.

The Cooper board of directors unanimously recommends that Cooper shareholders vote:

•	“FOR” the scheme of arrangement at the special court-ordered meeting;

•	“FOR” the scheme of arrangement at the EGM;

•	“FOR” the cancellation of any Cooper ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme;

•	“FOR” the authorization of the directors of Cooper to allot and issue new Cooper shares, fully paid up, to New Eaton in connection with effecting the scheme;

•

“FOR” the amendment of the articles of association of Cooper so that any ordinary shares of Cooper that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective, are acquired by New Eaton for the scheme consideration;

•

“FOR” the reduction of the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger in order to create distributable reserves of New Eaton;

•	“FOR” the approval, on a non-binding advisory basis, of specified compensatory arrangements between Cooper and its named executive officers; and

•	“FOR” the Cooper EGM adjournment proposal.

The Cooper board of directors considered many factors in making its determination that the transaction agreement and the transactions contemplated thereby, including the scheme, were fair to and in the best interests of Cooper and Cooper’s shareholders, and that the terms of the scheme were fair and reasonable. For a more complete discussion of these factors, see “The Transaction—Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction.”

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Cooper.”

Opinion of Cooper’s Financial Advisor (Page [    ])

Goldman, Sachs & Co., referred to as Goldman Sachs, delivered its opinion to Cooper’s board of directors that, as of May 21, 2012 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the transaction agreement, dated May 21, 2012, was fair from a financial point of view to such holders. For a more complete description, see “The Transaction—Opinion of Cooper’s Financial Advisor.”

The full text of the written opinion of Goldman Sachs, dated May 21, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Cooper’s board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of ordinary shares of Cooper should vote with respect to the transaction or any other matter.

Pursuant to the terms of an engagement letter, Cooper has agreed to pay Goldman Sachs a transaction fee of $27 million, all of which is contingent upon consummation of the transaction.

The merger and the acquisition are not conditioned on approval of EGM resolutions 5 through 7 described above.

Interests of Certain Persons in the Transaction (Page [    ])

Eaton

In considering the recommendation of the board of directors of Eaton, you should be aware that certain directors and executive officers of Eaton will have interests in the proposed transaction that are different from, or in addition to, interests of shareholders of Eaton generally and which may create potential conflicts of interest. The board of directors of Eaton was aware of these interests and considered them when evaluating and negotiating the transaction agreement and the transaction and in recommending to Eaton shareholders that they adopt the transaction agreement and approve the merger.

These interests include:

•

Certain directors and/or executive officers will be eligible for payments under two of Eaton’s deferred compensation arrangements following a termination of employment or service, as applicable. The aggregate balance of directors and executive officers accounts’ under these two plans is $3,925,501.

•

Eaton’s directors and executive officers will be subject to an excise tax on certain equity-based compensation as a result of the consummation of the proposed transaction and will be entitled to additional payments from Eaton following the closing of the merger based on the applicable excise tax. These payments are being provided so that, on a net after-tax basis, the directors and executive officers will be in the same position as if no such excise tax had been applied. The aggregate payment to all such executive officers and directors is estimated to be $20,145,917.

•

Eaton is a party to two trust agreements, which are intended to provide benefits payable to directors and executive officers under certain deferred compensation plans. As a result of the consummation of the proposed transaction, the trust agreements provide for Eaton to fund the vested liabilities under such plans, which is currently $18,595,000. However, as a result of the current funded status of Eaton’s defined benefit pension plans, provisions of the Pension Protection Act of 2006 prohibit Eaton from funding such obligations at this time.

•	Eaton’s directors and executive officers are entitled to continued indemnification and insurance coverage under the transaction agreement.

See “The Transaction—Interests of Certain Persons in the Transaction—Eaton,” beginning on page [    ] of this joint proxy statement/prospectus.

Cooper

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders.

These interests include:

•	The transaction agreement provides for the vesting and settlement of all Cooper stock options and other equity-based awards.

•

Cooper’s executive officers are party to management continuity agreements that provide change in control severance benefits in the event of certain qualifying terminations of employment in connection with or following the transaction.

•	Cooper’s directors and executive officers are entitled to continued indemnification and insurance coverage under the transaction agreement.

We estimate the aggregate value of these interests to be approximately $140 million (exclusive of any applicable tax gross-up). For more information, including the assumptions used to estimate the value of such interests, please see “The Transaction—Interests of Certain Persons in the Transaction—Cooper” beginning on page [    ] of this joint proxy statement/prospectus.

Other Compensation Matters (Page [    ])

The consummation of the proposed transaction will not constitute a change of control under the change of control agreements Eaton has entered into with its executive officers, and Eaton has obtained an acknowledgement from each executive officer to that effect.

On June 16, 2012, Eaton’s board of directors took action to waive the requirement under certain of its deferred compensation plans to make lump sum payments to participating executive officers upon a “proposed change in control” (the definition of which includes the proposed transaction). As such, the executive officers who participate in such plans will not be entitled to any payments thereunder as a result of the proposed transaction.

See “The Transaction—Other Compensation Matters,” beginning on page [ ] of this joint proxy statement/prospectus.

Board of Directors and Management after the Transaction (Page [    ])

The transaction agreement provides that the board of directors of New Eaton after the transaction will have twelve members consisting of (i) the members of the Eaton board of directors immediately prior to the effective time of the merger and (ii) two individuals, who were members of the Cooper board of directors on the date of the transaction agreement, to be selected by the Governance Committee of the Eaton board of directors pursuant to Eaton’s director nomination process.

As of the date of this joint proxy statement/prospectus, the Governance Committee of the Eaton board of directors has not finally determined which Cooper directors will be designated to the board of directors of New Eaton. The two Cooper directors that will serve on the New Eaton board will be selected prior to the completion of the transaction.

The New Eaton senior management team after the acquisition and the merger will be the same as the current senior management team of Eaton.

Certain Tax Consequences of the Transaction (Page [    ])

Eaton

The receipt of New Eaton ordinary shares and cash in lieu of fractional New Eaton ordinary shares for Eaton common shares by U.S. holders (as defined below) pursuant to the transaction will be a taxable transaction for

U.S. federal income tax purposes. In general, under such treatment, a U.S. holder will recognize capital gain or loss equal to the difference between (1) the holder’s adjusted tax basis in the Eaton common shares surrendered in the exchange and (2) the sum of the fair market value of the New Eaton ordinary shares and any cash in lieu of fractional New Eaton ordinary shares received as consideration in the transaction. A U.S. holder’s adjusted basis in the Eaton common shares generally will equal such holder’s purchase price for such Eaton common shares, as adjusted to take into account stock dividends, stock splits or similar transactions. Eaton recommends that U.S. holders consult their own tax advisors as to the particular tax consequences of the transaction, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See “Certain Tax Consequences of the Transaction,” beginning on page [    ] of this joint proxy statement/prospectus for a more detailed description of the U.S. federal income tax consequences of the transaction.

No Irish tax will arise for Eaton shareholders pursuant to the transaction, unless such Eaton shareholders are resident or ordinarily resident in Ireland or hold such shares in connection with a trade or business carried on in Ireland through an Irish branch or agency. See “Certain Tax Consequences of the Transaction—Irish Tax Considerations,” beginning on page [    ] for a more detailed description of the Irish tax consequences of the transaction.

Cooper

If you are a U.S. holder of Cooper ordinary shares, the receipt of New Eaton ordinary shares and cash in the transaction will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, your receipt of New Eaton ordinary shares and cash in exchange for your Cooper ordinary shares will generally cause you to recognize a gain or loss equal to the difference, if any, between (1) your adjusted basis in your Cooper ordinary shares and (2) the sum of the fair market value of the New Eaton ordinary shares and the amount of cash (including cash in lieu of fractional New Eaton ordinary shares) you receive in the scheme of arrangement. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax unless you have certain connections to the United States.

Under Irish tax law, no Irish tax is due for Cooper shareholders as a result of the scheme of arrangement unless such shareholders are resident or ordinarily resident in Ireland for Irish tax purposes or hold their shares in Cooper in connection with a trade carried on by such holder in Ireland through a branch or agency.

Please refer to “Certain Tax Consequences of the Transaction” for a description of the material U.S. and Irish tax consequences of the scheme of arrangement to Cooper shareholders. Determining the actual tax consequences of the scheme of arrangement to you may be complex and will depend on your specific situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the scheme of arrangement to you.

No Dissenters’ Rights (Page [    ])

Under the Ohio General Corporation Law, holders of Eaton common shares do not have appraisal or dissenters’ rights with respect to the merger or any of the other transactions described in this joint proxy statement/prospectus.

Under Irish law, holders of Cooper ordinary shares do not have appraisal or dissenters’ rights with respect to the acquisition or any of the other transactions described in this joint proxy statement/prospectus.

Regulatory Approvals Required (Page [    ])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is sometimes referred to in this joint proxy statement/prospectus as the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission, or the FTC, the transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and specified waiting period requirements have been satisfied.

On June 12, 2012, each of Eaton and Cooper filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the U.S.) on July 12, 2012. Expiration of the waiting period satisfies a condition to the completion of the transaction.

Eaton and Cooper derive revenues in other jurisdictions where merger or acquisition control filings or approvals are or may be required, including approvals that will be required in the European Union, Canada, Mexico, the People’s Republic of China, Russia, South Africa, South Korea and Turkey. The transaction cannot be consummated until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the countries listed above where merger control filings or approvals are or may be required. The parties filed in Brazil under the prior rules, which do not prevent consummation of the proposed transaction prior to antitrust clearance. Eaton and Cooper have agreed that clearance under the antitrust laws of The Republic of China (Taiwan) is not required pursuant to the transaction. Eaton and Cooper have filed or will file as soon as possible in each of these other countries.

Irish Court Approvals

The scheme of arrangement requires the approval of the Irish High Court, which involves an application by Cooper to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Cooper that would be effected by EGM resolution #2, which is a necessary step in the implementation of the scheme.

The creation of distributable reserves of New Eaton, which involves a reduction of New Eaton’s share premium, also requires the approval of the Irish High Court. See “Creation of Distributable Reserves of New Eaton.”

Listing of New Eaton Ordinary Shares on Stock Exchange (Page [—])

New Eaton ordinary shares are currently not traded or quoted on a stock exchange or quotation system. New Eaton expects that, following the transaction, New Eaton ordinary shares will be listed for trading under the symbol “ETN” on the NYSE.

Conditions to the Completion of the Acquisition and the Merger (Page [—])

The completion of the acquisition and the scheme is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions:

•	the adoption of the transaction agreement by Eaton shareholders holding two thirds of the outstanding Eaton common shares;

•

the approval of the scheme by a majority in number of the Cooper shareholders of record voting on the proposal representing 75% or more in value of the Cooper ordinary shares held by such holders, present and voting either in person or by proxy, at the special court-ordered meeting (or at any adjournment of such meeting), and the approval by the requisite majorities of Cooper shareholders of certain of the EGM resolutions;

•

the Irish High Court’s sanction of the scheme of arrangement and confirmation (including certain evidence of confirmation) of the reduction of capital involved in the scheme of arrangement and/or copies of each of the Irish High Court’s order and the minute required under Irish law in respect of the capital reduction being delivered for registration to the Registrar of Companies and subsequently registered;

•

the NYSE having authorized, and not withdrawn its authorization for, listing of the New Eaton shares to be issued in the acquisition and the merger (subject to satisfaction of any conditions to which such approval is expressed to be subject);

•	all applicable waiting periods under the HSR Act having expired or having been terminated, in each case in connection with the acquisition;

•

to the extent that the acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission having decided that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the acquisition or to refer the acquisition (or any aspect of the acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise having decided that the acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the acquisition, under the antitrust, competition or foreign investment laws of Canada, The Peoples Republic of China, Russia, South Africa, South Korea, The Republic of China (Taiwan) and Turkey;

•

no injunction, restraint or prohibition by any court of competent jurisdiction or antitrust order by any governmental authority which prohibits consummation of the acquisition or the merger having been entered and which is continuing to be in effect; and

•	the Form S-4 having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order.

In addition, each party’s obligation to effect the acquisition is conditional, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations and covenants under the transaction agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants.

The acquisition is also conditioned on the scheme becoming effective and unconditional by not later than May 21, 2013 (or earlier if required by the Panel or later if the parties agree and (if required) the Panel consents and (if required) the Irish High Court allows). The merger is conditioned only upon the concurrent consummation and implementation of the scheme of arrangement and acquisition. See “The Transaction Agreement—Conditions to the Completion of the Acquisition and the Merger” beginning on page [    ] of this joint proxy statement/prospectus.

Termination of the Transaction Agreement (Page [    ])

The transaction agreement may be terminated at any time prior to the time the scheme becomes effective in any of the following ways:

•	by mutual written consent of Cooper and Eaton;

•	by either Cooper or Eaton if:

•

(i) after completion of the special court-ordered meeting or the EGM, the applicable resolutions have not been approved by the requisite majorities, or (ii) after completion of the Eaton special meeting the requisite percentage of Eaton shareholders have not voted to adopt the transaction agreement;

•

the transaction has not been consummated by 11:59 p.m., New York City time, on February 21, 2013, subject to extension to May 21, 2013 in circumstances in which the only outstanding unfulfilled conditions relate to antitrust approval or Irish High Court sanction of the scheme of arrangement or the reduction of capital involved in such scheme or registration of the related court order, provided that neither Cooper nor Eaton may terminate on this ground if its breach caused the failure of the transaction to have been consummated by such time;

•	the Irish High Court declines or refuses to sanction the scheme, unless both parties agree that the decision of the Irish High Court shall be appealed; or

•

an injunction that permanently restrains, enjoins or otherwise prohibits the consummation of the acquisition or the merger has become final and non-appealable, provided that neither Cooper nor Eaton may terminate on this ground if its breach caused such injunction;

•	by Cooper if:

•

Eaton or any of New Eaton, Turlock, Abeiron II, Eaton Sub or Merger Sub breaches or fails to perform its representations, warranties, covenants or other agreements contained in the transaction agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by May 21, 2013, provided Cooper gives Eaton the requisite prior written notice of such intention to terminate;

•	the Eaton board withdraws or modifies, in any manner adverse to Cooper (or publicly proposes to do the same) its recommendation that the shareholders of Eaton adopt the transaction agreement; or

•	prior to obtaining shareholder approval, in order to enter into an agreement providing for a Cooper Superior Proposal;

•	by Eaton if:

•

Cooper breaches or fails to perform its representations, warranties, covenants or other agreements contained in the transaction agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by May 21, 2013, provided Eaton gives Cooper the requisite prior written notice of such intention to terminate; or

•

the Cooper board withdraws or modifies, in any manner adverse to Eaton (or publicly proposes to do the same) its recommendation that the shareholders of Cooper approve the scheme or approves, recommends or declares advisable (or proposes publicly to do the same) a Cooper Alternative Proposal.

The transaction agreement also provides that if the transaction agreement is terminated (i) by Cooper following the board of directors of Eaton changing its recommendation to the Eaton shareholders to adopt the transaction agreement (except in limited circumstances) or (ii) by Cooper or Eaton following the failure of the Eaton shareholders to adopt the transaction agreement following the board of directors of Eaton changing its recommendation (except in limited circumstances), then Eaton shall pay to Cooper $300,000,000. See “The Transaction Agreement—Reverse Termination Payment” beginning on page [    ] of this joint proxy statement/prospectus.

Expenses Reimbursement Agreement (Page [    ])

In connection with the execution of the transaction agreement, Eaton and Cooper entered into an expenses reimbursement agreement, the terms of which have been approved by the Irish Takeover Panel. Under the expenses reimbursement agreement, Cooper has agreed to pay to Eaton the documented, specific and quantifiable third-party costs and expenses incurred by Eaton in connection with the acquisition upon the termination of the transaction agreement in specified circumstances. The maximum amount payable by Cooper to Eaton pursuant to the expenses reimbursement agreement (the “Expense Reimbursement Amount”) is an amount equal to one percent (1%) of the aggregate value of the issued share capital of Cooper as ascribed by the terms of the acquisition. The Expense Reimbursement Amount is approximately $118 million. Eaton does not expect the transaction-related costs reimbursable pursuant to the expenses reimbursement agreement to exceed the Expense Reimbursement Amount.

See “Expenses Reimbursement Agreement” beginning on page [—] of this joint proxy statement/prospectus.

Financing Relating to the Transaction (Page [    ])

Merger Sub has received a financing commitment from Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A. and Citibank, N.A. to provide an unsecured financing in the aggregate principal amount of up to $6,750,000,000. The committed financing will be used in part to satisfy the cash component of the transaction and pay certain transactional expenses. The initial borrower under the financing commitment is Merger Sub; however, once the merger and the acquisition are consummated, Eaton, as the surviving entity of the merger, will be the borrower. We anticipate that the total indebtedness of New Eaton following the consummation of the transaction will be approximately $11,950,000,000, and the annual debt service expense on such amount would be approximately $262,000,000.

The financing commitment is documented under a bridge facility, which will be available in a single drawing on the acquisition closing date and will mature on the first anniversary of the closing date, with all outstanding loans payable in full at that time. The borrower has the option to voluntarily prepay the loans at any time without premium or penalty.

Citigroup Global Markets Limited and Morgan Stanley & Co. Limited are satisfied that resources are available to Eaton sufficient to satisfy in full the cash consideration payable pursuant to the scheme.

For a full description of the financing relating to the business, see “Financing Relating to the Transaction” beginning on page [    ] of this joint proxy statement/prospectus.

Accounting Treatment of the Transaction (Page [    ])

Eaton will account for the acquisition pursuant to the transaction agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Eaton will allocate the final purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares (Page [    ])

As a result of the transaction, the holders of Eaton common shares will become holders of New Eaton ordinary shares and their rights will be governed by Irish law (instead of the Ohio General Corporation Law (the “OGCL”)) and by the memorandum and articles of association of New Eaton (instead of Eaton’s Articles of

Incorporation and Regulations). The current memorandum and articles of association of New Eaton will be amended and restated as of the completion of the transaction in substantially the form as set forth in Annex D to this joint proxy statement/prospectus. Following the transaction, former Eaton shareholders may have different rights as New Eaton shareholders than they had as Eaton shareholders. Material differences between the rights of shareholders of Eaton and the rights of shareholders of New Eaton include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. For a summary of the material differences between the rights of Eaton shareholders and New Eaton shareholders, see “Description of New Eaton Ordinary Shares” beginning on page [    ] of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares” beginning on page [    ] of this joint proxy statement/prospectus.

Comparison of the Rights of Holders of Cooper Ordinary Shares and New Eaton Ordinary Shares (Page [    ])

As a result of the transaction, the holders of Cooper ordinary shares will become holders of New Eaton ordinary shares and their rights will be governed by the memorandum and articles of association of New Eaton instead of Cooper’s memorandum and articles of association. The current memorandum and articles of association of New Eaton will be amended and restated as of the completion of the transaction in substantially the form as set forth in Annex D to this joint proxy statement/prospectus. Following the transaction, former Cooper shareholders may have different rights as New Eaton shareholders than they had as Cooper shareholders. Material differences between the rights of New Eaton shareholders following the transaction and the rights of Cooper shareholders before the transaction include, among other things, differences with respect to the classification of the board of directors, calls on shares and forfeiture of shares, quorum at board meetings, quorum at shareholder meetings, the shareholder vote required to approve variations of class rights and the shareholder vote required to approve certain transactions and certain amendments to the articles of association. For a summary of the material differences between the rights of Cooper shareholders and New Eaton shareholders, see “Description of New Eaton Ordinary Shares” beginning on page [    ] of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Cooper Ordinary Shares and New Eaton Ordinary Shares” beginning on page [    ] of this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus you should consider carefully the following risk factors, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements.” You should also read and consider the risks associated with the business of Eaton and the risks associated with the business of Cooper because these risks will also affect New Eaton. The risks associated with the business of Eaton can be found in the Eaton Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in the Eaton Quarterly Report on Form 10-Q for the period ended June 30, 2012, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.” The risks associated with the business of Cooper can be found in the Cooper Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in the Cooper Quarterly Report on Form 10-Q for the period ended June 30, 2012, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Transaction

The number of New Eaton ordinary shares that Cooper shareholders will receive as a result of the acquisition will be based on a fixed exchange ratio. The value of the New Eaton ordinary shares that Cooper shareholders receive could be different than at the time Cooper shareholders vote to approve the scheme.

Upon completion of the transaction, Cooper ordinary shareholders (other than Eaton or any of its nominees) will receive (i) $39.15 in cash, and (ii) 0.77479 of a New Eaton ordinary share for each Cooper ordinary share. The number of New Eaton ordinary shares that Cooper shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either Eaton common shares or Cooper ordinary shares.

The market value of the New Eaton ordinary shares that Cooper shareholders will be entitled to receive when the acquisition is completed could vary significantly from the market value of Eaton common shares on the date of this joint proxy statement/prospectus or the date of the Cooper special meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Eaton common shares or Cooper ordinary shares, such market price fluctuations may affect the value that Cooper shareholders will receive upon completion of the transaction. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Eaton or Cooper, market assessments of the likelihood that the transaction will be completed, the timing of the transaction, regulatory considerations, general market and economic conditions and other factors. Shareholders are urged to obtain current market quotations for Eaton common shares and Cooper ordinary shares. See the section entitled “Comparative Per Share Market Price Data and Dividend Information” beginning on page [    ] for additional information on the market value of Eaton common shares and Cooper ordinary shares.

Eaton and Cooper must obtain required approvals and governmental and regulatory consents to consummate the transaction, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the consummation of the acquisition or the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction.

The merger and the acquisition are subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of Eaton and Cooper shareholders, the effectiveness of the registration statement, the approval of the scheme of arrangement by the Irish High Court and the expiration or termination of the waiting period under the HSR Act, and the relevant approvals under the antitrust, competition and foreign investment laws of certain foreign countries under which filings or approvals are or may be required.

The governmental agencies from which the parties will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the merger and the acquisition, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Eaton’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the transaction or may reduce the anticipated benefits of the transaction. Further, no assurance can be given that the required shareholder approval will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Eaton and Cooper agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the merger or the acquisition, these requirements, limitations, costs, divestitures or restrictions could adversely affect New Eaton’s ability to integrate Eaton’s operations with Cooper’s operations or reduce the anticipated benefits of the transaction. This could result in a failure to consummate the transaction or have a material adverse effect on New Eaton’s business and results of operations.

The transaction agreement contains provisions that limit Cooper’s ability to pursue alternatives to the transactions and, in specified circumstances, could require Cooper to reimburse certain of Eaton’s expenses.

Under the transaction agreement, Cooper is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal with any person. Cooper may terminate the transaction agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including a determination by the Cooper board of directors (after consultation with Cooper’s financial advisors and legal counsel) that such proposal is more favorable to the Cooper shareholders than the transaction, and such a termination would result in Cooper being required to reimburse certain of Eaton’s expenses under the expenses reimbursement agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Cooper from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher value than the value of the scheme consideration.

Failure to consummate the transaction could negatively impact the share price and the future business and financial results of Eaton and/or Cooper.

If the transaction is not consummated, the ongoing businesses of Eaton and/or Cooper may be adversely affected and, without realizing any of the benefits of having consummated the transaction, Eaton and/or Cooper will be subject to a number of risks, including the following:

•	Eaton and/or Cooper will be required to pay specified costs and expenses relating to the proposed transaction;

•	if the transaction agreement is terminated under specified circumstances, Cooper may be obligated to reimburse certain expenses of Eaton, in an amount up to approximately $118 million;

•	if the transaction agreement is terminated under specified circumstances, Eaton may be required to pay to Cooper a termination fee equal to $300,000,000;

•

matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by Eaton management and Cooper management, which could otherwise have been devoted to other opportunities that may have been beneficial to Cooper or Eaton, as the case may be;

•

the transaction agreement restricts Eaton and Cooper, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the merger and the acquisition occur or the transition agreement terminates. These restrictions may prevent Eaton and Cooper from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the merger and the acquisition or termination of the transaction agreement; and

•

Eaton and/or Cooper also could be subject to litigation related to any failure to consummate the transaction or related to any enforcement proceeding commenced against Eaton and/or Cooper to perform their respective obligations under the transaction agreement.

If the transaction is not consummated, these risks may materialize and may adversely affect Eaton and/or Cooper’s business, financial results and share price.

Eaton’s and Cooper’s directors and executive officers will have interests in the transaction in addition to those of shareholders.

In considering the recommendations of the Eaton and Cooper boards of directors with respect to the transaction agreement, you should be aware that some of Eaton’s and Cooper’s directors and executive officers will have interests in the proposed transaction in addition to interests they might have as shareholders, the aggregate values of which we estimate to be approximately $42,666,418 for Eaton’s directors and executive officers and approximately $140 million for Cooper’s directors and executive officers (exclusive of any applicable tax gross-up). For more information, including the assumptions used to estimate the value of such interests, please see “The Transaction—Interests of Certain Persons in the Transaction” beginning on page [    ]. You should consider these interests in connection with your vote on the related proposals.

While the transaction is pending, Eaton and Cooper will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the transaction on employees, customers and suppliers may have an adverse effect on Eaton and Cooper and, consequently, on New Eaton. These uncertainties may impair Eaton’s and Cooper’s ability to attract, retain and motivate key personnel until the merger and the acquisition are consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Eaton and Cooper to seek to change existing business relationships with Eaton and Cooper. Employee retention may be particularly challenging during the pendency of the transaction because employees may experience uncertainty about their future roles with New Eaton. If, despite Eaton’s and Cooper’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with New Eaton, New Eaton’s business could be seriously harmed.

Risks Relating to the Businesses of the Combined Company

We may not realize all of the anticipated benefits of the transaction or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the transaction will depend, to a large extent, on our ability to integrate the Eaton and Cooper businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Eaton and Cooper. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of New Eaton and could adversely affect New Eaton’s results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Cooper with that of Eaton;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of New Eaton. In addition, even if the operations of the businesses of Eaton and Cooper are integrated successfully, we may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of Eaton and Cooper. All of these factors could cause dilution to the earnings per share of New Eaton, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of New Eaton’s ordinary shares. As a result, we cannot assure you that the combination of the Eaton and Cooper businesses will result in the realization of the full benefits anticipated from the transaction.

As a result of the transaction, New Eaton will incur direct and indirect costs.

New Eaton will incur costs and expenses in connection with and as a result of the transaction. These costs and expenses include professional fees to comply with Irish corporate and tax laws and financial reporting requirements, costs and expenses incurred in connection with holding a majority of the meetings of the New Eaton board of directors and certain executive management meetings in Ireland, as well as any additional costs New Eaton may incur going forward as a result of its new corporate structure. There can be no assurance that these costs will not exceed the costs historically borne by Eaton and Cooper.

Eaton’s and Cooper’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of what New Eaton’s financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information have been derived from the audited and unaudited historical financial statements of Eaton and Cooper and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Cooper have been measured at fair value based on various preliminary estimates using assumptions that Eaton management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Eaton’s financial condition or results of operations following the closing. Any potential decline in New Eaton’s financial condition or results of operations may cause significant variations in the share price of New Eaton. Please see “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page [—].

Disruption in the financial markets could affect New Eaton’s ability to refinance the bridge loan on favorable terms, or at all.

If drawn, New Eaton is obligated to repay its bridge loan facility within 364 days after the consummation of the transaction. Disruptions in the commercial credit markets or uncertainty in the European Union or elsewhere could result in a tightening of financial markets. As a result of financial market turmoil, New Eaton may not be able to obtain alternate financing in order to repay the bridge loan facility, or refinance the bridge loan entered into in connection with this transaction on favorable terms (or at all).

If New Eaton is unable to successfully obtain alternative financing or refinance the bridge loan at favorable terms and conditions (including but not limited to pricing and other fee payments), this could result in a higher cost of the transaction for New Eaton. If New Eaton is unable to obtain alternate financing or refinance at all, New Eaton will have to repay all outstanding amounts under the bridge loan facility on the maturity date.

Eaton’s substantial leverage and debt service obligations could adversely affect Eaton’s business.

Eaton has secured a $6.75 billion fully underwritten bridge financing commitment from Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc. and Citibank, N.A. to finance the cash portion of the acquisition. Eaton plans to later refinance these bridge borrowings through a new term debt issuance, use of cash on hand, and the possible sale of assets. After giving effect to the merger and the acquisition, Eaton expects to have total debt of approximately $11.95 billion.

The degree to which Eaton will be leveraged following the transaction could have important consequences to shareholders of New Eaton, including, but not limited to:

•	increasing Eaton’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•

requiring the dedication of a substantial portion of Eaton’s cash flow from operations to the payment of principal of, and interest on, indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, product research and development or other general corporate purposes;

•	limiting Eaton’s flexibility in planning for, or reacting to, changes in our business and the competitive environment and the industry in which it operates;

•	placing Eaton at a competitive disadvantage as compared to its competitors, to the extent that they are not as highly leveraged; and

•	limiting Eaton’s ability to borrow additional funds and increasing the cost of any such borrowing.

Section 7874 could potentially limit Eaton’s and its U.S. affiliates’ ability to utilize their U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the transaction or certain specified transactions for a period of time following the transaction.

Following the acquisition of a U.S. corporation by a foreign corporation, section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions as more fully described in “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Eaton and New Eaton—Potential Limitation on the Utilization of Eaton’s (and Its U.S. Affiliates’) Tax Attributes” beginning on page [•]. Based on the limited guidance available, Eaton currently expects that following the transaction, this limitation will apply and as a result, it and its U.S. affiliates could be limited in their ability to utilize their U.S. tax attributes to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions. Please see “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Eaton and New Eaton—Potential Limitation on the Utilization of Eaton’s (and Its U.S. Affiliates’) Tax Attributes” beginning on page [•]. Eaton expects that it will be able to fully utilize its U.S. net operating losses prior to their expiration, to offset U.S. taxable income generated through ordinary business operations. If, however, Eaton or its U.S. affiliates were to engage in any transaction that would generate any U.S. taxable income subject to this limitation in the future, it could take

Eaton longer to use its net operating losses and tax credits and thus Eaton could pay U.S. federal income tax sooner than it otherwise would have. Additionally, if Eaton does not generate taxable income consistent with its expectations, it is possible that the limitation under section 7874 on the utilization of U.S. tax attributes could prevent Eaton and/or its U.S. affiliates from fully utilizing their U.S. tax attributes prior to their expiration.

New Eaton’s status as a foreign corporation for U.S. federal income tax purposes could be affected by a change in law.

A corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because New Eaton is an Irish incorporated entity, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

For New Eaton to be treated as a foreign corporation for U.S. federal income tax purposes under section 7874, either (1) the former stockholders of Eaton must own (within the meaning of section 7874) less than 80% (by both vote and value) of New Eaton ordinary shares by reason of holding shares in Eaton, or (2) New Eaton must have substantial business activities in Ireland after the transaction (taking into account the activities of New Eaton’s expanded affiliated group). The Eaton stockholders will own less than 80% of the shares in New Eaton after the transaction by reason of their ownership of shares of Eaton common stock. As a result, under current law, New Eaton should be treated as a foreign corporation for U.S. federal income tax purposes. However, it is possible that there could be a change in law under section 7874 or otherwise that could adversely affect New Eaton’s status as a foreign corporation.

Please see “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to Eaton and New Eaton—U.S. Federal Income Tax Classification of New Eaton as a Result of the Transaction” beginning on page [    ] for a full discussion of the application of section 7874 of the Code to the transaction.

New Eaton will seek Irish High Court approval of the creation of distributable reserves. New Eaton expects this will be forthcoming but cannot guarantee this.

Under Irish law, dividends may only be paid and share repurchases and redemptions must generally be funded only out of “distributable reserves,” which New Eaton will not have immediately following the closing. The creation of distributable reserves of New Eaton requires the approval of the Irish High Court and, in connection with seeking such court approval, we are seeking the approval of Eaton and Cooper shareholders. The approval of the Irish High Court is expected within 15 weeks following the closing. New Eaton is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, however, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approvals by Eaton and Cooper shareholders will be obtained. In the event that distributable reserves of New Eaton are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its trading activities.

The New Eaton ordinary shares to be received by Eaton and Cooper shareholders in connection with the transaction will have different rights from the Eaton common shares and the Cooper ordinary shares.

Upon completion of the merger and the acquisition, Eaton and Cooper shareholders will become New Eaton shareholders and their rights as shareholders will be governed by New Eaton’s memorandum and articles of association and Irish law. The rights associated with each of the Eaton common shares and Cooper ordinary shares are different than the rights associated with New Eaton ordinary shares. Material differences between the rights of shareholders of Eaton and the rights of shareholders of New Eaton include differences with respect to among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. Material differences between the rights of New Eaton shareholders following the transaction and the rights of Cooper shareholders before the transaction include, among other things, differences with respect to the classification of the board of directors, calls on shares and forfeiture of shares, quorum at board meetings, quorum at shareholder meetings, the shareholder vote required to approve variations of class rights and the shareholder vote required to approve certain transactions and certain amendments to the articles of association. See “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares” beginning on page [    ] and “Comparison of the Rights of Holders of Cooper Ordinary Shares and New Eaton Ordinary Shares” beginning on page [    ].

As a result of different shareholder voting requirements in Ireland relative to Ohio, New Eaton will have less flexibility with respect to certain aspects of capital management than Eaton currently has.

Under Ohio law, Eaton’s directors may issue, without shareholder approval, any common shares authorized by its articles of incorporation that are not already issued.

Under Irish law, the authorized share capital of New Eaton can be increased by an ordinary resolution of its shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the authorized but unissued share capital, without shareholder approval, once authorized to do so by the articles of association of New Eaton or by an ordinary resolution of the New Eaton shareholders. Additionally, subject to specified exceptions, Irish law grants statutory preemption rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory preemption rights by way of special resolution with respect to any particular allotment of shares. Accordingly, New Eaton’s articles of association contain, as permitted by Irish company law, a provision authorizing the board to issue new shares for cash without offering preemption rights. The authorization of the directors to issue shares and the authorization of the waiver of the statutory preemption rights must both be renewed by the shareholders at least every five years, and Eaton cannot provide any assurance that these authorizations will always be approved, which could limit New Eaton’s ability to issue equity and thereby adversely affect the holders of New Eaton securities. While Eaton does not believe that the differences between Ohio law and Irish law relating to New Eaton’s capital management will have an adverse effect on New Eaton, situations may arise where the flexibility Eaton now has under Ohio law would have provided benefits to New Eaton shareholders that will not be available under Irish law. Please see “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares” beginning on page [    ].

The transaction may not allow us to maintain competitive global cash management and a low effective corporate tax rate.

We believe that the transaction should improve our ability to maintain our competitive global cash management and a competitive worldwide effective corporate tax rate. We cannot give any assurance as to what our effective tax rate will be after the transaction, however, because of, among others, uncertainty regarding the tax policies of the jurisdictions where we operate. Our actual effective tax rate may vary from this expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

Following the completion of the transaction, a future transfer of your New Eaton shares, other than one effected by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to Irish stamp duty.

Transfers of New Eaton shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is anticipated that the majority of New Eaton shares will be traded through DTC by brokers who hold such shares on behalf of customers. However, if you hold your New Eaton shares directly rather than beneficially through DTC, any transfer of your New Eaton shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. Note, however, that transfers of Cooper shares are currently subject to the same potential liability to Irish stamp duty in circumstances similar to those in which Irish stamp duty may be payable in respect of New Eaton shares. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Stamp Duty” beginning on page [     ].

In certain limited circumstances, dividends paid by New Eaton may be subject to Irish dividend withholding tax.

In certain limited circumstances, dividend withholding tax (currently at a rate of 20%) may arise in respect of dividends paid on New Eaton shares. A number of exemptions from dividend withholding tax exist such that shareholders resident in the U.S. and shareholders resident in the countries listed in Annex H attached to this joint proxy statement/prospectus may be entitled to exemptions from dividend withholding tax.

Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page [    ] and, in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

Shareholders resident in the U.S. that hold their shares through DTC will not be subject to dividend withholding tax provided the addresses of the beneficial owners of such shares in the records of the brokers holding such shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by New Eaton). Similarly, shareholders resident in the U.S. that are former Eaton shareholders and that hold their shares outside of DTC and that acquired such shares on or before the date on which the transaction is completed will not be subject to dividend withholding tax if they have provided a valid Form W-9 showing a U.S. address to New Eaton’s transfer agent. However, other shareholders may be subject to dividend withholding tax, which could adversely affect the price of your shares. Note, however, that dividends currently paid on the Cooper shares are subject to similar Irish dividend withholding tax implications and procedures as dividends which will be paid on New Eaton shares and former Cooper shareholders who hold New Eaton shares will be able to rely on forms previously filed (which have not expired) with Cooper to receive dividends without Irish withholding tax. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Withholding Tax on Dividends” beginning on page [•].

After the transaction, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from New Eaton will not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in New Eaton (for example, they are resident in Ireland). Shareholders who receive dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends. Note, however, that similar Irish income tax considerations currently apply to the holders of Cooper shares. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Income Tax on Dividends Paid on New Eaton Shares” beginning on page [    ].

New Eaton shares, received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of New Eaton shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Eaton shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €250,000 in respect of taxable gifts or inheritances received from their parents. Note, however, that Cooper Shares are also regarded as property situated in Ireland for CAT purposes and the same CAT considerations also currently apply to holders of Cooper shares. Please see “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Capital Acquisitions Tax” beginning on page [•].

It is recommended that each shareholder consult his or her own tax advisor as to the tax consequences of holding shares in and receiving dividends from New Eaton.

SELECTED HISTORICAL FINANCIAL DATA OF EATON

Eaton is providing you with the following financial information to assist you in your analysis of the financial aspects of the merger and the acquisition. Eaton derived (1) the financial information as of and for the fiscal years ended December 31, 2007 through December 31, 2011 from its historical audited financial statements for the fiscal years then ended and (2) the financial information as of and for the six months ended June 30, 2012 and 2011 from its unaudited condensed consolidated financial statements which include, in the opinion of Eaton’s management, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Eaton and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report on Form 10-K for the year ended December 31, 2011 and quarterly report on Form 10-Q for the six months ended June 30, 2012 that Eaton previously filed with the SEC and that are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page [    ].

	Six months ended June 30,		Year ended December 31,
(Continuing operations, in millions except for per share data)	2012	2011	2011	2010	2009	2008	2007
Net sales	$8,028	$7,893	$16,049	$13,715	$11,873	$15,376	$13,033
Net income attributable to Eaton common shareholders	693	623	1,350	929	383	1,058	994

Net income per common share
Diluted	$2.04	$1.80	$3.93	$2.73	$1.14	$3.25	$3.19
Basic	2.06	1.83	3.98	2.76	1.16	3.29	3.26

Cash dividends paid per common share	$0.76	$0.68	$1.36	$1.08	$1.00	$1.00	$0.86

Components of other comprehensive income (loss), net of tax(a)
Foreign currency translation and related hedging instruments	$(99)	$338	$(241)	$(78)	$349	$(722)	$212
Pensions and other postretirement benefits	71	35	(353)	(62)	(55)	(370)	219
Cash flow hedges	12	(5)	(22)	—	36	(23)	(5)
Other comprehensive income (loss) attributable to Eaton common shareholders	(16)	368	(616)	(140)	330	(1,115)	426
Total comprehensive income (loss) attributable to Eaton common shareholders	677	991	734	789	713	(57)	1,420

Total assets	$18,554	$18,121	$17,873	$17,252	$16,282	$16,655	$13,430
Long-term debt	3,678	3,650	3,366	3,382	3,349	3,190	2,432
Total debt	4,373	3,767	3,773	3,458	3,467	4,271	3,417

(a)	Item includes additional information required to be disclosed related to Eaton’s adoption of the revised guidance on the presentation of comprehensive income in the first quarter of 2012.

SELECTED HISTORICAL FINANCIAL DATA OF COOPER

Cooper is providing you with the following financial information to assist you in your analysis of the financial aspects of merger and the transaction. Cooper derived (1) the financial information as of and for the fiscal years ended December 31, 2007 through December 31, 2011 from its historical audited financial statements for the fiscal years then ended and (2) the financial information as of and for the six months ended June 30, 2012 and 2011 from its unaudited consolidated financial statements which include, in the opinion of Cooper’s management, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Cooper and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report on Form 10-K for the year ended December 31, 2011 and quarterly report on Form 10-Q for the six months ended June 30, 2012 that Cooper previously filed with the SEC and that are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page [    ].

	Six Months Ended June 30,		Years Ending December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions, except per share data)
INCOME STATEMENT DATA:
Revenues	$2,873.3	$2,646.6	$5,409.4	$5,065.9	$5,069.6	$6,521.3	$5,903.1

Income from continuing operations	$349.7	$317.2	$637.3	$443.8	$413.6	$615.6	$692.3
Income related to discontinued operations, net of income taxes	—	190.3	190.3	—	25.5	16.6	—

Net income	$349.7	$507.5	$827.6	$443.8	$439.1	$632.2	$692.3

INCOME PER COMMON SHARE DATA:
Basic -
Income from continuing operations	$2.19	$1.92	$3.91	$2.67	$2.47	$3.54	$3.80
Income from discontinued operations	—	1.15	1.17	—	.15	.10	—

Net income	$2.19	$3.07	$5.08	$2.67	$2.62	$3.64	$3.80

Diluted -
Income from continuing operations	$2.17	$1.89	$3.87	$2.64	$2.46	$3.51	$3.73
Income from discontinued operations	—	1.14	1.15	—	.15	.09	—

Net income	$2.17	$3.03	$5.02	$2.64	$2.61	$3.60	$3.73

BALANCE SHEET DATA (at period end):
Total assets	$6,793.9	$6,639.6	$6,447.6	$6,668.6	$5,984.4	$6,164.9	$6,133.5
Long-term debt, excluding current maturities	1,096.5	1,419.1	1,096.2	1,420.4	922.7	932.5	909.9
Shareholders’ equity	3,850.3	3,708.5	3,536.0	3,206.1	2,963.3	2,607.4	2,841.9
CASH DIVIDENDS DECLARED PER COMMON SHARE	$.62	$.58	$1.16	$1.08	$1.00	$1.00	$.84

In October 1998 Cooper sold its Automotive Products segment for $1.9 billion in proceeds. Subsequent to Federal-Mogul’s Chapter 11 bankruptcy petition in October 2001, Cooper has recognized income from discontinued operations for changes in potential liabilities related to the Automotive Products segment sale and the Federal-Mogul bankruptcy. Cooper recognized discontinued operations income of $16.6 million, which is net of a $9.4 million income tax expense, in 2008 and $25.5 million, which is net of a $16.2 million income tax expense, in 2009 related to the ongoing resolution. Cooper’s contingent liabilities related to the Automotive Products sale to Federal-Mogul in 1998 were resolved on April 5, 2011 with the closing of a settlement agreement with Pneumo Abex LLC. In connection with the settlement, Cooper recognized discontinued operations income of $190.3 million, which is net of a $105.6 million income tax expense, in 2011. See Note 19 of the Notes to Consolidated Financial Statements of Cooper.

In July 2010 Cooper completed a Joint Venture, named Apex Tool Group, LLC, by combining Cooper’s Tools business with certain Tools businesses from Danaher’s Tools and Components Segment. Cooper and Danaher each own a 50% interest in the Joint Venture, have equal representation on its Board of Directors and have a 50% voting interest in the Joint Venture. At completion of the transaction in July 2010 Cooper deconsolidated the Tools business assets and liabilities contributed to the Joint Venture and recognized Cooper’s 50% ownership interest as an equity investment. Beginning in the third quarter of 2010 Cooper recognizes its proportionate share of the Joint Venture’s operating results using the equity method. Recording the joint venture investment in 2010 at its fair value of $480 million resulted in a pretax loss of $134.5 million related to the transaction that Cooper recognized in the second quarter of 2010. See Notes 3 & 6 of the Notes to Consolidated Financial Statements of Cooper.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma financial data (“selected pro forma data”) give effect to the acquisition of Cooper by Eaton. The selected pro forma data have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, under which the assets and liabilities of Cooper will be recorded by Eaton at their respective fair values as of the date the acquisition is completed. The selected Unaudited Pro Forma Condensed Consolidated Balance Sheet data as of June 30, 2012 gives effect to the transaction as if it had occurred on June 30, 2012. The selected Unaudited Pro Forma Condensed Consolidated Statements of Income data for the six months ended June 30, 2012 and the year ended December 31, 2011 give effect to New Eaton’s results of operations as if the transaction had occurred on January 1, 2011.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed consolidated financial statements (“pro forma statements”) of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma statements. In addition, the pro forma statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of both Eaton and Cooper for the applicable periods, which have been incorporated in this joint proxy statement/ prospectus by reference. See “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Consolidated Financial Statements” in this joint proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma statements, the preliminary allocation of the pro forma purchase price reflected in the selected pro forma data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the acquisition.

Selected Unaudited Pro Forma Condensed Consolidated Statements of Income Data

	Six months ended June 30, 2012	Year ended December 31, 2011
(In millions except for per share data)	(Pro forma combined)
Net sales	$10,980	$21,600
Net income from continuing operations attributable to common shareholders	913	1,706
Net income from continuing operations per common share—diluted	$1.96	$3.64
Net income from continuing operations per common share—basic	$1.98	$3.68
Weighted-average number of common shares outstanding—diluted	464.9	468.1
Weighted-average number of common shares outstanding—basic	461.5	463.6

Selected Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

As of June 30, 2012
(In millions)	(Pro forma combined)
Total assets	$34,261
Long-term debt	4,903
Total debt	12,534
Total equity	13,239

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated into it by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Eaton, New Eaton, the acquisition, the merger and the other transactions contemplated by the transaction agreement that involve risks and uncertainties. All statements, trend analyses and other information contained herein about the markets for the services and products of New Eaton, Eaton and Cooper and future trends, plans, events, results of operations or financial condition, as well as other statements identified by the use of forward-looking terminology, including “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “goal,” “forecast,” “guidance,” “predict,” “project,” “intend,” “may,” “possible,” “potential” or the negative of these terms or other similar words, phrases or expressions, constitute forward-looking statements. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the transaction or to pay dividends are forward-looking statements. These forward-looking statements are not historical facts but instead represent only Eaton’s and Cooper’s expectations, estimates and projections regarding future events, based on current beliefs of management as well as assumptions made by, and information currently available to, management. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, many of which are outside the control of Eaton and Cooper, which may include the risk factors set forth above and other market, business, legal and operational uncertainties discussed elsewhere in this joint proxy statement/prospectus and the documents which are incorporated herein by reference. Those uncertainties include, but are not limited to:

•	the inability to complete the transaction on a timely basis or at all;

•	adverse regulatory decisions;

•	failure to satisfy any closing conditions with respect to the acquisition and the merger;

•	the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies;

•	New Eaton’s ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating;

•	the timing and amount of any share repurchases;

•	unanticipated changes in the markets for our business segments;

•	unanticipated downturns in business relationships with customers or their purchases from Eaton;

•	the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs;

•	industry competition, including competitive pressures on our sales and pricing;

•	increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing;

•	the magnitude of any disruptions from manufacturing rationalizations;

•	the ability to develop and introduce new products;

•	changes in the mix of products sold;

•	the introduction of competing technologies;

•	unexpected technical or marketing difficulties;

•	unexpected claims, charges, litigation or dispute resolutions;

•	political developments;

•	changing legislation and governmental regulations, including changes in tax law, tax treaties or tax regulations;

•	changes in capital markets conditions (including currency exchange rate fluctuations), inflation and interest rates;

•	exposure to fluctuations in energy prices; and

•	volatility of end markets that Eaton and Cooper serve.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in each of Eaton’s and Cooper’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended June 30, 2012, Current Reports on Form 8-K and other documents filed from time to time with the SEC and incorporated herein by reference.

Actual results might differ materially from those expressed or implied by these forward-looking statements because these forward-looking statements are subject to assumptions and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger, the acquisition or the other matters addressed in this joint proxy statement/prospectus and attributable to New Eaton, Eaton or Cooper or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by applicable law or regulation, none of New Eaton, Eaton or Cooper undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus or any document incorporated by reference might not occur.

PART 1

THE TRANSACTION AND THE SPECIAL MEETINGS

THE SPECIAL MEETING OF EATON’S SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Eaton shareholders as part of a solicitation of proxies by the Eaton board of directors for use at the special meeting of Eaton shareholders and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to Eaton shareholders on or about [—], 2012. In addition, this joint proxy statement/prospectus constitutes a prospectus for New Eaton in connection with the issuance by New Eaton of ordinary shares to be delivered to Eaton shareholders in connection with the transaction. This joint proxy statement/prospectus provides Eaton shareholders with information they need to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Eaton Special Meeting

Eaton will hold a special meeting of shareholders on [—], 2012 at [—] local time, at Eaton Center located at 1111 Superior Avenue, Cleveland, Ohio 44114.

Attendance

Only Eaton shareholders on the Eaton record date or persons holding a written proxy for any shareholder or account of Eaton as of the record date may attend the Eaton special meeting. Proof of stock ownership is necessary to attend. Registered Eaton shareholders who plan to attend the special meeting may obtain admission tickets at the registration desk prior to the special meeting. Eaton shareholders whose shares are registered in the name of a broker or bank may attend the special meeting by writing to the Office of the Secretary, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio, 44114, or by bringing certification of ownership, such as a driver’s license or passport and proof of ownership as of the Eaton record date to the Eaton special meeting.  The use of cameras, cell phones, PDAs and recording equipment will be prohibited at the Eaton special meeting.

Proposals

At the special meeting, Eaton shareholders will vote upon proposals to:

•	adopt the transaction agreement and approve the merger;

•	approve the reduction of the share premium of New Eaton to allow the creation of distributable reserves of New Eaton;

•	approve, on a non-binding, advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction; and

•

adjourn the special meeting, or any adjournments thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the transaction agreement, (ii) to provide to Eaton shareholders in advance of the special meeting any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to Eaton shareholders voting at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of Eaton common shares at the close of business on September 13, 2012, the record date for the Eaton special meeting, will be entitled to notice of, and to vote at, the Eaton special meeting or any adjournments thereof. On the Eaton record date, there were [—] Eaton common shares outstanding, held by [—] holders of record. Each outstanding Eaton share is entitled to one vote on each proposal and any other matter properly coming before the Eaton special meeting.

Quorum

The shareholders present in person or by proxy will constitute a quorum for the transaction of business at the Eaton special meeting, but no action required by law or the Eaton Articles of Incorporation or Regulations to be authorized or taken by the holders of a designated proportion of the shares of a class may be authorized or taken by a lesser proportion. Eaton’s inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Vote Required; Recommendation of Eaton’s Board of Directors

Proposal to Adopt the Transaction Agreement

Eaton shareholders are considering and voting on a proposal to adopt the transaction agreement and approve the merger. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the transaction. In particular, you are directed to the transaction agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The adoption of the transaction agreement requires the affirmative vote of holders of two-thirds (2/3) of the Eaton common shares outstanding and entitled to vote on the transaction agreement proposal. Because the vote required to approve this proposal is based upon the total number of outstanding Eaton common shares, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the transaction agreement proposal.

The board of directors of Eaton recommends that you vote “FOR” the adoption of the transaction agreement.

Proposal to Create Distributable Reserves of New Eaton

Eaton shareholders are considering and voting on a proposal to reduce the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger, in order to create distributable reserves of New Eaton. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the creation of distributable reserves. See “Creation of Distributable Reserves of New Eaton.”

Approval of the proposal to reduce the share premium of New Eaton to allow the creation of distributable reserves requires the affirmative vote of holders of a majority of Eaton common shares outstanding and entitled to vote. Because the vote required to approve this proposal is based upon the total number of outstanding Eaton common shares, abstentions, failures to vote and broker non-votes will have the same effect as a vote against this proposal. Approval of this proposal is not a condition to the completion of the transaction and whether or not this proposal is approved will have no impact on the completion of the transaction.

The board of directors of Eaton recommends that you vote “FOR” the proposal to reduce the share premium of New Eaton to allow the creation of distributable reserves.

Proposal to Approve, on a Non-Binding Advisory Basis, Specified Compensatory Arrangements Between Eaton and its Named Executive Officers Relating to the Transaction

Eaton shareholders are considering and voting on a proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction.

Approval of the proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction requires the affirmative vote of holders of a majority of Eaton common shares outstanding and entitled to vote on the proposal, although such vote will not be binding on Eaton. Because the vote required to approve this proposal is based upon the total number of outstanding Eaton common shares, abstentions, failures to vote and broker non-votes will have the same effect as a vote against this proposal.

The board of directors of Eaton recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction.

Proposal to Adjourn the Special Meeting

Eaton shareholders may be asked to vote on a proposal to adjourn the special meeting, or any adjournments thereof, if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the transaction agreement, (ii) to provide to Eaton shareholders in advance of the special meeting any supplement or amendment to the joint proxy statement/prospectus or (iii) to disseminate any other information which is material to Eaton shareholders voting at the special meeting.

Approval of the Eaton adjournment proposal requires the affirmative vote of holders of a majority of the Eaton voting shares represented, in person or by proxy, at the special meeting, whether or not a quorum is present. Failures to vote and broker non-votes will have no effect on this proposal, but abstentions and shares held in “street name” by brokers that are voted on at least one of the other proposals to come before the special meeting will have the same effect as a vote against this proposal.

The board of directors of Eaton recommends that you vote “FOR” the Eaton adjournment proposal.

Share Ownership and Voting by Eaton’s Officers and Directors

As of the Eaton record date, the Eaton directors and executive officers had the right to vote approximately [—] Eaton common shares, representing approximately [—]% of the Eaton common shares then outstanding and entitled to vote at the meeting. It is expected that the Eaton directors and executive officers who are shareholders of Eaton will vote “FOR” the proposal to adopt the transaction agreement, “FOR” the proposal to create distributable reserves of New Eaton, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction and “FOR” the Eaton adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting Your Shares

Eaton shareholders may vote in person at the special meeting or by proxy. Eaton recommends that you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meeting.

If you own shares in your own name, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you are an Eaton shareholder of record you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the transaction agreement, to create distributable reserves of New Eaton, to approve the advisory proposal and to adjourn the special meeting.

Eaton shareholders may also vote over the Internet at [                                ] or by telephone at [                    ] by 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the Eaton special meeting. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Voting Shares Held in Street Name

If your shares are held in an account through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.

If you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. This is referred to in this joint proxy statement/prospectus and in general as a broker non-vote. In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required; if the broker, bank or other nominee votes on a matter other than a procedural matter, your shares will be treated as present at the special meeting for purposes of determining the presence of a quorum. Brokers do not have discretionary authority to vote on any of the proposals. However, pursuant to the governing documents of Eaton (i) shares held in “street name” by brokers that are voted on at least one proposal to come before the Eaton special meeting will be treated as “present” at the Eaton special meeting and will have the same effect as a vote against the Eaton adjournment proposal and (ii) all broker non-votes will have the same effect as a vote against the adoption of the transaction agreement, the distributable reserves proposal and the advisory vote proposal at the Eaton special meeting.

Revoking Your Proxy

If you are an Eaton shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering a written revocation letter to the Secretary of Eaton;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person.

Attendance at the special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Costs of Solicitation

Eaton will bear the cost of soliciting proxies from its shareholders, except that Eaton will bear the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Cooper’s shareholders and Eaton’s shareholders, provided that Cooper will pay, upon Eaton’s written request, one half of such costs if the transaction is not completed by December 31, 2012.

Eaton will solicit proxies by mail. In addition, the directors, officers and employees of Eaton may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Eaton will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Eaton common shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Eaton has engaged a professional proxy solicitation firm The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, to assist in soliciting proxies for a fee of $75,000. In addition, Eaton will reimburse The Proxy Advisory Group for its reasonable disbursements.

Eaton has also engaged a professional proxy solicitation firm MacKenzie Parters, Inc., 105 Madison Avenue, New York, New York 10016, to assist in soliciting proxies for a fee of $35,000. In addition, Eaton will reimburse MacKernzie Partners, Inc. for its reasonable disbursements.

Eaton shareholders should not send in their stock certificates with their proxy cards.

As described on page [    ] of this joint proxy statement/prospectus, Eaton shareholders will be sent materials for exchanging Eaton common shares shortly after the completion of the transaction.

Other Business

Eaton is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Eaton board of directors may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding Eaton’s special meeting, please contact The Proxy Advisory Group, LLC, the proxy solicitation agent for Eaton, by mail at 18 East 41st Street, Suite 2000, New York, NY. Banks and brokers call collect: (212) 616-2180; all others call toll free: 888.55.PROXY.

THE SPECIAL MEETINGS OF COOPER’S SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Cooper shareholders as part of a solicitation of proxies by the Cooper board of directors for use at the special meetings of Cooper shareholders and at any adjournments of such meetings. This joint proxy statement/prospectus is being furnished to Cooper shareholders on or about [—], 2012. This joint proxy statement/prospectus provides Cooper shareholders with information they need to be able to vote or instruct their vote to be cast at the special meetings.

Date, Time & Place of the Cooper Special Meetings

Cooper will convene a special court-ordered meeting of shareholders on [                    ] at [    ] local time, at the Chase Tower in the 54th Floor conference room, located at 600 Travis Street, Houston, Texas 77002. Cooper will convene an extraordinary general meeting of shareholders on [                    ] at [    ] local time, at the same location, or, if later, as soon as possible after the conclusion or adjournment of the Cooper special court-ordered meeting.

Attendance

Attendance at the Cooper special court-ordered meeting and the Cooper EGM is limited to Cooper shareholders on the Cooper record date. Please indicate on the relevant proxy card if you plan to attend the special meetings. If your shares are held through a bank, broker or other nominee, and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries plc, c/o Cooper US, Inc., 600 Travis Street, Suite 5600, Houston, Texas 77002, or bring to the meeting a statement or a letter from the bank, broker or other nominee confirming beneficial ownership of the Cooper shares as of the Cooper record date for the meetings. Any beneficial holder who plans to vote at either meeting must obtain a legal proxy from his or her bank, broker or other nominee and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy. Each Cooper shareholder may be asked to provide a valid picture identification, such as a driver’s license or passport and proof of ownership as of the Cooper record date. The use of cell phones, smartphones, pagers, recording and photographic equipment will not be permitted in the meeting rooms.

Proposals

Cooper Special Court-Ordered Meeting: Cooper shareholders (other than Eaton or any of its affiliates) are being asked to consider and vote on a proposal at the special court-ordered meeting to approve the scheme of arrangement.

Cooper Extraordinary General Meeting: Cooper shareholders are also being asked to consider and vote on a proposal at the Cooper EGM to approve the scheme of arrangement, in addition to certain other proposals as set forth in the EGM resolutions described below.

The first three EGM resolutions relate to the approval of the scheme of arrangement and of actions required to be taken in connection with the scheme—specifically, both the cancellation of the shares of Cooper that are not already owned by New Eaton or its affiliates and the subsequent allotment and issuance of new shares of Cooper to New Eaton in exchange for the scheme consideration. The fourth EGM resolution also relates to the scheme of arrangement and would ensure that the holders of any new ordinary shares of Cooper issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration. The merger and the acquisition are conditioned on approval of EGM resolutions 1 through 4.

•

EGM Resolution #1: To approve the scheme of arrangement and authorize the directors of Cooper to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.

•	EGM Resolution #2: To approve the cancellation of any Cooper ordinary shares in issue prior to 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.

•	EGM Resolution #3: To authorize the directors of Cooper to allot and issue new Cooper shares, fully paid up, to New Eaton in connection with effecting the scheme.

•

EGM Resolution #4: To amend the articles of association of Cooper so that any ordinary shares of Cooper that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration.

The merger and the acquisition are not conditioned on approval of the remaining EGM resolutions. The fifth EGM resolution relates to the creation of distributable reserves of New Eaton, which are required under Irish law in order for New Eaton to be able to pay dividends and repurchase or redeem shares after the transaction.

•

EGM Resolution #5: To approve the reduction of the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger, in order to create distributable reserves of New Eaton.

Cooper shareholders are also being asked to vote on the following proposals at the EGM:

•	EGM Resolution #6: To approve, on a non-binding advisory basis, specified compensatory arrangements between Cooper and its named executive officers relating to the transaction.

•

EGM Resolution #7: To adjourn the Cooper EGM, or any adjournments thereof, to solicit additional proxies if there are insufficient proxies at the time of the EGM to approve the scheme of arrangement or resolutions 2 through 6.

Record Date; Outstanding Ordinary Shares; Ordinary Shares Entitled to Vote

Only holders of Cooper ordinary shares as of 11:59 p.m. (Eastern Time in the U.S.) on [—], 2012, the record date for the Cooper special meetings, will be entitled to notice of, and to vote at the Cooper special meetings or any adjournments thereof. On the Cooper record date, there were [—] Cooper ordinary shares outstanding, held by [—] holders of record. Each outstanding Cooper ordinary share (other than those held by Eaton or any of its affiliates) is entitled to one vote on each proposal and any other matter properly coming before the Cooper special meetings.

Quorum

The holders of a majority of the Cooper ordinary shares outstanding and entitled to vote will constitute a quorum for each of the special meetings. Abstentions are considered present for purposes of determining a quorum. The inspector of election will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the relevant Cooper special meeting.

Ordinary Share Ownership and Voting by Cooper’s Directors and Officers

As of the Cooper record date, the Cooper directors and executive officers had the right to vote approximately [—] shares of the then-outstanding Cooper ordinary shares at the special meetings, representing approximately [—]% of the Cooper shares then outstanding and entitled to vote at the special court-ordered meeting and approximately [—]% of the Cooper ordinary shares then outstanding and entitled to vote at the EGM. The Cooper directors and executive officers who are shareholders of Cooper intend to vote “FOR” the scheme of arrangement at the special court-ordered meeting, “FOR” the scheme of arrangement at the EGM, “FOR” the cancellation of any Cooper ordinary shares in issue before 10:00 pm., Irish time, on the day before the Irish High Court hearing to sanction the scheme, “FOR” the authorization of the directors of Cooper to allot and issue new Cooper shares, fully paid up, to New Eaton in connection with effecting the scheme, “FOR” amendment of the articles of association of Cooper so that any ordinary shares of Cooper that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration, “FOR” the proposal to reduce the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger, in order to create distributable reserves of New Eaton, “FOR” the approval, on a non-binding advisory basis of specified compensatory arrangements between Cooper and its named executive officers and “FOR” the Cooper EGM adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Vote Required; Recommendation of Cooper’s Board of Directors

Cooper Special Court-Ordered Meeting

Proposal to approve the scheme of arrangement: Cooper shareholders are being asked to vote on a proposal to approve the scheme at both the Cooper special court-ordered meeting and at the Cooper EGM. The vote required for such proposal is different at each of the meetings, however. As set out in full under the section entitled “Part 2—Explanatory Statement—Consents and Meetings,” the approval required at the special court-ordered meeting is a majority in number of the Cooper shareholders of record casting votes on the proposal representing three-fourths (75 percent) or more in value of the Cooper ordinary shares held by such holders, present and voting either in person or by proxy.

Because the vote required to approve the proposal at the Cooper special court-ordered meeting is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on such proposal.

The merger and the acquisition are conditioned on approval of the scheme at the Cooper special court-ordered meeting.

The Cooper board of directors recommends that Cooper shareholders vote “FOR” the proposal to approve the scheme of arrangement at the special court-ordered meeting.

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Cooper.”

Cooper Extraordinary General Meeting

Set forth below is a table summarizing certain information with respect to the EGM Resolutions:

EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of Resolution?

1	Approve the scheme of arrangement and authorize the directors of Cooper to take all such actions as they consider necessary or appropriate for carrying the scheme of arrangement into effect.	Ordinary	Yes

2	Approve the cancellation of any Cooper ordinary shares in issue before 10:00 p.m., Irish time, on the day before the Irish High Court hearing to sanction the scheme.	Special	Yes

3	Authorize the directors of Cooper to allot and issue new Cooper shares, fully paid up, to New Eaton in connection with effecting the scheme.	Ordinary	Yes

4	Amend the articles of association of Cooper so that any ordinary shares of Cooper that are issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration.	Special	Yes

5	Approve the reduction of the share premium of New Eaton resulting from (i) the issuance of New Eaton shares pursuant to the scheme and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger, in order to create distributable reserves of New Eaton.	Ordinary	No

6	Approve, on a non-binding advisory basis, specified compensatory arrangements between Cooper and its named executive officers relating to the transaction.	Ordinary	No

7	Approve the Cooper EGM adjournment proposal.	Ordinary	No

At the Cooper EGM, the requisite approval of each of the EGM resolutions depends on whether it is an “ordinary resolution” (EGM resolutions 1, 3, 5, 6 and 7), which requires the approval of the holders of at least a majority of the votes cast by the holders of Cooper ordinary shares present and voting, either in person or by proxy, or a “special resolution” (EGM resolutions 2 and 4), which requires the approval of the holders of at least 75 percent of the votes cast by the holders of Cooper ordinary shares present and voting, either in person or by proxy.

For all the EGM resolutions, because the votes required to approve such resolutions are based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on the EGM resolutions.

The Cooper board of directors recommends that Cooper shareholders vote “FOR” the proposals to approve each of the EGM resolutions.

In considering the recommendations of the board of directors of Cooper described above, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Cooper.”

Voting Your Ordinary Shares

Cooper shareholders may vote by proxy or in person at the special meetings. Cooper recommends that you submit your proxy even if you plan to attend the special meetings. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the special meetings.

If you own shares in your own name, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you are a Cooper shareholder of record you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you are a Cooper shareholder of record, the shares listed on your proxy card will include the following shares, if applicable:

•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”);

•	shares held in custody for your account by Fidelity Management Trust Company, as Trustee of the Apex Tool 401(k) Savings Plan (“Apex Savings Plan”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent.

If you properly complete, sign and date your proxy card(s), your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card(s) appointing the Chairman as your proxy but do not mark your card(s) to tell the proxy how to vote on a voting item, your shares will be voted with respect to such item in accordance with the recommendations of the Cooper board of directors.

If you hold Cooper shares through CO-SAV and do not provide proper instructions to the trustee of CO-SAV on how to vote your shares by marking the appropriate boxes on the relevant proxy card, the trustee will vote your shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares and will also vote Cooper ordinary shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. If you hold shares through the Apex Savings Plan and do not provide proper instructions to the trustee of the Apex Savings Plan on how to vote your shares by marking the appropriate boxes on the relevant proxy card, the trustee will NOT vote your shares in your Apex Savings Plan account.

Cooper shareholders may also vote over the Internet at www.proxyvote.com or by telephone at +1-800-690-6903 anytime up to 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the relevant meeting. Voting instructions are printed on the proxy cards or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meetings.

Voting Ordinary Shares Held in Street Name

If your shares are held in an account through a bank, broker or other nominee, you must likewise instruct the bank, broker or other nominee how to vote your shares by following the instructions that the bank, broker or other nominee provides you along with this joint proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your bank, broker or other nominee.

If you do not provide a signed voting instruction form to your bank, broker or other nominee, your shares will not be voted on any proposal on which the bank, broker or other nominee does not have discretionary authority to vote. This is referred to in this joint proxy statement/prospectus and in general as a broker non-vote. In these cases, the bank, broker or other nominee will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals.

Accordingly, if you fail to provide a signed voting instruction form to your bank, broker or other nominee, your shares held through such bank, broker or other nominee will not be voted.

Revoking Your Proxy

If you are a Cooper shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering a written revocation letter to the Secretary of Cooper;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person.

Attendance at the special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Costs of Solicitation

Cooper will bear the cost of soliciting proxies from its shareholders, except that Eaton will bear the costs associated with the filing, printing, publication and mailing this joint proxy statement/prospectus to both Cooper’s shareholders and Eaton’s shareholders, provided that Cooper will pay, upon Eaton’s written request, one half of such costs if the transaction is not completed by December 31, 2012.

Cooper will solicit proxies by mail. In addition, the directors, officers and employees of Cooper may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Cooper will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Cooper ordinary shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Cooper has engaged a professional proxy solicitation firm D. F. King & Co., Inc., to assist in soliciting proxies for a fee of $25,000 to $50,000, which will be mutually agreed upon by Cooper and D. F. King & Co., Inc. based on the size and scope of the solicitation. In addition, Cooper will reimburse D. F. King & Co., Inc. for its reasonable out-of-pocket expenses.

Other Business

Cooper is not aware of any other business to be acted upon at the special meetings. If, however, other matters are properly brought before the special meetings, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Cooper board of directors may recommend.

Adjournment; Postponement

Any adjournment or postponement of the special court-ordered meeting will result in an adjournment or postponement, as applicable, of the EGM.

Assistance

If you need assistance in completing your proxy card or have questions regarding Cooper’s special meetings, please contact D.F. King & Co., Inc., the proxy solicitation agent for Cooper, by mail at 48 Wall Street, 22nd Floor, New York, NY 10005, by telephone at (800) 859-8508 (toll free) or (212) 269-5550 (collect), or by e-mail at cooper@dfking.com.

THE TRANSACTION

The Merger and the Acquisition

On May 21, 2012, Eaton, Cooper, New Eaton, Abeiron II, Turlock and Merger Sub entered into the transaction agreement. On June 22, 2012, Eaton, Cooper, New Eaton, Abeiron II, Turlock, Eaton Sub and Merger Sub entered into amendment no. 1 to the transaction agreement.

Subject to the terms and conditions of the transaction agreement, New Eaton will acquire Cooper by means of a scheme of arrangement, as described in this joint proxy statement/prospectus. A “scheme” or a “scheme of arrangement” is an Irish statutory procedure pursuant to the Companies Act 1963 under which the Irish High Court may approve, and thus bind, a company to an arrangement with some or all of its shareholders. In the context of the acquisition, the scheme involves the cancellation of all of the shares of Cooper which are not already owned by New Eaton or any of its affiliates, and the payment by New Eaton to the applicable shareholders in consideration of that cancellation. New shares of Cooper are then issued directly to New Eaton. At the completion of the transaction, the holder of each Cooper share (other than Eaton or any of its affiliates) will be entitled to receive from New Eaton (i) $39.15 in cash and (ii) 0.77479 of a New Eaton ordinary share. As a result, based on the number of outstanding shares of Eaton and Cooper as of the record date, Cooper shareholders are expected to hold approximately 27% of the New Eaton ordinary shares.

Simultaneously with and conditioned on the concurrent consummation of the acquisition, Eaton will be merged with and into Merger Sub, with Eaton surviving the merger as a wholly owned subsidiary of New Eaton. Pursuant to the transaction agreement, each Eaton common share outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive one New Eaton ordinary share. After giving effect to the merger and the acquisition, based on the number of outstanding shares of Eaton and Cooper as of the record date, Eaton shareholders are expected to hold approximately 73% of the New Eaton ordinary shares.

Upon the completion of the transaction, each of Eaton and Cooper will be wholly owned subsidiaries of New Eaton.

Eaton reserves the right, subject to the prior written approval of the Panel, to effect the acquisition by way of a takeover offer, as an alternative to the scheme, in the circumstances described in and subject to the terms of the transaction agreement. In such event, such takeover offer will be implemented on terms and conditions that are at least as favorable to Cooper shareholders (except for an acceptance condition set at 80 percent of the nominal value of the Cooper shares to which such offer relates and which are not already beneficially owned by Eaton) as those which would apply in relation to the scheme, among other requirements.

Background of the Transaction

The Cooper board of directors has on an ongoing basis discussed the long-term strategy of Cooper and strategic opportunities that might be available to improve the long-term competitive position of Cooper and enhance shareholder value, including additional investments in new growth opportunities, potential acquisitions and joint ventures, as well as the possible sale of Cooper. Major competitors of Cooper in the worldwide electrical equipment industry are extremely large enterprises with global operations. In recent years, major electrical industry participants have been increasing their scale and geographic scope, including through acquisitions, and the board of directors and management of Cooper believe this trend will continue because size and global reach offer competitive advantages in this industry. Accordingly, for the past several years, Cooper has sought to increase its scale, access to technology and global reach, principally through acquisitions, and also has considered the desirability of a business combination transaction with or sale to a large electrical equipment industry participant. In this regard, representatives of Cooper have held discussions from time to time with representatives of other companies in the industry, including Eaton, regarding a range of potential transactions, including possible acquisitions, a possible sale of or other business combination involving Cooper and other strategic opportunities.

Over the last decade, Eaton has frequently publicly stated its strong interest in growing its electrical, hydraulics and aerospace businesses. This is evidenced by the many acquisitions in these business segments that Eaton has completed in recent years, including Powerware, Argo-Tech, The Moeller Group, Phoenixtec Power Co., and more recently Polimer Kauçuk. Eaton has been interested in acquisitions of size and scale that would materially alter the mix of its businesses to conform with its stated strategic growth objectives. The approach by Cooper in 2012 offered Eaton a timely opportunity to advance significantly these strategic priorities.

Following an initial conversation on May 3, 2010 between Kirk S. Hachigian, the Chairman, President and Chief Executive Officer of Cooper, and Alexander M. Cutler, the Chairman and Chief Executive Officer of Eaton, regarding a potential strategic transaction between the two companies, Cooper and Eaton periodically discussed combining their businesses in a stock-for-stock acquisition by Eaton from May through August of 2010. In connection with those discussions, Cooper and Eaton entered into a confidentiality agreement dated August 9, 2010, but the parties did not reach agreement on the terms of a potential business combination due to the parties’ inability to reach agreement on the relative valuation of the two companies. Nonetheless, the board of directors and management of Cooper continued to believe that the businesses of Cooper and Eaton were complementary and that combining them would create an enterprise that would be a more effective competitor in the electrical equipment industry throughout the world.

In October 2010 Cooper and another industry participant, which is referred to as Company A, had discussions regarding possible ways in which Cooper and Company A could increase sales of products to each other. These discussions arose out of ordinary course commercial dealings between the companies. Those discussions did not result in an agreement on any significant new commercial arrangements, although Cooper and Company A continued to sell products to each other in the ordinary course of business.

In October 2011 at the request of Company A, representatives of Company A met in Houston, Texas with Mr. Hachigian and Bruce M. Taten, Senior Vice President, General Counsel and Chief Compliance Officer of Cooper. During this meeting, the participants discussed possible ways in which Cooper and Company A could increase sales of products to each other and discussed generally information related to the product offerings and performance of various Cooper business units.

In November 2011 Company A requested a series of meetings with members of the management of Cooper’s various business units to discuss possible ways in which Cooper and Company A could increase sales of products to each other. Cooper responded that it would require the execution of a mutual confidentiality agreement to continue such discussions. Although Cooper and Company A engaged in negotiations regarding the terms of a mutual confidentiality agreement through February 2012, the parties were unable to agree on the inclusion of standstill provisions in such agreement and thus did not enter into a mutual confidentiality agreement.

In December 2011 a representative of another industry participant, which is referred to as Company B, met with members of the board of directors of Cooper as well as Mr. Hachigian, David A. Barta, Cooper’s Senior Vice President and Chief Financial Officer, Mr. Taten and Heath B. Monesmith, Cooper’s Vice President, Human Resources, to discuss a possible business combination transaction between Cooper and Company B, which would be structured as a stock-for-stock transaction not intended to provide a meaningful acquisition premium, as outlined in a term sheet sent by Cooper to Company B the previous month. These discussions arose out of ordinary course commercial dealings between the companies. Discussions between Company B and Cooper continued for several months. Those discussions did not, however, result in an agreement on the terms of a potential business combination because the parties were unable to agree on the exchange ratio for the proposed stock-for-stock transaction and the governance of the combined company.

Also in December 2011 Mr. Hachigian had discussions with another industry participant, which is referred to as Company C, regarding the possibility of Cooper and Company C selling their products through each other’s distribution channels. These discussions arose out of ordinary course commercial dealings between the companies. During these discussions, Company C indicated that it was not interested in pursuing an acquisition of Cooper.

During the time period between termination of discussions in 2010 and the approach by Cooper in February 2012, there were no discussions between Eaton and Cooper concerning a potential transaction.

On February 13 and 14, 2012, the Cooper board of directors held a regularly scheduled meeting in Houston, Texas. During this meeting, Mr. Hachigian updated the Cooper board of directors concerning the discussions with Company A and Company B.

On February 14, 2012, Mr. Hachigian called Mr. Cutler to discuss a possible business combination between Eaton and Cooper, noting the recently announced agreement by ABB Ltd. to acquire Thomas & Betts Corporation. Mr. Hachigian believed that the industry was in the early stages of consolidation, that Eaton’s product offerings were more complementary to Cooper’s than those of other industry participants and that the earlier discussions between the companies should be revisited.

On February 22, 2012, at a regularly scheduled meeting of the Eaton board of directors, Mr. Cutler apprised the directors of his discussion with Mr. Hachigian. The Eaton board of directors expressed interest in exploring the possibility of a business combination between the two companies and authorized the management of Eaton to re-open discussions with Cooper regarding a possible transaction.

Following a number of discussions between Mr. Cutler and Mr. Hachigian, on February 29, 2012, Mr. Cutler indicated that Eaton may be interested in pursuing an acquisition of Cooper at a price representing a roughly 15% premium to Cooper’s market value, with approximately two thirds of the consideration to be in Eaton shares and one third in cash.

On March 15 and 16, 2012, the Cooper directors participated in conference calls with Cooper’s management and representatives of Goldman, Sachs & Co., Cooper’s financial advisor in connection with the transaction, and Wachtell, Lipton, Rosen & Katz, Cooper’s legal advisor in connection with the transaction. During these calls, Mr. Hachigian discussed Cooper’s strategy and long-range financial forecast, as well as the expression of interest from Eaton. In addition, presentations were given by Goldman Sachs and Wachtell Lipton. The consensus of the directors was that management should act to further develop a potential acquisition proposal from Eaton and should ascertain whether Company A would be interested in pursuing an acquisition of Cooper.

On March 18, 2012, Messrs. Hachigian and Cutler again discussed a potential transaction, and Mr. Hachigian indicated that the Cooper board of directors believed that a 15% premium to the then-current Cooper share price was inadequate but suggested that it was possible that Cooper would be interested in a sale transaction with a higher premium.

On March 20, 2012, at Company A’s request, Mr. Hachigian met with a representative of Company A. At this meeting, the representative of Company A suggested an acquisition of several of Cooper’s businesses, although price was not discussed. In response, Mr. Hachigian indicated, in accordance with the consensus expressed by the directors, that if Company A were interested in pursuing an acquisition of Cooper, it should express that interest.

On March 23, 2012, the Eaton board of directors had a special telephonic meeting. Mr. Cutler updated the Eaton board of directors on his discussions with Mr. Hachigian concerning Eaton’s expression of interest. The Eaton board of directors authorized Eaton management to continue discussions with Cooper based on the terms communicated by Mr. Cutler to Mr. Hachigian on February 29.

On March 26, 2012, Mr. Cutler contacted Mr. Hachigian to express Eaton’s need to understand more about Cooper’s corporate and tax structure in order to further evaluate the terms of a potential transaction. As a result of this conversation, on March 29 and 30, 2012, John S. Mitchell, Eaton’s Senior Vice President — Taxes, Patricia L. Hennis, Eaton’s Vice President — Federal Tax Strategy and Eaton’s outside tax advisor met with John B. Reed, Cooper’s Vice President, Taxes and Messrs. Barta and Taten of Cooper in Houston, Texas for purposes of conducting due diligence with respect to tax matters.

On March 30, 2012, Mr. Hachigian suggested to a representative of Company A that they continue their discussions regarding a combination of certain of their businesses to determine whether there was a transaction of mutual interest that could be accomplished.

On April 5, 2012, the Eaton board of directors held a special telephonic meeting to discuss further a possible acquisition of Cooper. At the meeting, Eaton management answered questions from the directors on a number of topics, including the strategic rationale of the potential acquisition, including with respect to enhanced operating efficiencies, the penetration of new, emerging markets and the expansion of Eaton’s market participation upstream into utility applications and downstream into the management of a variety of electrical loads, the complementary nature of Eaton’s and Cooper’s businesses, including with respect to the strategic fit between the two companies’ product offerings, and certain financial aspects of a potential transaction, including with respect to the potential synergies resulting from the transaction and Eaton’s likely credit rating following a transaction and certain governance aspects of a potential transaction, including the composition of Eaton’s board of directors following a transaction.

After the Eaton board meeting on April 5, 2012, Mr. Cutler sent a letter to Mr. Hachigian setting forth a proposal for the acquisition of Cooper. The letter proposed aggregate consideration of $74.00 per Cooper share, consisting of $32.55 in cash and $41.45 per share in newly issued Eaton common stock. The letter further stated that the number of Eaton shares to be delivered to Cooper shareholders would be determined pursuant to a fixed ratio based on the price for Eaton common stock in an unspecified period preceding the announcement of the transaction. (The closing prices per share of Cooper ordinary shares and Eaton common shares on April 5, 2012 were $62.13 and $48.00, respectively.) The letter stated that Eaton’s proposal assumed that the transaction will be structured such that the surviving parent entity would be incorporated outside the United States. The decision that the parent company would have a non-United States location was made because the transaction was not economically feasible without incorporation outside the United States due to material competitive advantages currently enjoyed by Cooper as a result of its non-United States incorporation. Amongst those advantages are greater flexibility and lower cost of cash management, an enhanced ability to grow faster through organic growth and acquisitions, as well as a lower worldwide effective tax rate.

Loss of these existing Cooper competitive advantages would have caused a large dis-synergy that would have prevented the acquisition from occurring. The same issue arose in the parties’ discussions concerning a possible combination in 2010 and consideration of this general framework continued in the parties’ discussions in 2012. It was determined early in those discussions that the new entity would have to be incorporated outside the United States. It was ultimately concluded that incorporating in Ireland would provide the combined entities with enhanced global cash management and flexibility and associated financial benefits, including increased global liquidity and free global cash flow among the various entities of the combined enterprise without negative tax effects. Eaton also considered all the requirements of section 7874 of the Code, including the requirement that former stockholders of Eaton own less than 80%, by vote and value, of the stock of New Eaton, as well as other applicable laws. In addition, the letter requested that Cooper enter into an exclusivity agreement with Eaton. The letter also stated that Eaton was prepared to recommend that two members of the Cooper board of directors join the Eaton board of directors upon closing of the transaction. Following receipt of this letter, Mr. Hachigian had a series of conversations regarding Eaton’s proposal with other members of the board of directors of Cooper. The consensus of the directors was that the companies appeared to be a good strategic fit; that enhanced scale would benefit Cooper and better position it to compete against other larger competitors; and Cooper management should continue to pursue and develop a transaction with Eaton, but should seek to improve the price to be received by Cooper shareholders.

On April 6, 2012, Mr. Hachigian and Mr. Cutler had a discussion regarding Eaton’s proposal. During this discussion, Mr. Hachigian requested that Eaton raise its proposed price. Mr. Cutler responded that he believed the proposal fully valued Cooper and that Eaton was unwilling to increase the price. Mr. Hachigian and Mr. Cutler also discussed Eaton’s request for exclusivity, though no agreement was reached with respect to that request.

On April 6, 2012, Mr. Cutler sent to Mr. Hachigian a list of due diligence requests.

On April 9, 2012, the Cooper board of directors had a special telephonic meeting. During this meeting, Mr. Hachigian reviewed strategic considerations, including Cooper’s alternatives for enhancing shareholder value, and updated the Cooper board of directors on the status of discussions with Eaton and Company A. During this discussion, the participants in this meeting expressed their view that Eaton’s strategic fit with Cooper appeared strong; that a transaction with Eaton would enable Cooper to increase the scale of its operations and to thereby achieve an important goal; that it was unlikely that other industry participants would pursue an acquisition of or business combination with Cooper on terms more favorable than those being proposed by Eaton, based on Cooper’s interactions with those other companies; that, based on the discussions it had engaged in and its view of the other companies in the electrical equipment industry, Cooper was unlikely to be able to appreciably increase its scale in the foreseeable future through acquisitions at attractive valuations; and that the Eaton proposal was sufficiently attractive to merit engaging in more serious negotiation and further development. In addition, presentations were given at this meeting by representatives of Goldman Sachs and Wachtell Lipton.

On April 10, 2012, representatives of Simpson Thacher & Bartlett LLP, Eaton’s legal advisor in connection with the transaction, had a discussion with representatives of Wachtell Lipton. During this discussion, the representatives of Simpson Thacher and Wachtell Lipton discussed the process of negotiating and documenting the transaction, including requirements of the Irish Takeover Rules. They also discussed Eaton’s request for exclusivity, though no agreement was reached with respect to that request.

On April 12, 2012, Mr. Cutler, Richard H. Fearon, Eaton’s Vice Chairman and Chief Financial and Planning Officer, Mark M. McGuire, Eaton’s Executive Vice President and General Counsel, Thomas S. Gross, Eaton’s Vice Chairman and Chief Operating Officer—Electrical Sector, and Cynthia K. Brabander, Executive Vice President and Chief Human Resources Officer, met with Messrs. Hachigian, Barta, Taten and Monesmith of Cooper in Houston, Texas for purposes of conducting due diligence as to various matters.

On April 17, 2012, Mr. Hachigian and Mr. Taten met with representatives of Company A as a follow-up to the prior discussions, as they had agreed to do several weeks earlier. The representatives of Company A proposed an exchange of selected businesses only. In furtherance of the direction of the Cooper board of directors, Mr. Hachigian again informed Company A that, if they had an interest in pursuing an acquisition of Cooper, it should express that interest. During this discussion, the representatives of Company A indicated that it would prefer an acquisition of only certain of Cooper’s businesses, rather than acquiring Cooper as a whole.

On April 22 and 23, 2012, the board of directors of Cooper held a regularly scheduled meeting in Ireland. During this discussion, members of management and of the board of directors of Cooper reviewed the status of the discussions with Eaton and with Company A. The Cooper board of directors believed that Company A’s proposal to exchange certain of Cooper’s businesses for businesses of Company A was not attractive for financial, operational and strategic reasons. In this regard, the Cooper board of directors held the view that Company A’s proposal involved an exchange of higher margin (but lower revenue) businesses of Cooper for lower margin (but higher revenue) businesses of Party A; that at least one of the major businesses to be transferred to Cooper had unattractive prospects; and that Cooper’s mix of businesses following the proposed exchange would not be as complementary, and would not be perceived by financial markets as favorably, as the current configuration of Cooper’s businesses. The Cooper board of directors authorized Cooper management to continue discussions with Eaton concerning a possible acquisition of Cooper by Eaton.

On April 23, 2012, Mr. Mitchell and Ms. Hennis of Eaton, Mary E. Huber, Eaton’s mergers and acquisitions counsel, and Eaton’s outside tax advisor met with Messrs. Reed and Monesmith of Cooper in Houston, Texas for purposes of conducting due diligence with respect to tax matters. Over the course of the following weeks, additional diligence discussions occurred between members of Eaton and Cooper management and their outside advisors.

On April 24, 2012, representatives of Simpson Thacher had a discussion with representatives of Wachtell Lipton, during which they discussed the preparation of transaction documentation and other aspects of the transaction negotiation process. During this call, the representatives of Simpson Thacher indicated that Eaton expected the ultimate parent entity resulting from the transaction to be organized under the laws of Ireland, and that the transaction would involve the acquisition by that entity of Cooper by means of a scheme of arrangement and of Eaton by means of a merger.

On April 25, 2012, the board of directors of Eaton held a regularly scheduled meeting in Cleveland, Ohio. At this meeting, members of management made several presentations regarding various aspects of the potential transaction, including with respect to the business and financial performance of Cooper, the strategic rationale for the potential transaction, the proposed structure of the potential transaction and certain financing and valuation matters regarding the potential transaction. Representatives of Simpson Thacher reviewed with the Eaton board of directors its fiduciary duties under applicable law and other legal considerations related to a potential transaction.

Between May 1 and May 3, 2012, Mr. Cutler and Mr. Hachigian exchanged emails regarding the timing and process of reaching agreement with respect to the transaction. Mr. Cutler and Mr. Hachigian concurred as to the importance of completing the process expeditiously, including because under the Irish Takeover Rules a leak could require premature public disclosure of the parties’ discussions.

On May 3, 2012, representatives of Goldman Sachs and representatives of Morgan Stanley and Citi, Eaton’s financial advisors in connection with the transaction, informed a representative of the Irish Takeover Panel that Cooper and Eaton were having discussions concerning a possible acquisition of Cooper by Eaton.

On May 3, 2012, Wachtell Lipton delivered to Simpson Thacher drafts of the transaction agreement, the expenses reimbursement agreement and the conditions appendix.

On May 4, 2012, Mr. Hachigian informed Company A that the Cooper board of directors was not interested in pursuing Company A’s proposal with respect to an asset exchange, though there was an interest in working on a partnership with respect to one of Cooper’s lines of business in which Company A also participates.

During the week of May 7, 2012, representatives of Eaton informed representatives of Cooper about Eaton’s discussions with credit rating agencies regarding their possible reactions to the transaction.

On May 10, 2012, Simpson Thacher delivered to Wachtell Lipton revised drafts of the transaction agreement, the expenses reimbursement agreement and the conditions appendix.

On May 14, 2012, Messrs. Barta and Taten of Cooper and representatives of Goldman Sachs had a discussion with Mr. Fearon, Billie K. Rawot, Eaton’s Senior Vice President and Controller and Michael C. Chambers, Manager, Eaton’s Corporate Development and Planning and representatives of Morgan Stanley and Citi regarding due diligence with respect to Eaton and the potential benefits of the transaction.

On May 14, 2012, a representative of Company A contacted Mr. Hachigian and indicated that Company A would also consider a revised proposal involving the contribution of assets of Company A in exchange for the issuance to Company A of shares in Cooper. On May 15, 2012, Mr. Hachigian had a discussion with representatives of Company A regarding its revised proposal. The representatives of Company A proposed exchanging one of Company A’s businesses for a combination of Cooper shares and cash, or a combination of Cooper shares and assets, such that Company A would become a significant minority shareholder in Cooper.

On May 14, 2012, Wachtell Lipton delivered to Simpson Thacher revised drafts of the transaction agreement, the expenses reimbursement agreement and the conditions appendix. Also on this day, Wachtell Lipton had a discussion with Simpson Thacher regarding Eaton’s anticipated financing of the transaction, including the 364-day bridge loan credit agreement, the treatment of existing Cooper and Eaton debt in the transaction and the requirement under Irish law that resources be available to Eaton which would be sufficient to satisfy in full the cash consideration payable pursuant to the scheme.

On May 14, 2012, Mr. Cutler contacted Mr. Hachigian to discuss the status of certain issues relating to the Irish Takeover Panel and potential methods of determining the exchange ratio for the share component of the consideration to be paid to Cooper shareholders, although no agreement was reached.

Starting on May 15, 2012 and continuing until execution of the transaction documentation on May 21, 2012, representatives of Wachtell Lipton and representatives of Simpson Thacher negotiated the terms of the proposed transaction documentation and each received input during the negotiation from their respective Irish co-counsel. The issues discussed in connection with these negotiations included the ability of each party’s board to change its recommendation with respect to the transaction, the ability of Cooper to terminate the merger agreement to enter into an agreement with respect to a “superior proposal” and the ability of Eaton to match such superior proposal, the definition of “material adverse effect,” covenants and closing conditions relating to regulatory approvals, the treatment of Cooper equity awards and employment compensation issues and the events that would trigger payment of a termination fee or expense reimbursement. Also during this process, the parties stayed in contact with the Irish Takeover Panel and raised issues with and received responses from the Irish Takeover Panel.

In addition to the negotiation of transaction documentation, during the week of May 14, 2012, representatives of Eaton held numerous discussions with representatives of Cooper regarding certain due diligence matters with respect to Eaton and Cooper.

On May 17 and 18, 2012, Mr. Hachigian, Mr. Cutler and Mr. Fearon had a series of negotiations regarding the pricing of the proposed transaction. The parties’ negotiations sought to address the effects of the decline in the trading price of Eaton (approximately 11.5% since April 5, 2012, based on the closing prices on April 5, 2012 and May 17, 2012). During the same period, Cooper’s trading price had declined approximately 9.3% (comparing the closing prices on April 5, 2012 and May 17, 2012). During these negotiations, after the close of trading on the New York Stock Exchange on May 18, 2012, Mr. Cutler and Mr. Fearon proposed increasing the cash portion of the proposed consideration and reducing the share portion of the consideration, resulting in a proposed price of $39.15 in cash and 0.761 of a share of New Eaton for each Cooper share.

On May 18, 2012, the Cooper board of directors held a special meeting in Toronto, Ontario, Canada, together with members of Cooper’s senior management and Goldman Sachs, Wachtell Lipton and Arthur Cox, Cooper’s Irish legal advisor in connection with the proposed transaction, to consider the proposed transaction. Management discussed the strategic rationale of the proposed transaction, Cooper’s alternative of continuing as an independent company and pursuing growth by acquisitions, and the potential interest in a transaction with Cooper by the other significant industry participants. Representatives of Goldman Sachs reviewed the financial terms and provided a financial analysis of the proposed transaction. Representatives of Wachtell Lipton and Arthur Cox reviewed with the Cooper board of directors its fiduciary duties under Irish law and its obligations under the Irish Takeover Rules and described to the Cooper board of directors the draft transaction agreement and expenses reimbursement agreement and Rule 2.5 announcement, including the expenses reimbursement provisions, reverse termination fees, regulatory covenants, closing conditions, non-solicitation provisions, treatment of equity awards, employee benefits provisions and expected composition of the board of directors of New Eaton, and addressed various other issues and related matters. At this meeting, the directors expressed their view that a combination with Eaton would create an enterprise that is a more effective competitor in the electrical equipment industry throughout the world, and their expectation that the combination would produce benefits for Cooper’s shareholders which exceed what could be achieved by Cooper as an independent company, notwithstanding Cooper’s strong historical performance and the directors’ confidence in Cooper’s ability to continue delivering excellent results for its shareholders. As part of their deliberations, the directors considered their familiarity with other potential strategic opportunities available to Cooper, based on discussions Cooper has had with other companies in its industry. In particular, the directors considered that the discussions with Company A over several years did not result in any proposal to acquire Cooper or any other proposal that they viewed as more attractive than Eaton’s proposal; that the prior discussions with Companies B and C did not result in any agreement on a potential transaction or any proposal that the directors considered to merit further development; and that a transaction with Eaton would accelerate Cooper’s strategy of achieving size and scale. The Cooper board of directors also discussed their view that the financial terms proposed by Eaton ($39.15 in cash and 0.761 of a share of New Eaton) reflected the recent turmoil in global financial markets, which had resulted in broad declines in equity trading prices, and directed Mr. Hachigian to seek to obtain an increase in the proposed transaction consideration and directed senior management of Cooper and Cooper’s advisors to continue to negotiate the terms of the transaction documentation. The meeting was then adjourned and scheduled to be reconvened telephonically on the evening of May 20, 2012.

On the morning of May 19, 2012, Mr. Hachigian spoke to Mr. Cutler. After discussion, Mr. Cutler and Mr. Hachigian agreed to recommend to their respective boards of directors a price of $39.15 in cash and 0.77479 New Eaton shares per Cooper share, which had an implied value of $72.00 per Cooper share based on the closing price of Eaton’s shares on May 18, 2012, subject to agreement on the remaining terms of the definitive documentation. Mr. Cutler and Mr. Hachigian also agreed that, subject to approval by their respective boards of directors, the parties would aim to complete the definitive documentation in time to announce the transaction prior to the open of trading in the United States on May 21, 2012.

On May 20, 2012, the Cooper board of directors reconvened telephonically the meeting that had been adjourned on May 18, 2012. At this meeting, representatives of Goldman Sachs reviewed the financial terms of the revised proposal from Eaton and provided an update of the financial analyses provided to the Cooper board on May 18, 2012. Representatives of Wachtell Lipton provided to the Cooper board of directors an update as to the terms of the draft transaction documentation that had changed since the terms were reviewed with the board on May 18, 2012. Goldman Sachs delivered to the Cooper board of directors an oral opinion, which opinion was subsequently confirmed in writing on May 21, 2012, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the transaction agreement, dated May 21, 2012, was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 21, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G to this joint proxy statement/prospectus.

After considering the proposed terms of the transaction agreement, expenses reimbursement agreement and Rule 2.5 announcement and the various presentations of its legal and financial advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the board and prior discussions with management, including the factors described under “—Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction,” the Cooper board of directors unanimously determined that the transaction agreement and the transactions contemplated thereby, including the scheme, were fair to and in the best interests of Cooper and its shareholders and that the terms of the scheme were fair and reasonable, approved the transaction agreement and resolved to recommend that the Cooper shareholders vote in favor of the scheme.

On May 20, 2012, the Eaton board of directors held a special meeting in Cleveland, Ohio together with members of Eaton’s senior management and Morgan Stanley, Citi, Simpson Thacher and A&L Goodbody, Eaton’s Irish legal advisor in connection with the proposed transaction, to consider the proposed transaction. Management discussed the status of the negotiations with Cooper, certain financial aspects of the transaction, including with respect to Eaton’s proposed debt financing, the final results of Eaton’s due diligence review of Cooper and some of the material corporate governance similarities and differences between Ohio law and Irish law. Simpson Thacher reviewed with the Eaton board of directors its fiduciary duties under applicable law and described to the Eaton board of directors the draft transaction agreement and expenses reimbursement agreement and Rule 2.5 announcement, including the expenses reimbursement provisions, reverse termination fees, regulatory covenants, closing conditions, non-solicitation provisions, treatment of equity awards, employee benefits provisions, and expected composition of the board of directors of New Eaton and the responsibilities of the directors of New Eaton under Irish law and addressed various other issues and related matters. Representatives of Citi and Morgan Stanley reviewed the financial terms and provided a financial analysis of the proposed transaction. Each of Citi and Morgan Stanley delivered to the Eaton board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger (taking into account the acquisition) as provided for in the transaction agreement, dated May 21, 2012, was fair, from a financial point of view, to the Eaton shareholders. The full text of the written opinions of Citi and Morgan Stanley, dated May 20, 2012, which contain assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken, in connection with the opinions, are attached as Annexes F and E, respectively, to this joint proxy statement/prospectus.

After considering the proposed terms of the transaction agreement, expenses reimbursement agreement and Rule 2.5 announcement and the various presentations of its legal and financial advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the board and prior discussions with management, including the factors described under “—Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction,” the Eaton board of directors unanimously determined that the transaction agreement and the transactions contemplated therein, including the merger, were advisable and in the best interests of Eaton and the Eaton shareholders, approved the transaction agreement and resolved to recommend that the Eaton shareholders adopt the transaction agreement.

In the morning of May 21, 2012, the Irish Takeover Panel approved the terms of the proposed expenses reimbursement agreement. Later that morning, Cooper and Eaton each executed the definitive transaction agreement and expenses reimbursement agreement. Shortly thereafter, Cooper and Eaton jointly issued the Rule 2.5 announcement.

On June 22, 2012, Eaton and Cooper entered into amendment no. 1 to the transaction agreement.

Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction

At its meeting on May 20, 2012, the Eaton board of directors unanimously approved the transaction agreement and determined that the terms of the acquisition will further the strategies and goals of Eaton. The Eaton board of directors unanimously recommends that the shareholders of Eaton vote for the adoption of the transaction agreement and the approval of the merger and for the other resolutions at the Eaton special meeting.

The Eaton board of directors considered many factors in making its determination that the terms of the merger and the acquisition are advisable, consistent with and in furtherance of, the strategies and goals of Eaton and recommending adoption of the transaction agreement by the Eaton shareholders. In arriving at its determination, the board of directors consulted with Eaton’s management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the transaction is likely to result in significant strategic and financial benefits to Eaton and its shareholders, including:

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enhanced operational cost efficiencies from opportunities to eliminate overlapping costs in both corporate and divisional operations, from the use of best practices of each company to drive greater efficiencies, and from realization of economies in purchasing due to the greater scale of New Eaton;

•	incremental revenue opportunities through the leveraging of two leading industrial companies with complementary electrical technologies and product offerings;

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the acceleration of Eaton’s long-term growth potential through greater exposure to faster growing end markets, as critical electrical power management technologies are in increasing demand as a result of the rising cost of electricity as well as the lack of reliable electricity supply in certain parts of the world;

•	improved ability to service our customers through enhanced operating efficiencies and reliability and a fuller range of products and services;

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the diversification of Eaton’s revenue and profit streams through the expansion of its market participation upstream into utility applications and downstream into the management of a variety of electrical loads, including lighting and wiring;

•	enhanced global cash management flexibility and associated financial benefits through the incorporation of New Eaton in Ireland;

•

the generation of approximately $375 million in expected annual pre-tax operating synergies, comprised of sales synergies and cost savings synergies, with approximately 80% of them realized by the third year. Eaton made the assessments of cost synergies based upon a detailed analysis of areas of overlap in the corporate functions and operations of Eaton and Cooper, incorporating Eaton’s experiences with similar overlaps from prior acquisitions, as well as an analysis of savings based on Eaton’s past experiences in realizing improved efficiencies in manufacturing from the use of tools and processes Eaton has deployed over the last decade and also efficiencies in sourcing as a result of the larger size of the combined enterprise. For the assessment of sales synergies, Eaton made the assessment based upon a detailed examination of areas in which additional sales opportunities were likely to be realized based upon knowledge of the marketplace, the benefits of the combined company being able to sell a broader product offering and Eaton’s experience from prior acquisitions;

•	the generation by 2016 of approximately $160 million annually from global cash management and resultant tax benefits;

•	increased earnings and cash flow and better access to capital markets as a result of enhanced size and business line diversification;

•

the beneficial impact on the revenue mix of Eaton and the growth in Eaton’s electrical capability (following the transaction, approximately 59% of New Eaton’s revenue is expected to come from its electrical business, compared to approximately 45% in 2011);

•	added breadth to Eaton’s global geographic exposure through an attractive EMEA business, strong position in the oil & gas industry, and complementary component and utility business in APAC; and

•	strengthened position to address long-term global requirements including an aging electrical grid, increasing spending on energy and infrastructure, and protecting people, equipment, and data.

These beliefs are based in part on the following factors that the Eaton board of directors considered:

•	the anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure of New Eaton;

•	the significant value represented by the expected increased cash flow and earnings improvement of New Eaton;

•	that Eaton’s and Cooper’s product lines and geographic scopes are complementary and do not present areas of significant overlap;

•

that, subject to certain limited exceptions, Cooper is prohibited from soliciting, participating in any discussion or negotiations, providing information to any third party or entering into any agreement providing for the acquisition of Cooper;

•	the limited number and nature of the conditions to Cooper’s obligation to complete the transaction;

•

that Cooper must reimburse certain of Eaton’s expenses in connection with the transaction in an amount up to 1% of the equity value of Cooper if the transaction agreement is terminated under the circumstances specified in the expenses reimbursement agreement;

•	the fact that the transaction is subject to the adoption of the transaction agreement by the Eaton shareholders;

•	the likelihood that the transaction will be completed on a timely basis;

•	its knowledge of the Eaton business, operations, financial condition, earnings, strategy and future prospects;

•	its knowledge of the Cooper business, operations, financial condition, earnings, strategy and future prospects and the results of Eaton’s due diligence review of Cooper;

•	the financial statements of Cooper;

•	the likelihood that Eaton would be able to obtain the necessary financing given the financing commitments from the commitment parties;

•	the current and prospective competitive climate in the industry in which Eaton and Cooper operate, including the potential for further consolidation;

•	the global cash management and resultant tax benefits to New Eaton as an Irish tax resident and corporation, the benefits of which would accrue to Eaton shareholders as shareholders of New Eaton;

•

the presentation and the financial analyses of Citi and Morgan Stanley and the opinion of each that, as of May 20, 2012, and based upon the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger was fair from a financial point of view to such shareholders, in each case as more fully described in the section entitled “—Opinions of Eaton’s Financial Advisors”; and

•	the current and prospective economic environment and increasing competitive burdens and constraints facing Eaton.

The Eaton board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the transaction, including the following:

•

the fixed exchange ratio will not adjust downwards to compensate for changes in the price of Eaton’s common stock or Cooper’s ordinary shares prior to the consummation of the transaction, and the terms of the transaction agreement do not include termination rights triggered by a decrease in the value of Cooper relative to the value of Eaton;

•

the restrictions on Eaton’s operations until completion of the transaction which could have the effect of preventing Eaton from pursuing other strategic transactions during the pendency of the transaction agreement as well as taking a number of other actions relating to the conduct of its business without the prior consent of Cooper;

•	the adverse impact that business uncertainty pending completion of the transaction could have on the ability to attract, retain and motivate key personnel until the consummation of the transaction;

•	the risk of the provisions in the transaction agreement relating to the potential payment of a termination fee of $300 million under certain circumstances specified in the transaction agreement;

•

that Eaton is limited pursuant to Irish law to recovering its expenses from Cooper in an amount up to 1% of the equity value of Cooper if the transaction agreement is terminated under the circumstances specified in the expenses reimbursement agreement;

•

the challenges inherent in the combination of two business enterprises of the size and scope of Eaton and Cooper, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transaction might not be achieved in the time frame contemplated or at all or the other numerous risks and uncertainties which could adversely affect New Eaton’s operating results;

•	the risk that the transaction might not be consummated in a timely manner or at all;

•	that failure to complete the transaction could cause Eaton to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the transaction is expected to be taxable for U.S. federal income tax purposes to the Eaton shareholders;

•

the increased leverage of New Eaton compared to Eaton, which will result in interest payments and could negatively affect the combined business’ credit ratings, limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility;

•	the potential failure of Eaton to refinance the bridge loan on favorable terms; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Eaton board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Eaton and the Eaton shareholders would achieve as a result of the transaction.

This discussion of the information and factors considered by the Eaton board of directors includes the principal positive and negative factors considered by the Eaton board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Eaton board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Eaton board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Eaton shareholders. Rather, the Eaton board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Eaton board of directors may have given differing weights to different factors.

Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction

At its meeting on May 20, 2012, the members of Cooper’s board of directors unanimously determined that the transaction agreement and the transaction contemplated thereby, including the scheme, were fair to and in the best interests of Cooper and Cooper’s shareholders, and that the terms of the scheme were fair and reasonable. The Cooper board of directors unanimously recommends that the shareholders of Cooper vote in favor of the scheme at the special court-ordered meeting and in favor of the scheme and other resolutions at the EGM.

In evaluating the transaction agreement and the proposed transaction, Cooper’s board of directors consulted with management, as well as Cooper’s internal and outside legal counsel and its financial advisor, and considered a number of factors, weighing both perceived benefits of the transaction as well as potential risks in connection with the transaction.

Cooper’s board of directors considered the following factors that it believes support its determinations and recommendations:

Aggregate Value and Composition of the Consideration

•

that the scheme consideration had an implied value per Cooper share of $72.00, based on the closing price of Eaton shares as of May 18, 2012 (the last trading day prior to announcement of the transaction), which value represented (i) a 29% premium to the closing price per Cooper share on the same date and exceeded the highest trading price ever achieved by Cooper and (ii) an enterprise value multiple of 12.9x Cooper’s reported EBITDA for the 12 month period ended March 31, 2012, which the Cooper board of directors viewed as an attractive valuation relative to other transactions and peer comparisons;

•

that the equity component of the scheme consideration offers Cooper shareholders the opportunity to participate in the future earnings and growth of the combined company, while the cash portion of the scheme consideration provides Cooper shareholders with immediate certainty of value;

•	that the fixed exchange ratio provides certainty to the Cooper shareholders as to their pro forma percentage ownership of the combined company;

Synergies and Strategic Considerations

•	the potential for Cooper shareholders, as future New Eaton shareholders, to benefit to the extent of their interest in New Eaton from the expected synergies of the transaction;

•	the perceived benefits of New Eaton being organized under the laws of Ireland, including significant global cash management flexibility of the combined company;

•

the Cooper board’s belief that Cooper’s and Eaton’s businesses are a strong strategic fit and that their complementary technologies and product offerings would result in operational cost efficiencies and incremental revenue opportunities in the industrial and commercial end-markets and allow the combined company to expand into utility power distribution and load management and lighting control;

•

the Cooper board’s expectation that the transaction would position the combined company to expand its geographic footprint and increase its exposure to attractive end markets and service opportunities and to better satisfy long-term customer global demands in fast-growing market segments and economies;

•

the Cooper board’s view that the shared core values of Cooper and Eaton, including those of safety, employee development, ethics, operational excellence, innovation and customer satisfaction, will assist in integration and operating the combined company post-consummation;

•	the Cooper board’s familiarity with and understanding of Cooper’s business, results of operations, financial and market position, and its expectations concerning Cooper’s future prospects;

•

information and discussions with Cooper’s management, in consultation with Goldman Sachs, regarding Eaton’s business, results of operations, financial and market position, and Cooper’s management’s expectations concerning Eaton’s future prospects, and historical and current share trading prices and volumes of Eaton shares;

•	information and discussions regarding the benefits of size and scale, and expected credit profile, of the combined company and the expected pro forma effect of the proposed transaction;

Risks of Status Quo or Pursuing Other Strategic Alternatives

•

the current and anticipated future structure and composition of the industry, and the pressures facing industry participants as a result of emerging-market, low-cost competitors and a consolidating customer base, and the risks to Cooper of functioning on a standalone basis in a consolidating, competitive industry, in which size and scale are increasingly significant in responding to challenges in technology and globalization;

•

the Cooper board’s ongoing evaluation of strategic alternatives for maximizing shareholder value over the long term, including senior management’s standalone plan and Cooper’s discussions from time to time with Eaton and other third parties regarding potential business combinations and strategic transactions with such parties, including acquisitions of various sizes, and the potential risks, rewards and uncertainties associated with such alternatives, and the Cooper board’s belief that the proposed transaction with Eaton was the most attractive option available to Cooper shareholders;

Opinion of Financial Advisor

•

the opinion of Goldman Sachs to Cooper’s board of directors that, as of May 21, 2012 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the transaction agreement was fair from a financial point of view to such holders, together with the financial analyses presented by Goldman Sachs to Cooper’s board of directors in connection with the delivery of the opinion, as further described under “—Opinion of Cooper’s Financial Advisor”;

Likelihood of Completion of the Transaction

•	the likelihood that the transaction will be consummated, based on, among other things:

•	the closing conditions to the scheme and acquisition, including the fact that the obligations of Eaton are not subject to a financing condition;

•	that Eaton has obtained committed debt financing for the transaction from reputable financing sources in accordance with the “funds certain” requirement of the Irish Takeover Rules;

•

the commitment made by Eaton to cooperate and use all reasonable endeavors to obtain regulatory clearances, including under the HSR Act and the EC Merger Regulation, including to divest assets or commit to limitations on the businesses of Cooper and Eaton to the extent provided in the transaction agreement, as discussed further under “The Transaction—Regulatory Approvals Required”;

•	the advice of Cooper’s legal counsel concerning the likelihood that regulatory approvals and clearances necessary to consummate the transaction would be obtained;

Favorable Terms of the Transaction Agreement and Expenses Reimbursement Agreement

•	the terms and conditions of the transaction agreement and the expenses reimbursement agreement and the course of negotiations of such agreements, including, among other things:

•

the ability of the Cooper board, under certain circumstances, to change its recommendation to Cooper shareholders concerning the scheme, as further described under “The Transaction Agreement—Covenants and Agreements”;

•

the ability of the Cooper board to terminate the transaction agreement under certain circumstances, including to enter into an agreement providing for a superior proposal, subject to certain conditions (including certain rights of Eaton giving it the opportunity to match the superior proposal), as further described under “The Transaction Agreement—Covenants and Agreements”; and

•

the Cooper board’s belief that the expenses reimbursement payment to be made to Eaton upon termination of the transaction agreement under specified circumstances, which is capped at 1% of the equity value of Cooper, is not likely to significantly deter another party from making a superior acquisition proposal;

Cooper’s board of directors also considered a variety of risks and other countervailing factors, including:

Taxable Transaction

•	that the scheme will be a fully taxable transaction for Cooper shareholders for U.S. federal income tax purposes;

Limitations on Cooper’s Business Pending Completion of the Transaction

•

the restrictions on the conduct of Cooper’s business during the pendency of the transaction, which may delay or prevent Cooper from undertaking business opportunities that may arise or may negatively affect Cooper’s ability to attract and retain key personnel;

•

the terms of the transaction agreement that restrict Cooper’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction, as further discussed under “The Transaction Agreement—Covenants and Agreements”;

Possible Disruption of Cooper’s Business

•	the potential for diversion of management and employee attrition and the possible effects of the announcement and pendency of the pending transaction on customers and business relationships;

Risks of Delays or Non-Completion

•

the amount of time it could take to complete the transaction, including the fact that completion of the transaction depends on factors outside of Cooper’s control, and that there can be no assurance that the conditions will be satisfied even if the scheme is approved by Cooper shareholders;

•

the possibility of non-consummation of the transaction and the potential consequences of non-consummation, including the potential negative impacts on Cooper, its business and the trading price of its shares;

Uncertainties Following Completion

•

the difficulty and costs inherent in integrating diverse, global businesses and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the transaction might not be fully or timely realized;

•	the increased financial leverage that New Eaton is expected to have following consummation of the transaction, and the impact of that leverage on New Eaton; and

Other Risks

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “—Interests of Certain Persons in the Transaction” beginning on page [—].

The Cooper board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Cooper and the Cooper shareholders would achieve as a result of the transaction.

This discussion of the information and factors considered by the Cooper board of directors includes the principal positive and negative factors considered by the Cooper board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Cooper board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Cooper board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Cooper shareholders. Rather, the Cooper board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Cooper board of directors may have given differing weights to different factors.

Opinions of Eaton’s Financial Advisors

Eaton has retained Citi and Morgan Stanley as its financial advisors to advise the Eaton board of directors in connection with the transaction. Pursuant to Citi’s and Morgan Stanley’s engagement, Eaton requested Citi and Morgan Stanley to evaluate the fairness, from a financial point of view, to the Eaton shareholders of the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger (taking into account the acquisition of Cooper) as provided for in the transaction agreement, dated May 21, 2012 (which is referred to in this section “—Opinions of Eaton’s Financial Advisors” as the “original transaction agreement”). At the meeting of the Eaton board of directors on May 20, 2012, Citi and Morgan Stanley presented joint materials and each rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth therein, the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger (taking into account the acquisition of Cooper) as provided for in the original transaction agreement was fair, from a financial point of view, to the Eaton shareholders.

Opinion of Citigroup Global Markets Inc.

The full text of Citi’s written opinion, dated May 20, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex F and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The summary of Citi’s opinion is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion, the issuance of which was approved by Citi’s internal fairness committee, was provided to the Eaton board of directors in connection with its evaluation of the proposed transactions contemplated by the original transaction agreement and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the Eaton shareholders of the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger (taking into account the acquisition of Cooper) as provided for in the original transaction agreement. Citi’s opinion does not address any other aspect of the transaction, including the tax consequences of the transaction to Eaton, Cooper or New Eaton or the shareholders of Eaton or Cooper, the underlying business decision of Eaton to effect the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Eaton or the effect of any other transactions in which Eaton may engage, and does not constitute a recommendation to the stockholders of Eaton or stockholders of Cooper as to how to vote at any stockholders meetings held in connection with the transaction and expresses no opinion as to what the value of New Eaton shares actually will be when issued or the price at which New Eaton shares will trade at any time. The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed drafts of the original transaction agreement, the expenses reimbursement agreement and the Rule 2.5 Announcement, each dated as of May 20, 2012;

•

held discussions with certain senior officers, directors and other representatives and advisors of Eaton and certain senior officers and other representatives and advisors of Cooper concerning the business, operations and prospects of Cooper and Eaton;

•

examined certain publicly available business and financial information relating to Cooper and Eaton as well as information relating to the potential strategic implications and operational benefits (including tax benefits and cost and revenue synergies and related expenses and the amount, timing and achievability thereof) estimated by the management of Eaton to result from the transaction;

•

examined certain publicly available financial forecasts prepared by certain research analysts concerning the business and financial prospects, including median analyst estimates of 2012 to 2014 projections of revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), depreciation and amortization, tax rate, capital expenditures as a percentage of sales and increases in working capital as a percentage of sales, of Cooper and Eaton;

•

reviewed the financial terms of the transaction as set forth in the original transaction agreement in relation to, among other things: current and historical market prices and trading volumes of Cooper shares and Eaton shares; the historical and projected earnings (based on publicly available financial forecasts, as applicable) and other operating data of Cooper and Eaton; and the capitalization and financial condition of Cooper and Eaton;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the transaction;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Cooper and Eaton;

•	evaluated certain pro forma financial effects of the transaction on Eaton based on information provided to Citi by the management of Eaton; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed or discussed with Citi. With respect to certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the transaction (including tax benefits and cost and revenue synergies), provided to or otherwise reviewed by or discussed with Citi, Citi assumed, at the direction of the Eaton board of directors, that such information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cooper and Eaton as to such financial effects, strategic implications and operational benefits and the other matters covered thereby. At the direction of the Eaton board of directors, Citi assumed that publicly available financial forecasts prepared by certain research analysts concerning the business and financial prospects, including median analyst estimates of 2012 to 2014 projections of revenue, EBITDA, depreciation and amortization, tax rate, capital expenditures as a percentage of sales and increases in working capital as a percentage of sales, of Cooper and Eaton, were a reasonable basis upon which to evaluate the business and financial prospects of Cooper and Eaton and relied on such analyses, estimates and forecasts for purposes of its analyses and opinion. With Eaton’s consent, Citi expressed no view as to any such analyses, estimates or forecasts or the assumptions on which they were based.

Citi did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cooper nor did Citi make any physical inspection of the properties or assets of Cooper. Citi assumed, with Eaton’s consent, that the transaction will be consummated in accordance with the terms of the transaction documents reviewed by Citi, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on New Eaton or the contemplated benefits to New Eaton of the transaction, including, without limitation, the availability of cash resources to New Eaton to satisfy the cash consideration to be paid in connection with the acquisition of Cooper. With the consent of Eaton, Citi did not provide any tax, accounting, legal or regulatory advice in connection with the transaction, including, without limitation, advice with respect to the tax consequences to Eaton, Cooper or New Eaton or the shareholders of Eaton or Cooper, of the transaction and any related pre- or post-transaction restructuring transactions, or the effect of the transaction or any such restructuring transactions on the operating tax liabilities or effective tax rate of New Eaton, and Citi relied on the assessments made by Eaton and its advisors with respect to such matters.

Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of Eaton to effect the transaction, the relative merits of the transaction (including, without limitation, the structure of the transaction and the tax consequences thereof) as compared to any alternative business strategies that might exist for Eaton or the effect of any other transactions in which Eaton might engage. Citi expressed no opinion as to what the value of the New Eaton shares actually will be when issued in accordance with the exchange ratio pursuant to the transaction or the price at which the New Eaton shares will trade at any time. Furthermore, Citi expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the exchange ratio. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion and Citi assumed no obligation to update, revise or reaffirm its opinion based on changes to such conditions and circumstances occurring after May 20, 2012. Citi expressed no opinion or view as to any potential effects of the unusual volatility in the credit, financial and stock markets on Eaton, Cooper or the contemplated benefits of the transaction.

Opinion of Morgan Stanley & Co. LLC

The full text of Morgan Stanley’s written opinion, dated May 20, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Eaton board of directors in connection with its evaluation of the proposed transaction and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the Eaton shareholders of the exchange ratio of one New Eaton ordinary share for each outstanding Eaton share (other than Eaton shares held by Eaton) in connection with the merger (taking into account the acquisition of Cooper) as provided for in the original transaction agreement. Morgan Stanley’s opinion does not address any other aspect of the transaction, including the underlying business decision of Eaton to effect the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Eaton or the effect of any other transactions in which Eaton may engage, and does not constitute a recommendation to the stockholders of Eaton or stockholders of Cooper as to how to vote at any stockholders meetings held in connection with the transaction and expresses no opinion as to what the value of New Eaton shares actually will be when issued or the price at which New Eaton shares will trade at any time. The following is a summary of Morgan Stanley’s opinion and the methodology that Morgan Stanley used to render its opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Cooper and Eaton, respectively;

•

reviewed certain publicly available financial projections concerning the business and financial prospects of Eaton prepared by certain research analysts, including (i) estimates of revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), tax rate based on the median of ranges of the surveyed research reports for 2012 through 2014, (ii) EPS estimates based on the median of ranges of I/B/E/S consensus estimates as of May 9, 2012 for 2012 through 2014 and (iii) cash flow and balance sheet estimates based on available research analyst estimates;

•

reviewed certain publicly available financial projections concerning the business and financial prospects of Cooper prepared by certain research analysts, including (i) estimates of revenue, EBITDA, EBIT, net interest expense and tax rate based on the median of ranges of the surveyed research reports for 2012 through 2014, (ii) EPS estimates based on the median of ranges of I/B/E/S consensus estimates as of May 9, 2012 for 2012 through 2014 and (iii) cash flow and balance sheet estimates based on available research analyst estimates;

•	reviewed information relating to certain strategic, financial, tax and operational benefits anticipated from the transaction, prepared by the managements of Eaton and Cooper;

•

discussed the past and current operations and financial condition and the prospects of Cooper, including information relating to certain strategic, financial, tax and operational benefits anticipated from the transaction, with the management of Cooper;

•

discussed the past and current operations and financial condition and the prospects of Eaton, including information relating to certain strategic, financial, tax and operational benefits anticipated from the transaction, with the management of Eaton;

•	reviewed the pro forma impact of the transaction on Eaton’s earnings, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported individual and relative prices and trading activity for shares of Cooper and Eaton common stock;

•	compared the financial performance of Cooper and Eaton with that of certain other publicly-traded companies comparable to Cooper and Eaton, respectively;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions among representatives of Cooper and Eaton and their financial and legal advisors;

•	reviewed the original transaction agreement, the expenses reimbursement agreement and the Rule 2.5 Announcement, each in the form of the draft dated May 20, 2012, and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Eaton and Cooper, and formed a substantial basis for Morgan Stanley’s opinion. With respect to certain strategic, financial, tax and operational benefits anticipated from the transaction, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of Eaton and Cooper. Morgan Stanley relied upon, without independent verification, the assessment by the management of Eaton of net operating synergies (including revenue synergies, cost synergies, their respective tax effects and the costs to achieve such synergies) and tax synergies expected to result from the transaction. At the direction of the Eaton board of directors, Morgan Stanley’s analyses relating to the business and financial prospects of Eaton for purposes of Morgan Stanley’s opinion were made on the bases of certain publicly available financial forecasts prepared by certain research analysts. In rendering its opinion, Morgan Stanley did not evaluate forecasts, analyses or estimates internally prepared by Cooper and Cooper did not comment on publicly available financial forecasts prepared by research analysts or any other publicly available forecasts relating to the business and financial prospects of Cooper. With the consent of the Eaton board of directors, Morgan Stanley assumed that certain publicly available financial forecasts prepared by certain research analysts were reasonable bases upon which to evaluate the business and financial prospects of Eaton and Cooper and used such publicly available financial forecasts for purposes of its analyses and its opinion. Morgan Stanley expressed no view as to any such analyses, estimates or forecasts, including publicly available financial forecasts prepared by research analysts, net operating synergies, tax synergies or the assumptions on which they were based.

In addition, Morgan Stanley assumed that the transaction will be consummated in accordance with the terms set forth in the Rule 2.5 Announcement and the original transaction agreement without any waiver, amendment or delay of any terms or conditions including without limitation, that Eaton will obtain financing in accordance with the terms set forth in the senior unsecured bridge credit agreement, substantially in the form of the draft dated May 20, 2012 reviewed by Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction.

Morgan Stanley is not a legal, tax or regulatory advisor. It is a financial advisor only and relied upon, without independent verification, the assessment of Eaton and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Eaton’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Eaton common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cooper or Eaton, nor was Morgan Stanley furnished with any such valuations or appraisals.

Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 20, 2012. Events occurring after May 20, 2012 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Summary of Material Analyses

The following is a summary of material financial analyses of Citi and Morgan Stanley presented on a joint basis to the Eaton board of directors and a summary of the material data upon which such analyses were based. The summary set forth below does not purport to be a complete description of the analyses performed by, and underlying the opinions of, Citi and Morgan Stanley, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Citi or Morgan Stanley. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Citi and Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Citi and Morgan Stanley.

Historical Share Price Analysis

Citi and Morgan Stanley reviewed the share price performance of Eaton and Cooper during various periods ending on May 18, 2012 (the last trading day prior to the Eaton board of directors meeting approving the execution of the original transaction agreement). Citi and Morgan Stanley noted that the range of low and high trading prices of Eaton common stock during the prior 52-week period was approximately $33 to $53. Citi and Morgan Stanley noted that the range of low and high trading prices of Cooper ordinary shares during the prior 52-week period was approximately $41 to $65.

Equity Research Future Price Targets

Citi and Morgan Stanley reviewed the public market trading price targets for Eaton common stock prepared and published by research analysts between April 24, 2012 and May 11, 2012. These price targets reflected each analyst’s estimate of the future public market trading price of Eaton common stock one year in the future. Citi and Morgan Stanley noted that such price targets for Eaton ranged from $49 to $65 per share. Using a range of discount rates encompassing both Morgan Stanley and Citi’s estimated costs of equity for Eaton of 9.4% and 9.7%, respectively, Citi and Morgan Stanley discounted the analysts’ price targets back one year to the present to arrive at a range of present values for these targets. Citi’s and Morgan Stanley’s analysis of the present value of research analysts’ future price targets implied a value per share of Eaton common stock in the range of approximately $45 to $59 per share.

Citi and Morgan Stanley reviewed the public market trading price targets for Cooper ordinary shares prepared and published by equity research analysts between May 2, 2012 and May 14, 2012. These price targets reflected each analyst’s estimate of the future public market trading price of Cooper ordinary shares one year in the future. Citi and Morgan Stanley noted that such price targets for Cooper ranged from $58 to $75 per share. Using a range of discount rates encompassing both Morgan Stanley and Citi’s estimated costs of equity for Cooper of 7.6% and 9.7%, respectively, Citi and Morgan Stanley discounted the analysts’ price targets back one year to the present to arrive at a range of present values for these targets. Citi’s and Morgan Stanley’s analysis of the present value of equity research analysts’ future price targets implied a value per ordinary share of Cooper in the range of approximately $53 to $70 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Eaton common stock and Cooper ordinary shares and these estimates are subject to uncertainties, including the future financial performance of Cooper and future financial market conditions.

Comparable Company Analysis

Citi and Morgan Stanley performed a comparable company analysis, which is an analysis designed to provide an implied value of a company by comparing it to similar companies. Citi and Morgan Stanley compared certain financial information of Eaton and Cooper with publicly-available information for selected peer group companies which Citi and Morgan Stanley judged to be analogous to Eaton and Cooper, respectively, based on, among other things, line(s) of business and company size. The selected peer group companies operate in, or are exposed to, businesses similar to those of Eaton and Cooper, namely businesses in the electrical equipment and multi-industrial sectors. No publicly traded company is identical to Eaton or Cooper, and Citi and Morgan Stanley included publicly traded companies that, based on the professional judgment and experience of Citi and Morgan Stanley, were most relevant to Eaton and Cooper for purposes of this analysis.

The peer group for Eaton included:

•	ABB Ltd. (on a pro forma basis for its acquisition of Thomas & Betts)

•	Danaher Corp.

•	Dover Corp.

•	Emerson Electric Co.

•	Honeywell International Inc.

•	Illinois Tool Works Inc.

•	Ingersoll-Rand Plc

•	Parker Hannifin Corporation

•	Schneider Electric S.A.

•	Siemens AG

•	United Technologies Corp. (on a pro forma basis for its acquisition of Goodrich)

•	3M Co.

The peer group for Cooper included:

•	ABB Ltd. (on a pro forma basis for its acquisition of Thomas & Betts)

•	Acuity Brands, Inc.

•	Crompton Greaves Ltd.

•	Havells India Ltd.

•	Hubbell Incorporated

•	Legrand SA

•	Schneider Electric S.A.

•	Weg SA.

For this analysis, Citi and Morgan Stanley analyzed the following statistics for each of these companies, as of May 18, 2012 and based on both publicly available research analyst estimates for the peer group companies and public filings by such companies:

•

the ratio (AV/EBITDA) of (1) market capitalization plus total debt plus minority interests less cash and cash equivalents (referred to as aggregate value or AV) to (2) estimated calendar year 2012 EBITDA;

•	the ratio (AV/EBITDA) of aggregate value to estimated calendar year 2013 EBITDA;

•	the ratio (P/E) of the closing price as of May 18, 2012 to estimated calendar year 2012 earnings per diluted share outstanding; and

•	the ratio (P/E) of the closing price as of May 18, 2012 to estimated calendar year 2013 earnings per diluted share outstanding.

The following tables set forth the aggregate value to EBITDA and price to earnings multiples calculated for each of the companies in the selected peer groups for Eaton and Cooper, in addition to the median and mean of such multiples for each of the Eaton peer group and Cooper peer group:

Eaton Peer Group

	AV /Estimated EBITDA		Price / Estimated Earnings per Share
	CY2012	CY2013	CY2012	CY2013
ABB Ltd.(1)	6.4x	5.7x	11.1x	9.7x
Danaher Corp.	9.9x	9.2x	15.5x	13.9x
Dover Corp.	6.8x	6.1x	11.1x	10.0x
Emerson Electric Co.	7.2x	6.5x	12.4x	11.0x
Honeywell International Inc.	7.8x	7.1x	12.3x	11.0x
Illinois Tool Works Inc.	8.0x	7.4x	12.6x	11.4x
Ingersoll-Rand Plc	7.7x	7.1x	13.4x	11.0x
Parker Hannifin Corporation	6.5x	6.1x	10.6x	9.4x
Schneider Electric S.A.	7.3x	6.8x	10.8x	9.8x
Siemens AG	6.8x	6.4x	10.2x	9.2x
United Technologies Corp.(2)	8.6x	7.2x	13.1x	10.8x
3M Co.	7.7x	7.2x	13.0x	11.9x
Median	7.5x	7.0x	12.3x	10.9x
Mean	7.6x	6.9x	12.2x	10.8x

(1)	Calculated on a pro forma basis for the acquisition of Thomas & Betts by ABB Ltd.
(2)	Calculated on a pro forma basis for the acquisition of Goodrich by United Technologies Corp.

Cooper Peer Group

	AV / Estimated EBITDA		Price / Estimated Earnings per Share
	CY2012	CY2013	CY2012	CY2013
ABB Ltd.(1)	6.4x	5.7x	11.1x	9.7x
Acuity Brands, Inc.	8.6x	7.3x	15.6x	12.7x
Crompton Greaves Ltd.	7.5x	6.1x	12.2x	9.4x
Havells India Ltd.	9.8x	8.7x	14.7x	12.4x
Hubbell Inc.	8.1x	7.4x	14.6x	13.2x
Legrand SA	7.9x	7.6x	13.0x	12.1x
Schneider Electric S.A.	7.3x	6.8x	10.8x	9.8x
Weg SA	11.9x	10.1x	17.6x	15.3x
Median	8.0x	7.3x	13.8x	12.3x
Mean	8.5x	7.5x	13.7x	11.8x

(1)	Calculated on a pro forma basis for the acquisition of Thomas & Betts by ABB Ltd.

Based on the analysis of the relevant metrics for each of the comparable companies and on the experience and judgment of Citi and Morgan Stanley, a representative range of financial multiples of the comparable companies was applied to the relevant financial statistics for Eaton and Cooper to estimate an implied value per share of Eaton common stock and Cooper ordinary share.

Based on Eaton’s current outstanding shares and options, Citi and Morgan Stanley estimated the implied value per share of Eaton common stock as of May 18, 2012 as follows:

Metric	Comparable Company Multiple Statistic Range	Implied Value Per Share of Eaton Common Stock
AV / EBITDA:
Aggregate Value to Estimated CY2012 EBITDA	6.5x – 8.0x	$39 – $50
Aggregate Value to Estimated CY2013 EBITDA	6.0x – 7.5x	$42 – $54
P/E:
Price / CY2012 Earnings per Share	9.5x – 12.5x	$43 – $57
Price / CY2013 Earnings per Share	8.0x – 11.0x	$41 – $57

Based on Cooper’s current outstanding shares and options, Citi and Morgan Stanley estimated the implied value per ordinary share of Cooper as of May 18, 2012 as follows:

Metric	Comparable Company Multiple Statistic Range	Implied Value Per Ordinary Share of Cooper
AV / EBITDA:
Aggregate Value to Estimated CY2012 EBITDA	8.00x – 10.0x	$47 – $60
Aggregate Value to Estimated CY2013 EBITDA	7.50x – 9.0x	$49 – $60
P/E:
Price / CY2012 Earnings per Share	13.0x – 16.0x	$57 – $70
Price / CY2013 Earnings per Share	11.5x – 13.5x	$56 – $66

No company in the comparable company analysis is identical to Eaton or Cooper. In evaluating the peer group, Citi and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Eaton and Cooper, such as the impact of competition on the business of Eaton, Cooper or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Eaton, Cooper or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Precedent Transaction Analysis

Using publicly available information, Citi and Morgan Stanley reviewed the terms of 20 selected precedent transactions involving companies that operated in, or were exposed to, the electrical equipment business and additional large transactions in the multi-industrial sector having transaction values of approximately $5 billion or greater announced in or after 2010. Citi and Morgan Stanley selected these transactions in the exercise of their professional judgment and experience because Citi and Morgan Stanley deemed them to be most similar to Cooper or otherwise relevant to the transaction. No Company or transaction was, however, identical to Cooper or the transaction.

Citi and Morgan Stanley reviewed the price paid and calculated the ratio of aggregate value to the last twelve months of EBITDA (referred to as LTM EBITDA) at the time of announcement of each of the comparable transactions.

The following table sets forth the 20 selected precedent transactions and the approximate aggregate value and LTM EBITDA multiple calculated for each:

Selected Transactions
Acquiror	Target	Announcement Date	Approximate Aggregate Value (in millions)	LTM EBITDA
Pentair	Tyco Flow Control	3/28/12	$4,880	11.2x
ABB	Thomas & Betts	1/30/12	$3,890	10.4x
United Technologies	Goodrich	9/21/11	$18,064	12.9x
General Electric	Converteam	3/29/11	$4,930	20.7x
ABB	Baldor Electric	11/28/10	$4,188	13.5x
Caterpillar	Bucyrus	11/15/10	$8,609	13.5x
Emerson Electric	Chloride Group	6/29/10	$1,563	20.8x
Alstom & Schneider Electric	Areva Transmission & Distribution Assets	1/30/10	$5,680	7.5x
Schneider Electric	Xantrex Technology	7/27/08	$545	24.1x
Eaton	Moeller	12/20/07	$2,230	9.1x
Eaton	Phoenixtec Power	12/20/07	$568	10.9x
Cooper Industries	MTL Instruments	12/19/07	$319	14.8x
Philips Electronics N.V.	Genlyte Group	11/26/07	$2,871	10.8x
Thomas & Betts	Lamson & Sessions	8/15/07	$462	7.8x
Eaton	MGE UPS Systems	6/21/07	$612	10.9x
Schneider Electric	American Power Conversion	10/28/06	$6,100	33.1x
Molex	Woodhead Industries	6/30/06	$256	8.9x
Emerson Electric	Artesyn Technologies	2/1/06	$472	12.2x
Schneider Electric	Juno Lighting	6/30/05	$610	10.5x
Schneider Electric	Legrand	1/15/01	$7,150	12.2x

The median and mean LTM EBITDA multiples calculated for the 20 selected precedent transactions were 11.7x and 13.8x, respectively.

Based on this analysis and on the experience and judgment of Citi and Morgan Stanley, a representative range of LTM EBITDA multiples was selected and applied to the LTM EBITDA statistic for Cooper, derived from publicly available information. The representative range used for the precedent transactions was 10.4x to 14.0x LTM EBITDA. This range of multiples resulted in an implied value per ordinary share of Cooper ranging from approximately $57 to $78 per share.

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical to Eaton or Cooper, nor are any such precedent transactions identical to the transaction. In evaluating the transactions listed above, Citi and Morgan Stanley made judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Eaton and Cooper, including, but not limited to, the impact of competition on the business of Eaton, Cooper or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Eaton, Cooper or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Precedent Premium Paid Analysis

Using publicly available information, Citi and Morgan Stanley reviewed the premiums paid historically in acquisitions of over $5 billion in transaction value since 2007. In this analysis, Citi and Morgan Stanley analyzed 105 acquisitions. This sample set excluded real estate and financial institution transactions, which, based on the professional judgment and experience of Citi and Morgan Stanley, were not comparable to the transaction. Based on this data and the experience and judgment of Citi and Morgan Stanley, and recognizing that no company or transaction is identical to Cooper or to the transaction, respectively, a representative range of premiums of 25% to 40% was selected and applied to the Cooper share price as of May 18, 2012. This analysis resulted in an implied value per ordinary share of Cooper ranging from approximately $70 to $78 per share.

Discounted Cash Flow Analysis

Citi and Morgan Stanley performed discounted cash flow analyses, which are analyses of the present value of projected unlevered free cash flows, using terminal year aggregate value to EBITDA multiples derived from the projected EBITDA based on certain publicly available financial forecasts prepared by certain research analysts (such forecasts, as they relate to Eaton, are referred to as the Eaton Street Forecasts and, as they relate to Cooper, are referred to as the Cooper Street Forecasts).

Citi and Morgan Stanley analyzed Eaton’s business using Eaton Street Forecasts for the years 2012 through 2014. The terminal value was calculated by applying terminal multiples ranging from 7.5x to 8.5x to calendar year 2014 EBITDA derived from the Eaton Street Forecasts.

For purposes of this analysis, Morgan Stanley calculated Eaton’s discounted unlevered free cash flow value using discount rates ranging from 7.75% to 8.25% based on Morgan Stanley’s estimate of Eaton’s weighted average cost of capital. This analysis resulted in an implied value per share of Eaton common stock ranging from approximately $53 to $61 per share. Separately, Citi calculated Eaton’s discounted unlevered free cash flow value using discount rates ranging from 7.3% to 9.2% based on its estimate of Eaton’s weighted average cost of capital. This analysis resulted in an implied value per share of Eaton common stock ranging from approximately $53 to $63 per share.

Citi and Morgan Stanley analyzed Cooper’s business using Cooper Street Forecasts for the years 2012 through 2014. The terminal value was calculated by applying terminal multiples ranging from 10.0x to 11.0x to calendar year 2014 EBITDA derived from the Cooper Street Forecasts.

For purposes of this analysis, Morgan Stanley calculated Cooper’s discounted unlevered free cash flow value using discount rates ranging from 6.5% to 7.0% based upon Morgan Stanley’s estimate of Cooper’s weighted average cost of capital. Based on the discounted cash flow analyses described above, Morgan Stanley estimated the implied value per ordinary share of Cooper as follows:

Projection Case	Implied Value Per Ordinary Share of Cooper	Implied Value Including Synergies Per Ordinary Share of Cooper
Cooper Street Forecasts	$70 – $77	up to $108

Separately, Citi calculated Cooper’s discounted unlevered free cash flow value using discount rates ranging from 7.5% to 9.5% based upon Citi’s estimate of Cooper’s weighted average cost of capital. Based on the discounted cash flow analyses described above, Citi estimated the implied value per ordinary share of Cooper as follows:

Projection Case	Implied Value Per Ordinary Share of Cooper	Implied Value Including Synergies Per Ordinary Share of Cooper
Cooper Street Forecasts	$67 – $76	up to $108

Based upon estimates provided by Eaton management, Morgan Stanley valued the potential synergies from net operating and tax benefits at $31 per share based on an 8% discount rate and zero growth of synergies in perpetuity. Citi estimated a value of synergies of $32 per share based on a 7.5% to 9.5% weighted average cost of capital and perpetuity growth ranges of 0% to 2% for net operating synergies and (1%) to 1% for potential tax benefits.

Value Creation and Allocation to Eaton

Citi and Morgan Stanley performed a value creation analysis to determine the impact of the transaction on the intrinsic equity value of Eaton shares owned by Eaton shareholders (other than shares of Eaton owned by Eaton).

A discounted cash flow analysis was performed to calculate the estimated present intrinsic equity value of the standalone unlevered, after-tax free cash flows of Eaton and Cooper, as well as the anticipated sales synergies, cost-out synergies, global cash management benefits and resultant tax benefits, net of acquisition integration costs (described above under “Discounted Cash Flow Analysis”).

To calculate the pro forma intrinsic equity value of New Eaton, Citi and Morgan Stanley summed the intrinsic equity values of Eaton and Cooper and all potential synergies and tax benefits calculated using the respective terminal value multiple ranges and discount rates, before subtracting incremental net debt associated with financing the transaction and other transaction-related expenses.

Citi and Morgan Stanley then compared the value differential between Eaton shareholders’ 73% ownership of the pro forma intrinsic equity value of New Eaton to Eaton’s standalone intrinsic equity value. Citi and Morgan Stanley noted that the transaction was accretive to Eaton shareholders upon the application of the full range of terminal value multiples and mid-point discount rates (as described above under “Discounted Cash Flow Analysis”):

Estimated Percentage Increase / (Decrease) to Eaton Shareholders’ Share of Intrinsic Equity Value
Citi	Morgan Stanley
6.6% – 15.3%	12%

General

In connection with the review of the transaction by Eaton’s board of directors, Citi and Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering their opinions. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to a partial analysis or a summary description. Citi and Morgan Stanley arrived at their ultimate opinions based on the results of all analyses undertaken by each and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of their opinions. Accordingly, Citi and Morgan Stanley believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions. In addition, Citi and Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Citi or Morgan Stanley with respect to the actual value of Eaton or Cooper.

In performing their analyses, Citi and Morgan Stanley considered and made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters existing as of the date of their opinions, many of which are beyond the control of Eaton and Cooper. No company, business or transactions used in those analyses as a comparison is identical or directly comparable to Eaton, Cooper or the transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in analyses performed by Citi and Morgan Stanley and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of the businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. At the direction of the Eaton board of directors, Citi and Morgan Stanley relied on Eaton Street Forecasts and Cooper Street Forecasts. Accordingly, the estimates used in, and the results derived from, the analyses performed by Citi and Morgan Stanley are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the transaction was determined through arms-length negotiations between Eaton and Cooper and were approved by the Eaton board of directors. Citi and Morgan Stanley provided advice to Eaton during such negotiations; however, neither Citi nor Morgan Stanley recommended any specific exchange ratio of New Eaton shares for Eaton shares or that any specific exchange ratio constituted the only appropriate exchange ratio of New Eaton shares for Eaton shares in connection with the proposed transaction. The opinions of Citi and Morgan Stanley and their joint presentation to the Eaton board of directors of directors were among many factors considered by the Eaton board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Eaton board of directors of directors or Eaton management with respect to the transaction or the exchange ratio of New Eaton shares for Eaton shares.

In selecting Citi and Morgan Stanley as its financial advisors in connection with the transaction, Eaton considered, among other things, their qualifications, capabilities, and reputations for providing high-quality financial advisory services. In addition, Citi and Morgan Stanley have long-standing relationships and are familiar with Eaton and have substantial knowledge of and experience in the electrical and multi-industrial sectors. Citi and Morgan Stanley are internationally recognized investment banking firms which regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. For the foregoing reasons, Eaton selected Citi and Morgan Stanley as its financial advisors.

Pursuant to the terms of their respective engagement letters, Citi and Morgan Stanley acted as financial advisors to the Eaton board of directors in connection with the transaction and Eaton agreed to pay each of Citi and Morgan Stanley a transaction fee of approximately $12 million in connection therewith, contingent upon the closing of the transaction, plus an additional fee of up to $3 million, payable at the sole discretion of Eaton upon the closing of the transaction. The intended purpose of the discretionary fee is to supplement the fixed transaction fee payable in respect of the financial advisory services provided by Citi and Morgan Stanley, as an incentive in connection therewith, payable at the sole discretion of Eaton upon the closing of the transaction. In addition, Citi and one or more of its affiliates, and Morgan Stanley and one or more of its affiliates, expect to provide for or arrange a portion of the financing required in connection with the transaction, including acting as joint lead arrangers and joint book managers of the $6.75 billion bridge credit facility, and have been engaged in connection with the refinancing or amendment of certain of Eaton’s existing revolving credit facilities and the underwriting of securities to be issued by Eaton in connection with the transaction. For a more complete description of Eaton’s debt financing for the transaction, see the section titled “Financing Relating to the Transaction” beginning on page [—]. In connection with such financing transactions, each of Citi (or its affiliates) and Morgan Stanley (or its affiliates) have received certain fees and may be entitled to receive additional fees, depending on, among other things, the timing of the closing of the transaction, the amount drawn, if any, on the bridge credit facility, and the amount and type of securities, if any, issued by Eaton in connection with the transaction and the portion of any such securities underwritten by Citi (or its affiliates) and Morgan Stanley (or its affiliates). Each of Citi (or its affiliates) and Morgan Stanley (or its affiliates) expect to receive aggregate fees of approximately $34 million in connection with the transaction (including the related financing). Eaton has also agreed to reimburse Citi and Morgan Stanley for their expenses incurred in performing their services, including customary out-of-pocket travel and other expenses and reasonable fees and expenses of their legal counsel. In addition, Eaton has agreed to indemnify Citi, Morgan Stanley and their respective affiliates, directors, officers, agents and employees and each person, if any, controlling Citi and Morgan Stanley or any of their affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Citi’s and Morgan Stanley’s engagements.

In the two years prior to the date of their opinions, Citi and Morgan Stanley have provided, and are currently providing, to Eaton, and Citi has provided, and is currently providing, to Cooper, financial advisory and financing services. Between May 20, 2010 and the date of its opinion, Citi and its affiliates have received aggregate fees of approximately $0.4 million for investment banking services provided to Eaton and its affiliates, excluding any fees payable in connection with the pending transaction. Between May 20, 2010 and the date of its opinion, Morgan Stanley and its affiliates have received aggregate fees of approximately $1.5 million for investment banking services provided to Eaton and its affiliates, excluding any fees payable in connection with the pending transaction. In addition, since May 20, 2012, each of Citi (or its affiliates) and Morgan Stanley (or its affiliates) received additional fees of $1.5 million for investment banking services provided to Eaton and its affiliates, excluding any fees payable in connection with the transaction. In the ordinary course of their businesses, Citi, Morgan Stanley and their respective affiliates may actively trade or hold the securities of Eaton and Cooper for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Cooper’s Financial Advisor

Goldman Sachs delivered its opinion to Cooper’s board of directors that, as of May 21, 2012 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the transaction agreement, dated May 21, 2012 (which is referred to in this section “—Opinion of Cooper’s Financial Advisor” as the “original transaction agreement”), was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 21, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Cooper’s board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of ordinary shares of Cooper should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the original transaction agreement;

•	the Rule 2.5 Announcement;

•	the expenses reimbursement agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Cooper and Eaton for the five fiscal years ended December 31, 2011;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Cooper and Eaton;

•	certain other communications from Cooper and Eaton to their respective shareholders;

•	certain publicly available research analyst reports for Cooper and Eaton; and

•

certain internal financial analyses and forecasts for Cooper prepared by its management and for Eaton prepared by its management, in each case, as approved for Goldman Sachs’ use by Cooper (the “Forecasts”), and certain cost savings and operating and tax synergies projected by the management of Eaton to result from the transaction, as adjusted and approved for Goldman Sachs’ use by Cooper (the “Synergies”).

Goldman Sachs also held discussions with members of the senior management of Cooper regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Cooper and Eaton; held a discussion with the senior management of Eaton regarding its assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Eaton; reviewed the reported price and trading activity for ordinary shares of Cooper and common shares of Eaton; compared certain financial and stock market information for Cooper and Eaton with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the electrical products and diversified industrials industries and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs and Goldman Sachs has, with the consent of Cooper’s board of directors, relied on such information as being complete and accurate in all material respects. In that regard, Goldman Sachs assumed with the consent of Cooper’s board of directors that the Forecasts, and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cooper. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Cooper or Eaton or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other opinions, consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Cooper, Eaton or New Eaton or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the original transaction agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Cooper to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Cooper; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of May 21, 2012, of the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the original transaction agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the original transaction agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the original transaction agreement or entered into or amended in connection with the transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Cooper; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cooper, or class of such persons, in connection with the transaction, whether relative to the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the original transaction agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which ordinary shares of New Eaton will trade at any time or as to the impact of the transaction on the solvency or viability of Cooper, Eaton or New Eaton or the ability of Cooper, Eaton or New Eaton to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, May 21, 2012, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after May 21, 2012. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of Cooper’s board of directors in connection with its consideration of the transaction and such opinion does not constitute a recommendation as to how any holder of ordinary shares of Cooper or common shares of Eaton should vote with respect to the transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Cooper’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 18, 2012, which was the last trading day prior to the date that Goldman Sachs delivered its opinion to Cooper’s board of directors, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the consideration to be paid to holders of ordinary shares of Cooper pursuant to the original transaction agreement, assuming a $72.00 value for such consideration (the “Implied Transaction Consideration,” calculated as the cash consideration plus the implied stock consideration per ordinary share of Cooper based on the closing price of $42.40 per common share of Eaton on May 18, 2012) in relation to the historical trading price of ordinary shares of Cooper. This analysis indicated that the Implied Transaction Consideration in the amount of $72.00 per ordinary share of Cooper represented:

Reference Point	Market Value of Ordinary Share of Cooper	Premium
Then-Current (5/18/12)	$55.84	29%
30-day average closing price	$61.26	18%
6-month average closing price	$59.04	22%
12-month average closing price	$56.05	28%

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Cooper and Eaton to the corresponding financial information, ratios and public market multiples for the following companies in the electrical products and diversified industrials industries:

•	Acuity Brands, Inc.

•	Thomas & Betts Corporation

•	Hubbell Incorporated

•	Littelfuse, Inc.

•	Legrand SA

•	Schneider Electric SA

Although none of the selected companies is entirely comparable to Cooper or Eaton, the companies included were chosen because they are publicly traded companies in the electrical products and diversified industrials industries with operations, market sizes and product profiles that for purposes of analysis may be considered similar to certain operations, market sizes and product profiles of Cooper and Eaton. Companies that met the foregoing criteria, once selected, were not excluded in the course of this analysis.

The estimates for earnings and for earnings before interest, taxes, depreciation, and amortization (“EBITDA”) contained in the analysis set forth below were based on Institutional Brokers’ Estimate System (“IBES”) consensus estimates as of May 18, 2012.

In its analysis, Goldman Sachs derived and compared for Cooper, Eaton and the selected companies:

•

enterprise value (which is defined as fully diluted equity value plus total debt, less total cash and cash equivalents), as of May 18, 2012, as a multiple of estimated EBITDA for calendar year 2012, which is referred to below as “2012E EV/EBITDA”;

•	price per share, as of May 18, 2012, as a multiple of estimated earnings for calendar year 2012, which is referred to below as “2012E P/E”;

The results of this analysis are summarized as follows:

	2012E EV/EBITDA	2012E P/E
Acuity Brands, Inc.	8.7x	15.3x

Hubbell Incorporated	8.0x	14.6x

Legrand SA	7.9x	13.0x

Littelfuse, Inc.	8.2x	14.5x

Schneider Electric SA	7.3x	10.8x

Thomas & Betts Corporation [1]	7.7x	14.8x

Cooper	9.4x	12.8x

Eaton	6.8x	9.4x
Range of the Selected Companies (excluding Cooper and Eaton)	7.3x – 8.7x	10.8x – 15.3x
Median of the Selected Companies (excluding Cooper and Eaton)	7.9x	14.6x

[1]	Trading multiple as of January 27, 2012, the trading day prior to the ABB acquisition announcement.

Sources: Bloomberg, IBES, company filings and market data as of May 18, 2012.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain information relating to transactions in the electrical products and diversified industrials industries since 2001. Specifically, Goldman Sachs reviewed the following transactions:

Transaction	Announcement Date	Enterprise Value as a Multiple of LTM EBITDA	Estimated Transaction Value (in millions)
ABB Group’s acquisition of Thomas & Betts Corporation	January 30, 2012	9.9x	$3,867
Eaton Corporation’s acquisition of The Moeller Group[1]	December 20, 2007	9.1x	$2,230
Cooper Industries Ltd.’s acquisition of The MTL Instruments Group plc[1]	December 19, 2007	10.0x	$290
Royal Philips Electronics NV’s acquisition of the Genlyte Group Incorporated	November 26, 2007	10.4x	$2,810
Wendel Investissement SA’s acquisition of the Deutsch Group	April 27, 2006	9.5x	$1,040
Schneider Electric SA’s attempted acquisition of Legrand SA	January 15, 2001	9.7x	€5,400

[1]	Multiple of 2007E EBITDA, per press release.

Sources: Company reports and press releases, Thomson Financial and Bloomberg.

Although none of the companies (other than, in the case of Cooper, Cooper and in the case of Eaton, Eaton) that participated in the selected transactions are directly comparable to Cooper and Eaton and none of the transactions in the selected transactions analysis is directly comparable to the transaction, Goldman Sachs selected these transactions because each of the target companies in the selected transactions was involved in the electrical products and diversified industrials industries and had operating characteristics and products that for purposes of analysis may be considered similar to certain operating characteristics and products of Cooper. Transactions that met the foregoing criteria, once selected, were not excluded in the course of conducting this analysis.

For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value of the target company, calculated based on the announced purchase price for the transaction as a multiple of the EBITDA of the target for the latest twelve month (“LTM”) period ended prior to the announcement of the transaction. The following table presents the results of this analysis:

Enterprise Value as a Multiple of LTM EBITDA
Original Transaction Agreement	12.7x
Range of the Selected Transactions	9.1x – 10.4x
Median of the Selected Transactions	9.8x

Illustrative Discounted Cash Flow Analyses. Goldman Sachs performed illustrative discounted cash flow analyses for each of Cooper and Eaton based on the Forecasts.

Goldman Sachs calculated the illustrative standalone discounted cash flow value per ordinary share of Cooper using discount rates ranging from 9.50% to 10.50%, reflecting an estimate of the weighted average cost of capital of Cooper. Goldman Sachs calculated implied prices per ordinary share of Cooper using illustrative terminal values based on assumed perpetuity growth rates ranging from 2.00% to 3.00%, which implied a terminal EBITDA multiple range of 8.0x to 10.5x. These illustrative terminal values were then discounted using the Cooper illustrative discount rates and added to the net present value of the unlevered free cash flows for Cooper for fiscal years 2012, 2013 and 2014 and the illustrative terminal year to calculate implied indications of present values discounted to the beginning of fiscal year 2012. This analysis resulted in a range of illustrative present values of $54.50 to $71.50 per ordinary share of Cooper.

Goldman Sachs calculated the illustrative standalone discounted cash flow value per common share of Eaton using discount rates ranging from 10.00% to 11.00%, reflecting an estimate of the weighted average cost of capital of Eaton. Goldman Sachs calculated implied prices per common share of Eaton using illustrative terminal values based on assumed perpetuity growth rates ranging from 2.00% to 3.00%, which implied a terminal EBITDA multiple range of 5.8x to 7.5x. These illustrative terminal values were then discounted using the Eaton illustrative discount rates and added to the net present value of the unlevered free cash flows for Eaton for fiscal years 2012, 2013 and 2014 and the illustrative terminal year to calculate implied indications of present values discounted to the beginning of fiscal year 2012. This analysis resulted in a range of illustrative present values of $43.54 to $57.20 per common share of Eaton.

Illustrative Present Value of Future Stock Price Analyses. Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of Cooper and Eaton, and an illustrative analysis of the implied per share present value of the consideration to be paid to holders of ordinary shares of Cooper pursuant to the original transaction agreement (taking into account an analysis of the implied present value of the future stock price of the combined entity and the cash portion of such consideration). For these analyses, Goldman Sachs used the Forecasts for fiscal years 2012-2014.

For ordinary shares of Cooper, Goldman Sachs performed an analysis of the illustrative present value of the future stock price by first multiplying the Forecasts of EPS for fiscal years 2013-2014 by P/E multiples of 12.8x (the IBES 2012 P/E multiple for Cooper) to 15.0x to determine the implied equity value of ordinary shares of Cooper. These implied per share future equity values for the years ending December 31, 2013 and 2014 were then discounted by 1 year and 2 years, respectively, using a discount rate of 10.3%, reflecting an estimate of Cooper’s cost of equity. This analysis yielded an illustrative range of implied per share present values of ordinary shares of Cooper of $55.29 to $65.97 for fiscal years 2013-2014.

For common shares of Eaton, Goldman Sachs performed an analysis of the illustrative present value of the future stock price by first multiplying the Forecasts of EPS for fiscal years 2013-2014 by P/E multiples of 9.4x (the IBES 2012 P/E multiple for Eaton) to 13.0x to determine the implied equity value of common shares of Eaton. These implied per share future equity values for the years ending December 31, 2013 and 2014 were then discounted by 1 year and 2 years, respectively, using a discount rate of 12.5%, reflecting an estimate of Eaton’s cost of equity. This analysis yielded an illustrative range of implied per share present values of common shares of Eaton of $45.79 to $63.18 for fiscal years 2013-2014.

For shares of the combined entity, Goldman Sachs performed an analysis of the illustrative implied present value of the future stock price of the combined entity for 2013 and 2014 by using the Forecasts, the Synergies and P/E multiples of 10.0x to 13.0x. The implied per share future equity values were then discounted using a discount rate of 11.7%, reflecting an estimate of the combined entity’s cost of equity. The implied per share future equity values for the years ending December 31, 2013 and 2014 were then discounted by 2 years and 3 years, respectively. These implied per share future equity values were then multiplied by 0.77479 and increased by $39.15, reflecting the share portion and the cash portion, respectively, of the consideration to be received by holders of ordinary shares of Cooper pursuant to the original transaction agreement. This analysis yielded an illustrative range of implied per share present values of the consideration to be paid to holders of ordinary shares of Cooper pursuant to the original transaction agreement (taking into account the analysis of the implied present value of the future stock price of the combined entity described in this paragraph and the cash portion of such consideration) of $77.20 to $91.56 for fiscal years 2013-2014.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summaries set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of providing its opinion to Cooper’s board of directors that, as of May 21, 2012 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders (other than Eaton and its affiliates) of ordinary shares of Cooper pursuant to the original transaction agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cooper, Eaton, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration was determined through arm’s-length negotiations between Cooper and Eaton and was approved by Cooper’s board of directors. Goldman Sachs provided advice to Cooper’s board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific consideration to Cooper or Cooper’s board of directors or recommend that any specific consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Cooper’s board of directors was one of many factors taken into consideration by Cooper’s board of directors in making its determination to approve the original transaction agreement. The summary below does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Cooper, Eaton and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the original transaction agreement for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs acted as financial advisor to Cooper in connection with, and participated in certain of the negotiations leading to, the transaction.

Goldman Sachs has provided certain investment banking services to Cooper and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a joint book-running manager for Cooper US, Inc., an indirect, wholly owned subsidiary of Cooper, with respect to a public offering of 2.375% Senior Notes due 2016 (aggregate principal amount $250,000,000) and 3.875% Senior Notes due 2020 (aggregate principal amount $250,000,000) in December 2010 and as a participant in Cooper’s revolving credit facility (aggregate principal amount $500,000,000) in May 2011. Goldman Sachs has also provided certain investment banking services to Eaton from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a dealer in Eaton’s commercial paper programs in December 2010 and in February 2011, as a participant in the refinancing of Eaton’s five-year revolving credit facility (aggregate principal amount $500,000,000) in June 2011 and as a co-manager on Eaton’s offering of floating rate notes due June 2014 (aggregate principal amount $300,000,000) in June 2011. During the two year period ended the date of the filing of this joint proxy statement/prospectus, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Cooper and its affiliates of approximately $750,000. Goldman Sachs may also in the future provide investment banking services to Cooper, Eaton, New Eaton and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Cooper board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated April 9, 2012, Cooper engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Cooper has agreed to pay Goldman Sachs a transaction fee of $27 million, all of which is contingent upon consummation of the transaction. In addition, Cooper has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs’ against certain liabilities that may arise, out of its engagement.

Cooper Unaudited Prospective Financial Information

Cooper does not make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with Cooper’s evaluation of the transaction, in early May 2012, Cooper made available certain unaudited prospective financial information relating to Cooper on a stand-alone, pre-transaction basis to Cooper’s financial advisor. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Cooper, Eaton or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Cooper with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Cooper’s business, all of which are difficult to predict and many of which are beyond Cooper’s control. Many of these assumptions are subject to change and the unaudited prospective financial information does not reflect revised prospects for Cooper’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. As a result, there can be no assurance that the results reflected in the unaudited prospective financial information will be realized or that actual results will not materially vary from this unaudited prospective financial information. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance. Cooper shareholders and Eaton shareholders are urged to review Cooper’s most recent SEC filings for a description of risk factors with respect to Cooper’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] and “Where You Can Find More Information” beginning on page [    ].

The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Cooper’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability of the results reflected in such information, and assume no responsibility for the unaudited prospective financial information.

Readers of this joint proxy statement/prospectus are cautioned not to unduly rely on the unaudited prospective financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such information was prepared. Cooper has not updated and does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events. Cooper has made no representation to Eaton or any other person in the transaction agreement or otherwise concerning the unaudited prospective financial information.

The unaudited prospective financial information set forth below does not give effect to the transaction. Cooper shareholders and Eaton shareholders are urged to review Cooper’s most recent SEC filings for a description of Cooper’s reported results of operations, financial condition and capital resources during 2012.

The following table presents a summary of the unaudited prospective financial information:

	Cooper Management Projections (in millions, except per share amounts)
	2012	2013	2014
Sales	$5,718	$6,069	$6,475
EBITDA*	$1,045	$1,178	$1,314
EBIT*	$902	$1,033	$1,165
Earnings Per Share*	$4.25	$4.75	$5.35

*	EBITDA, EBIT and Earnings Per Share include Cooper’s proportionate share of the projected operating results of the Apex Tool Group joint venture.

The Panel considers the prospective financial information for Cooper for each of the three years ending 2014, as set out above, used by Goldman Sachs in connection with its financial analyses for the purpose of preparing its fairness opinion to be profit forecasts within the meaning of Rule 28 of the Takeover Rules. However, the Panel decided to waive the requirement under Rule 28.3 to have these forecasts examined and reported on by Cooper’s auditors, Ernst & Young LLP, as a result of the following exceptional circumstances:

(i)	the prospective financial information is included in this joint proxy statement/prospectus as it is required to be included pursuant to SEC regulations;

(ii)	the prospective financial information was not prepared as part of Cooper’s normal budgeting process and therefore does not meet the exacting criteria of profit forecasts within the meaning of Rule 28 of the Takeover Rules; and

(iii)	Ernst & Young LLP has confirmed that they would be unable, as auditors, to provide the profit forecast reports required under Rule 28.3 of the Takeover Rules in respect of this prospective financial information.

While the prospective financial information above (including that relating to the year ending 31 December 2012) has not been reported upon in accordance with Rule 28 of the Takeover Rules, your attention is drawn to the “Cooper Profit Forecast” (as defined on page [—]) for the year ending December 31, 2012 included in Cooper’s first quarter earnings release issued on May 2, 2012, set out on pages [—] and [—] of this joint proxy statement/prospectus, which has been reported upon in accordance with Rule 28 of the Takeover Rules and which states, inter alia, that Cooper’s guidance for earnings per share from continuing operations for 2012 was in the range of $4.25 to $4.40. Please see pages [—] to [—] for further discussion on the Cooper Profit Forecast, including the underlying bases and assumptions. As noted on page [—], on July 25, 2012, in its second quarter earnings release, Cooper stated that, because of the previously announced transaction with Eaton, Cooper has suspended providing earnings guidance updates.

Cooper’s and Goldman Sachs’ Use of Eaton Unaudited Prospective Financial Information.

Eaton does not make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with Cooper’s evaluation of the transaction, in early May 2012, at the request of Cooper, Eaton made available certain unaudited prospective financial information relating to Eaton on a stand-alone, pre-transaction basis to Cooper. The unaudited prospective financial information was not made available to Eaton’s financial advisors. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Eaton, Cooper or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Eaton with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Eaton’s business, all of which are difficult to predict and many of which are beyond Eaton’s control. In connection with its evaluation of the transaction, Cooper inquired whether Eaton expected its amortization for the years 2012, 2013 and 2014 would be broadly consistent with amortization in 2011, and Eaton responded that it did. Cooper determined that it was reasonable to take this expectation into account in connection with its evaluation of the transaction, and this expectation is reflected in the EBITDA forecasts noted below. Many of these assumptions are subject to change and the unaudited prospective financial information does not reflect revised prospects for Eaton’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. As a result, there can be no assurance that the results reflected in the unaudited prospective financial information will be realized or that actual results will not materially vary from this unaudited prospective financial information. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance. Eaton shareholders and Cooper shareholders are urged to review Eaton’s most recent SEC filings for a description of risk factors with respect to Eaton’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] and “Where You Can Find More Information” beginning on page [    ].

The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Eaton’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability of the results reflected in such information, and assume no responsibility for the unaudited prospective financial information.

Readers of this joint proxy statement/prospectus are cautioned not to unduly rely on the unaudited prospective financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such information was prepared. Eaton has not updated and does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events. Eaton has made no representation to Cooper or any other person in the transaction agreement or otherwise concerning the unaudited prospective financial information.

The unaudited prospective financial information set forth below does not give effect to the transaction. Eaton shareholders and Cooper shareholders are urged to review Eaton’s most recent SEC filings for a description of Eaton’s reported results of operations, financial condition and capital resources during 2012.

The following table presents a summary of the unaudited prospective financial information:

	Eaton Management Projections (in millions, except per share amounts)
	2012	2013	2014
Sales	$17,287	$19,188	$20,618
EBITDA	$2,482	$2,997	$3,304
EBIT	$1,938	$2,409	$2,677
Earnings Per Share	$4.43	$5.47	$6.15

The Panel considers the prospective financial information for Eaton for each of the three years ending 2014, as set out above and used by Goldman Sachs in connection with its financial analyses for the purpose of preparing its fairness opinion, to be profit forecasts within the meaning of Rule 28 of the Takeover Rules. However, the Panel has decided to waive the requirement under Rule 28.3 of the Takeover Rules to have these forecasts examined and reported on by Eaton’s auditors, Ernst & Young LLP, as a result of the following exceptional circumstances:

(iv)	the prospective financial information is included in this joint proxy statement/prospectus as it is required to be included pursuant to SEC regulations;

(v)	the prospective financial information was not prepared as part of Eaton’s normal budgeting process and therefore does not meet the exacting criteria of profit forecasts within the meaning of Rule 28 of the Irish Takeover Rules; and

(vi)	Ernst & Young LLP has confirmed that it would be unable, as reporting accountants, to provide the profit forecast reports required under Rule 28.3 of the Irish Takeover Rules in respect of this prospective financial information.

While the prospective financial information above (including that relating to the year ending December 31, 2012) has not been reported upon in accordance with Rule 28 of the Takeover Rules, your attention is drawn to the “Eaton Profit Forecast” (as defined on page [—]) for the year ending December 31, 2012 included in Eaton’s second quarter update issued on July 23, 2012, as set out on pages — and — of this joint proxy statement/prospectus, which has been reported upon in accordance with Rule 28 of the Takeover Rules and which states that absent any impact from the completion of the acquisition of Cooper transaction, Eaton’s forecast for operating earnings per share, which exclude charges to integrate its recent acquisitions, is between $4.20 and $4.50 and for net income per share is forecast between $4.09 and $4.39.

Financing

Merger Sub has received a financing commitment from Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A. and Citibank, N.A., to provide an unsecured financing in the aggregate principal amount of up to $6,750,000,000. The committed financing will be used in part to satisfy the cash component of the transaction and pay certain transactional expenses. The initial borrower under the financing commitment is Merger Sub; however, once the merger and the acquisition are consummated, Eaton, as the surviving entity of the merger, will be the borrower.

The financing commitment is documented under a bridge facility will be available in a single drawing on the acquisition closing date and will mature on the first anniversary of the closing date, with all outstanding loans payable in full at that time. The borrower has the option to voluntarily prepay the loans at anytime without premium or penalty.

Citigroup Global Markets Limited and Morgan Stanley & Co. Limited are satisfied that resources are available to Eaton sufficient to satisfy in full the cash consideration payable pursuant to the scheme.

Neither the payment of interest on, nor the repayment of, or security for, any liability (contingent or otherwise) in connection with the Bridge Credit Agreement, will depend on the financial results of Cooper.

Transaction-related costs

Eaton currently estimates that, upon the consummation of the transaction, transaction-related costs incurred by the combined company, including fees and expenses relating to financing, will be approximately $153 million.

Interests of Certain Persons in the Transaction

Eaton

In considering the recommendation of the board of directors of Eaton, Eaton shareholders should be aware that certain directors and executive officers of Eaton will have interests in the proposed transaction that are different from, or in addition to, the interests of Eaton shareholders generally and which may create potential conflicts of interest. These interests are described in more detail below, and with respect to named executive officers of Eaton, are quantified in the table below. The board of directors of Eaton was aware of these interests and considered them when it adopted the transaction agreement and approved the business combination. Other than the interests described below, the proposed transaction will have no impact on the compensation and benefits payable to Eaton’s directors or named executive officers.

Deferred Compensation Plans. Under the Deferred Incentive Compensation Plan and 1996 Non-Employee Director Fee Deferral Plan, if certain directors and/or executive officers experience a termination of employment or service, as applicable, for any reason within the three years following a change in control (the definition of which includes the consummation of the proposed transaction), such directors and executive officers would be entitled to receive either full payment, or commencement of installments (determined by the election previously made by such director or executive officer), of amounts then due under the respective plans, within thirty (30) days following such termination of employment or service.

Rabbi Trusts. Eaton is a party to two trust agreements, which are intended to provide benefits payable to directors and executive officers under Eaton’s Deferred Incentive Compensation Plan I, and 1996 Non-Employee Director Fee Deferral Plan. The consummation of the proposed transaction will result in a change in control under both such plans and, as a result, no later than the date on which the proposed transaction is consummated, and on each of the first and second twelve-month anniversaries of that date, the trust agreements provide that Eaton is obligated to make a contribution to the trust in an amount equal to the difference, if any, between (a) 100% of the vested liabilities under the plans and (b) the value of the trust assets. The vested liabilities under the plans is currently $18,595,000. However, as a result of the current funded status of Eaton’s defined benefit pension plans, provisions of the Pension Protection Act of 2006 prohibit Eaton from funding such obligations at this time. Further, upon the termination of employment or service of a participant of a covered plan after the proposed transaction is consummated, such participant will be entitled to receive the amounts deferred under the covered plans either as a lump-sum or in installments, based upon a prior election made by such participant.

Excise Tax Gross Up

With respect to the merger, Section 4985 of the Code imposes an excise tax (15% in 2012) on the value of certain stock compensation held at any time during the six months before and six months after the closing of the merger by individuals who were and/or are directors and executive officers of Eaton and subject to the reporting requirements of Section 16(a) of the Exchange Act during the same period. This excise tax applies to all payments (or rights to payment) granted to such persons by Eaton and its affiliates in connection with the performance of services to Eaton and its affiliates if the value of such payment or right is based on (or determined by reference to) the value (or change in value) of stock in Eaton or its affiliates (excluding certain statutory incentive stock options and holding in tax qualified plans), which would include any outstanding

(1) unexercised vested or unvested nonqualified stock options, (2) unvested restricted stock awards and (3) other stock-based compensation, referred to as the relevant equity awards, held by such Eaton directors and executive officers during this twelve month period and becomes effective contemporaneously with the closing of the merger. However, the excise tax will not apply to (1) any stock option which is exercised on the expatriation date (closing date of the merger) or during the 6-month period before such date and to the stock acquired in such exercise, if income is recognized under section 83 on or before the expatriation date with respect to the stock acquired pursuant to such exercise, and (2) any other specified stock compensation which is exercised, sold, exchanged, distributed, cashed-out, or otherwise paid during such period in a transaction in which income, gain, or loss is recognized in full.

The Eaton board of directors has determined that it is appropriate to provide these directors and executive officers with a gross up payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had been applied. These gross up payments will be non-deductible and will themselves be subject to the Section 4985 excise tax (15% in 2012). These amounts would be paid following the closing of the merger, which is subject to adoption of the transaction agreement and the merger by Eaton’s shareholders. The actual amounts due on behalf of such directors and executive officers will be determinable following the consummation of the proposed transaction. Payment of the excise tax plus tax reimbursement will result in no unique benefit to the named executive officers but is intended only to place them in the same position as other equity compensation holders after the merger.

Quantification of Payments and Benefits to Eaton’s Named Executive Officers

The following table and the related footnotes present information about the compensation payable to Eaton’s named executive officers in connection with the proposed transaction. The compensation shown in this table is subject to a vote, on a non-binding advisory basis, of the stockholders of Eaton at the special meeting, as described herein in “Eaton Shareholder Vote on Specified Compensation Arrangements.”

Golden Parachute Compensation

Name	Pension/NQDC ($)(1)	Tax Reimbursement ($)(2)	Total ($)
Named Executive Officers

A.M. Cutler	$831,248	$8,497,047	$9,328,295

R.H. Fearon	$0	$2,144,598	$2,144,598

C. Arnold	$0	$2,014,011	$2,014,011

T.S. Gross	$0	$1,793,621	$1,793,621

M.M. McGuire	$0	$1,144,945	$1,144,945

(1)

Such amount reflects the amount due to Mr. Cutler under the Deferred Incentive Compensation Plan in the event that his employment is terminated for any reason either by Eaton or by Mr. Cutler within three years of the consummation of the transaction. For purposes of this table, it is assumed that Mr. Cutler’s employment is terminated immediately following the consummation of the proposed transaction.

(2)

Such amounts consist of the payments, which will be payable on behalf of Eaton’s named executive officers, who along with Eaton’s directors and certain other executives, become subject to the excise tax under Section 4985 of the Code as a result of the consummation of the proposed transaction. Under the Code, the excise tax becomes effective contemporaneously with the consummation of the proposed merger. Consequently, the amount of the payment that will be made will be calculated based on the closing price of Eaton’s stock as of the consummation of the merger and each named executive officer’s relevant equity awards held as of that date. For purposes of the table above, the payment is based on: (1) an assumed price of Eaton’s stock of $42.89 (the average closing price per Eaton share over the five business days following the public announcement of the transaction on May 21, 2012); (2) the named executive officers’ relevant stock-based compensation held as of May 21, 2012; (3) a 15% excise tax rate; (4) a maximum federal tax rate of 35% and average state and local tax rates of 5.925% and 2.0%, respectively; (5) the assumption that no stock options are exercised between May 21, 2012 and the consummation of the proposed transaction; (6) the assumption that no additional relevant stock-based compensation grants will be made to the named executive officers within the applicable 12-month window as previously described; and (7) the assumption that the proposed transaction will be consummated on or before December 31, 2012. The actual amount of the tax reimbursement for each affected executive will be determinable following the consummation of the proposed transaction.

The consummation of the transaction is not expected to result in the accelerated vesting or payment of compensation or benefits under any other equity or other plans of Eaton.

Indemnification and Insurance

Pursuant to the terms of the transaction agreement, Eaton’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from New Eaton. See “The Transaction Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance.”

Cooper

In considering the recommendation of the board of directors of Cooper, Cooper shareholders should be aware that certain directors and officers of Cooper will have interests in the scheme. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Equity-Based Awards

Treatment of Cooper Stock Options

Stock Options Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan. Each award of stock options granted under Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive the consideration per share payable to Cooper shareholders under the scheme with respect to the net number of Cooper ordinary shares subject to the stock option (as determined pursuant to the following formula), less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). The net number of Cooper ordinary shares subject to the stock option will be determined by multiplying (a) the number of Cooper ordinary shares subject to the stock option, by (b) the excess, if any, of the closing price of a Cooper share on the effective date of the scheme or such earlier date on which Cooper shares were last traded over the per share exercise price of the stock option, and dividing by (c) the value of the consideration per share payable to Cooper shareholders under the scheme.

All Other Stock Options. Each award of stock options granted under a plan other than Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive a cash payment equal to (a) the number of Cooper ordinary shares subject to the stock option, multiplied by (b) the excess, if any, of the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded) over the per share exercise price of the stock option, less any applicable tax withholdings.

Treatment of Other Cooper Equity-Based Awards

Restricted Share Units and Performance Shares Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan. Each award of restricted share units or performance shares granted under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s

Amended and Restated Stock Incentive Plan that is outstanding as of the effective time of the scheme will, in accordance with the terms of the applicable plan, become fully vested and be converted into the right to receive the consideration per share payable to Cooper shareholders, less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). With respect to performance share awards, (a) for any such award granted under Cooper’s Amended and Restated Stock Incentive Plan, the number of Cooper ordinary shares subject thereto will be determined based on target performance levels and (b) for any such award granted under Cooper’s 2011 Omnibus Incentive Compensation Plan, the number of Cooper ordinary shares subject thereto will be determined based on the greater of target and actual performance levels.

Deferred Performance Shares Granted Under Cooper’s Amended and Restated Stock Incentive Plan. Each award of performance shares that has been deferred under Cooper’s Amended and Restated Stock Incentive Plan and that is outstanding as of the effective time of the scheme will, in accordance with the terms of the plan, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded), less any applicable tax withholdings.

Cooper Share Awards Granted Under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan. Each Cooper share award granted under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan or included in a deferral account under such plans that is outstanding as of the effective time of the scheme will, in accordance with the terms of the applicable plan, whether or not then vested, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded), less any applicable tax withholdings.

Dividend Equivalents. All dividend equivalents associated with outstanding Cooper equity-based awards will become payable in the form of consideration (i.e., cash or the consideration payable to Cooper shareholders) that corresponds to the associated Cooper equity-based award.

Quantification of Payments. For an estimate of the amounts that would be payable to Cooper’s named executive officers on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to Cooper’s Named Executive Officers” below. We estimate that the aggregate value of the settlement of unvested equity-based awards held by Cooper’s executive officers who are not named executive officers if the effective time of the scheme were August 15, 2012 is approximately $11 million, assuming a price per Cooper share of $70.78. Because the consideration payable in respect of Cooper equity-based awards is not a fixed dollar amount, Cooper has used the average closing price per Cooper share over the five business days following the public announcement of the scheme on May 21, 2012 to determine the aggregate amounts reflected in this section. All Cooper directors, other than Kirk S. Hachigian, are fully vested in their outstanding stock options as well as Cooper ordinary shares credited to deferral accounts under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan. All restricted share units granted to directors, other than Kirk S. Hachigian, before 2009 are fully vested and any restricted stock units granted to directors since 2009 remain unvested while the director continues to serve on the Cooper board and immediately vest upon the date the director ceases to serve on the board or upon the effective time of the scheme. We estimate that the aggregate amount that would be payable to all of Cooper’s directors on settlement of their unvested restricted share unit awards if the effective time of the scheme were August 15, 2012 is approximately $18 million, assuming a price per Cooper share of $70.78.

Management Continuity Agreements

Each of Cooper’s executive officers is party to a management continuity agreement that provides for certain compensation and benefits described below in the event that his or her employment was terminated by Cooper or Eaton for any reason other than cause, death, disability or retirement, or by the executive officer for good reason, at any time either within the two-year period following the effective time of the scheme or prior to the effective time of the scheme if the termination of employment were at the direction of Eaton (each a “Qualifying Termination”). Cooper will fund the amounts payable under the management continuity agreements into a rabbi trust.

Severance Payment. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment equal to the product of (a) three (in the case of the Chief Executive Officer and Senior Vice Presidents) or two (in the case of all other executive officers) and (b) the sum of the executive officer’s (i) base salary in effect immediately prior to the termination date (or, if higher, immediately prior to the scheme) and (ii) annual bonus. For purposes of the lump sum cash payment, the bonus is based on the highest of (A) the executive officer’s target bonus in effect for the year in which the scheme occurs, (B) the executive officer’s target bonus in effect for the year in which the termination date occurs and (C) the average annual bonus earned by the executive officer during the three years preceding the year in which either the scheme or the termination date occurs (whichever is greater).

Welfare Benefits Continuation. Upon a Qualifying Termination, the executive officer would become entitled to continued life, disability, accident and health insurance benefits for three years (in the case of the Chief Executive Officer and Senior Vice Presidents) or two years (in the case of all other executive officers) following his or her date of termination. For up to five years thereafter, the executive officer is eligible for health insurance benefits until such benefits are made available to him or her by a subsequent employer or the executive officer attains age 65.

Pro-Rata Annual Bonus. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment equal to his or her target annual bonus for the year in which the termination occurred, pro-rated based on the number of full and partial months elapsed from the beginning of the then current calendar year through the effective time of the scheme.

Pension Benefits. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment equal to the value of the incremental benefits and contributions that the executive officer would have received under the Cooper Retirement Savings and Stock Ownership Plan and the Cooper Supplemental Executive Retirement Plan, based on the terms of the plans as in effect immediately prior to the scheme and assuming the executive officer made the maximum allowable pre-tax contributions, for the three years (in the case of the Chief Executive Officer and Senior Vice Presidents) or two years (in the case of all other executive officers) following the executive officer’s date of termination.

Outplacement Services. Upon a Qualifying Termination, the executive officer would become entitled to outplacement services suitable to the executive officer’s position for up to one year.

Cutback for or Reimbursement of Excise Taxes. Each executive officer is entitled to reimbursement of any federal excise taxes imposed on the payments and benefits described above, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits would be reduced to such maximum amount.

Quantification of Payments. For an estimate of the value of the payments and benefits described above that would be payable to each of Cooper’s named executive officers, see “—Quantification of Payments and Benefits to Cooper’s Named Executive Officers.” We estimate that the aggregate amount of the cash severance payments, the pro-rata annual bonus payments and the pension benefits payments described above that would be payable to all of Cooper’s executive officers who are not named executive officers if the effective time of the scheme were August 15, 2012 and all such executive officers experienced a Qualifying Termination at such time is approximately $13 million.

Indemnification Insurance

Pursuant to the terms of the transaction agreement, Cooper’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from New Eaton. In addition, the management continuity agreements require Cooper to maintain officers’ indemnification insurance for each executive officer for a period of five years following a Qualifying Termination and Cooper’s directors and executive officers are party to individual indemnification agreements that provide for indemnification of any claims relating to their services to Cooper to the fullest extent permitted by applicable law.

Quantification of Payments and Benefits to Cooper’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each Cooper named executive officer would receive in connection with the scheme, assuming the consummation of the transaction occurred on August 15, 2012, and the named executive officer experienced a Qualifying Termination on such date.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Named Executive Officers
Kirk S. Hachigian	16,200,000	39,594,369	6,963,669	157,709	16,411,995	79,327,742
David A. Barta	3,956,267	8,000,005	972,593	150,192	3,614,595	16,693,652
Bruce M. Taten	3,018,633	5,937,605	696,995	87,113	2,904,122	12,644,468
Ivo Jurek	1,980,000	4,250,543	503,095	117,675	2,063,148	8,914,461
Kris Beyen	1,411,862	3,001,968	30,000	113,750	0	4,557,580

(1)	The cash payments payable to the named executive officers consist of the following:

(a) a pro-rata target annual bonus for 2012.

(b) a lump sum cash severance payment equal to the product of (i) three (in the case of Messrs. Hachigian, Barta and Taten) or two (in the case of Messrs. Jurek and Beyen) and (ii) the sum of the named executive officer’s (A) base salary in effect immediately prior to the termination date (or, if higher, immediately prior to the scheme) and (B) annual bonus. For purposes of the lump sum cash payment, the bonus is based on the highest of (x) the named executive officer’s target bonus in effect for the year in which the scheme occurs, (y) the named executive officer’s target bonus in effect for the year in which the termination date occurs and (z) the average annual bonus earned by the executive officer during the three years preceding the year in which either the scheme or the termination date occurs (whichever is greater).

These components of the cash payments are set forth in the table below. All cash payments are “double-trigger,” meaning that they are payable only upon a termination of employment during the two-year period following the consummation of the scheme (or upon a termination of employment prior to consummation of the scheme if the termination of employment occurs at the direction of Eaton).

Name	Pro-Rata Target Annual Bonus ($)	Severance Payment ($)
Kirk S. Hachigian	1,950,000	14,250,000
David A. Barta	386,267	3,570,000
Bruce M. Taten	278,133	2,740,500
Ivo Jurek	270,000	1,710,000
Kris Beyen	172,954	1,238,908

(2)

All unvested equity-based awards held by the named executive officers would be vested and settled on a “single-trigger” basis upon the consummation of the scheme. The amounts above assume a price per Cooper share of $70.78 (the average closing price per Cooper share over the five business days following the public announcement of the transaction on May 21, 2012) and that performance shares settle based on target performance levels. Set forth below are the values of each type of equity-based award that would be settled in connection with the scheme.

Name	Stock Options ($)	Restricted Share Units ($)	Performance Shares ($)	Dividend Equivalents ($)
Kirk S. Hachigian	6,118,993	10,776,680	21,833,862	864,834
David A. Barta	657,654	4,529,920	2,602,227	210,204
Bruce M. Taten	639,511	2,831,200	2,312,383	154,511
Ivo Jurek	473,199	2,052,620	1,632,896	91,828
Kris Beyen	363,574	1,274,040	1,314,385	49,969

(3)	Each amount above represents the value of a lump sum cash payment equal to the value of the incremental benefits and contributions that the named executive officer would have received under the Cooper Retirement Savings and Stock Ownership Plan and the Cooper Supplemental Executive Retirement Plan, based on the terms of the plans as in effect immediately prior to the scheme and assuming the executive officer made the maximum allowable pre-tax contributions, for the three years (in the case of Messrs. Hachigian, Barta and Taten) or two years (in the case of Messrs. Jurek and Beyen) following the named executive officer’s date of termination. All such payments are “double-trigger,” meaning that they are payable only upon a termination of employment during the two-year period following the consummation of the scheme (or upon a termination of employment prior to consummation of the scheme if the termination of employment occurs at the direction of Eaton).

(4)	The amounts above include the estimated value of (a) continued participation in Cooper’s life, disability and accident benefits plans for three years (in the case of Messrs. Hachigian, Barta and Taten) or two years (in the case of Messrs. Jurek and Beyen) following his date of termination and (b) continued participation in Cooper’s health insurance plans for eight years (in the case of Messrs. Hachigian, Barta and Taten) or seven years (in the case of Messrs. Jurek and Beyen) following his date of termination. With respect to each named executive officer, the value of such benefits is estimated to be the following: Mr. Hachigian, $147,709; Mr. Barta, $140,192; Mr. Taten, $77,113; Mr. Jurek, $107,675; and Mr. Beyen, $103,750. In addition, each named executive officer would be eligible for outplacement services for one year following the date of termination, the value of which is estimated to be $10,000 for each named executive officer. All such compensation and benefits are “double-trigger,” meaning that they are payable only upon termination of employment during the two-year period following the consummation of scheme (or upon a termination of employment prior to consummation of the scheme if the termination of employment occurs at the direction of Eaton).

(5)	Estimated excise tax reimbursements are subject to change based on the actual closing date of the scheme, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates do not take into account the value of any non-competition covenants with a named executive officer or certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the closing of the scheme, each of which may, in some cases, significantly reduce the amount of the potential excise tax reimbursements. Excise tax reimbursements are “single-trigger,” although the value of certain “double trigger” payments and benefits may require incremental excise tax reimbursements, subject to the same conditions described in this paragraph.

Other Compensation Matters

With respect to change of control agreements Eaton has entered into with its executive officers, the proposed transaction does not constitute a change of control thereunder and Eaton has obtained acknowledgements from such executive officers to that effect.

Other than as set forth on page 91 of this joint proxy statement/prospectus, the emoluments of the board of directors of Eaton will not be affected by the transaction.

In addition, under the terms of the Limited Eaton Service Supplemental Retirement Income Plan, Excess Benefits Plan and Supplemental Benefits Plan, the Eaton board of directors may waive the requirement to make lump sum payments to participating executive officers upon a “proposed change in control” (the definition of which includes the proposed transaction). On June 16, 2012, Eaton’s board of directors took action to waive such requirement and the executive officers who participate in such plans will not be entitled to any payments thereunder as a result of the consummation of the proposed transaction.

Eaton’s Intentions Regarding Cooper and Eaton

Following the closing of the transaction, Eaton will commence a comprehensive evaluation of the enlarged group’s operation and will identify the best way to integrate the organizations in order to further improve the support of our customers, as well as achieve revenue and cost synergies. Employees from both Eaton and Cooper will be involved in both evaluation, formation of integration plans and execution of those integration plans.

Until these evaluations and formation of plans have been completed, Eaton is not in a position to comment on prospective potential impacts upon employment, specific locations or any redeployment of fixed assets. Based upon Eaton’s considerable experience in integrating acquisitions, it is Eaton’s expectation that there will be a reduction in headcount for the combined group stemming from the elimination of duplicative activities, functions, facilities or the redeployment of fixed assets.

Pursuant to the terms of the transaction agreement, Eaton has given assurances to Cooper that the existing employment rights of all management and employees of Cooper will be fully safeguarded following completion of the acquisition. The combined organization will be led by Alexander M. Cutler as Chairman and Chief Executive Officer.

Subject to the de-listing of Cooper, Eaton will also seek to reduce costs where appropriate, which have historically been related to Cooper’s status as a listed company.

The board of directors of Cooper notes that Eaton will be carrying out an evaluation of the enlarged group following completion of the acquisition, which may well lead to reduction in headcount and elimination of duplicative functions in either or both of Cooper and Eaton following completion. However, the board of directors of Cooper also notes that Cooper employees will have the opportunity to be involved in the evaluation, formation of integration plans and execution of those integration plans. It is also satisfied with the assurance given by Eaton to fully safeguard the employment rights of all management and employees of Cooper following completion of the acquisition.

Board of Directors and Management after the Transaction

Board of Directors

The transaction agreement provides that the board of directors of New Eaton after the transaction will have twelve members consisting of (i) the members of the Eaton board of directors immediately prior to the effective time of the merger and (ii) two individuals, who were members of the Cooper board of directors on the date of the transaction agreement, to be selected by the Governance Committee of the Eaton board of directors pursuant to Eaton’s director nomination process.

As of the date of this joint proxy statement/prospectus, the Governance Committee of the Eaton board of directors has not finally determined which Cooper directors will be elected to the board of directors of New Eaton. The two Cooper directors that will serve on the New Eaton board will be selected prior to the completion of the transaction.

Biographical information with respect to the current Eaton directors is contained in Eaton’s proxy statement for its 2012 annual meeting of shareholders and is incorporated herein by reference. Biographical information with respect to the current Cooper directors from among whom the designees to the board of directors of New

Eaton after the acquisition will be selected, is contained in Cooper’s proxy statement for its 2012 annual meeting of shareholders and is incorporated herein by reference.

Committees of the New Eaton Board

The New Eaton board of directors is expected to form the following board committees: Audit, Compensation and Organization, Executive, Finance and Governance.

No board committees have been designated at this time.

Management

The New Eaton senior management team after the acquisition and the merger will be the same as the current senior management team of Eaton. Biographical information with respect to the current management of Eaton is contained in Eaton’s Annual Report on 10-K for the fiscal year ended December 31, 2011, and is incorporated herein by reference.

Compensation of New Eaton’s Executive Officers

New Eaton did not have any employees during the year ended December 31, 2011 and, accordingly, has not included any compensation and other benefits information with respect to that or prior periods.

Information concerning the historical compensation paid by Eaton to its executive officers, all of whom are expected to be the executive officers of New Eaton, is contained in Eaton’s proxy statement for its 2012 annual meeting of shareholders under the heading “Executive Compensation” beginning on page 19 thereto and is incorporated herein by reference.

Following the proposed transaction, it is expected that a compensation and organization committee of New Eaton will be formed, will oversee and determine the compensation of the chief executive officer and other executive officers of New Eaton and will evaluate and determine the appropriate executive compensation philosophy and objectives for New Eaton. This compensation committee would evaluate and determine the appropriate design of the New Eaton executive compensation program and the appropriate process for establishing executive compensation. With respect to base salaries, annual incentive compensation and long-term incentive awards (or their equivalents), it is expected that New Eaton’s compensation committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on New Eaton’s competitive marketplace. It is expected that the New Eaton compensation and organization committee will also determine the appropriate benefits, perquisites and severance arrangements, if any, that it will make available to executive officers and may retain a compensation consultant with respect to these executive compensation evaluations and determinations.

This New Eaton compensation committee is expected to review its compensation policies with respect to the executive officers of New Eaton after the proposed transaction. Although New Eaton’s future executive officer compensation practices are expected to be based on Eaton’s historical executive officer compensation practices, New Eaton’s compensation committee may review the impact of the merger on executive officer compensation practices and may make adjustments that it believes are appropriate in structuring New Eaton’s future executive officer compensation arrangements.

Compensation of New Eaton’s Directors

Information concerning the historical compensation paid by Eaton to its non-employee directors, all of whom are expected to be non-employee directors of New Eaton, is contained in Eaton’s proxy statement for its 2012 annual meeting of shareholders under the heading “Director Compensation” beginning on page 61 thereto and is incorporated herein by reference. Information concerning the historical compensation paid by Cooper to its non-employee directors, two of whom are expected to be non-employee directors of New Eaton, is contained in Cooper’s proxy statement for its 2012 annual meeting of shareholders under the heading “2011 Director’s Compensation” beginning on page 42 thereto and is incorporated herein by reference.

Following the proposed transaction, director compensation will be determined by New Eaton’s finance and governance committee. Although New Eaton’s future director compensation practices are expected to be based on Eaton’s historical director compensation practices, New Eaton’s finance and governance committee may review the impact of the merger on director compensation practices and may make adjustments that it believes are appropriate in structuring New Eaton’s future director compensation arrangements.

Regulatory Approvals Required

United States Antitrust

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the acquisition cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied. On June 12, 2012 each of Eaton and Cooper filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time in the U.S.) on July 12, 2012. Expiration of the waiting period satisfies a condition to the completion of the transaction.

Other Regulatory Approvals

Eaton and Cooper derive revenues in other jurisdictions where merger or acquisition control filings or approvals are or may be required, including approvals that will be required in the European Union, Canada, Mexico, the People’s Republic of China, Russia, South Africa, South Korea and Turkey. The transaction cannot be consummated until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the countries listed above where merger control filings or approvals are or may be required. The parties filed in Brazil under the prior rules, which do not prevent consummation of the proposed transaction prior to antitrust clearance. Eaton and Cooper have agreed that clearance under the antitrust laws of The Republic of China (Taiwan) is not required pursuant to the transaction. Eaton and Cooper have filed or will file as soon as possible in each of these other countries.

Irish Court Approvals

The scheme of arrangement requires the approval of the Irish High Court, which involves an application by Cooper to the Irish High Court to sanction the scheme. The Irish High Court must also confirm the reduction of capital of Cooper that would be effected by EGM resolution #2, which is a necessary step in the implementation of the scheme.

The creation of distributable reserves of New Eaton, which involves a reduction of New Eaton’s share premium, also requires the approval of the Irish High Court. See “Creation of Distributable Reserves of New Eaton.”

Payment of Consideration

Settlement of the scheme consideration to which any Cooper shareholder is entitled will be paid to Cooper shareholders of record within 14 days of completion of the transaction. For further information regarding the settlement of consideration, see “Part 2 – Explanatory Statement—Settlements, Listings and Dealings.”

NO DISSENTERS’ RIGHTS

Under the Ohio General Corporation Law, holders of Eaton common shares do not have appraisal or dissenters’ rights with respect to the merger or any of the other transactions described in this joint proxy statement/prospectus.

Under Irish law, holders of Cooper ordinary shares do not have appraisal or dissenters’ rights with respect to the acquisition or any of the other transactions described in this joint proxy statement/prospectus.

ACCOUNTING TREATMENT OF THE TRANSACTION

Eaton will account for the acquisition of Cooper pursuant to the transaction agreement and using the acquisition method of accounting in accordance with U.S. GAAP. Eaton will allocate the final purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If in the future, Eaton determines that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

The purchase price allocation reflected in the unaudited pro forma condensed consolidated financial statements included in this joint proxy statement/prospectus is based on preliminary estimates using assumptions that Eaton management believes are reasonable utilizing information currently available. The amount of the estimated purchase price allocated to goodwill and intangibles is approximately $11.5 billion. The final purchase price allocation will be based in part on detailed valuation studies which have not yet been completed. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting will occur and could have a material impact on the pro forma statements and the combined company’s future results of operations and financial position. We expect to complete the final purchase price allocation no later than 12 months following the closing of the transaction.

CERTAIN TAX CONSEQUENCES OF THE TRANSACTION

This section contains a general discussion of the material tax consequences of (i) the transaction and (ii) post-transaction ownership and disposition of New Eaton ordinary shares.

The discussion under the caption “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations” addresses (i) application of section 7874 of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, which is referred to in this joint proxy statement/prospectus as “section 7874,” to Eaton and New Eaton, (ii) the material U.S. federal income tax consequences of the transaction to Eaton and New Eaton, and (iii) the material U.S. federal income tax consequences to U.S. holders (as defined below) of (a) exchanging Eaton common shares for New Eaton ordinary shares in the transaction, (b) exchanging Cooper ordinary shares for New Eaton ordinary shares and cash in the transaction and (c) owning and disposing of New Eaton ordinary shares received in the transaction.

The discussion of the transaction and of ownership and disposition of shares received in the transaction under “Certain Tax Consequences of the Transaction—Irish Tax Considerations” addresses certain Irish tax considerations of the transaction and subsequent ownership and disposition of New Eaton ordinary shares.

The discussion below is not a substitute for an individual analysis of the tax consequences of the transaction or post-transaction ownership and disposition of shares of New Eaton. You should consult your own tax advisor regarding the particular U.S. (federal, state and local), Irish and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Considerations

Scope of Discussion

The following discussion describes the material U.S. federal income tax consequences of the transaction generally expected to be applicable to the U.S. holders (as defined below) of Eaton common shares and Cooper ordinary shares and their receipt and ownership of New Eaton ordinary shares and, with respect to U.S. holders of Cooper ordinary shares, cash. The discussion set forth below is applicable only to U.S. holders (i) who are residents of the United States for purposes of the current income tax treaty between Ireland and the United States, which is referred to in this joint proxy statement/prospectus as the Tax Treaty, (ii) whose Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares are not, for purposes of the Tax Treaty, effectively connected with such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty. Except where noted, this discussion deals only with Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). As used herein, the term “U.S. holder” means a holder of Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not represent a detailed description of all of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a person that acquired your Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares through the exercise of employee stock options or other compensation arrangements;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 5% or more of Cooper ordinary shares;

•	a person who owns or is deemed to own 10% or more of New Eaton voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. No ruling is intended to be sought from the Internal Revenue Service with respect to the transaction.

If a partnership holds Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Eaton common shares, Cooper ordinary shares or New Eaton ordinary shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address any state, local or foreign or any U.S. federal tax consequences other than U.S. federal income tax consequences, such as estate and gift tax or U.S. Medicare contribution tax consequences. You should consult your own tax advisor concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Consequences of the Transaction to Eaton and New Eaton

U.S. Federal Income Tax Classification of New Eaton as a Result of the Transaction

For U.S. federal income tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Because New Eaton is an Irish incorporated entity, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these general rules. Section 7874, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex, and there is little or no guidance on many important aspects of section 7874.

Under section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident) when (1) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the U.S. corporation), (2) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (3) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities.

Pursuant to the transaction agreement, New Eaton will indirectly acquire all of Eaton’s assets through the indirect acquisition of the Eaton common shares in the transaction at the effective time. As a result, for New Eaton to avoid being treated as a U.S. corporation for U.S. federal income tax purposes under section 7874, either (1) the former shareholders of Eaton must own (within the meaning of section 7874) less than 80% (by both vote and value) of New Eaton’s ordinary shares by reason of holding shares in Eaton, which is referred to in this joint proxy statement/prospectus as the “ownership test,” or (2) New Eaton must have substantial business activities in Ireland after the transaction (taking into account the activities of New Eaton’s expanded affiliated group), which is referred to in this joint proxy statement/prospectus as the “substantial business activities test.”

Based on the rules for determining share ownership under section 7874, the Eaton shareholders will receive less than 80% (by both vote and value) of the shares in New Eaton by reason of their ownership of Eaton common shares. As a result, under current law, New Eaton should be treated as a foreign corporation for U.S. federal income tax purposes under section 7874. However, it is possible that there could be a change in law under section 7874 or otherwise that could adversely affect New Eaton’s status as a foreign corporation for U.S. federal income tax purposes.

Potential Limitation on the Utilization of Eaton’s (and Its U.S. Affiliates’) Tax Attributes

Following the acquisition of a U.S. corporation by a foreign corporation, section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if (1) substantially all the assets of a U.S. corporation are directly or indirectly acquired by a foreign corporation, (2) the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and (3) the foreign corporation does not satisfy the substantial business activities test, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a foreign related person.

Pursuant to the transaction agreement, New Eaton will indirectly acquire all of Eaton’s assets at the effective time. The Eaton shareholders are expected to receive at least 60% (but less than 80%) of the vote and value of the New Eaton ordinary shares by reason of holding Eaton common shares. Based on the limited guidance available for determining whether the substantial business activities test is satisfied, Eaton currently expects that this test will not be satisfied. As a result, Eaton and its U.S. affiliates could be limited in their ability to utilize their U.S. tax attributes to offset their inversion gain, if any. However, neither Eaton nor its U.S. affiliates expects to recognize any inversion gain as part of the transaction, nor do they currently intend to engage in any transaction in the near future that would generate inversion gain. Accordingly, Eaton expects that it will be able to fully utilize its U.S. net operating losses prior to their expiration, to offset U.S. taxable income generated after the transaction through ordinary business operations. If, however, Eaton or its U.S. affiliates were to engage in any transaction that would generate any inversion gain in the future, it may take Eaton longer to use its net operating losses and tax credits and thus Eaton may pay U.S. federal income tax sooner than it otherwise would have. Additionally, if Eaton does not generate taxable income consistent with its expectations, it is possible that the limitation under section 7874 on the utilization of U.S. tax attributes could prevent Eaton and/or its U.S. affiliates from fully utilizing its U.S. tax attributes prior to their expiration.

U.S. Federal Income Tax Treatment of the Transaction

Neither New Eaton nor Eaton will be subject to U.S. federal income tax as a result of the transaction, although Eaton may be subject to limitations on the utilization of its tax attributes, as described above. In conjunction with the transaction, New Eaton, Abeiron II, Turlock, Eaton Sub and Merger Sub will engage in certain additional intercompany transactions. The discussion herein does not address the U.S. federal income tax treatment of such transactions.

Tax Consequences of the Transaction to U.S. Holders of Eaton Common Shares

The receipt of New Eaton ordinary shares and cash in lieu of fractional New Eaton ordinary share for Eaton common shares pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (1) the shareholder’s adjusted tax basis in the Eaton common shares surrendered in the exchange and (2) the sum of the fair market value of the New Eaton ordinary shares and any cash in lieu of fractional New Eaton ordinary shares received as consideration in the transaction. A U.S. holder’s adjusted basis in the Eaton common shares generally will equal the holder’s purchase price for such Eaton common shares, as adjusted to take into account stock dividends, stock splits, or similar transactions.

A U.S. holder’s gain or loss on the receipt of New Eaton ordinary shares and cash in lieu of fractional New Eaton ordinary shares for Eaton common shares generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her Eaton common shares for more than one year as of the closing date of the transaction. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as United States source gain or loss. If a U.S. holder acquired different blocks of Eaton common shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Eaton common shares.

U.S. holders are urged to consult their advisors as to the particular consequences of the exchange of Eaton common shares for New Eaton ordinary shares pursuant to the transaction.

Tax Consequences of the Transaction to U.S. Holders of Cooper Ordinary Shares

The receipt of cash and New Eaton ordinary shares for Cooper ordinary shares pursuant to the scheme of arrangement will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between:

•	the shareholder’s adjusted tax basis in the Cooper ordinary shares surrendered in the exchange, and

•

the sum of the fair market value of the New Eaton ordinary shares received and the amount of cash (including cash in lieu of fractional New Eaton ordinary shares) received in the scheme of arrangement.

A U.S. holder’s adjusted basis in the Cooper ordinary shares generally will equal the holder’s purchase price for such Cooper ordinary shares, as adjusted to take into account return of capital distributions, stock dividends, stock splits, or similar transactions.

A U.S. holder’s gain or loss on the receipt of New Eaton ordinary shares and cash for Cooper ordinary shares generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her Cooper ordinary shares for more than one year as of the closing date of the scheme of arrangement. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Cooper ordinary shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Cooper ordinary shares.

We believe that the Cooper ordinary shares should not be treated as stock of a passive foreign investment company, which is referred to in this joint proxy statement/prospectus as a PFIC, for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the Cooper ordinary shares would be treated as stock in a PFIC if Cooper were a PFIC at any time during a U.S. holder’s holding period in such U.S. holder’s Cooper ordinary shares. There can be no assurance that Cooper will not be treated as a PFIC during a U.S. holder’s holding period. If Cooper were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Cooper ordinary shares, gain realized on any sale or exchange of the Cooper ordinary shares would in general not be treated as capital gain. Instead, a U.S. holder would be treated as if such U.S. holder had realized such gain ratably over such U.S. holder’s holding period for the Cooper ordinary shares and would be subject to U.S. federal income tax at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the U.S. federal income tax attributable to each such year.

Information reporting and backup withholding (currently at a rate of 28%) may apply to payments made in connection with the scheme of arrangement. Backup withholding will not apply, however, to a holder of Cooper ordinary shares who (1) furnishes a correct taxpayer identification number, which is referred to in this joint proxy statement/prospectus as a TIN, certifies that such holder is not subject to backup withholding on the Form W-9 (or appropriate successor form) included in the letter of transmittal that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

U.S. holders are urged to consult their tax advisors as to the particular consequences of the exchange of Cooper ordinary shares for New Eaton ordinary shares and cash pursuant to the scheme of arrangement.

Tax Consequences to U.S. Holders of Holding Shares in New Eaton

Taxation of Dividends

The gross amount of cash distributions on New Eaton ordinary shares (including any withheld taxes) will be taxable as dividends to the extent paid out of New Eaton’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. holders (including individuals), certain dividends received in taxable years beginning before January 1, 2013 from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the New Eaton ordinary shares, which are expected to be listed on the NYSE, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the New Eaton ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of New Eaton’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Subject to certain conditions and limitations, Irish withholding taxes, if any, on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on New Eaton ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if you:

•	have held New Eaton ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or

•	are obligated to make payments related to the dividends,

you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on New Eaton ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds New Eaton’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of your New Eaton ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Distributions of New Eaton ordinary shares or rights to subscribe for New Eaton ordinary shares that are received as part of a pro rata distribution to all New Eaton shareholders generally will not be subject to U.S. federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and you generally will not be able to use the foreign tax credit arising from any Irish withholding tax imposed on such distributions, unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources.

Taxation of Capital Gains

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a New Eaton ordinary share in an amount equal to the difference between the amount realized for the share and your tax basis in the share. For U.S. holders of Eaton common shares and Cooper ordinary shares, respectively, your tax basis in New Eaton ordinary shares received in exchange for your Eaton common shares in the acquisition or your Cooper ordinary shares, respectively, will equal the fair market value of the New Eaton ordinary shares at the time of the exchange. The gain or loss you recognize on the sale or exchange will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if you have held your New Eaton ordinary shares for more than one year as of the date of the sale or exchange. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize on the sale or exchange of New Eaton ordinary shares will generally be treated as U.S. source gain or loss.

We believe that the New Eaton ordinary shares should not be treated as stock of a passive foreign investment company, which is referred to in this joint proxy statement/prospectus as a PFIC, for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the New Eaton ordinary shares would be treated as stock in a PFIC if New Eaton were a PFIC at any time during a U.S. holder’s holding period in such U.S. holder’s New Eaton ordinary shares. There can be no assurance that New Eaton will not be treated as a PFIC during a U.S. holder’s holding period. If New Eaton were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the New Eaton ordinary shares, gain realized on any sale or exchange of the New Eaton ordinary shares and certain distributions with respect to New Eaton ordinary shares could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. holder receives from New Eaton with respect to New Eaton ordinary shares would not be eligible for the special tax rates applicable to qualified dividend income if New Eaton is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead would be subject to U.S. federal income tax rates applicable to ordinary income.

Information reporting and backup withholding

In general, information reporting will apply to dividends in respect of New Eaton ordinary shares and the proceeds from the sale, exchange or redemption of New Eaton ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax (currently at a rate of 28%) may apply to such payments if you fail to provide a TIN or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information relating to New Eaton ordinary shares, subject to certain exceptions (including an exception for New Eaton ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold New Eaton ordinary shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of New Eaton ordinary shares.

Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax considerations for certain beneficial owners of Eaton shares and Cooper shares who receive New Eaton ordinary shares pursuant to the transaction and who are the beneficial owners of such New Eaton ordinary shares. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this joint proxy statement/prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transaction and of the acquisition, ownership and disposal of New Eaton shares. The summary applies only to shareholders who will own New Eaton shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their New Eaton shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Non-resident shareholders

The rate of tax on chargeable gains (where applicable) in Ireland is 30%. New Eaton shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade or business carried on by such shareholders through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their New Eaton shares.

Cooper shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade or business carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their Cooper shares, or on the receipt of cash and new Eaton shares pursuant to the scheme of arrangement.

Eaton shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade or business carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their shares, or on the receipt of New Eaton shares pursuant to the merger.

Irish resident shareholders

Shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade or business carried on by such persons through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their New Eaton shares.

Cooper shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade or business carried on by such persons through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on the cancellation of their Cooper shares, pursuant to the scheme of arrangement.

Eaton shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or shareholders that hold their shares in connection with a trade or business carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on the cancellation of their Eaton shares pursuant to the merger.

A shareholder of New Eaton who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

The merger and the scheme will not be within the charge to Irish stamp duty.

Irish stamp duty may, depending on the manner in which the shares in New Eaton are held, be payable in respect of transfers of New Eaton shares after completion of the transaction.

Shares Held Through DTC

A transfer of New Eaton shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most ordinary shares in New Eaton are expected to be held through DTC, it is anticipated that most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of New Eaton shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares; and

•	the transfer into DTC is not effected in contemplation of a subsequent sale of such shares.

Due to the potential Irish stamp charge on transfers of New Eaton shares, it is strongly recommended that those shareholders who do not hold their Eaton shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Eaton shares into DTC as soon as possible and before the transaction is consummated. It is also strongly recommended that any person who wishes to acquire New Eaton shares after completion of the Transaction acquires such shares through DTC (or through a broker who in turn holds such shares through DTC).

Withholding Tax on Dividends

Distributions made by New Eaton will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax (which we refer to as “DWT”) at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by New Eaton to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, New Eaton is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from New Eaton if such shareholder is beneficially entitled to the dividend and is either:

•

an individual resident for tax purposes in a “relevant territory” (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of “relevant territories” for DWT purposes, please see Annex H to this joint proxy statement/prospectus);

•	a company resident for tax purposes in a “relevant territory,” provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a “relevant territory” and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a “relevant territory”;

•

a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above, the shareholder has furnished the relevant Irish Revenue Commissioners’ DWT forms (the “DWT Forms”) to:

•

its broker (and the relevant information is further transmitted to New Eaton or any qualifying intermediary appointed by New Eaton) before the record date for the dividend if its shares are held through DTC, or

•	to New Eaton’s transfer agent at least seven business days before such record date if its shares are held outside of DTC.

Links to the various DWT Forms are available at:

http://www.revenue.ie/en/tax/dwt/forms/index.html.

For shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

Dividends paid in respect of New Eaton shares that are owned by U.S. residents and held through DTC will not be subject to DWT provided the addresses of the beneficial owners of such shares in the records of the broker holding such shares are in the U.S. It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Eaton).

Dividends paid in respect of New Eaton shares that are acquired and owned by residents of the U.S. on or before the date on which the transaction is completed, other than New Eaton shares issued to Cooper shareholders pursuant to the scheme, and held outside of DTC will not be subject to DWT if such shareholders have provided a valid Form W-9 showing a U.S. address to New Eaton’s transfer agent. It is strongly recommended that such shareholders ensure that an appropriate Form W-9 has been provided to New Eaton’s transfer agent.

Dividends paid in respect of New Eaton shares that are owned by residents of the U.S. and held outside of DTC will not be subject to DWT if such shareholders satisfy the conditions of one of the exemptions referred to above under the heading “General Exemptions,” including the requirements to furnish completed DWT Forms and that such forms remain valid. Such shareholders must provide the appropriate DWT Forms to New Eaton’s transfer agent at least seven business days before the record date for the first dividend payment to which they are entitled. It is strongly recommended that such shareholders complete the appropriate DWT Forms and provide them to New Eaton’s transfer agent as soon as possible after acquiring their shares.

Former Cooper shareholders who hold New Eaton shares will be able to rely on forms previously filed with Cooper or Cooper’s qualifying intermediary, and such forms are still current and have not expired, to receive dividends without such withholding tax.

If any shareholder that is resident in the U.S. receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners.

Shares Held by Residents of “Relevant Territories” Other Than the U.S.

Shareholders who are residents of “relevant territories,” other than the U.S. and regardless of when such shareholders acquired their shares, must satisfy the conditions of one of the exemptions referred to above under the heading “General Exemptions,” including the requirement to furnish completed DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Eaton) before the record date for the first dividend to which they are entitled. If such shareholders hold their shares outside of DTC, they must provide the appropriate DWT Forms to New Eaton’s transfer agent at least seven business days before such record date. It is strongly recommended that such shareholders complete the appropriate DWT Forms and provide them to their brokers or New Eaton’s transfer agent, as the case may be, as soon as possible.

If any shareholder who is resident in a “relevant territory” receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners.

Former Cooper shareholders who hold New Eaton shares will be able to rely on forms previously filed with Cooper or Cooper’s qualifying intermediary, and such forms are still current and have not expired, to receive dividends without such withholding tax.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders will be subject to DWT in respect of dividends paid on their New Eaton shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by New Eaton) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to New Eaton’s transfer agent at least seven business days before such record date (in the case of shares held outside of DTC).

Shares Held by Other Persons

New Eaton shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Qualifying Intermediary

Prior to paying any dividend, New Eaton will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of New Eaton that are held through DTC, which we refer to as the Deposited Securities. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after New Eaton delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

New Eaton will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year of issue of the forms.

Income Tax on Dividends Paid on New Eaton Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from New Eaton. An exception to this position may apply where such shareholder holds New Eaton shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. An exception to this position may apply where the shareholder holds New Eaton shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by New Eaton discharges the liability to income tax.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and/or the universal social charge on dividends received from New Eaton.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of New Eaton shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Eaton shares are regarded as property situated in Ireland as the share register of New Eaton must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 30% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €250,000 in respect of taxable gifts or inheritances received from their parents. New Eaton shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH EATON SHAREHOLDER AND COOPER SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

LISTING OF NEW EATON ORDINARY SHARES ON STOCK EXCHANGE

New Eaton ordinary shares currently are not traded or quoted on a stock exchange or quotation system. New Eaton expects that (and it is condition to the transaction that), following the transaction, New Eaton ordinary shares will be listed for trading on the NYSE under the symbol “ETN.”

DELISTING AND DEREGISTRATION OF EATON COMMON SHARES

Following the consummation of the transaction, Eaton common shares will be delisted from the NYSE and the Chicago Stock Exchange and deregistered under the Exchange Act.

DELISTING AND DEREGISTRATION OF COOPER ORDINARY SHARES

Following the consummation of the transaction, Cooper ordinary shares will be delisted from the NYSE and deregistered under the Exchange Act.

LEGAL PROCEEDINGS REGARDING THE TRANSACTION

On July 9, 2012, two purported Cooper shareholders, the Louisiana Municipal Police Employees Retirement System and Frank E. Waters, filed a putative class action complaint in the United States District Court for the Northern District of Ohio, Eastern Division, styled Louisiana Municipal Police Employees Retirement System v. Cooper Industries plc, et al., Case No. 1:12-cv-1750. They filed an amended complaint challenging the transaction on August 1, 2012. The amended complaint alleges that Cooper, its directors and Eaton disseminated a preliminary proxy statement in connection with the transaction that contains material omissions and misstatements in violation of federal securities laws. The alleged omissions and misstatements concern: (a) the sales process leading to the proposed acquisition and (b) the analysis performed by Cooper’s financial advisor. The amended complaint further alleges that the conduct of Cooper’s directors constitutes shareholder oppression in violation of Irish law. Plaintiffs request that consummation of the transaction be enjoined. Eaton and Cooper believe that the claims asserted in the action are without merit and intend to vigorously defend against them.

INFORMATION ABOUT THE COMPANIES

Eaton

Eaton Corporation is an Ohio corporation which is currently listed (ticker symbol “ETN”) on the NYSE and the Chicago Stock Exchange. Eaton is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help its customers effectively manage electrical, hydraulic and mechanical power. With 2011 net sales of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 73,000 employees and sells products to customers in more than 150 countries. Eaton’s principal executive offices are located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, 44114, and its telephone number is (216)  523-5000.

New Eaton

New Eaton is a private limited company incorporated in Ireland (registered number 512978), formed on May 10, 2012 for the purpose of holding Cooper, Eaton, Abeiron II, Eaton Sub and Turlock as direct or indirect wholly owned subsidiaries following completion of the transaction. To date, New Eaton has not conducted any activities other than those incident to its formation, the execution of the transaction agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction.

On or prior to the completion of the transaction, New Eaton will be re-registered as a public limited company and renamed “Eaton Corporation plc.” Following the consummation of the transaction, Eaton will be an indirect wholly owned subsidiary of New Eaton. Immediately following the transaction, based on the number of Eaton and Cooper shares outstanding as of the record date, the former shareholders of Eaton are expected to own approximately 73% of New Eaton and the remaining approximately 27% of New Eaton is expected to be owned by the former shareholders of Cooper.

At and as of the effective time of the transaction, which is referred to in this joint proxy statement/prospectus as the effective time, it is expected that New Eaton will be a publicly traded company listed on the NYSE under the ticker symbol “ETN.” New Eaton’s principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (216) 523-5000.

Abeiron II

Abeiron II is a private limited liability company incorporated in Ireland and direct, wholly owned subsidiary of New Eaton, formed on May 17, 2012. To date, Abeiron II has not conducted any activities other than those incident to its formation, the execution of the transaction agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After the completion of the transaction, Abeiron II will operate as an Irish trading company. Abeiron II’s principal executive offices are located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, and its telephone number is (216) 523-5000.

Turlock

Turlock is a private limited liability company incorporated in the Netherlands and a direct wholly owned subsidiary of Abeiron II, formed on January 9, 2008. To date, Turlock has not conducted any activities other than those incident to its formation and to maintain its corporate existence in the Netherlands, the execution of the transaction agreement and the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction. After completion of the transaction, Turlock will serve as one of New Eaton’s major holding companies. Turlock’s principal executive offices are located at Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands, and its telephone number is (216) 523-5000.

Eaton Sub

Eaton Sub is a company incorporated in Ohio and a direct wholly owned subsidiary of Turlock, formed on June 21, 2012. To date, Eaton Sub has not conducted any activities other than those incident to its formation, the execution of amendment no. 1 to the transaction agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and the execution of the joinder to the bridge credit agreement as a guarantor thereunder. After completion of the transaction, Eaton Sub will serve as the U.S. parent company of the Eaton U.S. group of companies. Eaton Sub’s principal executive offices are located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, 44114, and its telephone number is (216) 523-5000.

Merger Sub

Merger Sub is a company incorporated in Ohio and a direct wholly owned subsidiary of Eaton Sub, formed on May 17, 2012. To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the transaction agreement, the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the proposed transaction and the execution of the bridge credit agreement as the initial borrower thereunder. Merger Sub’s principal executive offices are located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, 44114, and its telephone number is (216) 523-5000.

Cooper

Cooper Industries plc was incorporated under the laws of Ireland on June 4, 2009, and became the successor-registrant to Cooper Industries, Ltd. on September 9, 2009. Cooper Industries, Ltd. was incorporated under the laws of Bermuda on May 22, 2001, and became the successor registrant to Cooper Industries, Inc. on May 22, 2002.

Cooper is a diversified global manufacturer of electrical components and tools, with 2011 revenues of $5.4 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation and evolving business practices, while maintaining the highest ethical standards and meeting customer needs. Cooper has seven operating divisions with leading positions and world-class products and brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long term growth trends including the global infrastructure build out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2011, 62% of total sales were to customers in the industrial and utility end-markets and 40% of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011 and currently has approximately 25,800 employees. Cooper’s principal executive offices are located at Unit F10, Maynooth Business Campus, Maynooth, Ireland, and its telephone number is +353(1) 629-2222.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As described more fully in “The Transaction” section of this joint proxy statement/prospectus, on May 21, 2012, Eaton announced it had entered into a definitive agreement under which Eaton will acquire Cooper. At the close of the transaction, Eaton and Cooper will be combined under a newly created company called Eaton Corporation Limited (“New Eaton”). The total consideration to be received by Cooper shareholders in the transaction has a value of approximately $72.00 per Cooper share based on the closing share price of Eaton common stock of $42.40 on May 18, 2012, or approximately $11.8 billion in the aggregate. The pro forma statements are based on the closing share price as of May 18, 2012 instead of the closing share price as of the date this joint proxy statement/prospectus was filed as the difference in share price would not have had a material effect on the estimated purchase consideration. See Note 2 within these unaudited pro forma condensed consolidated financial statements (“pro forma statements”) for a sensitivity analysis on Eaton’s closing share price used in determining the total estimated purchase consideration and additional information on the estimated purchase consideration.

The following pro forma statements give effect to Eaton’s acquisition of Cooper. The unaudited pro forma condensed consolidated statements of income (“pro forma statements of income”) for the six months ended June 30, 2012 and the year ended December 31, 2011 give effect to the transaction as if it had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet (“pro forma balance sheet”) gives effect to the transaction as if it had occurred on June 30, 2012.

The pro forma statements are primarily based on, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarterly period ended June 30, 2012 for both Eaton and Cooper, which are incorporated by reference in this joint proxy statement/prospectus.

The historical consolidated financial information of Eaton and Cooper has been adjusted in the pro forma statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The pro forma statements should be read in conjunction with the accompanying notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30, 2012

(In millions except for per share data)

	Eaton Corporation (as reported)	Cooper Industries plc (as reported)	Reclassification adjustments	Note		Transaction adjustments	Note		Eaton Corporation Limited combined pro forma
Net sales	$8,028	$2,873	$79	4(d	)	$—			$10,980
Cost of products sold	5,569	1,872	(14)	4(d),4(e	)	121	3(b),3(d	)	7,548
Selling and administrative expense	1,392	578	—			(11)	3(f	)	1,959
Research and development expense	211	—	91	4(e	)	—			302
Interest expense-net	58	29	—			75	3(f	)	162
Equity in income of APEX Tool Group, LLC	—	(33)	—			—			(33)
Other expense-net	11	—	—			—			11

Income from continuing operations before income taxes	787	427	2			(185)			1,031
Income tax expense	94	77	—			(55)	3(i	)	116

Net income from continuing operations	693	350	2			(130)			915
Less net income for noncontrolling interests	—	—	(2)	4(e	)	—			(2)

Net income from continuing operations attributable to common shareholders	$693	$350	$—			$(130)			$913

Net income from continuing operations per common share
Diluted	$2.04								$1.96
Basic	2.06								1.98
Weighted-average number of common shares outstanding
Diluted	339.6					125.3	3(j	)	464.9
Basic	336.2					125.3	3(j	)	461.5

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31, 2011

(In millions except for per share data)

	Eaton Corporation (as reported)	Cooper Industries plc (as reported)	Reclassification adjustments	Note		Transaction adjustments	Note		Eaton Corporation Limited combined pro forma
Net sales	$16,049	$5,409	$142	4(d	)	$—			$21,600
Cost of products sold	11,261	3,613	(28)	4(d),4(e	)	247	3(b),3(d	)	15,093
Selling and administrative expense	2,738	1,039	—			—			3,777
Research and development expense	417	—	167	4(e	)	—			584
Interest expense-net	118	63	—			146	3(f	)	327
Equity in income of APEX Tool Group, LLC	—	(67)	—			—			(67)
Other (income) expense-net	(38)	4	—			—			(34)

Income from continuing operations before income taxes	1,553	757	3			(393)			1,920
Income tax expense	201	120	—			(112)	3(i	)	209

Net income from continuing operations	1,352	637	3			(281)			1,711
Less net income for noncontrolling interests	(2)	—	(3)	4(e	)	—			(5)

Net income from continuing operations attributable to common shareholders	$1,350	$637	$—			$(281)			$1,706

Net income from continuing operations per common share
Diluted	$3.93								$3.64
Basic	3.98								3.68
Weighted-average number of common shares outstanding
Diluted	342.8					125.3	3	(j)	468.1
Basic	338.3					125.3	3	(j)	463.6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2012

(In millions)

	Eaton Corporation (as reported)	Cooper Industries plc (as reported)	Reclassification adjustments	Note		Transaction adjustments	Note		Eaton Corporation Limited combined pro forma
Assets
Current assets
Cash	$525	$706	$(560)	4	(a)	$6,606	3	(f)
						(6,606)	3	(f)	$671
Short-term investments	652	—	560	4	(a)	—			1,212
Accounts receivable-net	2,683	995	—			—			3,678
Inventory	1,756	544	—			190	3	(a)	2,490
Prepaid expenses and other current assets	750	264	—			59	3	(f)	1,073

Total current assets	6,366	2,509	—			249			9,124

Property, plant and equipment-net	2,675	643	—			193	3	(b)	3,511
Goodwill	5,649	2,560	—			4,852	3	(c)	13,061
Other intangible assets	2,218	418	—			3,632	3	(d)	6,268
Other assets	1,646	664	—			(13)	3	(e)	2,297

Total assets	$18,554	$6,794	$—			$8,913			$34,261

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$86	$5	$—			$6,606	3	(f)	$6,697
Current portion of long-term debt	609	325	—			—			934
Accounts payable	1,556	558	(83)	4	(b)	—			2,031
Other current liabilities	1,579	623	83	4	(b)	51	3	(g)	2,336

Total current liabilities	3,830	1,511	—			6,657			11,998

Noncurrent liabilities
Long-term debt	3,678	1,097	—			128	3	(f)	4,903
Pension liabilities	1,495	—	139	4	(c)	—			1,634
Other noncurrent liabilities	1,593	336	(155)	4	(c)	713	3	(e)	2,487

Total noncurrent liabilities	6,766	1,433	(16)			841			9,024

Shareholders’ equity
Common shares(1)	169	2	—			(1)	3	(h)	170
Capital in excess of par value	4,212	31	—			5,281	3	(h)	9,524
Treasury shares	—	(672)	—			672	3	(h)	—
Retained earnings	5,539	4,717	—			(4,765)	3	(h)	5,491
Accumulated other comprehensive loss	(1,979)	(228)	—			228	3	(h)	(1,979)
Deferred compensation plans	(4)	—	—			—			(4)

Shareholders’ equity	7,937	3,850	—			1,415			13,202
Noncontrolling interests	21	—	16	4	(c)	—			37

Total equity	7,958	3,850	16			1,415			13,239

Total liabilities and equity	$18,554	$6,794	$—			$8,913			$34,261

(1)

As of June 30, 2012, Eaton Corporation had 382.7 million and 337.6 million common shares issued and outstanding, respectively. As of June 30, 2012, Cooper Industries plc had 174.2 million and 159.9 million common shares issued and outstanding, respectively. As of June 30, 2012, on a combined pro forma basis, 462.9 million common shares were issued and outstanding.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In millions except for per share data, unless indicated otherwise)

Note 1. BASIS OF PRESENTATION

The pro forma statements have been compiled from historical consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), and should be read in conjunction with the Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarterly period ended June 30, 2012 for both Eaton and Cooper. These pro forma statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the pro forma statements do not purport to project the future financial position or operating results of the combined company.

The pro forma statements have been prepared using the acquisition method of accounting. For accounting purposes, Eaton has been treated as the acquirer in the transaction. Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing pro forma statements and will be revised as additional information becomes available and as additional analyses are performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma statements and the combined company’s future results of operations and financial position.

The transaction has been accounted for using Eaton’s historical information and accounting policies and combining the assets and liabilities of Eaton Corporation Limited (see “Eaton Corporation Limited Consolidated Balance Sheet” in this joint proxy statement/prospectus for additional information) and Cooper at their respective estimated fair values. Eaton Corporation Limited was formed in May 2012 for purposes of facilitating the acquisition and does not maintain any material balances nor has it had any material activity since formation. The assets and liabilities of Cooper have been measured based on various preliminary estimates using assumptions that Eaton management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. The total estimated purchase price has been measured using the closing market price of Eaton common stock as of May 18, 2012 instead of the closing share price as of the date this joint proxy statement/prospectus was filed as the difference in share price would not have had a material effect on the estimated purchase consideration. See Note 2 within these unaudited pro forma condensed consolidated financial statements (“pro forma statements”) for a sensitivity analysis on Eaton’s closing share price used in determining the total estimated purchase consideration. The final purchase price will be measured at the closing date of the transaction. This will result in a per share equity value that is different from that assumed for purposes of preparing the pro forma statements. The purchase price allocation is subject to finalization of Eaton’s analysis of the fair value of the assets and liabilities of Cooper as of the closing of the transaction. Differences from these preliminary estimates could be material.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. The pro forma balance sheet reflects $55 of anticipated acquisition-related other transaction costs, of which $7 was recorded in Eaton’s historical financial statements as of June 30, 2012. The remaining $48 of other transaction costs was adjusted as a reduction of cash with a corresponding decrease in retained earnings, as the tax effect for these costs has not yet been assessed. These costs are not presented in the pro forma statements of income because they will not have a continuing impact on the consolidated results of New Eaton. There were transactions between Eaton and Cooper during the periods presented in the pro forma statements that have not been eliminated as the impact is nominal.

The pro forma statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the transaction or the costs to combine the operations of Eaton and Cooper or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Note 2. ESTIMATED PURCHASE CONSIDERATION AND ALLOCATION

The preliminary estimated purchase consideration, related allocations, and resulting excess over fair value of net assets acquired are as follows:

	Offer
Cooper shares outstanding as of June 30, 2012	159.9
Cooper shares issued pursuant to conversion of stock options and share units outstanding under
Cooper equity-based compensation plans	1.8

Total Cooper shares and share equivalents prior to transaction	161.7

Exchange ratio per share	0.77479

Total New Eaton shares to be issued	125.3

Eaton per share closing price on May 18, 2012	$42.40

Total value of New Eaton shares to be issued	$5,313
Total cash consideration paid at $39.15 per Cooper share and share equivalent	6,329
Total cash consideration paid for equity-based compensation plans	170

Total estimated purchase consideration	11,812	(a)
Fair value adjustments for other intangible assets	(4,050	)(b)
Fair value adjustments for inventory	(190	)(c)
Fair value adjustments for property, plant and equipment	(193	)(d)
Fair value adjustments for debt assumed	128	(e)
Deferred tax impact of fair value adjustments	797
Other adjustments	(20	)(f)
Adjusted book value of net assets acquired	(872	)(g)

Goodwill	$7,412

The purchase price allocation shown in the table above is based on Eaton’s preliminary estimates of fair value of Cooper’s assets and liabilities. Once sufficient information is available and final valuations are performed, the purchase price allocation may differ materially from Eaton’s preliminary estimates.

(a)	Total estimated purchase consideration

The total estimated purchase consideration of $11,812 is comprised of New Eaton share consideration valued at $5,313 and cash consideration of $6,499 for Cooper shares of $6,329 and to settle certain equity-based compensation plans of $170. Based on the closing share price of Eaton common stock of $42.40 on May 18, 2012, the total consideration to be received by Cooper shareholders in the transaction has a value of approximately $72.00 per Cooper share. The pro forma statements are based on the closing share price as of May 18, 2012 instead of the closing share price as of the date this joint proxy statement/prospectus was filed as the difference in share price would not have had a material effect on the estimated purchase consideration.

Total Cooper shares and share equivalents prior to the acquisition are comprised of all the issued and outstanding ordinary share capital as of June 30, 2012 and the estimated total shares remaining from equity-based compensation plans that will vest prior to or upon the close of the transaction. Cooper equity-based compensation plans include incentive stock options, restricted stock units, performance stock units and deferred performance stock units.

Upon completion of the transaction, the holder of each ordinary share of Cooper (other than those shares held by Eaton or any of its affiliates) will be entitled to receive from New Eaton $39.15 and 0.77479 of a New Eaton ordinary share (combined, the “consideration per share”). Each Cooper stock option or share award outstanding under Cooper’s equity-based compensation plans immediately prior to the completion of the transaction will become fully vested and exercisable. These Cooper equity-based compensation awards will be canceled and each share will be converted, as appropriate and defined in the “The Transaction Agreement - Treatment of Cooper Stock Options and Other Cooper Equity-Based Awards” section of this joint proxy statement/prospectus, into the consideration per share or the cash value of the consideration per share. The cash value of the consideration per share will be based on the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date or such earlier date on which Cooper ordinary shares were last traded). Fractional shares of New Eaton will be aggregated and sold in the market and the net proceeds will be distributed in cash on a pro-rata basis to the respective Cooper shareholders.

The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 12.5% increase or decrease to Eaton’s closing share price used in determining the total estimated purchase consideration. For purposes of this calculation, the total number of New Eaton shares to be issued has been assumed to be the same as in the table above.

	12.5% sensitivity
Eaton share price sensitivity	$47.70	$37.10

Total value of New Eaton shares to be issued	$5,974	$4,647
Total cash consideration paid at $39.15 per Cooper share and share equivalent	6,329	6,329
Total cash consideration paid for equity-based compensation plans	180	161

Total estimated purchase consideration	$12,483	$11,137

Goodwill	$8,083	$6,737

(b)	Other intangible assets

The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi- period excess earnings method. The estimated useful lives are based on Eaton’s historical experience. These estimated fair values are considered preliminary and are subject to change upon completion of the final valuation. Changes in fair value of the acquired intangible assets may be material. The estimated fair value of the identifiable intangible assets, their estimated useful lives and valuation methodology are as follows:

	Fair value	Useful life	Valuation method
Trade names (indefinite-lived)	$550	N/A	Relief-from-royalty
Trade names	400	15	Relief-from-royalty
Customer relationships	2,200	13	Multi-period excess earnings
Technology	900	15	Relief-from-royalty

	$4,050

(c)	Inventory

Fair value adjustments to inventory totaling $190 are comprised of $68 to adjust LIFO inventory to a current cost basis and $122 to adjust inventory to estimated fair value.

To estimate the fair value of inventory, Eaton considered the components of Cooper’s inventory, as well as estimates of selling prices and selling and distribution costs that were based on Cooper’s historical experience.

(d)	Property, plant and equipment

Fair value adjustments to property, plant and equipment totaling $193 are comprised of increasing Cooper’s historical property, plant and equipment net book value of $643 to the preliminary estimate of the fair value of property, plant and equipment acquired of $836. This estimate is based on other comparable acquisitions and historical experience, as Eaton does not have sufficient information as to the specific types, nature, age, condition or location of Cooper’s fixed assets.

(e)	Debt

Fair value estimates of Cooper’s existing debt that will be assumed in the transaction total $1,550, which results in an adjustment of $128. The adjustment is comprised of a premium of $125 and the elimination of Cooper’s historical debt issuance discount of $3. The premium is amortized over the remaining maturity of the debt as a credit to pro forma Interest expense. The estimate of fair value was based on trade information in the financial markets of Cooper’s public debt, which traded between a premium of 101.41% to 119.65% for the six months ended June 30, 2012.

(f)	Other adjustments

Other adjustments of $20 are comprised of eliminating Cooper’s deferred compensation plan obligations totaling $33, as these become vested and will be paid upon completion of the transaction, and the related historical deferred tax asset of $13.

(g)	Adjusted book value of net assets acquired

The adjusted book value of Cooper’s net assets acquired is as follows:

As of June 30, 2012
Total equity	$3,850
Less: goodwill	(2,560)
Less: other intangible assets	(418)

Adjusted book value of net assets acquired	$872

Note 3. PRO FORMA TRANSACTION ADJUSTMENTS

The pro forma statements have been prepared using Cooper’s publicly available financial statements and disclosures, as well as certain assumptions made by Eaton. Estimates of the fair value of assets acquired and liabilities assumed are described in Note 2. For information on adjustments not included in the pro forma statements, see Note 5.

(a)	Inventory

The following fair value adjustments were recorded to inventory:

Transaction adjustments
Eliminate LIFO reserve	$68
Estimated fair value adjustment	122

Total adjustments	$190

As these adjustments are non-recurring items, they have not been reflected in the pro forma statements of income.

(b)	Property, plant and equipment

Net adjustments totaling $193 are comprised of increasing Cooper’s historical property, plant and equipment net book value of $643 to the preliminary estimate of the fair value of property, plant and equipment acquired of $836.

Total adjustments related to estimated depreciation expense are $7 for the six months ended June 30, 2012 and $13 for the year ended December 31, 2011. The estimated depreciation expense adjustments are based on the increase in fair value above historical value over an estimated weighted-average useful life of 15 years.

(c)	Goodwill

Net adjustments totaling $4,852 are comprised of eliminating Cooper’s historical goodwill of $2,560 and recording the excess of the estimated purchase consideration over the estimated fair value of assets acquired of $7,412.

(d)	Other intangible assets

Net adjustments totaling $3,632 are comprised of eliminating Cooper’s historical intangible assets of $418 and recording the $4,050 preliminary estimate of the fair value of intangible assets acquired.

Total adjustments related to amortization expense of intangible assets are as follows:

	Six months ended June 30, 2012	Year ended December 31, 2011
Elimination of Cooper’s historical intangible asset amortization	$(14)	$(22)
Estimated amortization of fair value of acquired intangible assets	128	256

Adjustments to Cost of products sold	$114	$234

The amortization expense related to intangibles assets acquired is based on estimated fair value amortized over the respective useful lives.

(e)	Other noncurrent assets and liabilities

An adjustment of $13 has been recorded to Other assets to eliminate the historical deferred tax asset associated with Cooper’s deferred compensation plan obligations totaling $33.

Net adjustments to Other noncurrent liabilities totaling $713 are comprised of the $708 and $38 deferred tax effects of the estimated fair value adjustment for intangible assets and property, plant and equipment, respectively, and the elimination of Cooper’s $33 deferred compensation plan obligations, as these become vested and are paid upon completion of the transaction.

(f)	Debt

Bridge financing

Eaton secured bridge financing totaling $6.75 billion, which will be available in a single draw on the acquisition closing date and is more fully described in the “Financing Relating to the Transaction” section of this joint proxy statement/ prospectus. Eaton has assumed that $6,606 will be drawn on the bridge loan facility to finance the transaction for purposes of the pro forma statements. This debt obligation is classified as current based on its terms, with permanent financing anticipated to replace the bridge loan facility. The total amount assumed to be drawn is comprised of $6,499 in cash consideration, $59 related to debt issuance costs incurred for using the bridge financing capitalized in Prepaid expenses and other current assets and $48 in other estimated transaction costs recorded in Retained earnings.

Debt issuance costs associated with obtaining the bridge financing and classified in Prepaid expenses and other current assets total $98, which is comprised of $39 that was recorded in Eaton’s historical consolidated financial statements as of June 30, 2012 and an additional estimated $59 to be incurred upon drawing of the bridge loan. See below for interest expense related to the amortization of these debt issuance costs.

Other transaction costs total $55, of which $7 has been expensed in Eaton’s historical consolidated financial statements as of June 30, 2012. As other transaction costs are non-recurring items, they have not been reflected in the pro forma statements of income. An adjustment totaling $11 has been reflected in the pro forma statements of income to remove other transaction costs of $7 and $4 that were expensed by Eaton and Cooper, respectively, during the six months ended June 30, 2012.

The adjustment to record pro forma interest expense is based on the assumption that the bridge loan was obtained on January 1, 2011 and outstanding for all of 2011 and the six months ended June 30, 2012. The interest rate assumed on this loan facility is 1.69%, which is comprised of the three-month LIBOR (0.44% at August 6, 2012) plus 125 basis points, as described in the terms of the bridge loan. The assumed interest rate is based on the expected term the bridge loan will be outstanding.

The interest that Eaton will ultimately pay once permanent financing is obtained may vary greatly from what is assumed in the pro forma statements and will be based on the contractual terms of the permanent financing. The bridge loan facility will mature on the first anniversary of the acquisition closing date, with all amounts outstanding under the bridge loan payable in full on such date.

Fair value of assumed debt

Total adjustments of $128 have been recorded in relation to Cooper’s existing debt that will be assumed by Eaton in the transaction, comprised of a premium of $125 to adjust the assumed debt to fair market value and $3 to eliminate the historical unamortized debt issuance discount. The premium is amortized over the remaining maturity of the debt as a credit to pro forma Interest expense.

Interest expense

The following adjustments have been recorded to Interest expense:

	Six months ended June 30, 2012	Year ended December 31, 2011
Estimated interest expense associated with the bridge loan	$56	$113
Amortization of premium on fair value adjustment to assumed debt	(14)	(32)
Amortization of debt issuance costs associated with the bridge loan	33	65

Total adjustments to Interest expense	$75	$146

From a sensitivity analysis perspective, if the three-month LIBOR rate used in determining interest expense associated with the bridge loan were to increase by 12.5%, it would result in estimated interest expense of $58 for the six months ended June 30, 2012 and $117 for the year ended December 31, 2011. If the three-month LIBOR rate used in determining interest expense were to decrease by 12.5%, it would result in estimated interest expense of $55 for the six months ended June 30, 2012 and $109 for the year ended December 31, 2011.

(g)	Other current liabilities

Adjustments totaling $51 are comprised of recording the estimated deferred tax impact associated with the inventory adjustment to fair value of $24, using a pro forma blended statutory tax rate of 19.5%, and with eliminating the deferred tax impact of Cooper’s historical LIFO inventory reserve of $27.

(h)	Shareholders’ equity

Total Cooper shares and share equivalents outstanding were exchanged for New Eaton shares at an exchange ratio of 0.77479, which totaled 125.3 million shares at June 30, 2012. The estimated fair value of the equity-based consideration to acquire all Cooper common shares and common share equivalents outstanding totaled $5,313, which is based on Eaton’s per share closing price at May 18, 2012, or $42.40 per share. The following depicts the equity value consideration of $5,313 offset by the elimination of Cooper equity balances as of June 30, 2012.

	Transaction adjustments	Total
Issuance of New Eaton ordinary shares based on exchange ratio of 0.77479 per share ($0.01 par value)	$1
Eliminate Cooper’s historical common shares	(2)

Common shares transaction adjustments		$(1)
Record fair value of share consideration paid (less par value)	5,312
Eliminate Cooper’s historical capital in excess of par value	(31)

Capital in excess of par value transaction adjustments		5,281
Eliminate Cooper’s historical treasury shares	672

Treasury shares transaction adjustment		672
Record estimated non-recurring transaction related costs	(48)
Eliminate Cooper’s historical retained earnings	(4,717)

Retained earnings transaction adjustments		(4,765)
Eliminate Cooper’s historical accumulated other comprehensive loss	228

Accumulated other comprehensive loss transaction adjustment		228

Shareholders’ equity transaction adjustments		$1,415

(i)	Income tax expense

A pro forma blended statutory income tax rate of 19.5% was used in determining the tax impact of certain pro forma adjustments. This rate was estimated using the adjusted statutory income tax rate for Eaton and Cooper, weighted based on respective income from continuing operations before income taxes. The adjusted statutory income tax rate for Eaton and Cooper is based on the U.S. and Ireland statutory income tax rate, respectively, and the tax rate impact of state and local income taxes and income taxes of non-U.S. operations. The U.S. statutory tax rate is 35% and the Ireland statutory tax rate is 25%. The blended statutory rate is as follows:

	Year ended December 31, 2011 (as reported)
	Eaton	Cooper
Adjusted statutory income tax rate	19.7%	19.2%
Income from continuing operations before income taxes	$1,553	$757
Pro forma blended statutory income tax rate	19.5%

Although not reflected in the pro forma statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as potential repatriation of earnings from subsidiaries outside the U.S. and the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax adjustments included in the pro forma statements of income are as follows:

	Six months ended June 30, 2012	Year ended December 31, 2011
Amortization of intangibles	$22	$46
Interest expense related to bridge loan	20	40
Depreciation of property, plant and equipment	1	3
Amortization of bridge financing fees	12	23

Total adjustments to Income tax expense	$55	$112

Refer to Note 3(b) for additional information on depreciation expense and Note 3(d) for additional information on amortization expense. A tax rate of 35.2% was used in relation to interest expense and bridge financing fees associated with the bridge loan facility as this debt will reside in the U.S.

(j)	Net income from continuing operations per common share

Pro forma net income from continuing operations per common share for the year ended December 31, 2011 and the six months ended June 30, 2012, has been calculated based on the estimated weighted-average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted-average shares outstanding have been calculated as if the acquisition-related shares had been issued and outstanding as of January 1, 2011. For additional information on calculation of acquisition-related shares, see Note 2.

	Six months ended June 30, 2012		Year ended December 31, 2011
	Eaton (as reported)	Pro forma combined	Eaton (as reported)	Pro forma combined
Net income from continuing operations attributable to common shareholders	$693	$913	$1,350	$1,706

Weighted-average number of common shares outstanding - diluted	339.6	464.9	342.8	468.1
Less dilutive effect of stock options and restricted awards	3.4	3.4	4.5	4.5

Weighted-average number of common shares outstanding - basic	336.2	461.5	338.3	463.6

Net income from continuing operations per common share
Diluted	$2.04	$1.96	$3.93	$3.64
Basic	2.06	1.98	3.98	3.68

Note 4. PRO FORMA RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been recorded to Cooper’s historical financial statements to conform to Eaton’s presentation, as follows:

(a)	Short-term investments included within Cash have been reclassified to Short-term investments.

(b)	Other non-trade payables included within Accounts payable have been reclassified to Other current liabilities.

(c)	Pension liabilities and noncontrolling interests included within Other noncurrent liabilities have been reclassified to Pension liabilities and Noncontrolling interests, respectively.

(d)	Shipping and handling costs included within Net sales have been reclassified to Cost of products sold.

(e)	Research and development expenses and net income attributable to noncontrolling interests included within Cost of products sold have been reclassified to Research and development expense and Net income for noncontrolling interests, respectively.

Note 5. UNADJUSTED PRO FORMA BALANCES

Equity investment in Apex Tool Group, LLC

At this time, Eaton does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of the equity investment in Apex Tool Group, LLC. Therefore, no adjustment has been recorded to modify the current book value.

Retirement benefits plans

At this time, Eaton does not have sufficient information as to the nature of the populations in the plans, specific investment strategies, and other such data necessary to make a reasonable preliminary estimate of fair value. Therefore, no adjustment has been recorded to Cooper’s pension and post-retirement benefits plans to reflect the impact of updating the funded status for current discount rates and plan asset values or removing Cooper’s historical prior service cost and actuarial loss amortization.

Legal and environmental contingencies

At this time, Eaton does not have sufficient information as to details of Cooper’s legal proceedings, product liability claims, environmental matters and other such information to make a reasonable preliminary estimate of fair value. The valuation effort could require intimate knowledge of complex legal matters and associated defense strategies. Therefore, no adjustment has been recorded to modify the current book value.

THE TRANSACTION AGREEMENT

The following is a summary of certain material terms of the transaction agreement and the conditions appendix and is qualified in its entirety by reference to (i) the complete text of the transaction agreement, which is incorporated into this joint proxy statement/prospectus by reference and attached as Annex A to this joint proxy statement/prospectus and (ii) the complete text of the conditions appendix, which is incorporated into the joint proxy statement/prospectus by reference and attached as Annex B to this joint proxy statement/prospectus. This summary is not intended to provide you with any other factual information about Eaton, Cooper or New Eaton. We urge you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information.”

Form of the Transaction

The transaction agreement provides, upon the terms and subject to the conditions set forth in the conditions appendix, for two transactions involving Cooper and Eaton, respectively. First, New Eaton will acquire all of the outstanding shares of Cooper, in exchange for cash and shares of New Eaton, by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963. Second, simultaneously with and conditioned upon the concurrent consummation of the scheme, Merger Sub, a wholly owned indirect subsidiary of New Eaton, will merge with and into Eaton, the separate corporate existence of Merger Sub will cease and Eaton will continue as the surviving corporation. As a result of the transaction, both Cooper and Eaton will become wholly owned subsidiaries of New Eaton, whose shares are expected to be listed for trading on the NYSE under the ticker symbol ETN.

Closing of the Transaction

The closing will occur on a date agreed by the parties, but in any event no more than three (3) business days after satisfaction or waiver, where applicable, of the conditions set forth in the conditions appendix. For a description of the conditions to the closing of the acquisition and the merger, see the section entitled “—Conditions to Completion of the Acquisition and Merger” beginning on page [—].

Scheme Consideration to Cooper Shareholders

At the effective time of the acquisition, each Cooper share issued at or before 10:00 p.m., Irish time, on the last business day before the scheme becomes effective (the “scheme shares”) will be cancelled or transferred to New Eaton and the holder thereof will receive (i) $39.15 in cash and (ii) 0.77479 of a New Eaton share, which will be duly authorized, validly issued, fully paid and non-assessable and free of liens and pre-emptive rights; provided that Cooper shareholders will not receive any fractional shares of New Eaton pursuant to the acquisition. Such fractional shares will instead be aggregated and sold in the market by the exchange agent, with the net proceeds of any such sale distributed in cash pro rata to the Cooper shareholders whose fractional entitlements have been sold. In addition, if EGM resolution #4 is approved, the articles of association of Cooper will be amended to provide that any Cooper ordinary shares issued at or after 10:00 p.m., Irish time, on the last business day before the scheme becomes effective are acquired by New Eaton for the scheme consideration.

Transaction Consideration to Eaton Shareholders

At the effective time of the merger, each outstanding Eaton common share will be cancelled and automatically converted into the right to receive one New Eaton ordinary share from Eaton Sub; provided that Eaton shareholders will not receive any fractional shares of New Eaton pursuant to the acquisition. Such fractional shares will instead be aggregated and sold in the market by the exchange agent, with the net proceeds of any such sale distributed in cash pro rata to the Eaton shareholders whose fractional entitlements have been sold.

Treatment of Cooper Stock Options and Other Cooper Equity-Based Awards

Treatment of Cooper Stock Options

Stock Options Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan. Each award of stock options granted under Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive the consideration per share payable to Cooper shareholders under the scheme with respect to the net number of Cooper ordinary shares subject to the stock option (as determined pursuant to the following formula), less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). The net number of Cooper ordinary shares subject to the stock option will be determined by multiplying (a) the number of Cooper ordinary shares subject to the stock option, by (b) the excess, if any, of the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded over the per share exercise price of the stock option, and dividing by (c) the value of the consideration per share payable to Cooper shareholders under the scheme.

All Other Stock Options. Each award of stock options granted under a plan other than Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive a cash payment equal to (a) the number of Cooper ordinary shares subject to the stock option, multiplied by (b) the excess, if any, of the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper share on the effective date of the scheme or such earlier date on which Cooper shares were last traded) over the per share exercise price of the stock option, less any applicable tax withholdings.

Treatment of Other Cooper Equity-Based Awards

Restricted Share Units and Performance Shares Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan. Each award of restricted share units or performance shares granted under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan that is outstanding as of the effective time of the scheme will, in accordance with the terms of the applicable plan, become fully vested and be converted into the right to receive the consideration per share payable to Cooper shareholders, less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). With respect to performance share awards, (a) for any such award granted under Cooper’s Amended and Restated Stock Incentive Plan, the number of Cooper ordinary shares subject thereto will be determined based on target performance levels and (b) for any such award granted under Cooper’s 2011 Omnibus Incentive Compensation Plan, the number of Cooper ordinary shares subject thereto will be determined based on the greater of target and actual performance levels.

Deferred Performance Shares Granted Under Cooper’s Amended and Restated Stock Incentive Plan. Each award of performance shares that has been deferred under Cooper’s Amended and Restated Stock Incentive Plan and that is outstanding as of the effective time of the scheme will, in accordance with the terms of the plan, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded), less any applicable tax withholdings.

Cooper Share Awards Granted Under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan. Each Cooper share award granted under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan or included in a deferral account under such plans that is outstanding as of the effective time of the scheme will, in accordance with the terms of the applicable plan, whether or not then vested, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to

Cooper shareholders (or, if greater, the closing price of a Cooper ordinary share on the effective date of the scheme or such earlier date on which Cooper ordinary shares were last traded), less any applicable tax withholdings.

Dividend Equivalents. All dividend equivalents associated with outstanding Cooper equity-based awards will become payable in the form of consideration (i.e., cash or the consideration payable to Cooper shareholders) that corresponds to the associated Cooper equity-based award.

Treatment of Eaton Stock Options and other Eaton Equity-Based Awards

At the effective time of the merger, each Eaton share, restricted share award and other Eaton share-based award that is outstanding will be converted into the right to receive an equity award from New Eaton, which award shall be subject to the same number of shares and the same terms and conditions as were applicable to the Eaton award in respect of which it was issued.

Exchange of Cooper Ordinary Shares

Computershare Trust Company, N.A., or another exchange agent appointed by Eaton and reasonably satisfactory to Cooper, will act as exchange agent. On or immediately after the effective time of the acquisition of Cooper, New Eaton will deposit, or cause to be deposited, with the exchange agent book-entry shares representing the total number of New Eaton ordinary shares issuable pursuant to the acquisition and cash in an amount equal to the aggregate amount of cash consideration to be received by the shareholders of Cooper pursuant to the transaction. As soon as reasonably practicable (and in any event within four (4) business days) after the effective time of the acquisition, the exchange agent will mail each holder of record of Cooper ordinary shares at the Cooper record date (other than Eaton or any of its affiliates) a letter of transmittal and instructions for use in receiving payment of the consideration owed to them pursuant to the acquisition. See “—Scheme Consideration to Cooper Shareholders.”

Upon the completion of the transaction, each holder of ordinary shares of Cooper (other than Eaton or any of its affiliates) will be entitled to receive from New Eaton: (i) a check in an amount of U.S. dollars (after giving effect to any required tax withholdings) equal to the amount of cash consideration payable to such holder pursuant to the acquisition and the amount of any cash payable in lieu of fractional shares, (ii) a check in the amount of U.S. dollars (after giving effect to any required tax withholdings) equal to the amount of cash payable in lieu of fractional New Eaton ordinary shares and (iii) that number of New Eaton ordinary shares into which such holder’s Cooper ordinary shares became entitled pursuant to the terms of the acquisition. Cooper shareholders will be entitled to receive the scheme consideration within 14 days of the effective date of the scheme of the acquisition in accordance with the Irish Takeover Rules. See “—Scheme Consideration to Cooper Shareholders.”

Exchange of Eaton Shares

At the effective time of the merger, Eaton Sub will deposit certificates, or at New Eaton’s option, evidence of shares in book entry form, representing the total number of New Eaton ordinary shares deliverable to the Eaton shareholders pursuant to the merger. As soon as reasonably practicable (and in any event within four (4) business days) after the effective time of the merger, the exchange agent will mail each holder of record of Eaton shares a letter of transmittal and instructions for use in surrendering the Eaton shares in exchange for the consideration owed to them pursuant to the merger. See “—Transaction Consideration to Eaton Shareholders.”

Upon surrender of Eaton shares for cancellation to the exchange agent, together with a duly executed letter of transmittal and any other documents reasonably required by the exchange agent, the holder of such Eaton shares is entitled to receive in exchange: (i) that number of New Eaton ordinary shares into which such holder’s Eaton shares were converted pursuant to the terms of the transaction agreement (see “—Transaction Consideration to Eaton Shareholders”), (ii) a check in the amount of U.S. dollars equal to any cash dividends with respect to New Eaton ordinary shares made after the effective time. The properly surrendered Eaton shares will be cancelled.

Representations and Warranties

Eaton and Cooper made customary representations and warranties in the transaction agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the transaction agreement or in information provided pursuant to certain disclosure schedules to the transaction agreement. The representations and warranties made by Eaton and Cooper are also subject to and qualified by certain information included in filings each party has made with the SEC.

Many of the representations and warranties are reciprocal and apply to Eaton or Cooper, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties relate to:

•	corporate organization, existence and good standing and requisite corporate power and authority to carry on business;

•	capital structure;

•	corporate authority to enter into the transaction agreement and the enforceability thereof;

•	required governmental approvals;

•	the absence of any breach or violation of organizational documents or contracts as a result of the consummation of the transaction;

•

the SEC reports and financial statements, including their preparation in accordance with U.S. GAAP, filing or furnishing with the SEC, and compliance with the applicable rules and regulations promulgated thereunder, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

•	the maintenance of internal disclosure controls and internal control over financial reporting;

•	the absence of undisclosed material liabilities that could reasonably be expected to have a material adverse effect;

•	compliance with laws and government regulations, including environmental laws;

•	compliance with applicable laws related to employee benefits and Employment Retirement Income Security Act;

•	the absence of certain changes since December 31, 2011 that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of certain material litigation, claims and actions;

•	the reliability and accuracy of information supplied for this joint proxy statement/prospectus;

•	the accuracy and completeness of certain tax matters;

•	the absence of collective bargaining agreements and other labor matters;

•	ownership of or right to intellectual property, and absence of infringement;

•	title and rights to, and condition of, real property;

•	the receipt of fairness opinion(s);

•	the requisite vote of shareholders;

•	the existence of and compliance with certain material contracts;

•	the existence and maintenance of insurance; and

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction.

Cooper made additional representations and warranties in the transaction agreement in relation to:

•	the Cooper shareholder rights plan.

Eaton made additional representations and warranties in the transaction agreement in relation to:

•	the business and capitalization of New Eaton, Abeiron II, Turlock, Eaton Sub and Merger Sub; and

•	the availability of financing to New Eaton.

Under the transaction agreement, the parties agreed that except for the representations and warranties expressly contained in the transaction agreement and any ancillary agreements, neither Eaton nor Cooper makes any other representation or warranty.

Many of the representations and warranties made by each of Eaton and Cooper are qualified by a material adverse effect standard. For the purpose of the transaction agreement, a “material adverse effect” with respect to each of Eaton and Cooper means the following:

•

an event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of the relevant party and its subsidiaries, taken as a whole, excluding:

•

those (i) generally affecting the industries in which the relevant party and its subsidiaries operate; (ii) generally affecting the economy or the financial, debt, credit or securities markets; (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, acts of war or terrorism; (iv) reflecting or resulting from changes or proposed changes in rules, regulations or law, regulatory conditions or U.S. GAAP or other accounting standards; (v) resulting from actions of the relevant party or any of its subsidiaries which the other party expressly requested in writing or expressly consented in writing;

•

any decline in the trading price of the shares of the relevant party on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a material adverse effect); or

•	those events, developments or changes resulting from the announcement or existence of the transaction agreement or the contemplated transaction, and compliance with the transaction agreement.

THE DESCRIPTION OF THE TRANSACTION AGREEMENT IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE TRANSACTION AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE TRANSACTION AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

Covenants and Agreements

Shareholders Meetings and Recommendations

Cooper has agreed to convene a special court-ordered meeting to approve the scheme of arrangement and the EGM, to be convened as soon as the previous court-ordered meeting has concluded or adjourned, to approve the EGM resolutions, subject to the specified exception described in “—Termination” below. Additionally, the board of directors of Cooper has agreed to include in this joint proxy statement/prospectus, among other things, and, subject to the specified exceptions described in “—Restriction on Solicitation of Third-Party Acquisition Proposals” below, its recommendation that Cooper’s shareholders vote to approve the scheme of arrangement at the special court-ordered meeting and vote to approve the EGM resolutions at the EGM.

Eaton has agreed to hold a meeting of its shareholders to vote on the adoption of the transaction agreement and the board of directors of Eaton has agreed to include in this joint proxy statement/prospectus, among other things, its recommendation that Eaton’s shareholders vote in favor of the adoption of the transaction agreement. However, the Eaton board of directors may change its recommendation, prior to obtaining Eaton shareholder approval, in response to a material event that was not known or reasonably foreseeable as of the date of the transaction agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties.

Both Cooper and Eaton agreed to use all reasonable endeavors to submit to the vote of their respective shareholders at the respective shareholder meetings a resolution to approve the reduction of the share premium of New Eaton to allow the creation of distributable reserves of New Eaton (see “Creation of Distributable Reserves of New Eaton”). The parties have agreed that the respective approvals of the resolutions to approve the reduction of the share premium of New Eaton will not be a condition to the parties’ obligation to effect the acquisition or the merger.

Restriction on Solicitation of Third-Party Acquisition Proposals

Cooper has agreed in the transaction agreement that it and its subsidiaries will not, and it will use all reasonable endeavors to cause its representatives not to:

•	solicit, initiate or knowingly encourage any enquiry with respect to, or the making of, any Cooper Alternative Proposal (as defined below);

•

participate in any discussions or negotiations regarding a Cooper Alternative Proposal with, or furnish any non-public information regarding a Cooper Alternative Proposal to, any person that has made, or to Cooper’s knowledge is considering making, a Cooper Alternative Proposal; or

•

waive, terminate or fail to use reasonable endeavors to enforce any standstill or similar obligation of any person with respect to Cooper or any of its subsidiaries or amend or terminate the Cooper shareholder rights plan or redeem the rights thereunder (provided that Cooper will not be required to take, or be prohibited from taking, any action otherwise prohibited or required by the subclause described in this bullet if the board of directors of Cooper determines in good faith (after consultation with Cooper’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties).

However, if Cooper receives a bona fide written Cooper Alternative Proposal or a proposal from a person who is intending on making a Cooper Alternative Proposal and the board of directors of Cooper determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) that the failure to take the actions described in the next two bullets below would be reasonably likely to be inconsistent with the directors’ fiduciary duties, and the proposal was made after the date of the transaction agreement and did not result from a knowing or intentional breach of the terms of the transaction agreement, Cooper may:

•

furnish to such a third party or its representatives nonpublic information relating to Cooper pursuant to an executed confidentiality agreement that is no less restrictive, with respect to confidentiality, of such person than Cooper’s confidentiality agreement with Eaton, provided that all such nonpublic information provided to the third party must also be provided to Eaton; and

•	engage in negotiations or discussions with any third party with respect to a Cooper Alternative Proposal.

Cooper will promptly (and in any event within 48 hours of receipt) notify Eaton of the receipt of any Cooper Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Cooper Alternative Proposal and will indicate the material terms and conditions of such Cooper Alternative Proposal (including through the provision of all written material exchanged between Cooper and the third party that describes the material terms or conditions of such Cooper Alternative Proposal) and the identity of the person making any such Cooper Alternative Proposal and thereafter will keep Eaton reasonably informed on a reasonably current basis of any material change to the terms and status of any such Cooper Alternative Proposal.

Subject to certain exceptions, neither the Cooper board of directors nor any committee thereof shall (i) withdraw (or modify in any manner adverse to Eaton) the recommendation of the Cooper board of directors that the Cooper shareholders vote to approve the scheme of arrangement and the EGM resolutions, (ii) approve, recommend or declare advisable any Cooper Alternative Proposal (any action in subclauses (i) and (ii) being referred to as a “Cooper Change of Recommendation”) or (iii) cause or allow Cooper or any of its subsidiaries to enter into any agreement constituting a Cooper Alternative Proposal or requiring, or reasonably expected to cause, Cooper to abandon, terminate, delay or fail to consummate the acquisition.

Prior to obtaining the approval of the Cooper shareholders of the scheme of arrangement and the EGM resolutions, the board of directors of Cooper may make a Cooper Change of Recommendation if it has concluded in good faith (after consultation with Cooper’s outside legal counsel and financial advisors) (i) that a Cooper Alternative Proposal constitutes a Cooper Superior Proposal (as defined below) and (ii) that the failure to make a Cooper Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties; provided, however, that Cooper must provide prior written notice to Eaton, at least 24 hours in advance, of the intention of the Cooper board of directors to make such Cooper Change of Recommendation.

Prior to obtaining the approval of the Cooper shareholders of the scheme of arrangement and the EGM resolutions, the board of directors of Cooper may make a Cooper Change of Recommendation in response to a material event that was not known or reasonably foreseeable as of the date of the transaction agreement, subject to certain limitations, if the failure to take such action would be inconsistent with the directors’ fiduciary duties.

The transaction agreement provides that a “Cooper Alternative Proposal” means: a bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Eaton pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Cooper by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Cooper and its subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Cooper’s subsidiaries); (iii) the acquisition by any person (or the shareholders of any person) of 25% or more of the outstanding Cooper ordinary shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Cooper as a result of which the holders of Cooper ordinary shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

The transaction agreement provides that a “Cooper Superior Proposal” means: a written bona fide Cooper Alternative Proposal made by any person that the board of directors of Cooper determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) is more favorable to the Cooper shareholders than the transactions contemplated by the transaction agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Cooper board of directors considers to be appropriate (it being understood that, for purposes of the definition of “Cooper Superior Proposal,” references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”).

Nothing in the transaction agreement in any way limits the parties’ obligations under the Irish Takeover Rules.

Right to Match

Cooper may terminate the transaction agreement at any time prior to obtaining the approval of the Cooper shareholders of the scheme of arrangement and the EGM resolutions, subject to the following. Promptly upon the Cooper board of directors’ determination that a Cooper Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Cooper must provide a written notice to Eaton (a “Superior Proposal Notice”) advising Eaton that Cooper has received a Cooper Alternative Proposal that the board of directors of Cooper considers to be a Cooper Superior Proposal and specifying the material terms of such Cooper Alternative Proposal and the relevant third party. Cooper must then provide Eaton with an opportunity, for a period of 72 hours from the time of delivery to Eaton of the Superior Proposal Notice (if Eaton delivers a notice within 48 hours of the delivery of a Superior Proposal Notice that it intends to seek additional financing due to an increase in the cash consideration, the period is extended by four (4) business days from such financing extension notice), to propose to amend the terms and conditions of the transaction agreement such that the Cooper Superior Proposal no longer constitutes a Cooper Superior Proposal. See also “—Termination.”

Efforts to Consummate

Each of Eaton and Cooper agreed to use all reasonable endeavors to achieve satisfaction of the closing conditions as promptly as reasonably practicable following publication of the scheme of arrangement disclosure document and in any event no later than May 21, 2013. Notwithstanding the foregoing obligations, neither Eaton nor Cooper nor any of its subsidiaries will be required to take any action if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of New Eaton (measured on the basis of New Eaton as it would exist following the consummation of the acquisition and the merger).

Financing Cooperation

Cooper will, and will cause its subsidiaries to, and will use all reasonable endeavors to cause its officers, employees and representatives to, provide such cooperation as may reasonably be requested by Eaton in connection with the syndication and consummation of the financing, provided that such requested cooperation does not unreasonably interfere with the business or operations of Cooper and its subsidiaries and subject to certain limitations.

Conduct of Business Pending the Completion Date

At all times from the execution of the transaction agreement until the effective date of the scheme, except as required by law, expressly contemplated or permitted by the transaction agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), subject to certain exceptions, each of Cooper and Eaton have agreed to, and have agreed to cause their respective subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice in all material respects.

At all times from the execution of the transaction agreement until the effective date of the scheme, except as required by law, expressly contemplated or permitted by the transaction agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), subject to certain exceptions, Cooper has generally agreed not to, and agreed not to allow its subsidiaries to:

•

authorize or pay any dividend or distribution with respect to outstanding shares other than dividends paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice and regular quarterly cash dividends of not more than $0.31 per share per quarter paid on the ordinary shares of Cooper and consistent with past practice as to time of declaration, record date and payment date;

•

split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital, or permit its subsidiaries to the same, except for any such transaction by a wholly owned subsidiary of Cooper which remains a wholly owned subsidiary after consummation of such transaction;

•

(i) grant any options, share awards or any other equity-based awards, (ii) increase the compensation or other benefits payable or provided to Cooper’s current or former directors, corporate officers, executive officers or other employees who are subject to a management continuity agreement, (iii) increase the compensation or other benefits payable or provided to Cooper’s employees other than those employees covered by clause (ii), except in the ordinary course of business consistent with past practice, (iv) enter into any employment, change of control, severance or retention agreement with any employee of Cooper, subject to certain exceptions, (v) terminate the employment of any corporate officers or executive officers or employees who are subject to a management continuity agreement, other than for cause, (vi) amend any performance targets with respect to any outstanding bonus or equity awards, (vii) increase the funding obligation or contribution rate of any Cooper benefit plan subject to Title IV of ERISA other than in the ordinary course of business and consistent with past practices, or (viii) establish, adopt, enter into, amend or terminate any Cooper benefit plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as required by existing written agreements or Cooper benefit plans in effect as of the date of the transaction agreement or as otherwise required by applicable law;

•

make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes that would materially affect the consolidated assets, liabilities or results of operations of Cooper, except as required by U.S. GAAP, applicable law or SEC policy;

•

enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except in respect of any intercompany acquisitions, mergers, consolidations or business combinations (unless such intercompany transaction would reasonably be expected to have material adverse tax consequences with respect to the transaction);

•	amend the Memorandum and Articles of Association of Cooper or permit any of its subsidiaries to adopt any material amendments to its organizational documents;

•

issue, grant, sell, pledge, or encumber any shares of capital, voting securities or other equity interest or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable option to purchase Cooper ordinary shares under any existing Cooper share award plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), subject to certain exceptions;

•

purchase or otherwise acquire any shares or rights to acquire shares of capital, except for (A) acquisitions of Cooper ordinary shares tendered by holders of Cooper options and share awards to satisfy obligations to satisfy purchase or tax obligations with respect thereto and (B) Cooper intercompany transactions;

•

repurchase, incur, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or rights to acquire any debt securities except for (A) Cooper intercompany indebtedness, (B) the refinancing of any existing indebtedness for borrowed money of Cooper or any of its subsidiaries, (C) guarantees of indebtedness of Cooper or any subsidiary of Cooper, (D) indebtedness incurred pursuant to agreements entered into prior to the execution of the transaction agreement, (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred by Cooper or any of its subsidiaries; provided that the making of guarantees and the entrance into letters of credit or surety bonds for commercial transactions in the ordinary course of business consistent with past practice will be permitted;

•	make any loans to any other person involving in excess of $5.0 million individually or $10.0 million in the aggregate, except for Cooper intercompany loans;

•

sell, lease, or otherwise dispose of, or subject to any lien, any of its material properties or assets, except (A) pursuant to existing agreements, (B) liens for permitted indebtedness, (C) sales of inventory in the ordinary course of business, (D) for transactions involving less than $10.0 million individually and $50.0 million in the aggregate or (E) Cooper intercompany transactions;

•

settle any material claim, litigation, investigation or proceeding pending against Cooper or any of its subsidiaries, or any of their officers and directors in their capacities as such, subject to certain exceptions;

•

make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a material amount of tax refund;

•	make any new capital expenditure or expenditures, or commit to do so, in excess of specified amounts in the disclosure schedule to the transaction agreement;

•

except in the ordinary course of business consistent with past practice, enter into a material contract, or materially amend or terminate any existing material contract or waive, release or assign any material rights or claims thereunder, if such actions would reasonably be expected to impair in any material respect the ability of Cooper and its subsidiaries, taken as a whole, to conduct their business as currently conducted;

•

alter any intercompany agreements or the ownership structure among Cooper and its wholly owned subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material tax consequences to Cooper or any of its subsidiaries; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

At all times from the execution of the transaction agreement until the effective date of the scheme, except as required by law, expressly contemplated or permitted by the transaction agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), subject to certain exceptions, Eaton has generally agreed not to, and agreed not to allow its subsidiaries to:

•

authorize or pay, or permit its subsidiaries to authorize or pay, any dividend or distribution with respect to the outstanding shares of capital other than dividends paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice and regular quarterly cash dividends of not more than $0.38 per share per quarter paid on the ordinary shares of Eaton and consistent with past practice as to timing of declaration, record date and payment date;

•

split, combine or reclassify any of its shares of capital in issue, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital, except for any such transaction by a wholly owned subsidiary of Eaton which remains a wholly owned subsidiary after consummation of such transaction;

•

enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations that would reasonably be expected to make it more difficult to obtain any regulatory clearance required to satisfy a closing condition or that would reasonably be expected to prevent or materially delay or impede the consummation of the transaction;

•

amend the organizational documents of New Eaton, Merger Sub, Abeiron II, Turlock, Eaton Sub or Eaton, in each case in any manner that would adversely affect the consummation of the transaction, and with respect to Eaton’s subsidiaries, adopt any material amendments to their organizational documents;

•

issue, grant, sell, pledge, or encumber any shares of capital, voting securities or other equity interest in Eaton or any subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable any otherwise unexercisable option to purchase Eaton ordinary shares under any existing Eaton share award plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), subject to certain exceptions; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Directors’ and Officers’ Indemnification and Insurance

New Eaton has agreed to continue all rights to indemnification, advancement of expenses or exculpation existing as of the date of the transaction agreement in respect of acts or omissions occurring at or prior to the effective time provided for in the organizational documents of Cooper, Eaton and their respective subsidiaries or in any agreement to which those entities are party in favor of the current or former directors, officers or employees of Cooper or Eaton or any of their respective subsidiaries. For six years after the effective time, New Eaton will maintain in effect the provisions for indemnification, advancement of expenses and exculpation in the organizational documents of Cooper, Eaton and their respective subsidiaries or in any agreement to which those entities are party and will not amend, repeal or modify such provisions in any manner that would adversely affect the rights of any individuals who are entitled to such rights.

At and after the effective time of the scheme, New Eaton and Cooper will indemnify and hold harmless, each present and former director, officer and employee of Cooper and its subsidiaries against any costs, expenses, losses or liabilities arising out of matters pertaining to such person’s service to Cooper or any of its subsidiaries occurring at or before the effective time of the scheme.

Similarly, at and after the effective time of the merger, New Eaton and Eaton will indemnify and hold harmless, each present and former director, officer and employee of Eaton and its subsidiaries against any costs, expenses, losses or liabilities arising out of matters pertaining to such person’s service to Eaton or any of its subsidiaries occurring at or before the effective time of the merger.

For a period of six years from the closing of the transaction, New Eaton will maintain (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the effective date of the scheme maintained by each of Cooper and its subsidiaries and Eaton and its subsidiaries with respect to matters arising on or before the effective time or (ii) a “tail” policy under each of Eaton’s and Cooper’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by each of Eaton’s and Cooper’s directors’ and officers’ insurance policy, respectively, in effect as of the date of the transaction agreement for actions and omissions occurring at or prior to the effective time of the scheme; provided, however, that, after the effective time, New Eaton will not be required to pay annual premiums in excess of 300% of the last annual premium paid by either Cooper or Eaton prior to the date hereof in respect of the respective coverages required to be obtained, but in such case will purchase as much coverage as reasonably practicable for that amount.

Employee Benefits

For a period of one year following the effective time of the scheme, New Eaton will provide to each Cooper employee (i) base compensation, target annual cash bonus (as a percentage of base compensation) and severance benefits (should such employee’s employment be terminated during such time) that, in each case, are no less favorable than were provided to such Cooper employee immediately before the effective time of the scheme and (ii) other compensation opportunities and benefits that are substantially comparable, in the aggregate, to either (A) those generally made available to similarly situated Eaton employees or (B) those provided to the Cooper employee immediately before the effective time of the scheme.

The transaction agreement also contains customary provisions providing for the granting of service credit and the waiving of preexisting condition limitations (to the extent possible) for purposes of participation by Cooper employees in Eaton benefit plans. In addition, either Cooper, or New Eaton, depending on when the effective time of the scheme occurs, will pay to Cooper employees participating in an annual bonus plan, annual bonuses in respect of 2012 based on actual performance (or, based on actual performance as of the effective time of the scheme extrapolated through December 31, 2012, in the event that the effective time of the scheme occurs prior to payment of 2012 bonuses and it is not practicable to pay such bonuses based on actual performance).

Finally, Eaton acknowledges that the consummation of the merger will constitute a “change of control” under certain of Cooper’s benefit plans and as of the effective time of the scheme, Eaton will assume Cooper’s management continuity agreements with Cooper executives.

New Eaton Board of Directors

Upon the completion of the transaction, the board of directors of New Eaton will have twelve (12) members: (i) the ten (10) members of the Eaton board of directors immediately prior to the effective time and (ii) two individuals who were members of the board of directors of Cooper as of the date of the transaction agreement selected pursuant to the director nomination process set forth in Eaton’s proxy statement on Schedule 14A filed with the SEC on March 16, 2012.

Conditions to the Completion of the Acquisition and the Merger

The completion of the acquisition is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions on or prior to the consummation of the acquisition:

•	the adoption of the transaction agreement by Eaton shareholders holding two thirds of the outstanding Eaton common shares;

•

the approval of the scheme by a majority in number of Cooper shareholders of record casting votes on the proposal (other than Eaton or any of its affiliates) representing 75% or more in value of the Cooper ordinary shares held by such holders, present and voting either in person or by proxy, at the special court-ordered meeting (or any adjournment of such meeting), and the approval by the requisite majorities of Cooper shareholders of certain of the EGM resolutions;

•

the Irish High Court’s sanction of the scheme of arrangement and confirmation of the reduction of capital involved in such scheme of arrangement, and office copies of each of the Irish High Court’s order and the minute required under Irish law in respect of the capital reduction being delivered for registration to the Registrar of Companies and subsequently registered;

•

the NYSE having authorized, and not withdrawn its authorization, for listing of the New Eaton shares to be issued in the acquisition and the merger (subject to satisfaction of any conditions to which such approval is expressed to be subject);

•	all applicable waiting periods under the HSR Act having expired or having been terminated, in each case in connection with the acquisition;

•

to the extent that the acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission having decided that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the acquisition or to refer the acquisition (or any aspect of the acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise having decided that the acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or been terminated (as appropriate), in each case in connection with the acquisition, under the antitrust, competition or foreign investment laws of Canada, The Peoples Republic of China, Russia, South Africa, South Korea, The Republic of China (Taiwan) and Turkey;

•

no injunction, restraint or prohibition by any court of competent jurisdiction or antitrust order by any governmental authority which prohibits consummation of the acquisition or the merger having been entered and which is continuing to be in effect; and

•	the Form S-4 having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order.

In addition, each party’s obligation to effect the acquisition is conditional, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations and covenants under the transaction agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants.

If Eaton is required to make an offer for Cooper shares under the provisions of Rule 9 of the Irish Takeover Rules, Eaton may make such alterations to the conditions set forth above as are necessary to comply with the provisions of that rule. Additionally, as required by Rule 12(b)(i) of the Irish Takeover Rules, to the extent that the acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the scheme will lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under article 9(1) of the EC Merger Regulation prior to the date of the special court-ordered meeting.

The acquisition is also conditioned on the scheme becoming effective and unconditional by not later than May 21, 2013 (or earlier if required by the Panel or later if the parties agree and, if required, the Panel consents and the Irish High Court allows). In addition, the scheme will lapse unless it is effective on or prior to May 21, 2013. The merger is conditioned only upon the concurrent consummation and implementation of the scheme of arrangement and acquisition.

Survival of Representations and Warranties

None of the representations and warranties of the transaction agreement will survive the effective time or the termination of the transaction agreement.

Termination

The transaction agreement may be terminated at any time prior to the time the scheme becomes effective in any of the following ways:

•	by mutual written consent of Cooper and Eaton;

•	by either Cooper or Eaton:

•

if (i) after completion of the Cooper court meeting or the EGM, the applicable resolutions have not been approved by the requisite majorities, or (ii) after completion of the Eaton shareholders meeting, the Eaton shareholder approval has not been obtained;

•

if the transaction has not been consummated by 11:59 p.m., New York City time, on February 21, 2013, subject to extension to May 21, 2013 in circumstances in which the only outstanding unfulfilled conditions relate to antitrust approval or certain other conditions, in certain circumstances;

•	if the Irish High Court declines or refuses to sanction the scheme, unless both parties agree that the decision of the Irish High Court shall be appealed; or

•	if an injunction that permanently restrains, enjoins or otherwise prohibits the consummation of the acquisition or the merger has become final and non-appealable, in certain circumstances;

•	by Cooper:

•

if Eaton or one of New Eaton, Turlock, Abeiron II, Eaton Sub or Merger Sub breaches or fails to perform its representations, warranties, covenants or other agreements contained in the transaction agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by May 21, 2013, in certain circumstances;

•

if the Eaton board, in response to a material intervening event, withdraws or modifies in any manner adverse to Cooper (or publicly proposes to do the same) its recommendation that the shareholders of Eaton adopt the transaction agreement; or

•	if prior to obtaining shareholder approval, in order to enter into an agreement providing for a Cooper Superior Proposal;

•	by Eaton:

•

if Cooper breaches or fails to perform its representations, warranties, covenants or other agreements contained in the transaction agreement such that certain closing conditions are incapable of being satisfied and the breach is not reasonably capable of being cured by May 21, 2013, in certain circumstances; or

•

if the Cooper board withdraws or modifies in any manner adverse to Eaton (or publicly proposes to do the same) its recommendation that the shareholders of Cooper approve the scheme or approves, recommends or declares advisable, or proposes publicly to do the same, a Cooper Alternative Proposal.

Expenses

Except as otherwise provided in the transaction agreement or in the expenses reimbursement agreement (see “Expenses Reimbursement Agreement,” beginning on page [    ] of this joint proxy statement/prospectus), all costs and expenses incurred in connection with the transaction will be paid by the party incurring such cost or expense, except the following: (i) the Panel’s document review fees, which will be paid by Eaton and (ii) the costs of, and associated with, the filing, printing, publication and posting of this joint proxy statement/prospectus and any other material required to be posted pursuant to SEC rules or the Takeover Rules, and the filing fees incurred in connection with notifications with any relevant authorities under any antitrust laws, which shall be paid by Eaton; provided that if the transaction has not been consummated by December 31, 2012, Cooper will pay Eaton an amount equal to one half of such costs described in clause (ii) paid by Eaton.

Reverse Termination Payment

Eaton has agreed to pay Cooper a termination fee of $300 million in the event (i) the transaction agreement is terminated by Cooper in the event that the board of directors of Eaton, upon an intervening event, changes its recommendation that its shareholders vote to adopt the transaction agreement (unless change in recommendation of Eaton giving rise to Cooper’s termination right was in response to an intervening event that constitutes a material adverse effect on Cooper) (a “specified termination”) or (ii) the transaction agreement is terminated by Cooper or Eaton in the event of a failure of the Eaton shareholders to vote to adopt the transaction agreement at a time when Cooper has the right to effect a specified termination.

Upon Cooper becoming entitled to a reverse termination payment, Eaton shall have no further liability in connection with the termination of the transaction agreement, except for liability for intentional breach, fraud or as provided in the confidentiality agreement between Cooper and Eaton dated August 9, 2010.

Amendment and Waiver

The transaction agreement may not be modified or amended except by an instrument in writing signed by each of the parties, except that following approval by the Cooper shareholders or Eaton shareholders there will be no further amendment which by law requires further approval by the Cooper shareholders or Eaton shareholders without such further approval. No delay or omission by either party to the transaction agreement in exercising any right, power or remedy provided by law or under the transaction agreement will operate as a waiver of it.

Specific Performance; Third-Party Beneficiaries

All parties agreed in the transaction agreement that damages would not be an adequate remedy for any breach of the transaction agreement. Accordingly, each party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the transaction agreement.

The transaction agreement is not intended to confer upon any person other than Cooper and the Eaton Parties any rights or remedies with the exception of:

1.	the rights of the specified directors, officers and employees to certain indemnification and insurance; and

2.	certain rights provided to the financing sources of Eaton in the transaction agreement.

EXPENSES REIMBURSEMENT AGREEMENT

The following is a summary of certain material terms of the expenses reimbursement agreement. This summary is qualified in its entirety by reference to the expenses reimbursement agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex C. We encourage you to read the expenses reimbursement agreement carefully and in its entirety.

Concurrently with the execution of the transaction agreement, Cooper and Eaton entered into the expenses reimbursement agreement dated May 21, 2012. Under the expenses reimbursement agreement, which has been approved by the Irish Takeover Panel, Cooper has agreed to reimburse all documented, specific and quantifiable third-party costs and expenses incurred by Eaton, or on its behalf, for the purposes of, in preparation for, or in connection with the acquisition including (but not limited to) exploratory work carried out in contemplation of and in connection with the transaction, legal, financial and commercial due diligence, arranging financing and engaging advisors to assist in the process, up to 1% of the total value of the issued share capital of Cooper, or approximately $118 million, as ascribed by the terms of the acquisition. Cooper has agreed to so reimburse Eaton if:

•	(i) the transaction agreement is terminated in any of the following circumstances:

•

by Eaton because the board of directors of Cooper or any committee thereof withdraws or modifies in any manner adverse to Eaton (or proposes publicly to do the same) its recommendation that the shareholders of Cooper approve the scheme;

•	by Eaton because the board of directors of Cooper approves, recommends or declares advisable (or proposes publicly to do the same) any Cooper Alternative Proposal; or

•	by Cooper, at any time prior to obtaining the Cooper shareholder approval, in order to enter into any agreement providing for a Cooper Superior Proposal;

•	(ii) all of the following occur:

•

prior to the special court-ordered meeting, a Cooper Alternative Proposal (other than a Cooper Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make such a Cooper Alternative Proposal and, in each case, not publicly withdrawn such Cooper Alternative Proposal at the time the transaction agreement is terminated by Cooper or Eaton for the reason that the special court-ordered meeting or the EGM shall have been completed and the applicable resolutions are not approved by the requisite percentages (it being understood that for the purposes of this clause, references to “25%” and “75%” in the definition of Cooper Alternative Proposal will be deemed to refer to “50%”); and

•	a definitive agreement providing for a Cooper Alternative Proposal is entered into within 9 months after such termination and such Cooper Alternative Proposal is consummated; or

•	(iii) all of the following occur:

•

prior to the special court-ordered meeting, a Cooper Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make such Cooper Alternative Proposal and, in each case, not publicly withdrawn such Cooper Alternative Proposal at the time the transaction agreement is terminated by Eaton because Cooper breached or failed to perform in any material respect any of its covenants or other agreements contained in the transaction agreement, which would result in a failure of the conditions to the scheme or of the conditions to Eaton’s and its related parties’ obligations to effect the acquisition, with such breach not reasonably capable of being cured by the first anniversary of the date of the transaction agreement (it being understood that for the purposes of this clause, references to “25%” and “75%” in the definition of Cooper Alternative Proposal will be deemed to refer to “50%”); and

•	a Cooper Alternative Proposal is consummated, or a definitive agreement providing for a Cooper Alternative Proposal is entered into, within 9 months after such termination.

Upon Eaton becoming entitled to a reimbursement payment, Cooper will have no further liability in connection with the termination of the transaction agreement, except for liability for intentional breach, fraud or as provided in the confidentiality agreement between Cooper and Eaton dated August 9, 2010.

Goldman Sachs has confirmed in writing to the Irish Takeover Panel that in the opinion of Goldman Sachs and Cooper in the context of the acquisition, the Expenses Reimbursement Agreement is in the best interests of Cooper and the Cooper shareholders.

FINANCING RELATING TO THE TRANSACTION

On May 21, 2012, Merger Sub entered into a 364-day bridge loan credit agreement (the “Bridge Credit Agreement”) among Merger Sub, New Eaton, Turlock, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”). Under the Bridge Credit Agreement, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A. and Citibank, N.A. committed to provide Merger Sub with unsecured financing in an aggregate principal amount of up to $6,750,000,000.

Citigroup Global Markets Limited and Morgan Stanley & Co. Limited are satisfied that resources are available to Eaton sufficient to satisfy in full the cash consideration payable pursuant to the scheme.

The initial borrower under the Bridge Credit Agreement will be Merger Sub until such time as the merger and the acquisition are consummated, at which point Eaton, as the surviving entity of the merger, will be the borrower. New Eaton, Turlock and Eaton Sub provided or will provide guarantees of the bridge facility. In addition, certain domestic subsidiaries of Eaton will accede to the Bridge Credit Agreement as guarantors simultaneously with the consummation of the merger and the acquisition and, within forty days of the acquisition, Cooper and certain of its subsidiaries will accede to the Bridge Credit Agreement as guarantors.

The bridge facility will be available in a single drawing on the acquisition closing date (the closing date of the Bridge Credit Agreement, the “Closing Date”) with such proceeds being used to (i) finance the cash portion of the consideration to be paid to the shareholders and equity award holders of Cooper and (ii) pay related fees and expenses. The Closing Date is conditioned on, among other things, the consummation of the merger and the acquisition, the accession of certain domestic subsidiaries of Eaton as guarantors and the absence of certain events of default under the Bridge Credit Agreement. The facility will mature on the first anniversary of the Closing Date with all outstanding loans payable in full on such date.

The borrower has the option to voluntarily prepay the loans at any time without premium or penalty. The Bridge Credit Agreement requires mandatory prepayments with the net cash proceeds of certain asset sales or debt or equity issuances subject to customary exceptions, reinvestment rights and minimums. The Bridge Credit Agreement also contains customary events of default, upon the occurrence and during the continuance of which, the loans and other amounts outstanding under the Bridge Credit Agreement could be accelerated by the lenders. Additionally, the loan parties are subject to certain affirmative and negative covenants under the Bridge Credit Agreement.

A copy of the Bridge Credit Agreement is filed as an exhibit to the Current Report on Form 8-K filed by Eaton on May 24, 2012, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ]. You are urged to read the Bridge Credit Agreement carefully.

Neither the payment of interest on, nor the repayment of, or security for, any liability (contingent or otherwise) in connection with the Bridge Credit Agreement, will depend on the financial results of Cooper.

CREATION OF DISTRIBUTABLE RESERVES OF NEW EATON

Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in New Eaton’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act 1963. Distributable reserves generally means the accumulated realized profits of New Eaton less accumulated realized losses of New Eaton and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of New Eaton are equal to, or in excess of, the aggregate of New Eaton’s called up share capital plus undistributable reserves and the distribution does not reduce New Eaton’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Eaton’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Eaton’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. Please see “Description of New Eaton Ordinary Shares—Dividends” and “Description of New Eaton Ordinary Shares—Share Repurchases, Redemptions and Conversions.”

Immediately following the transaction, the unconsolidated balance sheet of New Eaton will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of “share capital” (equal to the aggregate par value of the New Eaton shares issued pursuant to the transaction) and “share premium” resulting from (i) the issuance of New Eaton shares in the proposed transaction and (ii) a subscription for New Eaton shares by Eaton Sub prior to the merger. The share premium arising shall be equal to (1) the sum of (a) the aggregate market value of the Cooper ordinary shares as of the close of trading on the NYSE on the day the transaction is completed, less the cash consideration paid to the Cooper shareholders pursuant to the acquisition, and (b) the subscription price for the New Eaton shares subscribed for by Eaton Sub prior to the merger less (2) the nominal value of New Eaton’s ordinary share capital.

The Eaton common shareholders are being asked at the Eaton special meeting and the Cooper shareholders are being asked at the Cooper EGM to approve a proposal to reduce the share premium of New Eaton to allow the creation of distributable reserves of New Eaton. If the shareholders of both Eaton and Cooper approve the creation of distributable reserves and the transaction is completed, such approval will facilitate New Eaton seeking to obtain the approval of the Irish High Court, which is required for the creation of distributable reserves to be effective, as soon as practicable following the completion of the transaction. New Eaton is expected to obtain the approval of the Irish High Court within 15 weeks after completion of the transaction.

Prior to completion of the transaction, the current shareholders of New Eaton will have unanimously passed a resolution that would create distributable reserves following completion of the transaction and obtaining the required approval of the Irish High Court by converting to distributable reserves all or substantially all of the share premium of New Eaton.

The approval of the distributable reserves proposal is not a condition to the completion of the transaction and whether or not it is approved will have no impact on the completion of the transaction. Accordingly, if the shareholders of Cooper and Eaton approve the transaction but either the shareholders of Cooper or of Eaton (or both) do not approve the distributable reserves proposal, the transaction will still be completed. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of the New Eaton group, New Eaton will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the transaction, including under the current share repurchase plans of Eaton, until such time as New Eaton has created distributable reserves through the generation of future profits from its operations. In addition, although New Eaton is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

EATON SHAREHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act, Eaton is providing its shareholders with the opportunity to cast a non-binding advisory vote at the special meeting on the compensation that may be paid or become payable to its named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Eaton is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Eaton’s named executive officers in connection with the transaction, as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Transaction—Interests of Certain Persons in the Transaction—Eaton—Quantification of Payments and Benefits to Eaton’s Named Executive Officers” including the associated narrative discussion, are hereby APPROVED.”

Required Vote

The vote on executive compensation payable in connection with the transaction is a vote separate and apart from the vote to approve the transaction. Accordingly, you may vote to approve the executive compensation and vote not to approve the transaction and vice versa. Because the vote is advisory in nature only, it will not be binding on Eaton.

The affirmative vote of holders of a majority of the Eaton common shares outstanding and entitled to vote is required to approve, on a non-binding, advisory basis, specified compensatory arrangements between Eaton and its named executive officers relating to the transaction agreement. This proposal is advisory and therefore not binding on the board of directors. Because the vote required to approve this proposal is based upon the total number of outstanding Eaton common shares, abstentions, failures to vote and broker non-votes will have the same effect as a vote against such proposal.

The merger and the acquisition are not conditioned on approval of this proposal.

Recommendation

The board of directors of Eaton recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the specified compensatory arrangements between Eaton and its named executive officers relating to the transaction.

In considering the recommendation of the board of directors of Eaton, you should be aware that certain directors and executive officers of Eaton will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Eaton.”

COOPER SHAREHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act, Cooper is providing its shareholders with the opportunity to cast a non-binding advisory vote at the EGM on the compensation that may be paid or become payable to its named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Cooper is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Cooper’s named executive officers in connection with the transaction, as disclosed in the table in the section of the joint proxy statement/prospectus entitled “Interests of Certain Persons in the Transaction—Cooper—Quantification of Payments and Benefits to Cooper’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

Required Vote

The vote on executive compensation payable in connection with the transaction is a vote separate and apart from the vote to approve the transaction. Accordingly, you may vote to approve the executive compensation and vote not to approve the transaction and vice versa. Because the vote is advisory in nature only, it will not be binding on either Cooper or Eaton. Accordingly, because Cooper is contractually obligated to pay the compensation under existing arrangements, the compensation will be payable, subject only to the conditions applicable thereto, if the transaction is approved and regardless of the outcome of the advisory vote.

The affirmative vote of the holders of at least a majority of the votes cast by the holders of Cooper ordinary shares present and voting, either in person or by proxy, is required to approve, on a non-binding advisory basis, specified compensatory arrangements between Cooper and its named executive officers relating to the transaction. Because the vote required to approve this proposal by Cooper shareholders is based on votes properly cast at the meeting, and because abstentions and broker non-votes are not considered votes properly cast, abstentions and broker non-votes, along with failures to vote, will have no effect on this proposal.

The merger and the acquisition are not conditioned on approval of this proposal.

Recommendation

The board of directors of Cooper recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the specified compensatory arrangements between Cooper and its named executive officers relating to the transaction.

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Cooper.”

COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Eaton common shares and Cooper ordinary shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Cooper by Eaton as if the transaction had occurred on June 30, 2012 for book value per share data and as of January 1, 2011 for net income per share data.

The pro forma per share balance sheet information combines Eaton’s June 30, 2012 unaudited condensed consolidated balance sheet with Eaton Corporation Limited’s unaudited consolidated balance sheet and Cooper’s June 30, 2012 unaudited consolidated balance sheet. The pro forma per share income statement information for the year ended December 31, 2011 combines Eaton’s audited consolidated statement of income for the year ended December 31, 2011 with Cooper’s audited consolidated income statement for the year ended December 31, 2011. The pro forma per share income statement information for the six months ended June 30, 2012 combines Eaton’s unaudited consolidated statement of income for the six months ended June 30, 2012 with Cooper’s unaudited consolidated income statement for the six months ended June 30, 2012. Eaton Corporation Limited was formed in May 2012 for purposes of facilitating the acquisition and does not maintain any material balances nor has it had any material activity since formation. The Cooper unaudited pro forma equivalent data per common share financial information is calculated by multiplying the combined unaudited pro forma data per common share amounts by the exchange ratio (0.77479 shares of New Eaton common stock for each share of Cooper common stock). The exchange ratio does not include the $39.15 per share cash portion of the transaction consideration.

The following information should be read in conjunction with the audited financial statements of Eaton and Cooper, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Eaton Corporation Limited Consolidated Balance Sheet” sections of this joint proxy statement/prospectus, beginning on page [    ] and [    ], respectively. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the six months ended June 30, 2012	As of and for the year ended December 31, 2011
Eaton Historical Data per Common Share
Net income per common share
Diluted	$2.04	$3.93
Basic	2.06	3.98
Cash dividends declared per common share	0.76	1.36
Book value per common share	$23.51	$22.34

	As of and for the six months ended June 30, 2012	As of and for the year ended December 31, 2011
Cooper Historical Data per Common Share
Net income from continuing operations per common share
Diluted	$2.17	$3.87
Basic	2.19	3.91
Cash dividends declared per common share	0.62	1.16
Book value per common share	$24.08	$22.34

	As of and for the six months ended June 30, 2012	As of and for the year ended December 31, 2011
Eaton Corporation Limited Combined Unaudited Pro Forma Data per Common Share
Net income from continuing operations per common share
Diluted	$1.96	$3.64
Basic	1.98	3.68
Cash dividends declared per common share(1)	0.76	1.36
Book value per common share(2)	$28.52	N/A

	As of and for the six months ended June 30, 2012	As of and for the year ended December 31, 2011
Cooper Unaudited Pro Forma Equivalent Data per Common Share
Net income from continuing operations per common share
Diluted	$1.52	$2.82
Basic	1.53	2.85
Cash dividends declared per common share	0.59	1.05
Book value per common share(2)	$22.10	N/A

(1)	Same as Eaton historical as there has been no change in dividend policy.

(2)	Pro forma book value per share is not meaningful as of December 31, 2011, as purchase accounting adjustments were calculated as of June 30, 2012.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Eaton common shares are listed and traded on the NYSE under the symbol “ETN.” Cooper ordinary shares are listed and traded on the NYSE under the symbol “CBE.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Eaton common shares and the high and low sales prices per share of Cooper ordinary shares, in each case as reported on the NYSE, as adjusted for all stock splits or stock dividends. In addition, the table also sets forth the quarterly cash dividends per share declared by Eaton with respect to its common shares and Cooper with respect to its ordinary shares. On September 13, 2012, the record date for the Eaton special meeting, there were [—] shares of Eaton common shares outstanding. On September 13, 2012, the record date for the Cooper special meetings, there were [—] Cooper ordinary shares outstanding.

	Eaton Corporation			Cooper Industries, plc
	High	Low	Dividends Declared	High	Low	Dividends Declared
For the quarterly period ended:
2009
March 31, 2009	$26.67	$15.01	$0.25	$31.33	$18.86	$0.25
June 30, 2009	$24.88	$18.02	$0.25	$36.64	$24.71	$0.25
September 30, 2009	$30.33	$20.14	$0.25	$38.89	$28.76	$0.25
December 31, 2009	$33.53	$26.98	$0.25	$44.99	$36.25	$0.25

2010
March 31, 2010	$38.47	$30.42	$0.25	$48.00	$41.16	$0.27
June 30, 2010	$40.89	$32.66	$0.25	$51.74	$43.91	$0.27
September 30, 2010	$42.17	$31.48	$0.29	$49.28	$41.01	$0.27
December 31, 2010	$51.35	$40.49	$0.29	$59.65	$47.97	$0.27

2011
March 31, 2011	$56.49	$48.57	$0.34	$65.95	$57.57	$0.29
June 30, 2011	$56.42	$45.79	$0.34	$70.00	$57.52	$0.29
September 30, 2011	$53.23	$33.97	$0.34	$62.82	$41.15	$0.29
December 31, 2011	$47.44	$33.09	$0.34	$56.85	$43.52	$0.29

2012
March 31, 2012	$53.06	$44.73	$0.38	$64.37	$53.30	$0.31
June 30, 2012	$50.29	$36.94	$0.38	$72.21	$55.40	$0.31
September 30, 2012 (through [—], 2012)

DESCRIPTION OF NEW EATON ORDINARY SHARES

The following description of New Eaton’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts and the complete text of New Eaton’s memorandum and articles of association, which will be substantially in the form attached as Annex D to this joint proxy statement/prospectus. You should read those laws and documents carefully.

There are differences between Eaton’s regulations and articles of incorporation and New Eaton’s memorandum and articles of association as they will be in effect after the closing. See “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares.”

There are also differences between Cooper’s current memorandum and articles of association and New Eaton’s memorandum and articles of association as they will be in effect after the closing. Certain provisions of Cooper’s current memorandum and articles of association will not be replicated in the New Eaton memorandum and articles of association, and certain provisions will be included in the New Eaton memorandum and articles of association although they are not in Cooper’s current memorandum and articles of association. See “Comparison of the Rights of Holders of Cooper Ordinary Shares and New Eaton Ordinary Shares.”

Except where otherwise indicated, the description below reflects New Eaton’s memorandum and articles of association as those documents will be in effect as of the effective time of the scheme. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the memorandum and articles of association of New Eaton as they will be in effect from and after the completion of the transaction.

Capital Structure

Authorized Share Capital

Immediately prior to the completion of the transaction, the authorized share capital of New Eaton will be €40,000 and $7,610,000, comprised of 40,000 deferred ordinary shares, par value €1.00 per share, which are referred to in this joint proxy statement/prospectus as the Euro Deferred Shares, 750,000,000 ordinary shares par value $0.01 per share, 10,000 A preferred shares par value $1.00 per share and 10,000,000 serial preferred shares par value $0.01 per share.

New Eaton may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of New Eaton may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of New Eaton authorize the board of directors of New Eaton to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, which is expected to be effective before the completion of the acquisition.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in New Eaton’s articles of association. New Eaton’s articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by New Eaton, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights. The holders of the serial preferred shares will be entitled to a quarterly dividend at a rate to be determined by the board of directors. The holders of the serial preferred shares will be entitled to any payments of dividends on any other class of shares in New Eaton ranking junior to them. The holders of serial preferred shares will also be entitled to one vote for each serial preferred share, and such holders will vote together with the holders of ordinary shares as one class on all matters.

The holders of the A preferred shares will be entitled in priority to any payments of dividends on any other class of shares in the company to be paid annually a fixed non-cumulative preferential dividend at the rate of 6% per annum and in addition on a return of assets, whether on liquidation or otherwise, the A preferred shares will entitle the holders to repayment of the capital paid up on those shares (including any share premium) in priority to any repayment of capital to the holder(s) of any other shares. The holders of the A preferred shares will not be entitled to any further participation in the assets or profits of the company nor will the holders of the A preferred shares be entitled to receive notice of, nor to attend, speak or vote at any general meeting of New Eaton.

Irish law does not recognize fractional shares held of record. Accordingly, New Eaton’s articles of association will not provide for the issuance of fractional shares of New Eaton, and the official Irish register of New Eaton will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of New Eaton would result in any New Eaton shareholder becoming entitled to fractions of a share, the New Eaton board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the Shareholders who would have been entitled to the fractions. For the purpose of any such sale the Board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

Based on the number of Cooper shares outstanding as of the record date, New Eaton is expected to issue approximately [            ] ordinary shares with a nominal value of $0.01 per share to the former shareholders of Cooper on completion of the transaction. In connection with the completion of the transaction, a number of ordinary shares with a par value of $0.01 per share will be delivered to the Eaton shareholders that is equal to the number of Eaton common shares outstanding as of the closing date. In addition, prior to the re-registration of New Eaton as a public limited company New Eaton will have issued 10,000 A preferred shares to Matheson Ormsby Prentice Solicitors, Irish tax counsel to Eaton (“MOP”) or, at the request of MOP, to a company wholly owned by MOP, for services to be rendered by MOP. All shares issued upon consummation of the transaction will be issued as fully paid-up and non-assessable.

Preemption Rights, Share Warrants and Share Options

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Eaton has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of New Eaton cast at a general meeting (referred to under Irish law as a “special resolution”), New Eaton’s articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Eaton on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee stock option or similar equity plan.

The memorandum and articles of association of New Eaton provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which New Eaton is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. New Eaton will be subject to the rules of the NYSE and the Code that require shareholder approval of certain equity plan and share issuances. New Eaton’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the transaction, New Eaton will assume Eaton’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Eaton are equal to, or in excess of, the aggregate of New Eaton’s called up share capital plus undistributable reserves and the distribution does not reduce New Eaton’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Eaton’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Eaton’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not New Eaton has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of New Eaton. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of New Eaton’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although New Eaton will not have any distributable reserves immediately following the effective time, Cooper, Eaton and New Eaton are taking steps to create such distributable reserves, which includes the proposal to create distributable reserves on which Eaton and Cooper shareholders will vote at the relevant special meetings. Please see “Risk Factors,” “Creation of Distributable Reserves of New Eaton,” “Special Meeting of Eaton’s Shareholders” and “Special Meetings of Cooper’s Shareholders.”

New Eaton’s memorandum and articles of association authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the New Eaton shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of New Eaton will participate equally in respect of any dividend which may be declared in respect of ordinary shares by New Eaton.

The directors of New Eaton may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Eaton in relation to the shares of New Eaton.

The directors may also authorize New Eaton to issue shares with preferred rights to participate in dividends declared by New Eaton. The holders of preferred shares may, depending on their terms, rank senior to the New Eaton ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

The holders of the A preferred shares will be entitled in priority to any payments of dividends on any other class of shares in the company to be paid annually a fixed non-cumulative preferential dividend at the rate of 6% per annum. The holders of the serial preferred shares will be entitled to any payments of dividends on any other class of shares in New Eaton ranking junior to them.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Certain Tax Consequences of the Transaction—Irish Tax Considerations—Withholding Tax on Dividends.”

Share Repurchases, Redemptions and Conversions

Overview

New Eaton memorandum and articles of association provide that any ordinary share which New Eaton has agreed to acquire shall be deemed to be a redeemable share, unless the Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by New Eaton will technically be effected as a redemption of those shares as described below under “Description of New Eaton Ordinary Shares—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by New Eaton.” If the articles of association of New Eaton did not contain such provision, all repurchases by New Eaton would be subject to many of the same rules that apply to purchases of New Eaton ordinary shares by subsidiaries described below under “Description of New Eaton Ordinary Shares—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of New Eaton” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of New Eaton places limitations on the right of nonresident or foreign owners to vote or hold New Eaton ordinary shares. Except where otherwise noted, references elsewhere in this joint proxy statement/prospectus to repurchasing or buying back ordinary shares of New Eaton refer to the redemption of ordinary shares by New Eaton or the purchase of ordinary shares of New Eaton by a subsidiary of New Eaton, in each case in accordance with the New Eaton memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by New Eaton

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. As described in “Creation of Distributable Reserves of New Eaton,” New Eaton will not have any distributable reserves immediately following the effective time, however, it will take steps to create such distributable reserves. Please see also “Description of New Eaton Ordinary Shares—Dividends” and “Risk Factors.” New Eaton may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Eaton. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of New Eaton’s articles described above, shareholder approval will not be required to redeem New Eaton shares.

New Eaton may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Eaton’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Eaton at any time must not exceed 10% of the nominal value of the issued share capital of New Eaton. New Eaton may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Eaton or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Eaton

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of New Eaton either on-market or off-market. For a subsidiary of New Eaton to make on-market purchases of New Eaton ordinary shares, the shareholders of New Eaton must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of New Eaton ordinary shares is required. For an off-market purchase by a subsidiary of New Eaton, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of New Eaton.

In order for a subsidiary of New Eaton to make an on-market purchase of New Eaton’s shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of New Eaton will be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by the subsidiaries of New Eaton at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Eaton. While a subsidiary holds shares of New Eaton, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of New Eaton by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

New Eaton’s articles of association provide that New Eaton will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such New Eaton share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as New Eaton and will only be applicable to shares of New Eaton that have not been fully paid up.

Consolidation and Division; Subdivision

Under its articles of association, New Eaton may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

New Eaton may, by ordinary resolution, reduce its authorized share capital in any way. New Eaton also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

New Eaton will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Eaton’s fiscal year-end. New Eaton plans to hold its first annual general meeting in 2013 if the transaction is consummated.

Notice of an annual general meeting must be given to all New Eaton shareholders and to the auditors of New Eaton. The articles of association of New Eaton provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of New Eaton may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of New Eaton carrying voting rights or (iii) on requisition of New Eaton’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all New Eaton shareholders and to the auditors of New Eaton. Under Irish law and New Eaton’s articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of New Eaton, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Eaton board of directors has 21 days to convene a meeting of New Eaton shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Eaton’s receipt of the requisition notice.

If the board of directors becomes aware that the net assets of New Eaton are not greater than half of the amount of New Eaton’s called-up share capital, the directors of New Eaton must convene an extraordinary general meeting of New Eaton shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The articles of association of New Eaton provide that no business shall be transacted at any general meeting unless a quorum is present. Three shareholders present in person or by proxy at any meeting of shareholders shall constitute a quorum for such meeting but no action required by law or the articles of association of New Eaton to be authorized or taken by holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion.

Voting

New Eaton’s articles of association provide that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in New Eaton’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by New Eaton articles of association, which permit shareholders to notify New Eaton of their proxy appointments electronically, in writing or in such other manner as may be approved by the New Eaton board.

In accordance with the articles of association of New Eaton, the directors of New Eaton may from time to time authorize New Eaton to issue serial preferred shares. These serial preferred shares will have one vote for each such share and in certain circumstances will provide the holders of such shares an entitlement to elect two members of the board. Treasury shares or shares of New Eaton that are held by subsidiaries of New Eaton will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(a)	amending the objects or memorandum of association of New Eaton;

(b)	amending the articles of association of New Eaton;

(c)	approving a change of name of New Eaton;

(d)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(e)	opting out of preemption rights on the issuance of new shares;

(f)	re-registration of New Eaton from a public limited company to a private company;

(g)	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

(h)	purchase of own shares off-market;

(i)	reduction of issued share capital;

(j)	sanctioning a compromise/scheme of arrangement;

(k)	resolving that New Eaton be wound up by the Irish courts;

(l)	resolving in favor of a shareholders’ voluntary winding-up;

(m)	re-designation of shares into different share classes; and

(n)	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the New Eaton articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of New Eaton must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of two-thirds of all the votes of that class of shares.

The provisions of the articles of association of New Eaton relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of three shareholders present in person or by proxy or in the case of a class with three or fewer members, one person present in person or by proxy.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Eaton and any act of the Irish Government which alters the memorandum of New Eaton; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Eaton; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Eaton; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Eaton which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of New Eaton will also have the right to inspect all books, records and vouchers of New Eaton. The auditors’ report must be circulated to the shareholders with New Eaton’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at New Eaton’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

(a)	a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b)	through a tender or takeover offer by a third party for all of the shares of New Eaton. Where the holders of 80% or more of New Eaton’s shares have accepted an offer for their shares in New Eaton, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of New Eaton were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

(c)	it is also possible for New Eaton to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution. If New Eaton is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to New Eaton shareholders is not all in the form of cash, New Eaton shareholders may be entitled to require their shares to be acquired at fair value.

The affirmative vote or written consent of the holders of shares entitling them to exercise two-thirds of the voting power of New Eaton, given in person or by proxy at a meeting called for the purpose, shall be necessary to approve:

(a)	the sale, exchange, lease, transfer or other disposition by New Eaton of all, or substantially all, of its assets or business;

(b)	the consolidation of New Eaton, or its merger, into another company;

(c)	the merger into New Eaton of another company or companies if the merger involves the issuance or transfer by New Eaton to the shareholders of the other constituent company or companies of such number of shares of New Eaton as entitle the holders thereof to exercise at least one-sixth of the voting power of New Eaton in the election of directors immediately after the consummation of the merger;

(d)

a combination or majority share acquisition in which New Eaton is the acquiring company and its voting shares are issued or transferred to another company if the combination or majority share acquisition involves the issuance or transfer by New Eaton to the shareholders of the other company or companies of such number of shares of New Eaton as entitle the holders thereof to exercise at least one-sixth of the voting power of New Eaton in the election of directors immediately after the consummation of the combination or majority share acquisition; or

(e)	to approve any agreement, contract or other arrangement providing for any of the transactions described in subparagraph (a) above.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as New Eaton and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, New Eaton shareholders must notify New Eaton if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of New Eaton; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of New Eaton ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of New Eaton, the shareholder must notify New Eaton of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of New Eaton (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. New Eaton must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any New Eaton shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, New Eaton, under the Companies Acts, may, by notice in writing, require a person whom New Eaton knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in New Eaton’s relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the shares of New Eaton, to provide additional information, including the person’s own past or present interests in shares of New Eaton. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, New Eaton may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from New Eaton on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event New Eaton is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in New Eaton securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Eaton will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(a)	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b)	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c)	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d)	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e)	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f)	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g)	a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in New Eaton may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in New Eaton at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in New Eaton, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in New Eaton would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of New Eaton, the offer price must be no less than the highest price paid for New Eaton ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of New Eaton (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of New Eaton or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per New Eaton ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of New Eaton in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of New Eaton. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of New Eaton is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of New Eaton and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the New Eaton board of directors is not permitted to take any action which might frustrate an offer for the shares of New Eaton once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by New Eaton’s shareholders at a general meeting; or

(b)	the Irish Takeover Panel has given its consent, where:

(i)	it is satisfied the action would not constitute frustrating action;

(ii)	New Eaton shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the New Eaton memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “Description of New Eaton Ordinary Shares—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “Description of New Eaton Ordinary Shares—Preemption Rights, Share Warrants and Share Options,” “Description of New Eaton Ordinary Shares—Disclosure of Interests in Shares,” “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares—Removal of Directors; Vacancies,” “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares—Amendments of Governing Documents,” “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares—Calling Special Meetings of Shareholders” and “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares—Advance Notice of Director Nominations and Other Shareholder Proposals.”

Corporate Governance

The articles of association of New Eaton allocate authority over the day-to-day management of New Eaton to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of New Eaton. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office.

New Eaton intends to replicate the existing committees that are currently in place for Eaton, which include an Audit and Risk Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. It also is the intention of New Eaton to adopt Eaton’s current Reporting Procedures for Auditing and Accounting, Internal Control Matters and Illegal or Unethical Behavior and No Retaliation Policy, Audit and Non-Audit Services Pre-Approval Policy, Charter of the Lead Independent Director, Insider Trading Policy, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of New Eaton is Eaton Corporation Limited. New Eaton was incorporated in Ireland on May 4, 2012 as a private limited company, under the name Abeiron Limited (registration number 512978). New Eaton’s fiscal year ends on 31 December and New Eaton’s registered address is 70 Sir John Rogerson’s Quay, Dublin 2. For more information regarding New Eaton, see “Information About the Companies.”

Appointment of Directors

The Companies Acts provide for a minimum of two directors. New Eaton’s memorandum and articles of association provide that the number of directors will be not less than 9 and not more than 18. At the completion of the transaction, assuming each of the current directors of Eaton and 2 of the current directors of Cooper becomes a director of New Eaton, the New Eaton board will consist of 12 members. Although the Eaton regulations provide that the number of directors elected within the minimum and maximum fixed by the regulations will be determined by the board of directors, the New Eaton articles of association do not include analogous provisions because Irish law does not recognize the concept of “board size” within the minimum and maximum number of directors. The fixed maximum and fixed minimum number of directors may be fixed or changed by resolution adopted by the vote of shareholders entitled to exercise two-thirds of the voting power of the shares represented at a meeting called to elect directors in person or by proxy at such meeting and entitled to vote at such election. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. Directors of New Eaton will be elected by way of an ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. If the number of the Directors is reduced below the fixed minimum number, the remaining Director or Directors shall appoint as soon as practicable, an additional Director or additional Directors to make up such minimum or shall convene a general meeting of New Eaton for the purpose of making such appointment. Each director of New Eaton must retire from office at each annual shareholder meeting and shall be re-eligible for re-election.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Eaton in respect of his removal.

The board of directors may fill any vacancy occurring on the board of directors. If the New Eaton board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on the board of directors created by the removal of a director may be filled by the New Eaton board of directors.

Duration; Dissolution; Rights upon Liquidation

New Eaton’s duration will be unlimited. New Eaton may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. New Eaton may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Eaton has failed to file certain returns.

The rights of the shareholders to a return of New Eaton’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in New Eaton’s articles of association or the terms of any preferred shares issued by the directors of New Eaton from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of New Eaton. If the memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. New Eaton’s articles of association provide that the ordinary shareholders of New Eaton are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the A preferred shares and serial preferred shares to participate under the terms of any series or class of such shares.

Uncertificated Shares

Holders of ordinary shares of New Eaton will have the right upon request to require New Eaton to issue certificates for their shares. Subject to any such requests, New Eaton intends only to issue uncertificated ordinary shares.

Stock Exchange Listing

Eaton intends to file a listing application with the NYSE in respect of the New Eaton ordinary shares that the former shareholders of Cooper will receive pursuant to the acquisition and that holders of Eaton common shares will receive in the merger. It is expected that following the effective time, the New Eaton ordinary shares are expected to be listed under the symbol “ETN”—the same symbol under which Eaton’s common shares are currently listed on the NYSE. New Eaton’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The New Eaton ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for New Eaton will maintain the share register, registration in which will be determinative of membership in New Eaton. A shareholder of New Eaton who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in New Eaton’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on New Eaton’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on New Eaton’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of New Eaton ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. New Eaton’s articles of association allow New Eaton, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, New Eaton is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the New Eaton ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in New Eaton ordinary shares has been paid unless one or both of such parties is otherwise notified by New Eaton.

New Eaton’s memorandum and articles of association, as they will be in effect as of the completion of the transaction, delegate to New Eaton’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of New Eaton ordinary shares occurring through normal electronic systems, New Eaton intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that New Eaton notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from New Eaton for this purpose) or request that New Eaton execute an instrument of transfer on behalf of the transferring party in a form determined by New Eaton. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to New Eaton’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on New Eaton’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

COMPARISON OF THE RIGHTS OF HOLDERS OF EATON COMMON SHARES AND

NEW EATON ORDINARY SHARES

The rights of the shareholders of Eaton and the relative powers of Eaton’s board of directors are governed by the laws of the State of Ohio, including the Ohio General Corporation Law (“OGCL”), and Eaton’s articles of incorporation and regulations. As a result of the transaction, each outstanding Eaton common share and all associated rights will be canceled and automatically converted into the right to receive one New Eaton ordinary share. Because New Eaton will be, at the effective time, a public limited company organized under the laws of Ireland, the rights of the shareholders of New Eaton will be governed by applicable Irish law, including the Companies Acts, and by New Eaton’s memorandum and articles of association.

Many of the principal attributes of Eaton common shares and New Eaton’s ordinary shares will be similar. However, there are differences between the rights of shareholders of Eaton under Ohio law and the rights of shareholders of New Eaton following the transaction under Irish law. In addition, there are differences between Eaton’s articles of incorporation and regulations and New Eaton’s memorandum and articles of association as they will be in effect from and after the effective time. The material differences between the governing documents of Eaton and those of New Eaton are required by Irish law or are necessary in order to preserve the current rights of shareholders and powers of the board of directors of Eaton following the transaction.

The following is a summary comparison of the material differences between the rights of Eaton shareholders under the OGCL and the Eaton articles of incorporation and regulations and the rights Eaton shareholders will have as shareholders of New Eaton under the Companies Acts and New Eaton’s memorandum and articles of association effective upon the consummation of the transaction. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on Eaton’s or New Eaton’s governance or other policies. Such rights, obligations or provisions generally apply equally to the Eaton common shares and the New Eaton ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Eaton’s articles of incorporation and regulations and New Eaton’s memorandum and articles of association as they will be in effect from and after the completion of the transaction. The form of New Eaton’s memorandum and articles of association substantially as they will be in effect from and after the completion of the transaction are attached as Annex D to this joint proxy statement/prospectus. The Eaton articles of incorporation and regulations are incorporated by reference herein. See “Where You Can Find More Information.” You are also urged to carefully read the relevant provisions of the OGCL and the Companies Acts for a more complete understanding of the differences between being a shareholder of Eaton and a shareholder of New Eaton.

	Eaton	New Eaton
Authorized and Outstanding Capital Stock

The authorized share capital of Eaton is 514,106,394 shares, of which 500,000,000 are common shares, par value $0.50 per share, and 14,106,394 shares are serial preferred shares, without par value.

As of September 13, 2012, the record date for the special meeting, Eaton had [—] common shares issued and outstanding. There are no shares of preferred stock issued and outstanding. The Eaton articles of incorporation and Ohio law permit the board

Immediately prior to the completion of the transaction, the authorized share capital of New Eaton will be €40,000 and $7,610,000, comprised of 40,000 Euro Deferred Shares par value €1.00 per share, 750,000,000 ordinary shares par value $0.01 per share, 10,000 A preferred shares par value $1.00 per share and 10,000,000 serial preferred shares par value $0.01 per share. The authorized share capital includes 40,000 Euro Deferred Shares with a par value of €1 per share, even though there is no analogous authorization

	Eaton	New Eaton
	to issue new shares of authorized but unissued share capital, at such times and on such terms as the directors think proper, without obtaining additional shareholder approval up to the authorized maximum. The board may determine the class, rights and other terms that will attach to such shares.	in the Eaton regulations, in order to satisfy statutory requirements for the incorporation of all Irish public limited companies. The holders of the A preferred shares will be entitled in priority to any payments of dividends on any other class of shares in New Eaton to be paid annually a fixed non-cumulative preferential dividend at the rate of 6% per annum and in addition on a return of assets, whether on liquidation or otherwise, the A preferred shares will entitle the holders to repayment of the capital paid up on those shares (including any share premium) in priority to any repayment of capital to the holder(s) of any other shares. The holders of the A preferred shares will not be entitled to any further participation in the assets or profits of New Eaton nor will the holders of the A preferred shares, which are non-voting shares, be entitled to receive notice of, nor to attend, speak or vote at any general meeting of New Eaton.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, which does not have an analog under Ohio law, the articles of association of New Eaton authorize the board of directors of New Eaton to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (which is expected to be effective in the second half of calendar year 2012), even though the Eaton regulations do not include an analogous provision.

Consolidation and Division; Subdivision

Under Ohio law, a corporation’s articles of incorporation must state the authorized number and par value of shares with par value and the authorized number of shares without par value. To alter the authorized number and par value, if any, of Eaton’s shares, the Eaton articles of incorporation must be amended.

New Eaton’s articles of association provide that New Eaton may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

	Eaton	New Eaton

Reduction of Share Capital	The Eaton articles of incorporation authorize the board to decrease the authorized number of shares of any class or series to a number not less than the number of shares then outstanding.	New Eaton may, by ordinary resolution, reduce its authorized but unissued share capital in any way. New Eaton also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Irish Companies Acts.

Preemption Rights, Share Warrants and Share Options	Eaton’s shareholders do not have preemption rights.	Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Eaton has opted out of these preemption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, and there is no analogous provision of Ohio law, New Eaton’s articles of association provide that this opt-out must be so renewed in accordance with Irish statutory requirements, even though Eaton’s regulations do not include an analogous provision. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Eaton on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Under Irish law, New Eaton is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Irish Companies Acts.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under the Eaton articles of incorporation, the holders of Eaton common shares may receive dividends in accordance with Ohio law, if, when and as declared by the board of directors.

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created

Eaton	New Eaton

Under Ohio law, dividends shall not exceed the combination of the surplus of the corporation and the difference between (a) the reduction in surplus that results from the immediate recognition of the transaction obligation under SFAS no. 106 and (b) the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend or distribution if the corporation had elected to amortize its recognition of the transition obligation under SFAS no. 106.

Under Ohio law, dividends may be paid in cash, property or authorized but unissued shares or treasury shares. Dividends may not be paid in violation of another class of shares’ rights.

by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Eaton are equal to, or in excess of, the aggregate of New Eaton’s called up share capital plus undistributable reserves and the distribution does not reduce New Eaton’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Eaton’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Eaton’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not New Eaton has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of

New Eaton. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of New Eaton’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for Companies in Ireland).

New Eaton will be taking steps to create distributable reserves, which steps include the proposal to create distributable reserves on which Eaton’s shareholders will vote at its special meeting and on which Cooper’s shareholders will vote at the Cooper extraordinary general meeting.

New Eaton’s articles of association authorize the directors to declare dividends without shareholder approval to the extent they appear justified by profits. The New Eaton board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or

Eaton	New Eaton

cash. No dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The New Eaton board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Eaton in relation to the shares of New Eaton.

The holders of the A preferred shares will be entitled in priority to any payments of dividends on any other class of shares in the company to be paid annually a fixed non-cumulative preferential dividend at the rate of 6% per annum. The holders of the serial preferred shares will be entitled to any payments of dividends on any other class of shares in New Eaton ranking junior to them.

Repurchases / Redemptions

Under the Eaton articles of incorporation, the Eaton board may authorize the purchase of Eaton shares at any time. Under Ohio law, a corporation is prohibited from purchasing its own shares if such purchase would render the corporation insolvent.

Under the Eaton articles of incorporation, the Eaton board may set terms for any redemption rights of shares.

Under Ohio law, Eaton may retire treasury shares.

Repurchases / Redemptions

New Eaton’s articles of association provide that, unless the Board determines otherwise, any ordinary share that New Eaton has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by New Eaton may technically be effected as a redemption. Because Ohio law does not impose such requirements with respect to share repurchases by Eaton and we desired to preserve the status quo with respect to share repurchases to the greatest extent possible after the Transaction, the New Eaton articles of association provide any ordinary share that New Eaton has agreed to acquire shall be deemed to be a redeemable share, even though there is no analogous provision in the Eaton regulations.

Under Irish law, New Eaton may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. New Eaton may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Eaton. All redeemable shares must also be fully paid and the terms of redemption

Eaton	New Eaton

of the shares must provide for payment on redemption. New Eaton may also be given authority to purchase its own shares on market on a recognized stock exchange such as the NYSE or off market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Eaton’s subsidiaries.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by

New Eaton at any time must not exceed 10% of the nominal value of the issued share capital of New Eaton. New Eaton may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by New Eaton or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Eaton

Under Irish law, New Eaton’s subsidiaries may purchase shares of New Eaton either on market on a recognized stock exchange such as NYSE or off market.

For a subsidiary of New Eaton to make on market purchases of New Eaton ordinary shares, the shareholders of New Eaton must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of New Eaton ordinary shares is required. For a purchase by a subsidiary of shares of New Eaton off market, the proposed purchase contract must be authorized by special resolution of New Eaton shareholders before the contract is entered into. The person whose New Eaton ordinary shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by New Eaton shareholders at the registered office of New Eaton.

	Eaton	New Eaton

The number of shares held by the subsidiaries of New Eaton at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Eaton. While a subsidiary holds shares of New Eaton, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of New Eaton ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends in Shares / Bonus Issues	Under Ohio law, Eaton is permitted to make non-cash distributions in the form of shares.	Under New Eaton’s articles of association, upon recommendation of the New Eaton board of directors, the shareholders by ordinary resolution may authorize the board of directors to capitalize any amount for the time being standing to the credit of any of New Eaton’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Not applicable.	The New Eaton articles of association provide that New Eaton will have a first and paramount lien on every share for all moneys payable (whether presently due or not) in respect of such New Eaton share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish public limited company such as New Eaton and will only be applicable to shares of New Eaton that have not been fully paid up.

Election of Directors

Under Ohio law, the number of directors may be fixed by the articles or the regulations; the number so fixed shall not be less than one. The Eaton regulations provide that the board will consist of at least 9 and no more than 18 directors, as fixed from time to time by the board. The number of directors may be fixed or changed by a shareholder resolution if adopted by the vote of the shareholders entitled to vote 66-2/3% of the voting power

The Irish Companies Acts provide for a minimum of two directors. New Eaton’s articles of association provide that the number of directors will be not less than 9 and not more than 18. At the completion of the transaction, assuming each of the current directors of Eaton and 2 of the current directors of Cooper becomes a director of New Eaton, the New Eaton board will consist of 12 members. Although the Eaton

	Eaton	New Eaton

of the shares represented at a meeting to elect directors. Currently, the Eaton board of directors has ten members.

Under Ohio law, the default method for electing directors is that the directors receiving the most number of votes are elected. Eaton has, as permitted under Ohio law, established in its articles of incorporation a different method of election relative to the nature of the election. In an uncontested election, the director who receives more “yes” than “no” votes wins. In a contested election, the candidates receiving the most votes win.

Though cumulative voting is permitted under Ohio law, Eaton has prohibited cumulative voting in the articles of incorporation.

Eaton currently has a classified board as permitted by Ohio law. Eaton is in the process of declassifying its board. Each year for the next three years, starting with the 2012 annual shareholder meeting, when a director is up for reelection his or her three-year term converts to a one-year term. This will continue each year until all board members have one-year terms. Thereby, after the 2015 annual shareholder meeting, the board will be declassified and each director will be elected by the shareholders at each annual meeting to hold office until the next succeeding annual meeting and until his or her successor has been elected and qualified.

regulations provide that the number of directors elected within the minimum and maximum fixed by the regulations will be determined by the board of directors, the New Eaton articles of association do not include analogous provisions because Irish law does not recognize the concept of “board size” within the minimum and maximum number of directors. The fixed maximum and fixed minimum number of directors may be fixed or changed by resolution adopted by the vote of shareholders entitled to exercise two-thirds of the voting power of the shares represented at a meeting called to elect directors in person or by proxy at such meeting and entitled to vote at such election. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. If the number of directors is reduced below a fixed minimum number, the remaining director or directors shall appoint, as soon as practicable, an additional director or additional directors to make up such minimum or shall convene a general meeting of New Eaton for the purpose of making such appointment.

Each director elected in this manner will remain a director (subject to the provisions of the Companies Acts and the memorandum and articles of association) only until the conclusion of the next annual general meeting of New Eaton unless he or she is re-elected.

Each director must retire from office at each annual general meeting and shall be re-eligible for re-election.

Removal of Directors; Vacancies

Removal of Directors

Under Ohio law, directors may be removed if declared incompetent by a court order or if they do not qualify within 60 days as provided by a corporation’s regulations. The Eaton regulations further restrict the removal of directors. Directors may only be removed for cause by a vote of the holders of 66-2/3% of the voting power entitling them to elect directors in place of those to be removed.

Removal of Directors

Under the Irish Companies Acts and notwithstanding anything contained in New Eaton’s memorandum and articles of association or in any agreement between New Eaton and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is

	Eaton	New Eaton
entitled to be heard. Because of this provision of the Irish Companies Acts, which does not have an analog under Ohio law, New Eaton’s articles of association do not include the same provisions in respect of removal of directors that are included in the Eaton regulations; instead, the articles of association provide that New Eaton may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between New Eaton and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against New Eaton in respect of his removal.

Duties of Directors

Under Ohio law, a corporation’s directors must perform their duties as a director, including the duties as a member of any committee of the directors upon which the director may serve in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Under Ohio law, in considering the best interests of the corporation, directors must consider the interests of the corporation’s shareholders and may consider, in his or her discretion, any of the following:

(i) the interests of employees, suppliers, customers and creditors;

(ii) the economy of the state and nation;

(iii) community and societal considerations; and

(iv) the short-term and long-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The directors of New Eaton have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of New Eaton (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements, and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies like New Eaton, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

	Under Ohio law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the	Under Irish law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the

	Eaton	New Eaton

matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Under Ohio law, a director will not be found to have violated his or her duties as a director, unless it is proved by clear and convincing evidence that the director acted, or failed to act, with deliberate intent or with a reckless disregard for the interests of the corporation.

matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest of Directors

Under Ohio law, a director’s fiduciary duties require the director to avoid conflicts of interest. Under the OGCL, a transaction in which a director is interested will not be voided due to the conflict or because the interested director participates in the board meeting or the vote authorizing the transaction if:

(i) the material facts as to the relationship or interest and as to the contract, action or transaction are disclosed or are known to the board or committee of the board and the board authorizes the contract, action or transaction in good faith by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

(ii) the material facts as to his or her relationship or interest and as to the contract, action or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract, action or transaction is specifically approved by an affirmative majority vote of those shareholders; or

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with New Eaton are required to declare the nature of their interest at a meeting of the board of directors of New Eaton. New Eaton is required to maintain a register of declared interests, which must be available for shareholder inspection.

New Eaton’s articles of association provide that a director must declare any interest he or she may have in a contract with New Eaton at a meeting of the board of directors or otherwise provide notice to the board of directors. No director shall be prevented by his or her office from contracting with New Eaton, provided that he or she has declared the nature of his or her interest in the contracts and the contract or transaction has been approved by a majority of the disinterested directors.

Under the New Eaton articles of association, a director of New Eaton may be a director of, other officer of, or

	(iii) the contract, action or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.	otherwise interested in, any company promoted by New Eaton or in which New Eaton is interested, and such director will not be accountable to New Eaton for any remuneration received from such employment or other interest. The articles of association further provide that (i) no director will be prevented from contracting with New Eaton

	Eaton	New Eaton
because of his or her position as a director, (ii) any contract entered into between a director and New Eaton will not be subject to avoidance and (iii) no director will be liable to account to New Eaton for any profits realized by virtue of any contract between such director and New Eaton because the director holds such office or the fiduciary relationship established thereby. A director of New Eaton will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Indemnification of Officers and Directors

Ohio law allows corporations to indemnify a director for expenses and damages if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director is negligent or engages in misconduct in the performance of his duty to the corporation (unless a court determines otherwise) or votes in favor of certain unlawful loans, dividends or distribution of assets under Ohio law.

The Eaton regulations proscribe indemnification of officers, directors or employees whether they are current, former or served at the request of the corporation, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of his or her service as a director, officer, employee or trustee. This indemnification is in connection with any threatened, pending or completed action, suit or proceeding of any nature to the full extent permitted by applicable law.

Under the Eaton regulations, Eaton may purchase and maintain insurance or furnish similar protection on behalf of or for any officer, director, employee or trustee against any liability asserted or incurred by him or her in any such capacity or arising out of his or her status as such.

New Eaton’s articles of association confer an indemnity on its directors and Secretary that is more limited than the analogous indemnity in Eaton’s regulations, because the Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Irish Companies Acts does not apply to executives who are not directors or the secretary of New Eaton. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

New Eaton’s articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of New Eaton.

The directors of New Eaton may, on a case-by-case basis, decide at their discretion that it is in the best interests of New Eaton to indemnify an individual director from any liability arising from his or her position as a director of New Eaton. However, this discretion must be exercised bona fide in the best interests of New Eaton as a whole.

	Eaton	New Eaton
	The Eaton regulations also authorize Eaton to enter into agreements for advancement of expenses, insurance or other arrangements on behalf of officers, directors, employees, trustees or agents.	In addition, due to more restrictive provisions of Irish law in relation to the indemnification of directors and the secretary, in connection with the transaction, it is expected that New Eaton will indemnify its directors and certain officers, as well as individuals serving as directors or officers of its subsidiaries, pursuant to indemnification agreements existing or to be entered into by Eaton.

Limitation on Director Liability

By default, Ohio law exculpates directors from personal liability for their decisions made in the capacity of a director other than for acts or omissions undertaken with the intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Corporations may opt out of this regime, but Eaton has not done so.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Annual Meetings of Shareholders

Ohio law provides that corporations are to hold annual meetings for the election of directors. The Eaton regulations provide that meetings must be held annually on the 4th Wednesday in April, but timing is determined by the board.

As a matter of Irish law, New Eaton will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Eaton’s fiscal year-end. Because of the fifteen-month requirement described in this paragraph, which is different from the analogous provision of Ohio law, New Eaton’s articles of association include provisions reflecting this requirement of Irish law, even though the analogous provisions of Eaton’s regulations differ in this respect.

Eaton’s regulations and New Eaton’s articles have similar provisions with regard to the matters that may be brought before a meeting save that in New Eaton’s case business may be properly brought before a meeting if directed by a court of competent jurisdiction or if the chairman decides in his discretion that it may be regarded as within the scope of the meeting.

	Eaton	New Eaton
The Eaton articles of incorporation state meetings may be held within or without the state of Ohio.

New Eaton’s articles of association provide that meetings may be held within or without Ireland.

The provisions of the articles of association of New Eaton relating to general meetings shall apply to every such general meeting of the holders of any class of shares.

Calling Special Meetings of Shareholders

Under the Eaton regulations, special meetings may be called by (i) the Chairman of the board, President or Secretary of Eaton; (ii) a majority of the board of directors; or (iii) the persons holding not less than 50% of the outstanding shares entitled to vote on the proposal to be considered at such meeting.

Under the Eaton regulations, only business that is either specified in the notice of meeting or brought before the meeting by the chair of the meeting or the board may be brought before the meeting.

As provided under Irish law, extraordinary general meetings of New Eaton may be convened (i) by the New Eaton board of directors, (ii) on requisition of New Eaton shareholders holding not less than 10% of the paid up share capital of New Eaton carrying voting rights, (iii) on requisition of New Eaton’s auditors or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the New Eaton shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Eaton board of directors has 21 days to convene a meeting of New Eaton shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the New Eaton board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Eaton’s receipt of the requisition notice. Because of requirements described in this paragraph, which are different from the analogous provisions of Ohio law, New Eaton’s articles of association include provisions reflecting these requirements of Irish law, even though the analogous provisions of Eaton’s regulations differ in this respect.

	Eaton	New Eaton
If the New Eaton board of directors becomes aware that the net assets of New Eaton are not greater than half of the amount of New Eaton’s called-up share capital, it must convene an extraordinary general meeting of New Eaton’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Notice Provisions

Under the Eaton regulations and Ohio law, not less than seven days nor more than sixty days’ notice to shareholders is required for a shareholder meeting (unless notice is waived in writing or by the shareholder’s presence at the meeting without protest).

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all New Eaton shareholders and to the auditors of New Eaton.

The New Eaton articles of association provide for the minimum notice period of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Ability of Shareholders to call Special Meeting

Pursuant to the Eaton regulations, special meetings of the shareholders can be called by the chairman, president or secretary, or by a majority of the members of the board of directors acting with or without a meeting, or by the persons who hold not less than 50% of all the shares outstanding and entitled to be voted on the proposal to be submitted at said meeting.

The Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “Extraordinary General Meetings of Shareholders” and “Description of New Eaton Ordinary Shares.”

Quorum at Shareholder Meetings	Under the Eaton regulations, the shareholders present for a meeting in person or by proxy constitute a quorum, but no action required by law or the Eaton articles of incorporation or regulations to be authorized or taken by the holders of a designated proportion of the shares of a class may be authorized or taken by a lesser proportion.	The New Eaton articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. Three shareholders present in person or by proxy at any meeting of shareholders shall constitute a quorum for such meeting, but no action required by law or the articles of association to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion.

The absence of a quorum, however, shall not preclude the appointment or election of a chairman, which will not be treated as part of the business of the meeting.

	Eaton	New Eaton

Adjournment of Shareholder Meetings	Under Ohio law and the Eaton regulations, the holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.	The articles of association of New Eaton provide that the chairman may with the consent of the meeting (and in certain circumstances without the consent of the meeting) and shall if so directed by the meeting adjourn a general meeting without notice, other than announcement at the meeting. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned for 30 days or more.

Voting Rights	Under the Eaton articles of incorporation, each holder of Eaton common shares is entitled to one vote for each share owned. For general corporate action of the shareholders of Eaton, the affirmative vote of a majority of the votes cast at a shareholders’ meeting is required for approval. The Eaton articles of incorporation require a majority vote for any action requiring a shareholder vote unless otherwise provided in the articles of incorporation or regulations.

Under New Eaton’s articles of association, each New Eaton shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holders of serial preferred shares will also be entitled to one vote for each serial preferred share, and such holders will vote together with the holders of ordinary shares as one class on all matters.

Irish law requires approval of certain matters by “special resolutions” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of New Eaton’s shareholders cast at a general meeting at which a quorum is present.

Ordinary resolutions, by contrast, require a simple majority of the votes of New Eaton cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business.” Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Shareholder Action by Written Consent	Under the Eaton regulations, any action taken at a meeting of shareholders may be taken without a meeting in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for such purpose.	The Irish Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written

	Eaton	New Eaton
resolutions of shareholders. New Eaton’s articles of association provide shareholders with the right to take action by unanimous written consent as permitted by Irish law, which is similar in effect to the currently applicable provisions of the Eaton regulations.

Shareholder Suits	Generally, Eaton may be sued under federal securities law, and shareholders may bring derivative litigation against the corporation if the corporation does not enforce its own rights. Under federal and state procedural rules, a shareholder must make a demand upon the board before bringing a derivative suit unless demand is excused.

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•    Where an ultra vires or illegal act is perpetrated.

•    Where more than a bare majority is required to ratify the “wrong” complained of.

•    Where the shareholders’ personal rights are infringed.

•    Where a fraud has been perpetrated upon a minority by those in control.

•    Where the justice of the case requires a minority to be permitted to institute proceedings.

	Eaton	New Eaton
Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	Under Ohio law, shareholders have the right upon request at a shareholders’ meeting to have produced at such meeting an alphabetical list of the shareholders of record who are entitled to vote, their address and number of shares and upon written demand, to inspect the Eaton articles of incorporation and regulations, its books and records of account, minutes and shareholder records, and voting trust agreements in person at a reasonable time and for a reasonable purpose, and to make copies thereof.	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Eaton and any act of the Irish government that alters the memorandum of New Eaton; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Eaton; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Eaton; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Eaton that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

Disclosure of Interests in Shares	Not applicable.	Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A New Eaton shareholder therefore must make such a notification to New Eaton if, as a result of a transaction, the shareholder will be interested in 5% or more of the relevant share capital of New Eaton; or if, as a result of a transaction, a shareholder who was interested in more than 5% of the relevant share capital of New Eaton ceases to be so interested. Where a shareholder is interested in more than 5% of the relevant share capital of New Eaton (i.e., voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to New Eaton.

Eaton	New Eaton

The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of New Eaton share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to the company within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in the company concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, New Eaton, under the Irish Companies Acts, may by notice in writing require a person whom the company knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in the company’s relevant share capital: (a) to indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in the shares of the company, to give such further information as may be required by New Eaton, including particulars of such person’s own past or present interests in New Eaton shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by New Eaton on a person who is or was interested in shares of the company and that person fails to give the company any of the requested information within the reasonable time specified, New Eaton may apply to the court for an order directing that the affected shares be subject to

	Eaton	New Eaton

certain restrictions. Under the Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b) no voting rights shall be exercisable in respect of those shares;

(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment shall be made of any sums due from the company on those shares, whether in respect of capital or otherwise.

Where the shares in the company are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Shareholder Approval of Transaction(s)

Generally, Ohio law allows for approval of a merger or consolidation by a vote of the number of shares as provided in the corporation’s articles of incorporation. The Eaton articles of incorporation provide that the affirmative vote of two-thirds of the voting power of the corporation, at a meeting called for the purpose, is required to approve:

(i) the sale or other transfer or disposition of all or substantially all of the corporation’s assets;

(ii) the consolidation of the corporation, or its merger, into another corporation;

(iii) a merger into the corporation of another corporation if the merger involves the issuance or transfer to the shareholders of the other constituent corporation of at least 1/6 of the voting power of the corporation in the next election immediately after the merger;

(iv) a combination or majority share acquisition in which the corporation is the acquiring corporation and its voting shares are transferred to another corporation if the combination or majority share acquisition

In addition to the matters set forth in Eaton’s regulations described to the left, which are replicated in New Eaton articles of association, Shareholder approval in connection with a transaction involving New Eaton would be required under the following circumstances:

•    in connection with a scheme of arrangement under the Irish Companies Acts, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme; and

•    in connection with an acquisition of New Eaton by way of a merger with an EU company under the EU Cross-Border Mergers Directive 2005/56/EC by a special resolution of the shareholders.

	Eaton	New Eaton

involves the issuance or transfer by the corporation of at least 1/6 of the voting power of the corporation in the next election immediately after the acquisition; or

(v) the approval of any agreement, contract or other arrangement providing for any of the transactions described in (i) through (iv) above.

Rights of Dissenting Shareholders

Under Ohio law, dissenting shareholders are entitled to relief in connection with:

(i) changes to the dividend and distribution rights of the class of shares or changes to the authorized number of shares, unless the articles of incorporation provide otherwise, and

(ii) certain merger, acquisition or consolidation transactions, unless: (A) shareholders of a surviving corporation merging into a domestic corporation or shareholders of an acquiring corporation in the case of a combination or majority share acquisition, if the shares are listed on a national security exchange both as of the day immediately preceding the date of the vote on the proposal and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the transaction, or (B) shareholders in the case of a merger or consolidation into a surviving or new entity or shareholders of a domestic corporation being converted into another entity, if the shares were listed on a national exchange on the day immediately pending the date of the vote on such transaction and the consideration for the transaction is shares (or cash and shares) listed on a national security exchange immediately following the effective time of the transaction and no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the transaction.

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as New Eaton and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

	Eaton	New Eaton

Anti-takeover Measures

If a person becomes the beneficial owner of 10% or more of an issuer’s shares without the prior approval of its board of directors, chapter 1704 of the OGCL prohibits the following transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

(i) the disposition or acquisition of any interest in assets;

(ii) mergers, consolidations, combinations and majority share acquisitions;

(iii) voluntary dissolutions, and

(iv) the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

The prohibition imposed by chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders. Chapter 1704 does not apply to a corporation if its articles of incorporation or regulations so provide. Eaton has not opted out of the application of chapter 1704.

Chapter 1701 section 1701.831 of the OGCL provides that any control share acquisition of an issuing public corporation may be made only with the prior authorization of the shareholders of such corporation in accordance with section 1701.831. Any person who proposes to make a control share acquisition must comply with certain notice requirements, and the issuing public corporation must call a special meeting of shareholders for the purpose of voting on the proposed control share acquisition. A control share acquisition means, subject to certain exceptions, the acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within the ranges of:

(i) one-fifth or more but less than one-third of such voting power,

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Eaton will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(a) in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

	Eaton	New Eaton

(ii) one-third or more but less than a majority of such voting power, or

(iii) a majority or more of such voting power.

Section 1701.831 does not apply to a corporation if its articles of incorporation or regulations so provide. Eaton has not opted out of the application of section 1701.831.

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action,” as described in more detail under “Anti-takeover Measures.”

Rights Agreement	Ohio law permits the Eaton board to unilaterally adopt a shareholder rights plan.	The New Eaton articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. New Eaton does not expect to have a rights plan in place upon completion of the transaction.

Variation of Rights Attaching to a Class or Series of Shares	Under the Eaton articles of incorporation, the board has the authority to make divisions of shares into series and to determine the designation and the number of shares of any series and to determine the voting rights, preferences, limitations and special rights, if any, of the shares of any series.	As a matter of Irish law, any variation of class rights attaching to the issued shares of New Eaton must be approved by a two-thirds majority of those present in person or by proxy at a separate meeting of the shareholders of such class or series of shares or with the consent in writing signed by all of the shareholders of such class or series of shares.

Amendments of Governing Documents

The Eaton articles of incorporation may be amended by a majority of the shareholders, with the following exception: any amendment which alters the process for approving mergers, consolidations, and other similar transactions may not be amended without a vote or written consent of the holders of shares entitling them to vote two-thirds of the voting power of the corporation.

The Eaton regulations may be amended by a majority vote of the shareholders, by the

New Eaton, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

	Eaton	New Eaton
board or by the written consent of the shareholders of record entitled to exercise 66-2/3% of the voting power. Certain provisions (special meetings, election, number and term of directors and removal of directors) of the regulations may not be amended without a vote of the shareholders of record entitled to 66-2/3% of the voting power unless such action is recommended by two-thirds of the board.

Rights Upon Liquidation

The rights of the shareholders to a return of Eaton’s assets on the event of liquidation, dissolution or winding up, may be prescribed in Eaton’s articles of association or the terms of any preferred shares issued by the directors of Eaton from time to time. The holders of preferred shares in particular have the right to priority in a liquidation, dissolution or winding up of Eaton.

The merger or consolidation of Eaton into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or any part of the property or business of Eaton, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of preferred shareholders, priority rights.

The rights of New Eaton shareholders to a return of New Eaton’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in New Eaton’s memorandum and articles of association or the terms of any preferred shares issued by New Eaton from time to time. The holders of New Eaton preferred shares in particular may have the right to priority in a dissolution or winding up of New Eaton. If the New Eaton memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to New Eaton shareholders in proportion to the paid-up nominal value of the shares held. The New Eaton articles of association provide that the ordinary shareholders of New Eaton are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the A preferred shares and serial preferred shares to participate under the terms of any series or class of such shares.

New Eaton may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. New Eaton may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Eaton has failed to file certain returns.

	Eaton	New Eaton

Enforcement of Civil Liabilities Against Foreign Persons	Not applicable.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•    the judgment must be for a definite sum;

•    the judgment must be final and conclusive; and

•    the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

COMPARISON OF THE RIGHTS OF HOLDERS OF COOPER ORDINARY SHARES AND

NEW EATON ORDINARY SHARES

The following is a summary comparison of the material differences between the rights of Cooper ordinary shareholders under the Cooper memorandum and articles of association and the rights that Cooper shareholders will have as shareholders of New Eaton under New Eaton’s memorandum and articles of association effective upon the effective time of the scheme. The rights and obligations of Cooper ordinary shareholders currently are, and the rights and obligations of New Eaton ordinary shareholders as of the effective time of the scheme will be, subject to the Irish Companies Act. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on Cooper’s or New Eaton’s governance or other policies. Such rights, obligations or provisions generally apply equally to the Cooper ordinary shares and the New Eaton ordinary shares. The discussion in this section does not include a description of the rights of Cooper shareholders that will not materially change as a result of the transaction.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Cooper’s memorandum and articles of association and New Eaton’s memorandum and articles of association as they will be in effect from and after the completion of the transaction. The form of New Eaton’s memorandum and articles of association substantially as they will be in effect from and after the completion of the transaction are attached as Annex D to this joint proxy statement/prospectus. The Cooper memorandum and articles of association are incorporated by reference herein. See “Where You Can Find More Information.” You are also urged to carefully read the relevant provisions of the Irish Companies Acts for a more complete understanding of the rights of holders of Cooper ordinary shares and New Eaton ordinary shares.

	Cooper	New Eaton

Authorized and Outstanding Capital Stock

The authorized share capital of Cooper is €40,000 and $7,600,000, divided into 40,000 ordinary shares with a par value of €1 per share (“Euro-Denominated Shares”), 750,000,000 ordinary shares, par value of $0.01 per share and 10,000,000 preferred shares, par value $0.01 per share. Preferred shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors. Cooper may issue shares up to the authorized share capital.

As of September 13, 2012, the record date for the Cooper special meetings, Cooper had [•] ordinary shares, par value of $0.01 per share issued and outstanding. There are no preferred shares issued or outstanding.

Immediately prior to the completion
of the transaction, the authorized
share capital of New Eaton will be
€40,000 and $7,610,000, comprised
of 40,000 Euro Deferred Shares par
value €1.00 per share, 750,000,000
ordinary shares par value $0.01 per
share, 10,000 A preferred shares par
value $1.00 per share and
10,000,000 serial preferred shares
par value $0.01 per share.

The holders of the A preferred
shares will be entitled in priority to
any payments of dividends on any
other class of shares in New Eaton
to be paid annually a fixed non-
cumulative preferential dividend at
the rate of 6% per annum and in
addition on a return of assets,
whether on liquidation or otherwise,
the A preferred shares will entitle
the holders to repayment of the
capital paid up on those shares
(including any share premium) in
priority to any repayment of capital
to the holder(s) of any other shares.
The holders of the A preferred

Cooper	New Eaton

shares will not be entitled to any
further participation in the assets or
profits of New Eaton nor will the
holders of the A preferred shares,
which are non-voting shares, be
entitled to receive notice of, nor to
attend, speak or vote at any general
meeting of New Eaton.

The holders of the serial preferred
shares will be entitled to a quarterly
dividend at a rate to be determined
by the board of directors. The
holders of the serial preferred shares
will be entitled to any payments of
dividends on any other class of
shares in New Eaton ranking junior
to them. The holders of serial
preferred shares will also be entitled
to one vote for each serial preferred
share, and such holders will vote
together with the holders of
ordinary shares as one class on all
matters.

Liens on Shares, Call on Shares and Forfeiture of Shares	Not applicable.	New Eaton’s articles of association
provide that New Eaton will have a
first and paramount lien on every
share that is not a fully paid up New
Eaton share for all moneys payable
(whether presently due or not) in
respect of such New Eaton share.
Subject to the terms of their
allotment, directors may call for any
unpaid amounts in respect of any
shares to be paid, and if payment is
not made, the shares may be
forfeited.

Share certificates	Cooper’s articles of association provide that no shareholder is entitled to a share certificate.	New Eaton’s articles of association
provide that each shareholder shall,
upon request to New Eaton, be
entitled to a share certificate,
provided that the shares represented
by the certificate are fully paid.

	Cooper	New Eaton

Election of Directors	Cooper’s articles of association provide that the number of directors will be not less than 7 and not more than 13. The directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. At each annual general meeting of members, successors to the class of directors whose term expires at that annual general meeting are elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible.	New Eaton’s memorandum and
articles of association provide that
the number of directors will be not
less than 9 and not more than 18. At
the completion of this transaction,
assuming each of the current
directors of Eaton and 2 of the
current directors of Cooper becomes
a director of New Eaton, the New
Eaton board will consist of 12
members. The fixed maximum and
fixed minimum number of directors
may be fixed or changed by
resolution adopted by the vote of
shareholders entitled to exercise
two-thirds of the voting power of
the shares represented at a meeting
called to elect directors in person or
by proxy at such meeting and
entitled to vote at such election.

Quorum of the Board	The quorum necessary for transaction of business by the board of directors is half of the directors in office.	A number of directors equal to a
majority of the number of directors
then in office will be necessary to
constitute a quorum for the
transaction of business but a
majority of the directors then in
office constitutes a quorum for
filling a vacancy of the board.

Calling Special Meetings of Shareholders

Extraordinary general meetings of Cooper may be convened (i) by the Cooper board of directors, (ii) on requisition of Cooper shareholders holding not less than 10% of the paid up share capital of Cooper’s carrying voting rights, (iii) in limited circumstances, by Cooper’s auditors or (iv) by the chairman of the Cooper board directors.

Extraordinary general meetings of New Eaton may be convened in similar circumstances to Cooper although, in the case of New Eaton, the chairman does not have the ability to convene a meeting.

Record Date; Notice Provisions	Cooper’s board of directors may fix a record date for the purpose of determining the shareholders entitled to: (i) notice of and/or to vote at any Cooper general meeting or any adjournment or postponement thereof; (ii) consent to corporate action in writing without a general meeting; (iii) receive payment of any dividend or other distribution or allotment of rights; (iv) exercise any rights in	New Eaton’s board of directors may
fix in advance a record date (not
exceeding 60 days preceding the
relevant date for which the record is
being set) (i) to determine the
shareholders entitled to receive
notice of or to vote at a meeting of
the shareholders, (ii) for the purpose
of determining the shareholders
entitled to receive payment of any
dividend (iii) to determine the
shareholders entitled to receive or

	Cooper	New Eaton
respect of any change, conversion or exchange of shares; or (v) for the purpose of any other action permitted by law. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of the business day on which the board adopts the resolution relating thereto.	exercise rights of purchase of or
subscription for, or exchange or
conversion of, shares or other
securities, subject to contract rights
with respect thereto, or (iv) to
determine the shareholders entitled
to participate in the execution of
written consents, waivers or releases
(provided the 60 day limit shall not
apply to (iv)).

Articles Provisions Requiring Advance Notice of Director Nominations and Other Shareholder Proposals

Cooper’s articles of association provide that a business may be conducted at a general meeting only if it is properly brought before the meeting (i) by or at the direction of the board of directors, or (ii) by any shareholder who complies with the procedures set forth in Cooper’s articles of association.

For business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to Cooper’s secretary and satisfied the requirements under applicable rules promulgated by the SEC or the NYSE or any other exchange on which Cooper’s securities are traded. To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by Cooper’s secretary of Cooper not less than 45 calendar days, or such greater length of time as permitted by appropriate rules of the SEC, in advance of the anniversary of the date that Cooper’s proxy statement was released to shareholders in connection with the previous year’s annual general meeting.

New Eaton’s articles of association
provide that a resolution may only be
proposed at an annual general meeting
if either (i) it is proposed by or at the
direction of the board of New Eaton;
or (ii) it is proposed at the direction of
a court of competent jurisdiction; (iii)
it is proposed with respect to an
extraordinary general meeting in
requisition in writing for such meeting
made by such number of shareholders
as is prescribed by (and such
requisition in writing is made in
accordance with) Section 132 of the
Irish Companies Act 1963; (iv) in the
case of an annual general meeting, it
is properly requested by a shareholder
who must: (a) be a shareholder of
New Eaton at the record time, (b) be
entitled to vote at such meeting; and
(c) have given timely notice in writing
to the Secretary; (v) the Chairman of
the meeting decides, in his or her
absolute discretion, that the resolution
may properly be regarded as within
the scope of the relevant meeting; (vi)
it is specified in the notice of such
meeting or; (vii) it is a shareholder
nomination of persons to be elected to
the board of directors made in
accordance with New Eaton’s articles
of association.

To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter such shareholder proposes to bring before the annual general meeting: (a) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (b) the name and record address of such shareholder, (c) the class or series	The New Eaton articles of
association establish procedures
shareholders must follow in order to
bring business before an annual
general meeting. For business to be
properly requested by a shareholder,
the shareholder must (i) be a record
holder at the time of the notice for
the meeting, (ii) be entitled to vote at
such meeting and (iii) have delivered
or mailed notice to the secretary of
New Eaton not less than 60 nor

Cooper	New Eaton

and number of Cooper shares that are owned beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and (e) a representation that such shareholder intends to appear in person or by proxy at the annual general meeting to bring such business before the meeting.

To be in proper written form, a shareholder’s notice to the secretary regarding nomination of any person for election to the board of directors must also set forth as to each person whom the shareholder proposes to nominate for election as a director: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of Cooper shares that are owned beneficially or of record by the person, and (d) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected.

more than 90 calendar days prior to
the anniversary date of New Eaton’s
proxy statement for its annual
general meeting of shareholders in
the previous calendar year (and in
the case of New Eaton’s first annual
general meeting, references to the
preceding year’s annual general
meeting shall be to the annual
meeting of Eaton in that preceding
year).

For a shareholder’s notice to the
secretary to be in proper written
form it must:

(i) as to each matter the shareholder
proposes to bring before the annual
general meeting contain: (A) a
description of the business to be
brought, (B) the text of the proposal
or business and (C) the reason for
conducting the business at the
meeting;

(ii) as to the shareholder(s) contain:
(A) the name and address of the
shareholder(s) as appearing on New
Eaton’s shares register, (B) a
representation that at least one of
these persons is a holder of record
of New Eaton, (C) the class, series
and number of shares of New Eaton
owned by each of these persons,
(D) a description of any material
relationships among the
shareholder(s) and those involved in
the proposed business, (E) a
description of any proxy,
arrangement or understanding
pursuant to which any of the
persons has the right to vote shares
of New Eaton, (F) a description of
any derivative positions related to
any securities of New Eaton owned
by the shareholder(s), (G) a
description of any hedging, swap or
other transaction(s) to mitigate loss
to, or manage risk of stock price
changes for, or to increase the
voting power of, the shareholder(s)
with respect to any securities of
New Eaton and (H) a representation
that after the date of the
shareholder’s notice and up to the
date of the meeting each of these
persons will provide written notice

Cooper	New Eaton
to the secretary as soon as
practicable following a change in
the number of securities of New
Eaton held; and

(iii) a representation as to whether
the shareholder(s) giving notice
intends to deliver a proxy and/or
otherwise to solicit proxies from
shareholders in support of the
proposed nominee.

Any holder of ordinary shares may
make a nomination of persons for
appointment as directors at an
annual general meeting who (i) is a
shareholder at the time of the giving
of notice regarding the nomination
and at the time of the relevant
annual general meeting and (ii) who
timely complies with the notice
provisions set forth in the articles of
association. Generally, for
nominations of persons for election
as directors at an annual meeting, to
be timely, a shareholder’s notice
must be delivered to or mailed and
received by the secretary of New
Eaton not less than 60 nor more
than 90 calendar days prior to the
first anniversary of the date on
which New Eaton first mailed its
proxy materials for the preceding
year’s annual general meeting of
shareholders (and in the case of the
New Eaton’s first annual general
meeting, references to the preceding
year’s annual general meeting shall
be to the annual meeting of Eaton in
that preceding year).

The New Eaton articles of
association establish procedures
shareholders must follow in order to
nominate persons for election to the
board of directors. In addition to the
requirements to bring business
before an annual general meeting,
the shareholder notification must
also contain:

(i) for the nomination of a
non-incumbent director: (A) the
name, age, business address and
residence address of the nominee,
(B) the principal occupation of the
nominee, (C) the class, series and

	Cooper	New Eaton
number of securities of New Eaton
owned by the nominee, (D) the
date(s) the securities were acquired
and the investment intent of each
acquisition, (E) any other
information relating to the nominee
that is required to be disclosed in
solicitations for proxies for election
of directors pursuant to
Regulation 14A under the Exchange
Act and (F) any other information
relating to the nominee that the
board reviews in considering any
person for nomination as a director;
and

(ii) a written consent of each
proposed nominee to serve as a
director of New Eaton, if elected,
and a representation that the
proposed nominee does not or will
not have any undisclosed voting
commitments or other arrangements
with respect to his or her actions as
a director and will comply with the
New Eaton articles of association
and all applicable publicly disclosed
corporate governance, conflict of
interest, confidentiality and stock
ownership and trading policies and
guidelines of New Eaton.

The Irish Companies Acts provide
that shareholders holding not less
than 10% of the total voting rights
may call an extraordinary general
meeting for the purpose of
considering director nominations or
other proposals, as described under
“Extraordinary General Meetings of
Shareholders” and “Description of
New Eaton Ordinary Shares.”

Quorum at Shareholder Meetings	The holders of a majority of shares present in person or by proxy at any meeting of shareholders shall constitute a quorum to hold a general meeting of the shareholders.	Three shareholders present in
person or by proxy at any meeting
of shareholders shall constitute a
quorum for such meeting. The
absence of a quorum, however, shall
not preclude the appointment or
election of a chairman, which will
not be treated as part of the business
of the meeting.

Voting Rights	Cooper’s articles of association provide that all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the	New Eaton’s articles of association provide that all shareholder votes will be decided on a poll.

Cooper	New Eaton
chairman, (ii) at least three shareholders present in person or represented by proxy or (iii) any shareholder or shareholders present in person or proxy and holding not less than 10% of the total voting rights of all members having the right to vote at such meeting.

Adjournment of Shareholder Meetings	The articles of association of Cooper provide that at any meeting duly called at which a quorum is present, the holders of a majority of the voting shares represented may adjourn such meeting from time to time without notice other than by announcement of the chairman of the meeting. Any meeting duly called at which a quorum is not present shall be adjourned, and Cooper will provide valid notice in the event that such meeting is to be reconvened. In addition, the chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and or place if, in his opinion, it would facilitate the conduct of the meeting to do so.	The articles of association of New
Eaton provide that whether or not a
quorum is present, the chairman
may with the consent of the
meetings and shall if so directed by
the meeting adjourn a general
meeting without notice, other than
announcement at the meeting. No
business may be transacted at any
adjourned meeting other than the
business left unfinished at the
meeting at which the adjournment
took place. New notice must be
given for meetings adjourned for 30
days or more.

Articles Provisions Requiring Shareholder Approval of Certain Transaction(s)	Not applicable.	The New Eaton articles of
incorporation provide that the
affirmative vote of two-thirds of the
voting power of the corporation, at a

meeting called for the purpose, is
required to approve:

(i) the sale or other transfer or
disposition of all or substantially all
of the company’s assets;

(ii) the consolidation of the
company, or its merger, into another
corporation;

(iii) a merger into the company of
another corporation if the merger
involves the issuance or transfer to
the shareholders of the other
constituent corporation of at least
1/6 of the voting power of the
corporation in the next election
immediately after the merger;

(iv) a combination or majority share
acquisition in which the company is

	Cooper	New Eaton
the acquiring corporation and its
voting shares are transferred to
another corporation if the
combination or majority share
acquisition involves the issuance or
transfer by the corporation of at

least 1/6 of the voting power of the
company in the election
immediately after the acquisition; or

(v) the approval of any agreement,
contract or other arrangement
providing for any of the transactions
described in (i) above.

Special Vote Required for Business Combinations with Related Persons

The affirmative vote of 80% of the holders of Cooper’s voting power on the relevant record date is required for the approval or authorization of any “Business Combination” with a “Related Person.” The 80% voting requirement is not applicable if:

(a)     Cooper’s “Continuing Directors” by a two-thirds vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding Cooper ordinary shares that caused the Related Person involved in the Business Combination to become a Related Person; or

New Eaton’s articles of association
do not specifically address
“Business Combinations” by
“Related Persons,” but require a
two-thirds affirmative vote or
written consent by shareholders,
either in person or by proxy at a
meeting called for such purpose, for
all business combinations. Please
see “— Articles Provisions
Requiring Shareholder Approval of
Certain Transaction(s)” above for
additional information.

(b)     If the following conditions are satisfied:

(i) The aggregate amount of the cash and the fair market value of the property, securities or other consideration to be received in the Business Combination by holders of

Cooper ordinary shares, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” (with appropriate adjustments for recapitalizations, reclassifications, share consolidations and divisions and dividends in specie) paid by the Related Person in acquiring any of its holdings of Cooper ordinary

	Cooper	New Eaton

shares, all as determined by two-thirds of the Continuing Directors; and

(ii) A proxy statement complying with the requirements of the Exchange Act shall have been mailed at least thirty days prior to any vote on the Business Combination, to all Cooper shareholders for the purpose of soliciting shareholder approval of the Business Combination.

A “Business Combination” is generally defined as a merger, consolidation or share exchange of Cooper or any of its subsidiaries with a Related Person, a sale or other disposition of all or a substantial part of the assets of Cooper or of a Related Person, and the issuance or transfer by Cooper of any of its securities to a Related Person, among other transactions. A “Related Person” is generally defined as a person who, together with affiliates and associates, owns, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, an aggregate 20% or more of the outstanding ordinary shares of Cooper. A “Continuing Director” is generally defined as someone who either (a) was a member of Cooper’s board of directors immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, or (b) was designated (before his or her initial election as director) as a Continuing Director by two-thirds of the then Continuing Directors.

Rights Agreement	Cooper currently has a rights plan in place.	The New Eaton articles of association expressly authorize the adoption of a shareholders’ rights plan. New Eaton does not expect to have a rights plan in place upon completion of the transaction.

Cooper	New Eaton

Variation of Class Rights Attaching to Shares	Any variation of class rights attached to Cooper’s issued shares must be approved in writing by holders of three-quarters of the issued shares in that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.	Any variation of class rights
attaching to the issued shares of
New Eaton must be approved by a
two-thirds majority of those present
in person or by proxy at a separate
meeting of the shareholders of such
class or series of shares or with the
consent in writing signed by all of
the shareholders of such class or
series of shares.

Articles Provisions Relating to the Amendment of Governing Documents	Under Irish law, Cooper may only alter its articles of association by the passing of a special resolution of shareholders. Cooper’s articles of association further provide that the affirmative vote of 80% of Cooper’s voting power on the relevant record date shall be required to alter, amend or repeal certain provisions of the articles of association, including those governing the number, election and term of directors. An 80% shareholder vote also generally is required to amend, change or repeal the articles described above under “—Special Vote Required for Business Combinations with Related Persons,” unless two-thirds of the Continuing Directors recommend such amendment, change or repeal to shareholders, in which case a special resolution of Cooper shareholders on the relevant record date shall be required.	The articles of association of New
Eaton are silent as to the manner in
which its memorandum and articles
of association can be amended.
Accordingly, under Irish law, New
Eaton may only alter its
memorandum and articles of
association by the passing of a
special resolution of shareholders.

LEGAL MATTERS

A&L Goodbody, counsel for New Eaton, will provide an opinion regarding the validity of the New Eaton ordinary shares to be issued in the transaction.

EXPERTS

The consolidated financial statements of Eaton Corporation, appearing in Eaton Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in this joint proxy statement/prospectus, which is referred to and made a part of this joint proxy statement/prospectus and Registration Statement, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cooper Industries plc, appearing in Cooper Industries plc’s Annual Report (Form 10-K) for the year ended December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in this joint proxy statement prospectus, which is referred to and made a part of this joint proxy statement/prospectus and Registration Statement, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Eaton Corporation Limited (formerly known as Abeiron Limited) as of May 20, 2012, included in this joint proxy statement/prospectus, which is referred to and made a part of this joint proxy statement/prospectus and Registration Statement, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF NEW EATON MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF NEW EATON ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR NEW EATON, OR TO ENFORCE AGAINST SUCH PERSONS OR NEW EATON IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. NEW EATON HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

FUTURE SHAREHOLDER PROPOSALS

New Eaton. Assuming consummation of the transaction, New Eaton shareholders will be entitled to present proposals for consideration at forthcoming New Eaton shareholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and New Eaton’s Memorandum and Articles of Association. The deadline for submission of all New Eaton shareholder proposals to be considered for inclusion in New Eaton’s proxy statement for its next annual meeting will be disclosed in a subsequent filing with the Securities and Exchange Commission.

Eaton. Eaton will hold an annual meeting in the year 2013 only if the transaction has not already been completed. If the annual meeting is held, any proposal that an Eaton shareholder intends to present at the Eaton 2013 annual meeting of shareholders, must be received by the Eaton Secretary no later than November 16, 2012 in order to be included in the proxy statement and form of proxy relating to that meeting. Any Eaton shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2013 annual meeting of shareholders, if held, must be received by the Eaton Secretary no earlier than December 16, 2012 and no later than January 15, 2013.

Eaton’s regulations provide that shareholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Holders of Eaton Common Shares and New Eaton Ordinary Shares—Advance Notice of Director Nominations and Other Shareholder Proposals” beginning on page [—]. Such stockholder notices should be delivered to Eaton, Attn: Secretary, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

Cooper. Cooper will hold an annual meeting in the year 2013 only if the transaction has not already been completed. If the annual meeting is held, any proposal that a Cooper stockholder intends to present at the Cooper 2013 annual meeting of shareholders, must be received by the Cooper Secretary no later than November 13, 2012 in order to be included in the proxy statement and form of proxy relating to that meeting.

Cooper’s memorandum and articles of association provide that shareholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Holders of Cooper Common Shares and New Eaton Ordinary Shares” beginning on page [—]. Such stockholder notices should be delivered to Cooper, Attn: Secretary, c/o Cooper US, Inc., 600 Travis Street, Suite 5600, Houston, Texas 77002.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

Each of Eaton and Cooper files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Eaton or Cooper files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus is not incorporated by reference in this joint proxy statement/prospectus.

Because each of Eaton’s and Cooper’s shares are listed on the New York Stock Exchange, each company’s reports, proxy statements and other information can also be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of New Eaton in addition to being a proxy statement of Eaton and Cooper for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows Eaton and Cooper to “incorporate by reference” information into this joint proxy statement/prospectus. This means New Eaton can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that Eaton or Cooper files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that Eaton and Cooper have previously filed with the SEC. These documents contain important information, including about New Eaton and its finances.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of Eaton, New Eaton or Cooper has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to shareholders of Eaton or Cooper nor the issuance of ordinary shares of New Eaton in the transaction shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Eaton, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2011;

•	Quarterly Report on Form 10-Q of Eaton Corporation for the period ended June 30, 2012;

•	Current Reports on Form 8-K of Eaton Corporation (only to the extent “filed” and not “furnished”), filed on February 24, 2012, April 30, 2012, May 22, 2012 and May 24, 2012;

•	Registration Statement on Form 8-A of Eaton Corporation, filed on February 20, 2004; and

•	Definitive Proxy Statement on Schedule 14A, filed on March 16, 2012.

The following documents, which have been filed with the SEC by Cooper, are incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2011;

•	Quarterly Report on Form 10-Q of Cooper Industries plc for the period ended June 30, 2012;

•	Current Reports on Form 8-K of Cooper Industries plc (only to the extent “filed” and not “furnished”), filed on April 27, 2012, May 2, 2012 , May 21, 2012, May 24, 2012 and July 13, 2012;

•	Registration Statement on Form 8-A/A of Cooper Industries plc filed on May 24, 2012; and

•	Definitive Proxy Statement on Schedule 14A, filed on March 13, 2012.

All additional documents that each of Eaton and Cooper may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Eaton special meeting and the Cooper special meetings, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of Eaton or Cooper, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a shareholder of Eaton, you can obtain any of the documents incorporated by reference through Eaton or the SEC. Documents incorporated by reference are available from Eaton without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to shareholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Secretary

Eaton Corporation

1111 Superior Avenue

Cleveland, Ohio 441144

216-523-4103

In order to ensure timely delivery of the documents, Eaton shareholders must make their requests no later than five business days prior to the date of the special meeting of Eaton shareholders, or no later than [            ], 2012.

If you are a shareholder of Cooper, you can obtain any of the documents incorporated by reference through Cooper or the SEC. Documents incorporated by reference are available from Cooper without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Secretary

Cooper Industries plc

c/o Cooper US, Inc.

600 Travis Street, Suite 5600

Houston, Texas 77002

713-209-8400

In order to ensure timely delivery of the documents, Cooper shareholders must make their requests no later than five business days prior to the date of the special meetings of Cooper shareholders, or no later than [            ], 2012.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

For the purposes of the Irish Takeover Rules, the following information, relating to each of Eaton and Cooper, which has been incorporated by reference can be found in the following documents which are available at www.sec.gov:

Information	Eaton Source	Cooper Source

Revenue and net profit or loss before taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends, and earnings and dividends per share

Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2011, page no. 19

Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2010, page no. 18

Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2009, page no. 17

Quarterly Report on Form 10-Q of Eaton Corporation for the period ended June 30, 2012, page no. 2

Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2011, page no. F-4

Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2010, page no. F-4

Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2009, page no. F-4

Quarterly Report on Form 10-Q of Cooper Industries plc for the period ended June 30, 2012, page no. 1

A statement of net assets and liabilities shown in the latest published audited accounts	Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2011, page no. 20	Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2011, page no. F-6

A cash flow statement if provided in the last published audited accounts	Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2011, page no. 21	Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2011, page no. F-7

Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures	Annual Report on Form 10-K of Eaton Corporation for the fiscal year ended December 31, 2011, page no. 23 to 54	Annual Report on Form 10-K of Cooper Industries plc for the fiscal year ended December 31, 2011, page no. F-9 - F-50

The information contained in Parts 2, 3 and 4 of this joint proxy statement/prospectus is not required to be included pursuant to the rules and regulations of the Securities and Exchange Commission but is included solely to comply with the requirements of The Companies Act 1963 of Ireland and the Irish Takeover Rules to provide the information required under such laws to Cooper shareholders.

PART 2—EXPLANATORY STATEMENT

(IN COMPLIANCE WITH SECTION 202 OF THE COMPANIES ACT 1963 OF IRELAND)

To Cooper Shareholders, and, for information only, to Cooper Equity Award Holders

RECOMMENDED ACQUISITION OF COOPER FOR CASH AND SHARES BY MEANS OF A SCHEME OF ARRANGEMENT UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

1.	INTRODUCTION

As announced, on May 21, 2012, Eaton Corporation, which is referred to as Eaton, entered into a transaction agreement with Cooper Industries plc, which is referred to as Cooper, Eaton Corporation Limited (formerly known as Abeiron Limited), which is referred to as New Eaton, Abeiron II Limited (formerly known as Comdell Limited), Turlock B.V. and Turlock Corporation, which is referred to as Merger Sub, pursuant to which New Eaton will acquire Cooper in a cash and stock transaction that was valued at approximately $11.8 billion at the time of announcement. On June 22, 2012, Eaton, Cooper, New Eaton, Abeiron II Limited, Turlock B.V., Eaton Inc. and Merger Sub entered into amendment no. 1 to the transaction agreement.

Capitalized terms used but not defined in this “Part 2—Explanatory Statement” shall have the meanings ascribed to such terms in “Part 3—The Scheme of Arrangement.”

Your attention is drawn to the section of this joint proxy statement/prospectus captioned “Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction,” which sets forth the reasons why the board of Cooper, which has been advised by Goldman Sachs, considers the terms of the acquisition to be fair to Cooper Shareholders and why the board of Cooper unanimously recommends that all Cooper Shareholders vote in favour of the acquisition and the Scheme at both the Court Meeting and the EGM, as the board of Cooper intend to do in respect of their own beneficial holdings of Cooper Shares, which represent, as of [—], 2012, approximately [—] percent of the existing issued share capital of Cooper. In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and executive officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. See “The Transaction—Interests of Certain Persons in the Transaction—Cooper.” In providing its advice to the directors of Cooper, Goldman, Sachs & Co. and its affiliates, including, Goldman Sachs International (collectively, “Goldman Sachs”), has taken into account the commercial assessments of the Cooper directors.

2.	THE ACQUISITION

The Acquisition will be effected by way of a Scheme of Arrangement between Cooper and the Scheme Shareholders pursuant to Section 201 of the Companies Act 1963 of Ireland. The Scheme is set out in full under “Part 3—The Scheme of Arrangement.” Under the terms of the Scheme (which will be subject to the conditions set out at Annex B to this joint proxy statement/prospectus), New Eaton will pay $39.15 in cash and issue and allot 0.77479 of a New Eaton ordinary share to Scheme Shareholders for each Cooper Share held by the Scheme Shareholders in consideration for (i) the cancellation of their Cancellation Shares and/or (ii) the transfer to New Eaton of their Transfer Shares and (iii) the issue by Cooper to New Eaton, as fully paid up shares, the New Cooper Shares.

The Scheme involves an application by Cooper to the Irish High Court to sanction the Scheme. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the

Act and the Transfer Shares will be automatically transferred to New Eaton in accordance with the terms of the Scheme. The reserve arising from the cancellation of the Cancellation Shares will be capitalised and used to issue fully paid New Cooper Shares to New Eaton in place of the Cancellation Shares cancelled pursuant to the Scheme. As a result of the Scheme, Cooper will become a wholly owned subsidiary of New Eaton. The Scheme and the Acquisition are subject to a number of conditions (summarised in paragraph 3 below and set out in full at Annex B to this joint proxy statement/prospectus).

The Scheme will require, among other things, approval by Scheme Shareholders as of the Voting Record Time at the Court Meeting, approval by Cooper Shareholders as of the Voting Record Time at the EGM and the hearing of the Irish High Court to sanction the Scheme (the “Court Hearing”).

Provided the conditions are satisfied or, to the extent applicable, waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the Irish High Court sanctioning the Scheme together with the minute required by Section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM. It is expected that the Scheme will become effective and that the Acquisition will be completed during the second half of 2012.

3.	THE CONDITIONS

The Conditions to the Acquisition and the Scheme are set out in full at Annex B to this joint proxy statement/prospectus. In summary, the completion of the Acquisition and the Scheme is subject to the satisfaction (or waiver, to the extent permitted) of all of the following conditions on or before the sanction of the Scheme by the Irish High Court pursuant to Section 201 of the Companies Act 1963:

•	the adoption of the transaction agreement by Eaton shareholders holding two thirds of the outstanding Eaton common shares;

•

the approval of the Scheme by a majority in number of the Scheme Shareholders representing 75% or more in value of the Scheme Shares at the Voting Record Time, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting), and the approval by the requisite majorities of Cooper Shareholders of the EGM resolutions at the EGM (or at any adjournment of such meeting);

•

the Irish High Court’s sanction of the Scheme of Arrangement and confirmation of the reduction of capital involved in such Scheme of Arrangement and the delivery of an office copy of the Court Order and the minute required by Section 75 of the Companies Act 1963 to the Registrar of Companies and the registration of such Court Order and minute by the Registrar of Companies;

•

the NYSE having authorised, and not withdrawn its authorisation, for listing of the New Eaton shares to be issued in the Acquisition and the proposed merger of Merger Sub, an indirectly owned subsidiary of New Eaton, with and into Eaton (the “Merger”) (subject to satisfaction of any conditions to which such approval is expressed to be subject);

•

all applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, having expired or having been terminated, in each case in connection with the Acquisition;

•

to the extent that the Acquisition constitutes a concentration within the scope of Council Regulation (EC) No. 139/2004 (the “EC Merger Regulation”) or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission having decided that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the acquisition or to refer the Acquisition (or any aspect of the Acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise having decided that the acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the acquisition, under the antitrust, competition or foreign investment laws of Canada, The Peoples Republic of China, Russia, South Africa, South Korea, The Republic of China (Taiwan) and Turkey;

•

no injunction, restraint or prohibition by any court of competent jurisdiction or antitrust order by any governmental authority which prohibits consummation of the acquisition or the merger having been entered and which is continuing to be in effect;

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceedings seeking any stop order; and

•	certain other conditions

In addition, each party’s obligation to effect the Acquisition is conditional, among other things, upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations under the transaction agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations.

The Acquisition is also conditioned on the Scheme becoming effective and unconditional by not later than May 21, 2013 (or earlier if required by the Panel or later if the parties agree and (if required) the Panel consents and (if required) the Irish High Court allows). The Merger is conditioned only upon the concurrent consummation and implementation of the Scheme and Acquisition. See “The Transaction Agreement – Conditions to the Completion of the Acquisition and the Merger” beginning on page [    ] of this joint proxy statement/prospectus for further information.

4.	CONSENTS AND MEETINGS

The Court Meeting is being held at the direction of the Irish High Court to seek the approval of the Scheme by Scheme Shareholders as of the Voting Record Time. The EGM is being convened to seek the approval of Cooper Shareholders as of the Voting Record Time with respect to certain resolutions that are necessary or desirable to effect and to implement the Scheme, as described below.

Whether or not a Scheme Shareholder votes in favour of the Scheme at the Court Meeting and/or a Cooper Shareholder votes in favour of the EGM resolutions at the EGM, if the Scheme becomes effective all Cancellation Shares will be cancelled and the Transfer Shares will be transferred to New Eaton in accordance with the terms of the Scheme and New Eaton will pay the Cash Consideration and allot and issue the New Eaton Consideration Shares to the former Scheme Shareholders (save that fractional entitlements to New Eaton Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed in cash pro-rata to the Scheme Shareholders whose fractional entitlements were sold).

Before the Irish High Court’s approval for the Scheme can be sought, the Scheme will require approval by the Scheme Shareholders as of the Voting Record Time at the Court Meeting and the passing of the requisite resolutions at the EGM. The Court Meeting will start at [11:00 a.m.] (local time) and the EGM will start at [11:30 a.m.] (local time) (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting) on that date.

Notices of the Court Meeting and the EGM are set out on pages [—] and [—] respectively, of this joint proxy statement/prospectus. Entitlement to notice of and/or to vote at each meeting will be determined by reference to Register of Members of Cooper at the Voting Record Time. See “—Voting Your Ordinary Shares” and “—Voting Ordinary Shares Held in Street Name” below.

As at [—], [—] Cooper Shares were in issue and held in treasury. All Cooper Shares that are held in treasury will be cancelled on or prior to the Scheme becoming effective in accordance with Part XI of the Companies Act 1990.

As of [—], [—] Cooper Shares were issued and outstanding and there were [—] registered members whose names were registered in the Register of Members of Cooper.

4.1	Court Meeting

The Court Meeting has been convened for [11.00 a.m.] (local time) on [—] 2012 to enable Scheme Shareholders to consider and, if thought fit, approve the Scheme. At the Court Meeting, voting will be by poll and not a show of hands, and each holder of Scheme Shares as of the Voting Record Time who is present (in person or by proxy) will be entitled to one vote for each Scheme Share held as of the Voting Record Time for the purposes of sub-paragraph (b) below. In order to conduct business at the Court Meeting a quorum must be present. The presence (in person or by proxy) of persons entitling them to exercise a majority of the voting power of Cooper, each being a holder of Cooper Shares as of the Voting Record Time, a proxy for a holder of Cooper Shares as of the Voting Record Time or a duly authorised representative of a corporate holder of Cooper Shares as of the Voting Record Time, will constitute a quorum for the transaction of business at the Court Meeting. The approval required at the Court Meeting is that those voting to approve the Scheme must:

(a)	represent a simple majority (being more than 50 percent) in number of those Scheme Shareholders as of the Voting Record Time present and voting in person or by proxy; and

(b)	also represent three-fourths (75 percent) or more in value of the Scheme Shares held by those Scheme Shareholders as of the Voting Record Time present and voting (in person or by proxy).

It is important that, for the Court Meeting, as many votes as possible are cast so that the Irish High Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders as of the Voting Record Time when it is considering whether to sanction the Scheme. You are therefore strongly urged to complete and return your Form of Proxy for the Court Meeting as soon as possible.

4.2	Extraordinary General Meeting

In addition, the EGM has been convened for [11:30 a.m.] (local time) on [—] 2012 (or, if later, as soon as possible after the conclusion or adjournment of the Court Meeting). A quorum must be present in order to conduct any business at the EGM. The presence (in person or by proxy) of persons entitling them to exercise a majority of the voting power of Cooper each being a holder of Cooper Shares as of the Voting Record Time, a proxy for a holder of Cooper Shares as of the Voting Record Time or a duly authorised representative of a corporate holder of Cooper Shares as of the Voting Record Time, will constitute a quorum for the transaction of business at the EGM. The proposals to be voted upon by the Cooper Shareholders at the Voting Record Time at the EGM are set out in full under “The Special Meetings of Cooper’s Shareholders.” EGM resolutions #2 and #4, as described therein, are “special resolutions,” which means that they require the approval of the holders of at least 75 percent of the votes cast by the holders of Cooper Shares as of the Voting Record Time present and voting, either in person or by proxy. The remaining EGM resolutions are “ordinary resolutions,” which means that they require the approval of the holders of at least a majority of the votes cast by the holders of Cooper Shares as of the Voting Record Time present and voting, either in person or by proxy. The Merger and the Acquisition are conditioned on the approval of EGM resolutions #1 through #4. The Merger and the Acquisition are not conditioned on the approval of EGM resolutions #5 through #7.

4.3	Court Hearing

Subject to the approval of the resolutions proposed at the Meetings, the Court Hearing is expected to take place in the second half of 2012. Each Cooper Shareholder (but not a beneficial holder or any Cooper Equity Award Holder) is entitled to be represented by counsel or a solicitor (at his or her own expense) at the Court Hearing to support or oppose the sanctioning of the Scheme. However, the Irish High Court has discretion to hear from interested parties.

4.4	Forms of Proxy

Scheme Shareholders as of the Voting Record Time have been sent a Pink Form of Proxy for the Court Meeting, and Cooper Shareholders have been sent a Blue Form of Proxy for the EGM, respectively. Scheme Shareholders and Cooper Shareholders are strongly urged to complete and return their Forms of Proxy, as soon as possible and, in any event, no later than 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the Court Meeting on [—] 2012 in the case of the Pink Form of Proxy for the Court Meeting and, 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the EGM on [—] 2012 in the case of the Blue Form of Proxy for the EGM. The Pink Form of Proxy for the Court Meeting (and the Blue Form of Proxy for the EGM) may also be handed to the Chairman of the Court Meeting or EGM, as applicable, at the respective Meetings on [—] 2012 and will still be valid.

4.5	Voting Your Ordinary Shares

Scheme Shareholders or Cooper Shareholders, as applicable, may vote by proxy or in person at the Court Meeting and EGM. Cooper recommends that Scheme Shareholders and Cooper Shareholders submit their proxies even if they plan to attend either or both special meetings. If Scheme Shareholders or Cooper Shareholders vote by proxy, they may change their vote, among other ways, if they attend and vote at the special meetings.

If a Scheme Shareholder or Cooper Shareholder owns shares in his or her or its own name, such Scheme Shareholder or Cooper Shareholder is considered, with respect to those shares, the “shareholder of record.” If a shareholder’s shares are held in a stock brokerage account or by a bank or other nominee, such shareholder is considered the beneficial owner of shares held in “street name.”

Shareholders of record may use the enclosed proxy card(s) to tell the persons named as proxies how to vote such shareholder’s shares. The following shares will be included on the proxy cards of shareholders of record, if applicable:

•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”);

•	shares held in custody by Fidelity Management Trust Company, as Trustee of the Apex Tool 401(k) Savings Plan (“Apex Savings Plan”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent.

If a Scheme Shareholder or Cooper Shareholder properly completes, signs and dates a proxy card(s), such shareholder’s shares will be voted in accordance with his, her or its instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If such shareholder signs and returns his, her or its proxy card(s) appointing the Chairman of the meeting as his, her or its proxy but does not mark the proxy card(s) to tell the proxy how to vote on a voting item, such shares will be voted with respect to such voting item in accordance with the recommendations of the Cooper board of directors.

If a shareholder holds Cooper shares through CO-SAV and does not provide proper instructions to the trustee of CO-SAV on how to vote those shares by marking the appropriate boxes on the relevant proxy card, the trustee will vote those shares in the CO-SAV account in proportion to the way the other CO-SAV participants voted their shares and will also vote Cooper ordinary shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. If a shareholder holds shares through the Apex Savings Plan and does not provide proper instructions to the trustee of the Apex Savings Plan on how to vote those shares by marking the appropriate boxes on the relevant proxy card, the trustee will NOT vote those shares in your Apex Savings Plan account.

Scheme Shareholders and Cooper Shareholders may also vote over the Internet at www.proxyvote.com or by telephone at +1-800-690-6903 anytime up to 11:59 p.m. (Eastern Time in the U.S.) on the day immediately preceding the relevant meeting. Voting instructions are printed on the proxy cards or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meetings.

4.6	Voting Ordinary Shares Held in Street Name

If shares are held in an account through a bank, broker or other nominee, the holder must instruct the bank, broker or other nominee how to vote his, her or its shares by following the instructions that the bank, broker or other nominee provides to such holder along with this joint proxy statement/prospectus. The bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote shares, so Scheme Shareholders and Cooper Shareholders should read carefully the materials provided to them by their banks, brokers or other nominees.

If a shareholder who holds shares through a bank, broker or other nominee does not provide a signed voting instruction form to his, her or its bank, broker or other nominee, such shareholder’s shares will not be voted on any proposal on which the banks, brokers or other nominees do not have discretionary authority to vote. This is referred to in this joint proxy statement/prospectus and in general as a broker non-vote. In these cases, the bank, broker or other nominee will not be able to vote a holder’s shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on any of the proposals.

Accordingly, if a shareholder who holds shares through a bank, broker or other nominee fails to provide a signed voting instruction form to his, her or its bank, broker or other nominee, his, her or its shares held through such bank, broker or other nominee will not be voted.

5.	STRUCTURE OF SCHEME

It is proposed that, pursuant to the provisions of the Scheme, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and the Transfer Shares will be transferred to New Eaton in accordance with the terms of the Scheme.

The reserve arising from the cancellation of the Cancellation Shares will be capitalised and used to issue fully paid New Cooper Shares to New Eaton in place of the Cancellation Shares cancelled pursuant to the Scheme. Following the consummation of the Scheme, Cooper will be a wholly owned subsidiary of New Eaton.

6.	OPINION OF FINANCIAL ADVISOR TO COOPER

Please see “The Transaction—Opinion of Cooper’s Financial Advisor,” beginning on page [    ] of this proxy statement/prospectus.

7.	BOARD, MANAGEMENT AND EMPLOYEES

7.1	Generally

Upon the Scheme becoming effective, all of the Cooper directors intend to resign from the board of Cooper. Upon the Scheme becoming effective, one or more of the New Eaton directors will be appointed to the board of Cooper and two individuals who were members of the board of directors of Cooper as of the date of the transaction agreement will be appointed to the board of directors of New Eaton. Please see “The Transaction — Board of Directors and Management after the Transaction” beginning on page [—] of the joint proxy statement/prospectus.

7.2	Indemnification and Insurance

Indemnification rights in favour of each of the former and present directors and officers of Cooper are also included in Cooper’s articles of association.

Pursuant to the transaction agreement, New Eaton and Cooper have agreed to the continuation of certain existing indemnification rights in favour of each of the former and present directors and officers and employees of Cooper.

7.3	Employment and Benefits Matters

Pursuant to the transaction agreement:

(a)	For a period of one year following the effective time of the Scheme, New Eaton will provide to each Cooper employee (i) base compensation, target annual cash bonus (as a percentage of base compensation) and severance benefits (should such employee’s employment be terminated during such time) that, in each case, are no less favorable than were provided to such Cooper employee immediately before the effective time of the Scheme and (ii) other compensation opportunities and benefits that are substantially comparable, in the aggregate, to either (A) those generally made available to similarly situated Eaton employees or (B) to those provided to Cooper employees immediately before the effective time of the Scheme.

(b)	The transaction agreement also contains customary provisions providing for the granting of service credit and the waiving of pre-existing condition limitations (to the extent possible) for purposes of participation by Cooper employees in Eaton benefit plans. In addition, either Cooper, or New Eaton, depending on when the effective time of the Scheme occurs, will pay to Cooper employees participating in an annual bonus plan, annual bonuses in respect of 2012 based on actual performance (or, based on actual performance as of the effective time of the Scheme extrapolated through December 31, 2012, in the event that the effective time of the Scheme occurs prior to payment of 2012 bonuses and it is not practicable to pay such bonuses based on actual performance).

(c)	Finally, Eaton acknowledges that the consummation of the merger will constitute a “change of control” under certain of Cooper’s benefit plans and as of the effective time of the Scheme, Eaton will assume Cooper’s management continuity agreements with Cooper executives.

8.	COOPER EQUITY AWARD HOLDERS

8.1	Treatment of Cooper Stock Options

Stock Options Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan. Each award of stock options granted under Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the Scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive the consideration per share payable to Cooper shareholders under the Scheme with respect to the net number of Cooper ordinary shares subject to the stock option (after subtracting the exercise price of the option), less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). The net number of Cooper ordinary shares subject to the stock option will be determined by multiplying (a) the number of Cooper ordinary shares subject to the stock option, by (b) the excess, if any, of the closing price of a Cooper share on the effective date of the scheme or such earlier date on which Cooper shares were last traded over the per share exercise price of the stock option, and dividing by (c) the value of the consideration per share payable to Cooper shareholders under the transaction.

All Other Stock Options. Each award of stock options granted under a plan other than Cooper’s 2011 Omnibus Incentive Compensation Plan that is outstanding as of the effective time of the Scheme, whether or not vested, will, in accordance with the terms of the plan, be converted into the right to receive a cash payment equal to (a) the number of Cooper ordinary shares subject to the stock option, multiplied by (b) the excess, if any, of the value of the consideration per share payable to Cooper Shareholders (or, if greater, the closing price of a Cooper Share on the effective date of the scheme or such earlier date on which Cooper Shares were last traded) over the per share exercise price of the stock option, less any applicable tax withholdings.

8.2	Treatment of Other Cooper Equity-Based Awards

Restricted Share Units and Performance Shares Granted Under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan. Each award of restricted share units or performance shares granted under Cooper’s 2011 Omnibus Incentive Compensation Plan or Cooper’s Amended and Restated Stock Incentive Plan that is outstanding as of the effective time of the Scheme will, in accordance with the terms of the applicable plan, become fully vested and be converted into the right to receive the consideration per share payable to Cooper Shareholders, less any applicable tax withholdings (which will be deducted first from the cash portion of such consideration and then from the share portion). With respect to performance share awards, (a) for any such award granted under Cooper’s Amended and Restated Stock Incentive Plan, the number of Cooper Shares subject thereto will be determined based on target performance levels and (b) for any such award granted under Cooper’s 2011 Omnibus Incentive Compensation Plan, the number of Cooper Shares subject thereto will be determined based on the greater of target and actual performance levels.

Deferred Performance Shares Granted Under Cooper’s Amended and Restated Stock Incentive Plan. Each award of performance shares that has been deferred under Cooper’s Amended and Restated Stock Incentive Plan and that is outstanding as of the effective time of the Scheme will, in accordance with the terms of the plan, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper Shareholders (or, if greater, the closing price of a Cooper Share on the effective date of the scheme or such earlier date on which Cooper Shares were last traded), less any applicable tax withholdings.

Cooper Share Awards Granted Under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan. Each Cooper share award granted under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan or included in a deferred account under such plans that is outstanding as of the effective time of the Scheme will, in accordance with the terms of the applicable plan, whether or not then vested, become fully vested and be converted into the right to receive an amount in cash equal to the value of the consideration per share payable to Cooper Shareholders (or, if greater, the closing price of a Cooper Share on the effective date of the scheme or such earlier date on which Cooper Shares were last traded), less any applicable tax withholdings.

Dividend Equivalents. All dividend equivalents associated with outstanding Cooper equity-based awards will become payable in the form of consideration (i.e., cash or the consideration payable to Cooper Shareholders) that corresponds to the associated Cooper equity-based award.

9.	THE COOPER DIRECTORS & EXECUTIVE OFFICERS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

In considering the recommendation of the board of directors of Cooper, you should be aware that certain directors and officers of Cooper will have interests in the proposed transaction in addition to interests they might have as shareholders. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

9.1	Equity-Based Awards

Under the transaction agreement, equity awards held by Cooper’s directors and executive officers as of the effective time of the Scheme will be treated in the Scheme in the manner as equity award holders generally (as described in paragraph 8).

For an estimate of the amounts that would be payable to each of Kirk S. Hachigian, David A. Barta, Bruce M. Taten, Ivo Jurek and Kris Beyen (Cooper’s “named executive officers”) on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to Cooper’s Named Executive Officers” below. We estimate that the aggregate value of the settlement of unvested equity-based awards held by Cooper’s executive officers who are not named executive officers if the effective time of the Scheme were August 15, 2012 is approximately $11 million, assuming a value of $70.78 per Cooper Share. All Cooper directors, other than Kirk S. Hachigian, are fully vested in their outstanding stock options as well as Cooper shares credited to deferral accounts under Cooper’s Amended and Restated Directors’ Stock Plan or Cooper’s Amended and Restated Directors’ Retainer Fee Stock Plan. All restricted share units granted to directors, other than Kirk S. Hachigian, before 2009 are fully vested and any restricted stock units granted to directors since 2009 remain unvested while the director continues to serve on the Cooper board and immediately vest upon the date the director ceases to serve on the board or upon the effective time of the Scheme. We estimate that the aggregate amount that would be payable to all of Cooper’s directors on settlement of their unvested restricted share unit awards if the effective time of the Scheme were August 15, 2012 is approximately $18 million, assuming a value of $70.78 per Cooper Share. Because the consideration payable in respect of Cooper equity-based awards is not a fixed dollar amount, Cooper has used the average closing price per Cooper Share over the five business days following the public announcement of the Transaction on May 21, 2012 to determine the aggregate amounts reflected in this paragraph.

9.2	Management Continuity Agreements

Each of Cooper’s executive officers is party to a management continuity agreement that provides for certain compensation and benefits described below in the event that his or her employment were terminated by Cooper or Eaton for any reason other than cause, death, disability or retirement, or by the executive officer for good reason, at any time either within the two-year period following the Scheme or prior to the Scheme if the termination of employment were at the direction of Eaton (each a “Qualifying Termination”). Cooper will fund the amounts payable under the management continuity agreements into a rabbi trust (i.e., a trust that remains subject to the claims of general creditors).

(a)	Severance Payment. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment equal to the product of (a) three (in the case of the Chief Executive Officer and Senior Vice Presidents) or two (in the case of all other executive officers) and (b) the sum of the executive officer’s (i) base salary in effect immediately prior to the termination date (or, if higher, immediately prior to the Scheme) and (ii) annual bonus. For purposes of the lump sum cash payment, the bonus is based on the highest of (A) the executive officer’s target bonus in effect for the year in which the Scheme occurs, (B) the executive officer’s target bonus in effect for the year in which the termination date occurs and (C) the average annual bonus earned by the executive officer during the three years preceding the year in which either the Scheme or the termination date occurs (whichever is greater).

(b)	Welfare Benefits Continuation. Upon a Qualifying Termination, the executive officer would become entitled to continued life, disability, accident and health insurance benefits for three years (in the case of the Chief Executive Officer and Senior Vice Presidents) or two years (in the case of all other executive officers) following his or her date of termination. For up to five years thereafter, the executive officer is eligible for health insurance benefits until such benefits are made available to him or her by a subsequent employer or the executive officer attains age 65.

(c)	Pro-Rata Annual Bonus. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment equal to his or her target annual bonus for the year in which the termination occurred, pro-rated based on the number of full and partial months elapsed from the beginning of the then current calendar year through the effective time of the Scheme.

(d)	Pension Benefits. Upon a Qualifying Termination, the executive officer would become entitled to a lump sum cash payment equal to the value of the incremental benefits and contributions that the executive officer would have received under the Cooper Retirement Savings and Stock Ownership Plan and the Cooper Supplemental Executive Retirement Plan, based on the terms of the plans as in effect immediately prior to the Scheme and assuming the executive officer made the maximum allowable pre-tax contributions, for the three years (in the case of the Chief Executive Officer and Senior Vice Presidents) or two years (in the case of all other executive officers) following the executive officer’s date of termination.

(e)	Outplacement Services. Upon a Qualifying Termination, the executive officer would become entitled to outplacement services suitable to the executive officer’s position for up to one year.

(f)	Cutback for or Reimbursement of Excise Taxes. Each executive officer is entitled to reimbursement of any federal excise taxes imposed on the payments and benefits described above, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits would be reduced to such maximum amount.

For an estimate of the value of the payments and benefits described above that would be payable to each of Cooper’s named executive officers, see “—Quantification of Payments and Benefits to Cooper’s Named Executive Officers.” We estimate that the aggregate amount of the cash severance payments, the pro-rata annual bonus payments and the pension benefits payments described above that would be payable to all of Cooper’s executive officers who are not named executive officers if the effective time of the Scheme were August 15, 2012 and all such executive officers experienced a Qualifying Termination at such time is approximately $13 million.

9.3	Indemnification and Insurance

Pursuant to the terms of the transaction agreement, Cooper’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from New Eaton. In addition, the management continuity agreements require Cooper to maintain officers’ indemnification insurance for each executive officer for a period of five years following a Qualifying Termination, and Cooper’s directors and executive officers are party to individual indemnification agreements that provide for indemnification of any claims relating to their services to Cooper to the fullest extent permitted by applicable law.

9.4	Quantification of Payments and Benefits to Cooper’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each Cooper named executive officer would receive in connection with the Scheme, assuming the consummation of the Scheme occurred on August 15, 2012, and the named executive officer experienced a Qualifying Termination on such date.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Named Executive Officers
Kirk S. Hachigian	16,200,000	39,594,369	6,963,669	157,709	16,411,995	79,327,742
David A. Barta	3,956,267	8,000,005	972,593	150,192	3,614,595	16,693,652
Bruce M. Taten	3,018,633	5,937,605	696,995	87,113	2,904,122	12,644,468
Ivo Jurek	1,980,000	4,250,543	503,095	117,675	2,063,148	8,914,461
Kris Beyen	1,411,862	3,001,968	30,000	113,750	0	4,557,580

(1)	The cash payments payable to the named executive officers consist of the following:

(a) A pro-rata target annual bonus for 2012.

(b) A lump sum cash severance payment equal to the product of (i) three (in the case of Messrs. Hachigian, Barta and Taten) or two (in the case of Messrs. Jurek and Beyen) and (ii) the sum of the named executive officer’s (A) base salary in effect immediately prior to the termination date (or, if higher, immediately prior to the Scheme) and (B) annual bonus. For purposes of the lump sum cash payment, the bonus is based on the highest of (x) the named executive officer’s target bonus in effect for the year in which the Scheme occurs, (y) the named executive officer’s target bonus in effect for the year in which the termination date occurs and (z) the average annual bonus earned by the executive officer during the three years preceding the year in which either the transaction or the termination date occurs (whichever is greater).

These components of the cash payments are set forth in the table below. All cash payments are “double-trigger,” meaning that they are payable only upon a termination of employment during the two-year period following the consummation of the Scheme (or upon a termination of employment prior to consummation of the Scheme if the termination of employment occurs at the direction of Eaton).

Name	Pro-Rata Target Annual Bonus ($)	Severance Payment ($)
Kirk S. Hachigian	1,950,000	14,250,000
David A. Barta	386,267	3,570,000
Bruce M. Taten	278,133	2,740,500
Ivo Jurek	270,000	1,710,000
Kris Beyen	172,954	1,238,908

(2)	All unvested equity-based awards held by the named executive officers would be vested and settled on a “single-trigger” basis upon the consummation of the Scheme. The amounts above assume a price per Cooper Share of $70.78 (the average closing price per Cooper Share over the five business days following the public announcement of the Scheme on May 21, 2012) and that performance shares settle based on target performance levels. Set forth below are the values of each type of equity-based award that would be settled in connection with the Scheme.

Name	Stock Options ($)	Restricted Share Units ($)	Performance Shares ($)	Dividend Equivalents ($)
Named Executive Officers
Kirk S. Hachigian	6,118,993	10,776,680	21,833,862	864,834
David A. Barta	657,654	4,529,920	2,602,227	210,204
Bruce M. Taten	639,511	2,831,200	2,312,383	154,511
Ivo Jurek	473,199	2,052,620	1,632,896	91,828
Kris Beyen	363,574	1,274,040	1,314,385	49,969

(3)	Each amount above represents the value of a lump sum cash payment equal to the value of the incremental benefits and contributions that the named executive officer would have received under the Cooper Retirement Savings and Stock Ownership Plan and the Cooper Supplemental Executive Retirement Plan, based on the terms of the plans as in effect immediately prior to the Scheme and assuming the executive officer made the maximum allowable pre-tax contributions, for the three years (in the case of Messrs. Hachigian, Barta and Taten) or two years (in the case of Messrs. Jurek and Beyen) following the named executive officer’s date of termination. All such payments are “double-trigger,” meaning that they are payable only upon a termination of employment during the two-year period following the consummation of the Scheme (or upon a termination of employment prior to consummation of the Scheme if the termination of employment occurs at the direction of Eaton).

(4)	The amounts above include the estimated value of (a) continued participation in Cooper’s life, disability and accident benefits plans for three years (in the case of Messrs. Hachigian, Barta and Taten) or two years (in the case of Messrs. Jurek and Beyen) following his date of termination and (b) continued participation in Cooper’s health insurance plans for eight years (in the case of Messrs. Hachigian, Barta and Taten) or seven years (in the case of Messrs. Jurek and Beyen) following his date of termination. With respect to each named executive officer, the value of such benefits is estimated to be the following: Mr. Hachigian, $147,709; Mr. Barta, $140,192; Mr. Taten, $77,113; Mr. Jurek, $107,675; and Mr. Beyen, $103,750. In addition, each named executive officer would be eligible for outplacement services for one year following the date of termination, the value of which is estimated to be $10,000 for each named executive officer. All such compensation and benefits are “double-trigger,” meaning that they are payable only upon a termination of employment during the two-year period following the consummation of the Scheme (or upon termination of employment prior to consummation of the Scheme if the termination of employment occurs at the direction of Eaton).

(5)

Estimated excise tax reimbursements are subject to change based on the actual closing date of the Scheme, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates do not take into account the value of any non-competition covenants with a named executive officer or certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the closing of the Scheme, each of which may, in some cases, significantly reduce the amount of the potential excise tax reimbursements. Excise tax reimbursements are “single-trigger.”

10.	TAXATION

Please refer to “Certain Tax Consequences of the Transaction” beginning on page [    ] of the joint proxy statement/prospectus for a description of the material U.S. and Irish tax consequences of the Scheme to Cooper Shareholders.

11.	SETTLEMENT, LISTING AND DEALINGS

Following the consummation of the acquisition, Cooper Shares will be delisted from NYSE and deregistered under the Exchange Act.

Eaton has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration to Scheme Shareholders.

11.1	Consideration

Subject to the Scheme becoming effective, settlement of the consideration to which any Scheme Shareholder is entitled under the acquisition will be effected within fourteen (14) days of the Effective Date in the following manner:

(a)	New Eaton will despatch, or procure the Exchange Agent despatches cheques for such cash consideration to the persons entitled thereto, unless otherwise properly directed by the person entitled to, or payment shall be made in accordance with any dividend mandate in place (pursuant to the terms of the Scheme); and

(b)	New Eaton shall allot and issue the New Eaton Consideration Shares to the persons entitled thereto, unless otherwise properly directed by the person entitled thereto.

11.2	General

(a)	Fractional entitlements to New Eaton Consideration Shares will be aggregated and sold in the market by the Exchange Agent with any sale proceeds being distributed in cash pro-rata to the Scheme Shareholders whose fractional entitlements have been sold.

(b)	All payments shall be made in U.S. dollars ($).

(c)	New Eaton has confirmed that, except as provided for in the Scheme or otherwise with the consent of the Panel, any payment to which a Cooper Shareholder is entitled to receive from New Eaton will be implemented in full without regard to any lien, right of set-off, counterclaim or other analogous right to which New Eaton may be, or claim to be, entitled against any such Cooper Shareholder.

(d)	All documents and remittances sent to Scheme Shareholders (or in accordance with their directions) will be despatched at their own risk.

(e)	It is intended that all cheques issued by the Exchange Agent shall be drawn on a clearing bank in the State of New York.

11.3	Certain Effects of the Scheme

At the completion of the acquisition, which is expected in the second half of 2012, Eaton and Cooper will be combined under a new company incorporated in Ireland, where Cooper is incorporated today, that will be named Eaton Corporation plc. New Eaton Shares allotted and issued to former Scheme Shareholders will rank equally in all respects with the existing New Eaton Shares and will be entitled to receive any dividends or other distributions declared or paid by New Eaton in respect of New Eaton Shares with a record date on or after the date of their issue. Accordingly, former Scheme Shareholders will have an opportunity to share in the future earnings, dividends or growth, if any, of New Eaton.

12.	OVERSEAS SHAREHOLDERS

As regards Overseas Shareholders, the acquisition may be affected by the laws of the relevant jurisdictions. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of Overseas Shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This explanatory statement has been prepared for the purposes of complying with the laws of Ireland and the United States and the Takeover Rules and the rules of the Securities and Exchange Commission, respectively (to the extent applicable), and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside Ireland and the United States.

Overseas Shareholders are encouraged to consult their local tax advisor.

13.	ACTION TO BE TAKEN

Please refer to “The Special Meetings of Cooper’s Shareholders” beginning on page [—] of the joint proxy statement/prospectus for a summary of the actions to be taken.

15.	FURTHER INFORMATION

Your attention is drawn to the conditions and further terms of the Acquisition set out in the remaining parts of this document, all of which form part of this document.

Yours faithfully

/s/ Goldman, Sachs & Co.

PART 3 — THE SCHEME OF ARRANGEMENT

2012 No. [—] COS

THE HIGH COURT

IN THE MATTER OF COOPER INDUSTRIES PLC

AND IN THE MATTER OF THE COMPANIES ACTS 1963 TO 2012

SCHEME OF ARRANGEMENT

(UNDER SECTION 201 OF THE COMPANIES ACT 1963)

BETWEEN

COOPER INDUSTRIES PLC

AND

THE HOLDERS OF THE SCHEME SHARES

(AS HEREINAFTER DEFINED)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Acquisition,” the proposed acquisition by New Eaton of Cooper;

the “Act,” the Companies Acts 1963 to 2012 of Ireland;

“Business Day,” any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cancellation Record Time,” 10:00 p.m. (Irish time) on the day before the Irish High Court hearing to sanction the Scheme;

“Cancellation Shares,” any Cooper Shares in issue before the Cancellation Record Time, but excluding, in any case, the Transfer Shares, the Designated Shares and the Treasury Shares;

“Cash Consideration,” the cash consideration set out in Clause 2.1 and forming a part of the Scheme Consideration;

“Circular,” the document dated [—] 2012 on a Registration Statement on Form S-4 sent by the Company to Cooper Shareholders (and for information only, to Cooper Equity Award Holders) of which this Scheme forms part;

“Company” or “Cooper,” Cooper Industries PLC incorporated in Ireland with registered number 471594;

“Cooper Equity Award Holders,” the holders of Cooper Options and/or Cooper Share Awards;

“Cooper Option,” an option to purchase Cooper Shares;

“Cooper Share Award,” each right of any kind, contingent or accrued, to receive Cooper Shares or benefits measured in whole or in part by the value of a number of Cooper Shares (including restricted stock units, performance stock units, phantom stock units, and deferred stock units), other than Cooper Options;

“Cooper Share” or “Cooper Shares,” ordinary shares of US$0.01 each in the share capital of Cooper;

“Cooper Shareholders” or “Shareholders,” Holders of Cooper Shares;

“Court Meeting,” the meeting or meetings of the Scheme Shareholders (and any adjournment thereof) convened by order of the Irish High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Order,” the order or orders of the Irish High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act;

“Designated Shares,” means the seven Cooper Shares to be held by nominees appointed by New Eaton on behalf of New Eaton, in each case from a date prior to the date on which the Court Meeting is held;

“Eaton,” Eaton Corporation, an Ohio corporation;

“Effective Date,” the date on which this Scheme becomes effective in accordance with its terms;

“Exchange Agent,” Computershare Trust Company, N.A. or another bank or trust company appointed by Eaton (and reasonably acceptable to Cooper) to act as exchange agent for the payment of the Scheme consideration;

“Extraordinary General Meeting” or “EGM,” the extraordinary general meeting of the Cooper Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Forms of Proxy,” the PINK Form of Proxy for the Court Meeting, and the BLUE Form of Proxy for the EGM, as the context may require;

“Holder,” in relation to any Cooper Share, the Member whose name is entered in the Register of Members as the holder of the share, and “Joint Holders” shall mean the Members whose names are entered in the Register of Members as the joint holders of the share, and includes any person(s) entitled by transmission;

“Irish High Court,” the High Court of Ireland;

“Members,” members of the Company on its Register of Members at any relevant date (and each a “Member”);

“New Cooper Shares,” the ordinary shares of US$0.01 each in the capital of Cooper to be issued credited as fully paid up to New Eaton;

“New Eaton,” Eaton Corporation public limited company, a company incorporated in Ireland with registered number 512978 and having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2;

“New Eaton Consideration Shares,” the New Eaton Shares proposed to be issued and credited as fully paid to Scheme Shareholders pursuant to the Scheme and forming part of the Scheme consideration;

“New Eaton Shares,” the ordinary shares of US$0.01 each in the capital of New Eaton;

“Reduction of Capital,” the reduction of the share capital of Cooper by the cancellation of the Cancellation Shares to be effected as part of the Scheme as referred to in Clause 1.1 of this Scheme;

“Register of Members,” the register of members maintained by the Company pursuant to the Act;

“Registrar,” the Registrar of Companies in Dublin, Ireland;

“Restricted Jurisdiction,” any jurisdiction in relation to which the Company is advised that the release, publication or distribution of the Circular or the related Forms of Proxy or the allotment and issue of New Eaton Consideration Shares, would or might infringe the laws of that jurisdiction or would or might require compliance with any governmental or other consent or any registration, filing or other formality that the Company is unable to comply with or regards as unduly onerous to comply with;

“Restricted Overseas Shareholder,” a Scheme Shareholder (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any Scheme Shareholder whom Cooper believes to be in, or resident in, a Restricted Jurisdiction;

“Scheme” or “Scheme of Arrangement,” the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court and agreed to by Eaton, New Eaton and Cooper;

“Scheme Consideration,” the Cash Consideration and the New Eaton Consideration Shares;

“Scheme Record Time,” 10:00 p.m. (Irish time) on the day before the Effective Date;

“Scheme Shareholder,” a Holder of Scheme Shares;

“Scheme Shares,” the Cancellation Shares and the Transfer Shares;

“Transfer Shares,” Cooper Shares issued at or after the Cancellation Record Time and before the Scheme Record Time excluding, for the avoidance of doubt, the Designated Shares and Treasury Shares;

“Treasury Shares,” any shares held in Cooper by Cooper and/or any of its subsidiaries;

“US” or “United States,” the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US$,” “$” or “USD,” United States dollars, the lawful currency of the United States of America;

“Voting Record Time,” 11:59 p.m. (Eastern Time in the U.S.) on [—], 2012;

and references to Clauses are to Clauses of this Scheme.

(B)	The authorised share capital of the Company at the date of this Scheme is €40,000 and US$7,600,000 divided into 40,000 deferred ordinary shares of €1.00 each, 750,000,000 ordinary shares of US$0.01 each and 10,000,000 serial preferred shares of US$0.01 each. As of [—] [—] Cooper Shares in the share capital of Cooper (excluding Treasury Shares) have been issued and are credited as fully paid and the remainder are unissued.

(C)	As at the close of business on the date of the Cancellation Record Time, New Eaton (and/or its nominees) owned the Designated Shares.

(D)	Eaton and New Eaton have agreed to appear by counsel on the hearing of the petition to sanction this Scheme and to submit thereto. Eaton and New Eaton undertake to the Irish High Court to be bound by and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it or them for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Cancellation of the Cancellation Shares

1.1	Pursuant to sections 72 and 201 of the Act and Article 26 of the articles of association of the Company, the issued share capital of the Company shall be reduced by cancelling and extinguishing all of the Cancellation Shares without thereby reducing the authorised share capital of the Company.

1.2	Forthwith and contingently upon the Reduction of Capital taking effect:

(a)	the issued share capital of Cooper shall be increased to its former amount by the allotment and issue to New Eaton or its nominee (to be held on bare trust) of such number of New Cooper Shares in the capital of Cooper as shall be equal to the number of Cancellation Shares, with each such New Cooper Share having the same rights as the Cancellation Shares so cancelled; and

(b)	the reserve arising in the books of account of Cooper as a result of the said Reduction of Capital shall be capitalised and applied in paying up in full at par the New Cooper Shares allotted pursuant to Clause 1.2(a), which shall be allotted and issued credited as fully paid to New Eaton or its nominee (to be held on bare trust).

1.3	New Cooper Shares allotted and issued to New Eaton or its nominee (to be held on bare trust) pursuant to Clause 1.2(b) shall be credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever.

2.	Consideration for the Cancellation Shares, the Transfer Shares and the allotment of the New Cooper Shares

2.1	In consideration for the cancellation of the Cancellation Shares pursuant to Clause 1.1, the transfer of the Transfer Shares pursuant to Clause 4 and the allotment and issue of the New Cooper Shares as provided in Clause 1.2, New Eaton:

(a)	shall allot and issue credited as fully paid, in accordance with the provisions of Clause 5 below, to each Scheme Shareholder (as appearing on the Register of Members at the Scheme Record Time):

for each Scheme Share	0.77479 of a New Eaton Consideration Share, and

(b)	shall pay in cash (in accordance with the provisions of Clause 5 below) to each Scheme Shareholder (as appearing on the Register of Members at the Scheme Record Time):

for each Scheme Share	$39.15 in cash.

Fractional entitlements to New Eaton Consideration Shares shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the Scheme Shareholders.

2.2	None of Eaton, New Eaton or the Company shall be liable to any Scheme Shareholder for any cash payment, dividends or distributions with respect to Scheme Shares delivered to a public official in compliance with any abandoned property, escheat or law permitting attachment of money or property or similar law.

3.	New Eaton Consideration Shares

The New Eaton Consideration Shares shall:

3.1	be allotted and issued to each Holder credited as fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever; and

3.2	rank equally in all respects with the existing or to-be-issued New Eaton Consideration Shares and shall be entitled to receive any dividends or other distributions declared or paid by New Eaton in respect of New Eaton Consideration Shares with a record date on or after the date of their issue.

4.	Acquisition of Transfer Shares

Contingently upon and immediately following the cancellation of the Cancellation Shares becoming effective in accordance with the terms of this Scheme, the allotment of the New Cooper Shares referred to in Clause 1.2(a) of this Scheme and the registration of such New Cooper Shares in the name of New Eaton or its nominee (to be held on bare trust for New Eaton), New Eaton shall automatically, and without any further action required, acquire the Transfer Shares (including the legal and beneficial interest therein) of each Holder appearing in the Register of Members at the Scheme Record Time as the Holder of Transfer Shares fully paid, free from all liens, equities, charges, encumbrances and other interests and together with all and any rights at the date of this Scheme or thereafter attached thereto including voting rights and the right to receive and retain in full all dividends and other distributions declared, paid or made thereon, on the Effective Date.

5.	Settlement of Consideration

5.1	Eaton has appointed the Exchange Agent to effect the technical implementation of the settlement of the Scheme Consideration. For this purpose, on or immediately after the Completion, New Eaton shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Scheme Shareholders cash in an amount equal to the aggregate amount of the Cash Consideration and evidence of shares in book-entry form representing the aggregate New Eaton Consideration Shares.

5.2	Not later than 14 days after the Effective Date, New Eaton shall:

(a)	despatch, or procure the Exchange Agent despatches, cheques for such Cash Consideration to the persons entitled thereto in accordance with Clause 2.1, unless otherwise properly directed by the person entitled thereto, or payment shall otherwise be made in accordance with any dividend mandate in place pursuant to Clause 5.5 of this Scheme. All payments shall be made in US dollars ($); and

(b)	allot and issue the New Eaton Consideration Shares which it is required to allot and issue to the persons entitled thereto in accordance with Clause 2.1, unless otherwise properly directed by the person entitled thereto.

5.3	All deliveries of cheques required to be made pursuant to this Scheme shall be effected by sending the same through the post/mail in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the Register of Members at the Scheme Record Time (or, in the case of Joint Holders, at the registered address, as appearing in the said Register, of that one of the Joint Holders whose name then stands first in the said Register in respect of such joint holding) or in accordance with any special instructions regarding communications, or as otherwise properly directed by the persons entitled thereto, and none of the Company, Eaton or New Eaton shall be responsible for any loss or delay in the transmission of any cheques sent in accordance with this Clause 5, which shall be sent at the risk of the persons entitled thereto.

5.4	All cheques shall be made payable to the Holder or, in the case of Joint Holders, to the first named Holder of the Scheme Shares concerned, or as otherwise properly directed by the persons entitled thereto, and the encashment of any such cheque shall be a complete discharge to the Company, Eaton and New Eaton for the moneys represented thereby.

5.5	Each mandate in force on the Effective Date relating to the payment of dividends or other distributions on any Scheme Shares and other instructions given to the Company by Holders shall, unless notice of revocation of such instructions is received by the Exchange Agent prior to the Scheme Record Time, be deemed to be an effective mandate or instruction to New Eaton to pay and despatch the Scheme consideration payable under Clause 2 in accordance with such mandate.

6.	Overseas Shareholders

6.1	The provisions of Clauses 2, 3, 4 and 5 shall be subject to any prohibition or condition imposed by law. Cooper may in its sole discretion determine that the Cash Consideration and/or the New Eaton Consideration Shares will not be available in any Restricted Jurisdiction and/or that any Restricted Overseas Shareholder will not be entitled to require that the Cash Consideration be posted to an address in any Restricted Jurisdiction and/or to require that the New Eaton Consideration Shares be registered in his/her name with an address in such jurisdiction.

6.2	Notwithstanding the provisions of Clause 6.1, Cooper retains the right to permit the release, publication or distribution of the Circular or the Forms of Proxy to any Restricted Overseas Shareholder who satisfies Cooper (in its sole discretion) that doing so will not infringe the laws of the relevant Restricted Jurisdiction or require compliance with any governmental or other consent or any registration, filing or other formality that Cooper is unable to comply with or regards as unduly onerous to comply with.

7.	The Effective Date

7.1	This Scheme shall become effective as soon as an office copy of the Court Order and a copy of the minutes required by Section 75 of the Act shall have been duly delivered by the Company to the Registrar for registration and registered by him, all of which deliveries shall be subject to Clause 7.3.

7.2	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than May 21, 2013, or such later date as Eaton and Cooper may, with (if required) the consent of the Panel, agree and (if required) the Irish High Court may allow).

7.3	The Company, Eaton and New Eaton have agreed that in certain circumstances the necessary actions to seek sanction of this Scheme may not be taken.

8.	Modification

The Company, Eaton and New Eaton may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or any condition that the Irish High Court may approve or impose.

9.	Costs

The Company is authorised and permitted to pay all of its costs and expenses relating to the negotiation, preparation, approval and implementation of this Scheme.

10.	Governing Law

The Scheme shall be governed by, and construed in accordance with, the laws of Ireland and Cooper and the Scheme Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

Dated: [—] 2012

PART 4—ADDITIONAL INFORMATION

(as required by the Irish Takeover Rules)

1.	Responsibility

1.1.	The directors of Eaton accept responsibility for the information contained in this document, other than that relating to Cooper, its Associates (as defined in paragraph 4 below) and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Eaton (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2.	The directors of Cooper accept responsibility for the information contained in this document relating to Cooper and its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Cooper (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors and Registered Office

2.1.	The Eaton directors are:

George S. Barrett

Todd M. Bluedorn

Christopher M. Connor

Michael J. Critelli

Alexander M. Cutler

Charles E. Golden

Arthur E. Johnson

Ned C. Lautenbach

Deborah L. McCoy

Gregory R. Page

Eaton’s Corporate Headquarters is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, US.

2.2.	The Cooper directors are:

Stephen G. Butler

James J. Postl

Ivor J. Evans

Dan F. Smith

Kirk S. Hachigian

Gerald B. Smith

Linda A. Hill

Mark S. Thompson

Lawrence D. Kingsley

Cooper’s registered office is at Unit F10, Maynooth Business Campus, Maynooth, Co. Kildare, Ireland.

3.	Certain Financial Effects of the Scheme

The following table shows certain financial effects for a holder of 100 Cooper Shares if the Scheme becomes effective; in particular the effect on such shareholder’s capital and income position as a Cooper shareholder. This table disregards tax effects arising as a result of the Scheme becoming effective. In particular, it disregards the tax consequences of holding Cooper Shares, New Eaton Shares and the investment of cash consideration, as well as the tax consequences of the cancellation of Cooper Shares if the Scheme becomes effective. This table is for illustrative purposes only and is made on the bases and assumptions set out in the notes below, assuming that the Scheme becomes effective.

A.	Capital Value

	Notes	$
Market value of 100 Cooper Shares	1	5,584
Cash consideration		3,915
Market value of 77.479 New Eaton ordinary shares	2	3,448

Total value of scheme consideration		7,363

Increase in capital value		1,779
This represents an increase of approximately		32%

B.	Gross Income

	Notes	$
Gross dividend income from 100 Cooper Shares	3	124
Gross income from reinvestment of cash consideration	4	64
Gross dividend income from 77.479 New Eaton ordinary shares	5	118

Total gross income from consideration		182

Increase in gross income		58
This represents an increase of approximately		47%

Notes:

1.	Based on the closing price of $55.84 per Cooper Share on May 18, 2012 (being the last day preceding the announcement of the transaction).

2.	Based on the closing price of $44.50 per Eaton Corporation common share on August 30, 2012 (being the last practicable date before the printing of this joint proxy statement/prospectus).

3.	The gross income on Cooper Shares is based on Cooper’s 2Q 2012 declared dividend of $0.31 per share, annualized for one year.

4.	The gross income from reinvestment of the cash consideration is calculated on the assumption that the cash is reinvested to yield approximately 1.649% per annum, being the gross yield on 10-year United States Treasury Notes, as quoted by Bloomberg on August 27, 2012 (being the last practicable date before the printing of this joint proxy statement/prospectus).

5.	The gross income on Eaton Corporation common shares is based on Eaton Corporation’s 2Q 2012 declared dividend of $0.38 per share, annualized for one year.

4.	Market Quotations

The following table shows the Closing Price of relevant Eaton securities and relevant Cooper securities as derived from NYSE (i) on the first dealing day in each of the six months prior to the date of this joint proxy statement/prospectus; (ii) on Friday, May 18, 2012 (the last Business Day prior to the commencement of the Offer Period); and (iii) at the close of business on the latest practicable date prior to the printing of this joint proxy statement/prospectus.

Date	Eaton		Cooper
Thursday, March 1		$52.21		$61.14
Monday, April 2		$50.09		$64.06
Tuesday, May 1		$47.95		$62.49
Friday, May 18		$42.40		$55.84
Friday, June 1		$40.24		$68.50
Monday, July 2		$39.21		$67.99
Wednesday, August 1		$43.63		$71.80
[—][1]	$	[—]	$	[—]

[1]	Note: last practicable date before dispatch of the offer document

5.	Shareholders and Dealings

5.1.	For the purposes of this paragraph 4:

5.1.1.	Two or more persons are deemed to be acting in concert if they co-operate on the basis of an agreement, either express or tacit, either oral or written, aimed at

(1)	either:

(a)	the acquisition by any one or more of them of securities in the relevant company concerned; or

(b)	the doing, or the procuring of the doing, of any act that will or may result in an increase in the proportion of securities in the relevant company concerned held by any one or more of them; or

(2)	either:

(a)	acquiring control of the relevant company concerned; or

(b)	frustrating the successful outcome of an offer made for the purpose of the acquisition of control of the relevant company concerned;

and ‘acting in concert’ shall be construed accordingly;

5.1.2.	arrangement includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which may be an inducement to deal or refrain from dealing;

5.1.3.	associate of a company (being for the purposes of this definition either Cooper or Eaton) means:

(1)	a company’s holding company, subsidiaries, fellow subsidiaries and their associated companies and companies of which any such companies are associated companies (for this purpose, ownership or control of 20 percent or more of the equity share capital of a company is regarded as the test of associated company status);

(2)	a company’s connected advisors and persons controlling, controlled by or under the same control as such connected advisors;

(3)	the Cooper directors or the Eaton directors, as appropriate, and the directors of any company covered in (1) above (together in each case, with their spouse, close relatives and trustees of related trusts) and companies controlled by one or more such directors, their spouse, close relatives and trustees of related trusts;

(4)	a trustee of any pension scheme (other than an industry-wide scheme) in which the company or any company covered in (1) above participates;

(5)	a collective investment scheme or other person the investments of which the company or any associate of the company manages on a discretionary basis, in respect of the relevant investment accounts;

(6)	a person interested, or together with one or more persons acting in concert with that person, is interested in 5% or more of any class of relevant securities of the company;

(7)	a party to an arrangement with the company or an associate of the company in respect of relevant securities;

(8)	a person with a material business relationship with the company; or

(9)	a person (not covered by paragraphs (1) to (8) above) which is interested or deals in relevant securities of the company and has, in addition to that person’s normal interest as an investor in securities, an interest or potential interest, whether commercial, financial or personal, in the outcome of the Offer;

5.1.4.	connected advisor means a bank or financial or other professional advisor (including a stockbroker) which is acting in relation to the acquisition for the company (being for the purposes of this definition either Cooper or Eaton) or for an associate of the company described in (a) of the definition of “associate” above (excluding a bank which is only providing normal commercial banking services or activities such as cash confirmation, the handling of acceptances and other registration work and excluding exempt market makers), provided that, in the case of an advisor which is a partnership, only partners and professional staff actively engaged in relation to the acquisition or who are customarily engaged in the affairs of the relevant client or who have engaged in these offices within two years prior to the start of the relevant offer period shall be deemed associates of the company;

5.1.5.	control means the holding, whether directly or indirectly, of securities in a company that confer in aggregate 30 percent or more of the voting rights in that company;

5.1.6.	derivative includes any financial product whose value, in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying security;

5.1.7.	disclosure date means [—] being the latest practicable date before the posting of this document;

5.1.8.	disclosure period means the period commencing on May 21, 2011 (being the date 12 months before the commencement of the offer period) and ending on the disclosure date;

5.1.9.	exempt fund manager means a discretionary fund manager which has been recognised by the Irish Takeover Panel as an exempt fund manager for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the Irish Takeover Panel of the withdrawal of such recognition;

5.1.10.	exempt market maker means a person who, in relation to the securities concerned, is registered as a market-maker in those securities with the London Stock Exchange or is accepted by the Irish Takeover Panel as a market-maker in those securities and who, in either case, has been recognised by the Irish Takeover Panel as an exempt market-maker for the purposes of the Irish Takeover Rules, has been notified in writing of that fact by the Irish Takeover Panel and has not been notified by the Irish Takeover Panel of the withdrawal of such recognition;

5.1.11.	interest in or interested in a relevant security means:

(1)	for the purpose of determining whether a person has an “interest in a relevant security” or is “interested in a relevant security”;

(2)	that person shall be deemed to have an “interest,” or to be “interested,” in a relevant security if and only if he or she has a long position in that security; and

(3)	a person who has only a short position in a relevant security shall be deemed not to have an interest, nor to be interested, in that security;

5.1.12.	Long position and short position:

(1)	A person shall be deemed to have a long position in a relevant security for the purposes of paragraph 5.1.11 if he or she directly or indirectly:

(a)	owns that security; or

(b)	has the right or option to acquire that security or to call for its delivery; or

(c)	is under an obligation to take delivery of that security; or

(d)	has the right to exercise or control the exercise of the voting rights (if any) attaching to that security,

or to the extent that none of sub-paragraphs (a) to (d) above applies to that person, if he or she:

(e)	will be economically advantaged if the price of that security increases; or

(f)	will be economically disadvantaged if the price of that security decreases, irrespective of:

(i)	how any such ownership, right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to purchase, option or derivative; and

(ii)	whether any such ownership, right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise,

provided that a person who has received an irrevocable commitment to accept an offer (or to procure that another person accept an offer) shall not,

by virtue only of sub-paragraph (b) or (c) above, be treated as having an interest in the Relevant Securities that are the subject of the irrevocable commitment;

5.1.13.	A person shall be deemed to have a short position in a relevant security for the purposes of paragraph 5.1.11 if he or she directly or indirectly:

(1)	has the right or option to dispose of that security or to put it to another person; or

(2)	is under an obligation to deliver that security to another person; or

(3)	is under an obligation either to permit another person to exercise the voting rights (if any) attaching to that security or to procure that such voting rights are exercised in accordance with the directions of another person, or to the extent that none of sub-paragraphs (1) to (3) above applies to that person if he or she:

(4)	will be economically advantaged if the price of that security decreases; or

(5)	will be economically disadvantaged if the price of that security increases, irrespective of:

(a)	how any such right, option, obligation, advantage or disadvantage arises and including, for the avoidance of doubt and without limitation, where it arises by virtue of an agreement to sell, option or derivative; and

(b)	whether any such right, option, obligation, advantage or disadvantage is absolute or conditional and, where applicable, whether it is in the money or otherwise;

5.1.14.	relevant Eaton securities in relation to Eaton shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:

(1)	equity share capital of Eaton; and

(2)	securities or any other instruments of Eaton conferring on their holders rights to convert into or to subscribe for any securities of the foregoing category;

5.1.15.	relevant Cooper securities means in relation to Cooper shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning:

(1)	securities of Cooper which are the subject of the Scheme or which confer voting rights;

(2)	equity share capital of Cooper; and

(3)	securities or any other instruments of Cooper conferring on their holders rights to convert into or to subscribe for any new securities of the foregoing categories;

5.1.16.	relevant period means the period commencing on May 21, 2012 and ending on the disclosure date; and

5.1.17.	relevant securities means relevant Eaton securities or relevant Cooper securities, as appropriate, and relevant security shall be construed appropriately.

5.2.	Interests and short positions in relevant Cooper securities

5.2.1.	As at the close of business on the disclosure date, the Cooper directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Cooper securities (excluding options and other share awards which are disclosed in paragraph 5.2.2 below):

Share Ownership

name	number of shares owned
Stephen G. Butler	17,305

Ivor J. Evans	4,185

Kirk S. Hachigian[1]	348,633

Linda A. Hill	9,564

Lawrence D. Kingsley	6,484

James J. Postl	4,163

Dan F. Smith	5,764

Gerald B. Smith	13,773

Mark S. Thompson	6,633

1	Includes 345,035 shares directly owned and 3,598 shares held in Cooper’s Retirement Savings and Stock Ownership Plan plus:

5.2.2.	As at the close of business on the disclosure date, the following options or awards over Cooper shares have been granted to the following Cooper directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Cooper share plans and remain outstanding:

Stock Options

name	number of shares under options	exercise price per share (US$)		expiry date
Stephen G. Butler	4,000 4,000 4,000 4,000	$ $ $ $	28.64 32.60 46.73 49.39	04/27/2014 04/26/2015 04/25/2016 04/24/2017

Ivor J. Evans	4,000 4,000 4,000 4,000	$ $ $ $	28.64 32.60 46.73 49.39	04/27/2014 04/26/2015 04/25/2016 04/24/2017

Kirk S. Hachigian	280,000 321,800 424,350 291,000 269,000 262,600	$ $ $ $ $ $	47.16 44.21 28.89 43.78 65.76 60.88	02/16/2014 02/11/2015 02/08/2016 02/14/2017 02/14/2018 02/13/2019

name	number of shares under options	exercise price per share (US$)		expiry date
Linda A. Hill	4,000 4,000 4,000 4,000	$ $ $ $	28.64 32.60 46.73 49.39	04/27/2014 04/26/2015 04/25/2016 04/24/2017

Lawrence D. Kingsley	4,000		$49.39	04/24/2017

James J. Postl	4,000 4,000 4,000 4,000	$ $ $ $	28.64 32.60 46.73 49.39	04/27/2014 04/26/2015 04/25/2016 04/24/2017

Dan F. Smith	4,000 4,000 4,000 4,000	$ $ $ $	28.64 32.60 46.73 49.39	04/27/2014 04/26/2015 04/25/2016 04/24/2017

Gerald B. Smith	4,000 4,000 4,000 4,000	$ $ $ $	28.64 32.60 46.73 49.39	04/27/2014 04/26/2015 04/25/2016 04/24/2017

Mark S. Thompson	4,000		$49.39	04/24/2017

Other Share Awards

name	number of shares subject to awards[1]
Stephen G. Butler	33,872

Ivor J. Evans	40,836

Kirk S. Hachigian[2]	460,731

Linda A. Hill	31,511

Lawrence D. Kingsley	15,915

James J. Post[l]	44,858

Dan F. Smith	66,509

Gerald B. Smith	25,404

Mark S. Thompson	15,915

1	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 33,872 shares; Mr. Evans – 40,836 shares; Ms. Hill – 31,511 shares; Mr. Kingsley – 15,915 shares; Mr. Postl – 44,858 shares; Mr. D. Smith – 66,509 shares; Mr. G. Smith – 25,404 shares; and Mr. Thompson – 15,915 shares.

2	Includes share awards granted under Cooper’s Amended and Restated Stock Incentive Plan and 2011 Omnibus Incentive Plan:

•	152,256 restricted stock units that vest in three equal installments in June 2016, 2017 and 2018;

•	109,125 performance-based share awards at the target level of performance for the performance period beginning January 1, 2010 and ending December 31, 2012;

•	100,875 performance-based share awards at the target level of performance for the performance period beginning January 1, 2011 and ending December 31, 2013; and

•	98,475 performance-based share awards at the target level of performance for the performance period beginning January 1, 2012 and ending December 31, 2014.

5.2.3.	Save as described in paragraph 5.2.1 and 5.2.2 above, as at the close of business on the disclosure date, no Cooper director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Cooper securities.

5.2.4.	As at the close of business on the disclosure date no associates of Cooper (by virtue of paragraph (1) of the definition of associate) were interested and did not hold any short positions in relevant Cooper securities.

5.2.5.	As at the close of business on the disclosure date, no trustee of any pension scheme in which Cooper or any subsidiary of Cooper participates, was interested, or held any short positions, in any relevant Cooper securities.

5.2.6.	As at the close of business on the disclosure date, Goldman Sachs (financial advisor to Cooper) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Goldman Sachs, was interested, or held any short positions, in the following relevant Cooper securities.

Entity	Nature	Number of Securities
Goldman, Sachs & Co.	US$0.01 Ordinary Shares – Long	142,537
Goldman, Sachs & Co.	US$0.01 Ordinary Shares – Short	(37,360)
Goldman Sachs Financial Markets, L.P.	US$0.01 Ordinary Shares – Long	3,464
Goldman Sachs Financial Markets, L.P.	US$0.01 Ordinary Shares – Short	(10)
Goldman, Sachs & Co.	Call Option – Purchased	4,000
Goldman, Sachs & Co.	Call Option – Written	(4,000)
Goldman, Sachs & Co.	Put Option – Purchased	(11,800)
Goldman, Sachs & Co.	Put Option – Written	2,700
Goldman Sachs Financial Markets, L.P.	SWAP Basket – Short	(3,256)

5.2.7.	As at the close of business on the disclosure date, no partner or member of the professional staff of Ernst & Young LLP (Cooper’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010 was interested, or held any short positions, in any relevant Cooper securities.

5.2.8.	As at the close of business on the disclosure date, no partner or member of the professional staff of Arthur Cox (Irish legal advisor to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010 was interested, or held any short positions, in any relevant Cooper securities.

5.2.9.	As at the close of business on the disclosure date, no partner or member of the professional staff of Wachtell Lipton Rosen & Katz (US legal advisor to Cooper) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Cooper since May 21, 2010, were interested in any relevant Cooper securities.

5.2.10.	As at the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Cooper was interested, or held any short positions, in any relevant Cooper securities.

5.2.11.	Neither Cooper nor, so far as the Cooper directors are aware, any associate (by virtue of paragraphs (1) to (4) of the definition of “associate”) has any arrangement with any other person in relation to relevant Cooper securities or held any short positions in any relevant Cooper securities.

5.2.12.	No Cooper director holds short positions in any relevant Cooper securities.

5.2.13.	No indemnity or option arrangement, nor any agreement or understanding, formal or informal, between two or more persons relating to any relevant Cooper securities, which is or may be an inducement to one or more such persons to deal or refrain from dealing in the relevant Cooper securities exists between Eaton or any other person acting in concert with Eaton, and any other person.

5.2.14.	As at the close of business on the disclosure date, Eaton did not hold any interest or short position in any relevant Cooper securities.

5.2.15.	As at the close of business on the disclosure date no associates of Eaton (by virtue of paragraph (1) of the definition of associate) were interested in relevant Cooper securities or held any short positions in any relevant Cooper securities.

5.2.16.	As at the close of business on the disclosure date, no Eaton director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Cooper securities.

5.2.17.	As at the close of business on the disclosure date, Morgan Stanley and Citi (financial advisors to Eaton) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Morgan Stanley or Citi, was interested and did not hold any short positions, in the following relevant Cooper securities:

Name	Number of relevant Cooper securities
Morgan Stanley & Co. LLC	73,739
Morgan Stanley Equity Services Inc.,	630
PDT Partners Fusion Fund, LLC	4,700
Citi	66,224

5.2.18.	As at the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Cooper securities.

5.2.19.	As at the close of business on the disclosure date, no partner or member of the professional staff of Simpson Thacher & Bartlett LLP (US legal advisor to Eaton) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Eaton since May 21, 2010, was interested, or held any short positions, in any relevant Cooper securities.

5.2.20.	As at the close of business on the disclosure date, no partner or member of the professional staff of Matheson Ormsby Prentice (Irish tax counsel to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Cooper securities.

5.2.21.	As at the close of business on the disclosure date, no partner or member of the professional staff of Fenwick & West LLP (US tax counsel to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Cooper securities.

5.2.22.	Save as disclosed in this paragraph 5.2, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Eaton, held any interest or any short position in any relevant Cooper securities.

5.2.23.	The information in this paragraph 5.2 in respect of each member of Eaton and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Eaton directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.3.	Dealings in relevant Cooper securities

5.3.1.	The dealings during the disclosure period in relevant Cooper securities by the Cooper directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Director Dealings in relevant Cooper Securities.

Name	Nature of Transaction	Date	Number	Price
Stephen G. Butler	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	123	$61.10
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/01/2011	23	$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	170	$44.38
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	10/03/2011	32	$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	140	$54.49
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	01/03/2012	26	$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	128	$64.06
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	04/02/2012	24	$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956	$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345	$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231	$61.18
	Deferred shares accrued as dividend equivalents under the Directors’ Stock Plan	07/02/2012	131	$67.99
	Deferred shares accrued as dividend equivalents under the Directors’ Retainer Fee Stock Plan	07/02/2012	23	$67.99
	Exercised stock options under the Directors’ Stock Plan and sold related shares	08/23/2012	4,000	Exercise price $18.64 Sale price $74.00

Name	Nature of Transaction	Date	Number	Price
Ivor J. Evans	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	141	$61.10
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/01/2011	37	$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	195	$44.38
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	10/03/2011	52	$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	160	$54.49
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	01/03/2012	42	$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	146	$64.06
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	04/02/2012	39	$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956	$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	322	$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231	$61.18
	Deferred Shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	149	$67.99
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/02/2012	37	$67.99
	Exercised stock options under Directors’ Stock Plan and sold related shares	08/23/2012	4,000	Exercise Price $18.64
				Sales Price $73.94

Name	Nature of Transaction	Date	Number	Price
Kirk S. Hachigian	Exercised stock options under the Amended and Restated Stock Incentive Plan and sold related shares	11/29/2011	145,573	Exercise Price $41.19
				Sale Price $53.88
	Grant of Stock Options under the 2011 Omnibus Incentive Compensation Plan	02/13/2012	262,600	Exercise Price $60.88
	Vesting of Restricted Stock Units under the Amended and Restated Stock Incentive Plan	02/13/2012	40,000	$60.88
	Shares surrendered to satisfy tax withholding obligations on the vesting of Restricted Stock Units	02/13/2012	14,580	$60.88
	Vesting of Performance Shares under the Amended and Restated Stock Incentive Plan	02/13/2012	106,100	$60.88
	Shares surrendered to satisfy tax withholding obligations on the vesting of Performance Shares	02/13/2012	38,677	$60.88
	Shares acquired under the Cooper Stock Ownership and Retirement Savings Plan	VAR	196	$0(1)
(1) Matching contribution in the form of company shares made to the Cooper Industries Retirement Savings and Stock Ownership Plan.

Linda A. Hill	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	135	$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	187	$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	154	$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	140	$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956	$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345	$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231	$61.18
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	144	$67.99

Name	Nature of Transaction	Date	Number	Price
Lawrence D. Kingsley	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	63	$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	87	$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	71	$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	66	$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956	$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345	$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231	$61.18
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	72	$67.99

James J. Postl	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	137	$61.10
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/01/2011	60	$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	189	$44.38
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	10/03/2011	84	$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	155	$54.49
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	01/03/2012	69	$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	142	$64.06
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	04/02/2012	63	$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956	$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345	$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231	$61.18
	Deferred Shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	144	$67.99
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/02/2012	60	$67.99

Name	Nature of Transaction	Date	Number	Price
Dan F. Smith	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	153		$61.10
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/01/2011	144		$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	212		$44.38
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	10/03/2011	199		$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	174		$54.49
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	01/03/2012	163		$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	159		$64.06
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	04/02/2012	149		$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956		$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345		$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231		$61.18
	Deferred Shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	161		$67.99
	Deferred Shares accrued as dividend equivalents under Directors’ Retainer Fee Stock Plan	07/02/2012	142		$67.99

Gerald B. Smith	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	107		$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	148		$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	121		$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	111		$64.06
	Exercised stock options under the Directors’ Stock Plan	03/27/2011	2,000	$	Exercise Price 20.54
	Stock Award under Directors’ Stock Plan	04/23/2012	956		$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345		$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231		$61.18
	Deferred Shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	116		$67.99
	Exercised stock options under Directors’ Stock Plan and sold related shares	07/31/2012	4,000		Exercise Price $18.64
					Sale Price $71.94

Name	Nature of Transaction	Date	Number	Price
Mark S. Thompson	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	07/01/2011	63	$61.10
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	10/03/2011	87	$44.38
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	01/03/2012	71	$54.49
	Deferred shares accrued as dividend equivalents under Directors’ Stock Plan	04/02/2012	66	$64.06
	Stock Award under Directors’ Stock Plan	04/23/2012	956	$61.18
	Shares surrendered to satisfy tax withholding obligations on the receipt of stock award	04/23/2012	345	$61.88
	Grant of Restricted Stock Units under Directors’ Stock Plan	04/23/2012	2,231	$61.18
	Deferred Shares accrued as dividend equivalents under Directors’ Stock Plan	07/02/2012	72	$67.99

5.3.2.	During the disclosure period Cooper has redeemed or purchased relevant Cooper securities as follows:

Nature of Transaction	Date	Quantity	Minimum Price per Unit	Maximum Price per Unit
Redemption	05/23/2011	20,000	61.78	63.17
Redemption	05/24/2011	20,000	62.40	63.38
Redemption	05/25/2011	20,000	62.00	62.84
Redemption	05/26/2011	50,000	60.62	61.73
Redemption	05/27/2011	50,000	60.61	61.84
Redemption	05/31/2011	35,634	60.62	61.84
Redemption	05/31/2011	1,657	61.78	63.05
Redemption	06/01/2011	23,273	61.77	61.00
Redemption	06/01/2011	1,657	62.63	62.63
Redemption	06/02/2011	20,000	62.44	61.87
Redemption	06/03/2011	20,000	63.05	61.78
Redemption	08/01/2011	100,000	53.88	54.30
Redemption	08/01/2011	2,589	65.14	65.14
Redemption	08/02/2011	128,000	54.20	54.91
Redemption	08/04/2011	432,400	51.96	53.15
Redemption	08/05/2011	439,400	51.03	52.57
Redemption	08/08/2011	100,000	50.35	52.12
Redemption	08/09/2011	200,000	48.81	50.92
Redemption	08/10/2011	400,000	47.20	49.83
Redemption	08/11/2011	400,000	45.54	47.59
Redemption	08/12/2011	390,000	45.49	47.63
Redemption	08/15/2011	400,000	45.68	47.38
Redemption	08/16/2011	400,000	46.08	48.90
Redemption	08/17/2011	400,000	48.41	49.90
Redemption	08/18/2011	400,000	49.30	49.99
Redemption	08/19/2011	400,000	47.50	49.47
Redemption	08/22/2011	400,000	47.01	48.44
Redemption	08/24/2011	100,000	41.69	43.78
Redemption	08/25/2011	100,000	41.48	43.06
Redemption	08/26/2011	100,000	41.17	43.76
Redemption	08/29/2011	100,000	43.27	44.63
Redemption	08/30/2011	100,000	42.88	44.73
Redemption	08/31/2011	100,000	42.24	44.71
Redemption	09/01/2011	100,000	44.77	46.00

Nature of Transaction	Date	Quantity	Minimum Price per Unit	Maximum Price per Unit
Redemption	09/02/2011	100,000	45.49	46.62
Redemption	09/06/2011	100,000	46.72	47.70
Redemption	09/07/2011	100,000	45.99	47.63
Redemption	09/08/2011	100,000	44.29	45.36
Redemption	09/09/2011	100,000	42.47	43.80
Redemption	09/12/2011	100,000	44.53	47.08
Redemption	09/13/2011	100,000	45.93	47.64
Redemption	09/14/2011	100,000	44.21	46.10
Redemption	09/15/2011	100,000	43.74	44.82
Redemption	09/16/2011	50,000	45.35	47.35
Redemption	09/19/2011	50,000	46.15	48.43
Redemption	09/20/2011	50,000	47.50	48.43
Redemption	09/21/2011	50,000	46.69	48.13
Redemption	09/22/2011	50,000	46.55	47.96
Redemption	09/23/2011	50,000	46.34	47.94
Redemption	09/26/2011	50,000	46.10	47.27
Redemption	09/27/2011	50,000	43.26	44.76
Redemption	09/28/2011	50,000	44.08	45.65
Redemption	09/29/2011	50,000	44.93	47.63
Redemption	09/30/2011	50,000	48.85	50.11
Redemption	10/03/2011	25,000	47.80	48.00
Redemption	10/04/2011	23,660	47.10	48.00
Redemption	10/05/2011	25,000	46.29	48.00
Redemption	10/06/2011	50,000	44.45	46.39
Redemption	10/07/2011	49,834	43.50	45.08
Redemption	10/11/2011	25,000	45.82	47.72
Redemption	10/12/2011	4,802	47.13	48.00
Redemption	10/13/2011	3,030	47.96	48.00
Redemption	12/02/2011	55,352	53.45	53.45
Redemption	01/19/2012	29,813	54.01	54.01
Redemption	02/21/2012	5,000	60.06	61.20
Redemption	02/22/2012	5,000	60.18	60.87
Redemption	02/23/2012	5,000	61.46	60.55
Redemption	02/24/2012	5,000	60.58	61.47
Redemption	02/27/2012	5,000	60.71	61.33
Redemption	02/28/2012	5,000	60.31	60.94
Redemption	02/29/2012	5,000	60.12	60.61
Redemption	03/01/2012	5,000	59.19	60.28
Redemption	03/02/2012	5,000	59.67	60.44
Redemption	03/05/2012	5,000	60.67	61.77
Redemption	03/06/2012	5,000	60.92	61.85
Redemption	03/07/2012	5,000	59.96	61.05
Redemption	03/08/2012	5,000	59.59	60.43
Redemption	03/09/2012	5,000	59.00	59.65
Redemption	03/12/2012	5,000	58.78	59.26
Redemption	03/13/2012	5,000	59.76	60.61
Redemption	03/14/2012	5,000	60.36	60.86
Redemption	03/15/2012	5,000	60.45	60.91
Redemption	03/16/2012	5,000	61.24	63.59

5.3.3.	During the relevant period, there were no dealings in relevant Cooper securities by any associate of Cooper (within the meaning of paragraph (1) of the definition of associate) nor any trustee of any pension scheme in which Cooper or any subsidiary of Cooper participates.

5.3.4.	During the relevant period, there were no dealings in relevant Cooper securities by Goldman Sachs (financial advisor to Cooper) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Goldman Sachs.

5.3.5.	During the relevant period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of Ernst & Young LLP (auditors to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010.

5.3.6.	During the relevant period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of Arthur Cox (Irish legal advisor to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010.

5.3.7.	During the relevant period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of Wachtell, Lipton, Rosen & Katz (US legal advisor to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010.

5.3.8.	During the relevant period, there were no dealings in relevant Cooper securities by a fund manager (other than an exempt fund manager) connected with Cooper.

5.3.9.	During the relevant period, there were no dealings in relevant Cooper securities by any person that has an arrangement with Cooper or with any associate of Cooper.

5.3.10.	During the disclosure period, Eaton had no dealings in any relevant Cooper securities.

5.3.11.	During the relevant period, there were no dealings in relevant Cooper securities by any associate of Eaton (within the meaning of paragraph (1) of the definition of associate).

5.3.12.	During the disclosure period, no Eaton director had any dealings in any relevant Cooper securities.

5.3.13.	During the disclosure period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.3.14.	During the disclosure period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of Simpson Thacher & Bartlett LLP (US legal advisor to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.3.15.	During the disclosure period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of Matheson Ormsby Prentice (Irish tax counsel to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.3.16.	During the disclosure period, there were no dealings in relevant Cooper securities by any partner or member of the professional staff of Fenwick & West LLP (US tax counsel to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.3.17.	During the disclosure period, there were no dealings in relevant Cooper securities by any person that has an arrangement with Eaton or with any person acting in concert with Eaton.

5.3.16.	The dealings during the disclosure period in Cooper securities by Morgan Stanley and Citi (financial advisors to Eaton) or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Morgan Stanley and Citi were as follows:

Party	Date Range From / To		Nature of Transaction	Number of relevant Cooper securities	Price Range ($) High - Low
Morgan Stanley & affiliates	May 21, 2011	August 20, 2011	Buy	758,535	62.85	41.67
			Sell	382,458	62.99	43.25
	August 21, 2011	November 20, 2011	Buy	296,583	55.88	41.40
			Sell	722,492	55.23	42.50
	November 21, 2011	February 20, 2012	Buy	348,057	61.52	50.96
			Sell	207,607	61.71	50.79
	February 21, 2012	March 20, 2012	Buy	28,780	64.18	58.80
			Sell	137,303	64.18	58.83
	March 21, 2012	April 20, 2012	Buy	18,655	64.01	60.16
			Sell	28,912	64.61	60.22
	April 21, 2012	May 20, 2012	Buy	77,745	64.14	55.46
			Sell	31,712	63.52	55.50
	June 8, 2012	June 8, 2012	Buy	—	—	—
			Sell	10	67.63	67.63
	July 2, 2012	July 2, 2012	Buy	—	—	—
			Sell	40	66.34	66.34
	July 3, 2012	July 3, 2012	Buy	—	—	—
			Sell	5	66.21	66.21
Citi & affiliates	May 21 2011	August 20, 2011	Buy	0
			Sell	0
	August 21, 2011	November 20, 2011	Buy	0
			Sell	0
	November 21, 2011	February 20, 2012	Buy	0
			Sell	0
	February 21, 2012	March 20, 2012	Buy	0
			Sell	0
	March 21, 2012	April 20, 2012	Buy	0
			Sell	0
	April 21, 2012	May 20, 2012	Buy	0
			Sell	0
	May 21, 2012	June 7, 2012	Buy	0
			Sell	0

5.3.17.	Save as disclosed in this paragraph 5.3, as at close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Eaton dealt in any relevant Cooper securities.

5.3.18.	The information in this paragraph 5.3 in respect of each member of Eaton and all persons controlling, controlled by, or under the same control as each of them has been included subject to Eaton directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.4.	Interests and short positions in relevant Eaton securities

5.4.1.	As at the close of business on the disclosure date, the Eaton directors (including persons connected with them (within the meaning of the Irish Companies Act 1990)) were interested in the following relevant Eaton securities (excluding options which are disclosed in paragraph 5.4.2 below):

Name	Number of relevant Eaton securities
George Barrett	4,288
Todd Bluedorn	6,536
Christopher Connor	12,650
Michael Critelli	83,426
Alexander Cutler	617,454.4
Charles Golden	10,590
Arthur Johnson	9,590
Ned Lautenbach	61,996
Deborah McCoy	44,936
Gregory Page	22,590

5.4.2.	As at the close of business on the disclosure date, the following options or awards over Eaton shares have been granted to the following Eaton directors (including persons connected with them within the meaning of the Irish Companies Act 1990) under the Eaton share plans and remain outstanding:

Name	Options or awards over relevant Eaton securities	Expiry Date
George Barrett	0	N/A

Todd Bluedorn	0	N/A

Christopher Connor	20,000	4/26/16
	6,504	1/23/17
	6,450	1/22/18

Michael Critelli	7,732	1/27/14
	7,408	1/25/15
	7,296	1/24/16
	6,504	1/23/17
	6,450	1/22/18

Alexander Cutler	2,930	2/22/15
	399,070	2/22/15
	330,000	2/21/16
	2,477	2/27/17
	277,523	2/27/17
	2,405	2/26/18
	234,995	2/26/18
	3,722	2/22/21
	150,978	2/22/21
	8,462	2/24/14

Charles Golden	20,000	1/24/17
	6,450	1/22/18

Arthur Johnson	0	N/A

Name	Options or awards over relevant Eaton securities	Expiry Date
Ned Lautenbach	12,912	1/21/13
	7,732	1/27/14
	7,408	1/25/15
	7,296	1/24/16
	6,504	1/23/17
	6,450	1/22/18

Deborah McCoy	12,912	1/23/13
	7,732	1/27/14
	7,408	1/25/15
	7,296	1/24/16
	6,504	1/23/17
	6,450	1/22/18

Gregory Page	20,000	1/23/13
	7,732	1/27/14
	7,408	1/25/15
	7,296	1/24/16
	6,504	1/23/17
	6,450	1/22/18

5.4.3.	Save as described in paragraph 5.4.1 and 5.4.2 above, as at the close of business on the disclosure date, no Eaton director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Eaton securities.

5.4.4.	As at the close of business on the disclosure date no associates of Eaton (by virtue of paragraph (1) of the definition of associate) were interested, or held any short positions in relevant Eaton securities.

5.4.5.	As at the close of business on the disclosure date, no trustee of any pension scheme in which Eaton or any subsidiary of Eaton participates, was interested, or held any short positions, in any relevant Eaton securities.

5.4.6.	As at the close of business on the disclosure date, no partner or member of the professional staff of Ernst & Young LLP (Eaton’s auditor) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Eaton securities.

5.4.7.	As at the close of business on the disclosure date, Morgan Stanley and Citi (financial advisors to Eaton) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Morgan Stanley or Citi, was interested, and did not hold any short positions, in the following relevant Eaton securities:

Name	Number of relevant Eaton securities
Morgan Stanley Capital Services LLC	649
Morgan Stanley & Co. LLC	161,689
Morgan Stanley Equity Services Inc.,	12,600
PDT Partners Fusion Fund, LLC	2,100
Citi	272,433

5.4.8.	As at the close of business on the disclosure date, no partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Eaton securities.

5.4.9.	As at the close of business on the disclosure date, no partner or member of the professional staff of Simpson Thacher & Bartlett LLP (US legal advisor to Eaton) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Eaton since May 21, 2010, was interested, or held any short positions, in any relevant Eaton securities.

5.4.10.	As at the close of business on the disclosure date, no partner or member of the professional staff of Matheson Ormsby Prentice (Irish tax counsel to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Eaton securities.

5.4.11.	As at the close of business on the disclosure date, no partner or member of the professional staff of Fenwick & West LLP (US tax counsel to Eaton) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010 was interested, or held any short positions, in any relevant Eaton securities.

5.4.12.	As at the close of business on the disclosure date, no fund manager (other than an exempt fund manager) connected with Eaton was interested, or held any short positions, in any relevant Eaton securities.

5.4.13.	Neither Cooper nor, so far as the Eaton directors are aware, any associate (by virtue of paragraphs (1) to (4) of the definition of “associate”) has any arrangement with any other person in relation to relevant Eaton securities or held any short positions in any relevant Eaton securities.

5.4.14.	No Eaton director holds short positions in any relevant Eaton securities.

5.4.15.	As at the close of business on the disclosure date, Cooper did not hold any interest or short position in any relevant Eaton securities.

5.4.16.	As at the close of business on the disclosure date no associates of Cooper (by virtue of paragraph (1) of the definition of associate) were interested in relevant Eaton securities or held any short positions in any relevant Eaton securities.

5.4.17.	As at the close of business on the disclosure date, no Cooper director (including persons connected with them (within the meaning of the Companies Act 1990)) was interested, or held any short positions, in any relevant Eaton securities, except James J. Postl holds 875 shares of Eaton common stock. An investment manager acquired these shares on behalf of Mr. Postl without his input or knowledge.

5.4.18.	As at the close of business on the disclosure date, Goldman Sachs (financial advisor to Cooper) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Goldman Sachs, was interested, or held any short positions, in the following relevant Eaton securities:

Entity	Nature	Number of Securities
Goldman, Sachs & Co.	US$0.50 Ordinary Shares – Long	8,208,188
Goldman, Sachs & Co.	US$0.50 Ordinary Shares – Short	(1,973,573)
Goldman Sachs Financial Markets, L.P.	US$0.50 Ordinary Shares – Long	110,476
Goldman Sachs Financial Markets, L.P.	US$0.50 Ordinary Shares – Short	(117,807)
Goldman, Sachs & Co.	Call Option – Purchased	600,300
Goldman, Sachs & Co.	Call Option – Written	(502,700)
Goldman, Sachs & Co.	Put Option – Purchased	(173,600)
Goldman, Sachs & Co.	Put Option – Written	268,200
Goldman, Sachs & Co.	CFD – Short	(5,184)
Goldman Sachs Financial Markets, L.P.	CFD – Long	1,260
Goldman Sachs Financial Markets, L.P.	Swap – Long	76

5.4.19.	As at the close of business on the disclosure date, no partner or member of the professional staff of Arthur Cox (Irish legal advisor to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010 was interested, or held any short positions, in any relevant Eaton securities.

5.4.20.	As at the close of business on the disclosure date, no partner or member of the professional staff of Wachtell Lipton Rosen & Katz (US legal advisor to Cooper) actively engaged in relation to the acquisition, or otherwise customarily engaged in the affairs of Cooper since May 21, 2010, was interested in any relevant Eaton securities.

5.4.21.	Save as disclosed in this paragraph 5.4, as at the close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Cooper, held any interest or any short position in any relevant Eaton securities.

5.4.22.	The information in this paragraph 5.4 in respect of each member of Cooper and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Cooper directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

5.5.	Dealings in relevant Eaton securities

5.5.1.	The dealings during the disclosure period in relevant Eaton securities by the Eaton directors or persons connected with them (within the meaning of the Irish Companies Act 1990) were as follows:

Director dealings in relevant Eaton securities

Name	Nature of transaction	Date	Number of relevant Eaton securities	Price ($)
George Barrett	Restricted shares issued under stock plan	January 25, 2012	2,288	N/A

Todd Bluedorn	Restricted shares issued under stock plan	January 25, 2012	2,288	N/A

Christopher Connor	Acquired Phantom Shares pursuant to fee deferral	March 31, 2012	533.25	49.70
	Restricted shares issued under stock plan	January 25, 2012	2,288	N/A
	Acquired Phantom Shares pursuant to fee deferral	December 31, 2011	627.15	43.85
	Acquired Phantom Shares pursuant to fee deferral	September 30, 2011	718.13	38.29
	Purchased shares	August 12, 2011	1,000	41.02
	Acquired Phantom Shares pursuant to fee deferral	June 30, 2011	574.47	47.87

Michael Critelli	Stock option exercise	January 30, 2012	9,000	18.64
	Sale of shares	January 30, 2012	9,000	18.64
	Restricted shares issued under stock plan	January 25, 2012	2,288	N/A
	Exercise stock options and acquired common shares	August 15, 2011	3,912	18.64

Alexander Cutler	Vesting of restricted stock units and acquired common shares	May 8, 2012	183,330	N/A
	Tax shares withheld	May 8, 2012	75,917	45.13
	Exercised stock options and acquired common shares	February 27, 2012	5,772	17.325
	Tax shares withheld	February 27, 2012	1,908	52.398
	Exercised stock options and acquired common shares	February 27, 2012	475,538	29.535
	Sale of common shares	February 27, 2012	505,090	52.05
	Vesting and settlement of Restricted stock units and acquired common shares	February 24, 2012	9,166	N/A
	Tax shares withheld	February 24, 2012	3,796	52.09
	Vesting and settlement of restricted stock units	February 23, 2012	27,086	N/A
	Tax shares withheld	February 23, 2012	10,431	51.77
	Vesting and settlement of restricted stock units	February 22, 2012	11,350	N/A
	Tax shares withheld	February 22, 2012	3,566	52.24
	Awarded stock options	February 21, 2012	151,300	N/A
	Awarded stock options	February 21, 2012	40,915	N/A

Name	Nature of transaction	Date	Number of relevant Eaton securities	Price ($)
Charles Golden	Acquired Phantom Shares pursuant to fee deferral	March 31, 2012	237.66	49.706
	Awarded restricted shares	January 25, 2012	2,288	N/A
	Acquired Phantom Shares pursuant to fee deferral	December 31, 2011	269.40	43.849
	Acquired Phantom Shares pursuant to fee deferral	September 30, 2011	308.48	38.294
	Acquired Phantom Shares pursuant to fee deferral	June 30, 2011	301.61	47.87
	Gift of shares	October 27, 2011	21,800	N/A
	Exercised stock options and acquired common shares	August 29, 2011	4,924	20.30
	Forfeited shares	August 29, 2011	2,427	41.18

Arthur Johnson	Awarded restricted shares	January 25, 2012	2,288	N/A

Ned Lautenbach	Acquired Phantom Shares pursuant to fee deferral	March 31, 2012	729.29	49.706
	Awarded restricted shares	January 25, 2012	2,288	N/A
	Acquired Phantom Shares pursuant to fee deferral	December 31, 2011	826.70	43.849
	Exercised stock options and acquired common shares	November 9, 2011	3,640	17.285
	Sale of common shares	November 9, 2011	3,419	44.664
	Forfeited common shares	November 9, 2011	221	44.67
	Exercised stock options and acquired common shares	November 9, 2011	5,768	17.285
	Acquired Phantom Shares pursuant to fee deferral	September 30, 2011	946.62	38.294
	Gifted common shares	September 14, 2011	14,100	N/A
	Transferred beneficial ownership of common shares from indirect to direct	September 13, 2011	17,000	N/A
	Acquired Phantom Shares pursuant to fee deferral	June 30, 2011	757.26	47.87

Deborah McCoy	Awarded restricted shares	January 25, 2012	2,288	N/A
	Exercised stock options and acquired common shares	November 30, 2011	9,408	17.285
	Sale of common shares	November 30, 2011	9,408	44.7207

Gregory Page	Acquired Phantom Shares pursuant to fee deferral	March 31, 2012	194.91	49.706
	Exercised stock options and acquired common shares	February 27, 2012	10,000	20.49
	Awarded restricted shares	January 25, 2012	2,288	N/A
	Acquired Phantom Shares pursuant to fee deferral	December 31, 2012	220.94	43.849
	Acquired Phantom Shares pursuant to fee deferral	September 30, 2011	252.99	38.294
	Acquired Phantom Shares pursuant to fee deferral	June 30, 2011	215.44	47.87

5.5.2.	During the disclosure period Eaton repurchased the following relevant Eaton securities:

number of relevant securities repurchased	date of repurchase	price range ($) (high to low)
107,000	June 8, 2011	47.35 – 46.14

103,700	July 29, 2011	48.45 – 47.70

105,000	August 1, 2011	48.18 – 46.88

151,000	August 2, 2011	47.17 – 47.07

66,000	August 3, 2011	45.50 – 45.43

70,000	August 4, 2011	43.24 – 43.06

1,085,000	August 8, 2011	40.00 – 39.94

1,139,519	August 9, 2011	40.00 – 39.86

1,008,000	August 10, 2011	39.75 – 39.68

1,157,000	August 18, 2011	39.95 – 38.45

262,000	August 19, 2011	38.25 – 38.06

131,700	August 22, 2011	37.98 – 37.75

200	August 26, 2011	38.49 – 38.47

54,400	September 6, 2011	38.90 – 38.85

519,000	September 9, 2011	39.00 – 38.94

530,000	September 12, 2011	38.15 – 37.33

296,400	September 13, 2011	39.00 – 38.74

44,000	September 14, 2011	39.00 – 38.80

288,000	September 23, 2011	35.01 – 33.98

5.5.3.	During the disclosure period, there were no dealings in relevant Eaton securities by any associate of Eaton (within the meaning of paragraph (1) of the definition of associate) nor any trustee of any pension scheme in which Eaton or any subsidiary of Eaton participates.

5.5.4.	During the disclosure period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of Ernst & Young LLP (auditors to Eaton) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.5.5.	During the disclosure period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of A&L Goodbody (Irish legal advisor to Eaton) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.5.6.	During the disclosure period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of Simpson Thacher & Bartlett LLP (US legal advisor to Eaton) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.5.7.	During the disclosure period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of Matheson Ormsby Prentice (Irish tax counsel to Eaton) engaged actively in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.5.8.	During the disclosure period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of Fenwick & West LLP (US tax counsel to Eaton) who is actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Eaton since May 21, 2010.

5.5.9.	The dealings during the disclosure period in Eaton securities by Morgan Stanley and Citi (financial advisors to Eaton) or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Morgan Stanley and Citi were as follows:

Party	Date Range From / To		Nature of Transaction	Number of relevant Eaton securities	Price Range ($) High - Low
Morgan Stanley & affiliates	May 21 2011	August 20, 2011	Buy	949,548	53.00	37.92
			Sell	737,989	53.07	37.90

	August 21, 2011	November 20, 2011	Buy	701,777	47.29	33.57
			Sell	1,168,425	47.24	33.83

	November 21, 2011	February 20, 2012	Buy	707,599	52.05	40.55
			Sell	865,744	52.14	40.85

	February 21, 2012	March 20, 2012	Buy	486,212	52.89	48.47
			Sell	60,342	52.94	48.57

	March 21, 2012	April 20, 2012	Buy	374,450	51.03	45.92
			Sell	163,861	50.50	46.06

	April 21, 2012	May 20, 2012	Buy	100,951	49.21	42.23
			Sell	340,466	49.17	42.29

	May 21, 2012	May 21, 2012	Buy	1,302	42.12	42.03
			Sell	1,342	42.11	42.04

	June 25, 2012	June 25, 2012	Buy	3	39.55	39.55
			Sell	—	—	—

Citi & affiliates	May 21 2011	August 20, 2011	Buy	—	—	—
			Sell	—	—	—

	August 21, 2011	November 20, 2011	Buy	—	—	—
			Sell	—	—	—

	November 21, 2011	February 20, 2012	Buy	—	—	—
			Sell	—	—	—

	February 21, 2012	March 20, 2012	Buy	—	—	—
			Sell	—	—	—

	March 21, 2012	April 20, 2012	Buy	—	—	—
			Sell	—	—	—

	April 21, 2012	May 20, 2012	Buy	—	—	—
			Sell	—	—	—

	May 21, 2012	June 7, 2012	Buy	—	—	—
			Sell	—	—	—

Party	Date		Nature of Transaction	Number of relevant Eaton securities (subject to options acquired)	Exercise Price of Options
	From	To			High	Low
Morgan Stanley and Affiliates	May-21-11	Aug-20-11	Buy	—	—	—
			Sell	—	—	—

	Aug-21-11	Nov-20-11	Buy	17,400	40.00	40.00
			Sell	—	—	—

	Nov-21-11	Feb-20-12	Buy	52,600	50.00	45.00
			Sell	200	50.00	50.00

	Feb-21-12	Mar-20-12	Buy	200	55.00	50.00
			Sell	400	50.00	50.00

5.5.10.	During the disclosure period, there were no dealings in relevant Eaton securities by a fund manager (other than an exempt fund manager) connected with Eaton.

5.5.11.	During the disclosure period, there were no dealings in relevant Cooper securities by any person that has an arrangement with Eaton or with any person acting in concert with Eaton.

5.5.12.	During the disclosure period, Cooper had no dealings in any relevant Eaton securities.

5.5.13.	During the relevant period, there were no dealings in relevant Eaton securities by any associate of Cooper (within the meaning of paragraph (1) of the definition of associate).

5.5.14.	During the disclosure period, no Cooper director had any dealings in any relevant Eaton securities, except an investment manager for James J. Postl purchased 100 shares of Eaton common stock at a price of US$42.07 per share on May 21, 2012. The investment manager acquired these shares without Mr. Postl’s input or knowledge.

5.5.15.	The dealings during the relevant period, in relevant Eaton securities by Goldman Sachs (financial advisor to Cooper) or any persons (other than exempt market makers) controlling, controlled by, or under the same control as Goldman Sachs were as follows:

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	21/05/2012	Common Shares	Buy	224,952	43.36	41.95	Sell	473,842	43.36	41.96
Goldman, Sachs & Co.	22/05/2012	Common Shares	Buy	232,634	42.72	42.08	Sell	548,200	42.73	42.06
Goldman, Sachs & Co.	23/05/2012	Common Shares	Buy	271,907	42.94	41.95	Sell	707,329	42.94	41.94
Goldman, Sachs & Co.	24/05/2012	Common Shares	Buy	576,204	43.50	42.71	Sell	645,180	43.50	42.71
Goldman, Sachs & Co.	25/05/2012	Common Shares	Buy	1,125,072	43.82	43.15	Sell	794,397	43.82	43.16
Goldman, Sachs & Co.	29/05/2012	Common Shares	Buy	670,570	44.18	43.50	Sell	583,141	44.17	43.52
Goldman, Sachs & Co.	30/05/2012	Common Shares	Buy	546,778	43.45	42.73	Sell	582,548	43.45	42.76
Goldman, Sachs & Co.	31/05/2012	Common Shares	Buy	792,171	43.41	42.24	Sell	650,303	55.00	42.25
Goldman, Sachs & Co.	01/06/2012	Common Shares	Buy	757,355	41.59	40.22	Sell	695,996	41.59	40.22

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	04/06/2012	Common Shares	Buy	839,244	50.00	38.29	Sell	791,348	40.20	38.28
Goldman, Sachs & Co.	05/06/2012	Common Shares	Buy	707,415	40.16	38.70	Sell	852,915	40.16	38.71
Goldman, Sachs & Co.	06/06/2012	Common Shares	Buy	169,783	41.34	40.39	Sell	324,702	41.34	40.42
Goldman, Sachs & Co.	07/06/2012	Common Shares	Buy	1,155,749	42.60	41.06	Sell	940,292	42.66	41.06
Goldman, Sachs & Co.	08/06/2012	Common Shares	Buy	377,825	41.24	40.70	Sell	283,985	41.25	40.66
Goldman, Sachs & Co.	11/06/2012	Common Shares	Buy	829,853	41.78	40.04	Sell	664,000	41.78	40.04
Goldman, Sachs & Co.	12/06/2012	Common Shares	Buy	1,014,353	40.66	39.91	Sell	788,175	46.00	39.91
Goldman, Sachs & Co.	13/06/2012	Common Shares	Buy	271,695	40.43	39.11	Sell	216,564	40.33	39.14
Goldman, Sachs & Co.	14/06/2012	Common Shares	Buy	480,663	39.77	39.18	Sell	85,564	39.77	39.18
Goldman, Sachs & Co.	15/06/2012	Common Shares	Buy	783,558	50.00	35.00	Sell	545,146	49.00	30.00
Goldman, Sachs & Co.	18/06/2012	Common Shares	Buy	401,126	39.74	39.29	Sell	206,102	39.73	39.29
Goldman, Sachs & Co.	19/06/2012	Common Shares	Buy	98,106	40.24	39.67	Sell	197,934	40.25	39.67
Goldman, Sachs & Co.	20/06/2012	Common Shares	Buy	587,748	39.91	39.09	Sell	603,920	39.91	39.07
Goldman, Sachs & Co.	21/06/2012	Common Shares	Buy	708,943	39.45	37.71	Sell	652,504	39.49	37.72
Goldman, Sachs & Co.	22/06/2012	Common Shares	Buy	1,791,061	38.78	37.96	Sell	1,159,793	38.78	37.96
Goldman, Sachs & Co.	25/06/2012	Common Shares	Buy	688,365	37.99	36.98	Sell	846,470	44.00	36.98
Goldman, Sachs & Co.	26/06/2012	Common Shares	Buy	255,259	37.62	37.00	Sell	258,677	37.62	36.98
Goldman, Sachs & Co.	27/06/2012	Common Shares	Buy	331,600	37.69	37.22	Sell	325,205	37.69	37.25
Goldman, Sachs & Co.	28/06/2012	Common Shares	Buy	1,003,752	37.57	36.94	Sell	796,917	43.00	36.96
Goldman, Sachs & Co.	29/06/2012	Common Shares	Buy	1,240,663	39.63	38.32	Sell	1,190,583	39.63	38.32
Goldman, Sachs & Co.	02/07/2012	Common Shares	Buy	1,247,123	39.55	38.73	Sell	895,890	39.56	38.73
Goldman, Sachs & Co.	03/07/2012	Common Shares	Buy	760,798	40.49	39.35	Sell	1,236,334	40.49	39.36
Goldman, Sachs & Co.	05/07/2012	Common Shares	Buy	1,276,074	40.63	39.96	Sell	1,092,881	40.65	39.97
Goldman, Sachs & Co.	06/07/2012	Common Shares	Buy	974,165	39.55	39.01	Sell	1,764,720	39.54	39.01
Goldman, Sachs & Co.	09/07/2012	Common Shares	Buy	2,253,431	39.60	38.96	Sell	1,623,301	39.60	38.96
Goldman, Sachs & Co.	10/07/2012	Common Shares	Buy	1,076,522	39.66	37.39	Sell	1,195,340	39.76	37.41
Goldman, Sachs & Co.	11/07/2012	Common Shares	Buy	347,924	42.00	36.87	Sell	224,923	37.85	36.87
Goldman, Sachs & Co.	12/07/2012	Common Shares	Buy	279,927	37.26	36.38	Sell	250,844	37.27	36.41
Goldman, Sachs & Co.	13/07/2012	Common Shares	Buy	556,582	38.22	37.27	Sell	137,286	38.22	37.22
Goldman, Sachs & Co.	16/07/2012	Common Shares	Buy	459,718	38.04	37.31	Sell	397,850	38.04	37.32

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	17/07/2012	Common Shares	Buy	380,333	38.68	37.55	Sell	250,961	38.66	37.52
Goldman, Sachs & Co.	18/07/2012	Common Shares	Buy	1,148,938	39.58	37.99	Sell	979,734	39.59	37.99
Goldman, Sachs & Co.	19/07/2012	Common Shares	Buy	857,919	40.00	39.25	Sell	849,863	39.98	39.30
Goldman, Sachs & Co.	20/07/2012	Common Shares	Buy	953,319	50.00	38.84	Sell	1,009,912	40.00	30.00
Goldman, Sachs & Co.	23/07/2012	Common Shares	Buy	963,637	41.73	38.25	Sell	1,089,097	41.73	38.40
Goldman, Sachs & Co.	24/07/2012	Common Shares	Buy	1,100,405	41.05	40.48	Sell	1,194,037	41.06	40.43
Goldman, Sachs & Co.	25/07/2012	Common Shares	Buy	1,251,759	42.24	41.30	Sell	1,436,767	42.24	41.30
Goldman, Sachs & Co.	26/07/2012	Common Shares	Buy	2,010,510	43.43	42.58	Sell	1,736,444	43.48	42.59
Goldman, Sachs & Co.	27/07/2012	Common Shares	Buy	1,566,352	44.32	43.41	Sell	1,462,253	44.33	43.41
Goldman, Sachs & Co.	30/07/2012	Common Shares	Buy	2,192,900	44.03	43.75	Sell	1,939,208	44.02	43.74
Goldman, Sachs & Co.	31/07/2012	Common Shares	Buy	1,617,815	44.00	43.71	Sell	1,802,229	43.99	43.71
Goldman, Sachs & Co.	01/08/2012	Common Shares	Buy	2,037,213	44.05	32.00	Sell	1,902,599	44.08	30.00
Goldman, Sachs & Co.	02/08/2012	Common Shares	Buy	520,880	43.23	42.41	Sell	293,898	50.00	42.41
Goldman, Sachs & Co.	03/08/2012	Common Shares	Buy	2,080,744	44.46	43.77	Sell	1,884,139	44.47	43.79
Goldman, Sachs & Co.	06/08/2012	Common Shares	Buy	1,737,971	44.76	44.23	Sell	1,110,916	44.79	44.23
Goldman, Sachs & Co.	07/08/2012	Common Shares	Buy	132,640	45.01	44.60	Sell	117,138	45.09	44.60
Goldman, Sachs & Co.	08/08/2012	Common Shares	Buy	1,810,495	45.41	44.24	Sell	1,785,015	45.42	44.25
Goldman, Sachs & Co.	09/08/2012	Common Shares	Buy	206,509	45.67	45.24	Sell	419,480	45.65	45.23
Goldman, Sachs & Co.	10/08/2012	Common Shares	Buy	1,530,725	46.17	45.23	Sell	1,478,665	46.17	45.28
Goldman, Sachs & Co.	13/08/2012	Common Shares	Buy	1,535,065	46.16	45.50	Sell	1,548,212	46.17	45.51
Goldman, Sachs & Co.	14/08/2012	Common Shares	Buy	1,594,890	46.10	45.26	Sell	1,582,534	46.12	45.27
Goldman, Sachs & Co.	15/08/2012	Common Shares	Buy	1,692,165	45.76	45.36	Sell	1,561,302	45.79	25.00
Goldman, Sachs & Co.	16/08/2012	Common Shares	Buy	1,654,096	46.24	45.44	Sell	1,593,452	46.24	36.00
Goldman, Sachs & Co.	17/08/2012	Common Shares	Buy	281,687	46.50	38.00	Sell	175,300	46.51	37.00
Goldman, Sachs & Co.	20/08/2012	Common Shares	Buy	1,910,076	46.33	45.71	Sell	1,698,711	46.19	45.69
Goldman, Sachs & Co.	21/08/2012	Common Shares	Buy	1,719,471	46.76	45.60	Sell	1,620,551	46.76	30.00
Goldman, Sachs & Co.	22/08/2012	Common Shares	Buy	348,539	45.97	45.33	Sell	379,613	45.98	30.00
Goldman Sachs Financial Markets, L.P.	21/05/2012	Common Shares	Buy	91,384	42.77	41.76	Sell	50	42.09	42.09
Goldman Sachs Financial Markets, L.P.	22/05/2012	Common Shares	Buy	215	42.66	42.41	Sell	—	—	—

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman Sachs Financial Markets, L.P.	24/05/2012	Common Shares	Buy	13	42.99	42.99	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	25/05/2012	Common Shares	Buy	—	—	—	Sell	64,521	43.36	43.36
Goldman Sachs Financial Markets, L.P.	29/05/2012	Common Shares	Buy	111	44.00	43.78	Sell	215	NA	NA
Goldman Sachs Financial Markets, L.P.	30/05/2012	Common Shares	Buy	5	43.02	43.02	Sell	1,326	43.31	43.00
Goldman Sachs Financial Markets, L.P.	31/05/2012	Common Shares	Buy	—	—	—	Sell	2,010	42.97	42.39
Goldman Sachs Financial Markets, L.P.	01/06/2012	Common Shares	Buy	186	40.74	40.74	Sell	9,393	40.64	40.22
Goldman Sachs Financial Markets, L.P.	04/06/2012	Common Shares	Buy	—	—	—	Sell	26,955	40.11	38.29
Goldman Sachs Financial Markets, L.P.	05/06/2012	Common Shares	Buy	1,321	NA	NA	Sell	6,889	40.14	39.02
Goldman Sachs Financial Markets, L.P.	06/06/2012	Common Shares	Buy	2,060	41.34	41.34	Sell	233	41.34	41.16
Goldman Sachs Financial Markets, L.P.	07/06/2012	Common Shares	Buy	11,494	42.64	41.12	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	08/06/2012	Common Shares	Buy	26,869	41.22	41.22	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	11/06/2012	Common Shares	Buy	7,283	42.46	40.36	Sell	2,170	41.07	41.00
Goldman Sachs Financial Markets, L.P.	12/06/2012	Common Shares	Buy	170	NA	NA	Sell	10,761	40.61	39.92
Goldman Sachs Financial Markets, L.P.	13/06/2012	Common Shares	Buy	—	—	—	Sell	2,126	NA	NA
Goldman Sachs Financial Markets, L.P.	14/06/2012	Common Shares	Buy	1,128	39.74	39.46	Sell	25	NA	NA
Goldman Sachs Financial Markets, L.P.	15/06/2012	Common Shares	Buy	4,463	39.87	39.46	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	18/06/2012	Common Shares	Buy	10,761	NA	NA	Sell	11	39.52	39.52
Goldman Sachs Financial Markets, L.P.	19/06/2012	Common Shares	Buy	4	40.28	40.28	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	20/06/2012	Common Shares	Buy	—	—	—	Sell	1,128	NA	NA
Goldman Sachs Financial Markets, L.P.	21/06/2012	Common Shares	Buy	8	38.42	38.42	Sell	2,687	NA	NA

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman Sachs Financial Markets, L.P.	25/06/2012	Common Shares	Buy	7	NA	NA	Sell	552	37.20	37.09
Goldman Sachs Financial Markets, L.P.	26/06/2012	Common Shares	Buy	62	37.39	37.39	Sell	2,478	37.60	37.41
Goldman Sachs Financial Markets, L.P.	27/06/2012	Common Shares	Buy	16	37.54	37.54	Sell	644	37.60	37.43
Goldman Sachs Financial Markets, L.P.	28/06/2012	Common Shares	Buy	8	37.27	37.10	Sell	2,393	37.57	36.94
Goldman Sachs Financial Markets, L.P.	29/06/2012	Common Shares	Buy	3,524	39.63	39.30	Sell	17,520	39.63	38.99
Goldman Sachs Financial Markets, L.P.	02/07/2012	Common Shares	Buy	1	39.03	39.03	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	03/07/2012	Common Shares	Buy	38,897	40.46	40.29	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	05/07/2012	Common Shares	Buy	2,385	NA	NA	Sell	320	40.34	40.22
Goldman Sachs Financial Markets, L.P.	06/07/2012	Common Shares	Buy	5,406	NA	NA	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	10/07/2012	Common Shares	Buy	72	39.63	39.59	Sell	17,692	38.34	37.47
Goldman Sachs Financial Markets, L.P.	11/07/2012	Common Shares	Buy	—	—	—	Sell	43,046	37.28	36.90
Goldman Sachs Financial Markets, L.P.	13/07/2012	Common Shares	Buy	2,053	37.97	37.82	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	16/07/2012	Common Shares	Buy	17,620	NA	NA	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	17/07/2012	Common Shares	Buy	8,798	38.17	38.17	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	18/07/2012	Common Shares	Buy	8,713	39.59	39.36	Sell	3,155	38.52	38.39
Goldman Sachs Financial Markets, L.P.	19/07/2012	Common Shares	Buy	20,631	39.82	39.32	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	23/07/2012	Common Shares	Buy	1	40.31	40.31	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	24/07/2012	Common Shares	Buy	—	—	—	Sell	1,187	40.94	40.80
Goldman Sachs Financial Markets, L.P.	25/07/2012	Common Shares	Buy	—	—	—	Sell	20,394	NA	NA
Goldman Sachs Financial Markets, L.P.	27/07/2012	Common Shares	Buy	11,869	44.29	43.80	Sell	1	NA	NA

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman Sachs Financial Markets, L.P.	30/07/2012	Common Shares	Buy	4,709	43.99	43.75	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	31/07/2012	Common Shares	Buy	42	43.88	43.87	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	01/08/2012	Common Shares	Buy	11,840	44.08	43.67	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	02/08/2012	Common Shares	Buy	—	—	—	Sell	11,869	NA	NA
Goldman Sachs Financial Markets, L.P.	03/08/2012	Common Shares	Buy	22	43.93	43.93	Sell	3,522	NA	NA
Goldman Sachs Financial Markets, L.P.	06/08/2012	Common Shares	Buy	—	—	—	Sell	42	NA	NA
Goldman Sachs Financial Markets, L.P.	07/08/2012	Common Shares	Buy	14,680	44.99	44.62	Sell	12,020	44.87	44.86
Goldman Sachs Financial Markets, L.P.	08/08/2012	Common Shares	Buy	3,401	45.39	44.61	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	09/08/2012	Common Shares	Buy	11,058	45.53	45.31	Sell	98	45.27	45.27
Goldman Sachs Financial Markets, L.P.	10/08/2012	Common Shares	Buy	2,924	46.10	45.76	Sell	4,961	46.15	45.79
Goldman Sachs Financial Markets, L.P.	13/08/2012	Common Shares	Buy	4,386	45.88	45.55	Sell	14,500	NA	NA
Goldman Sachs Financial Markets, L.P.	14/08/2012	Common Shares	Buy	2,301	45.70	45.31	Sell	3,401	NA	NA
Goldman Sachs Financial Markets, L.P.	15/08/2012	Common Shares	Buy	978	45.73	45.61	Sell	28,180	45.62	45.40
Goldman Sachs Financial Markets, L.P.	16/08/2012	Common Shares	Buy	7,201	46.20	45.59	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	17/08/2012	Common Shares	Buy	2,159	46.34	46.01	Sell	4,386	NA	NA
Goldman Sachs Financial Markets, L.P.	20/08/2012	Common Shares	Buy	1,491	46.07	45.89	Sell	15,196	46.07	45.82
Goldman Sachs Financial Markets, L.P.	21/08/2012	Common Shares	Buy	18,134	46.67	45.66	Sell	—	—	—
Goldman Sachs Financial Markets, L.P.	22/08/2012	Common Shares	Buy	—	—	—	Sell	5,164	NA	NA
Goldman, Sachs & Co.	21/05/2012	Call Options	Buy	243,600	48.00	35.00	Sell	236,400	55.00	40.00
Goldman, Sachs & Co.	22/05/2012	Call Options	Buy	49,800	55.00	39.00	Sell	198,900	60.00	30.00
Goldman, Sachs & Co.	23/05/2012	Call Options	Buy	57,200	52.50	40.00	Sell	6,000	55.00	42.00

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	24/05/2012	Call Options	Buy	29,200	50.00	41.00	Sell	16,200	55.00	43.00
Goldman, Sachs & Co.	25/05/2012	Call Options	Buy	80,100	55.00	40.00	Sell	8,100	55.00	41.00
Goldman, Sachs & Co.	29/05/2012	Call Options	Buy	55,600	55.00	43.00	Sell	17,500	55.00	42.50
Goldman, Sachs & Co.	30/05/2012	Call Options	Buy	18,900	55.00	41.00	Sell	39,900	60.00	41.00
Goldman, Sachs & Co.	31/05/2012	Call Options	Buy	3,800	55.00	42.00	Sell	3,600	47.50	44.00
Goldman, Sachs & Co.	01/06/2012	Call Options	Buy	32,300	55.00	35.00	Sell	39,100	57.50	30.00
Goldman, Sachs & Co.	04/06/2012	Call Options	Buy	17,600	55.00	30.00	Sell	53,500	55.00	30.00
Goldman, Sachs & Co.	05/06/2012	Call Options	Buy	43,900	49.00	35.00	Sell	12,000	60.00	35.00
Goldman, Sachs & Co.	06/06/2012	Call Options	Buy	44,100	55.00	40.00	Sell	30,500	50.00	35.00
Goldman, Sachs & Co.	07/06/2012	Call Options	Buy	99,200	46.00	42.00	Sell	99,300	46.00	40.00
Goldman, Sachs & Co.	08/06/2012	Call Options	Buy	600	49.00	30.00	Sell	17,000	48.00	30.00
Goldman, Sachs & Co.	11/06/2012	Call Options	Buy	16,700	49.00	35.00	Sell	39,900	50.00	30.00
Goldman, Sachs & Co.	12/06/2012	Call Options	Buy	7,100	46.00	35.00	Sell	6,700	50.00	40.00
Goldman, Sachs & Co.	13/06/2012	Call Options	Buy	1,000	50.00	39.00	Sell	42,000	50.00	35.00
Goldman, Sachs & Co.	14/06/2012	Call Options	Buy	700	49.00	41.00	Sell	25,400	60.00	30.00
Goldman, Sachs & Co.	15/06/2012	Call Options	Buy	1,900	49.00	41.00	Sell	13,200	50.00	35.00
Goldman, Sachs & Co.	18/06/2012	Call Options	Buy	22,200	42.00	40.00	Sell	3,600	45.00	37.00
Goldman, Sachs & Co.	19/06/2012	Call Options	Buy	84,700	48.00	38.00	Sell	13,100	52.50	39.00
Goldman, Sachs & Co.	20/06/2012	Call Options	Buy	221,000	47.00	35.00	Sell	72,600	52.50	40.00
Goldman, Sachs & Co.	21/06/2012	Call Options	Buy	21,905	44.00	35.00	Sell	181,105	55.00	35.00
Goldman, Sachs & Co.	22/06/2012	Call Options	Buy	5,300	46.00	37.50	Sell	33,800	52.50	30.00
Goldman, Sachs & Co.	25/06/2012	Call Options	Buy	4,400	46.00	30.00	Sell	47,200	55.00	30.00
Goldman, Sachs & Co.	26/06/2012	Call Options	Buy	400	41.00	39.00	Sell	19,900	55.00	30.00
Goldman, Sachs & Co.	27/06/2012	Call Options	Buy	900	44.00	35.00	Sell	10,600	52.50	30.00
Goldman, Sachs & Co.	28/06/2012	Call Options	Buy	2,300	45.00	35.00	Sell	50,600	52.50	30.00
Goldman, Sachs & Co.	29/06/2012	Call Options	Buy	82,300	45.00	30.00	Sell	5,600	60.00	35.00
Goldman, Sachs & Co.	02/07/2012	Call Options	Buy	30,300	50.00	30.00	Sell	16,500	45.00	30.00
Goldman, Sachs & Co.	03/07/2012	Call Options	Buy	71,200	43.00	30.00	Sell	13,900	44.00	35.00
Goldman, Sachs & Co.	05/07/2012	Call Options	Buy	86,100	50.00	30.00	Sell	35,500	41.00	38.00
Goldman, Sachs & Co.	06/07/2012	Call Options	Buy	29,600	45.00	35.00	Sell	12,700	42.00	40.00

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	09/07/2012	Call Options	Buy	36,300	50.00	35.00	Sell	8,300	45.00	35.00
Goldman, Sachs & Co.	10/07/2012	Call Options	Buy	6,200	42.00	35.00	Sell	30,600	65.00	30.00
Goldman, Sachs & Co.	11/07/2012	Call Options	Buy	3,400	44.00	39.00	Sell	22,400	55.00	30.00
Goldman, Sachs & Co.	12/07/2012	Call Options	Buy	3,500	44.00	34.00	Sell	171,300	57.50	30.00
Goldman, Sachs & Co.	13/07/2012	Call Options	Buy	54,600	45.00	30.00	Sell	235,200	55.00	39.00
Goldman, Sachs & Co.	16/07/2012	Call Options	Buy	37,600	46.00	30.00	Sell	35,700	43.00	30.00
Goldman, Sachs & Co.	17/07/2012	Call Options	Buy	61,100	45.00	35.00	Sell	32,700	47.50	35.00
Goldman, Sachs & Co.	18/07/2012	Call Options	Buy	206,400	47.50	30.00	Sell	38,800	52.50	35.00
Goldman, Sachs & Co.	19/07/2012	Call Options	Buy	78,800	47.50	37.00	Sell	8,300	47.50	32.50
Goldman, Sachs & Co.	20/07/2012	Call Options	Buy	42,200	45.00	35.00	Sell	69,600	45.00	32.50
Goldman, Sachs & Co.	23/07/2012	Call Options	Buy	225,600	50.00	30.00	Sell	78,600	55.00	37.50
Goldman, Sachs & Co.	24/07/2012	Call Options	Buy	53,200	48.00	39.00	Sell	13,700	47.50	37.00
Goldman, Sachs & Co.	25/07/2012	Call Options	Buy	100,000	50.00	30.00	Sell	58,000	50.00	40.00
Goldman, Sachs & Co.	26/07/2012	Call Options	Buy	64,200	55.00	30.00	Sell	22,400	47.00	37.50
Goldman, Sachs & Co.	27/07/2012	Call Options	Buy	4,100	55.00	30.00	Sell	35,200	50.00	40.00
Goldman, Sachs & Co.	30/07/2012	Call Options	Buy	4,500	60.00	30.00	Sell	11,400	50.00	40.00
Goldman, Sachs & Co.	31/07/2012	Call Options	Buy	9,200	52.50	35.00	Sell	10,300	47.00	40.00
Goldman, Sachs & Co.	01/08/2012	Call Options	Buy	53,100	50.00	40.00	Sell	29,300	47.00	40.00
Goldman, Sachs & Co.	02/08/2012	Call Options	Buy	3,000	47.00	39.00	Sell	5,600	50.00	30.00
Goldman, Sachs & Co.	03/08/2012	Call Options	Buy	1,400	52.50	38.00	Sell	2,000	45.00	43.00
Goldman, Sachs & Co.	06/08/2012	Call Options	Buy	15,700	52.50	30.00	Sell	9,000	50.00	40.00
Goldman, Sachs & Co.	07/08/2012	Call Options	Buy	107,300	52.50	40.00	Sell	3,500	50.00	40.00
Goldman, Sachs & Co.	08/08/2012	Call Options	Buy	43,800	55.00	40.00	Sell	22,600	55.00	44.00
Goldman, Sachs & Co.	09/08/2012	Call Options	Buy	4,800	57.50	41.00	Sell	2,000	50.00	27.50
Goldman, Sachs & Co.	10/08/2012	Call Options	Buy	23,400	55.00	30.00	Sell	3,000	55.00	41.00
Goldman, Sachs & Co.	13/08/2012	Call Options	Buy	2,700	55.00	44.00	Sell	1,600	46.00	44.00
Goldman, Sachs & Co.	14/08/2012	Call Options	Buy	118,000	55.00	44.00	Sell	23,700	52.50	45.00
Goldman, Sachs & Co.	15/08/2012	Call Options	Buy	61,100	55.00	44.00	Sell	10,700	50.00	45.00
Goldman, Sachs & Co.	16/08/2012	Call Options	Buy	11,600	50.00	40.00	Sell	10,800	46.00	41.00
Goldman, Sachs & Co.	17/08/2012	Call Options	Buy	19,100	50.00	44.00	Sell	16,800	46.00	42.00

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	20/08/2012	Call Options	Buy	39,700	50.00	40.00	Sell	3,100	50.00	35.00
Goldman, Sachs & Co.	21/08/2012	Call Options	Buy	36,000	55.00	30.00	Sell	2,300	52.50	30.00
Goldman, Sachs & Co.	22/08/2012	Call Options	Buy	27,700	50.00	44.00	Sell	—	—	—
Goldman, Sachs & Co.	21/05/2012	Put Options	Buy	54,200	45.00	40.00	Sell	64,400	52.50	35.00
Goldman, Sachs & Co.	22/05/2012	Put Options	Buy	13,700	43.00	30.00	Sell	47,100	48.00	42.00
Goldman, Sachs & Co.	23/05/2012	Put Options	Buy	3,500	46.00	27.50	Sell	16,300	48.00	41.00
Goldman, Sachs & Co.	24/05/2012	Put Options	Buy	7,100	44.00	30.00	Sell	7,400	50.00	41.00
Goldman, Sachs & Co.	25/05/2012	Put Options	Buy	4,700	55.00	35.00	Sell	4,000	44.00	35.00
Goldman, Sachs & Co.	29/05/2012	Put Options	Buy	11,300	42.00	35.00	Sell	2,100	46.00	25.00
Goldman, Sachs & Co.	30/05/2012	Put Options	Buy	13,500	49.00	40.00	Sell	—	—	—
Goldman, Sachs & Co.	31/05/2012	Put Options	Buy	14,700	42.50	35.00	Sell	200	60.00	60.00
Goldman, Sachs & Co.	01/06/2012	Put Options	Buy	19,200	50.00	30.00	Sell	3,200	50.00	35.00
Goldman, Sachs & Co.	04/06/2012	Put Options	Buy	8,000	45.00	35.00	Sell	19,100	45.00	30.00
Goldman, Sachs & Co.	05/06/2012	Put Options	Buy	9,600	44.00	30.00	Sell	60,500	42.00	35.00
Goldman, Sachs & Co.	06/06/2012	Put Options	Buy	4,000	43.00	27.50	Sell	2,500	40.00	37.50
Goldman, Sachs & Co.	07/06/2012	Put Options	Buy	500	42.00	30.00	Sell	—	—	—
Goldman, Sachs & Co.	08/06/2012	Put Options	Buy	200	40.00	40.00	Sell	4,300	45.00	40.00
Goldman, Sachs & Co.	11/06/2012	Put Options	Buy	1,800	43.00	32.50	Sell	9,500	43.00	30.00
Goldman, Sachs & Co.	12/06/2012	Put Options	Buy	4,100	43.00	30.00	Sell	1,600	42.00	42.00
Goldman, Sachs & Co.	13/06/2012	Put Options	Buy	7,200	45.00	30.00	Sell	25,400	45.00	30.00
Goldman, Sachs & Co.	14/06/2012	Put Options	Buy	20,500	45.00	27.50	Sell	25,400	50.00	40.00
Goldman, Sachs & Co.	15/06/2012	Put Options	Buy	3,200	43.00	23.00	Sell	3,300	45.00	35.00
Goldman, Sachs & Co.	18/06/2012	Put Options	Buy	4,300	35.00	35.00	Sell	500	40.00	40.00
Goldman, Sachs & Co.	19/06/2012	Put Options	Buy	2,000	40.00	40.00	Sell	—	—	—
Goldman, Sachs & Co.	20/06/2012	Put Options	Buy	5,900	41.00	34.00	Sell	98,800	45.00	37.00
Goldman, Sachs & Co.	21/06/2012	Put Options	Buy	30,900	41.00	30.00	Sell	22,000	43.00	23.00
Goldman, Sachs & Co.	22/06/2012	Put Options	Buy	70,500	50.00	27.50	Sell	3,500	45.00	30.00
Goldman, Sachs & Co.	25/06/2012	Put Options	Buy	6,500	42.00	30.00	Sell	33,300	50.00	30.00
Goldman, Sachs & Co.	26/06/2012	Put Options	Buy	1,500	38.00	23.00	Sell	1,200	40.00	35.00
Goldman, Sachs & Co.	27/06/2012	Put Options	Buy	8,200	41.00	35.00	Sell	2,500	42.00	35.00

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	28/06/2012	Put Options	Buy	200	41.00	35.00	Sell	17,000	40.00	32.00
Goldman, Sachs & Co.	29/06/2012	Put Options	Buy	17,900	40.00	30.00	Sell	32,100	40.00	30.00
Goldman, Sachs & Co.	02/07/2012	Put Options	Buy	8,900	38.00	27.50	Sell	600	40.00	37.50
Goldman, Sachs & Co.	03/07/2012	Put Options	Buy	400	41.00	30.00	Sell	1,100	40.00	35.00
Goldman, Sachs & Co.	05/07/2012	Put Options	Buy	2,200	42.50	27.50	Sell	1,600	40.00	35.00
Goldman, Sachs & Co.	06/07/2012	Put Options	Buy	4,900	40.00	35.00	Sell	67,300	40.00	35.00
Goldman, Sachs & Co.	09/07/2012	Put Options	Buy	7,800	44.00	35.00	Sell	20,600	41.00	35.00
Goldman, Sachs & Co.	10/07/2012	Put Options	Buy	15,100	42.00	35.00	Sell	36,600	42.00	23.00
Goldman, Sachs & Co.	11/07/2012	Put Options	Buy	8,400	41.00	32.00	Sell	9,400	40.00	25.00
Goldman, Sachs & Co.	12/07/2012	Put Options	Buy	5,700	42.00	35.00	Sell	20,500	42.00	35.00
Goldman, Sachs & Co.	13/07/2012	Put Options	Buy	100	40.00	40.00	Sell	7,100	40.00	35.00
Goldman, Sachs & Co.	16/07/2012	Put Options	Buy	13,300	45.00	33.00	Sell	3,700	47.50	25.00
Goldman, Sachs & Co.	17/07/2012	Put Options	Buy	16,200	45.00	30.00	Sell	4,300	41.00	20.00
Goldman, Sachs & Co.	18/07/2012	Put Options	Buy	28,100	45.00	35.00	Sell	—	—	—
Goldman, Sachs & Co.	19/07/2012	Put Options	Buy	15,600	45.00	27.50	Sell	1,900	45.00	30.00
Goldman, Sachs & Co.	20/07/2012	Put Options	Buy	59,200	50.00	35.00	Sell	24,300	50.00	22.50
Goldman, Sachs & Co.	23/07/2012	Put Options	Buy	15,900	45.00	35.00	Sell	70,100	44.00	20.00
Goldman, Sachs & Co.	24/07/2012	Put Options	Buy	27,100	41.00	30.00	Sell	2,700	36.00	22.50
Goldman, Sachs & Co.	25/07/2012	Put Options	Buy	15,800	44.00	30.00	Sell	500	42.00	35.00
Goldman, Sachs & Co.	26/07/2012	Put Options	Buy	16,500	44.00	27.50	Sell	4,600	45.00	35.00
Goldman, Sachs & Co.	27/07/2012	Put Options	Buy	700	43.00	39.00	Sell	10,000	48.00	35.00
Goldman, Sachs & Co.	30/07/2012	Put Options	Buy	1,300	40.00	32.50	Sell	17,300	46.00	35.00
Goldman, Sachs & Co.	31/07/2012	Put Options	Buy	2,100	42.50	36.00	Sell	10,900	45.00	35.00
Goldman, Sachs & Co.	01/08/2012	Put Options	Buy	900	46.00	35.00	Sell	18,200	46.00	33.00
Goldman, Sachs & Co.	02/08/2012	Put Options	Buy	12,000	44.00	35.00	Sell	6,500	45.00	30.00
Goldman, Sachs & Co.	03/08/2012	Put Options	Buy	3,400	42.50	30.00	Sell	2,100	45.00	36.00
Goldman, Sachs & Co.	06/08/2012	Put Options	Buy	1,600	44.00	37.50	Sell	900	40.00	36.00
Goldman, Sachs & Co.	07/08/2012	Put Options	Buy	4,300	46.00	32.50	Sell	4,800	45.00	30.00
Goldman, Sachs & Co.	08/08/2012	Put Options	Buy	—	—	—	Sell	5,400	44.00	30.00
Goldman, Sachs & Co.	09/08/2012	Put Options	Buy	600	30.0000	30.0000	Sell	1,500	40.00	40.00

Entity	Date	Instrument	Nature	Quantity	Max Price	Min Price	Nature	Quantity	Max Price	Min Price
Goldman, Sachs & Co.	10/08/2012	Put Options	Buy	3,400	45.0000	37.5000	Sell	500	43.00	20.00
Goldman, Sachs & Co.	13/08/2012	Put Options	Buy	100	43.0000	43.0000	Sell	24,700	41.00	40.00
Goldman, Sachs & Co.	14/08/2012	Put Options	Buy	28,700	50.0000	35.0000	Sell	300	40.00	40.00
Goldman, Sachs & Co.	15/08/2012	Put Options	Buy	23,000	47.5000	41.0000	Sell	5,800	45.00	25.00
Goldman, Sachs & Co.	16/08/2012	Put Options	Buy	3,500	49.0000	40.0000	Sell	200	40.00	40.00
Goldman, Sachs & Co.	17/08/2012	Put Options	Buy	600	46.0000	40.0000	Sell	2,700	46.00	36.00
Goldman, Sachs & Co.	20/08/2012	Put Options	Buy	13,200	44.0000	30.0000	Sell	4,600	45.00	32.50
Goldman, Sachs & Co.	21/08/2012	Put Options	Buy	2,900	49.0000	36.0000	Sell	40,300	45.00	35.00
Goldman, Sachs & Co.	22/08/2012	Put Options	Buy	4,600	46.0000	35.0000	Sell	1,200	45.00	35.00
Goldman, Sachs & Co.	15/06/2012	Call Options	Exercise	9,700	35.00	30.00	—	—	—	—
Goldman, Sachs & Co.	01/08/2012	Call Options	Exercise	308,900	41.00	30.00	—	—	—	—
Goldman, Sachs & Co.	02/08/2012	Call Options	Exercise	3,800	41.00	38.00	—	—	—	—
Goldman, Sachs & Co.	13/08/2012	Call Options	Exercise	1,203	45.82	45.82	—	—	—	—
Goldman, Sachs & Co.	15/08/2012	Call Options	Exercise	400	25.00	25.00	—	—	—	—
Goldman, Sachs & Co.	16/08/2012	Call Options	Exercise	200	36.00	36.00	—	—	—	—
Goldman, Sachs & Co.	20/08/2012	Call Options	Exercise	199,300	45.00	37.00	—	—	—	—
Goldman, Sachs & Co.	13/06/2012	Put Options	Exercise	300	46.00	46.00	—	—	—	—
Goldman, Sachs & Co.	15/06/2012	Put Options	Exercise	33,300	50.00	40.00	—	—	—	—
Goldman, Sachs & Co.	25/06/2012	Put Options	Exercise	23,400	44.00	44.00	—	—	—	—
Goldman, Sachs & Co.	28/06/2012	Put Options	Exercise	11,300	43.00	43.00	—	—	—	—
Goldman, Sachs & Co.	11/07/2012	Put Options	Exercise	2,500	42.00	42.00	—	—	—	—
Goldman, Sachs & Co.	02/08/2012	Put Options	Exercise	100	50.00	50.00	—	—	—	—
Goldman Sachs Financial Markets, L.P.	07/08/2012	CFD	Buy	—	—	—	Sell	180	44.87	44.87
Goldman Sachs Financial Markets, L.P.	10/08/2012	CFD	Buy	1,260	46.15	46.15	Sell	1,260	46.15	46.15
Goldman Sachs Financial Markets, L.P.	17/08/2012	CFD	Buy	1,260	46.36	46.36	Sell	1,260	46.36	46.36
Goldman Sachs Financial Markets, L.P.	09/08/2012	SWAP	Buy	—	—	—	Sell	76	45.27	45.27

5.5.16.	During the relevant period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of Arthur Cox (Irish legal advisor to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010.

5.5.17.	During the relevant period, there were no dealings in relevant Eaton securities by any partner or member of the professional staff of Wachtell, Lipton, Rosen & Katz (US legal advisor to Cooper) actively engaged in relation to the acquisition or otherwise customarily engaged in the affairs of Cooper since May 21, 2010.

5.5.18.	During the relevant period, there were no dealings in relevant Eaton securities by any person that has an arrangement with Cooper or with any associate of Cooper.

5.5.19.	Save as disclosed in this paragraph 5.5, as at close of business on the disclosure date, no other person acting in concert (including deemed to be acting in concert) with Cooper dealt in any relevant Eaton securities.

5.5.20.	The information in this paragraph 5.5 in respect of each member of Cooper and all persons controlling, controlled by, or under the same control as each of them has been included subject to the Cooper directors’ knowledge, information and belief as of the disclosure date, after having made due and careful enquiries.

6.	Material Contracts

6.1.	Save as disclosed in this paragraph 6, neither Eaton nor any of its subsidiaries has within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for:

6.1.1.	Transaction Agreement: On May 21, 2012, Eaton entered into a transaction agreement with, amongst other parties, Cooper for the purposes of implementing the acquisition and on June 22, 2012, entered into amendment no. 1 to the transaction agreement. Further details regarding the transaction agreement, as amended, are set forth in this joint proxy statement/prospectus.

6.1.2	Expenses Reimbursement Agreement: On May 21, 2012, Eaton entered into an expenses reimbursement agreement with Cooper in connection with the acquisition. Further details regarding the expenses reimbursement agreement are set forth in this joint proxy statement/prospectus.

6.1.3.	Bridge Credit Agreement: On May 21, 2012, Eaton entered into a bridge credit agreement with, amongst other parties, Citi and Morgan Stanley for the purposes of implementing the acquisition. Further details regarding the bridge credit agreement are set forth in this joint proxy statement/prospectus.

6.2.	Save as disclosed in this paragraph 6, neither Cooper nor any of its subsidiaries has within the two years prior to the commencement of the Offer Period entered into any contracts (other than contracts entered into in the ordinary course of business) that are, or may be, material save for:

6.2.1.	Transaction Agreement: On May 21, 2012, Cooper entered into a transaction agreement with, amongst other parties, Eaton, for the purposes of implementing the acquisition and on June 22, 2012, entered into amendment no. 1 to the transaction agreement. Further details regarding the transaction agreement, as amended, are set forth in this joint proxy statement/prospectus.

6.2.2.	Expenses Reimbursement Agreement: On May 21, 2012, Cooper entered into an expenses reimbursement agreement with Eaton in connection with the acquisition. Further details regarding the expenses reimbursement agreement are set forth in this joint proxy statement/prospectus.

6.2.3	Credit Agreement: On May 26, 2011, Cooper and its subsidiary Cooper US, Inc. (as Borrowers) and certain other Cooper subsidiaries (as Subsidiary Guarantors) entered into a five-year Credit Agreement with a syndicate of eleven lenders that provides $500 million in a committed bank credit facility (the “Credit Agreement”). Commitments under the Credit Agreement may be increased to an aggregate amount not to exceed $700 million. The Credit Agreement includes a $25 million sublimit for the potential issuance of letters of credit. The Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. The only financial covenant in the Credit Agreement limits Cooper’s debt-to-total capitalization ratio to 60% and the Agreement is not subject to termination based upon a decrease in Cooper’s debt ratings or a material adverse change.

6.2.4	Settlement Agreement: Cooper Industries LLC, together with certain other subsidiaries of Cooper, entered into a settlement agreement on February 1, 2011 with Pneumo Abex LLC and certain of its affiliates (collectively “Pneumo Abex”) in connection with a lawsuit filed in the New York State Supreme Court, Commercial Division. The lawsuit was filed by Pneumo Abex and involved, among other things, the parties’ respective rights and obligations under a Mutual Guaranty Agreement, dated as of December 30, 1994 (the “Mutual Guaranty”), pursuant to which a subsidiary of Cooper guaranteed certain indemnification obligations to Pneumo Abex in connection with certain asbestos-related personal injury claims. Pursuant to the settlement agreement, in consideration of contributions of up to $307.5 million to a Settlement Trust by the Cooper subsidiary that guaranteed the indemnification obligations, the Mutual Guaranty Agreement was terminated and such Cooper subsidiary will have no further indemnification obligations for such asbestos-related personal injury claims. The settlement resolves all of Pneumo Abex’s claims against Cooper and its subsidiaries as well as claims that Cooper and its subsidiaries alleged against Pneumo Abex.

6.2.5	Underwriters Agreement: On December 2, 2010, Cooper, Cooper US, Inc., a Delaware corporation (“Cooper US”), Cooper Industries, Ltd., a Bermuda exempted company (“Bermuda”), Cooper B-Line, Inc., a Delaware corporation (“B-Line”), Cooper Bussmann, LLC, a Delaware limited liability company (“Bussmann”), Cooper Crouse-Hinds, LLC, a Delaware limited liability company (“Crouse”), Cooper Lighting, LLC, a Delaware limited liability company (“Lighting”), Cooper Power Systems, LLC, a Delaware limited liability company (“Power”), and Cooper Wiring Devices, Inc., a New York corporation (“Wiring” and, together with B-Line, Bermuda, Bussmann, Crouse, Lighting, Power, and Cooper, the “Guarantors”), entered into an underwriting agreement with the underwriters named therein, with respect to the issue and sale by Cooper US of $250,000,000 aggregate principal amount of 2.375% senior unsecured notes due 2016 (the “2016 Notes”) and $250,000,000 aggregate principal amount of 3.875% senior unsecured notes due 2020 (the “2020 Notes” and together with the 2016 Notes, the “Notes”), which Notes will be fully and unconditionally guaranteed by the Guarantors.

6.2.6

Benefits Continuation Agreement: On November 2, 2010, Cooper entered into a Benefits Continuation Agreement with its Chairman and Chief Executive Officer, Mr. Kirk Hachigian. The agreement was entered into by Mr. Hachigian in his capacity as CEO and includes provisions permitting Mr. Hachigian and his family to remain eligible to participate (at their expense) in Cooper’s medical benefit programs in certain circumstances following Mr. Hachigian’s death, disability, qualifying retirement or termination without cause. The agreement further provides that certain unvested equity awards will vest upon Mr. Hachigian’s death, disability, qualifying retirement or termination without cause. A “qualifying retirement” means retirement any time after June 29, 2015 with at least one year advance notice provided to the board of directors.

6.2.7	Indemnification Agreements: Cooper and its subsidiary, Cooper Industries, Ltd., have each entered into deeds of indemnification dated August 31, 2010 with each of the directors of Cooper (the “Director Indemnification Agreements”) that provide that Cooper and Cooper Industries, Ltd. will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service as a director of Cooper (or its predecessor Cooper Industries, Ltd.), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties. The Director Indemnification Agreement with Cooper Industries, Ltd. also provides that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the Supreme Court of Bermuda or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties. The Director Indemnification Agreement with Cooper provides directors certain rights to receive advancement of indemnifiable expenses at the discretion of Cooper. In the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Cooper to indemnify the indemnitee under its articles of association as then in effect, Cooper will provide such indemnification to the indemnitee and will reimburse Cooper Industries, Ltd. for any indemnification or expense advance previously made by Cooper Industries, Ltd. in connection with such claim.

7.	Directors and Service Contracts

7.1	None of the directors of Cooper has a service contract with Cooper or its subsidiaries or associated companies.

7.2	No proposal exists in connection with the acquisition that any payment or other benefit will be made or given by Eaton to any director of Cooper as compensation for loss of office or as consideration for or in connection with his retirement from office.

8.	Material Changes

8.1.	Save as disclosed in the Quarterly Report on Form 10-Q of Eaton Corporation for the period ended June 30, 2012 the directors of Eaton are not aware of any material change in the financial or trading position of Eaton since December 31, 2011 (the date to which the last published audited accounts of Eaton were prepared).

8.2.	Save as disclosed in the Quarterly Report on Form 10-Q of Cooper Industries plc for the period ended June 30, 2012 the directors of Cooper are not aware of any material change in the financial or trading position of Cooper since December 31, 2011 (the date to which the last published audited accounts of Cooper were prepared).

8.3.	Save as disclosed in this document there has been no material change in information previously published by Eaton or Cooper in connection with the Acquisition since the commencement of the Offer Period.

9.	Consents

Morgan Stanley has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Citi has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Goldman Sachs has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its fairness opinion in this joint proxy statement/prospectus.

Ernst & Young LLP has given and not withdrawn its written consent to the inclusion in this joint proxy statement/prospectus of the references to its name in the form and context in which they appear and to the inclusion of its report with regard to the consolidated balance sheet of New Eaton as of May 20, 2012.

A&L Goodbody has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear and to the inclusion of its form of opinion as to the validity of the Eaton Corporation Limited ordinary shares, as an exhibit to this document.

10.	Sources and Bases of Information

10.1.	In this announcement, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:

10.1.1	historical share prices are sourced from the New York Stock Exchange;

10.1.2	the value of the whole of the existing issued share capital of Cooper is based upon the entire issued ordinary share capital as of the last practicable date before the printing of this joint proxy statement/prospectus, namely [ ] Cooper Shares;

10.1.3	unless otherwise stated, the financial information concerning Cooper or Eaton has been extracted from the annual reports and audited accounts of Cooper and Eaton for the relevant period;

10.1.4	references to a percentage of Cooper shares are based on the number of Cooper shares in issue as set out at paragraph 10.1.3 above;

10.1.5	references to the arrangements in place between Cooper and Eaton regarding an expenses reimbursement agreement are sourced from the terms of the expenses reimbursement agreement;

10.1.6	references to the arrangements in place between Cooper and Eaton regarding a transaction agreement are sourced from the transaction agreement;

10.1.7	reference to transaction equity value is based on the fully diluted share capital of Cooper;

10.1.8	the entire issued and to be issued share capital (fully diluted share capital) of Cooper is calculated on the basis of:

10.1.8.1	the number of issued Cooper Shares, as set out in paragraph 10.1.3 above;

10.1.8.2	[ ] options and [ ] share awards outstanding under the Cooper Share Plans; and

10.1.8.3	full exercise of the outstanding options and vesting of outstanding share awards under the Cooper Share Plans (and assumes satisfaction of performance targets in respect of performance related awards).

10.1.9	The statement that the Acquisition is earnings accretive should not be interpreted to mean that the earnings per share in the current or any future financial period will necessarily match or be greater than those for the relevant preceding financial period.

10.1.10	The bases of belief (including sources of information and assumptions made) that support the expected annual synergies are set out in the following paragraphs. Synergy statements have been reported in accordance with Rule 19.3(b) of the Takeover Rules.

10.1.11	The expected sources of the stated expected annual pre-tax operating synergies of $375 million are:

10.1.11.1	potential sales synergies of $115 million per annum resulting from product packaging to common customers, improving channel sales, establishing a service business and leveraging geographic strengths; and

10.1.11.2	potential cost-out synergies of $260 million per annum resulting from efficiencies and economies of scale in the areas of procurement, supply chain, manufacturing, customer service, logistics and central and regional general and administrative expenses.

10.1.12	The expected potential global cash management and resultant tax benefits of $160 million per annum result from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations and recognize unutilized income tax deductions in certain jurisdictions.

10.1.13	When evaluating the potential pre-tax operating synergies and global cash management and resultant tax benefits the Eaton directors have assumed the following:

10.1.13.1	that the acquisition will become effective and New Eaton will acquire 100% of the issued and to be issued share capital of Cooper following completion of the Acquisition;

10.1.13.2	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

10.1.13.3	that there will be no material change to the market dynamics affecting Eaton and/or Cooper following completion of the Acquisition;

10.1.13.4	that there will be no material change to exchange rates following completion of the Acquisition; and

10.1.13.5	there will be no material change to income tax laws or regulations affecting Eaton and/or Cooper following completion of the Acquisition.

10.1.14

In establishing the estimate of pre-tax operating synergies and global cash management and resultant tax benefits the Eaton directors have assumed that Cooper’s operations, processes and procedures are comparable to those of Eaton’s related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Cooper to Eaton indicated otherwise. Eaton’s management, aided by its previous integration experience and through an understanding of Cooper’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Cooper, has determined the source and scale of potential pre-tax operating synergies and global cash management and resultant tax benefits. The pre-tax operating synergies, global cash management and resultant tax benefits, and acquisition integration costs of achieving the pre-tax operating synergies and global cash management and resultant tax benefits are incremental to Eaton’s and, to the best of Eaton’s knowledge, Cooper’s existing plans. In addition to information from Eaton’s and Cooper’s respective management teams, the sources of information that Eaton has used to arrive at the estimate of potential pre-tax operating synergies and global cash management and resultant tax benefits, include:

10.1.14.1	the Cooper annual report and accounts;

10.1.14.2	Cooper’s presentations to analysts;

10.1.14.3	Cooper’s website;

10.1.14.4	Analysts’ research;

10.1.14.5	Other public information;

10.1.14.6	Eaton’s knowledge of the industry and of Cooper; and

10.1.14.7	Eaton’s experience of synergies from previous transactions, in particular, its acquisitions of The Moeller Group and Phoenixtec Power Company.

10.1.15	The Eaton Board has not had discussions with Cooper’s management to confirm the reasonableness of Eaton’s assumptions set out above supporting the estimate of synergies. Therefore, there remains an inherent risk in the synergy forward-looking statements. No synergy statement in this document should be construed as a profit forecast or interpreted to mean that New Eaton’s earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Eaton and/or Cooper for the relevant preceding financial period or any other period.

11.	Concert Parties

11.1.	For the purpose of the Takeover Rules, each of the following persons is regarded as acting in concert with Eaton Corporation in connection with the acquisition:

11.1.1.	the directors of Eaton Corporation;

11.1.2.	the subsidiaries and associated companies of Eaton;

11.1.3.	Eaton Corporation Limited (formerly known as Abeiron Limited), a private limited company, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland;

11.1.4.	Abeiron II Limited (formerly known as Comdell Limited), a private limited company, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (wholly owned subsidiary of Eaton Corporation Limited);

11.1.5.	Turlock B.V., a private limited company incorporated in the Netherlands, having its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands (wholly owned subsidiary of Abeiron II Limited);

11.1.6	Eaton Inc., an Ohio Corporation, having its principle executive office at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, U.S.A. (wholly owned subsidiary of Turlock B.V.);

11.1.7.	Turlock Corporation, an Ohio corporation, having its principal executive office at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, U.S.A. (Merger Sub and wholly owned subsidiary of Eaton Inc.);

11.1.8.	Morgan Stanley & Co. LLC, a limited liability company, having its principal executive offices at 1585 Broadway, New York, NY 10016, U.S.A. (joint financial advisor to Eaton Corporation);

11.1.9.	Citigroup Global Markets Inc., a New York corporation, having its principal executive offices at 388 Greenwich Street, New York, NY 10013 U.S.A. (joint financial advisor to Eaton Corporation);

11.1.10.	Partners and members of the professional staff of Ernst & Young LLP (auditors to Eaton Corporation) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Cooper Industries plc or who have been engaged in those affairs since May 21, 2010;

11.1.11.	Partners and members of the professional staff of A&L Goodbody (Irish legal advisor to Eaton Corporation) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Eaton Corporation or who have been engaged in those affairs since May 21, 2010;

11.1.12.	Partners and members of the professional staff of Simpson Thacher & Bartlett LLP (US legal advisor to Eaton Corporation) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Eaton Corporation or who have been engaged in those affairs since May 21, 2010;

11.1.13.	Partners and members of the professional staff of Matheson Ormsby Prentice (Irish tax counsel to Eaton Corporation) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Eaton Corporation or who have been engaged in those affairs since May 21, 2010;

11.1.14.	Partners and members of the professional staff of Fenwick & West LLP (US tax counsel to Eaton Corporation) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Eaton Corporation or who have been engaged in those affairs since May 21, 2010; and

11.1.15.	The Proxy Advisory Group, having its principal executive offices at 18 East 41st Street, Suite 2000, New York, NY 10017 (Eaton Corporation proxy solicitor)

11.2.	For the purpose of the Takeover Rules, each of the following persons is regarded as acting in concert with Cooper Industries plc in connection with the acquisition:

11.2.1.	the directors of Cooper Industries plc;

11.2.2.	the subsidiaries and associated companies of Cooper;

11.2.3.	Goldman Sachs & Co. having its principal executive offices at 200 West Street, New York, NY 10282, United States (financial advisor to Cooper Industries);

11.2.4.	Partners and member of the professional staff of Arthur Cox (Irish legal advisor to Cooper Industries plc ) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Cooper Industries or who have been engaged in those affairs since May 21, 2010;

11.2.5.	Partners and member of the professional staff of Wachtell, Lipton, Rosen & Katz (US legal advisor to Cooper Industries plc ) actively engaged in relation to the acquisition or who are customarily engaged in the affairs of Cooper Industries or who have been engaged in those affairs since May 21, 2010;

11.2.6.	D.F. King & Co., Inc. (Cooper Industries plc proxy solicitor) and any persons controlling, controlled by or under the same control as D.F. King & Co., Inc.

12.	Other Information

12.1.	No agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon the Acquisition exists between Eaton or any person Acting in Concert with Eaton or any of its associates and any of the directors or recent directors, shareholders recent shareholders or any person interested in or recently interested in relevant securities of Cooper. In this paragraph 12, “recent” means within the disclosure period (as defined in paragraph 5 above).

12.2.	No agreement, arrangement or understanding exists whereby ownership of any Cooper shares acquired in pursuance of the Acquisition will be transferred to any other person, but Eaton reserves the right to transfer any Cooper shares to any other member of its group.

12.3.	No Arrangement exists between Eaton, or any person acting in concert with Eaton Group or its affiliates or any other person. So far as the directors of Eaton are aware, there are no Arrangements between other associates of Eaton and any other person.

12.4.	No Arrangement exists between Cooper, or any person who is an associate of Cooper (within the meaning of any of the paragraphs (1) to (7) of the definition of ‘associate’ in the Takeover Rules as set out in paragraph 5 of this Additional Information), and any other person. So far as the directors of Cooper and Eaton are aware, there are no Arrangements between other associates of Cooper and any other person.

12.5.	For the purposes of this paragraph 12, “Arrangement” means any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature between two or more persons, relating to relevant securities of Cooper or Eaton which is or may be an inducement to one or more such persons to deal or refrain from dealing in such securities.

13.	Documents Available For Inspection

13.1.	Copies of the following documents will be available for inspection during usual business hours on any Business Day from the date of this document until completion of the acquisition at the offices of A&L Goodbody, 25/28 North Wall Quay, IFSC, Dublin 1, Ireland and Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland:

13.1.1.	the Rule 2.5 Announcement made on May 21, 2012;

13.1.2.	this document dated [—] 2012;

13.1.3.	the Memorandum and Articles of Association of Cooper Industries plc;

13.1.4.	the charter documents of Eaton Corporation;

13.1.5.	Cooper Industries plc’s annual report on Form 10-K for the fiscal year ended 31 December 2011;

13.1.6.	Cooper Industries plc’s annual report on Form 10-K for the fiscal year ended 31 December 2010;

13.1.7.	Cooper Industries plc’s annual report on Form 10-K for the fiscal year ended 31 December 2009;

13.1.8.	Cooper Industries plc’s quarterly report on Form 10-Q for the period ended 30 June 2012;

13.1.9.	Eaton Corporation’s annual report on Form 10-K for the fiscal year ended 31 December 2011;

13.1.10.	Eaton Corporation’s annual report on Form 10-K for the fiscal year ended 31 December 2010;

13.1.11.	Eaton Corporation’s annual report on Form 10-K for the fiscal year ended 31 December 2009;

13.1.12.	Eaton Corporation’s quarterly report on Form 10-Q for the period ended 30 June 2012;

13.1.13.	the management continuity agreements;

13.1.14.	the letters of consent referred to in paragraph 9;

13.1.15.	the material contracts referred to in paragraph 6;

13.1.16.	a full list of each entity’s holding and dealings in respect of which the Panel has consented to aggregation;

13.1.17.	form of opinion of A&L Goodbody, as to the validity of the Eaton Corporation Limited ordinary shares;

13.1.18.	The reports pursuant to Rule 28.3 of the Takeover Rules by (i) Ernst & Young LLP, (ii) Citigroup Global Markets Limited and (iii) Morgan Stanley & Co. Limited on the Eaton profit forecast set forth on pages [—] to [—] of this joint proxy statement/prospectus.

13.1.19.	The reports pursuant to Rule 28.3 of the Takeover Rules by Ernst & Young LLP and Goldman, Sachs & Co. on the Cooper profit forecast set forth on pages [—] to [—] of this joint proxy statement/prospectus.

13.1.20.	The reports pursuant to Rule 19.3(b)(ii) of the Takeover Rules by (i) Ernst & Young LLP, (ii) Citigroup Global Markets Limited and (iii) Morgan Stanley & Co. Limited on the Eaton merger benefits statement set forth on pages [—] to [—] of this joint proxy statement/prospectus.

13.1.21.	the expenses reimbursement agreement;

13.1.22.	the transaction agreement, as amended; and

13.1.23.	the documentation which the Panel has required be put on display.

14.	Eaton’s Current Trading and Prospects

On July 23, 2012, Eaton announced its second quarter results, the principal highlights of which are set out below.

Eaton announced record net income per share of $1.12 for the second quarter of 2012, an increase of 15 percent over the $0.97 earned in the second quarter of 2011. Sales in the second quarter were $4.1 billion, slightly below the second quarter of 2011. Net income in the second quarter was $382 million compared to $336 million in 2011.

Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2012 were a record $1.15 compared to $0.97 per share in 2011, an increase of 19 percent. Operating earnings in the second quarter were $392 million compared to $338 million in 2011.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We are pleased with our record second quarter results. Core sales grew 3 percent and acquisitions added 1 percent of growth, which were offset by a negative 5 percent from foreign exchange, largely from the lower value of the euro and the Brazilian real. End markets grew 3 percent in the quarter.

“Our revenues were impacted in the second quarter by lower than expected end market growth and by lower than expected foreign exchange rates,” said Cutler. “Nonetheless, we had strong incremental margins on our volume growth during the quarter, which allowed us to increase our segment margins to 14.7 percent, setting a new segment operating margin record for the second quarter.

“We also had record second quarter cash flow, with our operating cash flow totaling $469 million,” said Cutler.

“The uncertainty in Europe, as well as slower economic growth rates in China, India and Brazil, resulted in weakness in a number of our end markets,” said Cutler. “We now believe our end markets for the year are likely to grow by 3 to 4 percent, a reduction from the 5 percent growth we had forecast in April. We also anticipate that the impact of foreign exchange rates on revenue will be more negative than previously forecast. Fortunately, our improved margins and our lower tax rate are expected to partially offset these factors. As a result, we expect operating earnings per share in the third and fourth quarters to continue at record levels.

“In light of the above and the fact that we are midway through the year, we are narrowing our full year guidance range and slightly adjusting the midpoint,” said Cutler. “Absent any impact from the completion of the Cooper transaction, our guidance for operating earnings per share, which exclude charges to integrate our recent acquisitions, is between $4.20 and $4.50 and for net income per share is between $4.09 and $4.39.

“Overall, we continue to expect 2012 to be a year of record sales and record profits,” said

Cutler. “Our sales are projected to be 4 percent above 2011 and our operating earnings per share at the midpoint of our guidance is 10 percent above 2011.

“Our draft S-4 Registration Statement related to the acquisition of Cooper Industries plc is being reviewed by the SEC,” said Cutler. “Once all the reviews have been completed and the document becomes effective, we and Cooper will be able to schedule the shareholders meetings to vote on the transaction. In mid-July, we completed the U.S. antitrust review process. This is an important step in moving the Cooper acquisition forward.

“We took several financing actions in the second quarter to begin to prepare for the close of the Cooper transaction,” said Cutler. “We issued a total of $600 million of 9- and 11-year term debt, and we renewed and enlarged two expiring lines of credit and amended our third line of credit, resulting in our credit lines now totaling $2.0 billion.”

Business Segment Results

Second quarter sales for the Electrical Americas segment were $1.1 billion, up 10 percent compared to 2011, and a quarterly record for the segment. The sales increase was comprised of 10 percent core growth and 1 percent from acquisitions, partially offset by a 1 percent decline from foreign exchange. Operating profits in the second quarter were $190 million. Excluding acquisition integration charges of $2 million during the quarter, operating profits were a quarterly record $192 million, up 32 percent over results in 2011.

“End markets for our Electrical Americas segment grew 8 percent during the second quarter,”

said Cutler. “The construction markets, both residential and non-residential, were the strongest parts of the business in the quarter.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange, increased 4 percent compared to the second quarter of 2011,” said Cutler. “For all of 2012, we now expect our Electrical Americas markets to grow 8 percent, 2 percent higher than our previous forecast.”

Sales for the Electrical Rest of World segment were $683 million, a decrease of 13 percent compared to the second quarter of 2011. The sales decrease was comprised of a 7 percent decrease in core sales and an 8 percent decrease from foreign currency, partially offset by a

2 percent increase from acquisitions.

The segment reported operating profits of $52 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits totaled $55 million, a decrease of 29 percent from the second quarter of 2011.

“Our markets in the second quarter declined 3 percent,” said Cutler. “Our bookings for the

Electrical Rest of World segment, adjusted for foreign exchange and acquisitions, declined 4 percent in the quarter. For all of 2012, we now forecast that markets in our Electrical Rest of

World segment will decline by 3 percent, 2 percent worse than our previous forecast.

“During the quarter, we completed the acquisition of Gycom’s low-voltage power distribution, control and automation business in Sweden, Denmark and Finland,” said Cutler. “This acquisition expands our presence in the Nordic region, which is weathering regional economic difficulties better than the rest of Europe.”

Hydraulics segment sales were $769 million, up 6 percent compared to the second quarter of

2011, and a quarterly record for the segment. The sales increase was comprised of a 3 percent increase in core sales and a 6 percent increase from acquisitions, partially offset by a 3 percent decrease due to foreign exchange. Global hydraulics markets were up 2 percent in the quarter, with U.S. markets up 7 percent and non-U.S. markets down 2 percent.

The segment reported operating profits of $123 million. Excluding acquisition integration charges of $3 million, operating profits in the second quarter were a quarterly record $126 million, up 5 percent compared to the second quarter of 2011.

“The global hydraulics markets in the second quarter grew as expected in the U.S., but showed lower growth than expected outside the U.S.,” said Cutler. “Our bookings, adjusted for foreign exchange, declined 9 percent in the second quarter. For all of 2012, we now believe global hydraulics markets will grow 3 percent, 2 percent lower than we had expected in April, principally due to our expectation that hydraulics markets in China are not likely to recover until early next year.

“We closed the acquisition of Turkish hose manufacturer Polimer Kaucuk (SEL) at the start of

June, and we closed the acquisition of Korean hydraulics manufacturer Jeil Hydraulics in early July,” said Cutler. “These two acquisitions add important product capabilities and significantly enhance our presence in emerging markets.”

Aerospace segment sales were $436 million, up 7 percent compared to the second quarter of

2011. Aerospace markets were up 1 percent compared to the second quarter of 2011.

Operating profits in the second quarter were $59 million, up 18 percent over 2011.

“Aerospace bookings increased 2 percent during the second quarter, adjusted for foreign exchange, reflecting the impact of lower military bookings,” said Cutler. “During the second half of 2012, we believe the continued strength in commercial aircraft production will largely offset the sluggish conditions in military markets. We now anticipate that the global aerospace market will grow 4 percent in 2012, 1 percent lower than previously forecast.”

The Truck segment posted quarterly sales of $625 million in the second quarter, a decline of

7 percent compared to 2011. The sales decline was driven by an 8 percent decline due to foreign exchange, partially offset by 1 percent core growth. Truck production in the second quarter was up 3 percent, with U.S. markets up 20 percent and non-U.S. markets down 9 percent. The segment reported operating profits of $120 million, equal to the second quarter of 2011.

“We were pleased with our 19.2 percent margin in the quarter,” said Cutler. “Our business continues to execute well, adjusting smoothly to the changes we are experiencing in volume.

“We now anticipate our truck markets in 2012 will grow 2 percent, compared to our prior estimate of 7 percent,” said Cutler. “The lower estimate is due to anticipated lower NAFTA Class 8 production in the second half, as well as continued slowness in the Brazilian truck market.”

The Automotive segment posted second quarter sales of $422 million, down 8 percent from the second quarter of 2011. The 8 percent decline was made up of 3 percent core growth offset by an 8 percent decline due to foreign exchange and a 3 percent decline due to the divestiture we completed in the fourth quarter of 2011. Global automotive markets were up 1 percent, with U.S. markets up 10 percent and non-U.S. markets down 3 percent. The segment reported operating profits of $48 million, a decrease of 13 percent from the second quarter of 2011.

“Growth in U.S. auto production remains strong and we anticipate the rate of growth to continue at high levels,” said Cutler. “The strong U.S. growth is offsetting the modest decline in European production and the modest production growth in China. We now anticipate that our automotive markets in 2012 will grow 3 percent, 1 percent lower than our prior forecast.”

15.	Governing Law

The acquisition shall be governed by, and construed in accordance with, the laws of Ireland. The Company and the Cooper Shareholders hereby agree that the Irish High Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding or to settle any dispute which may arise in relation thereto.

16.	Takeover Rules and Panel

The acquisition is subject to the provisions of the Irish Takeover Panel Act 1997, Takeover Rules, 2007 (as amended) and the jurisdiction of the Irish Takeover Panel and references in the joint proxy statement/prospectus to the “Takeover Rules” or the “Irish Takeover Rules” are to the Irish Takeover Panel Act 1997, Takeover Rules, 2007 (as amended) and references to the “Panel” are to the Irish Takeover Panel.

EATON PROFIT FORECAST

Profit Forecast including Bases and Assumptions

1.	General

Eaton Corporation (collectively with its subsidiaries, referred to herein as the “Group”) made the following public statement on July 23, 2012 within its second quarter earnings release: “Absent any impact from the completion of the Cooper transaction, our guidance for operating earnings per share, which exclude charges to integrate our recent acquisitions, is between $4.20 and $4.50 and for net income per share is between $4.09 and $4.39.”

Operating earnings per share is defined as net income per share, adjusted to exclude acquisition integration charges, divided by weighted average diluted shares. Weighted average diluted shares is calculated by adding incremental shares from assumed conversions of stock options, net of assumed share repurchases, and restricted stock awards to the weighted average basic shares outstanding.

The statement above regarding operating earnings per share and net income per share for the year ending December 31, 2012 constitutes a profit forecast (“Eaton Profit Forecast”) for the purposes of Rule 28 of the Irish Takeover Rules (Irish Takeover Panel Act, 1997 Takeover Rules, 2007).

2.	Basis of preparation

The Eaton Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Eaton which are in accordance with U.S. GAAP and those adopted in the preparation of the interim financial statements for the six months ended June 30, 2012, and those expected to be adopted in the financial statements for the year ending December 31, 2012.

The Eaton Profit Forecast was based on the interim unaudited accounts for the six months ended June 30, 2012 and a forecast for the six months ending December 31, 2012 and on the basis that the proposed acquisition of Cooper Industries plc does not complete before December 31, 2012 and excludes any costs related to the completion of the acquisition.

Eaton does not expect the Eaton Profit Forecast to be materially impacted by acquisitions or disposals of businesses not previously disclosed.

3.	Assumptions

The Eaton Directors have approved the Eaton Profit Forecast on the basis of the following assumptions:

Specific assumptions adopted by the Eaton Directors

•	End markets and hence sales earned by Eaton will grow over the levels achieved in 2011 overall by 3.5% for all of 2012. The assumed end market growth by segment follows:

	FY12 Forecast End Market Growth (Year-Over-Year growth %)
Segment Index	US Growth		Non-US Growth	Total
Electrical Americas Index	9%		5%	8%
Electrical Rest of World Index	N/	A	(3)%	(3)%
Hydraulics Index	8%		(1)%	3%
Aerospace Index	1%		8%	4%
Truck Index	11%		(4)%	2%
Automotive Index	10%		1%	3%
Consolidated Market Index	8%		(1)%	3.5%

•	Sales growth will exceed the end market growth forecast by 40% or $225 million during 2012.

•	Total segment operating margins for 2012 will be between 14.5% and 15.0%, and incremental margin will be 29%.

•	There will be no material share repurchases, or issuances, in determining weighted average number of diluted shares.

Factors outside the influence or control of the Eaton Directors

•

There will be no changes beyond what has already been contemplated, in general trading conditions, economic conditions, competitive environment or levels of demand, in the countries in which Eaton operates or trades which would materially affect Eaton’s business.

•	There will be no material cancellations in respect of orders currently placed with Eaton.

•

There will be no business interruptions that materially affect Eaton, its major suppliers or major customers by reason of technological faults, natural disasters, industrial disruption, civil disturbance or government action.

•	There will be no material changes in the price of raw materials, freight, energy, and labor costs.

•	There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements that would have a material impact on Eaton.

Reports on Eaton Profit Forecast

The reports on the Eaton Profit Forecast as required by Rule 28.3 of the Takeover Rules have been prepared by (i) Ernst & Young LLP; (ii) Citigroup Global Markets Limited; and (iii) Morgan Stanley & Co. Limited.

Copies of their respective reports have been mailed with this joint proxy statement/prospectus and can be located with the letter from Eaton Corporation and Cooper Industries plc entitled “Profit Forecasts,” provided as a separate document.

COOPER PROFIT FORECAST

– Profit Forecast including Bases and Assumptions

1.	General

Cooper Industries plc made the following public statement on May 2, 2012 within its first quarter earnings release: “For 2012, we are raising our guidance for earnings per share from continuing operations to a range of $4.25 to $4.40, up from $4.15 to $4.35, based on the stronger underlying demand in the industrial and utility markets and a book-to-bill ratio of 108%. This guidance assumes full-year total revenue growth of 6 to 8 percent and core revenue growth of 5 to 7 percent.”

Earnings per share from continuing operations is defined as income from continuing operations divided by weighted average diluted shares. Weighted average diluted shares is calculated by adding incremental shares from assumed conversions of stock options, performance shares and restricted stock awards to the weighted average basic shares outstanding.

The statement above regarding earnings per share from continuing operations for the year ending December 31, 2012 constitutes a profit forecast (“Cooper Profit Forecast”) for the purposes of Rule 28 of the Irish Takeover Rules (Irish Takeover Panel Act, 1997 Takeover Rules, 2007).

On July 25, 2012, in its second quarter earnings release, Cooper Industries plc stated that, because of the previously announced transaction with Eaton Corporation, Cooper Industries plc has suspended providing earnings guidance updates.

2.	Basis of preparation

The Cooper Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Cooper which are in accordance with U.S. GAAP and those adopted in the preparation of the interim financial statements for the three months ended March 31, 2012, and those expected to be adopted in the financial statements for the year ending December 31, 2012.

The Cooper Profit Forecast was based on the interim unaudited accounts for the three months ended March 31, 2012 and a forecast for the nine months ending December 31, 2012 and on the basis that the proposed acquisition by Eaton Corporation does not complete before December 31, 2012 and excludes any costs related to the completion of the acquisition.

The Cooper Profit Forecast assumes the results will not be materially impacted by acquisitions or disposals of businesses not previously disclosed.

3.	Assumptions

The Cooper Directors have approved the Cooper Profit Forecast on the basis of the following assumptions:

Specific assumptions adopted by the Cooper Directors

•

End markets and hence sales earned by Cooper will grow over the levels achieved in 2011 overall by 6% to 8% for all of 2012. Revenues will be favorably impacted by acquisitions currently completed and not included in prior year revenues by 2.6%. Revenues will be unfavorably impacted by changes in currency rates compared to prior year by 0.5%. The assumed growth rates by segment are for Energy and Safety Solutions Segment growth for 2012 of 7% to 9% and for Electrical Products Group Segment growth for 2012 of 5% to 7%.

•	Total segment operating margins for 2012 will be between 16% and 17%, and incremental margin will be between 21.5% and 22.5% overall.

•	There will be no material share repurchases, or issuances, in determining weighted average number of diluted shares.

Factors outside the influence or control of the Cooper Directors

•

There will be no changes beyond what has already been contemplated, in general trading conditions, economic conditions, competitive environment or levels of demand, in the countries in which Cooper operates or trades which would be materially affect Cooper’s business.

•	There will be no material cancellations in respect of orders currently placed with Cooper.

•

There will be no business interruptions that materially affect Cooper, its major suppliers or major customers by reason of technological faults, natural disasters, industrial disruption, civil disturbance or government action.

•	There will be no material changes in the price of raw materials, freight, energy, and labor costs.

•	There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements that would have a material impact on Cooper.
Reports on Cooper Profit Forecast

The reports on the Cooper Profit Forecast as required by Rule 28.3 of the Takeover Rules have been prepared by (i) Ernst & Young LLP and (ii) Goldman, Sachs & Co.

Copies of their respective reports have been mailed with this joint proxy statement/prospectus and can be located with the letter from Eaton Corporation and Cooper Industries plc entitled “Profit Forecasts,” provided as a separate document.

MERGER BENEFIT STATEMENT

The Rule 2.5 announcement dated, May 21, 2012, (the announcement), included the following statements regarding the synergies that may result from the acquisition (the synergy statements):

Eaton believes the acquisition of Cooper will provide the potential for meaningful synergies over time and that there is a significant opportunity to realize expected pre-tax operating synergies of $375 million and global cash management and resultant tax benefits of $160 million annually by 2016.

The expected sources of the expected annual synergies are:

•	potential sales synergies of $115 million per annum resulting from product packaging to common customers, improving channel sales, expanding service offerings and leveraging geographic strengths;

•

potential cost–out synergies of $260 million per annum resulting from efficiencies and economies of scale in the areas of supply chain, manufacturing, customer service, logistics and central and regional level expenses; and

•

potential global cash management and resultant tax benefits of $160 million resulting from the combined companies being incorporated in Ireland with organizational, operations and capitalisation structures that will enable the combined company to more efficiently manage its global cash and treasury operations and recognise unutilized income tax deductions in certain jurisdictions.

Eaton believes that it will achieve the run-rate on these synergies by 2016. In particular, Eaton believes that it will achieve $260 million in cost-out synergies with over 90% complete by 2015. Total acquisition integration costs of approximately $200 million are expected to be incurred through 2015.

Subject to the Scheme becoming effective, Cooper Shareholders will be able to share in the synergies resulting from the acquisition of Cooper by Eaton through the share component of the scheme consideration.

Synergies and Integration Costs

Pre-Tax Operating Synergies
Sales Synergies	10	35	70	115
Cost-out Synergies	65	140	240	260
Total Operating Synergies	75	175	310	375

Global Cash Management and Resultant Tax Benefits	160	160	160	160

Acquisition Integration Costs, Pre-Tax	90	75	35	0

The estimate of synergies set out in this document has been reported on for the purposes of Rule 19.3(b)(ii) of the Takeover Rules by (i) Ernst & Young LLP; (ii) Citigroup Global Markets Limited; and (iii) Morgan Stanley & Co. Limited.

Copies of their respective reports have been mailed with this joint proxy statement/prospectus and can be located with the letter from Eaton Corporation entitled “Merger Benefits Statement.”

There are various material assumptions underlying the synergies estimate which might therefore be materially greater or less than estimated. The estimate of synergies should therefore be read in conjunction with the key assumptions underlying the estimates.

The synergy statements should not be construed as a profit forecast or interpreted to mean that New Eaton’s earnings in the first full year following the acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Eaton and/or Cooper for the relevant preceding financial period or any other period.

Assumptions

1.	The bases of belief (including sources of information and assumptions made) that support the expected annual synergies are set out in the following paragraphs

2.	The expected sources of the stated expected annual pre-tax operating synergies of $375 million are:

a.	potential sales synergies of $115 million per annum resulting from product packaging to common customers, improving channel sales, establishing a service business and leveraging geographic strengths; and

b.	potential cost-out synergies of $260 million per annum resulting from efficiencies and economies of scale in the areas of procurement, supply chain, manufacturing, customer service, logistics, and central and regional general and administrative expenses.

3.	The expected potential global cash management and resultant tax benefits of $160 million per annum result from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations and recognize unutilized income tax deductions in certain jurisdictions.

4.	When evaluating the potential pre-tax operating synergies and global cash management and resultant tax benefits the Eaton Directors have assumed the following:

a.	that the scheme will become effective and New Eaton will acquire 100% of the issued and to be issued share capital of Cooper following completion of the acquisition;

b.	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

c.	that there will be no material change to the market dynamics affecting Eaton and/or Cooper following completion of the acquisition;

d.	that there will be no material change to exchange rates following completion of the acquisition; and

e.	there will be no material change to income tax laws or regulations affecting Eaton and/or Cooper following completion of the acquisition.

5.	In establishing the estimate of pre-tax operating synergies and global cash management and resultant tax benefits the Eaton directors have assumed that Cooper’s operations, processes and procedures are comparable to those of Eaton’s related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Cooper to Eaton indicated otherwise. Eaton’s management, aided by its previous integration experience and through an understanding of Cooper’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Cooper, has determined the source and scale of potential pre-tax operating synergies and global cash management and resultant tax benefits. The pre-tax operating synergies, global cash management and resultant tax benefits, and acquisition integration costs of achieving the pre-tax operating synergies and global cash management and resultant tax benefits are incremental to Eaton’s and, to the best of Eaton’s knowledge, Cooper’s existing plans. In addition to information from Eaton’s and Cooper’s respective management teams, the sources of information that Eaton has used to arrive at the estimate of potential pre-tax operating synergies and global cash management and resultant tax benefits, include:

a.	the Cooper annual report and accounts;

b.	Cooper’s presentations to analysts;

c.	Cooper’s website;

d.	Analysts’ research;

e.	Other public information;

f.	Eaton’s knowledge of the industry and of Cooper; and

g.	Eaton’s experience of synergies from previous transactions, in particular, its acquisitions of The Moeller Group and Phoenixtec Power Company.

6.	The Eaton board of directors has not had discussions with Cooper’s management to confirm the reasonableness of Eaton’s assumptions set out above supporting the estimate of synergies. Therefore, there remains an inherent risk in the synergy forward-looking statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders of Eaton Corporation Limited

We have audited the accompanying consolidated balance sheet of Eaton Corporation Limited (ECL) as of May 20, 2012. This consolidated balance sheet is the responsibility of ECL’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of ECL’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ECL’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Eaton Corporation Limited at May 20, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 22, 2012

F-1

Eaton Corporation Limited

Consolidated Balance Sheet

(In U.S. dollars)	May 20, 2012
Assets
Cash	$23,073

Total assets	$23,073

Liabilities and Shareholders’ deficit
Loan payable to Matsack—shareholder	$30,761

Shareholders’ deficit
Ordinary shares, 100 outstanding	1
Additional paid in capital	1
Accumulated deficit	(7,690)

Total shareholders’ deficit	(7,688)

Total liabilities and a shareholders’ deficit	$23,073

See accompanying notes to consolidated balance sheet.

F-2

Eaton Corporation Limited

Notes to Consolidated Balance Sheet

1.	General Information

Eaton Corporation Limited (“ECL”) is a new private limited company incorporated in Ireland in May 2012 initially under the name of Abeiron Limited for the purpose of facilitating the acquisition by Eaton Corporation (“Eaton”) of Cooper Industries plc (“Cooper”).

On May 21, 2012, Eaton announced and entered into a transaction agreement with Cooper, pursuant to which Eaton will acquire Cooper in a cash and stock transaction that was valued at approximately $11.8 billion, or approximately $72.00 per Cooper share (the “Transaction”). Upon close of the Transaction, Eaton and Cooper will be combined under ECL, which will be re-registered as a public limited company.

On May 21, 2012, ECL entered into a 364-day bridge loan credit agreement (the “Bridge”). Under the Bridge, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A. and Citibank, N.A. have agreed to provide unsecured financing in a principal amount of up to $6,750,000,000. Only a single draw is available under the Bridge on the Transaction closing date.

Prior to Eaton and Cooper entering into the Transaction agreement, the following entities were formed or acquired by representatives of Eaton for the purpose of facilitating the acquisition and have not conducted any unrelated activities:

•	ECL

•	Aberion II Limited: a private limited company incorporated in Ireland initially under the name of Comdell Limited

•	Turlock B.V: a private limited liability company incorporated in the Netherlands initially under the name Wesbar Installatietechniek B.V.

•	Turlock Corporation: an Ohio corporation

Additionally on June 21, 2012, Eaton Inc., an Ohio corporation, was formed as an indirect subsidiary of ECL to also facilitate the acquisition.

The consolidated balance sheet of ECL includes the accounts of ECL and its direct and indirect subsidiaries listed above. Intercompany transactions and balances have been eliminated.

2.	Related Party Transactions

Matsack Nominees Limited (“Matsack”), a shareholder of ECL, has an $82,030 (€64,000) non-interest bearing loan payable on demand to Eaton.

ECL has a $30,761 (€24,000) non-interest bearing loan payable on demand to Matsack.

3.	Share Capital

The authorized share capital of ECL consists of $7,500,000 divided into 750,000,000 Ordinary Shares of $0.01 par value and €40,000 divided into 40,000 Deferred Ordinary Shares of €1.00 par value. 100 Ordinary Shares are issued and outstanding.

In accordance with the Articles of Association, the holders of Ordinary Shares are entitled to dividends, have voting rights and participate pro rata in the total assets of ECL in the event of its winding up.

In accordance with the Articles of Association, the holders of Deferred Ordinary Shares are not entitled to receive dividends or vote. On a return of assets, whether on liquidation or otherwise, the Deferred Ordinary Shares shall entitle the holder to the repayment of the amounts paid up on such shares after repayment of the

F-3

capital paid up on the Ordinary Shares plus the payment of $5,000,000 on each of the Ordinary Shares and the holders of the Deferred Ordinary Shares (as such) shall not be entitled to any further participation in the assets or profits of ECL.

4.	Accumulated Deficit

ECL paid $30,761 (€24,000), including acquisition costs of $7,690 (€6,000), to acquire Turlock B.V., which had assets of $23,071 (€18,000), consisting solely of cash. The accumulated deficit of ECL of $7,690 (€6,000) resulted from these acquisition costs.

5.	Subsequent Events

Subsequent events have been evaluated through June 22, 2012, which represents the date the consolidated balance sheet was issued. Based on this evaluation, no material subsequent events occurred that require recognition in the consolidated balance sheet, except for those disclosed in Note 1.

F-4

Annex A

EXECUTION VERSION

DATED MAY 21, 2012

COOPER INDUSTRIES PLC,

EATON CORPORATION,

ABEIRON LIMITED,

COMDELL LIMITED,

TURLOCK B.V.,

AND

TURLOCK CORPORATION

TRANSACTION AGREEMENT

DUBLIN

CONTENTS

1	INTERPRETATION	A-2
2	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND COOPER EQUITY AWARD HOLDER PROPOSAL	A-13
3	IMPLEMENTATION OF THE SCHEME; EATON SHAREHOLDERS MEETING	A-14
4	EQUITY AWARDS	A-21
5	COOPER AND EATON CONDUCT	A-23
6	REPRESENTATIONS AND WARRANTIES	A-32
7	ADDITIONAL AGREEMENTS	A-54
8	COMPLETION	A-65
9	TERMINATION	A-72
10	GENERAL	A-74

THIS AGREEMENT is made on May 21, 2012

AMONG:

EATON CORPORATION

a company incorporated in Ohio

(hereinafter called “Eaton”),

ABEIRON LIMITED

a company incorporated in Ireland

with registered number 512978

having its registered office

at 70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(hereinafter called “Holdco”),

COMDELL LIMITED

a company incorporated in Ireland

with registered number 513275

having its registered office

at 70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(hereinafter called “IrSub”),

TURLOCK B.V.

a company incorporated in the Netherlands

with registered number 08169375

having its registered office

at Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

(hereinafter called “EHC”),

TURLOCK CORPORATION

a company incorporated in Ohio

(hereinafter called “MergerSub”),

                         -and-

COOPER INDUSTRIES PLC

a company incorporated in Ireland

with registered number 471594

having its registered office

at Unit F10, Maynooth Business Campus, Maynooth, Ireland

(hereinafter called “Cooper”)

RECITALS:

1.	Eaton has agreed to make a proposal to cause Holdco to acquire Cooper on the terms set out in the Rule 2.5 Announcement (as defined below).

2.	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties.

3.	The Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent of the Panel (where required) be switched to the Takeover Offer in accordance with the terms set out in this Agreement.

4.	The Parties intend that for U.S. federal income tax purposes, (i) the receipt of the Scheme Consideration in exchange for the Cooper Shares pursuant to the Scheme be a fully taxable transaction to the holders of the Cooper Shares, and (ii) the receipt of the Holdco Shares in exchange for the Eaton Shares pursuant to the Merger be a fully taxable transaction to the holders of the Eaton shares.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco of Cooper by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Action”, any lawsuit, claim, complaint, action or proceeding before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Antitrust Order”, shall have the meaning given to that term in Clause 7.2(d);

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment made in connection with the cancellation of a Cooper Option or Cooper Share Award or the payment of any dividend equivalents, as applicable;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Cash Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(A);

“Cash Out Amount”, means the greater of (x) the Scheme Consideration Value and (y) the Cooper FMV;

“CERCLA”, shall have the meaning given to that term in Clause 6.1(h);

“Certificate of Merger”, shall have the meaning given to that term in Clause 8.2(b);

“Clause 5.1(b)(xii)(A) Claims”, shall have the meaning given to that term in Clause 5.1(b)(xii)(A);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Code”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Companies Acts”,the Companies Acts 1963 to 2009 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Part A of Appendix III to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the confidentiality agreement between Cooper and Eaton dated August 9, 2010, as it may be amended from time to time;

“Cooper”, shall have the meaning given to that term in the Preamble;

“Cooper Alternative Proposal”, shall have the meaning given to that term in Clause 5.3(g);

“Cooper Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Cooper Group;

“Cooper Board”, the board of directors of Cooper;

“Cooper Change of Recommendation”, shall have the meaning given to that term in Clause 5.3(c);

“Cooper Director Share Plans”, the Amended and Restated Cooper Industries plc Directors’ Stock Plan and the Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan;

“Cooper Directors”, the members of the board of directors of Cooper;

“Cooper Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Cooper Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.10(a);

“Cooper Employees”, the employees of Cooper or any Subsidiary of Cooper who remain employed after the Effective Time;

“Cooper Employee Share Plans”, the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan and the Cooper Industries plc Amended and Restated Stock Incentive Plan;

“Cooper Equity Award Holder Proposal”, the proposal of Eaton to the Cooper Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Cooper Share Plans;

“Cooper Equity Award Holders”, the holders of Cooper Options and/or Cooper Share Awards;

“Cooper Equity Schedule”, shall have the meaning given to that term in Clause 6.1(i)(v);

“Cooper Euro-Denominated Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Cooper Exchange Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Cooper FMV”, the closing sales price of a Cooper Share as reported on the NYSE on the Effective Date or, if no sales of Cooper Shares were made on the NYSE on that date, the closing sales price as reported on the NYSE for the preceding day on which sales of Cooper Shares were made;

“Cooper Group”, Cooper and all of its Subsidiaries;

“Cooper Indemnified Parties” (and “Cooper Indemnified Party”), shall have the meaning given to that term in Clause 7.3(c);

“Cooper Leased Real Property”, shall have the meaning given to that term in Clause 6.1(q)(ii);

“Cooper Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Cooper and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the industries or the segments thereof in which Cooper and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Cooper or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Cooper or any of its Subsidiaries which Eaton has expressly requested in writing or to which Eaton has expressly consented in writing; or (b) any decline in the stock price of the Cooper Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Cooper Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement (except that this clause (c) shall not apply with respect to Cooper’s representations and warranties in Clause 6.1(c)(iii));

“Cooper Material Contracts”, shall have the meaning given to that term in Clause 6.1(t)(i);

“Cooper MCA Employees”, those employees of the Cooper Group who are covered by MCAs as set forth on Section 6.1(i)(v) of the Cooper Disclosure Schedule;

“Cooper Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Cooper Option”, an option to purchase Cooper Shares;

“Cooper Owned Real Property”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Cooper Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Cooper Permitted Lien”, shall have the meaning given to that term in Clause 6.1(q) (i);

“Cooper Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Cooper Rights Agreement”, shall have the meaning given to that term in Clause 6.1(m);

“Cooper SEC Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Cooper Share Award”, each right of any kind, contingent or accrued, to receive Cooper Shares or benefits measured in whole or in part by the value of a number of Cooper Shares (including restricted stock units, performance stock units, phantom stock units, and deferred stock units), other than Cooper Options;

“Cooper Share Plans”, the Cooper Director Share Plans and the Cooper Employee Share Plans;

“Cooper Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Cooper Shareholders representing three-fourths (75 per cent.) or more in value of the Cooper Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Cooper Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Cooper Shareholders”, the holders of Cooper Shares;

“Cooper Shares”, the ordinary shares of US$0.01 each in the capital of Cooper;

“Cooper Superior Proposal”, shall have the meaning given to that term in Clause 5.3(h);

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Cooper Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“Deferral Accounts”, means the deferral accounts referred to in Section 18.2(i) of the Cooper Industries plc Amended and Restated Stock Incentive Plan;

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2(h);

“Eaton”, shall have the meaning given to that term in the Preamble;

“Eaton Articles of Incorporation”, shall have the meaning given to that term in Clause 6.2(a);

“Eaton Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Eaton Group;

“Eaton Board”, the board of directors of Eaton;

“Eaton Book Entry Shares”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Eaton Certificates”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Eaton Change of Recommendation”, shall have the meaning given to that term in Clause 5.4;

“Eaton Closing Price”, the average, rounded to the nearest cent, of the closing sale prices of an Eaton Share on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the day on which the Effective Time occurs;

“Eaton Directors”, the members of the board of directors of Eaton;

“Eaton Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Eaton Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.10(a);

“Eaton Exchange Fund”, shall have the meaning given to that term in Clause 8.2(g)(i);

“Eaton Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Eaton Group”, Eaton and all of its Subsidiaries;

“Eaton Indemnified Parties” (and “Eaton Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Eaton Leased Real Property”, shall have the meaning given to that term in Clause 6.2(p)(ii);

“Eaton Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Eaton and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the industries or the segments thereof in which Eaton and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Eaton or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Eaton or any of its Subsidiaries which Cooper has expressly requested in writing or to which Cooper has expressly consented in writing; or (b) any decline in the stock price of the Eaton Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is an Eaton Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement (except that this clause (c) shall not apply with respect to Cooper’s representations and warranties in Clause 6.2(c)(iii));

“Eaton Material Contracts”, shall have the meaning given to that term in Clause 6.2(s)(i);

“Eaton Merger Parties”, collectively Holdco, EHC, IrSub and MergerSub;

“Eaton Owned Real Property”, shall have the meaning given to that term in Clause 6.2(p)(i);

“Eaton Parties”, collectively, Eaton, Holdco, EHC, IrSub and MergerSub;

“Eaton Permits”, shall have the meaning given to that term in Clause 6.2(g)(ii);

“Eaton Permitted Lien”, shall have the meaning given to that term in Clause 6.2(p)(i);

“Eaton Preferred Shares”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Eaton Recommendation”, the recommendation of the Eaton Board that Eaton Shareholders vote in favour of the adoption of this Agreement;

“Eaton Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Eaton Regulations”, shall have the meaning given to that term in Clause 6.2(a);

“Eaton SEC Documents”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Eaton Share Award”, an award denominated in Eaton Shares, other than an Eaton Share Option;

“Eaton Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Eaton Share Plans”, the 2012 Stock Plan, the 2009 Stock Plan, the 2008 Stock Plan, the 2004 Stock Plan, the 2002 Stock Plan, the 1998 Stock Plan, the 1995 Stock Plan, the 1991 Stock Option Plan, the 2008 Executive Strategic Incentive Plan and the Supplemental Executive Strategic Incentive Plan;

“Eaton Shareholder Approval”, shall have the meaning given to that term in Clause 3.7(b);

“Eaton Shareholders”, the holders of Eaton Shares;

“Eaton Shareholders Meeting”, shall have the meaning given to that term in Clause 3.7(b);

“Eaton Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Eaton Shares”, the common shares of Eaton, par value US$0.50 per share;

“EC Merger Regulation”, Council Regulation (EC) No. 139/2004;

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies; provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Cooper and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“EHC”, shall have the meaning given to that term in the Preamble;

“End Date”, the date that is nine months after the date of this Agreement; provided, that if as of such date all Conditions (other than Conditions 2(c), 2(d), 3(c), 3(d) and 3(e)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of this Agreement;

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Liabilities” (and “Environmental Liability”), shall have the meaning given to that term in Clause 6.1(h);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Evaluation Material”, shall have the meaning given to that term in the Confidentiality Agreement;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, Computershare Trust Company, N.A. or another bank or trust company appointed by Eaton (and reasonably acceptable to Cooper) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated May 21, 2012 between Eaton and Cooper, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Cooper Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Financing”, third-party debt financing provided to any of Holdco, Eaton, any of the Eaton Merger Parties or any of the Subsidiaries of Eaton for the purposes of financing the transactions contemplated by this Agreement;

“Financing Extension Notice”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Financing Sources”, the entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, but excluding in each case for the avoidance of doubt (i) the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns and (ii) Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. solely in their capacity as financial advisers to Eaton in respect of the cash confirmation to be provided in the Rule 2.5 Announcement and Scheme Document in accordance with the requirements of the Takeover Rules;

“Form S-4”, shall have the meaning given to that term in Clause 3.7(a);

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, shall have the meaning given to that term in Clause 6.1(h);

“High Court”, the High Court of Ireland;

“Holdco”, shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.10(a);

“Holdco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Holdco Shares”, the ordinary shares of US$0.01 each in the capital of Holdco;

“Holdco Subscriber Shares”, the one hundred (100) Holdco Shares in issue at the date of this Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties” (and “Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1(p);

“Intervening Event”, with respect to Cooper or Eaton, as applicable, a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Cooper Board or Eaton Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Cooper Board or Eaton Board, as applicable, before the Cooper Shareholder Approval or Eaton Shareholder Approval, as applicable; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities of, a Party or any of its Subsidiaries constitute an Intervening Event with respect to the other Party unless such event, development, occurrence, state of facts or change has had or would reasonably be expected to have a Cooper Material Adverse Effect (if such other Party is Eaton) or an Eaton Material Adverse Effect (if such other Party is Cooper) and (iii) in no event shall the receipt, existence of or terms of a Cooper Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Cooper.

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“IRS”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“IrSub”, shall have the meaning given to that term in the Preamble;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Cooper, the actual knowledge, after due inquiry, of the executive officers of Cooper listed in Clause 1.1(a) of the Cooper Disclosure Schedule, and in relation to Eaton, the actual knowledge, after due inquiry, of the executive officers of Eaton listed in Clause 1.1(a) of the Eaton Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“MCA”, shall have the meaning given to that term in Clause 6.1(i)(v);

“Merger”, the merger of MergerSub with and into Eaton in accordance with Clause 8.2;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.2(b); provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible;

“MergerSub”, shall have the meaning given to that term in the Preamble;

“Net Cooper Shares”, with respect to a Cooper Option, a number of whole and partial Cooper Shares (computed to the nearest five decimal places) equal to the quotient obtained by dividing (i) the product of (A) the number of Cooper Shares subject to such Cooper Option immediately prior to the Effective Time, and (B) the excess, if any, of the Cooper FMV over the exercise price per Cooper Share subject to such Cooper Option, by (ii) the Scheme Consideration Value;

“New Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“Notice Period”, shall have the meaning given to that term in Clause 5.3(i)(i);

“NYSE”, the New York Stock Exchange;

“OGCL”, the Ohio General Corporation Law, Ohio Revised Code Section 1701.01 et seq.

“Old Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Eaton Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Eaton Share-Based Awards”, shall have the meaning given to that term in Clause 8.3(a)(iii);

“Panel”, the Irish Takeover Panel;

“Parties”, Cooper and the Eaton Parties and “Party” shall mean either Cooper, on the one hand, or Eaton or the Eaton Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“RCRA”, shall have the meaning given to that term in Clause 6.1(h);

“Registrar of Companies”, the Registrar of Companies in Dublin;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Restricted Eaton Share”, shall have the meaning given to that term in Clause 8.3(a)(ii);

“Reverse Termination Payment”, shall have the meaning given to that term in Clause 9.2;

“Revised Acquisition”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Right to Match”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(e);

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Scheme Consideration Value”, means the sum obtained by adding (x) the Cash Consideration and (y) the Share Consideration Cash Value;

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Cooper Shareholders and, for information only, to Cooper Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Cooper and Eaton shall agree;

“Scheme Recommendation”, the recommendation of the Cooper Board that Cooper Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Share Consideration Cash Value”, means the product obtained by multiplying (x) the Exchange Ratio by (y) the Eaton Closing Price;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Specified Termination”, shall have the meaning given to that term in Clause 9.2;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Eaton Merger Parties shall be deemed to be Subsidiaries of Eaton for purposes of this Agreement);

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.2(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued share capital of Cooper (other than any Cooper Shares beneficially owned by Eaton or any member of the Eaton Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Eaton elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Cooper Shareholders and others by Eaton (or Holdco) containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Eaton and Cooper and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxable”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxation”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tools JV”, shall have the meaning given to that term in Clause 6.1(a)(ii);

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, U.S. generally accepted accounting principles;

“2012 Bonuses”, shall have the meaning given to that term in Clause 7.4(e)(i); and

“2012 Bonus Plan Participant”, shall have the meaning given to that term in Clause 7.4(e)(i).

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to Irish times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND COOPER EQUITY AWARD HOLDER PROPOSAL

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)	Forthwith upon the execution of this Agreement, Cooper shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on May 21, 2012, or such later time as may be agreed between the Parties in writing.

(c)	The obligations of Cooper and Eaton under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on May 21, 2012.

(d)	Cooper confirms that, as of the date hereof, the Cooper Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Cooper Board has resolved to recommend to the Cooper Shareholders that they vote in favour of the Resolutions. The recommendation of the Cooper Board that the Cooper Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisers to the Cooper Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Cooper Shareholders in connection with the Acquisition to the extent required by the Takeover Rules.

(e)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

(a)	Cooper agrees that it will put the Scheme to the Cooper Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

(b)	Each of Eaton and Holdco agrees that it will participate in the Scheme and agree to be bound by its terms, as proposed by Cooper to the Cooper Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

(c)	Each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, use all of its reasonable endeavours to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Cooper Shares or Eaton Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Cash Consideration and the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Cooper Shares or the Eaton Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Cooper Shares the same economic effect as contemplated by this Agreement prior to such event.

2.4	Cooper Equity Award Holder Proposal

(a)	Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Cooper Equity Award Holder Proposal will be made to Cooper Equity Award Holders in respect of their respective holdings of Cooper Options and/or Cooper Share Awards in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Cooper Share Plans.

(b)	The Cooper Equity Award Holder Proposal shall be issued as a joint letter from Cooper and Eaton and the Parties shall agree the final form of the letter to be issued in respect of the Cooper Equity Award Holder Proposal and all other documentation necessary to effect the Cooper Equity Award Holder Proposal.

(c)	Save as required by Law, the High Court and/or the Panel, neither Party shall amend the Cooper Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME; EATON SHAREHOLDERS MEETING

3.1	Responsibilities of Cooper in Respect of the Scheme

Cooper shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and, save where not reasonably practicable owing to time restraints, provide Eaton and its advisers with the opportunity to attend any meetings with such barrister to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it (except where the barrister is to advise on matters relating to the fiduciary duties of the directors of Cooper or their responsibilities under the Takeover Rules);

(c)	as promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, Cooper shall cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

(d)	as promptly as reasonably practicable, notify Eaton of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be;

(e)	as promptly as reasonably practicable, notify Eaton upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

(f)	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Cooper shall:

(i)	as promptly as reasonably practicable provide Eaton with a reasonable opportunity to review and comment on such document or response; and

(ii)	as promptly as reasonably practicable discuss with Eaton and include in such document or response all comments reasonably and promptly proposed by Eaton to the extent that Cooper, acting reasonably, considers these to be appropriate;

(g)	provide Eaton with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Cooper for submission to the High Court in connection with the Scheme prior to their filing, and afford Eaton reasonable opportunities to review and make comments on all such documents and accommodate such comments to the extent it, acting reasonably, considers these to be appropriate (unless (i) Cooper has received a Cooper Alternative Proposal or an inquiry or proposal from a person who is considering making a Cooper Alternative Proposal or (ii) Cooper is considering making a Cooper Change of Recommendation);

(h)	as promptly as reasonably practicable make all reasonably necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as reasonably practicable following the publication of the Rule 2.5 Announcement), and use all reasonable endeavours so as to ensure (insofar as reasonably possible) that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(i)	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Cooper Shareholders on the register of members of Cooper on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Cooper Options or Cooper Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court and/or the Panel to publish or post such documents being obtained;

(j)	unless the Cooper Board has effected a Cooper Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Board under the Takeover Rules, procure that the Scheme Document shall include the Scheme Recommendation;

(k)	include in the Scheme Document, a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(l)	prior to the Court Meeting, keep Eaton reasonably informed in the two (2) weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event shall provide such number promptly upon the request of Eaton or its Representatives;

(m)	notwithstanding any Cooper Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Eaton, such agreement not to be unreasonably withheld, conditioned or delayed;

(n)	afford all such cooperation and assistance as may reasonably be requested of it by Eaton in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Eaton of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Eaton may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Cooper Shareholders or filed with the High Court or in any announcement;

(o)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(p)	following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where applicable (with the exception of Conditions 2(c) and 2(d)), take all necessary steps on the part of Cooper to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(q)	give such undertakings as are required by the High Court in connection with the Scheme as Cooper determines to be reasonable.

3.2	Responsibilities of Eaton and Holdco in Respect of the Scheme

Eaton shall, and in the case of Clauses 3.2(a), 3.2(b), 3.2(d), 3.2(e), 3.2(f) and 3.2(g) Holdco shall:

(a)	instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to Eaton or Holdco;

(b)	if, and to the extent that, it or any of its Associates owns or is interested in Cooper Shares, exercise all rights, and, insofar as lies within its powers, procure that each of its Associates shall exercise all rights, in respect of such Cooper Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Cooper held via contracts for difference or other derivative instruments, procuring that instructions are given to the holder of the underlying Cooper Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)	procure that the other members of the Eaton Group and, insofar as lies within its power or procurement, their Representatives, take all such steps as are necessary or desirable in order to implement the Scheme;

(d)	keep Cooper reasonably informed and consult with Cooper as to the performance of the obligations and responsibilities required of Eaton and Holdco pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme;

(e)	afford all such cooperation and assistance as may reasonably be requested of it by Cooper in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Cooper of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Cooper may reasonably request (including for the purposes of preparing the Joint Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Cooper Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a timely manner on all documentation submitted to it; and

(g)	as promptly as reasonably practicable, notify Cooper of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Cooper Shareholders and, for information only, if required, to the holders of the Cooper Options or Cooper Share Awards; and

(b)	Cooper, Eaton and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with Completion.

3.4	Dealings with the Panel

(a)	Each of the Parties will promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b)	Save in each case where not reasonably practicable owing to time restraints, each of the Parties will give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Cooper;

(ii)	as necessary to comply with contractual obligations; and

(iii)	as necessary to address reasonable privilege or confidentiality concerns.

(c)	Cooper undertakes, if so reasonably requested by Eaton, to issue as promptly as reasonably practicable its written consent to Eaton and to the Panel in respect of any application made by Eaton to the Panel:

(i)	to redact any commercially sensitive or confidential information specific to Eaton’s financing arrangements for the Acquisition (“Eaton Financing Information”) from any documents that Eaton is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules;

(ii)	for a derogation from the requirement under the Takeover Rules to disclose Eaton Financing Information in the Scheme Document, any supplemental document or other document sent to Cooper Shareholders, the holders of the Cooper Options or Cooper Share Awards pursuant to the Takeover Rules.

(d)

Eaton undertakes, if so requested by Cooper, to issue as promptly as reasonably practicable its written consent to Cooper and to the Panel in respect of any application made by Cooper to the Panel to permit entering into and effecting (i) the retention arrangements contemplated by Clause

5.1(b)(iii) of the Cooper Disclosure Schedule and (ii) a transaction of the type described in Clause 5.3(g) of the Cooper Disclosure Schedule.

(e)	Notwithstanding the foregoing provisions of this Clause 3.4, Cooper shall not be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel, (ii) Cooper has received a Cooper Alternative Proposal or an inquiry or proposal from a person who is considering making a Cooper Alternative Proposal or (iii) Cooper has made or is considering making a Cooper Change of Recommendation.

(f)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5	No Scheme Amendment by Cooper

Save as required by Law, the High Court and/or the Panel, Cooper shall not:

(a)	amend the Scheme;

(b)	adjourn or postpone the Court Meeting or the EGM (provided, however, that Cooper may, without the consent of Eaton, adjourn or postpone the Court Meeting or EGM (i) in the case of adjournment, if requested by Cooper Shareholders to do so, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Cooper Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Cooper Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Cooper Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Cooper Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Cooper Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Cooper Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable; or

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document); after despatch of the Scheme Document without the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed).

3.6	Switching to a Takeover Offer

(a)	In the event (and only in the event) that Eaton reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Eaton may elect (and with the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)

Save where there has been a Cooper Change of Recommendation, if Eaton elects to implement the Acquisition by way of the Takeover Offer, Cooper undertakes to provide Eaton as promptly as reasonably practicable with all such information about the Cooper Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Eaton elects to implement the Acquisition by way of a Takeover Offer, Cooper agrees:

(i)	that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Eaton and Cooper; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Cooper Shareholders (except for the 80 per cent acceptance condition contemplated by Paragraph 9 of Annex I to the Rule 2.5 Announcement) and the holders of Cooper Options and Cooper Share Awards and Cooper Employees as those which would apply in relation to the Scheme;

(ii)	save where there has been a Cooper Change of Recommendation, to reasonably co-operate and consult with Eaton in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(iii)	that, subject to the obligations of the Cooper Board under the Takeover Rules, and unless the Cooper Board determines in good faith after consultation with its outside legal counsel and its financial advisors that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Cooper or the Takeover Rules, with respect to the Takeover Offer shall incorporate a recommendation to the holders of the Cooper Shares from the Cooper Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)	Save where there has been a Cooper Change of Recommendation, if Eaton elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)	to prepare and file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(iii)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other Party reasonable opportunity to participate therein.

(e)	If the Takeover Offer is consummated, Eaton shall cause Holdco to effect as promptly as reasonably practicable a compulsory acquisition of any Cooper Shares under section 204 of the Act not acquired in the Takeover Offer for the same consideration per share.

(f)	For the avoidance of doubt, nothing in this Clause 3.6 shall require Cooper to provide Eaton with any information with respect to, or to otherwise take or fail to take any action in connection with Cooper’s consideration of or response to, any actual or potential Cooper Alternative Proposal.

3.7	Preparation of Joint Proxy Statement and Form S-4; Eaton Shareholders Meeting

(a)

As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Cooper Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Eaton Shareholders at the Eaton Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use all reasonable endeavours to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC. Each Party shall use all reasonable endeavours to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Cooper Shareholders and the Eaton Shareholders.

(b)

Eaton shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Eaton Shareholders (the “Eaton Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption of this Agreement by the holders of Eaton Shares as required by Article SIXTH of the Amended and Restated Articles of Incorporation of Eaton (the “Eaton Shareholder Approval”). Save as required by Law, Eaton shall not adjourn or postpone the Eaton Shareholders Meeting after filing of the Form S-4 without the consent of Cooper (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Eaton may, without the consent of Cooper, adjourn or postpone the Eaton Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Eaton Shareholders or to permit dissemination of information which is material to shareholders voting at the Eaton Shareholder Meeting, but only for so long as the Eaton Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Eaton Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Eaton Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Eaton Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Eaton Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Eaton Shares represented to constitute a quorum or (B) voting for the Eaton Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Eaton Shares to obtain the Eaton Shareholder Approval. Subject to Clause 5.4, Eaton shall (i) use all reasonable endeavours to obtain from the Eaton Shareholders the Eaton Shareholder Approval and (ii) through the Eaton Board, make the Eaton Recommendation to the Eaton Shareholders and include the Eaton Recommendation in the Joint Proxy Statement. Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Eaton Shareholders at the Eaton Shareholders Meeting for the purpose of obtaining the Eaton Shareholder Approval, and nothing contained herein shall be deemed to relieve Eaton of such obligation.

(c)	Eaton shall, prior to the Eaton Shareholders Meeting, keep Cooper reasonably informed in the two (2) weeks prior to the Eaton Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Eaton Shareholders Meeting, and in any event shall provide such number promptly upon the request of Cooper or its Representatives.

(d)	Each of the Parties shall use all reasonable endeavours to cause the Eaton Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1	Cooper Options Granted under the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan

In accordance with the terms of the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan, each Cooper Option granted under such plan that is outstanding immediately prior to the Effective Time shall, whether or not then exercisable and vested, become fully exercisable and vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Option, be cancelled and converted into the right to receive from Holdco the Scheme Consideration for each Net Cooper Share subject to such Cooper Option, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date. The Applicable Withholding Amount covered under this Clause 4.1 shall first be applied to reduce the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Option and, to the extent such Applicable Withholding Amount exceeds the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Option, the excess of such Applicable Withholding Amount over the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Option shall be applied to reduce the aggregate Share Consideration payable in respect of the cancellation of such holder’s Cooper Option (based on the Eaton Closing Price).

4.2	Cooper Options Granted under the Cooper Industries plc Amended and Restated Stock Incentive Plan and the Amended and Restated Cooper Industries plc Directors’ Stock Plan

In accordance with the terms of the applicable plan governing such Cooper Option, each Cooper Option granted under the Cooper Industries plc Amended and Restated Stock Incentive Plan and the Amended and Restated Cooper Industries plc Directors’ Stock Plan that is outstanding immediately before the Effective Time shall, whether or not then exercisable and vested, become fully exercisable and vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Option, be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the total number of Cooper Shares subject to such Cooper Option multiplied by (b) the excess, if any, of the Cash Out Amount over the exercise price per Cooper Share subject to such Cooper Option. Holdco shall pay to the holders of Cooper Options covered by this Clause 4.2, with respect to each Cooper Option covered by this Clause 4.2, the cash amount described in the immediately preceding sentence, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date.

4.3	Cooper Share Awards Granted under the Cooper Employee Share Plans, other than Cooper Share Awards included in Deferral Accounts

In accordance with the terms of the applicable plan governing such Cooper Share Award, each Cooper Share Award granted under the Cooper Employee Share Plans, other than any Cooper Share Award included in Deferral Accounts, that is outstanding immediately prior to the Effective Time shall, whether or not then vested, become fully vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Share Award, be cancelled and converted into the right to receive from Holdco, for each Cooper Share subject to such Cooper Share Award, the Scheme Consideration, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date.

For any performance-based Cooper Share Award covered by this Clause 4.3, the number of Cooper Shares subject to such Cooper Share Award shall equal:

(a)	with respect to any such Cooper Share Award granted under the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan, the greater of (i) the target number of Cooper Shares subject to such Cooper Share Award, and (ii) the number of Cooper Shares that would be earned with respect to such Cooper Share Award based on Cooper’s actual performance immediately prior to the Effective Time (extrapolated through the end of the performance period); and

(b)	with respect to any such Cooper Share Award granted under the Cooper Industries plc Amended and Restated Stock Incentive Plan, the target number of Cooper Shares subject to such Cooper Share Award.

The Applicable Withholding Amount covered under this Clause 4.3 shall first be applied to reduce the aggregate Cash Consideration payable in respect of the cancellation of a holder’s Cooper Share Award and, to the extent such Applicable Withholding Amount exceeds the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Share Award, the excess of such Applicable Withholding Amount over the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Share Award shall be applied to reduce the aggregate Share Consideration payable in respect of the cancellation of such holder’s Cooper Share Award (based on the Eaton Closing Price).

4.4	Cooper Share Awards Granted under the Cooper Director Share Plans or included in Deferral Accounts

In accordance with the terms of the applicable plan governing such Cooper Share Award, each Cooper Share Award (a) granted under the Cooper Director Share Plans or (b) included in a Deferral Account, in each case, that is outstanding immediately prior to the Effective Time shall, whether or not then vested, become fully vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Share Award, be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Cooper Shares subject to such Cooper Share Award multiplied by (ii) the Cash Out Amount. Holdco shall pay to the holders of Cooper Share Awards covered by this Clause 4.4, with respect to each Cooper Share Award covered by this Clause 4.4, the cash amount described in the immediately preceding sentence, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date.

4.5	Dividend Equivalents in Respect of Cooper Share Awards

Where holders of Cooper Share Awards are entitled to dividend equivalents under the Cooper Share Plans or any applicable award agreement, Holdco shall pay to such holders of Cooper Share Awards all dividend equivalents corresponding to such Cooper Share Awards, less the Applicable Withholding

Amount, within 7 calendar days following the Effective Date. Such payments will be made (a) in cash, with respect to dividend equivalents denominated in cash and (b) in the form of consideration (cash or Scheme Consideration) which mirrors the treatment of Cooper Share Awards under the applicable plan pursuant to which such dividend equivalents were issued as set forth in Clauses 4.1-4.4 hereof, with respect to dividend equivalents denominated in Cooper Shares.

4.6	Assumption of Eaton Share Plans

(a)	As of the Effective Time, Holdco will assume all Eaton Share Plans and the awards granted thereunder and will be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Eaton Share Plans covering the reserved but unissued Eaton Shares, except that (i) Eaton Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Eaton Shares will be changed to references to Holdco Shares.

(b)	As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Eaton Board (or, if appropriate, any committee administering Eaton’s stock-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.6 subject to any adjustments that may be required by Irish law or by virtue of the fact that Holdco will be an Irish public limited company.

4.7	Reasonable Endeavours

Each of the Parties shall use reasonable endeavours to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing.

4.8	Amendment of Articles

Cooper shall procure that a special resolution be put before the Cooper Shareholders at the EGM proposing that the Articles of Association of Cooper be amended so that any Cooper Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Cooper Share as shall be payable to Cooper Shareholders under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Cooper Shares issued on the exercise of Cooper Options or vesting or settlement of Cooper Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Cooper Share will be bound by the terms of the Scheme.

4.9	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.3, and all Fractional Entitlements shall be aggregated and sold in the market with the net proceeds of any such sale distributed pro-rata to the holders of Cooper Share Awards.

5.	COOPER AND EATON CONDUCT

5.1	Conduct of Business by Cooper

(a)

At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Cooper Disclosure Schedule, or with the prior written consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), Cooper shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Cooper or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.1(b).

(b)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Cooper Disclosure Schedule, or with the prior written consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), Cooper:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Cooper or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.9, Cooper may continue to pay regular quarterly cash dividends on Cooper Shares of not more than $0.31 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for any such transaction by a wholly owned Subsidiary of Cooper which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) grant any Cooper Options, Cooper Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Cooper’s current or former directors, corporate officers, executive officers or Cooper MCA Employees, (C) increase the compensation or other benefits payable or provided to Cooper’s employees who are not current or former directors, corporate officers, executive officers or Cooper MCA Employees, other than in the ordinary course of business and consistent with past practices, (D) enter into any employment, change of control, severance or retention agreement with any employee of Cooper (except (1) to the extent necessary to replace a departing employee who was party to such an agreement, in which case, any such new agreement shall not provide for compensation or benefits materially in excess of the compensation or benefits payable to such departing employee at the time of his or her termination, (2) for employment agreements terminable on less than 30 days’ notice without penalty or liability, or (3) for severance agreements that provide severance benefits that are not in excess of those benefits provided under Cooper’s severance plan, as in effect on the date hereof, entered into with employees in the ordinary course of business and consistent with past practices in connection with terminations of employment), (E) terminate the employment of any corporate officers, executive officers or Cooper MCA Employees other than for cause, (F) amend any performance targets with respect to any outstanding bonus or equity awards, (G) increase the funding obligation or contribution rate of any Cooper Benefit Plan subject to Title IV of ERISA other than in the ordinary course of business and consistent with past practices, or (H) establish, adopt, enter into, amend or terminate any Cooper Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of each of sub-clauses (A) through (H) of this Clause 5.1(b)(iii), as otherwise permitted pursuant to this Clause 5.1(b)(iii) or as required by existing written agreements or Cooper Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law;

(iv)	shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes that would materially affect the consolidated assets, liabilities or results of operations of the Company, except as required by US GAAP, applicable Law or SEC policy;

(v)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except in respect of any mergers, consolidations or business combinations among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), or pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Cooper Disclosure Schedule;

(vi)	shall not amend the Cooper Memorandum and Articles of Association, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(vii)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Cooper or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Cooper Option under any existing Cooper Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Cooper Shares in respect of any exercise of Cooper Options or the vesting or settlement of Cooper Share Awards outstanding on the date hereof, (B) withholding of Cooper Shares to satisfy Tax obligations pertaining to the exercise of Cooper Options or the vesting or settlement of Cooper Share Awards or to satisfy the exercise price with respect to Cooper Options or to effectuate an optionee direction upon exercise, (C) issuances of Cooper Shares pursuant to Cooper’s dividend reinvestment plan and (D) transactions among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(viii)	shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Cooper Shares tendered by holders of Cooper Options and Cooper Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) transactions among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(ix)

shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Cooper or any of its Subsidiaries, (C) guarantees by Cooper of indebtedness for borrowed money of Subsidiaries of Cooper or guarantees by Cooper’s Subsidiaries of indebtedness for borrowed money of Cooper or any Subsidiary of Cooper, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (D) indebtedness for borrowed money incurred pursuant to agreements entered into by Cooper or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(ix) of the Cooper Disclosure Schedule, (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness for borrowed money not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred by Cooper or any of its Subsidiaries other than in accordance with sub-clauses (A) - (D), inclusive; provided that nothing contained herein shall prohibit Cooper and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)	shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person involving in excess of $5.0 million individually or $10.0 million in the aggregate, except (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for loans among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries;

(xi)	shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Cooper Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, (D) for transactions involving less than $10.0 million individually and $50.0 million in the aggregate or (E) (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for transactions among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries;

(xii)	shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending against Cooper or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than (A) the compromise or settlement of claims, litigation, investigations or proceedings of the type described in Clause 5.1(b)(xii)(A) of the Cooper Disclosure Schedule (the “Clause 5.1(b)(xii)(A) Claims”), as set forth in Clause 5.1(b)(xii)(A) of the Cooper Disclosure Schedule and (B) in the case of any other such claims, litigations, investigations or proceedings that are not Clause 5.1(b)(xii)(A) Claims, any such compromise or settlement that (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, the applicable amounts set forth on Clause 5.1(b)(xii)(B) of the Cooper Disclosure Schedule and (y) does not impose any material injunctive relief on Cooper and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction;

(xiii)	shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material amount of Tax refund;

(xiv)	shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in Clause 5.1(b)(xiv) of the Cooper Disclosure Schedule;

(xv)	except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Cooper Material Contract, or materially modify, materially amend or terminate any Cooper Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned, in each case as applicable, would reasonably be expected to impair in any material respect the ability of Cooper and its Subsidiaries, taken as a whole, to conduct their business as currently conducted;

(xvi)	shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material tax consequences to Cooper or any of its Subsidiaries; and

(xvii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Conduct of Business by Eaton

(a)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Eaton Disclosure Schedule, or with the prior written consent of Cooper (such consent not to be unreasonably withheld, conditioned or delayed), Eaton shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Eaton or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.2(b).

(b)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Eaton Disclosure Schedule, or with the prior written consent of Cooper (such consent not to be unreasonably withheld, conditioned or delayed), Eaton:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Eaton or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.9, Eaton may continue to pay regular quarterly cash dividends on Eaton Shares of not more than $0.38 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for any such transaction by a wholly owned Subsidiary of Eaton which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to make it more difficult to obtain any Clearance required to satisfy a Condition or that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition);

(iv)	shall not amend the Eaton Articles of Incorporation, the Eaton Regulations or the Holdco Memorandum and Articles of Association, and shall not permit any of the other Eaton Merger Parties to amend any of the Other Eaton Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(v)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Eaton or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Eaton Share Option under any existing Eaton Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Eaton Shares in respect of any exercise of Eaton Share Options or the vesting or settlement of Eaton Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Clause 5.2(b), (B) grants of Eaton Share Options and Eaton Share Awards in the ordinary course of business consistent with past practice, (C) withholding of Eaton Shares to satisfy Tax obligations pertaining to the exercise of Eaton Share Options or the vesting or settlement of Eaton Share Awards or to satisfy the exercise price with respect to Eaton Share Options or to effectuate an optionee direction upon exercise; (D) issuances of Eaton Shares pursuant to Eaton’s dividend reinvestment plan; (E) issuances, market sales or purchases, or distributions of Eaton Shares pursuant to the terms of the Eaton Savings Plan; and (F) transactions among Eaton and its wholly owned Subsidiaries or among Eaton’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement); and

(vi)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3	Non-Solicitation

(a)	Subject to any actions which Cooper is required to take so as to comply with the requirements of the Takeover Rules, Cooper agrees that neither it nor any Subsidiary of Cooper shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Cooper not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Cooper Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Cooper Alternative Proposal with, or furnish any nonpublic information regarding a Cooper Alternative Proposal to, any person that has made or, to Cooper’s knowledge, is considering making a Cooper Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Cooper or any of its Subsidiaries or, except as otherwise provided in this Agreement, amend or terminate the Cooper Rights Agreement or redeem the rights of Cooper Shareholders thereunder so as to facilitate the making of a Cooper Alternative Proposal (provided that Cooper shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Cooper Board determines in good faith (after consultation with Cooper’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Cooper shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Cooper Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Cooper Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.3(a), if Cooper receives a bona fide written Cooper Alternative Proposal or enquiry or proposal from a person who is intending on making a Cooper Alternative Proposal and the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) that the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Cooper Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Clause 5.3, Cooper may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Cooper Alternative Proposal (provided that all such information has previously been provided to Eaton or is provided to Eaton substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Cooper receives from the third party an executed confidentiality agreement on terms not less restrictive of such person, with respect to confidentiality, than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party (and such other persons) with respect to such Cooper Alternative Proposal. Cooper will promptly (and in any event within 48 hours of receipt) notify Eaton orally and in writing of the receipt of any Cooper Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Cooper Alternative Proposal and shall, in the case of any such notice to Eaton as to receipt of a Cooper Alternative Proposal, indicate the material terms and conditions of such Cooper Alternative Proposal (including any changes to such material terms and conditions) and the identity of the person making any such Cooper Alternative Proposal and thereafter shall promptly keep Eaton reasonably informed on a reasonably current basis of any material change to the terms and status of any such Cooper Alternative Proposal. Cooper shall provide to Eaton as soon as reasonably practicable after receipt or delivery thereof (and in any event within 48 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Cooper or any of its Subsidiaries and the person making a Cooper Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Cooper

Alternative Proposal, including draft agreements or term sheets submitted in connection therewith. Cooper shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Cooper from providing such information to Eaton.

(c)	Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Cooper Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Eaton), or propose publicly to withdraw (or modify in any manner adverse to Eaton), the Scheme Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Cooper Alternative Proposal (any action in this subclause (i) being referred to as a “Cooper Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Cooper Change of Recommendation and (y) for the avoidance of doubt, the provision by Cooper to Eaton of notice or information in connection with a Cooper Alternative Proposal or Cooper Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Cooper Change of Recommendation) or (ii) cause or allow Cooper or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Cooper Alternative Proposal, or requiring, or reasonably expected to cause, Cooper to abandon, terminate, delay or fail to consummate the Acquisition (other than as contemplated by Clause 5.3(i)(i) and other than a confidentiality agreement referred to in Clause 5.3(b)).

(d)	Nothing in this Agreement shall prohibit or restrict the Cooper Board, at any time prior to obtaining the Cooper Shareholder Approval, from making a Cooper Change of Recommendation if the Cooper Board has concluded in good faith (after consultation with Cooper’s outside legal counsel and financial advisors) (i) that a Cooper Alternative Proposal constitutes a Cooper Superior Proposal and (ii) that the failure to make a Cooper Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Cooper shall have provided prior written notice to Eaton, at least 24 hours in advance, of the Cooper Board’s intention to make such Cooper Change of Recommendation.

(e)	Nothing in this Agreement shall prohibit or restrict the Cooper Board, in response to an Intervening Event, from making a Cooper Change of Recommendation at any time prior to obtaining the Cooper Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Notwithstanding any Cooper Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Cooper shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Cooper Shareholders, and nothing contained herein shall be deemed to relieve Cooper of such obligation.

(f)

Nothing contained in this Agreement shall prohibit or restrict Cooper or the Cooper Board from (i) taking and disclosing to the Cooper Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Cooper Shareholders if, in the good faith judgment of the Cooper Board (after consultation with Cooper’s outside legal advisors), failure to so disclose and/or take would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Cooper Board with respect to this Agreement or a Cooper Alternative Proposal shall be deemed to be a Cooper Change of Recommendation unless Cooper in connection with such disclosure publicly states that the Cooper

Board expressly rejects the applicable Cooper Alternative Proposal, expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Cooper Board, without disclosing any Change in Recommendation.

(g)	As used in this Agreement, “Cooper Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Eaton or any of its Associates or any person Acting in Concert with Eaton pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Cooper by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Cooper and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Cooper’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Cooper Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Cooper as a result of which the holders of Cooper Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, other than in each case a transaction of the type described in Clause 5.3(g) of the Cooper Disclosure Schedule.

(h)	As used in this Agreement “Cooper Superior Proposal” shall mean a written bona fide Cooper Alternative Proposal made by any person that the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) is more favourable to the Cooper Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Cooper Board considers to be appropriate (it being understood that, for purposes of the definition of “Cooper Superior Proposal”, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”).

(i)	The Parties agree that:

(i)

Cooper may terminate this Agreement, at any time prior to obtaining the Cooper Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Cooper Superior Proposal, provided that (x) promptly upon the Cooper Board’s determination that a Cooper Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Cooper has provided a written notice to Eaton (a “Superior Proposal Notice”) advising Eaton that Cooper has received a Cooper Alternative Proposal and specifying the information with respect thereto required by Clause 5.3(b) and including written notice of the determination of the Cooper Board that the Cooper Alternative Proposal constitutes a Cooper Superior Proposal, (y) Cooper has provided Eaton with an opportunity, for a period of 72 hours from the time of delivery to Eaton of the Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Notice Period”), to propose to amend (the “Right to Match”) the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Revised Acquisition”), such that the Cooper Superior Proposal no longer constitutes a Cooper Superior Proposal (provided, that if Eaton delivers to Cooper, within 48 hours of the time of delivery to Eaton of the Superior Proposal Notice, a written notice (a “Financing Extension Notice”) stating that Eaton intends to propose such a Revised Acquisition and that Eaton intends to seek an increase of the amount of the Financing due to an increase in the Cash Consideration, the end of the Notice Period shall be extended until 11:59 p.m. Eastern time on the fourth Business Day after the date such Financing Extension Notice is timely delivered), and (z) at the end of such Notice Period, the Cooper Board has determined that the Cooper Superior Proposal continues to be a Cooper Superior Proposal notwithstanding the Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Notice Period. In the event that during the Notice Period any material revision is made to the financial terms of the Cooper Superior Proposal, Cooper shall be required, on one instance only, to deliver a new Superior Proposal Notice to Eaton and to comply with the requirements of this Clause 5.3(i)(i) with respect to such new Superior Proposal Notice, except that the Notice Period (A) shall be the greater of 24 hours and the amount of time remaining in the initial Notice Period and (B) shall not be subject to extension pursuant to a Financing Extension Notice if Eaton has previously delivered a Financing Extension Notice; and

(ii)	in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Eaton and a third party or parties, Cooper shall use reasonable endeavours to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Eaton’s rights and the obligations of Cooper and the Cooper Board pursuant to this Clause 5.3(i), and Cooper shall, to the extent reasonably practicable, keep Eaton reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.4	Eaton Change of Recommendation

Subject to the next sentence, neither the Eaton Board nor any committee thereof shall (i) withdraw (or modify in any manner adverse to Cooper), or propose publicly to withdraw (or modify in any manner adverse to Cooper), the Eaton Recommendation (any such action being referred to as an “Eaton Change of Recommendation”) (it being agreed that no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute an Eaton Change of Recommendation). Nothing in this Agreement shall prohibit or restrict the Eaton Board, in response to an Intervening Event, from making an Eaton Change of Recommendation at any time prior to obtaining the Eaton Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Notwithstanding any Eaton Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Eaton shall hold the Eaton Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Eaton Shareholder Approval, and nothing contained herein shall be deemed to relieve Eaton of such obligation.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Cooper Representations and Warranties

Except as disclosed in the Cooper SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Cooper to Eaton immediately prior to the execution of this Agreement (the “Cooper Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Cooper Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Cooper represents and warrants to Eaton as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Cooper and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect. Cooper has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Cooper (the “Cooper Memorandum and Articles of Association”) as amended to the date hereof. The Cooper Memorandum and Articles of Association are in full force and effect and Cooper is not in violation of the Cooper Memorandum and Articles of Association.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Cooper have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Cooper free and clear of all Liens, other than Cooper Permitted Liens.

(ii)	Tools Joint Venture. Cooper Industries, LLC, a wholly owned Subsidiary of Cooper, owns a 50% membership interest in Apex Tool Group, LLC (the “Tools JV”). The equity interests of Tools JV owned by Cooper Industries, LLC are owned free and clear of all Liens, other than Cooper Permitted Liens and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding membership interests in Tools JV owned by Cooper Industries, LLC have been duly authorized and are validly issued, fully paid and nonassessable.

(b)	Capital.

(i)	The authorised capital of Cooper consists of 40,000 ordinary shares, par value €1.00 per share (“Cooper Euro-Denominated Shares”), 750,000,000 Cooper Shares and 10,000,000 preferred shares, par value $0.01 per share (“Cooper Preferred Shares”). As of May 15, 2012 (the “Capitalisation Date”), (A) (i) 159,166,699 Cooper Shares (together with the preferred share purchase rights granted pursuant to the Cooper Rights Agreement) were issued and outstanding and (ii) no Cooper Euro-Denominated Shares were issued or outstanding, (B) (i) 14,325,562 Cooper Shares were held in treasury and (ii) no Cooper Shares were held by Subsidiaries of Cooper, (C) 19,011,085 Cooper Shares were reserved for issuance pursuant to the Cooper Share Plans and (D) no Cooper Preferred Shares were issued or outstanding. All the outstanding Cooper Shares are, and all Cooper Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)	Except as set forth in sub-clause (i) above, as of the date hereof: (A) Cooper does not have any shares of capital in issue or outstanding other than Cooper Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Cooper or any of Cooper’s Subsidiaries is a party obligating Cooper or any of Cooper’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Cooper or any Subsidiary of Cooper or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Cooper or a wholly owned Subsidiary of Cooper); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Cooper nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Cooper Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Cooper or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Cooper or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Cooper has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Cooper Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.10(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Cooper Board and, except for (A) the Cooper Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Cooper are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Cooper Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Cooper and the Cooper Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Cooper Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Cooper and, assuming this Agreement constitutes the valid and binding agreement of the Eaton Parties, constitutes the valid and binding agreement of Cooper, enforceable against Cooper in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) any applicable requirements of the NYSE and (I) the Clearances set forth on Clause 6.1(c)(ii) of the Cooper Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Cooper of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Eaton or its Affiliates or Laws or contracts binding on Eaton or its Affiliates.

(iii)

The execution and delivery by Cooper of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Cooper or any of Cooper’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Cooper or any of Cooper’s Subsidiaries, other than Cooper Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Cooper or any of Cooper’s Subsidiaries or (C) conflict with or violate any Laws applicable to Cooper or any of Cooper’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Eaton or its Affiliates or Laws or contracts binding on Eaton or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2009 through the date of this Agreement, Cooper has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Cooper SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Cooper SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Cooper SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Cooper included in the Cooper SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Cooper and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Cooper has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Cooper’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Cooper in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Cooper’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(f)

No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Cooper’s consolidated balance sheet (or the notes thereto) as of March 31, 2012 included in the Cooper SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Cooper nor any Subsidiary of Cooper has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Cooper and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Cooper Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Cooper and each of Cooper’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Cooper, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Cooper and Cooper’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Cooper and Cooper’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Cooper Permits”), except where the failure to have any of the Cooper Permits would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. All Cooper Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.1(g), no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(d) or 6.1(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)

Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect: (i) Cooper and its Subsidiaries are in compliance with all, and have not since December 31, 2009 violated any, applicable Environmental Laws; (ii) to the knowledge of Cooper, no property currently or formerly owned, leased or operated by Cooper or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Cooper or any of its Subsidiaries; (iii) neither Cooper nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Cooper or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Cooper nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, (A) each of the Cooper Benefit Plans has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Cooper Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Cooper Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Cooper or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (D) no liability under Title IV of ERISA has been incurred by Cooper, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Cooper, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (E) no Cooper Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Cooper or its Subsidiaries as of the Effective Time pursuant to each Cooper Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Cooper nor any of its Subsidiaries has engaged in a transaction in connection with which Cooper or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Cooper Benefit Plans or any trusts related thereto.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, each of the Cooper Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Eaton.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Cooper Group under any Cooper Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Cooper Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2011, no Cooper Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Cooper Group.

(v)	Section 6.1(i)(v) of the Cooper Disclosure Schedule sets forth (A) with respect to each Cooper Share Plan (I) the aggregate number of Cooper Shares that are subject to Cooper Options, (II) the aggregate number of Cooper Shares that are subject to performance-based Cooper Share Awards, assuming target performance and assuming maximum performance and the aggregate amount of any corresponding dividend equivalents and (III) the aggregate number of Cooper Shares that are subject to Cooper Share Awards that do not include performance-based vesting criteria and the aggregate amount of any corresponding dividend equivalents (such schedule, the “Cooper Equity Schedule”), in each case as of May 15, 2012 (B) each Management Continuity Agreement (each, an “MCA”) entered into between Cooper and an employee of the Cooper Group in existence as of the date hereof. Cooper shall provide Eaton with an updated Cooper Equity Schedule within three (3) business days prior to Closing to reflect any changes occurring between May 15, 2012 and the applicable date of delivery.

(j)	Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Cooper and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2011, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. From March 29, 2012 through the date of this Agreement, neither Cooper nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(xvi) had such action been taken after the execution of this Agreement.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Cooper, threatened) by any Relevant Authority with respect to Cooper or any of Cooper’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Cooper, threatened) against Cooper or any of Cooper’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(l)	Information Supplied. The information relating to Cooper and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Cooper Shareholders and at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Eaton Shareholder Meeting) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Cooper Directors are responsible under the Takeover Rules and any related filings for which the Cooper Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Cooper with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Cooper.

(m)	Rights Plan. The Cooper Board has resolved to take, and as promptly as practicable after the execution of this Agreement Cooper will have taken, all action necessary to render the rights issued pursuant to the terms of the Second Amended and Restated Rights Agreement, dated as of September 8, 2009, between Cooper, Cooper Bermuda and Computershare Trust Company, N.A., as Rights Agent, as amended (the “Cooper Rights Agreement”), inapplicable to the Scheme, this Agreement and the transactions contemplated hereby.

(n)	Tax Matters.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect:

(A)	all Tax Returns that are required to be filed by or with respect to Cooper or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(B)	Cooper and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent Cooper annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(C)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Cooper or any of its Subsidiaries;

(D)	the Tax Returns of Cooper and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2010, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Cooper annual financial statement;

(E)	neither Cooper nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(F)	all Taxes due and payable by Cooper or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Cooper and its Subsidiaries for all periods ending on or before the date hereof;

(G)	neither Cooper nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(H)	none of Cooper or any of its Subsidiaries has any liability for Taxes of any Person (other than Cooper or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(I)	there are no liens for Taxes upon any property or assets of Cooper or any of its Subsidiaries, except for Cooper Permitted Liens; and

(J)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Cooper or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(ii)	As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Revenue Commissioner) and any similar state, local, or non-U.S. revenue agency), and (D) the term “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(o)	Labour Matters.

(i)	As of the date hereof, no member of the Cooper Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Cooper Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Cooper Material Adverse Effect. To the knowledge of Cooper, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Cooper Group, except for those the formation of which would not have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Except as set forth in Section 6.1(o)(ii) of the Cooper Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Cooper Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(p)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, either Cooper or a Subsidiary of Cooper owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Cooper, threatened claims by any person alleging infringement by Cooper or its Subsidiaries for their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, to the knowledge of Cooper, the conduct of the businesses of Cooper and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Cooper nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Cooper or any Subsidiary as of the date hereof (such property collectively, the “Cooper Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, either Cooper or a Subsidiary of Cooper has good and valid title to such Cooper Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Cooper or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Cooper or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Cooper Permitted Lien”). As of the date hereof, neither Cooper nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Cooper there is no threatened, condemnation proceeding with respect to any Cooper Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, (A) each material lease, sublease and other agreement under which Cooper or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Cooper and its Subsidiaries are conducted as of the date hereof (the “Cooper Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Cooper or, if applicable, its Subsidiary or, to the knowledge of Cooper, the landlord thereunder exists with respect to any Cooper Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, Cooper and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Cooper Leased Real Property, free and clear of all Liens, except for Cooper Permitted Liens. As of the date hereof, neither Cooper nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Cooper, there is no threatened, condemnation proceeding with respect to any Cooper Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(r)	Opinion of Financial Advisor. The Cooper Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Scheme Consideration is fair to the Cooper Shareholders from a financial point of view.

(s)	Required Vote of Cooper Shareholders. The Cooper Shareholder Approval is the only vote of holders of securities of Cooper which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders).

(t)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Cooper SEC Documents, as of the date hereof, neither Cooper nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.1(t)(i), other than Cooper Benefit Plans, being referred to herein as “Cooper Material Contracts”).

(ii)

Neither Cooper nor any Subsidiary of Cooper is in breach of or default under the terms of any Cooper Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. To the knowledge of Cooper, as of the date hereof, no other party to any Cooper Material Contract is in breach of or default under the terms of any Cooper Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, each Cooper Material Contract is a valid and binding obligation of Cooper or the Subsidiary of Cooper which is party thereto and, to the knowledge of Cooper, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Cooper and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Cooper nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(v)	Finders or Brokers. Except for Goldman, Sachs & Co., neither Cooper nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Cooper in connection with the Completion pursuant to Condition 4(c), Eaton acknowledges that neither Cooper nor any Representative of Cooper makes any other express or implied representation or warranty with respect to Cooper or any of its Subsidiaries or with respect to any other information provided or made available to Eaton in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Eaton or to Eaton’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.2	Eaton Representations and Warranties

Except as disclosed in the Eaton SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Eaton to Cooper immediately prior to the execution of this Agreement (the “Eaton Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Eaton Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Eaton and Holdco jointly and severally represent and warrant to Cooper as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Eaton and its Subsidiaries and each of the Eaton Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect. Eaton has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of Eaton (the “Eaton Articles of Incorporation”) and the Amended Regulations of Eaton (the “Eaton Regulations”) as amended to the date hereof. The Eaton Articles of Incorporation and the Eaton Regulations are in full force and effect and Eaton is not in violation of the Eaton Articles of Incorporation or the Eaton Regulations.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Eaton have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Eaton free and clear of all Liens, other than Eaton Permitted Liens.

(ii)	Eaton Merger Parties.

(A)	Since their respective dates of formation, none of the Eaton Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)	The authorised share capital of Holdco consists of 750,000,000 ordinary shares, par value $0.01 per share, and 40,000 deferred ordinary shares, par value €1.00 per share, of which 100 ordinary shares, par value $0.01 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and are owned directly by Matsack Nominees Limited (95 shares) and Matsack Trust Limited, Matsack UK Limited, Matsack Nominees UK Limited, George Brady and Pat English (1 share each), free and clear of any Lien. The authorised share capital of IrSub consists of 100,000,000 ordinary shares, par value $0.01 per share, of which 100 ordinary shares are currently issued. All of the issued shares in IrSub have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. The authorised share capital of EHC consists of 900 ordinary shares, par value €100.00 per share, of which 180 ordinary shares are currently issued. All of the issued shares in EHC have been validly issued, are fully paid and nonassessable and are owned directly by IrSub free and clear of any Lien. The authorised capital stock of MergerSub consists of 10,000 common shares, with no par value, of which 1,000 common shares are currently issued. All of the issued shares in MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by EHC free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)

Eaton has made available to Cooper, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Eaton Merger Parties (the “Other Eaton Merger Party Organisational Documents”) as amended to the date hereof. The Eaton Articles of Incorporation, the Eaton Regulations the Holdco Memorandum and Articles

of Association and the Other Eaton Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Eaton Merger Parties are not in violation of the Other Eaton Merger Party Organisational Documents.

(b)	Capital Stock.

(i)	The authorised capital stock of Eaton consists of 500,000,000 Eaton Shares and 14,106,394 serial preferred shares (“Eaton Preferred Shares”). As of the Capitalisation Date, (A) 337,692,106 Eaton Shares were issued and outstanding, (B) 45,014,018 Eaton Shares were held in treasury, (C) 21,000,000 Eaton Shares were reserved for issuance pursuant to the Eaton Share Plans and (D) no Eaton Preferred Shares were issued or outstanding. All the outstanding Eaton Shares are, and all Eaton Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)	Except as set forth in sub-clause (i) above, as of the date hereof: (A) Eaton does not have any shares of capital stock issued or outstanding other than Eaton Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Eaton or any of Eaton’s Subsidiaries is a party obligating Eaton or any of Eaton’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Eaton or any Subsidiary of Eaton or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Eaton or a wholly owned Subsidiary of Eaton); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Eaton nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Eaton Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Eaton or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Eaton or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Eaton and each Eaton Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Eaton, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Eaton Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this

Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Eaton Board and (in the case of this Agreement) the board of directors of each Eaton Merger Party and, except for (A) the Eaton Shareholder Approval, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Eaton or any Eaton Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Eaton Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Eaton and the Eaton Shareholders and has adopted a resolution to make the Eaton Recommendation. This Agreement has been duly and validly executed and delivered by Eaton and each Eaton Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Cooper, constitutes the valid and binding agreement of Eaton and each Eaton Merger Party, enforceable against Eaton and each Eaton Merger Party in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) the requirement to file a certificate of merger with the Secretary of State of the State of Ohio, (I) any applicable requirements of the NYSE or the Chicago Stock Exchange and (J) the Clearances set forth on Clause 6.2(c)(ii) of the Eaton Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Eaton and each Eaton Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Cooper or its Affiliates or Laws or contracts binding on Cooper or its Affiliates.

(iii)

The execution and delivery by Eaton and each Eaton Merger Party of this Agreement and (in the case of Eaton) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Eaton or any of Eaton’s Subsidiaries or result in the creation of any Liens upon any of the properties, rights or assets of Eaton or any of Eaton’s Subsidiaries, other than Eaton Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Eaton or any of Eaton’s Subsidiaries or the Eaton Merger Parties or (C) conflict with or violate any Laws applicable to Eaton or any of Eaton’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Eaton Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Cooper or its Affiliates or Laws or contracts binding on Cooper or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2009 through the date of this Agreement, Eaton has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Eaton SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Eaton SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Eaton SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Eaton included in the Eaton SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Eaton and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Eaton has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Eaton’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Eaton in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Eaton’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Eaton’s consolidated balance sheet (or the notes thereto) as of March 31, 2012 included in the Eaton SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Eaton nor any Subsidiary of Eaton has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Eaton and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Eaton Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Eaton and each of Eaton’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Eaton, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Eaton and Eaton’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Eaton and Eaton’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Eaton Permits”), except where the failure to have any of the Eaton Permits would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. All Eaton Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.2(g), no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(d) or 6.2(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect: (i) Eaton and its Subsidiaries are in compliance with all, and have not since December 31, 2009 violated any, applicable Environmental Laws; (ii) to the knowledge of Eaton, no property currently or formerly owned, leased or operated by Eaton or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Eaton or any of its Subsidiaries; (iii) neither Eaton nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Eaton or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Eaton nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, (A) each of the Eaton Benefit Plans has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Eaton Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Eaton Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Eaton or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (D) no liability under Title IV of ERISA has been incurred by Eaton, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Eaton, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (E) no Eaton Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Eaton or its Subsidiaries as of the Effective Time pursuant to each Eaton Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Eaton nor any of its Subsidiaries has engaged in a transaction in connection with which Eaton or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Eaton Benefit Plans or any trusts related thereto.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, each of the Eaton Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Cooper.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Eaton Group under any Eaton Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Eaton Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2011, no Eaton Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Eaton Group.

(j)	Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Eaton and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2011, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(k)

Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Eaton, threatened) by any Relevant Authority with respect to Eaton or any of Eaton’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Eaton, threatened) against Eaton or any of Eaton’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(l)	Information Supplied. The information relating to Eaton, its Subsidiaries and the Eaton Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Eaton Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Eaton Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Eaton Directors are responsible under the Takeover Rules and any related filings for which the Eaton Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Eaton with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Eaton.

(m)	Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect:

(i)	all Tax Returns that are required to be filed by or with respect to Eaton or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(ii)	Eaton and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent Eaton annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(iii)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Eaton or any of its Subsidiaries;

(iv)	the Tax Returns of Eaton and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2006, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Eaton annual financial statement;

(v)	neither Eaton nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)	all Taxes due and payable by Eaton or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Eaton and its Subsidiaries for all periods ending on or before the date hereof;

(vii)	neither Eaton nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(viii)	none of Eaton or any of its Subsidiaries has any liability for Taxes of any Person (other than Eaton or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(ix)	there are no liens for Taxes upon any property or assets of Eaton or any of its Subsidiaries, except for Eaton Permitted Liens; and

(x)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Eaton or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(n)	Labour Matters.

(i)	As of the date hereof, no member of the Eaton Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Eaton Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, an Eaton Material Adverse Effect. To the knowledge of Eaton, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Eaton Group, except for those the formation of which would not have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Except as set forth in Section 6.2(n)(ii) of the Eaton Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Eaton Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(o)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, either Eaton or a Subsidiary of Eaton owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Eaton, threatened claims by any person alleging infringement by Eaton or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, to the knowledge of Eaton, the conduct of the businesses of Eaton and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Eaton nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(p)	Real Property.

(i)	With respect to the real property owned by Eaton or any Subsidiary as of the date hereof (such property collectively, the “Eaton Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, either Eaton or a Subsidiary of Eaton has good and valid title to such Eaton Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Eaton or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Eaton or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Eaton Permitted Lien”). As of the date hereof, neither Eaton nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Eaton there is no threatened, condemnation proceeding with respect to any Eaton Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, (A) each material lease, sublease and other agreement under which Eaton or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Eaton and its Subsidiaries are conducted as of the date hereof (the “Eaton Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Eaton or, if applicable, its Subsidiary or, to the knowledge of Eaton, the landlord thereunder exists with respect to any Eaton Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, Eaton and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Eaton Leased Real Property, free and clear of all Liens, except for Eaton Permitted Liens. As of the date hereof, neither Eaton nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Eaton, there is no threatened, condemnation proceeding with respect to any Eaton Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(q)	Opinion of Financial Advisor. The Eaton Board has received the opinion of each of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Eaton Shareholders pursuant to the Merger is fair to the Eaton Shareholders from a financial point of view.

(r)	Required Vote of Eaton Shareholders. The Eaton Shareholder Approval is the only vote of holders of securities of Eaton which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Eaton Distributable Reserves Resolution by the Eaton Shareholders).

(s)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Eaton SEC Documents, as of the date hereof, neither Eaton nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.2(s)(i), other than Eaton Benefit Plans, being referred to herein as “Eaton Material Contracts”).

(ii)	Neither Eaton nor any Subsidiary of Eaton is in breach of or default under the terms of any Eaton Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. To the knowledge of Eaton, as of the date hereof, no other party to any Eaton Material Contract is in breach of or default under the terms of any Eaton Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, each Eaton Material Contract is a valid and binding obligation of Eaton or the Subsidiary of Eaton which is party thereto and, to the knowledge of Eaton, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(t)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Eaton and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Eaton nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(u)	Finders or Brokers. Except for Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., neither Eaton nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(v)	Financing. At the date of the Effective Time, Holdco will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Holdco to pay the aggregate Cash Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated under this Agreement, including those payments required under the Cooper Equity Award Holder Proposal.

(w)

No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Eaton in connection with the Completion pursuant to Condition 5(c), Cooper acknowledges that neither Eaton nor any Representative of Eaton makes any other express or implied representation or warranty with respect to Eaton or with respect to any other information provided or made available to Cooper in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Cooper or to Cooper’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)	Each of Cooper and Eaton shall afford the other Party and such other Party’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data, any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for purposes of integration planning. Notwithstanding the foregoing, neither Cooper nor Eaton shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that the withholding Party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld.

(b)	The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)	Subject to the terms and conditions hereof, the Parties each agree to use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, Cooper, Eaton and each Eaton Merger Party shall use all reasonable endeavours to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition) as promptly as practicable;

(ii)	as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Cooper or Eaton or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition);

(iii)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition), including (A) under the HSR Act (it being agreed that the Parties shall make their respective filings under the HSR Act no later than 15 Business Days after the date hereof), (B) under the EC Merger Regulation, (C) under any other Antitrust Laws or foreign investment Laws, (D) under the Takeover Rules and the Act or (E) as required by the High Court; and

(iv)	as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Cooper or Eaton or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Cooper or Eaton or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition) under any contract or agreement.

(d)	Subject to the terms and conditions hereof, including Clause 7.2(h), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use all reasonable endeavours to (i) obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition) under the HSR Act, the EC Merger Regulation and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade (collectively, “Antitrust Laws”), and (ii) respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”), provided that, notwithstanding anything to the contrary contained in this Agreement, Eaton shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Cooper is not constrained from complying with applicable Law). The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)

Subject to the proviso in Clause 7.2(d), Eaton and Cooper shall (i) promptly advise each other of (and Eaton or Cooper shall so advise with respect to communications received by any Subsidiary of Eaton or Cooper, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their

Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Cooper or Eaton or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Eaton shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without considering in good faith the views of Cooper and Cooper shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of Eaton, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

(f)	Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Acquisition and the Merger.

(g)	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date that is one year after the date of this Agreement, the Parties shall use all reasonable endeavours to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the date that is one year after the date of this Agreement). If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the date that is one year after the date of this Agreement, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the date that is one year after the date of this Agreement, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(h)

In furtherance and not in limitation of the other covenants contained in this Clause 7.2, Eaton and Cooper agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition or the Merger, in each case, so as to enable the Completion to occur as promptly as practicable and in any event no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Eaton or Cooper (or any of their respective Subsidiaries) or any equity interest in any joint venture held by Eaton or

Cooper (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Eaton or Cooper or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Eaton’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Eaton or Cooper (including any of their respective Subsidiaries) or any equity interest in any joint venture held by Eaton or Cooper (or any of their respective Subsidiaries), in each case as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or the Merger or delay Completion beyond the End Date. To assist Eaton in complying with its obligations set forth in this Clause 7.2, Cooper shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Eaton to be entered into by any of them prior to the Completion with respect to any transaction to divest, hold separate or otherwise take any action that limits Cooper’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Cooper or any of its Subsidiaries or any equity interest in any joint venture held by Cooper or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, Eaton or Cooper (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries) or, following consummation of the Acquisition and the Merger, Holdco’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of Holdco (following consummation of the Acquisition and the Merger).

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Cooper or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Cooper or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Cooper and its Subsidiaries or in any agreement to which Cooper or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Cooper or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Cooper and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(b)	Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Eaton or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Eaton or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Eaton and its Subsidiaries or in any agreement to which Eaton or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Eaton or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Eaton and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(c)

At and after the Effective Time, each of Holdco and Cooper shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Cooper or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Cooper or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Cooper Indemnified Party” and, collectively, the “Cooper Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Cooper Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Cooper or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Cooper or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)	At and after the Merger Effective Time, each of Holdco and Eaton shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Eaton or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Eaton or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Eaton Indemnified Party” and, collectively, the “Eaton Indemnified Parties” and, collectively with the Cooper Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Eaton Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Eaton or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Eaton or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)	For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Cooper and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Cooper may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Cooper) under Cooper’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Cooper’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Cooper’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Cooper’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Cooper prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)

For a period of six years from the Merger Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Eaton and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or

(ii) a “tail” policy (which Eaton may purchase at its option prior to the Merger Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Eaton) under Eaton’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Eaton’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Eaton’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Eaton’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Eaton prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)	The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Cooper or any of its Subsidiaries or the Organisational Documents of Eaton or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)	In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

7.4	Employment and Benefit Matters

(a)

For a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to each Cooper Employee (i) base compensation and target annual cash bonus (as a percentage of base compensation) that, in each case, is no less favourable than was provided to such Cooper Employee immediately before the Effective Time, and (ii) other compensation opportunities and benefits (excluding severance benefits) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Eaton employees under Holdco’s and Eaton’s compensation and benefit plans and programs, or (B) to those provided to such Cooper Employee immediately prior to the Effective Time, as determined by Holdco in its reasonable discretion. Further, and notwithstanding any other provision of this Agreement to the contrary, Holdco shall provide any Cooper Employee whose employment terminates during the one-year period following the Effective Time with severance benefits that are no less favourable than the severance benefits to which such Cooper Employee would have been entitled under the applicable Cooper Benefit Plan as of immediately prior to the Effective Time and during such one-year period following the Effective Time severance benefits shall be determined without taking into account any reductions after the Effective Time in base compensation or target annual cash bonus (as a percentage of base compensation). Notwithstanding any other provision of this Agreement, Holdco shall observe the provisions and obligations of any extant collective bargaining agreements, and applicable Law pertaining thereto, that govern the employment of any Cooper Employees.

(b)	For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Holdco and Eaton providing benefits to any Cooper Employees after the Effective Time (the “New Plans”), each Cooper Employee shall be credited with his or her years of service with the Cooper Group and its predecessors before the Effective Time, to the same extent as such Cooper Employee was entitled, before the Effective Time, to credit for such service under any similar Cooper Benefit Plan in which such Cooper Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Cooper Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Cooper Benefit Plan in which such Cooper Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Cooper Employee, Holdco shall use reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (but, with respect to Eaton’s long-term disability plans, only to the extent such pre-existing conditions are waived for Eaton employees), unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans; provided, however, that if, as of the Effective Time, a Cooper Employee is on long-term disability under a Cooper long-term disability plan and the Eaton long-term disability plan would not cover such long-term disability, Holdco and Eaton shall maintain the Cooper long-term disability plan with respect to such individual, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)	Holdco and Eaton hereby acknowledges that a “change of control” (or similar phrase) within the meaning of those Cooper Benefit Plans set forth in Section 7.4(c) of the Cooper Disclosure Schedule will occur at or prior to the Effective Time, as applicable.

(d)	Eaton will cooperate with Cooper in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Cooper or any Subsidiary of Cooper in accordance with all applicable Laws and bargaining agreements, if any.

(e)	Without limiting the provisions of Section 7.4(a) hereof:

(i)

In the event that the Effective Time has not occurred by December 31, 2012, Cooper shall have the right to pay, on or after January 1, 2013 and prior to the Effective Time, to each employee of the Cooper Group who participates in an annual bonus or incentive plan in respect of calendar year 2012 (each, a “2012 Bonus Plan Participant”), an annual cash bonus in respect of fiscal year 2012 (collectively the “2012 Bonuses”) based on actual performance (subject to reduction based on the recommendation of the Chief Executive Officer of Cooper as of the date of this Agreement or his designee).

(ii)	In the event that the Effective Time occurs prior to such time as Cooper has paid 2012 Bonuses, Holdco shall pay, on or prior to March 15, 2013, the 2012 Bonuses based on actual performance as of December 31, 2012 (or, if not practicable, based on actual performance as of the Effective Time extrapolated through December 31, 2012) to each 2012 Bonus Plan Participant who is employed by the Cooper Group on the earlier of December 31, 2012 and the Effective Time and whose employment has not been terminated for cause prior to the payment date.

(f)	As of the Effective Time, Eaton hereby expressly assumes the MCAs set forth in Section 6.1(i)(v) of the Cooper Disclosure Schedule.

(g)	Nothing in this Agreement shall confer upon any Cooper Employee any right to continue in the employ or service of Eaton or any Affiliate of Eaton, or shall interfere with or restrict in any way the rights of Eaton or any affiliate of Eaton, which rights are hereby expressly reserved, to discharge or terminate the services of any Cooper Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Cooper Benefit Plan or employee benefit plan of Eaton, or (y) create any third party rights in any current or former service provider of Eaton, Cooper or any of their respective affiliates (or any beneficiaries or dependents thereof).

7.5	Stock Exchange Listing

Holdco and Eaton shall use all reasonable endeavours to cause (i) the Holdco Shares to be delivered pursuant to the Merger and (ii) all of the Share Consideration to be issued in the Acquisition to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Completion Date.

7.6	Holdco Board of Directors

Eaton and the Eaton Board and Holdco and the Holdco Board shall take all actions necessary so that, as of the Effective Time, the number of directors that comprise the full Holdco Board shall be twelve, and such board of directors shall upon the Effective Time consist of (i) the members of the Eaton Board as of immediately prior to the Effective Time and (ii) two individuals, who shall be members of the Cooper Board as of the date of this Agreement, to be selected by the Governance Committee of the Eaton Board pursuant to the director nomination process set forth in Eaton’s proxy statement on Schedule 14A filed with the SEC on March 16, 2012. In the event that, prior to the Effective Time, any designee of Cooper to the Holdco Board is unable to serve on such board of directors, a replacement shall be similarly selected by the Governance Committee of the Eaton Board from the existing members of the Cooper Board as designated by Cooper.

7.7	Rule 16b-3 Actions

Prior to the Effective Time, Holdco, Cooper and Eaton shall take all such steps as may be required to cause (a) any dispositions of Cooper Shares or Eaton Shares (including derivative securities with respect to Cooper Shares or Eaton Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cooper or Eaton immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Eaton Shares or Cooper Shares (including derivative securities with respect to Holdco Shares, Eaton Shares or Cooper Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8	Financing Cooperation

(a)

Prior to the Completion Date, Cooper shall provide to Eaton, and shall cause its Subsidiaries to, and shall use all reasonable endeavours to cause the respective officers, employees and advisors and other Representatives, including legal and accounting, of Cooper and its Subsidiaries to, provide to Eaton and its Subsidiaries such cooperation as may be reasonably requested by Eaton in connection with the syndication and consummation of the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of Cooper and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required or necessary in connection with the Financing, (iii) furnishing Eaton as promptly as reasonably practicable with financial and other pertinent information regarding Cooper and its Subsidiaries as may be reasonably requested by Eaton to consummate the Financing, including all financial statements and financial and other data in respect of Cooper and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were registered on Form S-1 under the Securities Act, including audits thereof to the extent so required (which audits shall be unqualified, provided, that Eaton acknowledges that no audits other than those set forth in the Scheme Document, the Joint Proxy Statement or the Form S-4 are required), (iv) providing such documents and other information relating to Cooper and its Subsidiaries as may be reasonably required to enable the delivery of any customary negative assurance opinion and customary comfort letters relating to the Financing, (v) using all reasonable endeavours to obtain the consents of Cooper’s accountants for use of their reports on the audited financial statements of Cooper in any materials relating to the Financing, (vi) using reasonable endeavours to obtain Cooper’s accountant’s comfort letters reasonably requested by Eaton, (vii) reasonably cooperating with requests for due diligence to the extent customary and reasonable, (viii) using reasonable endeavours to ensure that the Financing benefits from the existing lender relationships of Cooper and its Subsidiaries and (ix) providing such documentation and other information about Cooper and its Subsidiaries as is reasonably requested in writing by Eaton reasonably in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that none of Cooper or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other cost or expense in connection with the Financing (other than fees and expenses of its accountants and attorneys that are promptly reimbursed by Eaton under Clause 7.8(b)); and provided, further, that (A) none of Cooper nor any of its Subsidiaries shall be required to incur any liability (other than the fees and expenses of its accountants and attorneys that are promptly reimbursed by Eaton under Clause 7.8(b)) in connection with the Financing prior to the Completion Date, (B) the Cooper Board and officers of Cooper prior to the Completion Date and the directors and officers of the Subsidiaries of Cooper prior to Completion Date shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) none of Cooper nor any of its Subsidiaries shall be required to execute, prior to the Completion Date, any definitive financing agreements, including any credit or other agreements in connection with the Financing, and (D) except as expressly provided above, none of Cooper nor any of its Subsidiaries shall be required to take any corporate actions prior to the Completion Date to permit the consummation of the Financing.

(b)	Eaton shall, promptly upon request by Cooper, reimburse Cooper for all reasonable documented out-of-pocket costs and expenses incurred by Cooper or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless Cooper, its Subsidiaries and their respective Representatives (including the Cooper Board and officers of Cooper or any of its Subsidiaries prior to the Completion Date) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the syndication or consummation of the Financing, any information utilised in connection therewith (other than information provided by Cooper or its Subsidiaries in accordance with the terms hereof) and any action taken by them at the request of Eaton or its Representatives.

7.9	Dividends

After the date of this Agreement, each of Eaton and Cooper shall coordinate with the other the payment of dividends with respect to Eaton Shares and Cooper Shares and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Eaton Shares and Cooper Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Eaton Shares and Cooper Shares or any Holdco Shares that any such holder receives in connection with the Acquisition or the Merger.

7.10	Creation of Distributable Reserves

(a)	Unless Eaton and Cooper otherwise agree, (i) Eaton shall use all reasonable endeavours to submit to the vote of the Eaton Shareholders at the Eaton Shareholders Meeting a resolution (the “Eaton Distributable Reserves Resolution”) to approve the reduction of the share premium of Holdco to allow the creation of distributable reserves of Holdco (the “Holdco Distributable Reserves Creation”) and (ii) Cooper shall use all reasonable endeavours to submit to the vote of the Cooper Shareholders at the EGM a resolution to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation (the “Cooper Distributable Reserves Resolution”).

(b)	The Parties agree that none of the approval of the Eaton Distributable Reserves Resolution, the approval of the Cooper Distributable Reserves Resolution or the implementation of the Holdco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Acquisition or the Merger.

(c)	Subject to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders, Eaton and Holdco shall:

(i)	prior to Completion, procure the passing of a resolution of the shareholders of Holdco providing for the reduction of share capital of Holdco in order to allow an application to be made under section 72 of the Act to the High Court to allow for the Holdco Distributable Reserves Creation; and

(ii)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Holdco Distributable Reserves Creation.

7.11	Certain Holdco Shareholder Resolutions

Prior to Completion, Eaton and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for:

(a)	the reregistration of Holdco as a public limited company;

(b)	the acquisition of ordinary shares of Holdco denominated in euro; and

(c)	the purchase of its own shares and reissue of treasury shares.

7.12	Holdco’s Obligations

Eaton agrees that it will (i) cause Holdco to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of Holdco under this Agreement.

7.13	Transaction Litigation

Subject to any fiduciary duties of the board of directors of Cooper or any of its Subsidiaries, Cooper shall consult and cooperate with Eaton in Cooper’s defence or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Cooper or any of its Affiliates are adverse to those of Eaton, any Eaton Merger Party or any of their respective Affiliates) against Cooper or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement.

8.	COMPLETION OF ACQUISITION AND MERGER

8.1	Completion

(a)	Completion Date:

(i)	Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than 3 Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Condition).

(ii)	Completion shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017.

(b)	On or prior to Completion:

(i)	Cooper shall procure that a meeting of the Cooper Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)	the allotment and issue to Holdco (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Cooper provided for in the Scheme;

(B)	the removal of the directors of Cooper as Holdco shall determine; and

(C)	the appointment of such persons as Holdco may nominate as the directors of Cooper.

(ii)	Eaton shall procure the consummation of the steps set out in paragraphs 1 through 6 set forth on Exhibit 8.1(b)(ii) in accordance therewith.

(c)	On Completion:

(i)	Holdco shall, in respect of each Cooper Share subject to the Scheme (together with the preferred share purchase rights granted pursuant to the Cooper Rights Agreement, if any):

(A)	pay $39.15 in cash (the “Cash Consideration”) to the applicable Cooper Shareholder; and

(B)	issue 0.77479 (the “Exchange Ratio”) of a Holdco Share (“the “Share Consideration” and, together with the Cash Consideration and any cash in lieu of Fractional Entitlements due a holder, the “Scheme Consideration”) to the applicable Cooper Shareholder (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Cooper Shareholders under this Clause 8.1(c)(i)(B), and all Fractional Entitlements shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the Cooper Shareholders;

in each case, in accordance with the Scheme; and

(ii)	Cooper shall deliver to Holdco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)	letters of resignation from the directors that are removed from Cooper in accordance with Clause 8.1(b)(i)(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Cooper or the Cooper Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)	share certificates in respect of the aggregate number of shares in the capital of Cooper to be issued to Holdco (and/or its nominees) in accordance with the Scheme.

(iii)	Cooper shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

(iv)	Eaton and Holdco shall cause the Holdco Memorandum and Articles of Association to be amended and restated in their entirety in such form as the Parties, acting reasonably, mutually agree (including passing appropriate resolutions for this purpose).

(d)	Exchange of Cooper Shares

(i)	Exchange Agent. On or immediately after the Completion, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Cooper Shareholders, (i) evidence of shares in book entry form representing the aggregate Share Consideration and (ii) cash in an amount equal to the aggregate amount of Cash Consideration. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Cooper Exchange Fund”.

(ii)	Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within four (4) Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Cooper Share, entitled at the Effective Time to a right to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Cooper Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Cooper Shares in exchange for payment of the Scheme Consideration therefor. Upon surrender of Cooper Shares, which at the Effective Time were cancelled and converted into the right to receive the Scheme Consideration, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Cooper Shares shall be entitled to receive in exchange therefor: (a) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.1(d)(v)) equal to the aggregate Cash Consideration payable to such holder in respect thereof pursuant to Clause 8.1(c)(i)(A) and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i)(B) and (b) that number of Holdco Shares into which such holder’s properly surrendered Cooper Shares were converted pursuant to Clause 8.2(c)(i)(B). No interest shall be paid or shall accrue for the benefit of holders of the Cooper Shares on the Scheme Consideration payable in respect of the Cooper Shares.

(iii)	Termination of Cooper Exchange Fund. Any portion of the Cooper Exchange Fund which has not been transferred to the holders of Cooper Shares as of the one-year anniversary of the Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at the time. Any holder of Cooper Shares who has not complied with this Clause 8.1(d) prior to the one-year anniversary of the Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Scheme Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(iv)	No Liability. None of the Eaton Merger Parties, Eaton or Cooper or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Cooper Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)	Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Cooper Share subject to the Scheme such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.2	Merger

(a)	Completion of Merger. The Merger shall be conditioned only upon the concurrent consummation and implementation of the Scheme and the Acquisition. On Completion, and in accordance with the OGCL, MergerSub shall be merged with and into Eaton at the Merger Effective Time (as defined in Clause 8.2(b)). Following the Merger, the separate corporate existence of MergerSub shall cease and Eaton shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct, wholly owned subsidiary of EHC and an indirect, wholly owned subsidiary of Holdco.

(b)	Merger Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the OGCL shall be duly executed by Eaton and MergerSub and as soon as practicable following the Completion shall be filed on the Completion Date with the Secretary of State of the State of Ohio (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or at such later time as may be designated jointly by Eaton and Cooper and specified in such Certificate of Merger; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(c)	Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of Eaton and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Eaton and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)	Governing Documents. The Articles of Incorporation and Regulations of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the Articles of Incorporation and Regulations of MergerSub as in effect immediately prior to the Merger Effective Time, except for the incorporator and except that the Surviving Corporation shall retain Eaton’s name.

(e)	Officers and Directors. From and after the Merger Effective Time, the officers of Eaton immediately before the Merger Effective Time shall be the officers of the Surviving Corporation immediately after the Merger Effective Time.

(f)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)	Conversion of Eaton Common Stock. Each Eaton Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Holdco Share (the “Merger Consideration”) from EHC or MergerSub, as applicable. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Eaton Shares (the “Eaton Certificates”) and each holder of record of a non-certificated outstanding Eaton Share represented by book entry (“Eaton Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Eaton Shares represented by such Eaton Certificate or Eaton Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be issued in accordance with Clause 8.2(g).

(ii)	MergerSub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and which shall be held by EHC.

(iii)	Cancellation of Holdco Shares. Each Holdco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by Holdco for nil consideration under the Companies (Amendment) Act 1983.

(iv)	Eaton-Owned Shares. Each Eaton Share held by Eaton as treasury stock or owned by Eaton immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(g)	Exchange of Certificates and Book Entry Shares.

(i)	Exchange Agent. At the Merger Effective Time, EHC and MergerSub shall deposit with the Exchange Agent, certificates or, at Holdco’s option, evidence of shares in book entry form, representing all of the Holdco Shares in issue immediately prior to the Merger Effective Time (other than the Holdco Subscriber Shares). All certificates representing Holdco Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Eaton Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of an Eaton Certificate and to each holder of record of an Eaton Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(f)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Eaton Certificates shall pass, only upon delivery of the Eaton Certificates to the Exchange Agent or, in the case of Eaton Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Eaton Certificates and Eaton Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Eaton Certificates or Eaton Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Eaton Certificates or Eaton Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Holdco Shares into which such holder’s Eaton Shares represented by such holder’s properly surrendered Eaton Certificates or Eaton Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(f)(i), and the Eaton Certificates or Eaton Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(g)(ix)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(g)(iv). No interest shall be paid or shall accrue for the benefit of holders of the Eaton Certificates or Eaton Book Entry Shares on the Merger Consideration payable in respect of the Eaton Certificates or Eaton Book Entry Shares.

(iii)	Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Eaton Certificate is registered, it shall be a condition of payment or issuance that the Eaton Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Eaton Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Eaton Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Eaton Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Eaton Certificate the applicable Merger Consideration payable in respect of the Eaton Shares represented by the Eaton Certificate pursuant to this Clause 8.2.

(iv)	Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Eaton Certificate or Eaton Book Entry Shares (as applicable) with respect to the Eaton Shares represented thereby until such Eaton Certificate or Eaton Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to applicable Law and the provisions of this Clause 8.2, following surrender of any such Eaton Certificate or Eaton Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Holdco Shares to which such record holder was entitled pursuant to this Clause 8.2, (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but with a payment date subsequent to surrender.

(v)

No Further Ownership Rights in Eaton Shares. Until surrendered as contemplated hereby, each Eaton Certificate or Eaton Book-Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Eaton converted in the Merger. At the Merger Effective Time, the stock transfer books of Eaton shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Eaton Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Eaton Certificates or Eaton Book Entry Shares are presented to the Surviving Corporation or the

Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)	Termination of Eaton Exchange Fund. Any portion of the Eaton Exchange Fund which has not been transferred to the holders of Eaton Certificates or Eaton Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Eaton Certificates or Eaton Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(vii)	No Liability. None of the Eaton Merger Parties, Eaton or Cooper or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Eaton Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)	Withholding. EHC, MergerSub and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Eaton Shares immediately prior to the Merger Effective Time such amounts as EHC, MergerSub or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by EHC, MergerSub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.3	Eaton Share Awards

(a)	The Eaton Board or the appropriate committee thereof shall take all action necessary so that:

(i)	Each option or other right to acquire Eaton Shares granted under any Eaton Share Plan (an “Eaton Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or other right to acquire Eaton Shares and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Eaton Share Option (but taking into account any changes thereto provided for in the applicable Eaton Share Plan, in any applicable award agreement or in such option), that number of Holdco Shares equal to the number of Eaton Shares subject to such Eaton Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Eaton Share Option immediately prior to the Effective Time;

(ii)	Each issued and outstanding Eaton Share subject to vesting or other lapse restrictions pursuant to the Eaton Share Plans immediately prior to the Effective Time (a “Restricted Eaton Share”) shall, as of the Effective Time, cease to represent a right to acquire an Eaton Share and shall be converted into the right to receive a Holdco Share, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Restricted Eaton Share in respect of which it was issued; and

(iii)	Each stock-based award, other than an Eaton Share Option or Restricted Eaton Share (“Other Eaton Share-Based Awards”), granted under any Eaton Share Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Eaton Shares and shall be converted into an award based on a number of Holdco Shares equal to the number of Eaton Shares covered by such Other Eaton Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms) as were applicable to such Other Eaton Share-Based Award in respect of which it was issued.

(b)	As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Eaton Share Options, Restricted Eaton Shares and Other Eaton Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Eaton Share Plans, and the agreements evidencing the grants of such Eaton Share Options, Restricted Eaton Shares and Other Eaton Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.3 after giving effect to the Merger and the assumption by Holdco as set forth above).

(c)	Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Eaton Share Options, Restricted Eaton Shares and Other Eaton Share-Based Awards assumed by it in accordance with this Clause 8.3. As of the Effective Time, if requested by Eaton prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Eaton equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Eaton equity awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Eaton Share Plans assumed pursuant to this Clause 8.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Eaton Share Plan complied with such rule prior to the Merger.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by either Cooper or Eaton if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Eaton Shareholders Meeting shall have been completed and the Eaton Shareholder Approval shall not have been obtained;

(ii)	by either Cooper or Eaton if the Effective Time shall not have occurred by 11:59 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)	by either Cooper or Eaton if the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed;

(iv)	by either Cooper or Eaton if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(v)	by Cooper, if any Eaton Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of Conditions 1, 2, 3 or 5 and (2) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Cooper shall have given Eaton written notice, delivered at least 30 days prior to such termination, stating Cooper’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination;

(vi)	by Eaton, if Cooper shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Eaton shall have given Cooper written notice, delivered at least 30 days prior to such termination, stating Eaton’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination;

(vii)	by Eaton, in the event that a Cooper Change of Recommendation shall have occurred;

(viii)	by Cooper, in the event that an Eaton Change of Recommendation shall have occurred;

(ix)	by Cooper, pursuant to Clause 5.3(i)(i);

(x)	by mutual written consent of Cooper and Eaton.

(b)	Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)	Eaton becoming entitled to an Eaton Reimbursement Payment, Cooper shall have no further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Eaton Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Eaton or its shareholders; or

(ii)	Cooper becoming entitled to the Reverse Termination Payment, Eaton and the Financing Sources in their capacities as such shall have no further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Reverse Termination Payment), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Cooper or its shareholders (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1(c)(ii) and shall be entitled to the protections of the provisions contained in this Clause 9.1(c)(ii) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

9.2	Certain Effects of Termination

If this Agreement is terminated by Cooper pursuant to Clause 9.1(a)(viii) (unless the Eaton Change of Recommendation giving rise to Cooper’s termination right was in response to an Intervening Event that constitutes a Cooper Material Adverse Effect) (such a termination, a “Specified Termination”) or by Cooper or Eaton pursuant to Clause 9.1(a)(i)(B) at a time when Cooper has the right to effect a Specified Termination, then Eaton shall pay to Cooper $300,000,000 (the “Reverse Termination Payment”) in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter.

10.	GENERAL

10.1	Announcements

Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. Eaton and Cooper shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to any announcement, document or publication in connection with a Cooper Alternative Proposal or Cooper Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Eaton that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2	Notices

(a)	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Eaton, to:

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114
Fax:	+1 216 479-7103
Attention:	The Office of the Secretary

with copy to:

A&L Goodbody
1 North Wall Quay
International Financial Services Centre
Dublin 1
Fax:	+353 (0)1 649 2649
Attention:	John Given
Cian McCourt

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax:	+1 (212) 455-2502
Attention:	Charles I. Cogut
Mario A. Ponce

(ii)	if to Cooper, to:

Cooper Industries plc
c/o Cooper US, Inc.
600 Travis Suite 5600
Houston, Texas
Fax:	(713) 209-8989
Attention:	Senior Vice President, General Counsel and Chief Compliance Officer

with copy to:

Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:	+353 (0)1 616 3901
Attention:	Christopher P.J. McLaughlin

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York, 10019
Fax:	+1 (212) 403-2000
Attention:	Daniel A. Neff
Gregory E. Ostling

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 pm (addressee’s local time), shall be deemed to have been received at 9:00 am (addressee’s local time) on the next Business Day).

10.3	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party, provided that Eaton may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Eaton of its obligations hereunder.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following approval by the Cooper Shareholders or the Eaton Shareholders there shall be no amendment to the provisions hereof which by Law requires further approval by the Cooper Shareholders or the Eaton Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Eaton and Cooper in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Eaton and Cooper with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged by Eaton), and

(b)	the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement and the Form S-4 and any other materials required to be posted to Cooper Shareholders or Eaton Shareholders pursuant SEC rules or the Takeover Rules, and the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged by Eaton; provided, that if Completion has not occurred on or prior to December 31, 2012, Cooper shall on Eaton’s written request pay Eaton an amount equal to one half of such costs paid by Eaton);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Ohio, be governed by, and construed in accordance with, the Laws of the State of Ohio.

(b)	Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

(c)	Notwithstanding the foregoing, each of the Parties hereto acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(c) and shall be entitled to enforce the provisions contained in this Clause 10.13(c) as if they were a party to this Agreement).

(d)	Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated by this Agreement, the Financing, or the performance of services thereunder or related thereto against any Financing Source in its capacity as such, including but not limited to any Action described in Clause 10.13(c)(i) in any such court described in Clause 10.13(c)(i) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(d) and shall be entitled to enforce the provisions contained in this Clause 10.13(d) as if they were a party to this Agreement).

10.14	Third Party Beneficiaries

Except:

(a)	as provided in Clause 7.3;

(b)	as provided in Clause 9.1(c)(ii);

(c)	as provided in Clause 10.13(c); and

(d)	as provided in Clause 10.13(d);

this Agreement is not intended to confer upon any person other than Cooper and the Eaton Parties any rights or remedies under or by reason of this Agreement.

10.15	Non survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal
of COOPER INDUSTRIES PLC

/s/ Kirk S. Hachigian
Signature

Kirk S. Hachigian
Print Name
Title: Director

/s/ Terrance V. Helz
Signature

Terrance V. Helz
Print Name
Title: Secretary

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
EATON CORPORATION by its authorised signatory:

/s/ Alexander M. Cutler
Signature

Alexander M. Cutler
Print Name
Title: Chairman & CEO

/s/ Thomas E. Moran
Signature

Thomas E. Moran
Print Name
Title: Senior Vice President & Secretary

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
TURLOCK CORPORATION by its authorised signatory:

/s/ Thomas E. Moran
Signature

Thomas E. Moran
Print Name
Title: Secretary

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of TURLOCK B.V. by its authorised signatory:

/s/ Mark M. McGuire
Signature

Mark M. McGuire
Print Name
Title: Director

/s/ N. Wolthuis
Signature

N. Wolthuis
Print Name
Title: Proxy Holder

/s/ G.A. Somaroo
Signature

G.A. Somaroo
Print Name
Title: Proxy Holder

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED and DELIVERED AS A DEED by:

Thomas E. Moran
as duly authorised attorney of
ABEIRON LIMITED in the presence of:

/s/ Mary E. Huber	/s/ Thomas E. Moran
(Witness’ Signature)	Attorney Signature

Superior Ave, Cleveland OH USA	Thomas E. Moran
(Witness’ Address)	Print Name

Lawyer
(Witness’ Occupation)

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED and DELIVERED AS A
DEED by:

Thomas E. Moran
as duly authorised attorney of
COMDELL LIMITED in the presence of:

/s/ Mary E. Huber	/s/ Thomas E. Moran
(Witness’ Signature)	Attorney Signature

Superior Ave, Cleveland OH USA	Thomas E. Moran
(Witness’ Address)	Print Name

Lawyer
(Witness’ Occupation)

[Signature Page to Transaction Agreement]

THIS AMENDMENT NO. 1 TO THE TRANSACTION AGREEMENT, dated as of June 22, 2012 (this “Amendment”), is entered into by and among Cooper Industries plc, a company incorporated in Ireland (“Cooper”), Eaton Corporation, an Ohio corporation (“Eaton”), Eaton Corporation Limited (formerly known as Abeiron Limited), a company incorporated in Ireland (“Holdco”), Abeiron II Limited (formerly known as Comdell Limited), a company incorporated in Ireland (“IrSub”), Turlock B.V., a company incorporated in the Netherlands (“EHC”), Turlock Corporation, an Ohio corporation ( “MergerSub”, and together with Cooper, Eaton, Holdco, IrSub and EHC, the “Original Parties”) and Eaton Inc., an Ohio corporation (“U.S. Holdco”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement, dated as of May 21, 2012, by and among the Original Parties (the “Transaction Agreement”).

WHEREAS, the Original Parties have entered into the Transaction Agreement; and

WHEREAS, each of the Original Parties desires to amend and supplement the Transaction Agreement in certain respects as described in this Amendment, including by adding U.S. Holdco as a party thereto, and U.S. Holdco desires to become a party to the Transaction Agreement (as amended by this Amendment).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of the Preamble. The Preamble of the Transaction Agreement is hereby amended and supplemented by the insertion of the following paragraph between the paragraph beginning “TURLOCK B.V.” and the paragraph beginning “TURLOCK CORPORATION”:

EATON INC.

a company incorporated in Ohio

(hereinafter called “U.S. Holdco”),

2. Amendments of Clause 1.1.

(a) The parties hereto acknowledge and agree that the contents of Parts A and B of Appendix III to the Rule 2.5 Announcement shall, from and after the date of this Amendment, be deemed to be replaced with the contents of Annex B to the Joint Proxy Statement. Accordingly, the definition of the term “Conditions” in the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Annex B to the Joint Proxy Statement, and “Condition” means any one of the Conditions;

(b) The definition of the term “Eaton Merger Parties” in the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Eaton Merger Parties”, collectively Holdco, EHC, IrSub, U.S. Holdco and MergerSub;

(c) The definition of the term “Eaton Parties” in the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

“Eaton Parties”, collectively, Eaton, Holdco, EHC, IrSub, U.S. Holdco and MergerSub;

(d) Clause 1.1 of the Transaction Agreement is hereby amended and supplemented by the insertion in alphabetical order of the definitions of the terms “MOP” and “U.S. Holdco” to read as follows:

“MOP”, shall have the meaning given to that term in Exhibit 8.1(b)(ii).

“U.S. Holdco”, shall have the meaning given to that term in the Preamble;

3. Amendment of Clause 5.1. Clause 5.1(b)(v) of the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

(v) shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except in respect of any acquisitions by Cooper or any of its wholly owned Subsidiaries of an equity interest in or a substantial portion of the assets of any wholly owned Subsidiary of Cooper or any business or division thereof or any mergers, consolidations or business combinations among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), or pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Cooper Disclosure Schedule;

4. Amendment of Clause 6.2. Clause 6.2(a)(ii)(B) of the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

(B) As of May 21, 2012, the authorised share capital of Holdco consists of 750,000,000 ordinary shares, par value $0.01 per share, and 40,000 deferred ordinary shares, par value €1.00 per share, of which 100 ordinary shares, par value $0.01 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and, except as contemplated by Exhibit 8.1(b)(ii), are owned directly by Matsack Nominees Limited (95 shares) and Matsack Trust Limited, Matsack UK Limited, Matsack Nominees UK Limited, George Brady and Pat English (1 share each), free and clear of any Lien. As of the date of the sanction by the High Court of the Scheme, the authorised share capital of Holdco will consist of (i) 750,000,000 ordinary shares, par value $0.01 per share, (ii) 40,000 deferred ordinary shares, par value €1.00 per share, (iii) 100,000,000 preferred shares, par value $0.01 per share, and (iv) 10,000 A preferred shares, par value $1.00 per share. The authorised share capital of IrSub consists of 100,000,000 ordinary shares, par value $0.01 per share, of which 100 ordinary shares are currently issued. All of the issued shares in IrSub have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. The authorised share capital of EHC consists of 900 ordinary shares, par value €100.00 per share, of which 180 ordinary shares are currently issued. All of the issued shares in EHC have been validly issued, are fully paid and nonassessable and are owned directly by IrSub free and clear of any Lien. The authorised capital stock of U.S. Holdco consists of 10,000 common shares, with no par value, of which 1,000 common shares are currently issued. All of the issued shares in U.S. Holdco have been validly issued, are fully paid and nonassessable and are owned directly by EHC free and clear of any Lien. The authorised capital stock of MergerSub consists of 10,000 common shares, with no par value, of which 1,000 common shares are currently issued. All of the issued shares in MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by U.S. Holdco free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

5. Amendment of Clause 8.1.

(a) Clause 8.1(b)(ii) of the Transaction Agreement is hereby amended, supplemented and restated in its entirety to read as follows:

(ii) Eaton shall procure the consummation of the steps set out in paragraphs 1 through 9 set forth on Exhibit 8.1(b)(ii) in accordance therewith.

(b) Clauses 8.1(d)(ii) and 8.1(d)(iii) of the Transaction Agreement are hereby amended, supplemented and restated in its entirety to read as follows:

(ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within four (4) Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Cooper Share, entitled to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), a letter of transmittal and instructions for use in receiving payment of the Scheme Consideration. Each holder of record of such Cooper Shares shall be entitled to receive, within fourteen (14) days of the Effective Time: (a) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.1(d)(v)) equal to the aggregate Cash Consideration payable to such holder in respect thereof pursuant to Clause 8.1(c)(i)(A) and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i)(B) and (b) that number of Holdco Shares into which such holder’s Cooper Shares were converted pursuant to Clause 8.1(c)(i)(B). No interest shall be paid or shall accrue for the benefit of holders of the Cooper Shares on the Scheme Consideration payable in respect of the Cooper Shares.

(iii) [Reserved]

6. Amendment of Clause 8.2.

(a) The last sentence of Clause 8.2(a) of the Transaction Agreement is hereby amended and revised by replacing the term “EHC” with the defined term “U.S. Holdco.”

(b) The first sentence of Clause 8.2(f)(i) of the Transaction Agreement is hereby amended and revised by replacing the phrase “EHC or MergerSub, as applicable” with the defined term “U.S. Holdco.”

(c) Clause 8.2(f)(ii) of the Transaction Agreement is hereby amended and revised by replacing the term “EHC” with the defined term “U.S. Holdco.”

(d) The first sentence of Clause 8.2(g)(i) of the Transaction Agreement is hereby amended and revised by replacing the phrase “EHC and MergerSub” with the defined term “U.S. Holdco.”

(e) Clause 8.2(g)(viii) of the Transaction Agreement is hereby amended and revised by replacing the phrase “EHC, MergerSub” wherever such phrase appears with the defined term “U.S. Holdco.”

7. Amendment of Exhibit 8.1(b)(ii). Exhibit 8.1(b)(ii) to the Transaction Agreement hereby is replaced in its entirety with Annex 1 attached hereto.

8. Amendment of Cooper Disclosure Schedule. The Cooper Disclosure Schedule is hereby amended and revised as set forth in Annex 2 attached hereto.

9. Representations and Warranties.

(a) Cooper represents and warrants to Eaton as follows: Cooper has all requisite corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorised by the Cooper Board and no other corporate proceedings on the part of Cooper are necessary to authorise the consummation of the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by Cooper and, assuming this Amendment constitutes the valid and binding agreement of the Eaton Parties, constitutes the valid and binding agreement of Cooper, enforceable against Cooper in accordance with its terms. The execution and delivery by Cooper of this Amendment do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with or result in any violation of any pro-vision of the Organisational Documents of Cooper or any of Cooper’s Significant Subsidiaries.

(b) Eaton and Holdco jointly and severally represent and warrant to Cooper as follows: Eaton and each Eaton Merger Party has all requisite corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment and the consummation of the transactions contemplated hereby have been duly and validly authorised by the Eaton Board and the board of directors of each Eaton Merger Party and no other corporate proceedings on the part of Eaton or any Eaton Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by Eaton and each Eaton Merger Party and, assuming this Amendment constitutes the valid and binding agreement of Cooper, constitutes the valid and binding agreement of Eaton and each Eaton Merger Party, enforceable against Eaton and each Eaton Merger Party in accordance with its terms. The execution and delivery by Eaton and each Eaton Merger Party of this Amendment do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with or result in any violation of any provision of the Organisational Documents of Eaton or any of Eaton’s Significant Subsidiaries or the Eaton Merger Parties.

10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Ohio, be governed by, and construed in accordance with, the Laws of the State of Ohio.

11. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12. Effect on the Transaction Agreement. Except as expressly set forth herein, this Amendment shall not modify or in any way affect any of the provisions of the Transaction Agreement, which shall remain in full force and effect. From and after the date hereof, all references to the term “Agreement” in the Transaction Agreement shall be deemed to refer to the Transaction Agreement, as amended hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

GIVEN under the common seal of COOPER INDUSTRIES PLC

/s/ Kirk S. Hachigian
Signature

Kirk S. Hachigian
Print Name
Title:	Director

/s/ Terrance V. Helz
Signature

Terrance V. Helz
Print Name
Title:	Secretary

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of EATON CORPORATION by its authorised signatory:

/s/ Mark M. McGuire
Signature

Mark M. McGuire
Print Name
Title:	Executive Vice President and General Counsel

/s/ Thomas E. Moran
Signature

Thomas E. Moran
Print Name
Title:	Senior Vice President and Secretary

SIGNED for and on behalf of TURLOCK CORPORATION by its authorised signatory:

/s/ Thomas E. Moran
Signature

Thomas E. Moran
Print Name
Title:	Secretary

SIGNED for and on behalf of EATON INC. by its authorised signatory:

/s/ Mark M. McGuire
Signature

Mark M. McGuire
Print Name
Title:	General Counsel

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of TURLOCK B.V. by its authorised signatory:

/s/ Mark M. McGuire
Signature

Mark M. McGuire
Print Name
Title:	Director

/s/ Manon Meyer
Signature

Intertrust (Netherlands) B.V
Print Name	Manon Meyer
Title:	proxy holder

/s/ N.J.J.M. Wolthuis-Geeraedts
Signature

Intertrust (Netherlands) B.V
Print Name	N.J.J.M. Wolthuis-Geeraedts
Title:	proxy holder

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED and DELIVERED AS A DEED by:

/s/ Thomas E. Moran
as duly authorised attorney of EATON CORPORATION LIMITED in the presence of:

/s/ Mary E. Huber	/s/ Thomas E. Moran
(Witness’ Signature)	Attorney Signature

Superior Ave., Cleveland OH USA	Thomas E. Moran
(Witness’ Address)	Print Name

Lawyer
(Witness’ Occupation)

[Signature Page to Amendment No. 1 to the Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED and DELIVERED AS A DEED by:

/s/ Thomas E. Moran
as duly authorised attorney of ABEIRON II LIMITED in the presence of:

/s/ Mary E. Huber	/s/ Thomas E. Moran
(Witness’ Signature)	Attorney Signature

Superior Ave, Cleveland OH USA	Thomas E. Moran
(Witness’ Address)	Print Name

Lawyer
(Witness’ Occupation)

[Signature Page to Amendment No. 1 to the Transaction Agreement]

Annex B

Conditions of the Acquisition and the Scheme

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the United States Securities Exchange Act of 1934 (as amended), and are subject to the conditions set out in this document. The Acquisition and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state pursuant to an Irish judgement.

The Acquisition and the Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than May 21, 2013 (or such earlier date as may be specified by the Panel, or such later date as Eaton and Cooper may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Cooper Shareholders representing three-fourths (75 per cent.) or more in value of the Cooper Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

(b)	the resolutions to be proposed at the Extraordinary General Meeting for the purposes of approving and implementing the Scheme and the reduction of capital of Cooper, and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent to be not unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition and set out in the notice of the Extraordinary General Meeting being duly passed by the requisite majority of Cooper Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

(c)	the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)), being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Annex B, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the adoption of the Transaction Agreement (included at Annex A) by the holders of Eaton Shares as required by Article SIXTH of the Amended and Restated Articles of Incorporation of Eaton;

(b)	the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Acquisition and all of the Holdco Shares to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	all applicable waiting periods under the HSR Act shall have expired or been terminated, in each case in connection with the Acquisition;

(d)	to the extent that the Acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European

Commission deciding that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the Acquisition or to refer the Acquisition (or any aspect of the Acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise deciding that the Acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

(e)	all required regulatory clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of Canada, the People’s Republic of China, the Republic of China (Taiwan), Russia, South Africa, South Korea and Turkey;

(f)	no injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition or the Merger shall have been entered and shall continue to be in effect; and

(g)	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking any stop order.

4.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Annex B, the Eaton Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Eaton) on or before the Sanction Date:

(a)	(i) The representations and warranties of Cooper set forth in the Transaction Agreement which are identified in Annex B, Schedule 1, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Cooper set forth in the Transaction Agreement which are identified in Annex B, Schedule 1, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Cooper Representations”), (ii) the representations and warranties of Cooper set forth in the Transaction Agreement (other than the Specified Cooper Representations) which are qualified by a “Cooper Material Adverse Effect” qualification and which are identified in Annex B, Schedule 1, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (iii) the representations and warranties of Cooper set forth in the Transaction Agreement (other than the Specified Cooper Representations) which are not qualified by a “Cooper Material Adverse Effect” qualification and which are identified in Annex B, Schedule 1, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect; provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Cooper shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date (such obligations and covenants being identified below in Annex B, Schedule 1, Section E); and

(c)	Cooper shall have delivered to Eaton a certificate, dated as of the Sanction Date and signed by an executive officer of Cooper, certifying on behalf of Cooper to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Annex B, Cooper’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Cooper) on or before the Sanction Date:

(a)	(i) The representations and warranties of Eaton set forth in the Transaction Agreement which are identified in Annex B, Schedule 2, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Eaton set forth in the Transaction Agreement which are identified in Annex B, Schedule 2, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Eaton Representations”), (ii) the representations and warranties of Eaton set forth in the Transaction Agreement (other than the Specified Eaton Representations) which are qualified by an “Eaton Material Adverse Effect” qualification and which are identified in Annex B, Schedule 2, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (iii) the representations and warranties of Eaton set forth in the Transaction Agreement (other than the Specified Eaton Representations) which are not qualified by an “Eaton Material Adverse Effect” qualification and which are identified in Annex B, Schedule 2, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect; provided that with respect to clauses (i), (ii) or (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	The Eaton Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by them prior to the Sanction Date (such obligations and covenants being identified below in Annex B, Schedule 2, Section E); and

(c)	Eaton shall have delivered to Cooper a certificate, dated as of the Sanction Date and signed by an executive officer of Eaton, certifying on behalf of Eaton to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)	Eaton and Cooper reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver);

(b)	Eaton reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in paragraph 4); and

(c)	Cooper reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to May 21, 2013.

8.	If Eaton is required to make an offer for Cooper Shares under the provisions of Rule 9 of the Takeover Rules, Eaton may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.	Eaton reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Cooper Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Cooper Shares to which such an offer relates and which are not already in the beneficial ownership of Eaton so far as applicable) as those which would apply in relation to the Scheme.

10.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

Schedule 1 to Annex B

Section A

Transaction Agreement Clause Reference
Clause 6.1(b)(i) (Cooper Share Capital)
Clause 6.1(b)(ii) (to the extent relating to shares in the capital of Cooper) (Cooper Share Capital)
Clause 6.1(m) (Rights Plan)
Clause 6.1(v) (Finders or Brokers)
The second sentence of Clause 6.1(j) (Absence of Certain Changes or Events)

Section B

Transaction Agreement Clause Reference
Clause 6.1(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Section C

Transaction Agreement Clause Reference
The first sentence of Clause 6.1(a) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.1(c)(ii) and Clause 6.1(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation.)
Clause 6.1(f) (No Undisclosed Liabilities)
Clause 6.1(g) (Compliance with Law; Permits)
Clause 6.1(h) (Environmental Laws and Regulations)
Clause 6.1(i)(i), Clause 6.1(i)(ii) and Clause 6.1(i)(iii) (Employee Benefit Plans)
Clause 6.1(k) (Investigations; Litigation)
Clause 6.1(n) (Tax matters)
The second and third sentences of Clause 6.1(o)(i) and all of Clause 6.1(o)(ii) (Labour Matters)
Clause 6.1(p) (Intellectual Property)
Clause 6.1(q) (Real Property)
Clause 6.1(t)(ii) (Material Contracts)
Clause 6.1(u) (Insurance)

Section D

Transaction Agreement Clause Reference
Clause 6.1(a) (other than the first sentence) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.1(b)(ii) (to the extent not relating to shares in the capital of Cooper), Clause 6.1(b)(iii) and Clause 6.1(b)(iv) (Capital)
Clause 6.1(c)(i) and Clause 6.1(c)(iii)(B) (as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation.)
Clause 6.1(d) (Reports and Financial Statements)
Clause 6.1(e) (Internal Controls and Procedures)
Clause 6.1(i)(iv) and Clause 6.1(i)(v) (Employee Benefit Plans)
The first and third sentences of Clause 6.1(j) (Absence of Certain Changes or Events)
Clause 6.1(l) (Information Supplied)
The first sentence of Clause 6.1(o)(i) (Labour Matters)
Clause 6.1(r) (Opinion of Financial Advisor)
Clause 6.1(s) (Required Vote of Cooper Shareholders)
Clause 6.1(t)(i) (Material Contracts)
Clause 6.1(v) (Finders or Brokers)

Section E

Transaction Agreement Clause Reference
Clause 2.1(a) (Board approval of the Rule 2.5 Announcement)
Clause 2.1(b) (Release of Rule 2.5 Announcement)
Clause 2.1(d) (Cooper Board has resolved to recommend to
the Cooper Shareholders that they vote in favour of the
Resolutions and the opinion of the financial advisers shall be incorporated in the Scheme Document and any other
document sent to Cooper Shareholders)
Clause 2.2 (a) and (c) (Scheme)
Clause 2.4 (Cooper Equity Award Holder Proposal)
Clause 3.1 (Responsibilities of Cooper in Respect of the Scheme)
Clause 3.3 (Mutual Responsibilities of the Parties)
Clause 3.4 (a), (b), (c) and (e) (Dealings with the Panel)

Clause 3.5 (No Scheme Amendment by Cooper)
Clause 3.6 (b), (c) and (d) (Cooper’s obligations if Eaton elects to implement the Acquisition by way of a Takeover Offer)
Clause 3.7 (a) and (d) (Preparation of Joint Proxy Statement and Form S-4; Eaton Shareholders Meeting)
Clause 4.7 (Reasonable Endeavours)
Clause 4.8 (Amendment of Articles)
Clause 5.1 (Conduct of Business by Cooper)
Clause 5.3 (a), (b), (c), (d), (e) and (i) (Non-Solicitation)
Clause 7.1 (Investigation)
Clause 7.2 (Consents and Regulatory Approvals)
Clause 7.7 (Rule 16b-3 Actions)
Clause 7.8 (a) (Financing Cooperation)
Clause 7.9 (Dividends)
Clause 7.10 (a) (Creation of Distributable Reserves)
Clause 7.13 (Transaction Litigation)
Clause 8.1(b)(i) (On or prior to Completion)
Clause 10.1 (Announcements)
Clause 10.11 (Further Assurance)
Clause 10.12 (Costs and Expenses)

Schedule 2 to Annex B

Section A

Transaction Agreement Clause Reference
Clause 6.2(a)(ii)(B) (Authorised share capital of Holdco)
Clause 6.2(b)(i) (Authorised capital stock of Eaton)
Clause 6.2(b)(ii) (to the extent relating to shares of capital stock of Eaton) (Authorised capital stock of Eaton)
Clause 6.2(u) (Finders or Brokers)
The second sentence of Clause 6.2(j) (Absence of Certain Changes or Events)

Section B

Transaction Agreement Clause Reference
Clause 6.2(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Section C

Transaction Agreement Clause Reference
The first sentence of Clause 6.2(a) (Qualification, Organisation, Subsidiaries, etc)
Clause 6.2(c)(ii) and Clause 6.2(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries” or “Eaton Merger Parties”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.2(f) (No Undisclosed Liabilities)
Clause 6.2(g) (Compliance with Law; Permits)
Clause 6.2(h) (Environmental Laws and Regulations)
Clause 6.2(i)(i), Clause 6.2(i)(ii) and Clause 6.2(i)(iii) (Employee Benefit Plans)
Clause 6.2(k) (Investigations; Litigation)
Clause 6.2(m) (Tax Matters)
The second and third sentences of Clause 6.2(n)(i) and all of Clause 6.1(n)(ii) (Labour Matters)
Clause 6.2(o) (Intellectual Property)
Clause 6.2(p) (Real Property)
Clause 6.2(s)(ii) (Material Contracts)
Clause 6.2(t) (Insurance)

Section D

Transaction Agreement Clause Reference
Clause 6.2(a) (other than the first sentence and Clause 6.2(a)(ii)(B)) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.2(b)(ii) (to the extent not relating to shares of capital stock of Eaton), Clause 6.2(b)(iii) and Clause 6.2(b)(iv) (Capital Stock)
Clause 6.2(c)(iii)(B) (as it relates to “Significant Subsidiaries” or “Eaton Merger Parties”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.2(d) (Reports and Financial Statements)
Clause 6.2(e) (Internal Controls and Procedures)
Clause 6.2(i)(iv) (Employee Benefit Plans)
Clause 6.2(l) (Information Supplied)
The first sentence of Clause 6.2(n)(i) (Labour Matters)
Clause 6.2(q) (Opinion of Financial Advisor)
Clause 6.2(r) (Required Vote of Eaton Shareholders)
Clause 6.2(s)(i) (Material Contracts)
Clause 6.2(v) (Financing)

Section E

Transaction Agreement Clause Reference
Clause 2.1(a) (Board approval of the Rule 2.5 Announcement)
Clause 2.2(b) (Agreement to participate in the Scheme and be bound by its terms)
Clause 2.2(c) (Performance of all obligations in respect of the Acquisition)
Clause 2.4 (Cooper Equity Award Holder Proposal)
Clause 3.2 (Responsibilities of Eaton and Holdco in Respect of the Scheme)
Clause 3.3 (Mutual Responsibilities of the Parties)
Clause 3.4 (a), (b) and (d) (Dealings with the Panel)
Clause 3.6 (d) and (e) (Eaton’s obligations if Eaton elects to implement the Acquisition by way of a Takeover Offer)
Clause 3.7 (Preparation of Joint Proxy Statement and Form S-4; Eaton Shareholders Meeting)
The final sentence of Clause 4.2 (Cooper Options Granted
under the Cooper Industries plc Amended and Restated Stock
Incentive Plan and the Amended and Restated Cooper
Industries plc Directors’ Stock Plan)
The final sentence of Clause 4.4 (Cooper Share Awards Granted under the Cooper Director Share Plans or included in Deferral Accounts).
Clause 4.5 (Dividend Equivalents in Respect of Cooper Share Awards)
Clause 4.6 (Assumption of Eaton Share Plans)
Clause 4.7 (Reasonable Endeavours)
Clause 4.9 (Fractional Entitlements)
Clause 5.2 (Conduct of Business by Eaton)
Clause 5.4 (Eaton Change of Recommendation)
Clause 7.1 (Investigation)
Clause 7.2 (Consents and Regulatory Approvals)
Clause 7.4 (d) (Employment and Benefit Matters)
Clause 7.5 (Stock Exchange Listing)
Clause 7.6 (Holdco Board of Directors)
Clause 7.7 (Rule 16b-3 Actions)
Clause 7.8 (b) (Financing Cooperation)

Clause 7.9 (Dividends)
Clause 7.10 (a) and (c) (Creation of Distributable Reserves)
Clause 7.11 (Certain Holdco Shareholder Resolutions)
Clause 7.12 (Holdco’s Obligations)
Clause 8.1(b)(ii) (On or prior to Completion)
Clause 8.1(d)(i) (Exchange of Cooper Shares)
Clause 8.2(d) (Governing Documents)
Clause 8.2(g)(i) (Exchange Agent)
Clause 8.3 (c) (Eaton Share Awards)
Clause 9.2 (Certain Effects of Termination)
Clause 10.1 (Announcements)
Clause 10.11 (Further Assurance)
Clause 10.12 (Costs and Expenses)

Annex C

EXECUTION VERSION

DATED MAY 21, 2012

COOPER INDUSTRIES PLC

AND

EATON CORPORATION

EXPENSES REIMBURSEMENT AGREEMENT

DUBLIN

THIS AGREEMENT is made on May 21, 2012

BETWEEN:

EATON CORPORATION
a company incorporated in Ohio
(hereinafter called “Eaton”)

- and -

COOPER INDUSTRIES PLC a company incorporated in Ireland with registered number 471594 having its registered office at
Unit F10, Maynooth Business Campus, Maynooth, Ireland
(hereinafter called “Cooper”)

RECITALS:

1.	Eaton has agreed to make a proposal to acquire Cooper on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and Cooper has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Eaton, for the purposes of, in preparation for, or in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances.

2.	This Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Cooper of certain expenses incurred and to be incurred by Eaton for the purposes of, in preparation for, or in connection with the Acquisition.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by Holdco of Cooper by means of the Scheme or a takeover offer (and any such Scheme or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or such takeover offer) (including the issuance by Holdco of the aggregate Holdco share consideration pursuant to the Scheme or such takeover offer), to be described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning give to that term in Clause 3.1;

“Confidentiality Agreement”, the confidentiality agreement between Cooper and Eaton dated August 9, 2010, as it may be amended from time to time;

“Cooper”, shall have the meaning given to that term in the Preamble;

“Cooper Alternative Proposal”, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Eaton or any of its Associates or any person Acting in Concert with Eaton pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Cooper by scheme of arrangement or takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Cooper and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Cooper’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Cooper Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Cooper as a result of which the holders of Cooper Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, other than in each case a transaction of the type described in Schedule A to this Agreement;

“Cooper Shareholders”, the holders of Cooper Shares;

“Cooper Shares”, the ordinary shares of US$0.01 each in the capital of Cooper;

“Cooper Superior Proposal”, a written bona fide Cooper Alternative Proposal made by any person that the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) is more favourable to the Cooper Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Cooper Board considers to be appropriate (it being understood that, for purposes of the definition of “Cooper Superior Proposal”, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”);

“Court Meeting”, the meeting or meetings of the Cooper Shareholders (and any adjournment thereof) convened by order of the High Court of Ireland pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Eaton”, shall have the meaning given to that term in the Preamble;

“Eaton Parties”, Eaton, Holdco, Comdell Limited, Turlock B.V. and Turlock Corporation;

“Eaton Reimbursement Payments”, shall have the meaning given to that term in Clause 3.1;

“Eaton Shares”, the common shares of Eaton, par value US$0.50 per share;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Cooper and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Cooper Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Holdco”, Abeiron Limited, a company incorporated in Ireland and to be re-registered as a public limited company;

“Irrecoverable VAT”, in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act (and “recoverable VAT” shall be construed accordingly);

“Panel”, the Irish Takeover Panel;

“Parties”, Cooper and Eaton and “Party” shall mean any one of them (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934, as amended), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Recommendation”, the recommendation of the Cooper Board that Cooper Shareholders vote in favour of the Resolutions;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax Authority”, any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes;

“Transaction Agreement”, the transaction agreement dated May 21, 2012 by and among Eaton, Holdco, Comdell Limited, Turlock B.V., Turlock Corporation and Cooper;

“VAT”, any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

“VAT Group”, a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010.

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

1.4	Time

In this Agreement, references to time are to Irish times unless otherwise specified.

2.	Pre-condition

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	Eaton Reimbursement

3.1

Subject to Eaton announcing a firm intention to make the Acquisition and subject to the provisions of this Agreement, Cooper agrees to pay to Eaton, if any Eaton Payment Event occurs, an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Eaton, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process (the payments provided for in this Clause 3.1, the “Eaton Reimbursement Payments”); provided that the gross amount payable to Eaton pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of Cooper that is the subject of the Acquisition (excluding, for the avoidance of doubt, any interest in such share capital of

Cooper held by Eaton or any Associate of Eaton) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement (the “Cap”). The amount payable by Cooper to Eaton under this Clause 3.1 will exclude any amounts in respect of VAT incurred by Eaton attributable to such third party costs to the extent that such amounts in respect of VAT are recoverable or creditable by Eaton (or any member of the VAT Group of which Eaton is a member). Upon Eaton becoming entitled to an Eaton Reimbursement Payment, Cooper shall have no further liability in connection with the termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay Eaton Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Eaton or its shareholders; provided that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

3.2	The “Eaton Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

(a)	the Transaction Agreement is terminated:

(i)	by Eaton for the reason that the Cooper Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Eaton), or proposes publicly to withdraw (or modify in any manner adverse to Eaton), the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Cooper Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Cooper to Eaton of notice or information in connection with a Cooper Alternative Proposal or Cooper Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 3.2(a)(i)); or

(ii)	by Cooper, at any time prior to obtaining the Cooper Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Cooper Superior Proposal; or

(b)	all of the following occur:

(i)	prior to the Court Meeting, a Cooper Alternative Proposal (other than a Cooper Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cooper Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(b)(ii) (it being understood that, for purposes of this Clause 3.2(b)(i) and Clause 3.2(b)(iii) below, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by either Cooper or Eaton for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; and

(iii)	a definitive agreement providing for a Cooper Alternative Proposal is entered into within 9 months after such termination (regardless of whether such Cooper Alternative Proposal is the same Cooper Alternative Proposal referred to in Clause 3.2(b)(i)) and such Cooper Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)

prior to the Court Meeting, a Cooper Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cooper Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances specified in Clause 3.2(c)(ii) (it being understood that, for purposes of this Clause 3.2(c)(i) and Clause 3.2(c)(iii) below, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by Eaton for the reason that Cooper shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to the Eaton Parties’ obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Eaton shall have given Cooper written notice, delivered at least 30 days prior to such termination, stating Eaton’s intention to terminate the Transaction Agreement for such reason and the basis for such termination (provided that this Clause 3.2(c)(ii) shall not be deemed satisfied unless such breach or failure to perform was intentional); and

(iii)	a Cooper Alternative Proposal is consummated, or a definitive agreement providing for a Cooper Alternative Proposal is entered into, within 9 months after such termination (regardless of whether such Cooper Alternative Proposal is the same Cooper Alternative Proposal referred to in Clause 3.2(c)(i)).

3.3	Each request by Eaton for an Eaton Reimbursement Payment shall be:

(a)	submitted in writing to Cooper no later than 45 calendar days following the occurrence of any of the Eaton Payment Events;

(b)	accompanied by written invoices or written documentation supporting the request for an Eaton Reimbursement Payment; and

(c)	subject to satisfactory compliance with Clause 3.3(b) and the other provisions of this Agreement upon which an Eaton Reimbursement Payment may be conditioned, satisfied in full by payment in full by Cooper to Eaton in cleared, immediately available funds within 21 calendar days following such receipt of such invoices or documentation.

3.4	If and to the extent that any relevant Tax Authority determines that any Eaton Reimbursement Payment is consideration for a taxable supply and that Cooper (or any member of a VAT Group of which Cooper is a member) is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

(a)	the amount payable by Cooper by way of any Eaton Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

(b)	to the extent that Cooper has already paid an amount in respect of any Eaton Reimbursement Payment which exceeds the amount described in Clause 3.4(a) above, Eaton shall repay to Cooper the portion of the Irrecoverable VAT in excess of the Cap.

4.	General

4.1	This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

4.2	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.3	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Eaton, to:

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114 USA
Fax:	+1 216 479-7103
Attention:	The Office of the Secretary

with copy to:

A&L Goodbody
25-28 North Wall Quay
International Financial Services Centre
Dublin 1, Ireland
Fax:	+353 (0)1 649 2649
Attention:	John Given
Cian McCourt

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax:	+1 (212) 455-2502
Attention:	Charles I. Cogut
Mario A. Ponce

(ii)	if to Cooper, to:

Cooper Industries plc
c/o Cooper US, Inc.
600 Travis Street, Suite 5600
Houston, TX 77002
Fax:	(713) 209-8989
Attention:	Senior Vice President, General Counsel and Chief Compliance Officer

with copy to:
Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:	+353 (0)1 616 3901
Attention:	Christopher P.J. McLaughlin

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax:	+1 (212) 403-2000
Attention:	Daniel A. Neff
Gregory E. Ostling

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 5.3.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

4.4	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

4.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

GIVEN under the common seal of COOPER INDUSTRIES PLC

/s/ Kirk S. Hachigian
Signature

Kirk S. Hachigian
Print Name
Title: Director

/s/ Terrance V. Helz
Signature

Terrance V. Helz
Print Name
Title: Secretary

[Signature Page to Expense Reimbursement Agreement]

IN WITNESS whereof the Parties have executed this Agreement as a Deed on the day and year above written.

SIGNED for and on behalf of EATON CORPORATION by its authorised signatory:

/s Alexander M. Cutler
Signature

Alexander M. Cutler
Print Name
Title: Chairman & CEO

/s/ Thomas E. Moran
Signature

Thomas E. Moran
Print Name
Title: Senior Vice President and Secretary

[Signature Page to Expense Reimbursement Agreement]

Annex D

Companies Acts 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

of

EATON CORPORATION PUBLIC LIMITED COMPANY

(Amended and Restated by Special Resolution dated [•] 2012)

Incorporated the 10th day of May, 2012

Companies Acts 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

-of-

EATON CORPORATION PUBLIC LIMITED COMPANY

(Amended and Restated by Special Resolution dated [•] 2012)

1.	The name of the Company is Eaton Corporation Public Limited Company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

3.1	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s Board and to exercise its powers as a shareholder of other companies.

3.2	To carry on all or any of the businesses of producers, manufacturers, servicers, buyers, sellers, and distributing agents of and dealers in all kinds of goods, products, merchandise and real and personal property of every class and description; and to acquire, own, hold, lease, sell, mortgage, or otherwise deal in and dispose of such real estate and personal property as may be necessary or useful in connection with said business or the carrying out of any of the purposes of the Company.

3.3	To exercise and enforce all rights and powers conferred to or incidental upon the ownership of any shares, stock obligations or other securities acquired by the Company including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of such special proportion of the issued or nominal amount thereof and to provide managerial and other executive, supervisory and consultant services for or in relation to any corporation in which the Company is interested upon such terms as may be thought fit.

3.4	To acquire any such shares and other securities as are mentioned in the preceding paragraphs by subscription, syndicate participation, tender, purchase, exchange or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.5	To co-ordinate the administration, policies, management, supervision, control, research, planning, trading and any and all other activities of, and to act as financial advisers and consultants to, any corporation or corporations now or hereafter incorporated or acquired which may be or may become a Group Company of, or an Affiliate of or to any corporation or corporations now or hereafter incorporated or acquired (which are not Group Companies) with which the Company may be or may become associated.

3.6	To provide financing and financial investment, management and advisory services to any Group Company or Affiliate, which shall include granting or providing credit and financial accommodation, lending and making advances with or without interest to any Group Company or Affiliate and lending to or depositing with any bank funds or other assets to provide security (by way of mortgage, charge, pledge, lien or otherwise) for loans or other forms of financing granted to such Group Company or Affiliate by such bank.

3.7	To lease, acquire by purchase or otherwise and hold, sell, dispose of and deal in real property and in personal property of all kinds wheresoever situated.

3.8	To enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

3.9	To acquire or undertake the whole or any part of the business, property and liabilities of any person carrying on any business that the Company is authorised to carry on.

3.10	To apply for, register, purchase, lease, acquire, hold, use, control, license, sell, assign or dispose of patents, patent rights, copyrights, trade marks, formulae, licences, inventions, processes, distinctive marks, technology and know-how and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention or technology which may seem capable of being used, for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property rights or information so acquired.

3.11	To enter into partnership, merger, consolidation, amalgamation or into any arrangement for sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person carrying on or engaged in or about to carry on or engage in any business or transaction that the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to benefit the Company.

3.12	To take or otherwise acquire and hold securities in any other corporation.

3.13	To lend money to any employee or to any person having dealings with the Company or any Group Company or with whom the Company or any Group Company proposes to have dealings or to any other corporation (including any Group Company) any of whose shares are held directly or indirectly by the Company or any Group Company.

3.14	To apply for, secure or acquire by grant, legislative enactment, assignment, transfer, purchase or otherwise and to exercise, carry out and enjoy any charter, licence, power, authority, franchise, concession, right or privilege, that any government or authority, corporation or public body may be empowered to grant, and to pay for, aid in and contribute toward carrying it into effect and to assume any liabilities or obligations incidental thereto and to enter into any arrangements with any governments, authorities or public bodies, supreme, municipal, local or otherwise, that may seem conducive to the Company’s objects or any of them.

3.15	To perform any duty or duties imposed on the Company by or under any enactment and to exercise any power conferred on the Company by or under any enactment.

3.16	To incorporate or cause to be incorporated any one or more subsidiaries (within the meaning of Section 155 of the Companies Act 1963) of the Company for the purpose of carrying on any business.

3.17

To establish and support or aid in the establishment and support of associations, institutions, funds or trusts for the benefit of employees, directors and/or consultants or former employees, directors and/or consultants of the Company or its predecessors or any of its subsidiary or associated companies, or the dependants or connections of such employees, directors and/or consultants or former employees, directors and/or consultants and grant gratuities, pensions and allowances, including the establishment of share option schemes, enabling employees, directors and/or consultants of the Company or other persons aforesaid to become shareholders in the Company, or otherwise to participate in the profits of the Company upon such terms and in such manner as the Company thinks fit, and to make payments towards insurance or for any object similar to those set forth in this paragraph.

3.18	To issue securities of the Company (or contracts, options or warrants to subscribe for, or other rights or interests in, or in respect of, such securities) directly to any employees of the Company or Group Company, in consideration for employment or other services performed by those employees and to establish and support or aid in the establishment and support of associations, institutions, funds or trusts for the benefit of employees, directors or consultants or former employees, directors or consultants of the Company or its predecessors or any Group Companies or Affiliates, or the dependants or connected persons of such employees, directors or consultants or former employees, directors or consultants and grant gratuities, pensions and allowances, including the establishment of share option schemes or employee share schemes, enabling employees, directors or consultants of the Company or other persons aforesaid to become shareholders in the Company, or otherwise to participate in the profits of the Company upon such terms and in such manner as the Company thinks fit, and to make payments towards insurance or for any object similar to those set forth in this paragraph.

3.19	To establish and contribute to any scheme for the purchase by trustees of shares in the Company to be held for the benefit of the Company’s employees or the employees of any Group Companies or Affiliates and to lend or otherwise provide money to the trustees of such schemes or the Company’s employees or the employees of any Group Companies or Affiliates to enable them to purchase shares of the Company.

3.20	To grant bonuses to any person or persons who are or have been in the employment of the Company or any Group Companies or Affiliates or any person or persons who are or have been directors of, or consultants to, the Company or any of its Group Companies or Affiliates.

3.21	To establish any scheme or otherwise to provide for the purchase by or on behalf of customers of the Company or of any Group Company or Affiliate of shares in the Company.

3.22	To subscribe or guarantee money for charitable, benevolent, educational or religious objects or for any exhibition or for any public, general or useful objects.

3.23	To promote any corporation for the purpose of acquiring or taking over any of the property and liabilities of the Company or any Group Company or Affiliate or for any other purpose that may benefit the Company or any Group Company or Affiliate.

3.24	To purchase, lease, take in exchange, hire or otherwise acquire any personal property and any rights or privileges that the Company considers necessary or convenient for the purposes of its business.

3.25	To construct, maintain, alter, renovate and demolish any buildings or works necessary or convenient for its objects.

3.26	To construct, improve, maintain, work, manage, carry out or control any roads, ways, tramways, branches or sidings, bridges, reservoirs, watercourses, wharves, factories, warehouses, electric works, shops, stores and other works and conveniences that may advance the interests of the Company or any Group Company or Affiliate and contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

3.27	To raise and assist in raising money for, and aid by way of bonus, loan, promise, endorsement, guarantee or otherwise, any person and guarantee the performance or fulfilment of any contracts or obligations of any person, and in particular guarantee the payment of the principal of and interest on the debt obligations of any such person.

3.28	To guarantee, support, secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm, or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by section 155 of the 1963 Act, or a subsidiary as therein defined of any such holding company or otherwise associated by the Company in business.

3.29	To borrow or raise finance or secure the payment of money (including money in a currency other than the currency of Ireland) in such manner as the Company shall think fit and in particular by the issue of debentures or any other securities (or contracts, options or warrants to subscribe for, or other rights or interests in, or in respect of, such securities), perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, including its unissued capital or otherwise and to purchase, redeem or pay off any such securities.

3.30	To enter into, invest or engage in, acquire, hold or dispose of any financial instruments or risk management instruments, whether or not of a type currently in existence, and currency exchange, interest rate or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity), including securities in respect of which the return or redemption amount is calculated by reference to any index, price or rate, monetary and financial instruments of all kinds, futures contracts, swaps and hedges (including credit default, interest rate and currency swaps and hedges of any kind whatsoever), options contracts, contracts for differences, commodities (including bullion and other precious metals), forward rate agreements, debentures, debenture stock, warrants, commercial paper, promissory notes, mortgage backed securities, asset backed securities, dealings in foreign currency, spot and forward rate exchange contracts, caps, floors, collars, and any other foreign exchange, interest rate or commodity or index linked arrangements, and such other instruments whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or the termination of any such transactions.

3.31	To carry on the business of financing and re-financing whether asset based or not (including financing and re-financing of financial assets), including managing financial assets with or without security in whatever currency including financing or re-financing by way of loan, acceptance credits, commercial paper, euro medium term bonds, euro bonds, asset-backed securities, securitisation, synthetic securitisation, collateralised debt obligations, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, forfeiting, invoice discounting, note issue facilities, project financing, bond issuances, participation and syndications, assignment, novation, factoring, discounting, participation, sub-participation, derivative contracts, securities/stock lending contracts, repurchase agreements or other appropriate methods of finance and to discount mortgage receivables, loan receivables and lease rentals for persons wherever situated in any currency whatsoever, and to do all of the foregoing as principal, agent or broker.

3.32	To remunerate any person or corporation for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or of any Group Company or Affiliate or in or about the formation or promotion of the Company, any Group Companies or Affiliate or the conduct of their business.

3.33	To draw, make, accept, endorse, discount, execute and issue bills of exchange, promissory notes, bills of lading, warrants and other negotiable or transferable instruments.

3.34	To sell, lease, exchange or otherwise dispose of the undertaking of the Company or any part thereof as an entirety or substantially as an entirety for such consideration as the Company thinks fit.

3.35	To sell, improve, manage, develop, exchange, lease, dispose of, turn to account or otherwise deal with the property of the Company in the ordinary course of its business.

3.36	To adopt such means of making known the products of the Company or of any Group Company or Affiliate as may seem expedient, and in particular by advertising, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes and rewards and making donations.

3.37	To cause the Company to be registered and recognised in any foreign jurisdiction, and designate persons therein according to the laws of that foreign jurisdiction or to represent the Company and to accept service for and on behalf of the Company of any process or suit.

3.38	To allot and issue fully-paid shares of the Company in payment or part payment of any property purchased or otherwise acquired by the Company or for any past services performed for the Company or any Group Company.

3.39	To distribute among the members of the Company in cash, kind, specie or otherwise as may be resolved, by way of dividend, bonus or in any other manner considered advisable, any property of the Company, subject always to the provisions of the Companies Acts 1963 to 2012 and any other applicable laws.

3.40	To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation, which may be thought detrimental to the interests of the Company or any Group Companies or its or their employees and to subscribe to any association or fund for any such purposes.

3.41	To establish agencies and/or branches.

3.42	To take or hold mortgages, hypothecations, liens and charges to secure payment of the purchase price, or of any unpaid balance of the purchase price, of any part of the property of the Company of whatsoever kind sold by the Company, or for any money due to the Company from purchasers and others and to sell or otherwise dispose of any such mortgage, hypothecation, lien or charge.

3.43	To pay all costs and expenses of or incidental to the incorporation and organisation of the Company.

3.44	To invest and deal with the moneys of the Company not immediately required for the other objects of the Company in such manner as may be determined.

3.45	To do any of the things authorised by this memorandum as principals, agents, contractors, trustees or otherwise, and either alone or in conjunction with others.

3.46	To do all such other things as are incidental or conductive to the attainment of the objects and the exercise of the powers of the Company.

3.47	To make voluntary dispositions of all or any part of the property and rights of the Company and to make gifts thereof or gratuitous payments either for no consideration or for a consideration less than the market value of such property or rights or the amount of cash payment or by all or any such methods.

3.48	To receive voluntary dispositions of all or any part of the property and rights of any other corporation and to receive gifts thereof or gratuitous payments either for no consideration or for a consideration less than the market value of such property or rights or the amount of cash payment or by all or any such methods.

3.49	To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purchase of shares in or debentures of the Company or any corporation which is at any given time the Company’s holding company.

3.50	To reduce the share capital of the Company in any manner permitted by law.

3.51	To carry on any other business, except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

NOTE A: The objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph.

NOTE B: It is hereby declared that the word “company” in this clause (except where it refers to this Company) will be deemed to have the same meaning as the word “corporation” as defined in the articles of association of the Company.

4.	The liability of the members is limited.

5.	The share capital of the Company is $7,610,000 and €40,000 divided into 750,000,000 Ordinary Shares of $0.01 each, 10,000,000 Serial Preferred Shares of $0.01 each, 10,000 A Preferred Shares of $1.00 each and 40,000 Euro Deferred Shares of €1.00 each.

6.	For the purposes of this memorandum of association, (a) the terms “corporation”, “Group Company” and “Affiliate” have the meanings ascribed to such terms in the articles of association of the Company, (b) the words “including” and “includes” shall be deemed to be followed by the words “ without limitation,” and (c) unless a clear contrary intention appears, the word “or” shall be deemed to be used in the inclusive sense of “and/or.”

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, addresses and descriptions of Subscribers	Number of shares taken by each Subscriber

Patrick Spicer For and on behalf of MATSACK NOMINEES LIMITED 70 Sir John Rogerson’s Quay, Dublin 2. Body Corporate	One

Total shares taken	One

Dated 4th day of May 2012

Witness to the above signature:

Name: Sean Forde

Address:	70 Sir John Rogerson’s Quay
Dublin 2

Occupation: Company Secretary

Companies Acts 1963 to 2012

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

EATON CORPORATION PUBLIC LIMITED COMPANY

(AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED [•] 2012)

PRELIMINARY

1.	The regulations contained in Table A in the First Schedule to the Companies Act 1963 shall not apply to the Company.

2.	In these articles, unless the context otherwise requires:

“1963 Act” means the Companies Act 1963;

“1983 Act” means the Companies (Amendment) Act 1983;

“1990 Act” means the Companies Act 1990;

“A Preferred Shares” means the A preferred shares of nominal value $1.00 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles;

“address” includes, any number or address used for the purposes of communication by way of electronic mail or other electronic communication;

“acquiring corporation” in a combination means the corporation whose voting shares are issued or transferred by it or its subsidiary or subsidiaries to the transferor corporation or corporations or the shareholders of the transferor corporation or corporations; and acquiring corporation in a majority share acquisition means the corporation whose voting shares are issued or transferred by it or its subsidiary or subsidiaries in consideration for shares of another corporation entitling the acquirer of the shares to exercise a majority of the voting power in the election of Directors of such corporation;

“Affiliate” of any person means any other person that directly or indirectly controls, is controlled by, or is under common control with, such person;

“Assistant Secretary” means any person appointed and so designated by the Secretary or the Board to assist the Secretary (and specific references in these articles to functions that may be performed by an Assistant Secretary do not limit such general role of assisting the Secretary);

“Auditor” or “Auditors” means the auditor or auditors at any given time of the Company;

“beneficial ownership” means “beneficial ownership” as that term is defined in Rule 13d-3 promulgated under the Exchange Act and “beneficial owner” and variants thereof, will be interpreted accordingly;

“Board” means the board of Directors at any given time of the Company;

“clear days” means, for purposes of any period of notice required to be given under these articles, the days between (and in each case excluding) (i) the day when the notice is given or deemed to be given and (ii) the day of the event for which such notice is given or on which such notice is to take effect;

“combination” means a transaction, other than a merger or consolidation wherein voting shares of a corporation are issued or transferred in consideration in whole or in part for the transfer to itself or to one or more of its subsidiaries, of all or substantially all the assets of one or more corporations, with or without goodwill or the assumption of liabilities;

“Comdell” means a private limited liability company incorporated in Ireland, which at the date of adoption of these articles is a direct, wholly owned subsidiary of the Company, formed solely for the purpose of effecting the Merger;

“Companies Acts” means the Companies Acts 1963 to 2012, and all statutory instruments which are to be read as one with, or construed, or to be read together with such Acts;

“Company” means the company whose name appears in the heading to these articles;

“corporation” means any body corporate, corporation, company, partnership, limited liability company or other legal entity;

“Director” means a Director at any given time of the Company;

“dividend” includes interim dividends and/or bonus dividends;

“Eaton Corporation” means an Ohio corporation which prior to the adoption of these articles was listed (ticker symbol “ETN”) on the New York Stock Exchange and the Chicago Stock Exchange.

“EHC” means Turlock B.V., a private limited liability company incorporated in the Netherlands, a direct wholly owned subsidiary of Comdell which at the date of the adoption of these articles is an indirect, wholly owned subsidiary of the Company, formed solely for the purpose of effecting the Merger;

“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000;

“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000;

“EUR”, “€” and “euro” mean the currency of Ireland;

“Euro Deferred Shares” means euro deferred shares of nominal value €1.00 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles;

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America;

“Governmental Entity” means any government or subdivision thereof, or governmental, judicial, legislative, tax, administrative or regulatory authority or body, whether of Ireland or elsewhere;

“Group Company” or “Group Companies” means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company;

“majority share acquisition” except as specifically defined elsewhere in these articles means the acquisition of shares of a corporation entitling the acquirer of the shares to exercise a majority of the voting power in the election of Directors of such corporation without regard to the voting power that may thereafter exist upon a default, failure, or other contingency by a corporation in consideration in whole or in part, for the issuance or transfer of its voting shares;

“Merger” means the merger of Eaton Corporation with and into MergerSub, with Eaton Corporation surviving the merger as a wholly owned subsidiary of the Company;

“MergerSub” means Turlock Corporation, a company incorporated in Ohio, a direct wholly owned subsidiary of EHC which at the date of the adoption of these articles is an indirect, wholly owned subsidiary of the Company;

“Ordinary Resolution” means a resolution of the Shareholders passed by a simple majority of the votes cast by those present in person or by proxy at a meeting and who are entitled to vote (or, if in writing, signed by all of the Shareholders entitled to attend and vote) at such meeting;

“Ordinary Shares” means ordinary shares of nominal value $0.01 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles;

“person entitled by transmission” means a person whose entitlement to a share arises in consequence of the death or bankruptcy of a Shareholder or in any way other than by transfer;

“public announcement” means disclosure in a press release reported by the Dow Jones News Service or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or furnished to Shareholders;

“Redeemable Shares” means shares in the capital of the Company that are redeemable in accordance with the provisions of these articles or the terms of issue of such class or series of shares;

“Register” means the register of members of the Company;

“Registered Office” means the registered office at any given time of the Company;

“Seal” means the common seal of the Company and includes any duplicate seal, securities seal or seal for use abroad;

“Secretary” means any person appointed to perform the duties of the secretary of the Company, or if there are joint secretaries, any of the joint secretaries;

“Serial Preferred Shares” means the serial preferred shares of nominal value $0.01 per share (or such other nominal value as may result from any reorganisation of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these articles;

“Share” and “share” means, unless specified otherwise or the context otherwise requires, any share in the capital of the Company;

“Shareholder” means in relation to any share, the person whose name is entered in the Register as the holder of the share or, where the context permits, the persons whose names are entered in the Register as the joint holders of shares;

“Shareholder Associate” of any Shareholder means (1) any person controlling, directly or indirectly, or acting in concert with, the Shareholder; (2) any beneficial owner of securities of the Company owned of record or beneficially by the Shareholder, and (3) any person controlling, controlled by or under common control with the Shareholder Associate;

“Special Resolution” means a special resolution of the Shareholders within the meaning of Section 141 of the 1963 Act;

“subsidiary” and “holding company” have the meanings given to those words in Section 155 of the 1963 Act, except that references in that Section to a company shall include any corporation or other legal entity, whether incorporated or established in Ireland or elsewhere;

“treasury shares” shall have the meaning given to those words in Section 209 of the 1990 Act;

“US dollars”, “US$” or “$” means United States dollars, the currency of the United States of America; and

“Variation Resolution” means a resolution of the Shareholders of any class or series of Shares (1) passed by a two-thirds majority of those present in person or by proxy at a separate meeting of the Shareholders of such class or series of Shares and who are entitled to attend and vote at such meeting or (2) in writing signed by all of the Shareholders of such class or series of Shares.

3.	For the purposes of these articles, unless specified otherwise, a contrary intention appears or the context otherwise requires:

(a)	a corporation shall be deemed to be present in person at a meeting if its representative, duly authorised pursuant to these articles or the Companies Acts, is present;

(b)	words importing only the singular number include the plural number and vice versa, and words importing only one gender include the other gender;

(c)	the words “including” and “includes” and any similar words shall be deemed to be followed by the words “without limitation”;

(d)	the word “or” shall be deemed to be used in the inclusive sense of “and/or”;

(e)	except as otherwise specified, the words “herein” and “hereof” and words of similar import shall be deemed to refer to these articles as a whole rather than to any particular portion of these articles;

(f)	references to the “terms of issue” of Shares shall be deemed to mean the terms of issue of those Shares (including, where applicable, the rights attaching to such Shares as set out in these articles) as they may be varied from time to time in accordance with these articles;

(g)	references to a person include any natural person, corporation or other body of persons, whether corporate or not, any trust and any Governmental Entity;

(h)	references to writing shall be construed as including references to printing, lithography, photography, electronic mail and any other modes of representing or reproducing words in a visible form;

(i)	a reference to anything being done by electronic means includes its being done by means of any electronic, telephonic or other communications equipment or facilities and references to any communication being delivered or received, or being delivered or received at a particular place, include the transmission of an electronic, telephonic or similar communication, and to a recipient identified in such manner or by such means, as the Board may from time to time approve or prescribe, either generally or for a particular purpose;

(j)	references to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic or similar communication as the Board may from time to time approve or prescribe, either generally or for a particular purpose;

(k)	references to a dividend include any dividend or distribution, in cash or by the distribution of assets, paid or distributed to Shareholders out of the profits of the Company available for distribution;

(l)	any words or expressions defined in the Companies Acts, if not otherwise defined in or given a particular meaning by these articles, have the same meaning in these articles;

(m)	any reference to any specific statute, statutory provision, act, statutory instrument and other legislation is to legislation operative in Ireland unless otherwise specified;

(n)	except as otherwise specified herein, (i) any reference to any statute, statutory provision, act, statutory instrument or other legislation (whether of Ireland or elsewhere) includes a reference to any modification or re-enactment of it as then in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and then in force, and (ii) any reference to any rule, regulation or order made under any statute, statutory provision, act, statutory instrument or other legislation includes a reference to any modification or replacement of such rule, regulation or order then in force; and

(o)	the provisions of these articles shall insofar as they relate to any right of Shareholders to receive notice of, attend and vote at general meetings (or pass resolutions in writing in lieu of a vote at a general meeting), relate only to holders of Ordinary Shares or any other class or series of shares which, by virtue of these articles or the terms of the issue of such shares, expressly carry the general right to vote at general meetings of the Company and exclude shares which entitle the holders to vote only in limited circumstances or upon the occurrence of a specified event or condition (whether or not those circumstances have arisen or that event or condition has occurred) and any provision of these articles relating to Special Resolutions, Ordinary Resolutions and the respective voting and approval thresholds attaching thereto will be interpreted accordingly.

REGISTERED OFFICE

4.	The Registered Office shall be at such place in Ireland as the Board from time to time shall decide.

SHARE CAPITAL AND VARIATION OF RIGHTS

5.	(a)

Without prejudice to the power of the Board to issue and allot shares pursuant to the following articles, the authorised share capital of the Company at the date of adoption of these articles is $7,610,000 and €40,000 divided into 750,000,000 Ordinary Shares of $0.01 each, 10,000,000 Serial Preferred Shares of $0.01 each, 10,000 A Preferred Shares of $1.00 each and 40,000 Euro Deferred Shares of €1.00 each.

(b)	The Ordinary Shares shall entitle the holders thereof to the following rights:

(i)	as regards dividends:

after making all necessary provisions, where relevant, for payment of any preference dividend in respect of any preference shares in the Company then in issue, the Company shall apply any profits or reserves which the Board resolves to distribute in paying such profits or reserves to the holders of the Ordinary Shares in respect of their holdings of such shares pari passu and pro rata to the number of Ordinary Shares held by each of them;

(ii)	as regards capital:

on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Ordinary Shares shall be entitled to be paid the surplus assets of the Company remaining after payment of its liabilities (subject to the rights of the holders of any preference shares in the Company then in issue, having preference rights on a return of capital) in respect of their holdings of Ordinary Shares pari passu and pro rata to the number of Ordinary Shares held by each of them;

(iii)	as regards general meetings:

the holders of the Ordinary Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company and every such holder present in person or by proxy shall have one vote for each Ordinary Share held by him;

(iv)	as regards redemption:

(A) if an Ordinary Share is not listed on a recognised stock exchange within the meaning of the 1990 Act, it shall be automatically converted into a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade (“arrangement”) between the Company and any person (who may or may not be a Shareholder) pursuant to which the Company acquires or will acquire Ordinary Shares, or an interest in Ordinary Shares, from the relevant person. In these circumstances, the Ordinary Share concerned shall have the same characteristics as any other Ordinary Share in accordance with these articles save that it shall be redeemable in accordance with the arrangement. The acquisition of such Ordinary Shares in accordance with this clause (iv)(A) by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act; and

(B) if an Ordinary Share is listed on a recognised stock exchange within the meaning of the 1990 Act, the provisions of clause (iv)(A) shall apply unless the Board resolves, prior to the existence or creation of any relevant arrangement, that the arrangement concerned is to be treated as an acquisition of shares pursuant to article 7, in which case the arrangement shall be so executed.

(c)	The special rights conferred upon the holders of any shares or class or series of shares shall not, unless otherwise expressly provided in the terms of issue of such shares, be deemed to be varied by the creation or issue or redemption of (existing or further) shares ranking pari passu with them.

(d)	Notwithstanding any other provision of these articles, the nominal value of the issued share capital of the Company which is not redeemable will in no event be less than one tenth of the nominal value of the total issued share capital of the Company.

(e)	Euro Deferred Shares:

(i)

The holders of the Euro Deferred Shares shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any meeting of some or all of the Shareholders of the Company. On a return of assets, whether on liquidation or otherwise, the Euro Deferred Shares shall entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the Ordinary Shares plus the payment of $5,000,000 on each of the Ordinary Shares and the holders of the Euro Deferred Shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

(ii)	The Special Resolution passed on the date of adoption of these articles (the “Adoption Date”) shall be deemed to confer irrevocable authority on the Company at any time after the Adoption Date:

(A)	to acquire all or any of the fully paid Euro Deferred Shares otherwise than for valuable consideration in accordance with Section 41(2) of the 1983 Act and without obtaining the sanction of the holders thereof;

(B)	to appoint any person to execute on behalf of the holders of the Euro Deferred Shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company or to such other person as the Company may nominate;

(C)	to cancel any acquired Euro Deferred Shares; and

(D)	pending such acquisition and/or transfer and/or cancellation to retain the certificate (if any) for such Euro Deferred Shares.

(iii)	In accordance with Section 43(3) of the 1983 Act the Company shall, not later than three years after any acquisition by it of any Euro Deferred Shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the issued share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with Sections 72 and 73 of the 1963 Act including passing resolutions in accordance with Section 43(5) of the 1983 Act.

(iv)	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the Euro Deferred Shares nor the redemption thereof nor the cancellation thereof by the Company in accordance with this article shall constitute a variation or abrogation of the rights or privileges attached to the Euro Deferred Shares, and accordingly the Euro Deferred Shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the holders of the Euro Deferred Shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

(f)	Serial Preferred Shares:

(i)	Issuance in Series: The Serial Preferred Shares may be issued from time to time in series. All Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of matters that may be fixed by the Board as herein provided, and each share of a particular series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the dates of issue. Subject to the provisions of articles 5(f)(ii)-(viii) both inclusive, of this article 5(f), which provisions shall apply to all Serial Preferred Shares, the Board is hereby authorised to cause Serial Preferred Shares to be issued in one or more series, and with respect to each such series and prior to the issuance thereof, to fix:

(A)	the designation of the series, which may be by distinguishing number, letter or title;

(B)	the number of shares of the series, which number the Board may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding), the shares reclassified from any series to be available for reissuance in other series;

(C)	the dividend rate of the series;

(D)	the dates on which dividends, if declared, shall be payable, and in the case of series on which dividends are cumulative the dates from which dividends shall be cumulative;

(E)	the redemption rights and price or prices, if any, for shares of the series;

(F)	subject to the Companies Acts, the terms, conditions, and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

(G)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company;

(H)	whether the shares of the series shall be convertible into Ordinary Shares or shares of any other series or class, and, if so, the conversion price or prices and the adjustments thereof, and all other terms and conditions upon which such conversion may be made; and

(I)	restrictions (in addition to those set forth in article 5(f)(vi)(G) and article 5(f)(vi)(H)) of this article 5(f)) on the issuance of shares of the same series of or any other class or series.

(ii)	Dividend Rights:

(A)	The holders of Serial Preferred Shares of each series, in preference to the dividend rights of any other class of shares of the Company shall be entitled to receive out of any funds legally available for distribution and when and as declared by the Board, dividends in cash at the rate for such series fixed in accordance with the provisions of article 5(f)(i), and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series.

(B)	No dividend for any quarterly dividend period shall be paid upon or declared and reserved for any of the Serial Preferred Shares for any quarterly dividend period unless:

(1)	as to each series of Serial Preferred Shares entitled to cumulative dividends, dividends for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

(2)	as to all series of Serial Preferred Shares, dividends for the current dividend period shall have been paid or have been declared and a sum sufficient for the payment thereof set apart rateably in accordance with the amounts which would be payable as dividends on the shares of the respective series for the current dividend period if all dividends for the current dividend period were declared and paid in full.

(C)	No dividend in respect of past dividend periods shall be paid upon or declared and set apart for payment on any of the Serial Preferred Shares entitled to cumulative dividends unless there shall or have been declared and set apart for payment on all outstanding shares of Serial Preferred Shares entitled to cumulative dividends, dividends for past dividend periods rateably in accordance with the amounts which would be payable on the shares of the series entitled to cumulative dividends if all dividends due for all past dividend periods were declared and paid in full.

(iii)	Dividends and Acquisition of Shares:

(A)

So long as any Serial Preferred Shares are outstanding, no dividend, shall (except a dividend payable in Ordinary Shares or in any other shares of the Company ranking junior to the Serial Preferred Shares, and/or except for any dividend in respect of the A Preferred Shares), be paid or declared or any distribution be made, except as aforesaid, on the Ordinary Shares or on any other shares of the Company, nor shall any Ordinary Shares or (save for the A Preferred Shares) any other shares of the Company be purchased, redeemed or otherwise acquired by the Company be made (except out of the proceeds of a fresh issue of Ordinary

Shares or any other shares of the Company ranking junior to the Serial Preferred Shares) or any payment into a sinking fund with respect to any other shares of the company be made;

(1)	unless in each case all dividends on the Serial Preferred shares for past quarterly dividend periods and the full dividends for the current quarterly dividend period shall have been declared and paid or a sum sufficient for payment thereof set apart; and

(2)	unless in each case there shall be no default with respect to the redemption of Serial Preferred Shares of any series from, and no default with respect to any required payment into, any sinking fund provided for shares of such series in accordance with the provisions of article 5(f)(i).

(iv)	Redemption:

(A)	Subject to the express terms of each series and to the provisions of article 5(f)(vi)(G)(3) and to the provisions of Part XI of the 1990 Act, the Company (i) may from time to time redeem all or any part of the Serial Preferred Shares of any series at the time outstanding at the option of the Board at the applicable redemption price for such series fixed in accordance with the provisions of article 5(f)(i), or (ii) shall from time to time make redemptions of the Serial Preferred Shares as may be required to fulfil the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of article 5(f)(i), together in each case with accrued and unpaid dividends to the redemption date.

(B)	Notice of every such redemption shall be mailed, by first-class mail, postage prepaid, to the holders of record of the Serial Preferred Shares to be redeemed at their respective addresses then appearing on the share register of the Company, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Company may deposit the aggregate redemption price of the Serial Preferred Shares to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company in Dublin, Ireland, London, United Kingdom or New York, United States of America, having capital and surplus of more than $5,000,000, named in such notice, directed to be paid to the respective holders of the Serial Preferred Shares so to be redeemed, in amounts equal to the redemption price of all Serial Preferred Shares so to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, or surrender of the stock certificate or certificates held by such holders, and upon the giving of such notice and the making of such deposit such holders shall cease to be Shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Company with respect to such shares except only to receive such money from such bank or trust company, without interest, or the right to exercise, before the redemption date, any unexpired rights of conversion. In case less than all of the outstanding shares of Serial Preferred Shares are to be redeemed, the Company shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board.

(C)	If the holders of Serial Preferred Shares which shall have been called for redemption shall not, within six years after such deposit, have claimed the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company and the Company shall be relieved of all responsibility in respect thereof and to such holders.

(D)

Any Serial Preferred Shares which are redeemed by the Company pursuant to the provisions of this article 5(f)(iv) and any Serial Preferred Shares which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any Serial Preferred Shares which are converted in accordance with their express terms shall be cancelled and not reissued. Any Serial Preferred Shares otherwise acquired by the Company shall be restored to the status of authorised and unissued Serial Preferred Shares without serial designation.

(v)	Rights Upon Liquidation:

(A)	The holders of Serial Preferred Shares of any series shall in case of liquidation, dissolution or winding up of the Company be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of Ordinary Shares or any other shares of the Company with the exception of the A Preferred Shares, the amounts fixed with respect to shares of such series in accordance with article 5(f)(i), plus in any such event an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the Company. In case the net assets of the Company legally available therefore are insufficient to permit the payment upon all outstanding Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed rateably upon outstanding shares of Serial Preferred shares in proportion to the full preferential amount to which each such share is entitled.

(B)	After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

(C)	In this article “dividends accrued and unpaid” on any share means an amount computed by dividing the annual dividend payable on the share (whether earned, declared, paid or not) by 365 and multiplying the result by the number of days from the date on which dividends on the share first became cumulative through the date of payment of the amount due or the redemption date, as the case may be, and subtracting from the product the sum of dividends paid (without interest) on the share and of dividends declared on the share for whose payment a sufficient sum has been set aside.

(D)	The merger or consolidation of the Company into or with any other company or corporation, or the merger of any other company or corporation into it, or the sale, lease, or general reorganisation by scheme of arrangement (not being a reorganisation pursuant to an examinership or liquidation or other insolvency event) or conveyance of all or any part of the property or business of the Company, shall not be deemed to be a dissolution, liquidation or winding up of the Company for the purposes of this article 5(f)(v). No purchase, redemption or retirement of any shares of the Company in any manner authorised or permitted by these articles of association shall be considered a reduction of capital within the meaning of this article 5(f)(v).

(vi)	Voting Rights:

(A)	The holders of Serial Preferred Shares shall be entitled to one vote for each such share upon all matters presented to Shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Shares and the holders of Ordinary Shares shall vote together as one class on all matters.

(B)

If, and so often as, the Company shall be in default in the payment of the equivalent of six quarterly dividends (whether or not consecutive) on any series of Serial Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Shares of all series voting separately as a class and in addition to all other rights to vote for Directors shall be entitled to elect, as herein provided, two members of the Board; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of the Shareholders for the election of Directors at which the holders of not less than a majority of the outstanding Serial Preferred Shares of all series are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all dividends on the Serial Preferred Shares of all series then outstanding for past quarterly dividend periods and for the current quarterly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the re-vesting of such special class voting rights in the event hereinabove specified in this article 5(f)(vi)(B).

(C)	At any time after such voting power shall have been so vested in the holders of the Serial Preferred Shares, the Secretary may, and, upon the written request of the holders of record of 10% or more of the Serial Preferred Shares then outstanding, addressed to him at the Registered Office, shall call a extraordinary general meeting of the holders of the Series Preferred Shares for the election of the Directors to be elected by them as herein provided to be held within 30 days after such call and at the place and upon the notice provided by law and in the Companies Acts for the holding of meetings of Shareholders; provided, however, that the Secretary shall not be required to call such extraordinary general meeting in the case of any such request received less than 90 days before the date fixed for any annual general meeting of Shareholders.

(D)	If any such extraordinary general meeting required to be called as provided shall not be called by the Secretary within the 30 days after the receipt of any such request, then the holders of record of 10% or more of the Serial Preferred Shares then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided and for that purpose shall have access to the Register. No such extraordinary general meeting and no adjournment thereof shall be held on a date later than 30 days before the annual general meeting of the Shareholders or extraordinary general meeting held in place thereof next succeeding the time when the holders of the Serial Preferred Shares become entitled to elect Directors as above provided. If any such special meeting shall be called as above provided, then, by vote of the holders of at least a majority of those Serial Preferred Shares which are present or represented by proxy at such meeting, the then authorised number of Directors of the Company shall be increased by two and at such meeting, the holders of the Serial Preferred Shares shall be entitled to elect the additional Directors so provided for, but any Directors so elected shall not hold office beyond the annual general meeting of the Shareholders or extraordinary general meeting held in place thereof next succeeding the time when the holders of the Serial Preferred Shares become entitled to elect Directors as above provided.

(E)	Whenever the holders of the Serial Preferred Shares shall be divested of the voting power as above provided, the terms of office of all persons elected as Directors by the holders of the Serial Preferred Shares as a class shall forthwith terminate and the number of Directors shall be reduced accordingly.

(F)	The two Directors who may be elected by the holders of Serial Preferred Shares pursuant to the foregoing provisions shall be in addition to any other Directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of Directors of the Company or require the resignation of any Director elected otherwise than pursuant to such provisions.

(G)

In addition to any requirements of the Companies Acts, the vote or consent of the holders of at least two-thirds of the then outstanding shares of Serial Preferred Shares, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote or consent):

(1)	Any amendment, alteration or repeal of any of the provisions of these articles of association or the Company’s memorandum of association which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; provided, however, that for the purpose of this article (1) only, neither the amendment of these articles of association to authorise, or to increase the authorised or outstanding number of shares of Serial Preferred Shares or of any class ranking on a parity with or junior to the Serial Preferred Shares, nor the increase by the Shareholders pursuant to these articles of the number of Directors of the Company shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; and provided, further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all of the then outstanding series of Serial Preferred Shares, only the vote or consent of the holders of at least two-thirds of the number of the then outstanding shares of the series so affected shall be required;

(2)	The authorisation of, or the increase in the authorised number of, any shares of any class ranking prior to the Serial Preferred Shares;

(3)	The purchase or redemption (whether for sinking fund purposes or otherwise) of less than all of the then outstanding Serial Preferred Shares except in accordance with a purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends on all Serial Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds thereof set apart and all accrued sinking fund obligations applicable to all Serial Preferred Shares shall have been complied with.

(H)	The vote or consent of the holders of at least a majority of the then outstanding Serial Preferred Shares, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary (but so far as the holders of Serial Preferred Shares are concerned such action may be effected with such vote or consent) to authorise the creation or issue of any shares ranking on a parity with the Serial Preferred Shares or an increase in the authorised number of shares of Serial Preferred Shares.

(vii)	No holder of the Serial Preferred Shares of any series shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of securities of the Company, of any class whatsoever, or any part of any issue of securities convertible into shares of the Company, of any class whatsoever, and whether issued for cash, property, services, or otherwise.

(viii)	For the purposes of this article 5(f):

(A)	Whenever reference is made to shares “ranking prior to the Serial Preferred Shares”, such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation are given preference over the rights of the holders of Serial Preference Shares.

(B)	Whenever reference is made to shares “ranking junior to the Serial Preferred Shares”, such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation rank on an equality with the rights of the holders of Serial Preferred Shares.

(C)	Whenever reference is made to shares “ranking junior to the Serial Preferred Shares”, such reference shall mean and include all shares of the Company in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation are junior or subordinate to the rights of the holders of Serial Preferred Shares.

(g)	The A Preferred Shares shall entitle the holders thereof to the following rights:

(i)	as regards dividends:

the holder of the A Preferred Shares shall be entitled in priority to any payment of dividend on any other class of shares in the Company to be paid annually a fixed non-cumulative preferential dividend at the rate of 6% per annum;

(ii)	as regards capital:

on a return of assets, whether on liquidation or otherwise, the A Preferred Shares shall entitle the holder thereof to repayment of the capital paid up thereon (including any share premium) in priority to any repayment of capital to the holder(s) of any other shares and the holders of the A Preferred Shares (as such) shall not be entitled to any further participation in the assets or profits of the Company; and

(iii)	as regards voting in general meetings:

the holders of the A Preferred Shares shall not be entitled to receive notice of, nor to attend, speak or vote at any meeting of some or all of the Shareholders of the Company.

SHARES – ALLOTMENTS AND ISSUANCES

6.	(a)

Without prejudice to the authority conferred on the Directors pursuant to article 5 to issue A Preferred Shares or Serial Preferred Shares in the capital of the Company, if at any time the share capital is divided into different classes of shares the rights attached to any class may, unless otherwise expressly provided in the terms of issue of the shares of that class or series or by law or by article 5, from time to time, be varied with the sanction of a Variation Resolution of that class or series.

(b)	Subject to the Companies Acts and the expiration dates contained in articles 6(c) and 6(d), the unissued shares of the Company (whether forming part of the original share capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options, warrants or other rights over or otherwise deal with or dispose of them to such persons, at such times and for such consideration and generally on such terms and conditions as the Board may from time to time determine, but no such share shall be issued at a discount save in accordance with section 26(5) and 28 of the 1983 Act, and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

(c)	The Board is, for the purposes of Section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said Section 20) up to the amount of the Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these articles. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Board may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this article 6(c) had not expired.

(d)

The Board is hereby empowered pursuant to Sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said Section 23 for cash, as if Section 23(1) of the 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Board may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this article 6(d) had not expired.

(e)	Subject to any requirement to obtain the approval of Shareholders under any laws, regulations or the rules of any stock exchange to which the Company is then subject and any other applicable law, the Board is authorised, from time to time, in its discretion, to grant such persons, including Directors, for such periods and upon such terms as the Board deems advisable, (i) options to purchase or subscribe for or (ii) commitments to issue at a future date, such number of shares of any class or classes or of any series as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options or commitments to be issued.

(f)	The Company may, insofar as the Companies Acts or any other applicable law permits, pay commission or brokerage fees to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Board may determine, including by paying cash or allotting and issuing paid up shares, in accordance with the Companies Acts.

(g)	No share of the Company shall be issued unless it is paid up, in accordance with the Companies Acts. Except as otherwise expressly provided by these articles, or as otherwise agreed with the Company or determined by the Board, no Shareholder shall be liable to make any additional payment to the Company in respect of any share beyond the initial consideration agreed with the Company at or before the time of issue thereof.

COMPANY PURCHASES

7.	Subject to the Companies Acts, the Company may, without prejudice to any relevant special rights attached to any class or series of shares, pursuant to Section 211 of the 1990 Act, purchase any of its own shares, including any Redeemable Shares, whether in the market, by tender or by private agreement, at such prices (whether at nominal value or above or below nominal value) and otherwise on such terms and conditions as the Board may from time to time determine and without any obligation to purchase on any pro rata basis as between Shareholders or Shareholders of the same class or series (the whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts) and may cancel any shares so purchased or hold them as treasury shares and may reissue any such shares as shares of any class or classes or series.

8.	Except only as otherwise provided in these articles, as ordered by a court of competent jurisdiction, or as otherwise required by law, the Company shall be entitled to treat the registered holder of any share as the absolute owner of it and accordingly no person shall be recognised by the Company as holding any share upon trust, and the Company shall not be bound by or required in any way to recognise (even when having notice of it) any equitable, contingent, future or partial interest or other right in any share except an absolute right to the entirety of the share in the registered holder of it. This shall not preclude the Company from requiring the Shareholders or a transferee of shares to furnish the Company with information as to the beneficial ownership of (or other interest of any person in) any share.

INCREASE OF CAPITAL

9.	The Company may from time to time by Ordinary Resolution increase its authorised share capital by such sum, to be divided into shares of such nominal value, as such Ordinary Resolution shall prescribe.

ALTERATION OF CAPITAL

10.	(a)	The Company may from time to time by Ordinary Resolution:

(i)	consolidate and divide all or any of its share capital into shares of larger nominal value than any of its existing shares;

(ii)	sub-divide its shares or any of them into shares of smaller nominal value than is fixed by its memorandum of association, subject to Section 68(1)(d) of the 1963 Act; and

(iii)	cancel shares which, at the date of the passing of the relevant Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its authorised share capital by the amount of the shares so cancelled.

(b)	Where any difficulty arises in regard to any division, consolidation, sub-division or cancellation under this article 10, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the Shareholders who would have been entitled to the fractions. For the purpose of any such sale the Board may authorise some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

REDUCTION OF CAPITAL

11.	Subject to the Companies Acts and to any confirmation or consent required by law or these articles, the Company may from time to time by Special Resolution authorise the reduction in any manner of its issued share capital, any capital redemption reserve fund or any share premium account.

12.	In relation to any such reduction, the Company may by Special Resolution determine the terms upon which the reduction is to be effected, including, in the case of a reduction of part only of a class or series of shares, those shares to be affected.

THE MERGER

13.	Pursuant to the terms of the Merger, at the time the Merger becomes effective (the “Merger Effective Time”), EHC and MergerSub shall deposit with the exchange agent (the “Exchange Agent”) certificates or, at the Company’s option, evidence of shares in book entry form, representing all of the ordinary shares of US$0.01 each in the capital of the Company (the “Company Shares”) in issue immediately prior to the Merger Effective Time (other than the one hundred Company Shares in issue at 21 May 2012 (the “Company Subscriber Shares”)). All certificates or evidence of shares in book entry form representing the Company Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Eaton Exchange Fund”. As soon as reasonably practicable after the Merger Effective Time and in any event within four business days after the Merger Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Merger Effective Time represented outstanding Eaton shares (the “Eaton Certificates”); and to each holder of record of a non-certificated outstanding Eaton shares represented by book entry the (the “Eaton Book Entry Shares”), which at the Merger Effective Time were converted into the right to receive, for each such Eaton share, one Company Share (the “Merger Consideration”):

(i)	a letter of transmittal which shall specify that delivery shall be effected, and that risk of loss and title to the Eaton Certificates shall pass, only upon delivery of the Eaton Certificates to the Exchange Agent or, in the case of the Eaton Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and

(ii)	instructions for use in effecting the surrender of the Eaton Certificates and the Eaton Book Entry Shares (as applicable), in exchange for payment of the Merger Consideration therefor.

Upon surrender of Eaton Certificates and/or Eaton Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Eaton Certificates or Eaton Book Entry Shares (as applicable) shall be entitled to receive in exchange therefore that number of Company Shares into which such holder’s Eaton shares represented by such holder’s properly surrendered Eaton Certificates or Eaton Book Entry Shares (as applicable) were converted pursuant to the Merger. In the event of transfers of ownership of shares of Eaton common stock which are not registered in the transfer records of Eaton, the proper number of Company Shares may be transferred to a person other than the person in whose name the Eaton Certificate or the Eaton Book Entry Shares (as applicable) so surrendered is registered, if such Eaton Certificate or the Eaton Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such transfer shall pay any transfer or other taxes required by reason of the transfer of Company Shares to a person other than the registered holder of such Eaton Certificate or Eaton Book Entry Shares (as applicable) or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Any portion of the Eaton Exchange Fund which has not been transferred to the holders of the Eaton Certificates or the Eaton Book Entry Shares (as applicable) as of the one year anniversary of the Merger Effective Time, shall be delivered to the Company or its designee, upon demand, and the Company Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Eaton Certificates or Eaton Book Entry Shares (as applicable) who has not complied with the applicable exchange procedures or duly completed and validly executed the applicable documents necessary to receive the Merger Consideration, prior to the one year anniversary of the Merger Effective Time shall thereafter look only to the Company for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable laws), such claim only being a claim for cash equal to the amount of monies received by the Company for sale of the Company Shares to which such holder had been entitled pursuant to the Merger.

CERTIFICATES

14.	(a)

Shares shall be issued in registered form. Each shareholder of the Company shall, upon request to the Company, be entitled to a certificate, issued under Seal and signed by a person or persons then authorised pursuant to article 109 to affix the Seal over his signature, evidencing the number and class of paid-up shares held by such shareholder in the Company, but no certificate for shares shall be executed or delivered until such shares are fully paid; provided, however, that when any such certificate is countersigned by an incorporated transfer agent or registrar, the signature of any such officer upon such certificate may be facsimile, engraved, stamped or printed.

(b)	In case any officer or officers, who shall have signed, or whose facsimile signatures shall have been engraved, stamped or printed on any certificate or certificates for shares, shall cease to be such officer or officers of the Company, because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates, if authenticated by the endorsement thereon of the signature of an incorporated transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the Company by the use and delivery thereof and shall be effective in all respects when delivered.

(c)	Such certificates shall be in such form as shall be approved by the Board and shall comply with the Companies Acts.

(d)	In the case of a share held jointly by several persons, delivery of a certificate in their joint names to one of several joint holders shall be sufficient delivery to all.

15.	Any person claiming a share certificate to have been lost, destroyed or stolen, shall make an affidavit or affirmation of that fact, and if required by the Board shall advertise the same in such manner as the Board may require, and shall give the Company, its transfer agents and its registrars a bond of indemnity, in form and with one or more sureties satisfactory to the Board or anyone designated by the Board with authority to act thereon, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or stolen.

LIEN

16.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys, (whether presently payable or not) payable at a fixed time or called in respect of that share. The Board, at any time, may declare any share to be wholly or in part exempt from the provisions of this article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

17.	(a)

The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently due nor until the expiration of 14 clear days after a notice, stating and demanding payment of the sum presently due and giving notice of the intention to sell in default of such payment, has been served on the holder of the share or the person entitled by transmission to it.

(b)	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is due, and any residue shall (subject to a like lien for debts or liabilities not presently due as existed upon the share prior to the sale) be paid to the holder of, or the person entitled by transmission to, the share immediately before such sale. For giving effect to any such sale the Board may authorise some person to transfer the share to the purchaser. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale. If a share, which is to be sold as provided for in this article 17, is held in uncertificated form (as such term is used in the Companies Act 1990 (Uncertificated Securities) Regulations 1996), the Board may authorise some person to do all that is necessary under the Companies Act, 1990 (Uncertificated Securities) Regulations 1996 to put such share into certificated form prior to its sale.

CALLS ON SHARES

18.	Subject to the terms of allotment, the Board may make calls upon the members in respect of any monies unpaid on their shares and each member (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part.

19.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

20.	A person on whom a call is made shall (in addition to a transferee) remain liable notwithstanding the subsequent transfer of the share in respect of which the call is made.

21.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

22.	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Companies Acts) but the Board may waive payment of the interest wholly or in part.

23.	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or by way of premium, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

24.	Subject to the terms of allotment, the Board may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

25.	The Board may, if they think fit, receive from any member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may pay (until the same would, but for such advance, become payable) interest at such rate as may be agreed upon between the Directors and the member paying such sum in advance.

FORFEITURE

26.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on his requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

27.	The notice shall state a further day (not earlier than the expiration of fourteen clear days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Board to that effect. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Shares and not paid before forfeiture. The Board may accept a surrender of any share liable to be forfeited hereunder.

29.	On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

30.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Board may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

31.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares, without any deduction or allowance for the value of the shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such monies in respect of the shares.

32.	A statutory declaration or affidavit that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

33.	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

34.	The Board may accept the surrender of any share which the Board have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

REGISTER OF SHAREHOLDERS

35.	(a)

The Register shall be kept in the manner prescribed by the Companies Acts at the Registered Office or at such other place as may be authorised by the Board from time to time consistent with the Companies Acts.

(b)	If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register at such location or locations within or outside Ireland as the Board thinks fit. The original Register shall be treated as the register of members for the purposes of these articles and the Companies Acts.

(c)	The Company or any agent(s) appointed by it to maintain the duplicate Register of members in accordance with these articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register all transfer of Shares effected on any duplicate Register and shall at all times maintain the original Register in such manner as to show at all times the members for the time being and the shares respectively held by them, in all respects in accordance with the Companies Acts.

(d)	Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register, or otherwise recognised by the Company, any indication of any trust or any equitable, beneficial, contingent, future, fractional or partial interest in any share, and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any provisions of these articles provided that no interest will be entered in the Register unless permitted by the Companies Acts.

REGISTER OF DIRECTORS AND SECRETARY

36.	The Secretary shall maintain a register of the Directors and Secretary of the Company as required by the Companies Acts. The register of Directors and Secretary shall be open to inspection in the manner prescribed by the Companies Acts at such times as the Board may from time to time determine.

TRANSFER OF SHARES

37.	Subject to the Companies Acts, to such of the restrictions contained in these articles as may be applicable and to the terms of the issue and rights and privileges attaching to any class or series of share, any Shareholder may transfer all or any of his shares (of any class or series) by an instrument of transfer in the usual common form or in any other form which the Board may from time to time approve. The instrument of transfer may be endorsed on the certificate (if any) issued in respect of the share.

38.	(a)

The instrument of transfer of a Share shall be signed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect of it. The instrument of transfer need not be signed by or on behalf of the transferee. All instruments of transfer may be retained by the Company. The foregoing provisions of this article 38(a) and the provisions of article 38(b) shall not limit the rights of the Company provided in articles 16 and 17.

(b)	Upon receipt of instructions in writing by a transferor, the instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary or an Assistant Secretary or any other duly authorised delegate or attorney of the Secretary or Assistant Secretary, and the Secretary or Assistant Secretary shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the transferor in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class (or series) and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary or Assistant Secretary as agent for the transferor in accordance with the first sentence of this article 38(b), be deemed to be a proper instrument of transfer for the purposes of Section 81 of the 1963 Act. Neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the transfer should the Board so determine.

(c)	The Company, at its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) to claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid (and the provisions of articles 16 and 17 shall apply to such lien).

(d)	Nothing in these articles shall preclude the Board from recognising the renunciation of the allotment of any share by an allottee in favour of some other person on such terms and subject to such conditions as the Board may from time to time decide.

(e)	The Board may in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any Share which is not a fully paid Share. The Board may also, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

(i)	the instrument of transfer is fully and properly completed and is lodged with the Company accompanied by the certificate for the Shares (if any) to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one class of Shares;

(iii)	a registration statement under the Securities Act of 1933 of the United States of America is in effect with respect to such transfer or such transfer is exempt from registration and, if requested by the Board, a written opinion from counsel reasonably acceptable to the Board is obtained to the effect that such transfer is exempt from registration;

(iv)	the instrument of transfer is properly stamped (in circumstances where stamping is required);

(v)	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four;

(vi)	it is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

(vii)	it is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

(f)	Subject to any directions of the Board from time to time in force, the Secretary or Assistant Secretary may exercise the powers and discretions of the Board under article 38(e) and articles 37 and 39.

(g)	The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than 30 days in any year except as may be required by applicable law.

39.	(a)	If the Board declines to register a transfer it shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

(b)	No fee shall be charged by the Company for registering any transfer or for making any entry in the Register concerning any other document relating to or affecting the title to any share (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES

40.	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint Shareholder, or the estate representative, where he or she was sole Shareholder, shall be the only person or persons recognised by the Company as having any title to his shares; but nothing in these articles shall release the estate of a deceased Shareholder from any liability in respect of any share held by him solely or jointly with other persons. In this article, estate representative means the person to whom appropriate authority has been granted to represent or administer or otherwise manage the estate of a deceased Shareholder under the laws applicable to the estate of the deceased Shareholder or, if there is no such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this article.

41.	(a)

Subject to article 38(e) any person entitled by transmission to a share may, upon the production of such evidence as may be properly required by the Board from time to time, elect either to be registered himself as the holder of the share or to have some person nominated by him registered as the transferee of the share.

(b)	Subject to article 38(e) and article 41(c), if such person entitled by transmission to a share elects to be registered as holder of the share, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee.

(c)	All of the provisions of these articles relating to the right to transfer and the registration of transfers of shares shall apply to any such notice or instrument of transfer as if the death or bankruptcy of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer were an instrument of transfer signed by such Shareholder.

42.	A person entitled by transmission to a share shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Shareholder in respect of the share, be entitled to exercise any right in respect of the share in relation to meetings of the Company; provided, however, that the Board may at any time give notice requiring a person entitled by transmission to a share to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 clear days after the date such notice is given, the Board may withhold payment of any dividend, other monies payable, scrip dividend or capitalisation issue of shares or other similar benefit in respect of the share until the requirements of the notice have been complied with.

43.	Subject to any directions of the Board from time to time in force, the Secretary or Assistant Secretary may exercise the powers and discretions of the Board under articles 40, 41 and 42.

GENERAL MEETINGS

44.	The Board may, whenever it thinks fit (and, to the extent required by the Companies Acts, shall, on the requisition in writing of Shareholders holding such number of shares as is prescribed by Section 132 of the 1963 Act), convene a general meeting in the manner provided for in these articles and the Companies Acts.

45.	In accordance with the Companies Acts, the Board shall convene and the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Each such annual general meeting shall be held within such time period as required by Section 131 of the 1963 Act. All general meetings other than annual general meetings shall be called extraordinary general meetings.

46.	Each general meeting shall be held at such time and place as specified in the notice of meeting. Subject to section 140 of the 1963 Act, all general meetings may be held outside of Ireland.

47.	Subject to the Companies Acts, all of the provisions of these articles relating to meetings and resolutions of Shareholders (other than to meetings of any separate class or series of Shareholders) shall apply mutatis mutandis to (a) any separate meeting of ordinary Shareholders and (b) any separate meeting of any other class or series of Shareholders, except as otherwise expressly provided in the terms of issue of such other class or series of shares.

NOTICE OF GENERAL MEETINGS

48.	(a) Subject to Sections 133 and 141 of the 1963 Act, an annual general meeting and an extraordinary general meeting called for the passing of a Special Resolution shall be called by at least 21 clear days’ notice and all other extraordinary general meetings shall be called by at least 14 clear days’ notice. The notice of a general meeting shall specify the place, day and time of the meeting (including any satellite meeting place arranged for the purposes of article 54) and, in the case of an extraordinary general meeting, the general nature of the business to be considered.

(b)	Upon request in writing of Shareholders holding such number of shares as is prescribed by Section 132 of the 1963 Act, delivered to the Registered Office, it shall be the duty of the Director to convene a general meeting to be held within 2 months from the date of the deposit of the requisition in accordance with the Section 132 of the 1963 Act. If such notice is not given within 2 months after the delivery of such request, the requisitionists, or any one of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of 3 months from the said date and any notice of such meeting shall be in compliance with these articles.

(c)	Notice of every general meeting shall be given in any manner permitted by these articles to all Shareholders (other than those who, under the provisions of these articles or the terms of issue of the shares which they hold, are not entitled to receive such notice from the Company) and to each Director and to the Auditors.

(d)	The Board may fix a future time not exceeding sixty days preceding any meeting of Shareholders as a record date for the determination of the Shareholders entitled to attend and vote at any such meeting or any adjournments thereof, and, in such case, only Shareholders of record at the time so fixed shall be entitled to notice of and to vote at such meetings or any adjournment thereof. Subject to Section 121 of the 1963 Act, the Board may close the Register against transfers of Shares during the whole or part of such period ending with the date, if any, to which adjourned. If no record date is fixed, the record date for determining the Shareholders who are entitled to vote at a meeting of Shareholders shall be the date preceding the day on which notice is given, or the date preceding the day on which the meeting is held, as the case may be.

49.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting. Attendance by a Shareholder present, either in person or by proxy, at any general meeting of the Company of the holders of any class or series of shares in the Company without protesting, prior to or at the commencement of the meeting, the failure to receive notice or, will be deemed to have received notice of that meeting and, where required, of the purpose for which it was called.

PROCEEDINGS AT GENERAL MEETINGS

50.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors, the re-appointment of the retiring Auditors and the fixing of the remuneration of the Auditors.

51.	(a)

The chairman of the Board, if any, or, in his absence, another Director designated by the chairman of the Board shall preside as chairman at every general meeting of the Company. If neither the chairman of the Board nor such other Director designated by the chairman of the Board is present within 30 minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their number to be chairman of the meeting. The chairman of the meeting shall take such action as he thinks fit to promote the proper and orderly conduct of the business of the meeting as laid down in the notice of the meeting.

(b)	The Board, in advance of any meeting of shareholders may appoint inspectors to act at such meeting or any adjournment thereof, the terms of appointment of which shall be at the discretion of the Board. No inspector need be a Shareholder.

52.	(a)

Subject to Section 141 of the 1963 Act and the requirements of the Companies Acts, anything which may be done by resolution in general meeting may, without a meeting and without any previous notice being required, be done by resolution in writing, signed by all of the Shareholders entitled generally to vote at general meetings who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution and if described as a special resolution shall be deemed to be a Special Resolution or a special resolution of the class, as applicable. Such resolution in writing may be signed in as many counterparts as may be necessary. This article 52 shall not apply to those matters required by the Companies Acts to be carried out in a meeting.

(b)	For the purposes of any written resolution under this article 52, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last Shareholder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this article 52, a reference to such date.

(c)	A resolution in writing made in accordance with this article 52 is as valid as if it had been passed by the Company in general meeting.

53.	No business shall be transacted at any general meeting or adjourned meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment or election of a chairman, which shall not be treated as part of the business of the meeting. Three Shareholders present in person or by proxy at any meeting of Shareholders shall constitute a quorum for such meeting, or in the event a class of Shareholders has three or fewer members, one person present in person or by proxy shall constitute a quorum, but no action required by law or these articles, to be authorised or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorised or taken by a lesser number.

54.	(a)

Subject to the Companies Acts, the Board may resolve to enable persons entitled to attend a general meeting of the Company to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world and by such electronic means as the Board may from time to time approve. The Shareholders present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the meeting in question if the chairman is satisfied that the conditions referred to in articles 54(b)(i), 54(b)(ii) and 54(b)(iii) have been met.

(b)	If it appears to the chairman of a general meeting that the place of the meeting (or any satellite meeting) specified in the notice convening the meeting is inadequate to accommodate all persons entitled and wishing to attend, then the meeting nevertheless is duly constituted and its proceedings nevertheless are valid if the chairman is satisfied that adequate facilities have been made available, whether at the place of the meeting or elsewhere, to ensure that each such person who is unable to be accommodated at the place of the meeting is able to:

(i)	communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities;

(ii)	have access to all documents which are required by the Companies Acts and these articles to be made available at the meeting; and

(iii)	participate in any poll required to vote on any resolutions of the Company;

and in that case the chairman may elect to use such adequate facilities described in the preceding sentence for the purposes of the meeting and any provision of these articles relating to meetings shall apply to any meeting so extended by the use of such facilities.

(c)	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place. If it appears to the chairman of the general meeting that the facilities at the principal meeting place or any satellite meeting place are or become inadequate for the purposes referred to in articles 54(b)(i), 54(b)(ii) and 54(b)(iii), then the chairman may, without the consent of the meeting, adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.

55.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company or of any class or series of Shareholders.

56.	The Company shall lay before the Shareholders, at each annual general meeting of the Company, a set of financial accounts, as required by Section 148 of the 1963 Act.

57.	The Board may make any security arrangements which it considers appropriate relating to the holding of a general meeting of the Company, including arranging for any person attending a meeting to be searched and for items of personal property which may be taken into a meeting to be restricted, and any person who fails to comply with any such arrangements may be refused entry to the meeting.

58.	(a)	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company if:

(i)	it is specified in the notice of meeting; or

(ii)	it is otherwise properly brought before the meeting by the chairman of the meeting or by or at the direction of the Board; or

(iii)	it is proposed at the direction of a court of competent jurisdiction; or

(iv)	it is proposed with respect to an extraordinary general meeting in the requisition in writing for such meeting made by such number of Shareholders as is prescribed by (and such requisition in writing is made in accordance with) Section 132 of the 1963 Act; or

(v)	in the case of an annual general meeting, it is proposed in accordance with article 59; or

(vi)	it is proposed in accordance with article 76; or

(vii)	the chairman of the meeting in his discretion decides that the resolution may properly be regarded as within the scope of the meeting.

(b)	Subject to any other provision of these articles, no amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

(c)	If the chairman of the meeting in his discretion rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive, subject to any subsequent order by a court of competent jurisdiction.

59.	(a)	For business to be properly requested by a Shareholder to be brought before an annual general meeting, as set out in article 58(a)(v) above, the Shareholder must:

(i)	be a Shareholder of the Company of record at the time of the giving of the notice for such annual meeting;

(ii)	be entitled to vote at such meeting; and

(iii)	have given timely notice in writing to the Secretary.

(b)	To be timely, a Shareholder’s notice must be delivered to or mailed and received by the Secretary at the Registered Office not less than sixty nor more than ninety calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual general meeting of Shareholders (save that in the case of the Company’s first annual general meeting, references to the preceding year’s annual general meeting will be to the annual general meeting of Eaton Corporation held that preceding year); provided, however, that when the date of an annual general meeting is delayed by more than sixty calendar days after the anniversary of the preceding year’s annual general meeting, to be timely, notice by the Shareholder must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such annual general meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made. To be in proper written form, a Shareholder’s notice to the Secretary must set forth:

(i)	as to each matter the Shareholder proposes to bring before the annual general meeting: (1) a description in reasonable detail of the business desired to be brought before the annual meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these memorandum and articles of association, the language of the proposed amendment); and (3) the reasons for conducting the business at the meeting; and

(ii)

as to each Shareholder giving the notice and any Shareholder Associate (as defined below): (1) the name and address of the Shareholder, as they appear on the Company’s Register, and, if different, the current name and address of the Shareholder, and the name and address of any Shareholder Associate; (2) a representation that at least one of these persons is a holder of record of the Company entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to present the business stated in the Shareholder’s notice; (3) the class, series and number of any shares of the Company that are owned of record or beneficially by each of these persons as of the date of the Shareholder’s notice; (4) a description of any material interests of any of these persons in the business proposed and of all agreements, arrangements and understandings between these persons and any other person (including their names) in connection with the business proposal of the Shareholder; (5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any of these persons has a right to vote any shares of any shares of the Company; (6) a description of any derivative positions related to any class or series of securities of the Company owned of record or beneficially by the shareholder of any Shareholder Associate; (7) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the shareholder or any Shareholder Associate with respect to any securities of the Company; and (8) a representation that after the date of the Shareholder’s notice and up to the date of the meeting, each of these persons will provide written notice to the Secretary of the Company as soon as practicable following a change in the number of securities of the Company held as described in response to subclause (3) above that equals 1% or more of the then-outstanding shares of the Company, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (5) above that results in a change that equals 1% or more of the then-outstanding shares of the Company or in the economic interests underlying those agreements, arrangements or understandings; and

(iii)	a representation as to whether or not the Shareholder giving notice and any Shareholder Associate intends, or intends to be part of a group that intends: (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s issued shares carrying voting rights required to approve or adopt the proposal; and/or (2) otherwise to solicit proxies from Shareholders in support of the proposal. Notwithstanding the foregoing provisions of this article 60, in order for a Shareholder to submit a proposal for inclusion in the Company’s proxy statement for an annual general meeting of Shareholders, the Shareholder must comply with all applicable requirements of the Exchange Act, including Rule 14a-8 (or any comparable successor rule or regulation under the Exchange Act), and the rules and regulations thereunder. The provisions of this article 59(b)(iii) will not be deemed to prevent a Shareholder from submitting proposals for inclusion in the Company’s proxy statement pursuant to those rules and regulations.

60.	(a)

At any general meeting, whether or not a quorum is present, the chairman may, with the consent of the meeting, and shall if so directed by the meeting, adjourn the meeting from time to time and place to place without notice other than announcement at the meeting. Other than announcement at the meeting, notice of any adjourned meeting or of any business to be transacted at an adjourned meeting shall not be required to be given, except as provided in article 60(c) and except where expressly required by applicable law.

(b)	At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called, but only those Shareholders entitled to vote at the meeting as originally notified shall be entitled to vote at any adjournment or adjournments thereof.

(c)	If an adjournment is for 30 days or more or for an indefinite period, a notice of the adjourned meeting shall be given in the manner specified in article 48.

61.	The affirmative vote or written consent of the holders of shares entitling them to exercise two-thirds of the voting power of this Company, given in person or by proxy at a meeting called for the purpose, shall be necessary:

(a)	to approve:

(i)	the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business; or

(ii)	the consolidation of the Company, or its merger, into another corporation; or

(iii)	the merger into the Company of another corporation or corporations if the merger involves the issuance or transfer by the Company to the shareholders of the other constituent company or companies of such number of shares of the Company as entitle the holders thereof to exercise at least one-sixth of the voting power of the Company in the election of Directors immediately after the consummation of the merger; or

(iv)	a combination or majority share acquisition in which the Company is the acquiring corporation and its voting shares are issued or transferred to another company if the combination or majority share acquisition involves the issuance or transfer by the Company to the shareholders of the other corporation or corporations of such number of shares of the Company as entitle the holders thereof to exercise at least one-sixth of the voting power of the Company in the election of Directors immediately after the consummation of the combination or majority share acquisition; or

(b)	to approve any agreement, contract or other arrangement providing for any of the transactions described in subparagraph (a) above.

VOTING

62.	Except where a greater majority is required by the Companies Acts or these articles, or as may otherwise be prescribed by the Board in the notice of any general meeting (subject always to the provisions of the Companies Acts and the other provisions of these articles) any question proposed for consideration at any general meeting of the Company shall be decided by an Ordinary Resolution and all resolutions put to the Shareholders will be decided on a poll.

63.	The Board may, before any meeting of Shareholders, determine the time set for a poll, the manner in which any poll is to be taken and the manner in which votes are to be counted, which may include provision for votes to be cast by electronic means by persons present in person or by proxy at the meeting and for the appointment of scrutineers. To the extent not so determined by the Board, such matters shall be determined by the chairman of the meeting. A person appointed to act as a scrutineer need not be a Shareholder.

64.	Votes may be cast on the poll either personally or by proxy. A person entitled to more than one vote need not use all of his votes or cast all of the votes he uses in the same way.

65.	The result of a poll shall, subject to any provisions of these articles or applicable law relating to approval thresholds, be deemed to be the resolution of the meeting.

66.	In the case of an equality of votes at a meeting, the motion shall be deemed to be lost and the chairman of the meeting shall not be entitled to a second or casting vote.

67.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Joint holders of more than one share shall, subject to any terms determined by the Board and subject to article 38(e), be entitled to split the holdings into several holdings with their names in different orders so as to enable one or more joint holders to attend and vote.

68.	Subject to article 69, a Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court in Ireland (or elsewhere having jurisdiction) for the protection or management of the affairs of persons incapable of managing their own affairs may vote, by his legal guardian, receiver, committee or other person in the nature of a legal guardian, receiver, committee or other person appointed by such court, and such legal guardian, receiver, committee or other person may vote by proxy and may otherwise act and be treated as such Shareholder for the purpose of meetings of Shareholders.

69.

Evidence to the satisfaction of the Board of the authority of any person claiming the right to vote under article 68 shall be produced at the Registered Office (or at such other place as may be specified for the deposit of instruments of proxy) not later than the last time by which an instrument appointing a proxy must be deposited in order to be valid for use at the meeting or adjourned meeting or on the holding of the poll at or on which that person proposes to vote and, in default, the right to vote shall not be exercisable.

70.	No objection may be raised to the qualification of any voter or to the counting of, or failure to count, any vote except at the meeting at which the vote objected to is given or tendered. Any objection so raised shall be referred to the chairman of the meeting, whose decision shall be final and conclusive. Except as otherwise decided by the chairman, every vote counted and not disallowed at the meeting shall be valid and every vote disallowed or not counted shall be invalid.

PROXIES AND CORPORATE REPRESENTATIVES

71.	(a)

A person who is entitled to attend a shareholders’ meeting, to vote at a shareholders’ meeting, or to execute consents, waivers, or releases, may be represented at the meeting or vote at the meeting, may execute consents, waivers, and releases, and may exercise any of the person’s other rights, by proxy or proxies appointed by instrument in writing in any common form or in such other form as the Board may approve, such instrument being executed under the hand of the appointer or of his attorney or agent authorised by him in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. A proxy may also be appointed in such other manner as the Board may from time to time approve. A proxy need not be a Shareholder.

(b)	Any transmission that creates a record capable of authentication, including, but not limited to, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by a person described in article 71(a), and that appoints a proxy is a sufficient verifiable communication to appoint a proxy. A photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by a person described in article 71(a) and that appoints a proxy is a sufficient writing to appoint a proxy.

(c)	No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other form of proxy appointment specifies the date on which it is to expire or the length of time it is to continue in force.

(d)	Unless the instrument appointing the proxy otherwise provides:

(i)	each proxy has the power of substitution, and, if three or more proxies are appointed, a majority of them or of their substitutes may appoint one or more substitutes to act for all;

(ii)	if more than one proxy is appointed, then (a) with respect to voting or executing consents, waivers, or releases, or objections to consents at a shareholders’ meeting, a majority of the proxies that attend the meeting, or if only one attends then that one, may exercise all the voting and consenting authority at the meeting; and if one or more attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise that authority with respect to an equal number of shares and (b) with respect to exercising any other authority, a majority may act for all;

(iii)	a revocable appointment of a proxy is not revoked by the death or incompetency of the maker unless, before the vote is taken or the authority granted is otherwise exercised, written notice of the death or incompetency of the maker is received by the Company from the executor or administrator of the estate of the maker or from the fiduciary having control of the shares in respect of which the proxy was appointed; and

(iv)	the presence at a meeting of the person appointing a proxy shall not revoke the appointment. Without affecting any vote previously taken, the person appointing a proxy may revoke a revocable appointment by a later appointment received by the Company or by giving notice of revocation to the Company in writing, by a verifiable communication, by other statutorily permissible means, or in open meeting

(e)	A Shareholder that is a corporation may appoint any individual (or two or more individuals in the alternative) as its representative to represent it and vote on its behalf at any meeting of Shareholders (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were a Shareholder who is an individual.

(f)	A Shareholder that is a corporation may appoint more than one such representative (with or without appointing any persons in the alternative) at any such meeting provided that such appointment specifies the number of shares in respect of which each such appointee is authorised to act as representative, not exceeding in aggregate the number of shares held by the appointer and carrying the right to attend and vote at the relevant meeting.

(g)	The appointment of a proxy or a corporate representative in relation to a particular meeting shall, unless the contrary is stated in the instrument of appointment, be valid for any adjournment of the meeting.

72.	Any signature on any instrument, or any reproduction of a signature on any photographic, photostatic, facsimile transmission or equivalent reproduction of any instrument, approved by the inspectors of any meeting provided for as genuine, or as a reproduction of a genuine signature, shall be deemed to be the signature of the Shareholder whose name is signed thereon, or a reproduction of the genuine signature of such Shareholder, as the case may be, and the falsity of such signature or of such reproduction shall in no manner impair the validity of such instrument or such reproduction of such instrument, or of any vote or action take at such meeting, provided that such Shareholder shall not have previously filed with the Company his or her authorised signature guaranteed by a reputable bank or trust company. Any record of a verifiable communication, or other statutorily permissible means of proxy appointment, approved by such inspectors as authentic shall be deemed to be authentic, and the falsity of such record shall in no manner impair the validity of such verifiable communication, or other statutorily permissible means of proxy appointment, or of any vote or action taken at such meeting.

73.	Without limiting the foregoing, the Board may from time to time permit appointments of a proxy to be made by means of a telephonic, electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such telephonic, electronic or internet communication or facility to be made. The Board may in addition prescribe the method of determining the time at which any such telephonic, electronic or internet communication or facility is to be treated as received by the Company. The Board may treat any such telephonic, electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Shareholder as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Shareholder.

APPOINTMENT OF DIRECTORS

74.	(a)	At each annual general meeting of the Company, all the Directors shall retire from office and be re-eligible for re-election.

(b)	Upon the resignation or termination of office of any Director, if a new Director shall be appointed to the Board he will be designated to fill the vacancy arising.

75.	Any Director whose term of office is expiring at an annual general meeting will be eligible for re-appointment and will in any case retain office until the close of that meeting.

76.	(a)	No person shall be appointed a Director, unless nominated in accordance with the provisions of this article 76. Nominations of persons for appointment as Directors may be made:

(i)	by the affirmative vote of two-thirds of the Board;

(ii)	with respect to election at an annual general meeting, by any Shareholder who holds Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company, who is a Shareholder at the time of the giving of the notice provided for in article 76(b) and at the time of the relevant annual general meeting, and who timely complies with the notice procedures set forth in this article 76;

(iii)	with respect to election at an extraordinary general meeting requisitioned in accordance with Section 132 of the 1963 Act, by a Shareholder or Shareholders who hold Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company and who make such nomination in the written requisition of the extraordinary general meeting in accordance with article 48(b) and in compliance with the other provisions of these articles and the Companies Acts relating to nominations of Directors and the proper bringing of special business before an extraordinary general meeting; and

(iv)	by holders of any class or series of shares in the Company then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue

(sub-clauses (ii), (iii) and (iv) being the exclusive means for a Shareholder to make nominations of persons for election to the Board).

(b)

For nominations of persons for election as Directors at an annual meeting, to be timely, a Shareholder’s notice must be delivered to or mailed and received by the Secretary at the Registered Office not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual general meeting of Shareholders (and in the case of the Company’s first annual general meeting, references to the preceding year’s annual general meeting shall be to the annual meeting of Eaton Corporation in that preceding year); provided, however, that in the case of any annual general meeting where the date of the annual general meeting is delayed by more than 60 calendar days after the anniversary of the preceding year’s annual general meeting, then notice by the Shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual general meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made. For nominations of persons for election as Directors at an extraordinary general meeting duly called for that purpose, a shareholder’s notice must be delivered to or mailed and received by the Secretary at the Registered Office not less than 90 calendar days nor more than 120 calendar days prior to the extraordinary general meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, notice by the Shareholder must be so delivered not later than the close of business on the 15th calendar day following the day on which public announcement of the date of such meeting is first made.

(c)	To be in proper written form, a Shareholder’s notice must set forth:

(i)	as to each person who is not an incumbent Director of the Company whom the Shareholder proposes to nominate for election as a Director, (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class, series and number of securities of the Company that are owned of record or beneficially by such person; (D) the date or dates the securities were acquired and the investment intent of each acquisition; (E) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation under the Exchange Act); and (F) any other information relating to such person that the Board or any nominating committee of the Board reviews in considering any person for nomination as a Director, as will be provided by the Secretary upon request;

(ii)

as to the Shareholder giving the notice and any Shareholder Associate, (A) the name and address of the Shareholder, as they appear on the Register, and, if different, the current name and address of the Shareholder, and the name and address of any Shareholder Associate; (B) a representation that at least one of these persons is a holder of record or beneficially of securities of the Company entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the Shareholder’s notice; (C) the class, series and number of securities of the Company that are owned of record or beneficially by each of these persons as of the date of the Shareholder’s notice; (D) a description of any material relationships, including legal, financial and/or compensatory, among the Shareholder giving the notice, any Shareholder Associate and the proposed nominee(s); (E) a description of any derivative positions related to any class or series of securities of the Company owned of record or beneficially by the Shareholder of any Shareholder Associate; (F) a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the Shareholder or any Shareholder Associate with respect to any securities of the Company; and (G) a representation that after the date of the Shareholder’s notice and up to the date of the meeting each of these persons will provide written notice to the Secretary as soon as practicable following a change in the number of securities of the Company held as described in response to subclause (C) above that equals 1% or more of the then-outstanding shares of the Company, and/or entry, termination, amendment or modification of the agreements, arrangements or understandings described in response to subclause (F) above that results in a change that equals 1% or more of the then-outstanding shares of the Company or in the economic interests underlying these agreements, arrangements or understandings;

(iii)	a representation as to whether the Shareholder giving notice and any Shareholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to elect the proposed nominee; and/or (B) otherwise to solicit proxies from Shareholders in support of the proposed nominee; and

(iv)	a written consent of each proposed nominee to serve as a Director of the Company, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a Director; and (B) will comply with these articles and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

(d)	The determination of whether a nomination of a candidate for election as a Director of the Company has been timely and properly brought before such meeting in accordance with this article 76 will be made by the presiding officer of such meeting. If the presiding officer determines that any nomination has not been timely and properly brought before such meeting, he or she will so declare to the meeting and such defective nomination will be disregarded.

77.	The number of Directors shall (subject to automatic increases to accommodate the exercise of the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series) not be less than 9 nor more than 18. The authorised number of directors (within such fixed maximum and fixed minimum numbers) shall be determined by the Board. The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the fixed minimum number, the remaining Director or Directors shall appoint, as soon as practicable, an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. The fixed maximum and fixed minimum number of Directors, as provided for under this article, may be fixed or changed by resolution adopted by the vote of the Shareholders entitled to exercise two-thirds of the voting power of the Shares represented at a meeting called to elect Directors in person or by proxy at such meeting and entitled to vote at such election. No reduction in the number of Directors shall have the effect of removing any Director prior to the expiration of his or her term of office.

78.	(a) Subject to articles 76 and 77, and subject to the rights of any holders of any class or series of Shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series, Directors shall be individuals appointed as follows:

(i)	by Shareholders by Ordinary Resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose in accordance with the other provisions of these articles;

(ii)	by the Board in accordance with the second sentence of article 97 and in accordance with article 98; or

(iii)	so long as there are in office a sufficient number of Directors to constitute a quorum of the Board in accordance with article 97, the Directors shall have the power at any time and from time to time to appoint any person to be a Director, either to fill a vacancy in the Board or as an addition to the existing Directors, but so that the total number of Directors shall not any time exceed the maximum number provided for in these articles.

(b)	If at any meeting of Shareholders (or on a subsequent poll with respect to business on the agenda for such meeting), resolutions are passed in respect of the election or re-election (as the case may be) of Directors which would result in the maximum number of Directors fixed in accordance with these articles being exceeded, then those Director(s), in such number as exceeds such maximum fixed number, receiving at that meeting (or on a subsequent poll with respect to business on the agenda for such meeting) the lowest number of votes in favour of election or re-election (as the case may be) shall, notwithstanding the passing of any resolution in their favour, not be elected or re-elected (as the case may be) to the Board; provided, that this article shall not limit the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series; provided, further, that nothing in this article 79(b) will require or result in the removal of a Director whose election or re-election to the Board was not voted on at such meeting.

(c)	A Director appointed by the Board under article 78(a)(ii) or 78(a)(iii) (unless he is removed from office or his office is vacated in accordance with these articles) will hold office until the next annual general meeting. A Director shall not require a share qualification.

RESIGNATION, REMOVAL AND DISQUALIFICATION OF DIRECTORS

79.	In addition to any prohibition on acting as a Director imposed by the Companies Acts or by law, the office of a Director shall be vacated:

(a)	if he dies or if he resigns his office, on the date on which notice of his resignation is delivered to the Secretary at the principal executive offices of the Company or tendered at a meeting of the Board or on such later date as may be specified in such notice; or

(b)	if the Director is declared of unsound mind by an order of court or is adjudicated a bankrupt.

80.	The Company may, in accordance with Section 182 of the 1963 Act, remove any Director before the expiration of his term of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

DIRECTORS’ REMUNERATION AND EXPENSES

81.	Each Director shall be entitled to receive such fees for his services as a Director, if any, as the Board may from time to time determine. Each Director shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director, including his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or any committee of the Board or general meetings.

82.	The Board may from time to time determine that, subject to the requirements of the Companies Acts, all or part of any fees or other remuneration payable to any Director of the Company shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

DIRECTORS’ INTERESTS

83.	(a)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall comply with the provisions of Section 194 of the 1963 Act.

(b)	A Director may vote in respect of any contract or proposed contract in which he has declared his interest in accordance with article 83(a) and will be counted in the quorum at any meeting on which any such vote is proposed.

84.	(a)

A Director of the Company may be or become a Director or other officer of, or otherwise interested in, any corporation promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other corporation unless the Company otherwise directs.

(b)	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine, and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

(c)	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; but nothing herein contained shall authorise a Director or his firm to act as Auditor.

POWERS OF THE BOARD

85.	Subject to the provisions of the Companies Acts and these articles, the Board shall manage the business and affairs of the Company and may exercise all of the powers of the Company as are not required by the Companies Acts or by these articles to be exercised by the Company in general meeting. No alteration of these articles shall invalidate any prior act of the Board which would have been valid if that alteration had not been made. The powers given by this article shall not be limited by any special power given to the Board by these articles and, except as otherwise expressly provided in these articles, a meeting of the Board at which a quorum is present shall be competent to exercise all of the powers, authorities and discretions vested in or exercisable by the Board.

86.	The Board may exercise all of the powers of the Company to borrow or raise money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other person.

87.	The Company may exercise the powers conferred by Section 41 of the 1963 Act with regard to having an official seal for use abroad and such powers shall be vested in the Board.

88.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time determine.

89.	The Board may exercise all of the powers of the Company to grant or procure the grant or provision of benefits, including pensions, annuities or other allowances, to or for any person, including any Director or former Director, who has held any executive office or employment with, or whose services have directly or indirectly been of benefit to, the Company or any Group Company or Affiliate or otherwise associated with any of them or a predecessor in business of the Company or of any such other corporation, and to or for any relation or dependant of any such person, and to contribute to any fund and pay premiums for the purchase or provision of any such benefit, or for the insurance of any such person.

90.	The Board may cause the voting power conferred by the shares in any other corporation or other person held or owned by the Company to be exercised in such manner in all respects as the Board thinks fit, including the exercise of votes in favour of any resolution appointing the Directors or any of them to be Directors or officers of such other corporation or person or voting or providing for the payment of remuneration to any such Directors as the Directors or officers of such other corporation or person.

DELEGATION OF THE BOARD’S POWERS

91.	The Board may by power of attorney or otherwise (including by a duly passed resolution) appoint any person to be the attorney or agent of the Company and may delegate to such person any of the Board’s powers, authorities and discretions (with power to sub-delegate) for such period and subject to such conditions as it may think fit. The Board may revoke or vary any such appointment or delegation. Any such power of attorney or resolution or other document may contain such provisions for the protection and convenience of persons dealing with any such attorney or agent as the Board may think fit.

92.	The Board may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the provisions contained in article 93 shall be without prejudice to the general powers conferred by this article.

93.	The Board may from time to time create an executive committee, a finance committee and such other committees as it may deem to be advisable and may delegate to any such other committees as it may deem to be advisable and may delegate to any such committee any of the powers of the Board, other than that of filling vacancies among the Directors or in any committee of the Directors. Any such committee shall be composed of not less than three members of the Board to serve until otherwise ordered by the Board and shall act only in the interval between meetings of the Board and shall be subject at all times to the control and direction of the Board. The Board may appoint one or more Directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of such committee.

94.	Any such committee may act by a writing or writings signed by all its members or by a majority of any such committee present at a meeting at which a quorum is present. Meetings of any committee may be held at any time and through any communications equipment if all persons participating can hear each other. Participation through use of communications equipment shall constitute presence at the meeting. A majority of the members then in office of any such committee is necessary to constitute a quorum for a meeting of that committee. Any act or authorisation of an act by any such committee within the authority delegated to it shall be as effective for all purposes as the act or authorisation of the Board.

PROCEEDINGS OF THE BOARD

95.	Regular meetings of the Board shall be held immediately after the annual general meeting of Shareholders and at such other times as may be fixed by the Board and such regular meetings may be held without further notice. Except where a greater majority is required by these articles, questions arising at any meeting shall be determined by a majority of the votes cast at a meeting at which there is a quorum. In the case of an equality of votes the motion shall be deemed to be lost and the chairman of the meeting shall not be entitled to a second or casting vote.

96.	Special meetings of the Board may be called by the chairman of the Board, by the chief executive officer / president of the Company, or by not less than one-third of the Directors. Notice of the time and place of such meetings shall be served upon or telephoned to each Director at least twenty-four hours, or given by personal delivery, post, overnight delivery service or any other means of communication authorised by the Directors at least two days before the meeting. Such notice may be waived in writing by any Director, either before or after the meeting. Attendance at the meeting by a Director without protesting, prior to or at the commencement of the meeting, the lack of proper notice, shall constitute waiver of such notice by such Director. An electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a person described in this section and that contains a waiver by that person is “writing” for the purposes of this article.

97.	A majority of the Directors (as calculated by reference to the authorised number of members of the Board) is necessary to constitute a quorum for a meeting of the Directors, except that a majority of the Directors in office constitutes a quorum for filling a vacancy in the Board. The act of a majority of the Directors present at a meeting at which a quorum is present is the act of the Board unless the act of a greater number is required by these articles.

98.	The continuing Directors may act notwithstanding any vacancy in the Board, but if and so long as their number is reduced below the number fixed by or pursuant to article 97 as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

99.	At any meeting of the Board, the chairman of the Board shall preside or, in his absence, any Director holding the position of chief executive officer or president. However, if no chairman of the Board or Director holding the position of chief executive officer or president is present at the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

100.	A resolution in writing (in one or more counterparts), signed at the relevant time by all of the Directors then in office or all of the members of a committee of Directors then in office shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

101.	A meeting of the Board or any committee thereof may be held by such electronic or telephonic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting will be deemed to take place where the largest group of those participating in the meeting is physically present together or, if there is no such group, where the chairman of the meeting then is.

102.	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS AND EXECUTIVES

103.	(a)

The Board may elect a chairman of the Board and determine the period for which he is to hold office and may appoint any person (whether or not a Director) to fill the position of chief executive officer (who may be the same person as the chairman of the Board). The chairman of the Board shall vacate that office if he vacates his office as a Director (otherwise than by the expiration of his term of office at a general meeting of the Company at which he is re-appointed).

(b)	The Board may from time to time appoint one or more of its body to hold any office or position with the Company for such period and on such terms as the Board may determine and may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company that may be involved in such revocation or termination or otherwise. Any person so appointed shall receive such remuneration, if any (whether by way of salary, commission, participation in profits or otherwise), as the Board may determine.

(c)	In addition, the Board may appoint any person, whether or not he is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office or executive or official position.

(d)	Any person elected or appointed pursuant to this article 103 shall hold his office or other position for such period and on such terms as the Board may determine and the Board may revoke or vary any such election or appointment at any time by resolution of the Board. Any such revocation or variation shall be without prejudice to any claim for damages that such person may have against the Company or the Company may have against such person for any breach of any contract of service between him and the Company which may be involved in such revocation or variation. If any such office or other position becomes vacant for any reason, the vacancy may be filled by the Board.

(e)	Except as provided in the Companies Acts or these articles, the powers and duties of any person elected or appointed to any office or executive or official position pursuant to this article 103 shall be such as are determined from time to time by the Board.

(f)	The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Companies Acts.

MINUTES

104.	(a)

The Board shall cause minutes to be made and books kept for the purpose of recording all of the proceedings and attendance at meetings of the Board and of any committee of the Board and at meetings of the Shareholders and of any class or series of Shareholders of the Company.

(b)	Subject to the requirements of the Companies Acts, the Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the minutes of meetings of the Shareholders and of any class or series of Shareholders of the Company (but not minutes of meetings of the Board or any committee of it) shall be open to the inspection of Shareholders not being Directors and no Shareholder (who is not a Director) shall have any right to inspect any account or book or document of the Company except as conferred by applicable law or authorised by the Board or, in a general meeting, by the Company.

SECRETARY

105.	The Secretary shall be appointed by the Board at such remuneration (if any) and on such terms as it may think fit and any Secretary so appointed may be removed by the Board. Any revocation or variation of such position shall be without prejudice to any claim for damages that such person may have against the Company or the Company may have against such person for any breach of any contract of service between him and the Company which may be involved in such revocation or variation or otherwise.

106.	The duties of the Secretary shall be those prescribed by the Companies Acts, together with such other duties as shall from time to time be prescribed by the Board, and in any case, shall include the making and keeping of records of the votes, doings and proceedings of all meetings of the Shareholders and the Board of the Company, and committees, and the authentication of records of the Company.

107.	A provision of the Companies Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

108.	(a)

The Company, in accordance with article 87, may have for use in any territory outside Ireland one or more additional Seals, each of which shall be a duplicate of the Seal with or without the addition on its face of the name of one or more territories, districts or places where it is to be used and a securities seal as provided for in the Companies (Amendment) Act 1977.

(b)	Any Authorised Person may affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated or executed under Seal. Subject to the Companies Acts, any instrument to which a Seal is affixed shall be signed by one Authorised Person. As used in this article 108(b), “Authorised Person” means (i) any Director, the Secretary or any Assistant Secretary, and (ii) any other person authorised for such purpose by the Board from time to time (whether, in the case of this clause (ii), identified individually or collectively and whether identified by name, title, function or such other criteria as the Board may determine).

DIVIDENDS AND OTHER PAYMENTS

109.	(a)	The Board may from time to time declare and pay such dividends to the Shareholders as appear to the Directors to be justified by the profits of the Company.

(b)	The Board may declare and pay dividends in any currency that the Board in its discretion shall choose.

110.	Except insofar as the terms of issue of any shares otherwise provide, all shares outstanding on the record date for a dividend shall rank equally for such dividend.

111.	The Board may deduct from any dividend or other moneys payable to a Shareholder (either alone or jointly with another) by the Company on or in respect of any shares all sums of money (if any) due from him (either alone or jointly with another) to the Company in respect of shares of the Company.

112.	No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company, unless the terms of issue of that share otherwise expressly provide.

113.	(a)

Any dividend or other sum payable in cash to the holder of a share may be paid by cheque, wire transfer or other means approved by the Board and, in the case of a cheque, may be sent through the post addressed to the holder at his address in the Register (or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the share at his registered address as appearing in the Register).

(b)	Every such cheque or wire transfer shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of one or more of the holders and shall be sent at his or their risk and payment of the cheque or wire transfer by the bank on which it is drawn or from which it is transferred (as the case may be) shall constitute a good discharge to the Company.

(c)	In addition, any dividend or other sum payable to the holder of a share may be paid by a bank or other funds transfer system or by such other means as may be approved by the Board and to or through such person as the holder or joint holders may direct in writing, and the Company shall have no responsibility for any sums lost or delayed in the course of any such transfer or when it has acted on any such direction.

(d)	Any one of two or more joint holders may give an effectual receipt for any dividend or other moneys payable or property distributable in respect of the shares held by such joint holders.

114.	(a)

If (i) a payment for a dividend or other sum payable in respect of a share sent by the Company to the person entitled to it in accordance with these articles is left uncashed or is returned to the Company and, after reasonable enquiries, the Company is unable to establish any new address or, with respect to a payment to be made by a funds transfer system, a new account, for that person or (ii) such a payment is left uncashed or returned to the Company on two consecutive occasions, the Company shall not be obliged to send any dividends or other sums payable in respect of that share to that person until he notifies the Company of an address or, where the payment is to be made by a funds transfer system, details of the account, to be used for the purpose.

(b)	Subject to any applicable abandoned property, escheat or similar laws, any dividend or other distribution in respect of a share which is unclaimed for a period of 6 years from the date on which it became payable shall be forfeited and shall revert to the Company. The payment by the Company of any unclaimed dividend or other distribution payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect of it.

115.	The Board may, insofar as the Companies Acts permit, direct payment or satisfaction of any dividend or other distribution wholly or in part by the distribution of specific assets and, in particular, of fully or partly paid up shares, in accordance with the Companies Acts or other securities of any other corporation; and, where any difficulty arises in regard to such dividend or distribution, the Board may settle it as it thinks expedient, and in particular may authorise any person to sell and transfer any fractions, or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets, and may determine that cash payments shall be made to any Shareholders on the basis of the values so fixed in order to secure equality of distribution, and may vest any such specific assets in trustees as may seem expedient to the Board.

RESERVES

116.	The Board may, before declaring any dividend or other distribution, set aside out of the profits of the Company such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such manner as the Board lawfully determines. The Board may also without placing the same to reserves carry forward any sums that it may think it prudent not to distribute.

CAPITALISATION OF RESERVES

117.	(a)

Upon the recommendation of the Board, the Company may, by Ordinary Resolution, authorise the Board to cause any sum then standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account to be capitalised and applied on behalf of the Shareholders who would have been entitled to receive the same if the same had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for then unpaid on any shares held by them respectively or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such holders in the proportions aforesaid) or partly in one way and partly in another, so however, that the only purpose for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by Sections 62 and 64 of the 1963 Act.

(b)	Upon the recommendation of the Board, the Company may, by Ordinary Resolution, authorise the Board to capitalise any part of the amount then standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those Shareholders of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions), and the Board shall give effect to such resolution.

118.	Whenever an Ordinary Resolution is passed in pursuance of article 117, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Board to make such provision as it shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale amongst the Shareholders otherwise entitled to such fractions in due proportions) and also to authorise any person to enter on behalf of all of the Shareholders concerned into an agreement with the Company providing for the allotment to them respectively credited as fully paid up of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such Shareholders.

119.	(a)

Whenever a capitalisation issue of shares is authorised under article 117, the Board may, subject to the rights attached to any particular class or series of shares, also decide to offer any Shareholder the right to elect to forego his entitlement to receive additional shares under such capitalisation issue (or such part of his entitlement as the Board may determine) and to receive instead a payment in cash (a “cash option”) in accordance with the following provisions of this article 119.

(b)	The amount payable under and all other terms of the cash option shall be decided by the Board, which may fix a limit on the extent to which an election for the cash option shall be effective (whether by reference to a part of any Shareholder’s total entitlement to additional shares or to the total number of additional shares in respect of which all such elections may be made on any occasion).

(c)	The Board shall give notice to the Shareholders of their rights of election in respect of the cash option and shall specify the procedure to be followed in order to make an election.

(d)

Payments to those Shareholders who elect to receive cash instead of their entitlement to further shares under such a capitalisation issue (“cash electors”) may, to the extent permitted by the Companies Acts, be made either (i) out of profits or reserves of the Company available for the payment of dividends or (ii) out of the net proceeds of sale of the shares to which the cash electors would have been entitled under such capitalisation issue but for their election to receive cash, or partly in one way and partly in the other, as the Board determines. To the extent that the Board determines that payment is to be made as in (ii) above, the Board shall be entitled to sell the additional shares to which the cash electors would have been entitled, to appoint some person to transfer those shares to the purchaser (who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale). The net proceeds of sale shall be applied in or towards payment of the amounts due to cash electors in respect of their cash entitlement and, to the extent that they exceed that entitlement, may be retained by the Company for its benefit.

(e)	The Board may decide that Shareholders resident in territories where, in the opinion of the Board, compliance with local laws or regulations would be unduly onerous if those Shareholders were to receive additional shares, shall be deemed to have exercised rights of election to receive cash.

(f)	The Board may determine that any sums due in respect of a cash option to all or some of those Shareholders whose registered addresses are in a particular territory shall be paid in a currency or currencies other than US dollars and, if it does so, the Board may fix or otherwise determine the basis of conversion into the other currency or currencies and payment of that converted amount in that currency shall be in full satisfaction of the entitlement to such sum.

120.	(a)

The Board may, subject to the rights attached to any particular class or series of shares, offer any Shareholder the right to elect to receive further shares, credited as paid up, instead of cash in respect of all (or some part) of any dividend (a “scrip dividend”) in accordance with the following provisions of this article 120.

(b)	The basis of allotment of the further shares shall be decided by the Board so that, as nearly as may be considered convenient, the value of the further shares, including any fractional entitlement, is equal to the amount of the cash dividend which would otherwise have been paid. For these purposes the value of the further shares shall be calculated in such manner as may be determined by the Board, but the value shall not in any event be less than the nominal value of a share.

(c)	The Board shall give notice to the Shareholders of their rights of election in respect of the scrip dividend and shall specify the procedure to be followed in order to make an election.

(d)	The dividend or that part of it in respect of which an election for the scrip dividend is made shall not be paid and instead further shares shall be allotted in accordance with elections duly made and the Board shall capitalise a sum equal to not less than the aggregate nominal value of, nor more than the aggregate “value” (as determined under article 120(b)) of, the shares to be allotted, as the Board may determine out of such sums available for the purpose as the Board may consider appropriate.

(e)	The Board may decide that the right to elect for any scrip dividend shall not be made available to Shareholders resident in any territory where, in the opinion of the Board, compliance by the Company with local laws or regulations would be unduly onerous.

(f)	The Board may do all acts and things considered necessary or expedient to give effect to the provisions of a scrip dividend election and the issue of any shares in accordance with the provisions of this article 120, and may make such provisions as it thinks fit for the case of shares becoming distributable in fractions (including provisions under which, in whole or in part, the benefit of fractional entitlements accrues to the Company rather than to the Shareholders concerned).

(g)	The Board may from time to time establish or vary a procedure for election mandates, under which a holder of shares may, in respect of any future dividends for which a right of election pursuant to this article 120 is offered, elect to receive further shares in lieu of such dividend on the terms of such mandate.

RECORD DATES

121.	(a)	For any lawful purpose, including, without limitation, the determination of the Shareholders who are entitled to:

(i)	receive notice of or to vote at a meeting of Shareholders;

(ii)	receive payment of any dividend or distribution;

(iii)	receive or exercise rights of purchase of or subscription for, or exchange or conversion of, share or other securities, subject to contract rights with respect thereto; or

(iv)	participate in the execution of written consents, waivers or releases,

the Directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (i), (ii) and (iii) above, shall not be more than sixty days preceding the date of the meeting of the Shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt of the exercise of rights, as the case may be.

(b)	If a meeting of the Shareholders is called by persons entitled to call the same, or action is taken by Shareholders without a meeting, and if the Directors fail to refuse, within such time as the persons calling such meeting or initiating such other action may request, to fix a record date for the purpose of article 121(a), then the persons calling such meeting or initiating such other action may fix a record date for such purpose, subject to the limitations set forth in article 121(a).

(c)	The record date for the purpose of article 121(a)(i) shall continue to be the record date for all adjournments of such meeting, unless the Directors or the person who shall have fixed the original record date shall, subject to the limitations set forth in article 121(a), fix another date, and in case a new record date is so fixed, notice of the record date and of the date to which the meeting shall have been adjourned shall be given to shareholders of record as of said date in accordance with the same requirements as those applying to a meeting newly called.

(d)	Subject to section 121 of the 1963 Act, the Directors may close the Register during the whole or any part of the period provided for in article 121(a), including the date of the meeting of the Shareholders and the period ending with the date, if any, to which adjourned.

(e)	If no record date is fixed therefor, the record date for determining the Shareholders who are entitled to receive notice of, or who are entitled to vote at, a meeting of Shareholders, shall be the date next preceding the day on which notice is given, or the date next preceding the day on which the meeting is held, s the case may be.

SERVICE OF NOTICES AND OTHER DOCUMENTS

122.	Any notice or other document may be sent to, served on or delivered to any Shareholder by the Company either personally or by sending it by electronic record, facsimile, through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by any other means permitted under applicable law. Acknowledgement of receipt shall not be required and is not a condition of valid service of due notice.

123.	Any notice or other document shall be deemed to have been served or delivered:

(a)	if given by facsimile, 24 hours after the time such facsimile is transmitted and the appropriate confirmation is received;

(b)	if mailed, 24 hours after deposited in the mail, in a postage-prepaid letter addressed to the Shareholder at his address as it appears in the Register;

(c)	if sent by email or other electronic transmission, 24 hours after such email or other electronic submission is transmitted; or

(d)	if published as an electronic record on a website, 24 hours after the time that the notice or other document is published on the website, provided the Shareholder has previously consented to receipt of notice by means of such delivery as provided in article 126 or otherwise; and

(e)	if given by any other means, when delivered at the applicable address;

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post, except in respect of electronic means of service where the record of the Company’s or its agent’s system shall be deemed to be the definitive record of delivery.

124.	For purposes of these articles and the 1963 Act, a document shall be deemed to have been sent to a Shareholder if a notice is given, served, sent or delivered to the Shareholder in accordance with article 122 and the notice specifies the website or hyperlink or other electronic link at or through which the Shareholder may obtain a copy of the relevant document.

125.	Any notice of a general meeting of the Company shall be deemed to be duly given to a shareholder, or other person entitled to it, if it is sent to him by cable, telex, telecopier, electronic mail or other mode of representing or reproducing words in a legible and non-transitory form at his address as appearing in the Register or any other address given by him to the Company for this purpose. Any such notice shall be deemed to have been served 24 hours after its dispatch.

126.	Any requirement in these articles for the consent of a Shareholder in regard to the receipt by such Shareholder of electronic mail or other means of electronic communications approved by the Board, including the receipt of the Company’s audited accounts and the Directors’ and auditors’ reports thereon, shall be deemed to have been satisfied where the Company has sent written notice to the Shareholder informing him of its intention to use electronic communications for such purposes and the Shareholder has not, within four weeks of the issue of such notice, served an objection in writing to the Company to such proposal. Where a Shareholder has given, or is deemed to have given, his consent to the receipt by such Shareholder of electronic mail or other means of electronic communications approved by the Board, he may revoke such consent at any time by requesting the Company to communicate with him in written form; provided, however, that such revocation shall not take effect until 5 days after written notice of the revocation is received at the Registered Office (or at such other place as may be specified by the Board from time to time).

127.	In the case of joint holders of a Share, service or delivery of any notice or other document on or to the joint holder first named on the Register shall for all purposes be deemed as sufficient service on or delivery to all of the joint holders.

128.	Any notice or other document delivered, sent or given to a shareholder in any manner permitted by these articles shall, notwithstanding that such shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

129.

In the case of a person entitled by transmission to a share whose entitlement has been noted in the Register, any notice or other document shall be served on or delivered to him as if he were the holder of that share and his address noted in the Register were his registered address. A notice may be given by the Company to any other person entitled by transmission to a share by sending it through the post in a prepaid letter addressed to such person by name or by title of representatives of the deceased or official assignee in bankruptcy or by any like description at the address supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

130.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

SHAREHOLDER RIGHTS PLAN

131.	Subject to applicable law, the Board is hereby expressly authorised to adopt any shareholder rights plan or similar plan, agreement or arrangement pursuant to which, under circumstances provided therein, some or all shareholders will have rights to acquire Shares or interests in Shares at a discounted price, upon such terms and conditions as the Board deems expedient and in the best interests of the Company.

WINDING UP

132.	If the Company is wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required under applicable law:

(a)	divide among the Shareholders in cash or in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and for such purposes set such value as he deems fair on any property to be so divided and determine how such division shall be carried out as between the Shareholders or different classes or series of Shareholders (without prejudice to the rights attaching to any class or series of shares by virtue of these articles or the terms of issue of any such shares); and

(b)	vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator thinks fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

133.	In case of a sale by the liquidator under Section 260 of the 1963 Act, the liquidator may by the contract of sale agree to bind all of the Shareholders for the allotment to the Shareholders direct of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract set a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting Shareholders conferred by the said Section.

134.	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another corporation, either then already constituted or about to be constituted for the purpose of carrying out the sale.

INDEMNIFICATION

135.	(a)

Subject to articles 135(g) and 135(h), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action, suit or proceeding by or in the right of the Company) by reason of the fact that he or she is or was an Indemnified Person, against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, or reasonably believed to be in or not opposed to the best interests of the relevant employee benefit plan of the

Company or any Group Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person (i) did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or reasonably believed to be in or not opposed to the best interests of such employee benefit plan, and (ii) with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful.

(b)	Subject to articles 135(g) and 135(h), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favour by reason of the fact that he or she is or was an Indemnified Person, against expenses (including legal fees) actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, or reasonably believed to be in or not opposed to the best interests of the relevant employee benefit plan of the Company or any Group Company, and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Person shall have been adjudged to be liable for wilful neglect or wilful default in the performance of his or her duty to the Company or to such employee benefit plan unless and only to the extent that the Irish High Court or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Indemnified Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)	Subject to articles 135(g) and 135(h), to the extent that an Indemnified Person shall be successful on the merits or otherwise in defence, of any action, suit or proceeding referred to in articles 135(a) and 135(b) above, or in defence of any claim, issue or matter therein, he or she shall be indemnified against expenses (including legal fees) actually and reasonably incurred by him or her in connection therewith.

(d)	Any indemnification under articles 135(a) and 135(b) above (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in articles 135(a) and 135(b). Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable (or, even if obtainable, if a quorum of disinterested Directors so directs), by independent legal counsel in a written opinion, or (iii) by the Shareholders entitled to vote at general meetings of the Company.

(e)	The Board shall have power to purchase and maintain insurances for the benefit of any persons who are or were at any time Indemnified Persons or employees or agents of the Company, or any Group Company or of any other corporation or employee benefit plan in which the Company or any Group Company has any direct or indirect interest, including insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported performance of their duties or powers or offices in relation to the Company or such other corporation.

(f)	Subject to articles 135(g) and 135(h), expenses incurred by an Indemnified Person in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the manner provided in article 135(d), upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorised in this article 135.

(g)	The provisions for indemnity contained in these articles shall have effect to the fullest extent permitted by law, but shall not extend to any matter which would render them void pursuant to the Companies Acts.

(h)	The rights to indemnification and reimbursement of expenses provided by these articles are in addition to (i) any other rights to which a person may be entitled, including any other rights under these articles, under any other applicable bye-laws or articles of any other corporation, under any agreement, under any insurance purchased by the Company or any Group Company, pursuant to any vote of shareholders or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, both as to action in his or her official capacity while holding such office and as to action in another capacity while holding such office, and (ii) the power of the Company to indemnify or otherwise make payments (without prior commitment upon the authorisation of the Board) of the type contemplated by this article 135 in respect of any person who is or was an employee, office holder or Director of the Company or of another corporation, any joint venture, trust or other enterprise which he is serving or has served at the request of the Company. The indemnification provided by this article shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of his heirs, executors and administrators.

(i)	In this article 135, the term “Indemnified Person” means any officer of the Company (including any Director or Secretary) or any other person appointed pursuant to article 103, any member of a committee constituted under article 93, any person acting as an office holder of the Company, any person holding any other executive or official position of the Company, any employee or agent of the Company, and any person serving at the request of the Company as a Director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company or any Group Company. As used in this article, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved.

(j)	To the fullest extent permitted under Irish law, no Director, officer of the Company or other person appointed pursuant to article 103 (each, a “Covered Person”) shall be liable or answerable for the acts, receipts, neglects, or defaults of any other Covered Person or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage, or misfortune whatever which shall happen in or about the execution of the duties of his or her office or other position with the Company or in relation thereto, unless the same happen through his or her own wilful neglect or wilful default.

UNTRACED SHAREHOLDERS

136.	(a)

The Company shall be entitled to sell at the best price reasonably obtainable at the time of sale the shares of a Shareholder or the shares to which a person is entitled by transmission if and provided that:

(i)	during a period of six years no dividend in respect of those shares has been claimed and at least three cash dividends have become payable on the shares in question;

(ii)	on or after expiry of that period of six years the Company has inserted an advertisement in a newspaper circulating in the area of the last-registered address at which service of notices upon the Shareholder or person entitled by transmission may be effected in accordance with these articles and in a national newspaper published in the relevant country, giving notice of its intention to sell such shares;

(iii)	during that period of six years and the period of three months following the publication of such advertisement the Company has not received any communication from such Shareholder or person entitled by transmission; and

(iv)	if so required by the rules of any securities exchange upon which the shares in question are then listed, notice has been given to that exchange of the Company’s intention to make such sale.

(b)	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

(c)	The Company may only exercise the powers granted to it in sub-paragraph (a) and (b) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(d)	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 38(b).

(e)	The Company’s power of sale shall extend to any share which, on or before the date or first date on which any advertisement referred to in clause (ii) of article 123(a) appears, is issued (by way of bonus or otherwise) in respect of a share to which article 136(f) applies.

(f)	To give effect to any such sale the Board may authorize some person to transfer the shares to the purchaser who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or person entitled by transmission for an amount equal to such proceeds and shall enter the name of such former Shareholder or person entitled by transmission in the books of the Company as a creditor for such amount (and, provided that the Company shall have complied with this article 136 and any applicable abandoned property, escheat or similar laws, the Company shall have no other liability to any person). No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board may from time to time think fit.

Annex E

May 20, 2012

Board of Directors

Eaton Corporation

Eaton Center

1111 Superior Avenue

Cleveland, OH 44114

Members of the Board:

We understand that Eaton Corporation (“Eaton”) has agreed to make a proposal to cause Abeiron Limited (“New Eaton”), a new entity formed at the direction of, and controlled by, Eaton, to acquire Cooper Industries plc (“Cooper”) on the terms set out in the announcement to be issued by New Eaton pursuant to Rule 2.5 of the Irish Takeover Rules (the “Acquisition”) on or around the date hereof, substantially in the form of the draft dated May 20, 2012 (the “Rule 2.5 Announcement”). We further understand that Eaton, New Eaton, Comdell Limited (“IrSub”), a wholly owned subsidiary of New Eaton, Turlock B.V. (“EHC”), a wholly owned subsidiary of IrSub, Turlock Corporation (“U.S. MergerSub”), a wholly owned subsidiary of EHC, and Cooper, propose to enter into a Transaction Agreement, substantially in the form of the draft dated May 20, 2012 (the “Agreement”). Pursuant to the Agreement, (i) U.S. MergerSub will be merged with and into Eaton (the “Merger” and together with the Acquisition, the “Transactions”) and each outstanding share of common stock, par value $0.50 per share (the “Eaton Common Stock”), of Eaton (not owned by Eaton or held in treasury by Eaton), will be cancelled and converted into the right to receive one ordinary share (the “Exchange Ratio”), par value $0.01 (the “New Eaton Shares”), of New Eaton, and (ii) under the terms of the Acquisition, each outstanding ordinary share, par value per $0.01 per share (the “Cooper Shares”), of Cooper (not owned by Cooper or its Affiliates), will be acquired by New Eaton in exchange for the right to receive $39.15 in cash and 0.77479 New Eaton Shares. The terms and conditions of the Transactions are more fully set forth in the Rule 2.5 Announcement and the Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement.

You have asked for our opinion as to whether the Exchange Ratio (taking into account the Acquisition) is fair, from a financial point of view, to the holders of Eaton Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Cooper and Eaton, respectively;

2)	Reviewed certain publicly available financial projections concerning the business and financial prospects of Eaton prepared by certain research analysts, including (i) estimates of revenue, EBITDA, EBIT, net interest expense and tax rate based on the median of ranges of the surveyed research reports for 2012 through 2014, (ii) EPS estimates based on the median of ranges of I/B/E/S consensus estimates as of May 9, 2012 for 2012 through 2014 and (iii) cash flow and balance sheet estimates based on available research analyst estimates (such 2012-2014 forecasts, the “Eaton Street Forecasts”);

3)

Reviewed certain publicly available financial projections concerning the business and financial prospects of Cooper prepared by certain research analysts, including (i) estimates of revenue, EBITDA, EBIT, net interest expense and tax rate based on the median of ranges of the surveyed research reports for 2012 through 2014, (ii) EPS estimates based on the median of ranges of I/B/E/S consensus estimates as of May 9,

2012 for 2012 through 2014 and (iii) cash flow and balance sheet estimates based on available research analyst estimates (such 2012-2014 forecasts, the “Cooper Street Forecasts”);

4)	Reviewed information relating to certain strategic, financial, tax and operational benefits anticipated from the Transactions, prepared by the managements of Eaton and Cooper;

5)	Discussed the past and current operations and financial condition and the prospects of Cooper, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Transactions, with the management of Cooper;

6)	Discussed the past and current operations and financial condition and the prospects of Eaton, including information relating to certain strategic, financial, tax and operational benefits anticipated from the Transactions, with the management of Eaton;

7)	Reviewed the pro forma impact of the Transactions on Eaton’s earnings, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported individual and relative prices and trading activity for the Cooper Shares and the Eaton Common Stock;

9)	Compared the financial performance of Cooper and Eaton with that of certain other publicly-traded companies comparable to Cooper and Eaton, respectively;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions among representatives of Cooper and Eaton and their financial and legal advisors;

12)	Reviewed the Agreement, the Expenses Reimbursement Agreement, in the form of the draft dated May 20, 2012, the Rule 2.5 Announcement and certain related documents; and

13)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Eaton and Cooper, and formed a substantial basis for this opinion. With respect to certain strategic, financial, tax and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of Eaton and Cooper. We have relied upon, without independent verification, the assessment by the management of Eaton of net operating synergies (including revenue synergies, cost synergies, their respective tax effects and the costs to achieve such synergies) and tax synergies expected to result from the Transactions. At your direction, our analyses relating to the business and financial prospects of Eaton for purposes of this opinion have been made on the bases of the Eaton Street Forecasts. In rendering our opinion, we did not evaluate forecasts, analyses or estimates internally prepared by Cooper and Cooper has not commented on the Cooper Street Forecasts or any other publicly available forecasts relating to the business and financial prospects of Cooper. With your consent, we have assumed that the Eaton Street Forecasts and the Cooper Street Forecasts are reasonable bases upon which to evaluate the business and financial prospects of Eaton and Cooper and used the Eaton Street Forecasts and the Cooper Street Forecasts for purposes of our analyses and this opinion. We express no view as to any such analyses, estimates or forecasts, including the Eaton Street Forecasts, the Cooper Street Forecasts, net operating synergies, tax synergies or the assumptions on which they were based. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Rule 2.5 Announcement and the Agreement without any waiver, amendment or delay of any terms or conditions including without limitation, that Eaton will obtain financing in accordance with the terms set forth in the Senior Unsecured Bridge Credit Agreement among Eaton, New Eaton, EHC, U.S. MergerSub, Morgan Stanley Senior Funding, Inc., as administrative agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers, Citibank, N.A., as syndication agent, the guarantors from time to time party thereto and the lenders from time to time party thereto, dated May 20, 2012. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Eaton and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Eaton’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Eaton Common Stock in the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of Cooper or Eaton, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the board of directors of Eaton in connection with the Transactions and will receive a fee for our services, all of which is contingent upon the closing of the Transactions. In addition, Morgan Stanley or one or more of its Affiliates is committing to provide a portion of the financing required in connection with the Transactions pursuant to a $6.75 billion bridge credit facility. In addition, Morgan Stanley or one or more of its Affiliates has been engaged in connection with the refinancing or amendment of certain of Eaton’s existing revolving credit facilities, and the underwriting of securities to be issued by Eaton in connection with the Transactions. Morgan Stanley or one or more of its Affiliates will receive additional fees from Eaton in connection with such commitments and engagements. In the two years prior to the date hereof, we have provided financial advisory and financing services for Eaton and have received fees in connection with certain such services. Morgan Stanley may also seek to provide such services to New Eaton and Cooper in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Eaton, Cooper, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the board of directors of Eaton and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Eaton is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the New Eaton Shares will trade at any time, including following consummation of the Transactions, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Eaton should vote at the shareholders’ meeting to be held in connection with the Transactions.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio (taking into account the Acquisition) is fair, from a financial point of view, to the holders of Eaton Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Thomas M. Miles
Thomas M. Miles Managing Director

Annex F

Confidential

May 20, 2012

The Board of Directors

Eaton Corporation

1111 Superior Avenue

Cleveland, Ohio 44114-2584

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Eaton Shares (as defined below), other than Eaton Corporation (“Eaton”), Turlock Corporation (“MergerSub”) or any subsidiary of Eaton of which Eaton directly or indirectly owns equity interests representing 50% or more of the aggregate voting power (“Elk Subsidiary”), of the Exchange Ratio (taking into account the Scheme) (as such terms are defined below) provided for pursuant to the terms and subject to the conditions set forth in the Transaction Agreement, dated May 21, 2012 (the “Transaction Agreement”), by and among Cooper Industries plc (“Cooper”), Eaton, Abeiron Limited (“Holdco”), a new entity formed at the direction of, and controlled by, Eaton, Comdell Limited (“IrSub”), a wholly owned subsidiary of Holdco, Turlock B.V. (“EHC”), a wholly owned subsidiary of IrSub, and MergerSub, a wholly owned subsidiary of EHC. As more fully described in the Transaction Agreement, (1) each outstanding ordinary share, par value $0.01 per share, in the capital of Cooper (“Cooper Share”) will be acquired by Holdco (the “Scheme”) in exchange for the right to receive (i) $39.15 in cash (the “Cash Consideration”) and (ii) 0.77479 ordinary shares (the “Share Consideration” and, together with the Cash Consideration, the “Scheme Consideration”), par value $0.01 per share, in the capital of Holdco (“Holdco Share”) and (2) upon the substantially concurrent consummation and implementation of the Scheme, MergerSub will be merged with and into Eaton (the “Merger” and, together with the Scheme, the “Transaction”) and each outstanding common share, par value $0.50 per share, of Eaton (“Eaton Share”), other than Eaton Shares held in treasury or owned by Eaton, will be cancelled and automatically converted into the right to receive one Holdco Share (the “Exchange Ratio”) that shall have been deposited with the designated exchange agent by EHC and MergerSub, as applicable.

In arriving at our opinion, we reviewed a draft of the Transaction Agreement dated as of May 20, 2012, a draft of the Expenses Reimbursement Agreement between Eaton and Cooper dated as of May 20, 2012 and a draft of the Rule 2.5 Announcement dated as of May 20, 2012 (collectively, the “Transaction Documents”). We also held discussions with certain senior officers, directors and other representatives and advisors of Eaton and certain senior officers and other representatives and advisors of Cooper concerning the business, operations and prospects of Cooper and Eaton. We examined certain publicly available business and financial information relating to Cooper and Eaton as well as information relating to the potential strategic implications and operational benefits (including tax benefits and cost and revenue synergies and related expenses (the “Synergies”) and the amount, timing and achievability thereof) estimated by the management of Eaton to result from the Transaction. We also examined certain publicly available financial forecasts prepared by certain research analysts concerning the business and financial prospects, including median analyst estimates of 2012 to 2014 projections of revenue, EBITDA, depreciation and amortization, tax rate, capital expenditures as a percentage of sales and increases in working capital as a percentage of sales, of Cooper (the “Cooper Street Forecasts”) and Eaton (the “Eaton Street Forecasts”). We reviewed the financial terms of the Transaction as set forth in the Transaction Agreement in relation to, among other things: current and historical market prices and trading volumes of Cooper Shares and Eaton Shares; the historical and projected earnings (based on the Cooper Street Forecasts and the Eaton Street Forecasts, as applicable) and other operating data of Cooper and Eaton; and the capitalization and financial condition of Cooper and Eaton. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Cooper and Eaton. We also evaluated certain potential pro forma financial effects of the Transaction on Eaton provided to us by the management of Eaton. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Transaction (including the Synergies), provided to or otherwise reviewed by or discussed with us, we have assumed, at your direction, that such information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Cooper and Eaton as to such financial effects, strategic implications and operational benefits and the other matters covered thereby. At your direction, we have assumed that the Cooper Street Forecasts and Eaton Street Forecasts, including consensus estimates, are a reasonable basis upon which to evaluate the business and financial prospects of Cooper and Eaton and have relied upon the Cooper Street Forecasts and Eaton Street Forecasts, including consensus estimates, for purposes of our analyses and this opinion. With your consent, we express no view as to any such analyses, estimates or forecasts, including the Cooper Street Forecasts and Eaton Street Forecasts, or the assumptions on which they were based.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Holdco or the contemplated benefits to Holdco of the Transaction, including, without limitation, the availability of cash resources to Holdco to satisfy the Cash Consideration. Representatives of Eaton have advised us, and we further assumed, that the final terms of the Transaction Documents will not vary in any material respect from those set forth in the drafts reviewed by us. We are not expressing any opinion as to what the value of the Holdco Shares actually will be when issued in accordance with the Exchange Ratio pursuant to the Transaction or the price at which the Holdco Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cooper nor have we made any physical inspection of the properties or assets of Cooper. We express no view as to, and our opinion does not address, the underlying business decision of Eaton to effect the Transaction, the relative merits of the Transaction (including, without limitation, the structure of the Transaction and the tax consequences thereof) as compared to any alternative business strategies that might exist for Eaton or the effect of any other transaction in which Eaton might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. With your consent, we have not provided any tax, accounting, legal or regulatory advice in connection with the Transaction, including, without limitation, advice with respect to the tax consequences to Eaton, Cooper or Holdco or the shareholders of Eaton or Cooper, of the Transaction and any related pre- or post-Transaction restructuring transactions, or the effect of the Transaction or any such restructuring transactions on the operating tax liabilities or effective tax rate of Holdco, and have relied on the assessments made by Eaton and its advisors with respect to such matters. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof and we assume no obligation to update, revise or reaffirm our opinion based on changes to such conditions and circumstances occurring after the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Eaton, Cooper or the contemplated benefits of the Transaction.

Citigroup Global Markets Inc. has acted as financial advisor to Eaton in connection with the proposed Transaction and will receive a fee for such services, which is contingent upon the consummation of the Transaction. Citigroup Global Markets Inc. and one or more of its affiliates is committing to provide a portion of the financing required in connection with the Transaction pursuant to a $6.75 billion bridge credit facility, for which services we and/or our affiliates would receive compensation. In addition, we and our affiliates in the past have provided, and are currently providing, services to Eaton and Cooper unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, the following:

with respect to Eaton,

¡	acting as a lender of credit and a provider of global cash management and risk management services to Eaton,

¡	acting as lender and joint lead arranger and administrative agent in connection with the concurrent refinancing of two of Eaton’s existing revolving credit facilities,

¡	having acted in May 2011 as co-manager in connection with the issuance by Eaton of $300 million of floating rate notes due June 2014,

¡	acting as lender and a documentation agent on Eaton’s $500 million senior unsecured revolving credit facility due November 2012,

¡	having acted as joint lead arranger and administrative agent and acting as lender on Eaton’s $500 million senior unsecured revolving credit facility due May 2013,

¡	having acted as joint lead arranger and administrative agent and acting as lender on Eaton’s $500 million senior unsecured revolving credit facility due June 2016,

¡	acting as a provider in connection with certain other facilities for Eaton,

¡	acting as financial advisor to Eaton in unrelated potential transactions, and with respect to Cooper,

¡	acting as a lender of credit and a provider of global cash management and risk management services to Cooper,

¡	having acted in December 2010 as joint bookrunner in connection with the issuance by Cooper of $250 million 2 3/8% notes due January 2016 and $250 million 3 7/8% notes due December 2020,

¡	having acted in May 2011 as joint lead arranger and administrative agent and acting as lender on Cooper’s $500 million senior unsecured revolving credit facility due May 2016,

¡	acting as a provider in connection with certain other facilities for Cooper, and

¡	acting as financial advisor to Cooper in three unrelated potential transactions.

In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Eaton and Cooper for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Eaton, Cooper and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Eaton (in its capacity as such) in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction. Our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Eaton is required to make with the Securities and Exchange Commission in connection with the Transaction, if such inclusion is required by applicable law.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio (taking into account the Scheme) is fair, from a financial point of view, to the holders of Eaton Shares, other than Eaton, MergerSub or any Eaton Subsidiary.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

Annex G

PERSONAL AND CONFIDENTIAL

May 21, 2012

Board of Directors

Cooper Industries plc

600 Travis Street Suite 5600

Houston, Texas 77002-2909

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Eaton Corporation (“Eaton”) and its affiliates) of the outstanding ordinary shares of Cooper Industries plc (the “Company”), par value $0.01 per share (“Company Shares”), of the Consideration (as defined below) to be paid to such holders pursuant to the Transaction Agreement, dated as of May 21, 2012 (the “Agreement”), by and among Eaton, Abeiron Limited (“Holdco”), Comdell Limited, a subsidiary of Holdco (“Comdell”), Turlock B.V., a subsidiary of Comdell (“Turlock”), Turlock Corporation, a subsidiary of Turlock (“Merger Sub”), and the Company. The Agreement provides that (a) pursuant to a Scheme of Arrangement, each Company Share will be cancelled and the holder thereof will have the right to receive $39.15 in cash (the “Cash Consideration”) and 0.77479 ordinary shares of Holdco, par value $0.01 per share (“Holdco Shares”) (the “Share Consideration” and, together with the Cash Consideration, the “Consideration”) and that the Company will become a wholly owned subsidiary of Holdco and (b) Merger Sub will be merged with and into Eaton, and each common share of Eaton, par value $0.50 per share (“Eaton Shares”), will be converted into the right to receive one Holdco Share and Eaton will become a direct, wholly owned subsidiary of Turlock and an indirect, wholly owned subsidiary of Holdco.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Eaton and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a joint book-running manager for Cooper US, Inc., an indirect, wholly owned subsidiary of the Company, with respect to a public offering of 2.375% Senior Notes due 2016 (aggregate principal amount $250,000,000) and 3.875% Senior Notes due 2020 (aggregate principal amount $250,000,000) in December 2010 and as a participant in the Company’s revolving credit facility (aggregate principal amount $500,000,000) in May 2011. We have also provided certain investment banking services to Eaton from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a dealer in Eaton’s commercial paper programs in December 2010 and in February 2011, as a participant in the refinancing of Eaton’s five-year revolving credit facility (aggregate principal amount $500,000,000) in June 2011 and as a co-manager on Eaton’s offering of floating rate notes due June 2014 (aggregate principal amount $300,000,000) in June 2011. We may also in the future provide investment banking services to the Company, Eaton, Holdco and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Rule 2.5 Announcement (as defined in the Agreement); the Expenses Reimbursement Agreement, dated as of May 21, 2012, between Eaton and the Company; annual reports to shareholders and Annual Reports on Form 10-K of the Company and Eaton for the five fiscal years ended December 31, 2011; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Eaton; certain other communications from the Company and Eaton to their respective shareholders; certain publicly available research analyst reports for the Company and Eaton; and certain internal financial analyses and forecasts for the Company prepared by its management and for Eaton prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”), and certain cost savings and operating and tax synergies projected by the management of Eaton to result from the Transaction, as adjusted and approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Eaton; held a discussion with the senior management of Eaton regarding its assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Eaton; reviewed the reported price and trading activity for the Company Shares and the Eaton Shares; compared certain financial and stock market information for the Company and Eaton with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the electrical products and diversified industrials industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us and have, with your consent, relied on such information as being complete and accurate in all material respects. In that regard, we have assumed with your consent that the Forecasts, and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Eaton or Holdco or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Eaton or Holdco or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Consideration to be paid to the holders (other than Eaton and its affiliates) of Company Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Eaton and its affiliates) of Company Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Holdco Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Eaton or Holdco or the ability of the Company, Eaton or Holdco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Eaton and its affiliates) of Company Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex H

List of Relevant Territories for DWT Purposes

1. Albania	35. Luxembourg
2. Armenia	36. Macedonia
3. Australia	37. Malaysia
4. Austria	38. Malta
5. Bahrain	39. Mexico
6. Belarus	40. Moldova
7. Belgium	41. Montenegro
8. Bosnia & Herzegovina	42. Morocco
9. Bulgaria	43. Netherlands
10. Canada	44. New Zealand
11. Chile	45. Norway
12. China	46. Pakistan
13. Croatia	47. Panama
14. Cyprus	48. Poland
15. Czech Republic	49. Portugal
16. Denmark	50. Qatar
17. Egypt	51. Romania
18. Estonia	52. Russia
19. Finland	53. Saudi Arabia
20. France	54. Serbia
21. Georgia	55. Singapore
22. Germany	56. Slovak Republic
23. Greece	57. Slovenia
24. Hong Kong	58. South Africa
25. Hungary	59. Spain
26. Iceland	60. Sweden
27. India	61. Switzerland
28. Israel	62. Turkey
29. Italy	63. United Arab Emirates
30. Japan	64. United Kingdom
31. Korea	65. USA
32. Kuwait	66. Uzbekistan
33. Latvia	67. Vietnam
34. Lithuania	68. Zambia

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Pursuant to the New Eaton articles of association, subject to the provisions of, and so far as may be permitted by the Companies Acts, every director, or other officer of New Eaton (other than an auditor) shall be indemnified out of the assets of New Eaton against all costs, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of New Eaton and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 21.	Exhibits and Financial Statement Schedules

(a) The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this joint proxy/registration statement.

Exhibit Number	Exhibit Description
2.1	Transaction Agreement, dated May 21, 2012, by and among Eaton Corporation, Cooper Industries plc, Eaton Corporation Limited, Abeiron II Limited, Turlock B.V. and Turlock Corporation and Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, by and among Eaton Corporation, Cooper Industries plc, Eaton Corporation Limited, Abeiron II Limited, Turlock B.V., Eaton Inc. and Turlock Corporation (included as Annex A to this joint proxy statement/prospectus that is a part of this registration statement)

2.2	Conditions of the Acquisition and the Scheme (included as Annex B to this joint proxy statement/prospectus that is a part of this registration statement)

2.3	Expenses Reimbursement Agreement, dated May 21, 2012, by and among Eaton Corporation and Cooper Industries plc (included as Annex C to this joint proxy statement/prospectus that is a part of this registration statement)

3.1	Form of Memorandum and Articles of Association of Eaton Corporation Limited (included as Annex D to the joint proxy statement/prospectus that is a part of this registration statement)

5.1*	Form of opinion of A&L Goodbody, as to the validity of the Eaton Corporation Limited ordinary shares

10.1*	Bridge Credit Agreement, dated May 21, 2012, among Turlock Corporation, Eaton Corporation Limited, Turlock B.V.; the guarantors from time to time party thereto, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Eaton’s current report on Form 8-K filed on May 24, 2012)

21.1*	Subsidiaries of Eaton Corporation Limited

23.1*	Consent of A&L Goodbody to inclusion of legality opinion (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Eaton Corporation

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm for Cooper Industries plc

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm for Eaton Corporation Limited

Exhibit Number	Exhibit Description

24.1*	Powers of Attorney

99.1	Consent of Morgan Stanley & Co. LLC

99.2	Consent of Citigroup Global Markets Inc.

99.3	Consent of Goldman, Sachs & Co.

99.4	List of Relevant Territories for DWT Purposes (included as Annex H to the joint proxy statement/prospectus that is a part of this registration statement)

99.5*	Form of Proxy Card for Eaton Special Meeting

99.6*	Form of Proxy Card for Cooper Court Meeting

99.7*	Form of Proxy Card for Cooper Extraordinary General Meeting

*	Previously filed.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Cleveland, State of Ohio, on September 6, 2012.

EATON CORPORATION LIMITED

By:	/s/ THOMAS E. MORAN
Name:	Thomas E. Moran
Title:	Director

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities indicated below on September 6, 2012.

Signature	Title

* Mark M. McGuire	Director (Principal Executive Officer)

/s/ THOMAS E. MORAN Thomas E. Moran	Director (Authorized Representative in the United States)

* Billie K. Rawot	Authorized Representative (Principal Financial Officer, Principal Accounting Officer)

*By:	/s/ THOMAS E. MORAN
Name:	Thomas E. Moran
Title:	Attorney-in-Fact